Exhibit 2.1

           IN THE UNITED STATES BANKRUPTCY COURT
           FOR THE EASTERN DISTRICT OF VIRGINIA
                    ALEXANDRIA DIVISION

                                 )
In re:                           )
                                 )  Case No. 02-83984-SSM ) Jointly Administered
US AIRWAYS GROUP, INC., et al.,  )  Chapter 11
                                 )  Hon. Stephen S. Mitchell
           Debtors.              )
                                 )

        FIRST AMENDED JOINT PLAN OF REORGANIZATION
       OF US AIRWAYS GROUP, INC. AND ITS AFFILIATED
      DEBTORS AND DEBTORS-IN-POSSESSION, AS MODIFIED
      ----------------------------------------------


John Wm. Butler, Jr.
John K. Lyons
SKADDEN, ARPS, SLATE, MEAGHER & FLOM (ILLINOIS)
333 West Wacker Drive, Suite
2100 Chicago, Illinois 60606-1285
(312) 407-0700

Alesia Ranney-Marinelli
SKADDEN, ARPS, SLATE,
  MEAGHER & FLOM LLP
Four Times Square
New York, NY  10036
(212) 735-3000

Lawrence E. Rifken (VSB No. 29037)
Douglas M. Foley (VSB No. 34364)
McGUIREWOODS LLP
1750 Tysons Boulevard, Suite 1800
McLean, Virginia 22102-4215
(703) 712-5000

Attorneys for Debtors and Debtors-in-Possession

Dated:     January 17, 2003

                     TABLE OF CONTENTS
                                                       PAGE



INTRODUCTION............................................A-1

ARTICLE I

      DEFINITIONS, RULES OF
      INTERPRETATION, AND COMPUTATION OF TIME...........A-2
      A.   Scope of Definitions.........................A-2
      B.   Definitions..................................A-2
           1.1  "Administrative Claim"..................A-2
           1.2  "Administrative Claims Bar Date"........A-2
           1.3  "ADR Procedures"........................A-2
           1.4  "AFA"...................................A-2
           1.5  "AFA Designated Representative".........A-2
           1.6  "Affiliate Debtors".....................A-2
           1.7  "Affiliates"............................A-2
           1.8  "Aircraft Equipment"....................A-2
           1.9  "Aircraft Secured Claim"................A-3
           1.10 "Aircraft Secured Claimholder"..........A-3
           1.11 "Allegheny".............................A-3
           1.12 "Allowed Claim" or "Allowed Interest"...A-3
           1.13 "Allowed Class...Claim"
                or "Allowed Class....Interest"..........A-3
           1.14 "ALPA"..................................A-3
           1.15 "ALPA Designated Representative"........A-3
           1.16 "ATSB"..................................A-3
           1.17 "ATSB Agent"............................A-3
           1.18 "ATSB Loan".............................A-3
           1.19 "ATSB Loan Agreement"...................A-4
           1.20 "Avoidance Claims"......................A-4
           1.21 "Ballot"................................A-4
           1.22 "Bankruptcy Code".......................A-4
           1.23 "Bankruptcy Court"......................A-4
           1.24 "Bankruptcy Rules"......................A-4
           1.25 "Bar Date"..............................A-4
           1.26 "Bar Date Order"........................A-4
           1.27 "Bilateral Cargo Prorate Agreements"....A-4
           1.28 "Bilateral Passenger Prorate Agreements"A-4
           1.29 "Business Day"..........................A-4
           1.30 "Cargo Multilateral Interline
                Traffic Agreements".....................A-4
           1.31 "Cash"..................................A-5
           1.32 "Causes of Action"......................A-5
           1.33 "Certificate"...........................A-5
           1.34 "Certificates of Incorporation and
                Bylaws".................................A-5
           1.35 "Chapter 11 Cases"......................A-5
           1.36 "Claim".................................A-5
           1.37 "Claimholder"...........................A-5
           1.38 "Claims Agent"..........................A-5
           1.39 "Claims Objection Deadline".............A-5
           1.40 "Class".................................A-5
           1.41 "Class A Common Stock"..................A-5
           1.42 "Class A Preferred Stock"...............A-5
           1.43 "Class A-1 Warrants"....................A-6
           1.44 "Class B Common Stock"..................A-6
           1.45 "Class B Preferred Stock"...............A-6
           1.46 "Class C Preferred Stock"...............A-6
           1.47 "Confirmation Date".....................A-6
           1.48 "Confirmation Hearing"..................A-6
           1.49 "Confirmation Order"....................A-6
           1.50 "Continuing Indemnification Rights".....A-6
           1.51 "Convenience Class Election"............A-6
           1.52 "Creditors' Committee"..................A-6
           1.53 "Cure"..................................A-6
           1.54 "CWA"...................................A-7
           1.55 "CWA Designated Representative".........A-7
           1.56 "Debtor" or "Debtors"...................A-7
           1.57 "DIP Agent".............................A-7
           1.58 "DIP Credit Agreement"..................A-7
           1.59 "DIP Facility"..........................A-7
           1.60 "DIP Facility Claim"....................A-7
           1.61 "DIP Facility Order"....................A-7
           1.62 "DIP Lenders"...........................A-7
           1.63 "Disallowed Claim" or "Disallowed
                Interest"...............................A-7
           1.64 "Disbursing Agent"......................A-7
           1.65 "Disclosure Statement"..................A-7
           1.66 "Disputed Claim" or "Disputed Interest".A-8
           1.67 "Distribution Date".....................A-8
           1.68 "Distribution Reserve"..................A-8
           1.69 "Effective Date"........................A-8
           1.70 "Employee-Related Agreements"...........A-8
           1.71 "Estates"...............................A-8
           1.72 "Exhibit"...............................A-8
           1.73 "Exhibit Filing Date"...................A-8
           1.74 "Existing Equity Securities"............A-8
           1.75 "Face Amount"...........................A-8
           1.76 "Final Order"...........................A-8
           1.77 "GECC"..................................A-9
           1.78 "GECC 2001 Financing Claim".............A-9
           1.79 "GECC 2001 Financing Agreement".........A-9
           1.80 "GE Global Restructuring Agreement".....A-9
           1.81 "General Unsecured Claim"...............A-9
           1.82 "General Unsecured Claimholder".........A-9
           1.83 "General Unsecured Convenience Claim"...A-9
           1.84 "Group".................................A-9
           1.85 "Holdback Amount".......................A-9
           1.86 "Holdback Escrow Account"...............A-9
           1.87 "IAMAW".................................A-9
           1.88 "IAMAW Designated Representative".......A-9
           1.89 "IATA"..................................A-9
           1.90 "Impaired"..............................A-9
           1.91 "Indemnification Order".................A-9
           1.92 "Indemnification Rights"...............A-10
           1.93 "Indemnitee"...........................A-10
           1.94 "Independent Directors"................A-10
           1.95 "Industry Practice Agreements".........A-10
           1.96 "Insurance Coverage"...................A-10
           1.97 "Insured Claim"........................A-10
           1.98 "Intercompany Claim"...................A-10
           1.99 "Intercompany Executory Contract" .....A-10
           1.100"Intercompany Interest"................A-10
           1.101"Intercompany Unexpired Lease".........A-10
           1.102"Interest".............................A-10
           1.103"Interestholder".......................A-10
           1.104"Interline Agreements".................A-11
           1.105"Investment Agreement".................A-11
           1.106"Key Ordinary Course Professional".....A-11
           1.107"Key Ordinary Course Professional
                 Claim"................................A-11
           1.108"Management Compensation Plan".........A-11
           1.109"Material Services"....................A-11
           1.110"MidAtlantic"..........................A-11
           1.111"Miscellaneous Secured Claim"..........A-11
           1.112"New Common Stock".....................A-11
           1.113"New Equity"...........................A-11
           1.114"Old Common Stock" ....................A-11
           1.115"Old Common Stock Options".............A-11
           1.116"Old Preferred Stock"..................A-12
           1.117"Ordinary Course Professional Order"...A-12
           1.118"Other Executory Contracts and
                 Unexpired Leases".....................A-12
           1.119"Other Priority Claim".................A-12
           1.120"Passenger Multilateral Interline
                 Traffic Agreements"...................A-12
           1.121"PBGC".................................A-12
           1.122"PBGC Claims"..........................A-12
           1.123"Periodic Distribution Date"...........A-12
           1.124"Person"...............................A-12
           1.125"Petition Date"........................A-12
           1.126"Piedmont".............................A-12
           1.127"Plan".................................A-12
           1.128"Plan Sponsor".........................A-12
           1.129"Plan Sponsor Claim"...................A-12
           1.130"Post-Confirmation Committee"..........A-13
           1.131"Postpetition Aircraft Obligations"....A-13
           1.132"Priority Tax Claim"...................A-13
           1.133"Pro Rata".............................A-13
           1.134"Professional".........................A-13
           1.135"Professional Claim"...................A-13
           1.136"Professional Fee Order"...............A-13
           1.137"PSA"..................................A-13
           1.138"Registration Rights Agreement"........A-13
           1.139"Reinstated" or "Reinstatement"........A-13
           1.140"Released Parties".....................A-14
           1.141"Reorganized . . ."....................A-14
           1.142"Reorganized Debtor" or "Reorganized
                 Debtors"..............................A-14
           1.143"Retained Actions".....................A-14
           1.144"RSA"..................................A-14
           1.145"Scheduled"............................A-14
           1.146"Schedules"............................A-14
           1.147"Secured Claim"........................A-14
           1.148"Securities Act".......................A-14
           1.149"Security".............................A-14
           1.150"Series 1 Class C Preferred Share".....A-15
           1.151"Series 2 Class C Preferred Share".....A-15
           1.152"Series 3 Class C Preferred Shares"....A-15
           1.153"Series 4 Class C Preferred Share".....A-15
           1.154"Servicer".............................A-15
           1.155"Solicitation Procedures Order"........A-15
           1.156"Subordinated Securities Claim"........A-15
           1.157"Tax Sharing Agreement"................A-15
           1.158"TWU"..................................A-15
           1.159"TWU Designated Representatives".......A-15
           1.160"Unimpaired"...........................A-15
           1.161"USAI".................................A-15
           1.162"US Airways Leasing"...................A-15
           1.163"Voting Deadline"......................A-16
           1.164"503 Deadline".........................A-16
      C.   Rules of Interpretation.....................A-16
      D.   Computation of Time.........................A-16
      E.   References to Monetary Figures..............A-16
      F.   Exhibits....................................A-16

ARTICLE II
      ADMINISTRATIVE EXPENSES
      AND PRIORITY TAX CLAIMS..........................A-17
           2.1  Administrative Claims..................A-17
           2.2  Priority Tax Claims....................A-17

ARTICLE III

      CLASSIFICATION OF CLAIMS AND INTERESTS...........A-17
           3.1  Group Classifications..................A-18
           3.2  USAI Classifications...................A-18
           3.3  Allegheny Classifications..............A-18
           3.4  PSA Classifications....................A-19
           3.5  Piedmont Classifications...............A-19
           3.6  MidAtlantic Classifications............A-20
           3.7  US Airways Leasing Classifications.....A-20
           3.8  Material Services Classifications......A-20

ARTICLE IV

      IDENTIFICATION OF CLASSES OF CLAIMS AND
      INTERESTS IMPAIRED AND NOT IMPAIRED BY THE PLAN..A-21
           4.1  Unimpaired Classes of Claims and
                Interests..............................A-21
           4.2  Impaired Classes of Claims and
                Interests..............................A-21

 ARTICLE V

      PROVISIONS FOR TREATMENT
      OF CLAIMS AND INTERESTS..........................A-22
           5.1 Treatment of Claims and Interests for
               Group...................................A-22
           5.2 Treatment of Claims and Interests for
               USAI....................................A-23
           5.3 Treatment of Claims and Interests for
               Allegheny...............................A-25
           5.4 Treatment of Claims and Interests
               for PSA.................................A-26
           5.5 Treatment of Claims and Interests for
               Piedmont................................A-28
           5.6 Treatment of Claims and Interests for
               MidAtlantic.............................A-29
           5.7 Treatment of Claims and Interests for
               US Airways Leasing......................A-31
           5.8 Treatment of Claims and Interests
               for Material Services...................A-32
           5.9 Special Provision Regarding
               Intercompany Claims and Interests.......A-33

ARTICLE VI

      ACCEPTANCE OR REJECTION OF THE PLAN;
      EFFECT OF REJECTION BY ONE OR MORE
      IMPAIRED CLASSES OF CLAIMS OR INTERESTS..........A-34
           6.1 Impaired Classes of Claims and
               Interests Entitled to Vote..............A-34
           6.2 Acceptance by an Impaired Class.........A-34
           6.3 Presumed Acceptances by Unimpaired
               Classes.................................A-34
           6.4 Classes Deemed to Reject Plan...........A-34
           6.5 Confirmation Pursuant to Section
               1129(b) of the Bankruptcy Code..........A-34

ARTICLE VII

      MEANSFOR IMPLEMENTATION OF THE PLAN..............A-34
           7.1 Continued
           Corporate Existence.........................A-34
           7.2 Directors and Officers of Group.........A-35
           7.3 Directors and Officers of Debtors
               Other Than Group........................A-35
           7.4 Employment, Retirement, Indemnification
               and Other Agreements and Incentive
               Compensation Programs...................A-36
           7.5  Continuation of Retiree Benefits.......A-36
           7.6  Certificate of Incorporation and BylawsA-36
           7.7  Corporate Action.......................A-36
           7.8  Post-Effective Date Financing..........A-36
           7.9  Plan Sponsor...........................A-37
           7.10 Issuance of New Equity.................A-37
           7.11 Reinstatement of Common Stock of
                Reorganized Debtors Other Than
                Reorganized Group......................A-38
           7.12 Preservation of Causes of Action.......A-38
           7.13 Cancellation of Existing Equity
                Securities and Agreements..............A-39
           7.14 Exclusivity Period.....................A-39
           7.15 Substantive Consolidation..............A-39
           7.16 Effectuating Documents; Further
                Transactions...........................A-40
           7.17 Exemption From Certain Transfer
                Taxes and Recording Fees...............A-40
           7.18 Postpetition Aircraft Obligations......A-40

ARTICLE VIII

      UNEXPIRED LEASES AND EXECUTORY CONTRACTS.........A-40
           8.1  Assumed Contracts and Leases...........A-40
           8.2  Rejected Contracts and Leases..........A-42
           8.3  Payments Related to Assumption of
                Executory Contracts and Unexpired
                Leases.................................A-43
           8.4  Rejection Damages Bar Date.............A-43

ARTICLE IX

      PROVISIONS GOVERNING DISTRIBUTIONS...............A-43
           9.1  Time of Distributions..................A-43
           9.2  No Interest on Claims..................A-43
           9.3  Disbursing Agent.......................A-44
           9.4  Surrender of Securities or Instruments.A-44
           9.5  Services of Indenture Trustees, Agents
                and Servicers..........................A-44
           9.6  Claims Administration Responsibility...A-44
           9.7  Delivery of Distributions..............A-45
           9.8  Procedures for Treating and
                Resolving Disputed and Contingent
                Claims.................................A-45
           9.9  Fractional Securities; Fractional
                Dollars................................A-46

ARTICLE X

      ALLOWANCE AND PAYMENT OF CERTAIN ADMINISTRATIVE
      CLAIMS...........................................A-46
           10.1 DIP Facility Claim.....................A-46
           10.2 Professional Claims....................A-47
           10.3 Substantial Contribution Compensation
                and Expenses Bar Date..................A-47
           10.4 Other Administrative Claims............A-47

ARTICLE XI

      EFFECT OF THE PLAN ON CLAIMS AND INTERESTS.......A-48
           11.1 Revesting of Assets....................A-48
           11.2 Discharge of the Debtors...............A-48
           11.3 Compromises and Settlements............A-49
           11.4 Release of Certain Parties.............A-49
           11.5 Release by Holders of Claims and
                Interests..............................A-49
           11.6 Setoffs................................A-50
           11.7 Satisfaction of Subordination Rights...A-50
           11.8 Exculpation and Limitation of
                Liability..............................A-50
           11.9 Indemnification Obligations............A-50
           11.10Injunction.............................A-51

ARTICLE XII

      CONDITIONS PRECEDENT.............................A-51
           12.1 Conditions to Confirmation.............A-51
           12.2 Conditions to Consummation for
                All Debtors............................A-51
           12.3 Additional Condition to Consummation
                Solely with Respect to Allegheny,
                Piedmont and PSA.......................A-52
           12.4 Waiver of Conditions to Confirmation
                or Consummation........................A-52

ARTICLE XIII

      RETENTION OF JURISDICTION........................A-52

ARTICLE XIV

      MISCELLANEOUS PROVISIONS.........................A-54
           14.1 Binding Effect.........................A-54
           14.2 Modification and Amendments............A-54
           14.3 Withholding and Reporting Requirements.A-54
           14.4 Committees.............................A-54
           14.5 Revocation, Withdrawal, or
                Non-Consummation.......................A-55
           14.6 Notices................................A-55
           14.7 Term of Injunctions or Stays...........A-57
           14.8 Governing Law..........................A-57
           14.9 No Waiver or Estoppel..................A-57


                         EXHIBITS

Exhibit A  Summary of Management Compensation Plan

Exhibit B  Form of Registration Rights Agreement

Exhibit C  Restated Certificates of Incorporation

Exhibit D  Form of Restated Bylaws

Exhibit E-1 Schedule of Rejected Interline Agreements

Exhibit E-2 Schedule of Rejected Industry Practice Agreements

Exhibit E-3 Schedule of Assumed Employee-Related Agreements

Exhibit E-4 Schedule of Assumed Other Executory Contracts and Unexpired Leases

Exhibit E-5 Schedule of Rejected Intercompany Executory
            Contracts and Intercompany Unexpired Leases

Exhibit F   Nonexclusive List of Retained Actions and Exclusive List of
            Avoidance Actions

Exhibit G   ATSB Loan Documents

Exhibit H   Administrative Claim Request Form

Exhibit I   Postpetition Aircraft Obligations

Exhibit J   Categories of Industry Practice Agreements

Exhibit K   Aircraft Equipment Securing Aircraft Secured Claims

Exhibit L   Summary of Selected Terms of New Equity

Exhibit M-1 Investment Agreement

Exhibit M-2 First Amendment to Investment Agreement




                       INTRODUCTION
                       ------------

        US Airways Group, Inc., US Airways, Inc., Allegheny Airlines, Inc., PSA Airlines, Inc., Piedmont Airlines, Inc., MidAtlantic Airways, Inc., US Airways Leasing and Sales, Inc., and Material Services Company, Inc., debtors and debtors-in-possession in the above-captioned jointly administered chapter 11 reorganization cases, hereby propose the following first amended joint plan of reorganization for the resolution of the outstanding creditor claims against and equity interests in the Debtors. Capitalized terms used herein shall have the meanings ascribed to such terms in Article I.B. hereof. The Debtors are the proponents of this Plan within the meaning of section 1129 of the Bankruptcy Code.

      The sole Group subsidiary incorporated outside of the United States, Airways Assurance Limited LLC, a corporation organized under the laws of Bermuda, has not commenced a case under chapter 11 of the Bankruptcy Code or similar proceedings in any other jurisdiction. This subsidiary continues to operate its business outside of bankruptcy.

      The Plan contemplates the reorganization of the Debtors and the resolution of the outstanding Claims against and Interests in the Debtors pursuant to section 1121(a) of the Bankruptcy Code. The obligations owed to unsecured creditors of the Debtors will be converted into new equity securities to be issued by Reorganized Group (i.e., New Equity). Existing holders of Group equity interests and stock options will receive no distribution on account of their existing equity interests or stock options in Group.

      A complete list of the Debtors is set forth below. The list identifies each Debtor by its case number in these Chapter 11 Cases. The jurisdiction of incorporation of each Debtor also is designated.

                          Debtors
                          -------

           o    US Airways Group, Inc. (Delaware), 02-83984
           o    US Airways, Inc. (Delaware), 02-83985
           o    Allegheny Airlines, Inc. (Delaware), 02-83986
           o    PSA Airlines, Inc. (Pennsylvania), 02-83987
           o    Piedmont Airlines, Inc. (Maryland), 02-83988
           o    MidAtlantic Airways, Inc. (Delaware), 02-83989
           o    US Airways Leasing and Sales, Inc. (Delaware), 02-83990
           o    Material Services Company, Inc. (Delaware), 02-83991

      Under section 1125(b) of the Bankruptcy Code, a vote to accept or reject the Plan cannot be solicited from a Claimholder until such time as the Disclosure Statement has been approved by the Bankruptcy Court and distributed to Claimholders. In this case, the Disclosure Statement was approved by the Bankruptcy Court by order entered on January 17, 2003, and has been distributed simultaneously with this Plan to all parties whose votes are being solicited. The Disclosure Statement contains, among other things, a discussion of the Debtors' history, businesses, properties and operations, projections for those operations, risk factors associated with the business and Plan, a summary and analysis of the Plan, and certain related matters including, among other things, the securities to be issued under the Plan. ALL CLAIMHOLDERS ARE ENCOURAGED TO READ THIS PLAN AND THE DISCLOSURE STATEMENT IN THEIR ENTIRETY BEFORE VOTING TO ACCEPT OR REJECT THIS PLAN.

      Subject to certain restrictions and requirements set forth in section 1127 of the Bankruptcy Code and Fed. R. Bankr. P. 3019 and those restrictions on modifications set forth in Article XIV of this Plan, each of the Debtors expressly reserves its respective rights to alter, amend, modify, revoke or withdraw this Plan with respect to such Debtor, one or more times, prior to the Plan's substantial consummation.



                                   ARTICLE I

                             DEFINITIONS, RULES OF
                    INTERPRETATION, AND COMPUTATION OF TIME

A.    Scope of Definitions
      --------------------

      For purposes of this Plan, except as expressly provided or unless the context otherwise requires, all capitalized terms not otherwise defined shall have the meanings ascribed to them in Article I.B of this Plan. Any term used in this Plan that is not defined herein, but is defined in the Bankruptcy Code or the Bankruptcy Rules, shall have the meaning ascribed to that term in the Bankruptcy Code or the Bankruptcy Rules.

B.    Definitions
      -----------

      1.1 "Administrative Claim" means a Claim for payment of an administrative expense of a kind specified in section 503(b) of the Bankruptcy Code and entitled to priority pursuant to section 507(a)(1) of the Bankruptcy Code, including, but not limited to, DIP Facility Claims, the actual, necessary costs and expenses, incurred on or after the Petition Date, of preserving the Estates and operating the business of the Debtors, including wages, salaries or commissions for services rendered after the commencement of the Chapter 11 Cases, Professional Claims, all fees and charges assessed against the Estates under chapter 123 of title 28, United States Code, and all Allowed Claims that are entitled to be treated as Administrative Claims pursuant to a Final Order of the Bankruptcy Court under section 546(c)(2)(A) of the Bankruptcy Code.

      1.2 "Administrative Claims Bar Date" means the deadline for filing proofs or requests for payment of Administrative Claims, which shall be forty-five (45) days after the Effective Date, unless otherwise ordered by the Bankruptcy Court and except with respect to Professional Claims and Key Ordinary Course Professional Claims which shall be subject to the provisions of Section 10.2 hereof.

      1.3 "ADR Procedures" means any alternative dispute resolution procedure approved by the Bankruptcy Court or as may be set forth in an Exhibit to this Plan.

      1.4  "AFA" means the Association of Flight Attendants, International.

      1.5 "AFA Designated Representative" means the designated representative selected by the Debtors' employees who are subject to the collective bargaining agreement between Reorganized Group and AFA in effect as of the Effective Date.


      1.6 "Affiliate Debtors" means all of the Debtors, other than US Airways Group, Inc.

      1.7 "Affiliates" has the meaning given such term by section 101(2) of the Bankruptcy Code.

      1.8 "Aircraft Equipment" means an aircraft, aircraft engine, propeller, appliance or spare part (and includes all records and documents relating to such equipment that are required, under the terms of the security agreement, lease, or conditional sale contract, to be surrendered or returned in connection with the surrender or return of such equipment) that is leased to, subject to a security interest granted by or conditionally sold to, one of the Debtors.

      1.9 "Aircraft Secured Claim" means a Claim that is secured by a security interest in or a lien on any of the Aircraft Equipment set forth on Exhibit K hereto (to the extent the Debtors have not abandoned, or rejected leases with respect to, such Aircraft Equipment on or prior to the Effective Date) in which a Debtor's Estate has an interest or that is subject to setoff under section 553 of the Bankruptcy Code, to the extent of the value, as of the Effective Date or such other date as is established by the Bankruptcy Court, of such Claimholder's interest in the applicable Estate's interest in such Aircraft Equipment or to the extent of the amount subject to setoff, as applicable, as determined by a Final Order of the Bankruptcy Court pursuant to section 506(a) of the Bankruptcy Code, or in the case of setoff, pursuant to section 553 of the Bankruptcy Code, or as otherwise agreed upon in writing by the Debtors and the Claimholder.

      1.10 "Aircraft Secured Claimholder" means the holder of an Aircraft Secured Claim.

      1.11 "Allegheny" means Allegheny Airlines, Inc., a Delaware company, debtor-in-possession in Case No. 02-83986 pending in the Bankruptcy Court.

      1.12 "Allowed Claim" or "Allowed Interest" means a Claim or any portion thereof, or an Interest or any portion thereof, (a) that has been allowed by a Final Order of the Bankruptcy Court (or such other court or forum as the Reorganized Debtors and the holder of such Claim or Interest agree may adjudicate such Claim or Interest and objections thereto), or (b) as to which, on or by the Effective Date, (i) no proof of claim or interest has been filed with the Bankruptcy Court and (ii) the liquidated and noncontingent amount of which is Scheduled, other than a Claim or Interest that is Scheduled at zero, in an unknown amount, or as disputed, or (c) for which a proof of claim or interest in a liquidated amount has been timely filed with the Bankruptcy Court pursuant to the Bankruptcy Code, any Final Order of the Bankruptcy Court or other applicable bankruptcy law, and as to which either (i) no objection to its allowance has been filed within the periods of limitation fixed by the Plan, the Bankruptcy Code or by any order of the Bankruptcy Court or (ii) any objection to its allowance has been settled or withdrawn, or has been denied by a Final Order, or (d) that is expressly allowed in a liquidated amount in the Plan.

      1.13 "Allowed Class . . . Claim" or "Allowed Class . . . Interest" means an Allowed Claim or an Allowed Interest in the specified Class.

      1.14 "ALPA" means the Air Line Pilots Association, International.

      1.15 "ALPA Designated Representative" means the individual to be selected and identified on or before the Effective Date by ALPA (or by the Debtors' employees who are subject to the collective bargaining agreement between Reorganized Group and ALPA in effect as of the Effective Date) as their designated representative for purposes of this Plan.

      1.16 "ATSB" means the Air Transportation Stabilization Board created pursuant to the Air Transportation Safety and Stabilization Act, P.L. 107-42
(2001) (the "Act") and the regulations issued by the Office of Management and Budget under the Act, 14 C.F.R. Part 1300, Aviation Disaster Relief - Air Carrier Guarantee Loan Program.

      1.17 "ATSB Agent" means the agent for the lenders that are parties to the ATSB Loan Agreement.

      1.18 "ATSB Loan" means the loan, a portion of which will be guaranteed by the ATSB, to be extended to Reorganized USAI as part of a Bankruptcy Court-certified reorganization plan and as a means of implementing the Plan as described in Section 7.7 hereof.

      1.19 "ATSB Loan Agreement" means the Loan Agreement to be entered into among USAI, as borrower, Group and certain of its subsidiaries, as guarantors, and the lenders and agents party thereto, pursuant to which such lenders will make the ATSB Loan.

      1.20 "Avoidance Claims" means Causes of Action against Persons arising under any of sections 502, 510, 541, 542, 543, 544, 545, 547, 548 through 551 and 553 of the Bankruptcy Code, or under similar or related state or federal statutes and common law, including fraudulent transfer laws, whether or not litigation has been commenced as of the Confirmation Date to prosecute such Avoidance Claims.

      1.21 "Ballot" means each of the ballot forms that are distributed with the Disclosure Statement to Claimholders who are included in Classes that are Impaired under the Plan and entitled to vote under Article VI to accept or reject the Plan.

      1.22 "Bankruptcy Code" means the Bankruptcy Reform Act of 1978, as amended and codified in title 11 of the United States Code, 11 U.S.C. ss.ss. 101-1330, as in effect on the date hereof.

      1.23 "Bankruptcy Court" means the United States Bankruptcy Court for the Eastern District of Virginia, Alexandria Division, or such other court as may have jurisdiction over the Chapter 11 Cases.

      1.24 "Bankruptcy Rules" means the Federal Rules of Bankruptcy Procedure and the Official Bankruptcy Forms, as amended, the Federal Rules of Civil Procedure, as amended, as applicable to the Chapter 11 Cases or proceedings therein, and the Local Rules of the Bankruptcy Court, as applicable to the Chapter 11 Cases or proceedings therein, as the case may be.

      1.25 "Bar Date" means the deadline set by the Bankruptcy Court for filing proofs of claim or interest in the Chapter 11 Cases. For prepetition Claims (other than those of governmental units) and Interests, the Bar Date was November 4, 2002. For prepetition Claims of governmental units, in accordance with section 502(b)(9) of the Bankruptcy Code, the Bar Date is February 7, 2003.

      1.26 "Bar Date Order" means the order entered by the Bankruptcy Court on September 5, 2002, establishing the Bar Dates.

      1.27 "Bilateral Cargo Prorate Agreements" means those agreements, also commonly referred to as Special Prorate Agreements (SPA), that establish specifically-negotiated settlement amounts for cargo that has traveled across two carriers.

      1.28 "Bilateral Passenger Prorate Agreements" means those agreements, also commonly referred to as Special Prorate Agreements (SPA), that establish specifically-negotiated settlement amounts for tickets covering travel across two carriers.

      1.29 "Business Day" means any day, excluding Saturdays, Sundays and "legal holidays" (as defined in Bankruptcy Rule 9006(a)), on which commercial banks are open for business in New York City.

      1.30 "Cargo Multilateral Interline Traffic Agreements" means those agreements documenting the terms, including, without limitation, documentation, liability and payment for services practices, of cargo acceptance among airlines.

      1.31 "Cash" means legal tender of the United States of America and equivalents thereof.

      1.32 "Causes of Action" means any and all actions, proceedings, causes of action, suits, accounts, controversies, agreements, promises, rights to legal remedies, rights to equitable remedies, rights to payment and claims, whether known, unknown, reduced to judgment, not reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured and whether asserted or assertable directly or derivatively, in law, equity or otherwise, including Avoidance Claims unless otherwise waived or released by the Debtors or the Reorganized Debtors.

      1.33 "Certificate" has the meaning ascribed to it in Section 9.4 hereof.

      1.34 "Certificates of Incorporation and Bylaws" means the Certificates of Incorporation and Bylaws of the Reorganized Debtors, in substantially the forms attached hereto as Exhibits C1-C8 and Exhibits D1-D8, which Certificates of Incorporation and Bylaws shall be in a form reasonably acceptable to the Plan Sponsor and the Creditors' Committee.

      1.35 "Chapter 11 Cases" means the chapter 11 cases of the Debtors pending in the Bankruptcy Court and being jointly administered with one another under Case No. 02-83984, and the phrase "Chapter 11 Case" when used with reference to a particular Debtor shall mean the particular case under Chapter 11 of the Bankruptcy Code commenced by such Debtor in the Bankruptcy Court.

      1.36 "Claim" means a claim against one of the Debtors (or all or some of them), whether or not asserted, as defined in section 101(5) of the Bankruptcy Code.

      1.37 "Claimholder" means a holder of a Claim.

      1.38 "Claims Agent" means Logan & Company, Inc., which maintains an office at 546 Valley Road, Upper Montclair, New Jersey 07043, Attention: US Airways Department.

      1.39 "Claims Objection Deadline" means that day which is 180 days after the Effective Date (unless such day is not a Business Day, in which case such deadline shall be the next Business Day thereafter), as the same may be from time to time extended by the Bankruptcy Court, without further notice to parties-in-interest.

      1.40 "Class" means a category of Claimholders or Interestholders described in Article III of the Plan.

      1.41 "Class A Common Stock" means the shares of Class A Common Stock of Reorganized Group, authorized under Section 7.5 and Section 7.9 of the Plan and under the certificate of incorporation of Reorganized Group. The number of issued and outstanding shares of Class A Common Stock as of the Effective Date shall be fifty-two million four hundred thousand (52,400,000), and the number of authorized shares as of the Effective Date shall be two hundred million (200,000,000). A summary of selected terms of the Class A Common Stock is attached hereto under Exhibit L.

      1.42 "Class A Preferred Stock" means the shares of Class A Preferred Stock of Reorganized Group authorized under Section 7.5 and Section 7.9 of the Plan and under the certificate of incorporation of Reorganized Group. The number of issued and outstanding shares of Class A Preferred Stock as of the Effective Date shall be eighteen million nine hundred fifty thousand (18,950,000), and the number of authorized shares as of the Effective Date shall be twenty-five million (25,000,000). A summary of selected terms of the Class A Preferred Stock is attached hereto under Exhibit L.

      1.43 "Class A-1 Warrants" means the Class A-1 Warrants of Reorganized Group authorized under Section 7.5 and Section 7.9 of the Plan and under the certificate of incorporation of Reorganized Group. The number of issued and outstanding Class A-1 Warrants as of the Effective Date shall be eighteen million nine hundred fifty thousand (18,950,000), and the number of authorized Class A-1 Warrants as of the Effective Date shall be twenty-five million (25,000,000). A summary of selected terms of the Class A-1 Warrants is attached hereto under Exhibit L.

      1.44 "Class B Common Stock" means the shares of Class B Common Stock of Reorganized Group, authorized under Section 7.5 and Section 7.9 of the Plan and under the certificate of incorporation of Reorganized Group. The number of issued and outstanding shares of Class B Common Stock as of the Effective Date shall be five million (5,000,000), and the number of authorized shares as of the Effective Date shall be five million (5,000,000). A summary of selected terms of the Class B Common Stock is attached hereto under Exhibit L.

      1.45 "Class B Preferred Stock" means the shares of Class B Preferred Stock of Reorganized Group authorized under Section 7.5 and Section 7.9 of the Plan and under the certificate of incorporation of Reorganized Group. The number of issued and outstanding shares of Class B Preferred Stock as of the Effective Date shall be seventy-five thousand (75,000),and the number of authorized shares as of the Effective Date shall be two hundred fifty thousand (250,000). A summary of selected terms of the Class B Preferred Stock is attached hereto under Exhibit L.

      1.46 "Class C Preferred Stock" means the shares of Class C Preferred Stock of Reorganized Group authorized under Section 7.5 and Section 7.9 of the Plan and under the certificate of incorporation of Reorganized Group. The number of issued and outstanding shares of Class C Preferred Stock as of the Effective Date shall be ten (10), and the number of authorized shares as of the Effective Date shall be ten (10). A summary of selected terms of the Class C Preferred Stock is attached hereto under Exhibit L.

      1.47 "Confirmation Date" means the date of entry of the Confirmation
Order.

      1.48 "Confirmation Hearing" means the hearing before the Bankruptcy Court held to consider confirmation of the Plan and related matters under section 1128 of the Bankruptcy Code, as such hearing may be adjourned or continued from time to time.

      1.49 "Confirmation Order" means the order entered by the Bankruptcy Court confirming the Plan.

      1.50 "Continuing Indemnification Rights" shall have the meaning ascribed to it in Section 11.9 hereof.

      1.51 "Convenience Class Election" means the election pursuant to which the holder of a qualifying General Unsecured Claim against the Debtor(s) timely elects to be treated as a General Unsecured Convenience Claim.

      1.52 "Creditors' Committee" means the Official Committee of Unsecured Creditors appointed pursuant to section 1102(a) of the Bankruptcy Code in the Chapter 11 Cases.

      1.53 "Cure" means the distribution within a reasonable period of time following the Effective Date of Cash, or such other property as may be agreed upon by the parties or ordered by the Bankruptcy Court, with respect to the assumption (or assumption and assignment) of an executory contract or unexpired lease, pursuant to section 365(b) of the Bankruptcy Code, in an amount equal to all unpaid monetary obligations, without interest, or such other amount as may be agreed upon by the parties, under such executory contract or unexpired lease, to the extent such obligations are enforceable under the Bankruptcy Code and applicable non-bankruptcy law.

      1.54 "CWA" means the Communications Workers of America.

      1.55 "CWA Designated Representative" means the individual to be selected and identified on or before the Effective Date by the CWA (or the Debtors' employees who are subject to the collective bargaining agreement between Reorganized Group and CWA in effect as of the Effective Date) as their designated representative for purposes of this Plan.

      1.56 "Debtor" or "Debtors" means, individually, any of the following entities and, collectively, Group, USAI, Allegheny, PSA, Piedmont, MidAtlantic, US Airways Leasing, and Material Services.

      1.57 "DIP Agent" means the administrative agent for the DIP Lenders under the DIP Credit Agreement.

      1.58 "DIP Credit Agreement" means the Amended and Restated Senior Secured Superpriority Debtor-In-Possession Credit Agreement, entered into as of September 26, 2002 and amended and restated as of October 18, 2002, among Group, as borrower, each of the Affiliate Debtors, as guarantors, the DIP Agent, and the DIP Lenders, which was executed by the Debtors in connection with the DIP Facility, as such agreement may be amended from time to time in accordance with the terms thereof.

      1.59 "DIP Facility" means the debtor-in-possession secured financing facility provided to the Debtors by the DIP Lenders pursuant to the DIP Credit Agreement as authorized by the Bankruptcy Court pursuant to the DIP Facility Order.

      1.60 "DIP Facility Claim" means all Administrative Claims of the DIP Agent and the DIP Lenders arising under or pursuant to the DIP Facility including, without limitation, principal and interest on the DIP Facility, plus all fees and expenses (including professional fees and expenses) arising under the DIP Facility.

      1.61 "DIP Facility Order" means, collectively, the interim order that was approved by the Bankruptcy Court from the bench on September 26, 2002 and entered by the Bankruptcy Court on October 1, 2002, and the final order that was approved by the Bankruptcy Court from the bench on November 7, 2002 and entered by the Bankruptcy Court on November 8, 2002, authorizing and approving the DIP Facility and the agreements related thereto.

      1.62 "DIP Lenders" means the lenders from time to time party to the DIP Credit Agreement.

      1.63 "Disallowed Claim" or "Disallowed Interest" means a Claim or any portion thereof, or an Interest or any portion thereof, that (a) has been disallowed by a Final Order, (b) is Scheduled at zero or as contingent, disputed or unliquidated and as to which a proof of claim or interest bar date has been established but no proof of claim or interest has been timely filed or deemed timely filed with the Bankruptcy Court pursuant to either the Bankruptcy Code or any Final Order of the Bankruptcy Court or otherwise deemed timely filed under applicable law, or (c) is not Scheduled and as to which a proof of claim or interest bar date has been set but no proof of claim or interest has been timely filed or deemed timely filed with the Bankruptcy Court pursuant to either the Bankruptcy Code or any Final Order of the Bankruptcy Court or otherwise deemed timely filed under applicable law.

      1.64 "Disbursing Agent" means Reorganized Group or any Person designated by Reorganized Group, in its sole discretion, to serve as a disbursing agent under Section 9.3 of the Plan.

      1.65 "Disclosure Statement" means the written disclosure statement that relates to this Plan, as approved by the Bankruptcy Court pursuant to section 1125 of the Bankruptcy Code and Bankruptcy Rule 3017, as such disclosure statement may be amended, modified or supplemented from time to time.

      1.66 "Disputed Claim" or "Disputed Interest" means a Claim or any portion thereof, or an Interest or any portion thereof, that is neither an Allowed Claim nor a Disallowed Claim, or an Allowed Interest or a Disallowed Interest, as the case may be, and includes, without limitation, Claims or Interests that (a) have not been Scheduled by the Debtors or have been Scheduled at zero, or have been Scheduled as unknown, contingent, unliquidated or disputed, whether or not such Claims or Interests are the subject of a proof of claim or proof of interest in the Bankruptcy Court, (b) are the subject of a proof of claim or interest that differs in nature, amount or priority from the Schedules, or (c) are the subject of an objection filed with the Bankruptcy Court, which has not been withdrawn or overruled by a Final Order of the Bankruptcy Court.

      1.67 "Distribution Date" means the date, selected by the Debtors or Reorganized Debtors occurring as soon as practicable after the Administrative Claims Bar Date (unless determined by the Reorganized Debtors, in their sole discretion, that an earlier date may be used), upon which distributions to holders of Allowed Claims entitled to receive distributions under the Plan shall commence.

      1.68 "Distribution Reserve" means the New Equity for distribution to General Unsecured Claimholders in the Debtors' Chapter 11 Cases to be reserved pending allowance of Disputed Claims in accordance with Section 9.8(b) of the Plan.

      1.69 "Effective Date" means the Business Day determined by the Debtors on which all conditions to the consummation of the Plan set forth in Section
12.2 and, in addition, solely with respect to Allegheny, Piedmont and PSA,
Section 12.3 hereof have been either satisfied or waived as provided in
Section 12.4 hereof and is the day upon which this Plan is substantially consummated.

      1.70 "Employee-Related Agreements" means those agreements between any of the Debtors and any of its employees or any entity acting on behalf of its employees.

      1.71 "Estates" means the bankruptcy estates of the Debtors created pursuant to section 541 of the Bankruptcy Code.

      1.72 "Exhibit" means an exhibit annexed to either this Plan or as an appendix to the Disclosure Statement.

      1.73 "Exhibit Filing Date" means the date on which Exhibits to the Plan or the Disclosure Statement shall be filed with the Bankruptcy Court, which date shall be at least five days prior to the Voting Deadline or such later date as may be approved by the Bankruptcy Court without further notice to parties-in-interest.

      1.74 "Existing Equity Securities" means, collectively, the Old Common Stock, Old Preferred Stock and all options, warrants and rights (whether fixed or contingent, matured or unmatured, disputed or undisputed), contractual, legal, equitable or otherwise, to acquire any of the foregoing, including, without limitation, the Old Common Stock Options.

      1.75 "Face Amount" means, (a) when used in reference to a Disputed or Disallowed Claim, the full stated liquidated amount claimed by the Claimholder in any proof of claim timely filed with the Bankruptcy Court or otherwise deemed timely filed by any Final Order of the Bankruptcy Court or other applicable bankruptcy law, and (b) when used in reference to an Allowed Claim, the allowed amount of such Claim.

      1.76 "Final Order" means an order or judgment, the operation or effect of which has not been stayed, reversed or amended and as to which order or judgment (or any revision, modification or amendment thereof) the time to appeal or seek review or rehearing has expired and as to which no appeal or petition for review or rehearing was filed or, if filed, remains pending.

      1.77 "GECC" means General Electric Capital Corporation and its affiliated entities.

      1.78 "GECC 2001 Financing Claim" means the secured Claims of GECC against Group and USAI arising under the GECC 2001 Financing Agreement.

      1.79 "GECC 2001 Financing Agreement" means that certain credit agreement entered into on November 16, 2001, among GECC, as lender, USAI, as borrower, and Group, as guarantor, as it may have been amended, modified or supplemented from time to time.

      1.80 "GE Global Restructuring Agreement" means that certain global restructuring agreement approved by the Bankruptcy Court on January 16, 2003, resolving certain matters between the Debtors, on the one hand, and General Electric Company, GECC, and certain of their affiliates.

      1.81 "General Unsecured Claim" means a Claim that does not fall within another Class of Claims.

      1.82 "General Unsecured Claimholder" means a holder of a General Unsecured Claim.

      1.83 "General Unsecured Convenience Claim" means a Claim against the Debtors that otherwise would be included in the Classes of the Plan containing General Unsecured Claims that is (a) for $25,000 or less or (b) for more than $25,000 if the holder of such Claim has made the Convenience Class Election on the Ballot provided for voting on the Plan within the time fixed by the Bankruptcy Court for completing and returning such Ballot to accept $3,750 in Cash in full satisfaction, discharge and release of such Claim.

      1.84 "Group" means US Airways Group, Inc., a Delaware company, debtor-in-possession in Case No. 02-83984 pending in the Bankruptcy Court.

      1.85 "Holdback Amount" means the amount equal to 15% of fees billed to the Debtors in a given month that was retained by the Debtors as a holdback on payment of Professional Claims pursuant to the Professional Fee Order. The Holdback Amount shall not be considered property of the Debtors, the Reorganized Debtors or the Estates.

      1.86 "Holdback Escrow Account" means the escrow account established by the Disbursing Agent into which Cash equal to the Holdback Amount shall be deposited on the Effective Date for the payment of Allowed Professional Claims to the extent not previously paid or Disallowed.

      1.87 "IAMAW" means the International Association of Machinists and Aerospace Workers.

      1.88 "IAMAW Designated Representative" means the individual to be selected and identified on or before the Effective Date by the IAMAW (or the Debtors' employees who are subject to the collective bargaining agreements between the Reorganized Group and IAMAW in effect as of the Effective Date) as their designated representative for purposes of this Plan.

      1.89 "IATA" means the International Air Transport Association.

      1.90 "Impaired" refers to any Claim or Interest that is impaired within the meaning of section 1124 of the Bankruptcy Code.

      1.91 "Indemnification Order" means the Bankruptcy Court's Order Authorizing the Debtors to (a) Assume Certain Indemnification Agreements Pursuant to 11 U.S.C.ss.365(a) and (b) Enter Into Postpetition Indemnification Agreements (Docket No. 1213).

      1.92 "Indemnification Rights" means any obligations or rights of the Debtors to indemnify, reimburse, advance or contribute to the losses, liabilities or expenses of an Indemnitee pursuant to the Debtors' certificate of incorporation, bylaws, or policy of providing employee indemnification, indemnification agreements that were assumed pursuant to the Indemnification Order or other applicable law or specific agreement in respect of any claims, demands, suits, causes of action or proceedings against an Indemnitee based upon any act or omission related to an Indemnitee's service with, for or on behalf of the Debtors.

      1.93 "Indemnitee" means all present and former directors, officers, employees, agents or representatives of the Debtors who are entitled to assert Indemnification Rights.

      1.94 "Independent Directors" means members of the board of directors of Reorganized Group who are not employees or Affiliates of Group, Reorganized Group or the Plan Sponsor and otherwise qualify as independent directors under the rules of the United States Securities and Exchange Commission and the applicable stock exchange, if any, on which certain of the New Equity may be listed.

      1.95 "Industry Practice Agreements" means those agreements, to which any of the Debtors are a party and of the types or in the categories described with specificity in Exhibit J hereto, which provide incentives and discounts, both at the time of ticketing and after a predetermined time frame, to reward, without limitation, agencies, corporations, organizations and individuals for performance against goals and volume levels or in response to competitive actions or marketplace initiatives.

      1.96 "Insurance Coverage" shall have the meaning ascribed to it in
Section 11.9 hereof.

      1.97 "Insured Claim" means any Claim to the extent such Claim arises prior to the Petition Date from an incident or occurrence that is covered under any of the Debtors' insurance policies, but solely to the extent such Claim is covered by such insurance policies.

      1.98 "Intercompany Claim" means a Claim by a Debtor against another Debtor or a Claim by Airways Assurance Limited LLC against a Debtor.

      1.99 "Intercompany Executory Contract" means an executory contract solely between two or more Debtors or an executory contract solely between one or more Debtors and Airways Assurance Limited LLC.

      1.100 "Intercompany Interest" means an Interest in a Debtor held by another Debtor or Airways Assurance Limited LLC or an Interest in Airways Assurance Limited LLC held by a Debtor.

      1.101 "Intercompany Unexpired Lease" means an unexpired lease solely between two or more Debtors or an unexpired lease solely between one or more Debtors and Airways Assurance Limited LLC.

      1.102 "Interest" means (a) the legal, equitable contractual and other rights (whether fixed or contingent, matured or unmatured, disputed or undisputed) of any Person with respect to Existing Equity Securities or any other equity securities of the Debtors and (b) the legal, equitable, contractual and other rights, whether fixed or contingent, matured or unmatured, disputed or undisputed, of any Person to purchase, sell, subscribe to, or otherwise acquire or receive (directly or indirectly) any of the foregoing.

      1.103 "Interestholder" means a holder of an Interest.

      1.104 "Interline Agreements" means, collectively, those Passenger Multilateral Interline Traffic Agreements, Bilateral Passenger Prorate Agreements, Cargo Multilateral Interline Traffic Agreements and Bilateral Cargo Prorate Agreements to which any of the Debtors are a party.

      1.105 "Investment Agreement" means that certain Investment Agreement, dated as of September 26, 2002, between RSA and Group (attached hereto as Exhibit M-1), as the same may be amended, modified or supplemented from time to time (such amendment, if any, attached hereto as Exhibit M-2).

      1.106 "Key Ordinary Course Professional" means those certain Persons identified as key ordinary course professionals by the Debtors pursuant to the Ordinary Course Professional Order.

      1.107 "Key Ordinary Course Professional Claim" means an Administrative Claim of a Key Ordinary Course Professional for compensation for services rendered or reimbursement of costs, expenses or other charges and disbursements in an amount in excess of $40,000 for any month, relating to services rendered or expenses incurred after the Petition Date and prior to and including the Effective Date.

      1.108 "Management Compensation Plan" means those certain plans by which Reorganized Group shall deliver an amount of shares of New Equity on the Effective Date and certain stock options and restrictive stock grants to certain members of management, directors and other employees on and after the Effective Date, as set forth on Exhibit A hereto.

      1.109 "Material Services" means Material Services Company, Inc., a Delaware company, debtor-in-possession in Case No. 02-83991 pending in the Bankruptcy Court.

      1.110 "MidAtlantic" means MidAtlantic Airways, Inc., a Delaware company, debtor-in-possession in Case No. 02-83989 pending in the Bankruptcy Court.

      1.111 "Miscellaneous Secured Claim" means any Secured Claim other than an Aircraft Secured Claim, the GECC 2001 Financing Claim or a Claim arising under the DIP Facility. Miscellaneous Secured Claims shall include Claims secured by liens junior in priority to existing liens, whether by operation of law, contract or otherwise, but solely to the extent of the value, as of the Effective Date, or such other date as is established by the Bankruptcy Court, of such Claimholder's interest in the Estates' interest in property of the Estates after giving effect to all security interests or liens senior in priority.

      1.112 "New Common Stock" means, collectively, the shares of Class A Common Stock and Class B Common Stock of Reorganized Group, authorized under
Section 7.5 and Section 7.9 of the Plan and under the certificate of incorporation of Reorganized Group.

      1.113 "New Equity" means, collectively, the Class A Common Stock, Class B Common Stock, Class A-1 Warrants, Class A Preferred Stock, Class B Preferred Stock and Class C Preferred Stock.

      1.114 "Old Common Stock" means, with respect to each Debtor, shares of common stock of such Debtor that were authorized, issued and outstanding prior to the Effective Date.

      1.115 "Old Common Stock Options" means, with respect to each Debtor, all options, warrants and rights (whether fixed or contingent, matured or unmatured, disputed or undisputed), contractual, legal, equitable or otherwise, to acquire shares of such Debtor's Old Common Stock or other equity interests in such Debtor.

      1.116 "Old Preferred Stock" means, with respect to each Debtor, shares of preferred stock of such Debtor and all options, warrants or rights, contractual or otherwise, if any, to acquire any such preferred stock.

      1.117 "Ordinary Course Professional Order" means the Bankruptcy Court's Amended Order Pursuant to 11 U.S.C.ss.ss.105(a), 327(e) and 331 Authorizing Retention of Professionals Utilized by the Debtors in the Ordinary Course of Business (Docket No. 115).

      1.118 "Other Executory Contracts and Unexpired Leases" means all executory contracts and unexpired leases, other than Employee-Related Agreements, Intercompany Executory Contracts, Intercompany Unexpired Leases, Industry Practice Agreements and Interline Agreements, to which any of the Debtors are a party.

      1.119 "Other Priority Claim" means a Claim entitled to priority pursuant to section 507(a) of the Bankruptcy Code other than a Priority Tax Claim or an Administrative Claim.

      1.120 "Passenger Multilateral Interline Traffic Agreements" means those agreements documenting the terms of passenger ticketing and baggage acceptance among airlines and governed by IATA Resolution 780, as amended by the 21st IATA Passenger Services Conference.

      1.121 "PBGC" means the Pension Benefit Guaranty Corporation.

      1.122 "PBGC Claims" means all Claims of the PBGC and all claims of the PBGC against any non-Debtor Affiliate of any Debtor, consistent with the provisions of Article V hereof.

      1.123 "Periodic Distribution Date" means (a) the Distribution Date, as to the first distribution made by the Reorganized Debtors, and (b) thereafter,
(i) the first Business Day occurring ninety (90) days after the Distribution Date and (ii) subsequently, the first Business Day occurring ninety (90) days after the immediately preceding Periodic Distribution Date.

      1.124 "Person" means an individual, corporation, partnership, joint venture, association, joint stock company, limited liability company, limited liability partnership, trust, estate, unincorporated organization, governmental unit (as defined in section 101(27) of the Bankruptcy Code), or other entity.

      1.125 "Petition Date" means August 11, 2002, the date on which the Debtors filed their petitions for relief in the Bankruptcy Court commencing the Chapter 11 Cases.

      1.126 "Piedmont" means Piedmont Airlines, Inc., a Maryland company, debtor-in-possession in Case No. 02-83988 pending in the Bankruptcy Court.

      1.127 "Plan" means this first amended joint plan of reorganization for the resolution of outstanding Claims and Interests in the Chapter 11 Cases, as herein proposed by the Debtors, including all supplements, appendices and schedules hereto, either in their present form or as the same may be further altered, amended or modified from time to time in accordance with the Bankruptcy Code and Bankruptcy Rules.

      1.128 "Plan Sponsor" means RSA.

      1.129 "Plan Sponsor Claim" means all Administrative Claims of the Plan Sponsor under the Investment Agreement, including, without limitation, all fees and expenses (including professional fees and expenses) arising under the Investment Agreement.

      1.130 "Post-Confirmation Committee" has the meaning ascribed to it in
Section 14.4(b) hereof.

      1.131 "Postpetition Aircraft Obligations" means those certain obligations arising pursuant to new or renegotiated postpetition agreements listed on
Exhibit I hereto, including, without limitation, leases and mortgages, regarding certain of the Debtors' aircraft; provided, however, that obligations under such postpetition agreements shall only be deemed Postpetition Aircraft Obligations to the extent specifically provided in such agreements.

      1.132 "Priority Tax Claim" means a Claim entitled to priority pursuant to section 507(a)(8) of the Bankruptcy Code.

      1.133 "Pro Rata" means, from time to time, unless the Plan specifically provides otherwise, (a) with respect to General Unsecured Claims, (i) in the event the Debtors and the PBGC reach agreement concerning the treatment of PBGC Claims, the proportion that the Face Amount of a General Unsecured Claim in a particular Class bears to the aggregate Face Amount of all General Unsecured Claims (including Disputed Claims, but excluding Disallowed Claims) asserted against all of the Debtors or their Estates, or (ii) in the event that the Debtors and the PBGC are not able to reach agreement concerning the treatment of PBGC Claims, the proportion that the Face Amount of a General Unsecured Claim in a particular Class bears to the aggregate Face Amount of all General Unsecured Claims (including Disputed Claims, but excluding Disallowed Claims) asserted against all of the Debtors or their Estates plus PBGC Claims, and (b) with respect to PBGC Claims in the event that the Debtors and the PBGC are not able to reach agreement concerning the treatment of PBGC Claims, the proportion that the Face Amount of PBGC Claims bears to the aggregate Face Amount of all General Unsecured Claims (including Disputed Claims, but excluding Disallowed Claims) asserted against all of the Debtors or their Estates plus PBGC Claims.

      1.134 "Professional" means those Persons retained in the Chapter 11 Cases by separate Bankruptcy Court orders pursuant to sections 327 and 1103 of the Bankruptcy Code or otherwise; provided, however, that Professional does not include those Persons retained pursuant to the Ordinary Course Professional Order.

      1.135 "Professional Claim" means an Administrative Claim of a Professional for compensation for services rendered or reimbursement of costs, expenses or other charges and disbursements incurred, relating to services rendered or expenses incurred after the Petition Date and prior to and including the Effective Date.

      1.136 "Professional Fee Order" means the order entered by the Bankruptcy Court on September 6, 2002, authorizing the interim payment of Professional Claims subject to the Holdback Amount.

      1.137 "PSA" means PSA Airlines, Inc., a Pennsylvania company, debtor-in-possession in Case No. 02-83987 pending in the Bankruptcy Court.

      1.138 "Registration Rights Agreement" means the agreement, a form of which is attached to this Plan as Exhibit B, whereby Reorganized Group will be obligated to register certain shares of New Common Stock, the Class A-1 Warrants and the Class A Preferred Shares pursuant to the terms and conditions of such agreement.

      1.139 "Reinstated" or "Reinstatement" means (a) leaving unaltered the legal, equitable and contractual rights to which a Claim entitles the Claimholder so as to leave such Claim Unimpaired in accordance with section 1124 of the Bankruptcy Code, or (b) notwithstanding any contractual provision or applicable law that entitles the Claimholder to demand or receive accelerated payment of such Claim after the occurrence of a default (i) curing any such default that occurred before or after the Petition Date, other than a default of a kind specified in section 365(b)(2) of the Bankruptcy Code; (ii) reinstating the maturity of such Claim as such maturity existed before such default; (iii) compensating the Claimholder for any damages incurred as a result of any reasonable reliance by such Claimholder on such contractual provision or such applicable law; and (iv) not otherwise altering the legal, equitable or contractual rights to which such Claim entitles the Claimholder; provided, however, that any contractual right that does not pertain to the payment when due of principal and interest on the obligation on which such Claim is based, including, but not limited to, financial covenant ratios, negative pledge covenants, covenants or restrictions on merger or consolidation, "going dark" provisions, and affirmative covenants regarding corporate existence prohibiting certain transactions or actions contemplated by the Plan, or conditioning such transactions or actions on certain factors, shall not be required to be cured or reinstated in order to accomplish Reinstatement.

      1.140 "Released Parties" means, collectively, (i) all officers of each of the Debtors, all members of the boards of directors of each of the Debtors, and all employees of each of the Debtors, in each case, as of the date of the commencement of the Disclosure Statement Hearing, (ii) the Creditors'
Committee and all members of the Creditors' Committee in such capacity, (iii) the DIP Agent in its capacity as such, (iv) the DIP Lenders in their capacities as such, (v) the Plan Sponsor, (vi) the ATSB, (vii) the Debtors, and (viii) with respect to each of the above-named Persons, such Person's affiliates, principals, employees, agents, officers, directors, professionals, financial advisors, attorneys and other professionals, in their capacities as such.

      1.141 "Reorganized . . ." means the applicable Debtor from and after the Effective Date.

      1.142 "Reorganized Debtor" or "Reorganized Debtors" means individually any Debtor and collectively all Debtors from and after the Effective Date.

      1.143 "Retained Actions" means all Causes of Action which any Debtor may hold against any Person, including, without limitation, (a) any Causes of Action brought prior to the Confirmation Date, (b) any Causes of Action against any Persons for failure to pay for products or services provided or rendered by the Debtors, (c) any Causes of Action relating to strict enforcement of the Debtors' intellectual property rights, including patents, copyrights and trademarks, and (d) any Causes of Action seeking the recovery of the Debtors' or the Reorganized Debtors' accounts receivable or other receivables or rights to payment created or arising in the ordinary course of the Debtors' or the Reorganized Debtors' business. A nonexclusive list of Retained Actions is attached hereto as Exhibit F.

      1.144 "RSA" means Retirement Systems of Alabama Holdings LLC.

      1.145"Scheduled" means, with respect to any Claim or Interest, the status, priority and amount, if any, of such Claim or Interest as set forth in the Schedules.

      1.146 "Schedules" means the schedules of assets and liabilities and the statements of financial affairs filed in the Chapter 11 Cases by the Debtors, as such schedules or statements have been or may be further modified, amended or supplemented from time to time in accordance with Bankruptcy Rule 1009 or orders of the Bankruptcy Court.

      1.147 "Secured Claim" means a Claim, other than an Aircraft Secured Claim, the GECC 2001 Financing Claim and Claims arising under the DIP Facility, that is secured by a security interest in or a lien on property in which a Debtor's Estate has an interest or that is subject to setoff under section 553 of the Bankruptcy Code, to the extent of the value, as of the Effective Date or such other date as is established by the Bankruptcy Court, of such Claimholder's interest in the applicable Estate's interest in such property or to the extent of the amount subject to setoff, as applicable, as determined by a Final Order of the Bankruptcy Court pursuant to section 506(a) of the Bankruptcy Code, or in the case of setoff, pursuant to section 553 of the Bankruptcy Code, or as otherwise agreed upon in writing by the Debtors and the Claimholder.

      1.148 "Securities Act" means the Securities Act of 1933, 15 U.S.C. ss.ss. 77c-77aa, as now in effect or hereafter amended.

      1.149 "Security" shall have the meaning ascribed to it in section 101(49) of the Bankruptcy Code.

      1.150 "Series 1 Class C Preferred Share" means that certain Class C Preferred Share to be issued to the ALPA Designated Representative.

      1.151 "Series 2 Class C Preferred Share" means that certain Class C Preferred Share to be issued to the IAMAW Designated Representative.

      1.152 "Series 3 Class C Preferred Shares" means those certain Class C Preferred Shares to be issued to the AFA Designated Representative and the TWU Designated Representatives.

      1.153 "Series 4 Class C Preferred Share" means that certain Class C Preferred Share to be issued to the CWA Designated Representative.

      1.154 "Servicer" has the meaning ascribed to it in Section 7.13 hereof.

      1.155 "Solicitation Procedures Order" means the order of the Bankruptcy Court, approved on January 17, 2003, pursuant to which the Bankruptcy Court, inter alia, approved the Disclosure Statement and set various procedures for soliciting and tabulating votes on the Plan.

      1.156 "Subordinated Securities Claim" means a Claim subject to subordination under section 510(b) of the Bankruptcy Code, and any Claim for or that arises from the rescission of a purchase, sale, issuance or offer of a Security of any of the Debtors (including, without limitation, Existing Equity Securities or securities to be issued, offered, purchased or sold in connection with or under this Plan), or for damages arising from the purchase or sale of such a Security, or for reimbursement, indemnification, or contribution allowed under section 502 of the Bankruptcy Code on account of such Claim.

      1.157 "Tax Sharing Agreement" means that certain USAIR Group, Inc. Intercompany Tax Agreement, entered into as of December 31, 1986, by and among USAIR Group, Inc. (n/k/a US Airways Group, Inc.), USAIR, Inc. (n/k/a US Airways, Inc.), USAIR Leasing and Services, Inc. (n/k/a US Airways Leasing and Sales, Inc.), Pennsylvania Commuter Airlines, Inc. (n/k/a Allegheny Airlines, Inc.), Clark Leasing Corp., Suburban Airlines, Inc. and AL Acquisition Corp. and successors in interest.

      1.158 "TWU" means the Transport Workers Union.

      1.159 "TWU Designated Representatives" means the three (3) individuals to be selected and identified on or before the Effective Date by the TWU (or by those of the Debtors' employees who are subject to each of the three (3) collective bargaining agreements between Reorganized Group and TWU in effect as of the Effective Date) as their designated representatives for purposes of this Plan (selected separately for each collective bargaining agreement employee group).

      1.160 "Unimpaired" refers to any Claim or Interest which is not Impaired.

      1.161 "USAI" means US Airways, Inc., a Delaware company, debtor-in-possession in Case No. 02-83985 pending in the Bankruptcy Court.

      1.162 "US Airways Leasing" means US Airways Leasing and Sales, Inc., a Delaware company, debtor-in-possession in Case No. 02-83990 pending in the Bankruptcy Court.

      1.163 "Voting Deadline" means March 10, 2003 at 4:00 p.m. (prevailing Eastern time).

      1.164 "503 Deadline" shall have the meaning ascribed to it in Section
10.3 hereof.

C.    Rules of Interpretation
      -----------------------

      For purposes of this Plan, unless otherwise provided herein: (a) whenever from the context it is appropriate, each term, whether stated in the singular or the plural, will include both the singular and the plural; (b) each pronoun stated in the masculine, feminine or neuter includes the masculine, feminine and neuter; (c) unless otherwise provided in this Plan, any reference in this Plan to a contract, instrument, release or other agreement or document being in a particular form or on particular terms and conditions means that such document will be substantially in such form or substantially on such terms and conditions; (d) any reference in this Plan to an existing document or schedule filed or to be filed means such document or schedule, as it may have been or may be amended, modified or supplemented pursuant to this Plan; (e) any reference to an entity as a holder of a Claim or Interest includes that entity's successors and assigns; (f) all references in this Plan to Sections, Articles and Exhibits are references to Sections, Articles and Exhibits of or to this Plan; (g) the words "herein," "hereunder" and "hereto" refer to this Plan in its entirety rather than to a particular portion of this Plan; (h) captions and headings to Articles and Sections are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of this Plan; (i) subject to the provisions of any contract, Certificates of Incorporation, By-laws, instrument, release or other agreement or document entered into in connection with this Plan, the rights and obligations arising under this Plan shall be governed by, and construed and enforced in accordance with, federal law, including the Bankruptcy Code and Bankruptcy Rules; and (j) the rules of construction set forth in section 102 of the Bankruptcy Code will apply.

      This Plan is the product of extensive discussions and negotiations between and among, inter alia, the Debtors, the Plan Sponsor, the Creditors' Committee and certain other creditors and constituencies. Each of the foregoing was represented by counsel who either (a) participated in the formulation and documentation of, or (b) was afforded the opportunity to review and provide comments on, the Plan, Disclosure Statement, and the documents ancillary thereto. Accordingly, the general rule of contract construction known as "contra preferentem" shall not apply to the construction or interpretation of any provision of this Plan, Disclosure Statement, or any contract, instrument, release, indenture, exhibit, or other agreement or document generated in connection herewith.

D.    Computation of Time
      -------------------

      In computing any period of time prescribed or allowed by the Plan, unless otherwise expressly provided, the provisions of Bankruptcy Rule 9006(a) shall apply.

E.    References to Monetary Figures
      ------------------------------

      All references in the Plan to monetary figures shall refer to United States of America currency, unless otherwise expressly provided.

F.    Exhibits
      --------

      All Exhibits are incorporated into and are a part of the Plan as if set forth in full herein and, to the extent not annexed hereto, such Exhibits shall be filed with the Bankruptcy Court on or before the Exhibit Filing Date. After the Exhibit Filing Date, copies of Exhibits can be obtained upon written request to Skadden, Arps, Slate, Meagher & Flom (Illinois), 333 W. Wacker Drive, Chicago, Illinois 60606 (Attn: Timothy Olson, Esq.), counsel to the Debtors or by downloading such exhibits from the Court's website at http:\\ecf.vaeb.uscourts.gov. To the extent any Exhibit is inconsistent with the terms of the Plan, unless otherwise ordered by the Bankruptcy Court, the non-Exhibit portion of the Plan shall control.


                                  ARTICLE II

                            ADMINISTRATIVE EXPENSES
                            AND PRIORITY TAX CLAIMS
                            -----------------------

      2.1 Administrative Claims. Subject to the provisions of Article X of this Plan, on the first Periodic Distribution Date occurring after the later of (a) the date an Administrative Claim becomes an Allowed Administrative Claim or (b) the date an Administrative Claim becomes payable pursuant to any agreement between a Debtor (or a Reorganized Debtor) and the holder of such Administrative Claim, an Allowed Administrative Claimholder in the Chapter 11 Cases shall receive, in full satisfaction, settlement, release, and discharge of and in exchange for such Administrative Claim, (i) Cash equal to the unpaid portion of such Allowed Administrative Claim or (ii) such other treatment as to which the Debtors (or the Reorganized Debtors) and such Claimholder shall have agreed upon in writing; provided, however, that (x) Claimholders of Claims arising under the DIP Facility shall be deemed to have an Allowed Claim as of the Effective Date in such amount as to which the Debtors and such Claimholders shall have agreed upon in writing or as fixed by the Bankruptcy Court, which DIP Facility Claim shall be paid in full in Cash on the Effective Date or such other date as agreed upon by Group, the Plan Sponsor and the DIP Agent, (y) the Plan Sponsor shall be deemed to have an Allowed Claim arising under the Investment Agreement in such amount as to which the Debtors and the Plan Sponsor shall have agreed upon in writing or as fixed by the Bankruptcy Court, which Plan Sponsor Claim shall be paid in full in Cash on the Effective Date, and (z) Allowed Administrative Claims with respect to liabilities incurred by the Debtors in the ordinary course of business during the Chapter 11 Cases shall be paid in the ordinary course of business in accordance with the terms and conditions of any agreements relating thereto.

      2.2 Priority Tax Claims. With respect to each Allowed Priority Tax Claim in the Chapter 11 Cases, at the sole option of the Debtors (or the Reorganized Debtors after the Effective Date), the Allowed Priority Tax Claimholder shall be entitled to receive on account of such Priority Tax Claim, in full satisfaction, settlement, release, and discharge of and in exchange for such Priority Tax Claim, (a) equal Cash payments made on the last Business Day of every three-month period following the Effective Date, over a period not exceeding six years after the assessment of the tax on which such Claim is based, totaling the principal amount of such Claim plus simple interest on any outstanding balance from the Effective Date calculated at the interest rate available on ninety (90) day United States Treasuries on the Effective Date,
(b) such other treatment agreed to by the Allowed Priority Tax Claimholder and the Debtors (or the Reorganized Debtors), provided such treatment is on more favorable terms to the Debtors (or the Reorganized Debtors after the Effective
Date) than the treatment set forth in clause (a) hereof, or (c) payment in full in Cash.


                                  ARTICLE III

                    CLASSIFICATION OF CLAIMS AND INTERESTS

      Pursuant to section 1122 of the Bankruptcy Code, set forth below is a designation of classes of Claims against and Interests in the Debtors. A Claim or Interest is placed in a particular Class for purposes of voting on the Plan and of receiving distributions pursuant to the Plan only to the extent that such Claim or Interest is an Allowed Claim or an Allowed Interest in that Class and such Claim or Interest has not been paid, released or otherwise settled prior to the Effective Date. In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims and Priority Tax Claims of the kinds specified in sections 507(a)(1) and 507(a)(8) of the Bankruptcy Code have not been classified, and their treatment is set forth in Article II above.

      3.1 Group Classifications. Claims against and Interests in Group are classified as follows:

           (a) Class Group-1. Class Group-1 consists of all Miscellaneous Secured Claims against Group.

           (b) Class Group-2. Class Group-2 consists of all GECC 2001 Financing Claims against Group.

           (c) Class Group-3. Class Group-3 consists of all Other Priority Claims against Group.

           (d) Class Group-4. Class Group-4 consists of all PBGC Claims against Group.

           (e) Class Group-5. Class Group-5 consists of all General Unsecured Convenience Claims against Group.

           (f) Class Group-6. Class Group-6 consists of all General Unsecured Claims against Group.

           (g) Class Group-7A. Class Group-7A consists of all Interests in
Group.

           (h) Class Group-7B. Class Group-7B consists of all Subordinated Securities Claims against Group.

      3.2 USAI Classifications. Claims against and Interests in USAI are classified as follows:

           (a) Class USAI-1. Class USAI-1 consists of all Miscellaneous Secured Claims against USAI.

           (b) Class USAI-2. Class USAI-2 consists of all GECC 2001 Financing Claims against USAI.

           (c) Class USAI-3. Class USAI-3 consists of all Other Priority Claims against USAI.

           (d) Class USAI-4. Class USAI-4 consists of all Aircraft Secured Claims against USAI.

           (e) Class USAI-5. Class USAI-5 consists of all PBGC Claims against USAI.

           (f) Class USAI-6. Class USAI-6 consists of all General Unsecured Convenience Claims against USAI.

           (g) Class USAI-7. Class USAI-7 consists of all General Unsecured Claims against USAI.

           (h) Class USAI-8. Class USAI-8 consists of all Interests in USAI.

      3.3 Allegheny Classifications. Claims against and Interests in Allegheny are classified as follows:

           (a) Class Allegheny-1. Class Allegheny-1 consists of all Miscellaneous Secured Claims against Allegheny.

           (b) Class Allegheny-2. Class Allegheny-2 consists of all Other Priority Claims against Allegheny.

           (c) Class Allegheny-3. Class Allegheny-3 consists of all Aircraft Secured Claims against Allegheny.

           (d) Class Allegheny-4. Class Allegheny-4 consists of all PBGC Claims against Allegheny.

           (e) Class Allegheny-5. Class Allegheny-5 consists of all General Unsecured Convenience Claims against Allegheny.

           (f) Class Allegheny-6. Class Allegheny-6 consists of all General Unsecured Claims against Allegheny.

           (g) Class Allegheny-7. Class Allegheny-7 consists of all Interests in Allegheny.

      3.4 PSA Classifications. Claims against and Interests in PSA are classified as follows:

           (a) Class PSA-1. Class PSA-1 consists of all Miscellaneous Secured Claims against PSA.

           (b) Class PSA-2. Class PSA-2 consists of all Other Priority Claims against PSA.

           (c) Class PSA-3. Class PSA-3 consists of all Aircraft Secured Claims against PSA.

           (d) Class PSA-4. Class PSA-4 consists of all PBGC Claims against
PSA.

           (e) Class PSA-5. Class PSA-5 consists of all General Unsecured Convenience Claims against PSA.

           (f) Class PSA-6. Class PSA-6 consists of all General Unsecured Claims against PSA.

           (g) Class PSA-7. Class PSA-7 consists of all Interests in PSA.

      3.5 Piedmont Classifications. Claims against and Interests in Piedmont are classified as follows:

           (a) Class Piedmont-1. Class Piedmont-1 consists of all
Miscellaneous Secured Claims against Piedmont.

           (b) Class Piedmont-2. Class Piedmont-2 consists of all Other Priority Claims against Piedmont.

           (c) Class Piedmont-3. Class Piedmont-3 consists of all Aircraft Secured Claims against Piedmont.

           (d) Class Piedmont-4. Class Piedmont-4 consists of all PBGC Claims against Piedmont.

           (e) Class Piedmont-5. Class Piedmont-5 consists of all General Unsecured Convenience Claims against Piedmont.

           (f) Class Piedmont-6. Class Piedmont-6 consists of all General Unsecured Claims against Piedmont.

           (g) Class Piedmont-7. Class Piedmont-7 consists of all Interests in Piedmont.

      3.6 MidAtlantic Classifications. Claims against and Interests in MidAtlantic are classified as follows:

           (a) Class MidAtlantic-1. Class MidAtlantic-1 consists of all Miscellaneous Secured Claims against MidAtlantic.

           (b) Class MidAtlantic-2. Class MidAtlantic-2 consists of all Other Priority Claims against MidAtlantic.

           (c) Class MidAtlantic-3. Class MidAtlantic-3 consists of all PBGC Claims against MidAtlantic.

           (d) Class MidAtlantic-4. Class MidAtlantic-4 consists of all General Unsecured Convenience Claims against MidAtlantic.

           (e) Class MidAtlantic-5. Class MidAtlantic-5 consists of all General Unsecured Claims against MidAtlantic.

           (f) Class MidAtlantic-6. Class MidAtlantic-6 consists of all Interests in MidAtlantic.

      3.7 US Airways Leasing Classifications. Claims against and Interests in US Airways Leasing are classified as follows:

           (a) Class US Airways Leasing-1. Class US Airways Leasing-1 consists of all Miscellaneous Secured Claims against US Airways Leasing.

           (b) Class US Airways Leasing-2. Class US Airways Leasing-2 consists of all Other Priority Claims against US Airways Leasing.

           (c) Class US Airways Leasing-3. Class US Airways Leasing-3 consists of all PBGC Claims against US Airways Leasing.

           (d) Class US Airways Leasing-4. Class US Airways Leasing-4 consists of all General Unsecured Convenience Claims against US Airways Leasing.

           (e) Class US Airways Leasing-5. Class US Airways Leasing-5 consists of all General Unsecured Claims against US Airways Leasing.

           (f) Class US Airways Leasing-6. Class US Airways Leasing-6 consists of all Interests in US Airways Leasing.

      3.8 Material Services Classifications. Claims against and Interests in Material Services are classified as follows:

           (a) Class Material Services-1. Class Material Services-1 consists of all Miscellaneous Secured Claims against Material Services.

           (b) Class Material Services-2. Class Material Services-2 consists of all Other Priority Claims against Material Services.

           (c) Class Material Services-3. Class Material Services-3 consists of all PBGC Claims against Material Services.

           (d) Class Material Services-4. Class Material Services-4 consists of all General Unsecured Convenience Claims against Material Services.

           (e) Class Material Services-5. Class Material Services-5 consists of all General Unsecured Claims against Material Services.

           (f) Class Material Services-6. Class Material Services-6 consists of all Interests in Material Services.


                                  ARTICLE IV

                    IDENTIFICATION OF CLASSES OF CLAIMS AND
                INTERESTS IMPAIRED AND NOT IMPAIRED BY THE PLAN
                -----------------------------------------------

      4.1 Unimpaired Classes of Claims and Interests. The Classes listed below are Unimpaired by the Plan.

Group-1          USAI-1           Allegheny-1             PSA-1
Group-3          USAI-3           Allegheny-2             PSA-2
                 USAI-4           Allegheny-3             PSA-3

Piedmont-1       MidAtlantic-1    US Airways Leasing-1    Material Services-1
Piedmont-2       MidAtlantic-2    US Airways Leasing-2    Material Services-2
Piedmont-3




      4.2 Impaired Classes of Claims and Interests. The Classes listed below are Impaired by the Plan.

Group-2          USAI-2           Allegheny-4             PSA-4
Group-4          USAI-5           Allegheny-5             PSA-5
Group-5          USAI-6           Allegheny-6             PSA-6
Group-6          USAI-7           Allegheny-7             PSA-7
Group-7A         USAI-8
Group-7B


Piedmont-4       MidAtlantic-3    US Airways Leasing-3    Material Services-3
Piedmont-5       MidAtlantic-4    US Airways Leasing-4    Material Services-4
Piedmont-6       MidAtlantic-5    US Airways Leasing-5    Material Services-5
Piedmont-7       MidAtlantic-6    US Airways Leasing-6    Material Services-6



                                   ARTICLE V

                           PROVISIONS FOR TREATMENT
                            OF CLAIMS AND INTERESTS
                            -----------------------

      5.1  Treatment of Claims and Interests for Group.

           (a) Class Group-1 (Miscellaneous Secured Claims). Except as otherwise provided in and subject to Section 9.8 below, at the option of the Debtors after consultation with the Plan Sponsor (i) the legal, equitable, and contractual rights of Allowed Miscellaneous Secured Claimholders in Group's Chapter 11 Case shall be Reinstated or (ii) the holder of an Allowed Miscellaneous Secured Claim shall receive in full satisfaction, settlement and release of and in exchange for such Allowed Miscellaneous Secured Claim (A) Cash equal to the value of the Miscellaneous Secured Claimholder's interest in the property of the estate which constitutes collateral for such Allowed Miscellaneous Secured Claim, or (B) the property of the Estate which constitutes collateral for such Allowed Miscellaneous Secured Claim, or (C) such other treatment as to which Group (or Reorganized Group) and the holder of such Allowed Miscellaneous Secured Claim have agreed upon in writing. Group's failure to object to such Miscellaneous Secured Claims in its Chapter 11 Case shall be without prejudice to Reorganized Group's right to contest or otherwise defend against such Claims in the Bankruptcy Court or other appropriate non-bankruptcy forum (at the option of Group or Reorganized Group) when and if such Claims are sought to be enforced by the Class Group-1 Miscellaneous Secured Claimholder. Notwithstanding section 1141(c) or any other provision of the Bankruptcy Code, all prepetition liens on property of Group held by or on behalf of the Class Group-1 Miscellaneous Secured Claimholders with respect to such Claims shall survive the Effective Date and continue in accordance with the contractual terms of the underlying agreements with such Claimholders until, as to each such Claimholder, the Allowed Claims of such Class Group-1 Miscellaneous Secured Claimholder are paid in full.

           (b) Class Group-2 (GECC 2001 Financing Claims). On the Effective Date, and in consideration of the transactions contemplated under the GE Global Restructuring Agreement, the Class Group-2 GECC 2001 Financing Claim shall be Reinstated as modified in a manner consistent with the GE Global Restructuring Agreement, and GECC shall receive, among other things, on account of the Class Group-2 GECC 2001 Financing Claim and the Class USAI-2 GECC 2001 Financing Claim combined (whether against Group, USAI, another Debtor or an Affiliate of any of the Debtors), (i) three million eight hundred seventeen thousand five hundred (3,817,500) shares of Class A Preferred Stock,
(ii) three million eight hundred seventeen thousand five hundred (3,817,500) Class A-1 Warrants and (iii) such other treatment as to which Group or Reorganized Group and GECC shall have agreed upon in writing.

           (c) Class Group-3 (Other Priority Claims). Except as otherwise provided in and subject to Section 9.8 below, on the first Periodic Distribution Date occurring after the later of (i) the date an Other Priority Claim becomes an Allowed Other Priority Claim or (ii) the date an Other Priority Claim becomes payable pursuant to any agreement between Group (or Reorganized Group) and the holder of such Priority Claim, an Allowed Class Group-3 Other Priority Claimholder in Group's Chapter 11 Case shall receive, in full satisfaction, settlement, release, and discharge of and in exchange for such Class Group-3 Other Priority Claim, (a) Cash equal to the amount of such Allowed Class Group-3 Other Priority Claim or (b) such other treatment as to which Group (or Reorganized Group) and such Claimholder shall have agreed in writing.

           (d) Class Group-4 (PBGC Claims). On the first Periodic Distribution Date or, if later, as soon as practicable after either (i) the date the PBGC Claims become Allowed Claims or (ii) the date the PBGC Claims become payable pursuant to any agreement between the Debtors (or the Reorganized Debtors) and the PBGC, the Disbursing Agent shall deliver to the PBGC in full satisfaction, settlement, release and discharge of and in exchange for the PBGC Claims (whether against USAI, another Debtor or Affiliate of any of the Debtors including its Claims in Classes Group-4, Allegheny-4, PSA-4, Piedmont-4, Mid-Atlantic-3, US Airways Leasing-3 and Material Services-3) either (A) the PBGC's Pro Rata share of (1) the 4,968,720 shares of Class A Common Stock, (2) the 3,048,030 shares of Class A Preferred Stock and (3) the 3,048,030 Class A-1 Warrants on account of the PBGC Claims classified in Class USAI-5, plus on account of the PBGC Claims classified in Class Group-4, Class Allegheny-4, Class PSA-4, Class Piedmont-4, Class MidAtlantic-3, Class US Airways Leasing-3, and Class Material Services-3, the PBGC's pro rata share of any distributable value that would otherwise be available to the General Unsecured Creditors of each of those Estates; provided, however, that the PBGC's total distribution will not exceed the amount of the Allowed PBGC Claim; or (B) such other treatment as the Debtors or Reorganized Debtors and the PBGC shall have agreed upon in writing.

           (e) Class Group-5 (General Unsecured Convenience Claims). On the first Periodic Distribution Date occurring after the later of (i) the date a General Unsecured Convenience Claim becomes an Allowed General Unsecured Convenience Claim or (ii) the date a General Unsecured Convenience Claim becomes payable pursuant to any agreement between Group (or Reorganized Group) and the holder of such General Unsecured Convenience Claim, the holder of an Allowed Class Group-5 General Unsecured Convenience Claim in Group's Chapter 11 Case shall receive, in full satisfaction, settlement, release, and discharge of and in exchange for such Class Group-5 General Unsecured Convenience Claim, Cash equal to (a) fifteen percent (15%) of the amount of such Allowed Claim if the amount of such Allowed Claim is less than or equal to $25,000 or (b) $3,750 if the amount of such Allowed Claim is greater than $25,000.

           (f) Class Group-6 (General Unsecured Claims). Except as otherwise provided in and subject to Section 9.8 below, on the first Periodic Distribution Date occurring after the later of (i) the date a General Unsecured Claim becomes an Allowed General Unsecured Claim or (ii) the date a General Unsecured Claim becomes payable pursuant to any agreement between Group (or Reorganized Group) and the holder of such General Unsecured Claim, the Disbursing Agent shall deliver to such Allowed Class Group-6 General Unsecured Claimholder in Group's Chapter 11 Case, in full satisfaction, settlement, release, and discharge of and in exchange for each and every Class Group-6 General Unsecured Claim, such Claimholder's Pro Rata share of (a) four million nine hundred sixty-eight thousand seven hundred twenty (4,968,720) shares of Class A Common Stock, (b) three million forty-eight thousand thirty (3,048,030) shares of Class A Preferred Stock, and (c) three million forty-eight thousand thirty (3,048,030) Class A-1 Warrants.

           (g) Class Group-7A (Interests). Class Group-7A Interests in Group's Chapter 11 Case shall be cancelled and extinguished, and holders of such Interests shall not be entitled to, and shall not, receive or retain any property or interest in property under the Plan on account of such Interests.

           (h) Class Group-7B (Subordinated Securities Claims). Class Group-7B Subordinated Securities Claims in Group's Chapter 11 Case shall not be entitled to, and shall not, receive or retain any property or interest in property under the Plan on account of such Claims.

      5.2  Treatment of Claims and Interests for USAI.

           (a) Class USAI-1 (Miscellaneous Secured Claims). Except as otherwise provided in and subject to Section 9.8 below, at the option of the Debtors after consultation with the Plan Sponsor (i) the legal, equitable, and contractual rights of Allowed Miscellaneous Secured Claimholders in USAI's Chapter 11 Case shall be Reinstated or (ii) the holder of an Allowed Miscellaneous Secured Claim shall receive in full satisfaction, settlement and release of and in exchange for such Allowed Miscellaneous Secured Claim (A) Cash equal to the value of the Miscellaneous Secured Claimholder's interest in the property of the estate which constitutes collateral for such Allowed Miscellaneous Secured Claim, or (B) the property of the Estate which constitutes collateral for such Allowed Miscellaneous Secured Claim, or (C) such other treatment as to which USAI (or Reorganized USAI) and the holder of such Allowed Miscellaneous Secured Claim have agreed upon in writing. USAI's failure to object to such Miscellaneous Secured Claims in its Chapter 11 Case shall be without prejudice to Reorganized USAI's right to contest or otherwise defend against such Claims in the Bankruptcy Court or other appropriate non-bankruptcy forum (at the option of USAI or Reorganized USAI) when and if such Claims are sought to be enforced by the Class USAI-1 Miscellaneous Secured Claimholder. Notwithstanding section 1141(c) or any other provision of the Bankruptcy Code, all prepetition liens on property of USAI held by or on behalf of the Class USAI-1 Miscellaneous Secured Claimholders with respect to such Claims shall survive the Effective Date and continue in accordance with the contractual terms of the underlying agreements with such Claimholders until, as to each such Claimholder, the Allowed Claims of such Class USAI-1 Miscellaneous Secured Claimholder are paid in full.

           (b) Class USAI-2 (GECC 2001 Financing Claims). On the Effective Date, and in consideration of the transactions contemplated under the GE Global Restructuring Agreement, the Class USAI-2 GECC 2001 Financing Claim shall be Reinstated, as modified in a manner consistent with the GE Global Restructuring Agreement and GECC shall receive, among other things, on account of the Class Group-2 GECC 2001 Financing Claim and the Class USAI-2 GECC 2001 Financing Claim combined (whether against Group, USAI, another Debtor or an Affiliate of any of the Debtors), (i) three million eight hundred seventeen thousand five hundred (3,817,500) shares of Class A Preferred Stock, (ii) three million eight hundred seventeen thousand five hundred (3,817,500) Class A-1 Warrants and (iii) such other treatment as to which USAI or Reorganized USAI and GECC shall have agreed upon in writing.

           (c) Class USAI-3 (Other Priority Claims). Except as otherwise provided in and subject to Section 9.8 below, on the first Periodic Distribution Date occurring after the later of (i) the date an Other Priority Claim becomes an Allowed Other Priority Claim or (ii) the date an Other Priority Claim becomes payable pursuant to any agreement between USAI (or Reorganized USAI) and the holder of such Priority Claim, an Allowed Class USAI-3 Other Priority Claimholder in USAI's Chapter 11 Case shall receive, in full satisfaction, settlement, release, and discharge of and in exchange for such Class USAI-3 Other Priority Claim, (a) Cash equal to the amount of such Allowed Class USAI-3 Other Priority Claim or (b) such other treatment as to which USAI (or Reorganized USAI) and such Claimholder shall have agreed in writing.

           (d) Class USAI-4 (Aircraft Secured Claims). Except as otherwise provided in and subject to Section 9.8 below, on the first Periodic Distribution Date occurring after the later of (i) the date an Aircraft Secured Claim becomes an Allowed Aircraft Secured Claim or (ii) the date an Aircraft Secured Claim becomes payable pursuant to any agreement between USAI (or Reorganized USAI) and the holder of such Aircraft Secured Claim, an Allowed Class USAI-4 Aircraft Secured Claimholder in USAI's Chapter 11 Case either shall be Reinstated or shall receive, in full satisfaction, settlement, release, and discharge of and in exchange for such Class USAI-4 Aircraft Secured Claim such treatment as to which USAI (or Reorganized USAI) and such Claimholder shall have agreed in writing, to the extent the Debtors have not abandoned or rejected the Aircraft Equipment with respect to such Aircraft Secured Claims on or prior to the Effective Date.

           (e) Class USAI-5 (PBGC Claims). On the first Periodic Distribution Date or, if later, as soon as practicable after either (i) the date the PBGC Claims become Allowed Claims or (ii) the date the PBGC Claims become payable pursuant to any agreement between the Debtors (or the Reorganized Debtors) and the PBGC, the Disbursing Agent shall deliver to the PBGC in full satisfaction, settlement, release and discharge of and in exchange for the PBGC Claims (whether against USAI, another Debtor or Affiliate of any of the Debtors including its Claims in Classes Group-4, Allegheny-4, PSA-4, Piedmont-4, Mid-Atlantic-3, US Airways Leasing-3 and Material Services-3) either (A) the PBGC's Pro Rata share of (1) the 4,968,720 shares of Class A Common Stock, (2) the 3,048,030 shares of Class A Preferred Stock and (3) the 3,048,030 Class A-1 Warrants on account of the PBGC Claims classified in Class USAI-5, plus on account of the PBGC Claims classified in Class Group-4, Class Allegheny-4, Class PSA-4, Class Piedmont-4, Class MidAtlantic-3, Class US Airways Leasing-3, and Class Material Services-3, the PBGC's pro rata share of any distributable value that would otherwise be available to the General Unsecured Creditors of each of those Estates; provided, however, that the PBGC's total distribution will not exceed the amount of the Allowed PBGC Claim; or (B) such other treatment as the Debtors or Reorganized Debtors and the PBGC shall have agreed upon in writing.

           (f) Class USAI-6 (General Unsecured Convenience Claims). On the first Periodic Distribution Date occurring after the later of (i) the date a General Unsecured Convenience Claim becomes an Allowed General Unsecured Convenience Claim or (ii) the date a General Unsecured Convenience Claim becomes payable pursuant to any agreement between USAI (or Reorganized USAI) and the holder of such General Unsecured Convenience Claim, the holder of an Allowed Class USAI-6 General Unsecured Convenience Claim in USAI's Chapter 11 Case shall receive, in full satisfaction, settlement, release, and discharge of and in exchange for such Class USAI-6 General Unsecured Convenience Claim, Cash equal to (a) fifteen percent (15%) of the amount of such Allowed Claim if the amount of such Allowed Claim is less than or equal to $25,000 or (b) $3,750 if the amount of such Allowed Claim is greater than $25,000.

           (g) Class USAI-7 (General Unsecured Claims). Except as otherwise provided in and subject to Section 9.8 below, on the first Periodic Distribution Date occurring after the later of (i) the date a General Unsecured Claim becomes an Allowed General Unsecured Claim or (ii) the date a General Unsecured Claim becomes payable pursuant to any agreement between USAI (or Reorganized USAI) and the holder of such General Unsecured Claim, the Disbursing Agent shall deliver to such Allowed Class USAI-7 General Unsecured Claimholder in USAI's Chapter 11 Case, in full satisfaction, settlement, release, and discharge of and in exchange for each and every Class USAI-7 General Unsecured Claim, such Claimholder's Pro Rata share of (a) four million nine hundred sixty-eight thousand seven hundred twenty (4,968,720) shares of Class A Common Stock, (b) three million forty-eight thousand thirty (3,048,030) shares of Class A Preferred Stock, and (c) three million forty-eight thousand thirty (3,048,030) Class A-1 Warrants.

           (h) Class USAI-8 (Interests). Subject to Section 7.11 below and except as provided in Section 5.9 below, on the Effective Date, all Interests in USAI shall be Reinstated.

      5.3  Treatment of Claims and Interests for Allegheny.

           (a) Class Allegheny-1 (Miscellaneous Secured Claims). Except as otherwise provided in and subject to Section 9.8 below, at the option of the Debtors after consultation with the Plan Sponsor (i) the legal, equitable, and contractual rights of Allowed Miscellaneous Secured Claimholders in Allegheny's Chapter 11 Case shall be Reinstated or (ii) the holder of an Allowed Miscellaneous Secured Claim shall receive in full satisfaction, settlement and release of and in exchange for such Allowed Miscellaneous Secured Claim (A) Cash equal to the value of the Miscellaneous Secured Claimholder's interest in the property of the estate which constitutes collateral for such Allowed Miscellaneous Secured Claim, or (B) the property of the Estate which constitutes collateral for such Allowed Miscellaneous Secured Claim, or (C) such other treatment as to which Allegheny (or Reorganized Allegheny) and the holder of such Allowed Miscellaneous Secured Claim have agreed upon in writing. Allegheny's failure to object to such Miscellaneous Secured Claims in its Chapter 11 Case shall be without prejudice to Reorganized Allegheny's right to contest or otherwise defend against such Claims in the Bankruptcy Court or other appropriate non-bankruptcy forum (at the option of Allegheny or Reorganized Allegheny) when and if such Claims are sought to be enforced by the Class Allegheny-1 Miscellaneous Secured Claimholder. Notwithstanding section 1141(c) or any other provision of the Bankruptcy Code, all prepetition liens on property of Allegheny held by or on behalf of the Class Allegheny-1 Miscellaneous Secured Claimholders with respect to such Claims shall survive the Effective Date and continue in accordance with the contractual terms of the underlying agreements with such Claimholders until, as to each such Claimholder, the Allowed Claims of such Class Allegheny-1 Miscellaneous Secured Claimholder are paid in full.

           (b) Class Allegheny-2 (Other Priority Claims). Except as otherwise provided in and subject to Section 9.8 below, on the first Periodic Distribution Date occurring after the later of (i) the date an Other Priority Claim becomes an Allowed Other Priority Claim or (ii) the date an Other Priority Claim becomes payable pursuant to any agreement between Allegheny (or Reorganized Allegheny) and the holder of such Priority Claim, an Allowed Class Allegheny-2 Other Priority Claimholder in Allegheny's Chapter 11 Case shall receive, in full satisfaction, settlement, release, and discharge of and in exchange for such Class Allegheny-2 Other Priority Claim, (a) Cash equal to the amount of such Allowed Class Allegheny-2 Other Priority Claim or (b) such other treatment as to which Allegheny (or Reorganized Allegheny) and such Claimholder shall have agreed in writing.

           (c) Class Allegheny-3 (Aircraft Secured Claims). Except as otherwise provided in and subject to Section 9.8 below, on the first Periodic Distribution Date occurring after the later of (i) the date an Aircraft Secured Claim becomes an Allowed Aircraft Secured Claim or (ii) the date an Aircraft Secured Claim becomes payable pursuant to any agreement between Allegheny (or Reorganized Allegheny) and the holder of such Aircraft Secured Claim, an Allowed Class Allegheny-3 Aircraft Secured Claimholder in Allegheny's Chapter 11 Case either shall be Reinstated or shall receive, in full satisfaction, settlement, release, and discharge of and in exchange for such Class Allegheny-3 Aircraft Secured Claim such treatment as to which Allegheny (or Reorganized Allegheny) and such Claimholder shall have agreed in writing, to the extent the Debtors have not abandoned or rejected the Aircraft Equipment with respect to such Aircraft Secured Claims on or prior to the Effective Date.

           (d) Class Allegheny-4 (PBGC Claims). On the first Periodic Distribution Date or, if later, as soon as practicable after either (i) the date the PBGC Claims become Allowed Claims or (ii) the date the PBGC Claims become payable pursuant to any agreement between the Debtors (or the Reorganized Debtors) and the PBGC, the Disbursing Agent shall deliver to the PBGC in full satisfaction, settlement, release and discharge of and in exchange for the PBGC Claims (whether against USAI, another Debtor or Affiliate of any of the Debtors including its Claims in Classes Group-4, Allegheny-4, PSA-4, Piedmont-4, Mid-Atlantic-3, US Airways Leasing-3 and Material Services-3) either (A) the PBGC's Pro Rata share of (1) the 4,968,720 shares of Class A Common Stock, (2) the 3,048,030 shares of Class A Preferred Stock and (3) the 3,048,030 Class A-1 Warrants on account of the PBGC Claims classified in Class USAI-5, plus on account of the PBGC Claims classified in Class Group-4, Class Allegheny-4, Class PSA-4, Class Piedmont-4, Class MidAtlantic-3, Class US Airways Leasing-3, and Class Material Services-3, the PBGC's pro rata share of any distributable value that would otherwise be available to the General Unsecured Creditors of each of those Estates; provided, however, that the PBGC's total distribution will not exceed the amount of the Allowed PBGC Claim; or (B) such other treatment as the Debtors or Reorganized Debtors and the PBGC shall have agreed upon in writing.

           (e) Class Allegheny-5 (General Unsecured Convenience Claims). On the first Periodic Distribution Date occurring after the later of (i) the date a General Unsecured Convenience Claim becomes an Allowed General Unsecured Convenience Claim or (ii) the date a General Unsecured Convenience Claim becomes payable pursuant to any agreement between Allegheny (or Reorganized Allegheny) and the holder of such General Unsecured Convenience Claim, the holder of an Allowed Class Allegheny-5 General Unsecured Convenience Claim in Allegheny's Chapter 11 Case shall receive, in full satisfaction, settlement, release, and discharge of and in exchange for such Class Allegheny-5 General Unsecured Convenience Claim, Cash equal to (a) fifteen percent (15%) of the amount of such Allowed Claim if the amount of such Allowed Claim is less than or equal to $25,000 or (b) $3,750 if the amount of such Allowed Claim is greater than $25,000.

           (f) Class Allegheny-6 (General Unsecured Claims). Except as otherwise provided in and subject to Section 9.8 below, on the first Periodic Distribution Date occurring after the later of (i) the date a General Unsecured Claim becomes an Allowed General Unsecured Claim or (ii) the date a General Unsecured Claim becomes payable pursuant to any agreement between Allegheny (or Reorganized Allegheny) and the holder of such General Unsecured Claim, the Disbursing Agent shall deliver to such Allowed Class Allegheny-6 General Unsecured Claimholder in Allegheny's Chapter 11 Case, in full satisfaction, settlement, release, and discharge of and in exchange for each and every Class Allegheny-6 General Unsecured Claim, such Claimholder's Pro Rata share of (a) four million nine hundred sixty-eight thousand seven hundred twenty (4,968,720) shares of Class A Common Stock, (b) three million forty-eight thousand thirty (3,048,030) shares of Class A Preferred Stock, and
(c) three million forty-eight thousand thirty (3,048,030) Class A-1 Warrants.

           (g) Class Allegheny-7 (Interests). Subject to Section 7.11 below, on the Effective Date, all Interests in Allegheny shall be Reinstated.

      5.4  Treatment of Claims and Interests for PSA.

           (a) Class PSA-1 (Miscellaneous Secured Claims). Except as otherwise provided in and subject to Section 9.8 below, at the option of the Debtors after consultation with the Plan Sponsor (i) the legal, equitable, and contractual rights of Allowed Miscellaneous Secured Claimholders in PSA's Chapter 11 Case shall be Reinstated or (ii) the holder of an Allowed Miscellaneous Secured Claim shall receive in full satisfaction, settlement and release of and in exchange for such Allowed Miscellaneous Secured Claim (A) Cash equal to the value of the Miscellaneous Secured Claimholder's interest in the property of the estate which constitutes collateral for such Allowed Miscellaneous Secured Claim, or (B) the property of the Estate which constitutes collateral for such Allowed Miscellaneous Secured Claim, or (C) such other treatment as to which PSA (or Reorganized PSA) and the holder of such Allowed Miscellaneous Secured Claim have agreed upon in writing. PSA's failure to object to such Miscellaneous Secured Claims in its Chapter 11 Case shall be without prejudice to Reorganized PSA's right to contest or otherwise defend against such Claims in the Bankruptcy Court or other appropriate non-bankruptcy forum (at the option of PSA or Reorganized PSA) when and if such Claims are sought to be enforced by the Class PSA-1 Miscellaneous Secured Claimholder. Notwithstanding section 1141(c) or any other provision of the Bankruptcy Code, all prepetition liens on property of PSA held by or on behalf of the Class PSA-1 Miscellaneous Secured Claimholders with respect to such Claims shall survive the Effective Date and continue in accordance with the contractual terms of the underlying agreements with such Claimholders until, as to each such Claimholder, the Allowed Claims of such Class PSA-1 Miscellaneous Secured Claimholder are paid in full.

           (b) Class PSA-2 (Other Priority Claims). Except as otherwise provided in and subject to Section 9.8 below, on the first Periodic Distribution Date occurring after the later of (i) the date an Other Priority Claim becomes an Allowed Other Priority Claim or (ii) the date an Other Priority Claim becomes payable pursuant to any agreement between PSA (or Reorganized PSA) and the holder of such Priority Claim, an Allowed Class PSA-2 Other Priority Claimholder in PSA's Chapter 11 Case shall receive, in full satisfaction, settlement, release, and discharge of and in exchange for such Class PSA-2 Other Priority Claim, (a) Cash equal to the amount of such Allowed Class PSA-2 Other Priority Claim or (b) such other treatment as to which PSA (or Reorganized PSA) and such Claimholder shall have agreed in writing.

           (c) Class PSA-3 (Aircraft Secured Claims). Except as otherwise provided in and subject to Section 9.8 below, on the first Periodic Distribution Date occurring after the later of (i) the date an Aircraft Secured Claim becomes an Allowed Aircraft Secured Claim or (ii) the date an Aircraft Secured Claim becomes payable pursuant to any agreement between PSA (or Reorganized PSA) and the holder of such Aircraft Secured Claim, an Allowed Class PSA-3 Aircraft Secured Claimholder in PSA's Chapter 11 Case either shall be Reinstated or shall receive, in full satisfaction, settlement, release, and discharge of and in exchange for such Class PSA-3 Aircraft Secured Claim such treatment as to which PSA (or Reorganized PSA) and such Claimholder shall have agreed in writing, to the extent the Debtors have not abandoned or rejected the Aircraft Equipment with respect to such Aircraft Secured Claims on or prior to the Effective Date.

           (d) Class PSA-4 (PBGC Claims). On the first Periodic Distribution Date or, if later, as soon as practicable after either (i) the date the PBGC Claims become Allowed Claims or (ii) the date the PBGC Claims become payable pursuant to any agreement between the Debtors (or the Reorganized Debtors) and the PBGC, the Disbursing Agent shall deliver to the PBGC in full satisfaction, settlement, release and discharge of and in exchange for the PBGC Claims (whether against USAI, another Debtor or Affiliate of any of the Debtors including its Claims in Classes Group-4, Allegheny-4, PSA-4, Piedmont-4, Mid-Atlantic-3, US Airways Leasing-3 and Material Services-3) either (A) the PBGC's Pro Rata share of (1) the 4,968,720 shares of Class A Common Stock, (2) the 3,048,030 shares of Class A Preferred Stock and (3) the 3,048,030 Class A-1 Warrants on account of the PBGC Claims classified in Class USAI-5, plus on account of the PBGC Claims classified in Class Group-4, Class Allegheny-4, Class PSA-4, Class Piedmont-4, Class MidAtlantic-3, Class US Airways Leasing-3, and Class Material Services-3, the PBGC's pro rata share of any distributable value that would otherwise be available to the General Unsecured Creditors of each of those Estates; provided, however, that the PBGC's total distribution will not exceed the amount of the Allowed PBGC Claim; or (B) such other treatment as the Debtors or Reorganized Debtors and the PBGC shall have agreed upon in writing.

           (e) Class PSA-5 (General Unsecured Convenience Claims). On the first Periodic Distribution Date occurring after the later of (i) the date a General Unsecured Convenience Claim becomes an Allowed General Unsecured Convenience Claim or (ii) the date a General Unsecured Convenience Claim becomes payable pursuant to any agreement between PSA (or Reorganized PSA) and the holder of such General Unsecured Convenience Claim, the holder of an Allowed Class PSA-5 General Unsecured Convenience Claim in PSA's Chapter 11 Case shall receive, in full satisfaction, settlement, release, and discharge of and in exchange for such Class PSA-5 General Unsecured Convenience Claim, Cash equal to (a) fifteen percent (15%) of the amount of such Allowed Claim if the amount of such Allowed Claim is less than or equal to $25,000 or (b) $3,750 if the amount of such Allowed Claim is greater than $25,000.

           (f) Class PSA-6 (General Unsecured Claims). Except as otherwise provided in and subject to Section 9.8 below, on the first Periodic Distribution Date occurring after the later of (i) the date a General Unsecured Claim becomes an Allowed General Unsecured Claim or (ii) the date a General Unsecured Claim becomes payable pursuant to any agreement between PSA (or Reorganized PSA) and the holder of such General Unsecured Claim, the Disbursing Agent shall deliver to such Allowed Class PSA-6 General Unsecured Claimholder in PSA's Chapter 11 Case, in full satisfaction, settlement, release, and discharge of and in exchange for each and every Class PSA-6 General Unsecured Claim, such Claimholder's Pro Rata share of (a) four million nine hundred sixty-eight thousand seven hundred twenty (4,968,720) shares of Class A Common Stock, (b) three million forty-eight thousand thirty (3,048,030) shares of Class A Preferred Stock, and (c) three million forty-eight thousand thirty (3,048,030) Class A-1 Warrants.

           (g) Class PSA-7 (Interests). Subject to Section 7.11 below, on the Effective Date, all Interests in PSA shall be Reinstated.

      5.5  Treatment of Claims and Interests for Piedmont.

           (a) Class Piedmont-1 (Miscellaneous Secured Claims). Except as otherwise provided in and subject to Section 9.8 below, at the option of the Debtors after consultation with the Plan Sponsor (i) the legal, equitable, and contractual rights of Allowed Miscellaneous Secured Claimholders in Piedmont's Chapter 11 Case shall be Reinstated or (ii) the holder of an Allowed Miscellaneous Secured Claim shall receive in full satisfaction, settlement and release of and in exchange for such Allowed Miscellaneous Secured Claim (A) Cash equal to the value of the Miscellaneous Secured Claimholder's interest in the property of the estate which constitutes collateral for such Allowed Miscellaneous Secured Claim, or (B) the property of the Estate which constitutes collateral for such Allowed Miscellaneous Secured Claim, or (C) such other treatment as to which Piedmont (or Reorganized Piedmont) and the holder of such Allowed Miscellaneous Secured Claim have agreed upon in writing. Piedmont's failure to object to such Miscellaneous Secured Claims in its Chapter 11 Case shall be without prejudice to Reorganized Piedmont's right to contest or otherwise defend against such Claims in the Bankruptcy Court or other appropriate non-bankruptcy forum (at the option of Piedmont or Reorganized Piedmont) when and if such Claims are sought to be enforced by the Class Piedmont-1 Miscellaneous Secured Claimholder. Notwithstanding section 1141(c) or any other provision of the Bankruptcy Code, all prepetition liens on property of Piedmont held by or on behalf of the Class Piedmont-1 Miscellaneous Secured Claimholders with respect to such Claims shall survive the Effective Date and continue in accordance with the contractual terms of the underlying agreements with such Claimholders until, as to each such Claimholder, the Allowed Claims of such Class Piedmont-1 Miscellaneous Secured Claimholder are paid in full.

           (b) Class Piedmont-2 (Other Priority Claims). Except as otherwise provided in and subject to Section 9.8 below, on the first Periodic Distribution Date occurring after the later of (i) the date an Other Priority Claim becomes an Allowed Other Priority Claim or (ii) the date an Other Priority Claim becomes payable pursuant to any agreement between Piedmont (or Reorganized Piedmont) and the holder of such Priority Claim, an Allowed Class Piedmont-2 Other Priority Claimholder in Piedmont's Chapter 11 Case shall receive, in full satisfaction, settlement, release, and discharge of and in exchange for such Class Piedmont-2 Other Priority Claim, (a) Cash equal to the amount of such Allowed Class Piedmont-2 Other Priority Claim or (b) such other treatment as to which Piedmont (or Reorganized Piedmont) and such Claimholder shall have agreed in writing.

           (c) Class Piedmont-3 (Aircraft Secured Claims). Except as otherwise provided in and subject to Section 9.8 below, on the first Periodic Distribution Date occurring after the later of (i) the date an Aircraft Secured Claim becomes an Allowed Aircraft Secured Claim or (ii) the date an Aircraft Secured Claim becomes payable pursuant to any agreement between Piedmont (or Reorganized Piedmont) and the holder of such Aircraft Secured Claim, an Allowed Class Piedmont-3 Aircraft Secured Claimholder in Piedmont's Chapter 11 Case either shall be Reinstated or shall receive, in full satisfaction, settlement, release, and discharge of and in exchange for such Class Piedmont-3 Aircraft Secured Claim such treatment as to which Piedmont (or Reorganized Piedmont) and such Claimholder shall have agreed in writing, to the extent the Debtors have not abandoned or rejected the Aircraft Equipment with respect to such Aircraft Secured Claims on or prior to the Effective Date.

           (d) Class Piedmont-4 (PBGC Claims). On the first Periodic Distribution Date or, if later, as soon as practicable after either (i) the date the PBGC Claims become Allowed Claims or (ii) the date the PBGC Claims become payable pursuant to any agreement between the Debtors (or the Reorganized Debtors) and the PBGC, the Disbursing Agent shall deliver to the PBGC in full satisfaction, settlement, release and discharge of and in exchange for the PBGC Claims (whether against USAI, another Debtor or Affiliate of any of the Debtors including its Claims in Classes Group-4, Allegheny-4, PSA-4, Piedmont-4, Mid-Atlantic-3, US Airways Leasing-3 and Material Services-3) either (A) the PBGC's Pro Rata share of (1) the 4,968,720 shares of Class A Common Stock, (2) the 3,048,030 shares of Class A Preferred Stock and (3) the 3,048,030 Class A-1 Warrants on account of the PBGC Claims classified in Class USAI-5, plus on account of the PBGC Claims classified in Class Group-4, Class Allegheny-4, Class PSA-4, Class Piedmont-4, Class MidAtlantic-3, Class US Airways Leasing-3, and Class Material Services-3, the PBGC's pro rata share of any distributable value that would otherwise be available to the General Unsecured Creditors of each of those Estates; provided, however, that the PBGC's total distribution will not exceed the amount of the Allowed PBGC Claim; or (B) such other treatment as the Debtors or Reorganized Debtors and the PBGC shall have agreed upon in writing.

           (e) Class Piedmont-5 (General Unsecured Convenience Claims). On the first Periodic Distribution Date occurring after the later of (i) the date a General Unsecured Convenience Claim becomes an Allowed General Unsecured Convenience Claim or (ii) the date a General Unsecured Convenience Claim becomes payable pursuant to any agreement between Piedmont (or Reorganized Piedmont) and the holder of such General Unsecured Convenience Claim, the holder of an Allowed Class Piedmont-5 General Unsecured Convenience Claim in Piedmont's Chapter 11 Case shall receive, in full satisfaction, settlement, release, and discharge of and in exchange for such Class Piedmont-5 General Unsecured Convenience Claim, Cash equal to (a) fifteen percent (15%) of the amount of such Allowed Claim if the amount of such Allowed Claim is less than or equal to $25,000 or (b) $3,750 if the amount of such Allowed Claim is greater than $25,000.

           (f) Class Piedmont-6 (General Unsecured Claims). Except as otherwise provided in and subject to Section 9.8 below, on the first Periodic Distribution Date occurring after the later of (i) the date a General Unsecured Claim becomes an Allowed General Unsecured Claim or (ii) the date a General Unsecured Claim becomes payable pursuant to any agreement between Piedmont (or Reorganized Piedmont) and the holder of such General Unsecured Claim, the Disbursing Agent shall deliver to such Allowed Class Piedmont-6 General Unsecured Claimholder in Piedmont's Chapter 11 Case, in full satisfaction, settlement, release, and discharge of and in exchange for each and every Class Piedmont-6 General Unsecured Claim, such Claimholder's Pro Rata share of (a)four million nine hundred sixty-eight thousand seven hundred twenty (4,968,720) shares of Class A Common Stock, (b) three million forty-eight thousand thirty (3,048,030) shares of Class A Preferred Stock, and
(c) three million forty-eight thousand thirty (3,048,030) Class A-1 Warrants.

           (g) Class Piedmont-7 (Interests). Subject to Section 7.11 below, on the Effective Date, all Interests in Piedmont shall be Reinstated.

      5.6  Treatment of Claims and Interests for MidAtlantic.

           (a) Class MidAtlantic-1 (Miscellaneous Secured Claims). Except as otherwise provided in and subject to Section 9.8 below, at the option of the Debtors after consultation with the Plan Sponsor (i) the legal, equitable, and contractual rights of Allowed Miscellaneous Secured Claimholders in MidAtlantic's Chapter 11 Case shall be Reinstated or (ii) the holder of an Allowed Miscellaneous Secured Claim shall receive in full satisfaction, settlement and release of and in exchange for such Allowed Miscellaneous Secured Claim (A) Cash equal to the value of the Miscellaneous Secured Claimholder's interest in the property of the estate which constitutes collateral for such Allowed Miscellaneous Secured Claim, or (B) the property of the Estate which constitutes collateral for such Allowed Miscellaneous Secured Claim, or (C) such other treatment as to which MidAtlantic (or Reorganized MidAtlantic) and the holder of such Allowed Miscellaneous Secured Claim have agreed upon in writing. MidAtlantic's failure to object to such Miscellaneous Secured Claims in its Chapter 11 Case shall be without prejudice to Reorganized MidAtlantic's right to contest or otherwise defend against such Claims in the Bankruptcy Court or other appropriate non-bankruptcy forum (at the option of MidAtlantic or Reorganized MidAtlantic) when and if such Claims are sought to be enforced by the Class MidAtlantic-1 Miscellaneous Secured Claimholder. Notwithstanding section 1141(c) or any other provision of the Bankruptcy Code, all prepetition liens on property of MidAtlantic held by or on behalf of the Class MidAtlantic-1 Miscellaneous Secured Claimholders with respect to such Claims shall survive the Effective Date and continue in accordance with the contractual terms of the underlying agreements with such Claimholders until, as to each such Claimholder, the Allowed Claims of such Class MidAtlantic-1 Miscellaneous Secured Claimholder are paid in full.

           (b) Class MidAtlantic-2 (Other Priority Claims). Except as otherwise provided in and subject to Section 9.8 below, on the first Periodic Distribution Date occurring after the later of (i) the date an Other Priority Claim becomes an Allowed Other Priority Claim or (ii) the date an Other Priority Claim becomes payable pursuant to any agreement between MidAtlantic (or Reorganized MidAtlantic) and the holder of such Priority Claim, an Allowed Class MidAtlantic-2 Other Priority Claimholder in MidAtlantic's Chapter 11 Case shall receive, in full satisfaction, settlement, release, and discharge of and in exchange for such Class MidAtlantic-2 Other Priority Claim, (a) Cash equal to the amount of such Allowed Class MidAtlantic-2 Other Priority Claim or (b) such other treatment as to which MidAtlantic (or Reorganized MidAtlantic) and such Claimholder shall have agreed in writing.

           (c) Class MidAtlantic-3 (PBGC Claims). On the first Periodic Distribution Date or, if later, as soon as practicable after either (i) the date the PBGC Claims become Allowed Claims or (ii) the date the PBGC Claims become payable pursuant to any agreement between the Debtors (or the Reorganized Debtors) and the PBGC, the Disbursing Agent shall deliver to the PBGC in full satisfaction, settlement, release and discharge of and in exchange for the PBGC Claims (whether against USAI, another Debtor or Affiliate of any of the Debtors including its Claims in Classes Group-4, Allegheny-4, PSA-4, Piedmont-4, Mid-Atlantic-3, US Airways Leasing-3 and Material Services-3) either (A) the PBGC's Pro Rata share of (1) the 4,968,720 shares of Class A Common Stock, (2) the 3,048,030 shares of Class A Preferred Stock and (3) the 3,048,030 Class A-1 Warrants on account of the PBGC Claims classified in Class USAI-5, plus on account of the PBGC Claims classified in Class Group-4, Class Allegheny-4, Class PSA-4, Class Piedmont-4, Class MidAtlantic-3, Class US Airways Leasing-3, and Class Material Services-3, the PBGC's pro rata share of any distributable value that would otherwise be available to the General Unsecured Creditors of each of those Estates; provided, however, that the PBGC's total distribution will not exceed the amount of the Allowed PBGC Claim; or (B) such other treatment as the Debtors or Reorganized Debtors and the PBGC shall have agreed upon in writing.

           (d) Class MidAtlantic-4 (General Unsecured Convenience Claims). On the first Periodic Distribution Date occurring after the later of (i) the date a General Unsecured Convenience Claim becomes an Allowed General Unsecured Convenience Claim or (ii) the date a General Unsecured Convenience Claim becomes payable pursuant to any agreement between MidAtlantic (or Reorganized MidAtlantic) and the holder of such General Unsecured Convenience Claim, the holder of an Allowed Class MidAtlantic-4 General Unsecured Convenience Claim in MidAtlantic's Chapter 11 Case shall receive, in full satisfaction, settlement, release, and discharge of and in exchange for such Class MidAtlantic-4 General Unsecured Convenience Claim, Cash equal to (a) fifteen percent (15%) of the amount of such Allowed Claim if the amount of such Allowed Claim is less than or equal to $25,000 or (b) $3,750 if the amount of such Allowed Claim is greater than $25,000.

           (e) Class MidAtlantic-5 (General Unsecured Claims). Except as otherwise provided in and subject to Section 9.8 below, on the first Periodic Distribution Date occurring after the later of (i) the date a General Unsecured Claim becomes an Allowed General Unsecured Claim or (ii) the date a General Unsecured Claim becomes payable pursuant to any agreement between MidAtlantic (or Reorganized MidAtlantic) and the holder of such General Unsecured Claim, the Disbursing Agent shall deliver to such Allowed Class MidAtlantic-5 General Unsecured Claimholder in MidAtlantic's Chapter 11 Case, in full satisfaction, settlement, release, and discharge of and in exchange for each and every Class MidAtlantic-5 General Unsecured Claim, such Claimholder's Pro Rata share of (a)four million nine hundred sixty-eight thousand seven hundred twenty (4,968,720) shares of Class A Common Stock, (b) three million forty-eight thousand thirty (3,048,030) shares of Class A Preferred Stock, and (c) three million forty-eight thousand thirty (3,048,030) Class A-1 Warrants.

           (f) Class MidAtlantic-6 (Interests). Subject to Section 7.11 below, on the Effective Date, all Interests in MidAtlantic shall be Reinstated.

      5.7  Treatment of Claims and Interests for US Airways Leasing.

           (a) Class US Airways Leasing-1 (Miscellaneous Secured Claims). Except as otherwise provided in and subject to Section 9.8 below, at the option of the Debtors after consultation with the Plan Sponsor (i) the legal, equitable, and contractual rights of Allowed Miscellaneous Secured Claimholders in US Airways Leasing's Chapter 11 Case shall be Reinstated or
(ii) the holder of an Allowed Miscellaneous Secured Claim shall receive in full satisfaction, settlement and release of and in exchange for such Allowed Miscellaneous Secured Claim (A) Cash equal to the value of the Miscellaneous Secured Claimholder's interest in the property of the estate which constitutes collateral for such Allowed Miscellaneous Secured Claim, or (B) the property of the Estate which constitutes collateral for such Allowed Miscellaneous Secured Claim, or (C) such other treatment as to which US Airways Leasing (or Reorganized US Airways Leasing) and the holder of such Allowed Miscellaneous Secured Claim have agreed upon in writing. US Airways Leasing's failure to object to such Miscellaneous Secured Claims in its Chapter 11 Case shall be without prejudice to Reorganized US Airways Leasing's right to contest or otherwise defend against such Claims in the Bankruptcy Court or other appropriate non-bankruptcy forum (at the option of US Airways Leasing or Reorganized US Airways Leasing) when and if such Claims are sought to be enforced by the Class US Airways Leasing-1 Miscellaneous Secured Claimholder. Notwithstanding section 1141(c) or any other provision of the Bankruptcy Code, all prepetition liens on property of US Airways Leasing held by or on behalf of the Class US Airways Leasing-1 Miscellaneous Secured Claimholders with respect to such Claims shall survive the Effective Date and continue in accordance with the contractual terms of the underlying agreements with such Claimholders until, as to each such Claimholder, the Allowed Claims of such Class US Airways Leasing-1 Miscellaneous Secured Claimholder are paid in full.

           (b) Class US Airways Leasing-2 (Other Priority Claims). Except as otherwise provided in and subject to Section 9.8 below, on the first Periodic Distribution Date occurring after the later of (i) the date an Other Priority Claim becomes an Allowed Other Priority Claim or (ii) the date an Other Priority Claim becomes payable pursuant to any agreement between US Airways Leasing (or Reorganized US Airways Leasing) and the holder of such Priority Claim, an Allowed Class US Airways Leasing-2 Other Priority Claimholder in US Airways Leasing's Chapter 11 Case shall receive, in full satisfaction, settlement, release, and discharge of and in exchange for such Class US Airways Leasing-2 Other Priority Claim, (a) Cash equal to the amount of such Allowed Class US Airways Leasing-2 Other Priority Claim or (b) such other treatment as to which US Airways Leasing (or Reorganized US Airways Leasing) and such Claimholder shall have agreed in writing.

           (c) Class US Airways Leasing-3 (PBGC Claims). On the first Periodic Distribution Date or, if later, as soon as practicable after either (i) the date the PBGC Claims become Allowed Claims or (ii) the date the PBGC Claims become payable pursuant to any agreement between the Debtors (or the Reorganized Debtors) and the PBGC, the Disbursing Agent shall deliver to the PBGC in full satisfaction, settlement, release and discharge of and in exchange for the PBGC Claims (whether against USAI, another Debtor or Affiliate of any of the Debtors including its Claims in Classes Group-4, Allegheny-4, PSA-4, Piedmont-4, Mid-Atlantic-3, US Airways Leasing-3 and Material Services-3) either (A) the PBGC's Pro Rata share of (1) the 4,968,720 shares of Class A Common Stock, (2) the 3,048,030 shares of Class A Preferred Stock and (3) the 3,048,030 Class A-1 Warrants on account of the PBGC Claims classified in Class USAI-5, plus on account of the PBGC Claims classified in Class Group-4, Class Allegheny-4, Class PSA-4, Class Piedmont-4, Class MidAtlantic-3, Class US Airways Leasing-3, and Class Material Services-3, the PBGC's pro rata share of any distributable value that would otherwise be available to the General Unsecured Creditors of each of those Estates; provided, however, that the PBGC's total distribution will not exceed the amount of the Allowed PBGC Claim; or (B) such other treatment as the Debtors or Reorganized Debtors and the PBGC shall have agreed upon in writing.

           (d) Class US Airways Leasing-4 (General Unsecured Convenience Claims). On the first Periodic Distribution Date occurring after the later of
(i) the date a General Unsecured Convenience Claim becomes an Allowed General Unsecured Convenience Claim or (ii) the date a General Unsecured Convenience Claim becomes payable pursuant to any agreement between US Airways Leasing (or Reorganized US Airways Leasing) and the holder of such General Unsecured Convenience Claim, the holder of an Allowed Class US Airways Leasing-4 General Unsecured Convenience Claim in US Airways Leasing's Chapter 11 Case shall receive, in full satisfaction, settlement, release, and discharge of and in exchange for such Class US Airways Leasing-4 General Unsecured Convenience Claim, Cash equal to (a) fifteen percent (15%) of the amount of such Allowed Claim if the amount of such Allowed Claim is less than or equal to $25,000 or
(b) $3,750 if the amount of such Allowed Claim is greater than $25,000.

           (e) Class US Airways Leasing-5 (General Unsecured Claims). Except as otherwise provided in and subject to Section 9.8 below, on the first Periodic Distribution Date occurring after the later of (i) the date a General Unsecured Claim becomes an Allowed General Unsecured Claim or (ii) the date a General Unsecured Claim becomes payable pursuant to any agreement between US Airways Leasing (or Reorganized US Airways Leasing) and the holder of such General Unsecured Claim, the Disbursing Agent shall deliver to such Allowed Class US Airways Leasing-5 General Unsecured Claimholder in US Airways Leasing's Chapter 11 Case, in full satisfaction, settlement, release, and discharge of and in exchange for each and every Class US Airways Leasing-5 General Unsecured Claim, such Claimholder's Pro Rata share of (a) four million nine hundred sixty-eight thousand seven hundred twenty (4,968,720) shares of Class A Common Stock, (b) three million forty-eight thousand thirty (3,048,030) shares of Class A Preferred Stock, and (c) three million forty-eight thousand thirty (3,048,030) Class A-1 Warrants.

           (f) Class US Airways Leasing-6 (Interests). Subject to Section 7.11 below, on the Effective Date, all Interests in US Airways Leasing shall be Reinstated.

      5.8  Treatment of Claims and Interests for Material Services.

           (a) Class Material Services-1 (Miscellaneous Secured Claims). Except as otherwise provided in and subject to Section 9.8 below, at the option of the Debtors after consultation with the Plan Sponsor (i) the legal, equitable, and contractual rights of Allowed Miscellaneous Secured Claimholders in Material Services' Chapter 11 Case shall be Reinstated or (ii) the holder of an Allowed Miscellaneous Secured Claim shall receive in full satisfaction, settlement and release of and in exchange for such Allowed Miscellaneous Secured Claim (A) Cash equal to the value of the Miscellaneous Secured Claimholder's interest in the property of the estate which constitutes collateral for such Allowed Miscellaneous Secured Claim, or (B) the property of the Estate which constitutes collateral for such Allowed Miscellaneous Secured Claim, or (C) such other treatment as to which Material Services (or Reorganized Material Services) and the holder of such Allowed Miscellaneous Secured Claim have agreed upon in writing. Material Services' failure to object to such Miscellaneous Secured Claims in its Chapter 11 Case shall be without prejudice to Reorganized Material Services' right to contest or otherwise defend against such Claims in the Bankruptcy Court or other appropriate non-bankruptcy forum (at the option of Material Services or Reorganized Material Services) when and if such Claims are sought to be enforced by the Class Material Services-1 Miscellaneous Secured Claimholder. Notwithstanding section 1141(c) or any other provision of the Bankruptcy Code, all prepetition liens on property of Material Services held by or on behalf of the Class Material Services-1 Miscellaneous Secured Claimholders with respect to such Claims shall survive the Effective Date and continue in accordance with the contractual terms of the underlying agreements with such Claimholders until, as to each such Claimholder, the Allowed Claims of such Class Material Services-1 Miscellaneous Secured Claimholder are paid in full.

           (b) Class Material Services-2 (Other Priority Claims). Except as otherwise provided in and subject to Section 9.8 below, on the first Periodic Distribution Date occurring after the later of (i) the date an Other Priority Claim becomes an Allowed Other Priority Claim or (ii) the date an Other Priority Claim becomes payable pursuant to any agreement between Material Services (or Reorganized Material Services) and the holder of such Priority Claim, an Allowed Class Material Services-2 Other Priority Claimholder in Material Services' Chapter 11 Case shall receive, in full satisfaction, settlement, release, and discharge of and in exchange for such Class Material Services-2 Other Priority Claim, (a) Cash equal to the amount of such Allowed Class Material Services-2 Other Priority Claim or (b) such other treatment as to which Material Services (or Reorganized Material Services) and such Claimholder shall have agreed in writing.

           (c) Class Material Services-3 (PBGC Claims). On the first Periodic Distribution Date or, if later, as soon as practicable after either (i) the date the PBGC Claims become Allowed Claims or (ii) the date the PBGC Claims become payable pursuant to any agreement between the Debtors (or the Reorganized Debtors) and the PBGC, the Disbursing Agent shall deliver to the PBGC in full satisfaction, settlement, release and discharge of and in exchange for the PBGC Claims (whether against USAI, another Debtor or Affiliate of any of the Debtors including its Claims in Classes Group-4, Allegheny-4, PSA-4, Piedmont-4, Mid-Atlantic-3, US Airways Leasing-3 and Material Services-3) either (A) the PBGC's Pro Rata share of (1) the 4,968,720 shares of Class A Common Stock, (2) the 3,048,030 shares of Class A Preferred Stock and (3) the 3,048,030 Class A-1 Warrants on account of the PBGC Claims classified in Class USAI-5, plus on account of the PBGC Claims classified in Class Group-4, Class Allegheny-4, Class PSA-4, Class Piedmont-4, Class MidAtlantic-3, Class US Airways Leasing-3, and Class Material Services-3, the PBGC's pro rata share of any distributable value that would otherwise be available to the General Unsecured Creditors of each of those Estates; provided, however, that the PBGC's total distribution will not exceed the amount of the Allowed PBGC Claim; or (B) such other treatment as the Debtors or Reorganized Debtors and the PBGC shall have agreed upon in writing.

           (d) Class Material Services-4 (General Unsecured Convenience Claims). On the first Periodic Distribution Date occurring after the later of
(i) the date a General Unsecured Convenience Claim becomes an Allowed General Unsecured Convenience Claim or (ii) the date a General Unsecured Convenience Claim becomes payable pursuant to any agreement between Material Services (or Reorganized Material Services) and the holder of such General Unsecured Convenience Claim, the holder of an Allowed Class Material Services-4 General Unsecured Convenience Claim in Material Services' Chapter 11 Case shall receive, in full satisfaction, settlement, release, and discharge of and in exchange for such Class Material Services-4 General Unsecured Convenience Claim, Cash equal to (a) fifteen percent (15%) of the amount of such Allowed Claim if the amount of such Allowed Claim is less than or equal to $25,000 or
(b) $3,750 if the amount of such Allowed Claim is greater than $25,000.

           (e) Class Material Services-5 (General Unsecured Claims). Except as otherwise provided in and subject to Section 9.8 below, on the first Periodic Distribution Date occurring after the later of (i) the date a General Unsecured Claim becomes an Allowed General Unsecured Claim or (ii) the date a General Unsecured Claim becomes payable pursuant to any agreement between Material Services (or Reorganized Material Services) and the holder of such General Unsecured Claim, the Disbursing Agent shall deliver to such Allowed Class Material Services-5 General Unsecured Claimholder in Material Services' Chapter 11 Case, in full satisfaction, settlement, release, and discharge of and in exchange for each and every Class Material Services-5 General Unsecured Claim, such Claimholder's Pro Rata share of (a) four million nine hundred sixty-eight thousand seven hundred twenty (4,968,720) shares of Class A Common Stock, (b) three million forty-eight thousand thirty (3,048,030) shares of Class A Preferred Stock, and (c) three million forty-eight thousand thirty (3,048,030) Class A-1 Warrants.

           (f) Class Material Services-6 (Interests). Subject to Section 7.11 below, on the Effective Date, all Interests in Material Services shall be Reinstated.

      5.9 Special Provision Regarding Intercompany Claims and Interests. All Intercompany Claims and Interests will be Reinstated on the Effective Date; provided, however, that notwithstanding the foregoing, the Debtors reserve the right to extinguish or cancel, as applicable, as of the Effective Date, (a) Intercompany Claims owing from Group to USAI, or Intercompany Interests arising, on account of the advancement of funds by USAI to group with respect to Group's purchases of common stock of Group, (b) Intercompany Claims owing from Group to USAI on account of a certain demand note related to the financing by USAI of Group's purchase of an entity that was merged into USAI effective July 1, 2000, and (c) Intercompany Claims owing from Allegheny to Group arising on August 28, 1996 and related to the financing of ten de Havilland Dash-8 aircraft purchased by Allegheny. If such Intercompany Claims are extinguished and/or such Intercompany Interests are cancelled, the applicable Debtor shall receive no distribution under the Plan on account of such Intercompany Claims or Intercompany Interests, as applicable.


                                  ARTICLE VI

                     ACCEPTANCE OR REJECTION OF THE PLAN;
                      EFFECT OF REJECTION BY ONE OR MORE
                    IMPAIRED CLASSES OF CLAIMS OR INTERESTS
                    ---------------------------------------

      6.1 Impaired Classes of Claims and Interests Entitled to Vote. Except as otherwise provided in the Solicitation Procedures Order and Section 6.4 of the Plan, Claimholders or Interestholders in each Impaired Class of Claims or Interests are entitled to vote as a class to accept or reject the Plan.

      6.2  Acceptance by an Impaired Class.

           (a) Impaired Claims. Pursuant to section 1126(c) of the Bankruptcy Code and except as provided in section 1126(e) of the Bankruptcy Code, an Impaired Class of Claims has accepted the Plan if the holders of at least two-thirds (2/3) in dollar amount and more than one-half (1/2) in number of the Allowed Claims of such Class actually voting on the Plan have voted to accept the Plan.

           (b) Impaired Interests. Pursuant to section 1126(d) of the Bankruptcy Code and except as provided in section 1126(e) of the Bankruptcy Code, an Impaired Class of Interests has accepted the Plan if the holders of at least two-thirds (2/3) in amount of the Allowed Interests of such Class actually voting on the Plan have voted to accept the Plan.

      6.3 Presumed Acceptances by Unimpaired Classes. Classes Group-1, Group-3, USAI-1, USAI-3, USAI-4, Allegheny-1, Allegheny-2, Allegheny-3, PSA-1, PSA-2, PSA-3, Piedmont-1, Piedmont-2, Piedmont-3, MidAtlantic-1, MidAtlantic-2, US Airways Leasing-1, US Airways Leasing-2, Material Services-1, and Material Services-2 are Unimpaired by the Plan. Pursuant to
section 1126(f) of the Bankruptcy Code and/or the Solicitation Procedures Order, such Claimholders and Interestholders are conclusively presumed to have accepted the Plan, and the votes of such Claimholders and Interestholders will not be solicited. Pursuant to the agreement of the Interestholders, holders of Interests in Classes USAI-8, Allegheny-7, PSA-7, Piedmont-7, MidAtlantic-6, US Airways Leasing-6 and Material Services-6 are conclusively presumed to have accepted the Plan as such Interestholders are proponents of this Plan, and the votes of such Interestholders will not be solicited.

      6.4 Classes Deemed to Reject Plan. Classes Group-7A and Group-7B are not receiving a distribution on account of such Interests and Claims under the Plan. Pursuant to section 1126(g) of the Bankruptcy Code and/or the Solicitation Procedures Order, such Claimholders and Interestholders are conclusively presumed to have rejected the Plan, and the votes of such Claimholders and Interestholders will not be solicited.

      6.5 Confirmation Pursuant to Section 1129(b) of the Bankruptcy Code. To the extent that any Impaired Class entitled to vote rejects the Plan or is deemed to have rejected it, the Debtors will request confirmation of the Plan, as it may be modified from time to time, under section 1129(b) of the Bankruptcy Code.


                                  ARTICLE VII

                     MEANS FOR IMPLEMENTATION OF THE PLAN
                     ------------------------------------

      7.1 Continued Corporate Existence. Each of the Debtors will continue to exist after the Effective Date as a separate corporate entity, with all the powers of a corporation under applicable law in the jurisdiction in which each applicable Debtor is incorporated and pursuant to the respective Certificate of Incorporation and Bylaws in effect prior to the Effective Date, except to the extent such Certificate of Incorporation and Bylaws are amended by this Plan and to the extent that MidAtlantic becomes an operating division of USAI.

      7.2  Directors and Officers of Group.

           (a) The existing senior officers of the Debtors will serve initially in their current capacities after the Effective Date. On the Effective Date, the term of the current members of the board of directors of Group will expire. The initial board of directors of Reorganized Group will consist of fifteen (15) directors: (i) eight (8) members designated by the Plan Sponsor; (ii) one (1) member designated by ALPA in accordance with the terms of Group's collective bargaining agreement with ALPA; (iii) one (1) member designated by IAMAW; (iv) one (1) member designated in accordance with the Series 3 Class C Preferred Shares held by AFA and TWU; (v) one (1) member designated by CWA; (vi) the chief executive officer of Reorganized Group; and
(vii) at least two (2) Independent Directors identified by the chief executive officer of Reorganized Group after consultation with the Creditors' Committee.

           (b) The Persons designating board members will file with the Bankruptcy Court and give to Group written notice of the identities of such members on a date that is not less than five (5) days prior to the Confirmation Hearing; provided, however, that if and to the extent that any of the parties entitled to designate one or more board members pursuant to the preceding paragraph fails to file and give such notice, the Debtors will initially designate such members of the board of directors of Reorganized Group by announcing their identities at the Confirmation Hearing, subject to the right of such designating party to designate a replacement board member at any time thereafter.

           (c) Board members will serve an initial term for a period from the Effective Date through the date of the annual meeting that first occurs after a date which is one (1) year after the Effective Date and for one (1) year terms thereafter (with such subsequent terms subject to election by shareholder vote) with each such term expiring at the conclusion of the next annual meeting of shareholders. From and after the Effective Date, Reorganized Group will cause the following to constitute the slate of nominees recommended by the board of directors for election as directors at each annual meeting of stockholders: (i) subject to certain provisions of the Investment Agreement, up to eight (8) directors designated by the Plan Sponsor; (ii) the chief executive officer of Reorganized Group; and (iii) at least two (2) Independent Directors identified by the chief executive officer of Reorganized Group after consultation with the Creditors' Committee or Post-Confirmation Committee, as applicable, and Reorganized Group shall use its best efforts to cause the election of such Persons; provided that the board designation rights provided by this Section 7.2(c) and in Article V of the Investment Agreement shall cease, terminate and be of no further force or effect as of September 26, 2007; provided, further, however, that (A) ALPA, as the holder of the Series 1 Class C Preferred Share, (B) IAMAW, as the holder of the Series 2 Class C Preferred Share, (C) AFA and TWU, as the holders of the Series 3 Class C Preferred Shares, and (D) CWA, as the holder of the Series 4 class C Preferred Share, shall each have the right to elect and remove a director until such Class C Preferred Shares are redeemed in accordance with their terms.

           (d) In the event of the death, disability, resignation or removal of a member of the board of directors, the Person designating such member will designate a replacement for such director, which replacement will be reasonably satisfactory to Reorganized Group and/or the Plan Sponsor, if applicable, as provided above, and Reorganized Group will cause such replacement to be elected to the board of directors; provided, however, that notwithstanding the above, each holder of Class C Preferred Stock will designate the replacement for any director designated by such holder.

      7.3 Directors and Officers of Debtors Other Than Group. The existing senior officers and members of the boards of directors of each of the Debtors other than Group shall continue to serve in their current capacities after the Effective Date; provided, however, that the new initial board of directors of Reorganized Group, as provided in Section 7.2 hereof, shall also be the initial board of directors of Reorganized USAI; provided further, however, that the Debtors reserve the right to identify new members of the boards of directors of each of the Debtors other than Group and USAI at any time prior to the Confirmation Hearing.

      7.4 Employment, Retirement, Indemnification and Other Agreements and Incentive Compensation Programs. Subject to Section 8.1(c) hereof, employment, retirement, indemnification, and other agreements with their respective active directors, officers, and employees who will continue in such capacities (or similar capacities) after the Effective Date, or retirement income plans, welfare benefit plans, and other plans for such Persons, such agreements, programs, and plans will remain in place after the Effective Date, and the Reorganized Debtors will continue to honor such agreements, programs, and plans. Such agreements and plans may include equity, bonus, and other incentive plans in which officers and other employees of the Reorganized Debtors may be eligible to participate; provided, however, that pursuant to the Management Compensation Plan, there will be reserved for certain members of management, directors, and other employees of the Reorganized Debtors a certain number of shares of New Common Stock, Class A Preferred Stock, Class A-1 Warrants and other securities all as more fully stated on Exhibit A attached hereto, which contains a summary of the Management Compensation Plan and of components of compensation to be paid to management after the Effective Date to the extent that the terms and provisions differ significantly from such management member's current compensation.

      7.5 Continuation of Retiree Benefits. Following the Effective Date of the Plan, the payment of all retiree benefits (as defined in section 1114 of the Bankruptcy Code) shall continue at the levels established pursuant to subsections (e)(1)(B) or (g) of section 1114 of the Bankruptcy Code, at any time prior to confirmation of the Plan, for the duration of the periods the Debtors have obligated themselves to provide such benefits.

      7.6 Certificate of Incorporation and Bylaws. The certificates of incorporation and bylaws of the Debtors will be amended as may be required in order that they are consistent with the provisions of the Investment Agreement, the Plan and the Bankruptcy Code and will be reasonably satisfactory to the Plan Sponsor. The certificate of incorporation of Reorganized Group will be amended to, among other purposes, (a) authorize two hundred million (200,000,000) shares of Class A Common Stock; (b) authorize five million (5,000,000) shares of Class B Common Stock; (c) authorize twenty-five million (25,000,000) Class A-1 Warrants; (d) authorize fifty million (50,000,000) shares of Preferred Stock, including twenty-five million (25,000,000) shares of Class A Preferred Stock and two hundred fifty thousand (250,000) shares of Class B Preferred Stock; (e) authorize up to ten (10) shares of Class C Preferred Stock, issuable in four (4) series; and (f) pursuant to section 1123(a)(6) of the Bankruptcy Code, add (i) a provision prohibiting the issuance of non-voting equity securities for a period of two
(2) years from the Effective Date, and, if applicable, (ii) a provision setting forth an appropriate distribution of voting power among classes of equity securities possessing voting power, including, in the case of any class of equity securities having a preference over another class of equity securities with respect to dividends, adequate provisions for the election of directors representing such preferred class in the event of default in the payment of such dividends. The Restated Certificates of Incorporation of each of the Reorganized Debtors are attached hereto as Exhibits C-1 through C-8. Any modification to the certificate of incorporation of any of the Reorganized Debtors as originally filed may be filed after the Confirmation Date and may become effective on or prior to the Effective Date.

      7.7 Corporate Action. Each of the matters provided for under the Plan involving the corporate structure of the Debtors or corporate action to be taken by or required of the Debtors will, as of the Effective Date, be deemed to have occurred and be effective as provided herein, and will be authorized, approved and, to the extent taken prior to the Effective Date, ratified in all respects without any requirement of further action by stockholders, creditors, or directors of the Debtors.

      7.8 Post-Effective Date Financing. Reorganized USAI will enter into the ATSB Loan in order to obtain the funds necessary to repay the DIP Facility Claims, to the extent permitted under the ATSB Loan, make other payments required to be made on the Effective Date, and conduct its and the other Debtors' post-reorganization operations. Documents evidencing the ATSB Loan, or commitment letters with respect thereto, will be filed by the Debtors with the Bankruptcy Court no later than the Exhibit Filing Date and will be attached hereto as Exhibit G. Notice of any material modification to the ATSB Loan, or the commitment letters with respect thereto, after its filing with the Bankruptcy Court will be provided to the DIP Agent, the Plan Sponsor and the Creditors' Committee. In the Confirmation Order, the Bankruptcy Court will approve the terms of the ATSB Loan in substantially the form set forth in the commitment letter or the ATSB Loan documents filed with the Bankruptcy Court and authorize Reorganized USAI and, to the extent necessary, the other Reorganized Debtors to execute the same commitment letter and/or loan documents with such other documents as the ATSB Loan lenders may reasonably require in order to effectuate the treatment afforded to such parties under the ATSB Loan.

      7.9 Plan Sponsor. Upon the terms and subject to the conditions set forth in the Investment Agreement, Reorganized Group shall issue, sell and deliver to the Plan Sponsor, and the Plan Sponsor has agreed to purchase from Reorganized Group, (a) twenty million six hundred fifty-two thousand five hundred ninety-three (20,652,593) shares of Class A Common Stock, (b) five million (5,000,000) shares of Class B Common Stock, (c) one million three hundred eighty thousand five hundred seventy (1,380,570) Class A-1 Warrants,
(d) one million three hundred eighty thousand five hundred seventy (1,380,570) shares to the Plan Sponsor and (e) seventy-five thousand (75,000) shares of Class B Preferred Stock, in each case, free and clear of all liens, for an aggregate purchase price of two hundred forty million dollars ($240,000,000) in Cash to be delivered to Reorganized Group on the Effective Date or such other date as agreed upon by Group and the Plan Sponsor, which Cash may include an offset against amounts owed to the DIP Lenders in respect of DIP Facility Claims.

      7.10 Issuance of New Equity.

           (a) Class A Common Stock. On or before the Distribution Date, Reorganized Group will issue the Class A Common Stock for distribution as follows: (i) four million nine hundred sixty-eight thousand seven hundred twenty (4,968,720) shares to or for the benefit of Allowed General Unsecured Claimholders and, in certain circumstances, the PBGC, in the Chapter 11 Cases in accordance with the terms of this Plan; (ii) twenty million six hundred fifty-two thousand five hundred ninety-three (20,652,593) shares to the Plan Sponsor; (iii) three million seven hundred fifty thousand (3,750,000) shares pursuant to the terms of the Management Compensation Plan, attached hereto as Exhibit A; (iv) fourteen million seven hundred fifty-eight thousand four hundred fifty-five (14,758,455) shares to such employees and/or employee plans as are designated by ALPA consistent with the collective bargaining agreements between ALPA and the Debtors or Reorganized Debtors, as applicable; and (v) eight million two hundred seventy thousand two hundred thirty-two (8,270,232) shares to certain of the Debtors' other employees or employee plans as are designated by the AFA, CWA and TWU Designated Representatives consistent with the terms of their collective bargaining agreements with Reorganized Group.

           (b) Class B Common Stock. On or before the Distribution Date, Reorganized Group will issue five million (5,000,000) shares of Class B Common Stock for distribution to the Plan Sponsor.

           (c) Class A Preferred Stock. On or before the Distribution Date, Reorganized Group will issue the Class A Preferred Stock for distribution as follows: (i) three million forty-eight thousand thirty (3,048,030) shares to or for the benefit of Allowed General Unsecured Claimholders and, in certain circumstances, the PBGC, in the Chapter 11 Cases in accordance with the terms of this Plan; (ii) one million three hundred eighty thousand five hundred seventy (1,380,570) shares to the Plan Sponsor; (iii) two million two hundred twenty thousand five hundred seventy (2,220,570) shares pursuant to the terms of the Management Compensation Plan, attached hereto as Exhibit A; (iv) three million eight hundred seventeen thousand five hundred (3,817,500) shares to GECC in accordance with the terms of this Plan; (v) seven million six hundred thirty-five thousand (7,635,000) shares to the ATSB; and (vi) eight hundred forty-eight thousand three hundred thirty (848,330) shares to the lenders of the unguaranteed portion of the ATSB Loan.

           (d) Class B Preferred Stock. On or before the Distribution Date, Reorganized Group will issue seventy-five thousand (75,000) shares of Class B Preferred Stock for distribution to the Plan Sponsor.

           (e) Class C Preferred Stock. On or before the Distribution Date, Reorganized Group will issue the Class C Preferred Stock, which shall be non-transferable, for distribution as follows: (i) one (1) Series 1 Class C Preferred Share to be issued to the individual designated and identified by the ALPA Designated Representative; (ii) one (1) Series 2 Class C Preferred Share to be issued to the individual designated and identified by the IAMAW Designated Representative; (iii) four (4) Series 3 Class C Preferred Shares to be issued to the individual designated and identified by the AFA Designated Representative; (iv) one (1) Series 3 Class C Preferred Share to be issued to each of the three individuals designated and identified by each of the TWU Designated Representatives; and (v) one (1) Series 4 Class C Preferred Share to be issued to the individual designated and identified by the CWA Designated Representative.

           (f) Class A-1 Warrants. On or before the Distribution Date, Reorganized Group will issue the Class A-1 Warrants for distribution as follows: (i) three million forty-eight thousand thirty (3,048,030) warrants to or for the benefit of Allowed General Unsecured Claimholders and, in certain circumstances, the PBGC, in the Chapter 11 Cases in accordance with the terms of this Plan; (ii) one million three hundred eighty thousand five hundred seventy (1,380,570) warrants to the Plan Sponsor; (iii) two million two hundred twenty thousand five hundred seventy (2,220,570) warrants pursuant to the terms of the Management Compensation Plan, attached hereto as Exhibit A;
(iv) three million eight hundred seventeen thousand five hundred (3,817,500) warrants to GECC in accordance with the terms of this Plan; (v) seven million six hundred thirty-five thousand (7,635,000) warrants to the ATSB; and (vi) eight hundred forty-eight thousand three hundred thirty (848,330) warrants to the lenders of the unguaranteed portion of the ATSB Loan.

           (g) Registration Rights Agreement. Without limiting the effect of section 1145 of the Bankruptcy Code, Reorganized Group will enter into a Registration Rights Agreement with each holder of New Common Stock, the Class A-1 Warrants, and the Class A Preferred Shares (i) who by virtue of holding New Common Stock, the Class A-1 Warrants, and the Class A Preferred Shares to be distributed under the Plan and/or its relationship with Reorganized Group could reasonably be deemed to be an "affiliate" (as such term is used within the meaning of applicable securities laws) of Reorganized Group, and (ii) who requests in writing that Reorganized Group execute such agreement. A form Registration Rights Agreement will be filed by the Debtors with the Bankruptcy Court no later than the Exhibit Filing Date and attached hereto as Exhibit B. The Registration Rights Agreements will contain certain registration rights for the benefit of the signatories thereto.

           (h) Listing on Securities Exchange or Quotation System. Reorganized Group will use reasonable efforts to list the Class A Common Stock and Class B Common Stock on a national securities exchange or for quotation on a national automated interdealer quotation system but will have no liability if it is unable to do so. Persons receiving distributions of Class A Common Stock and Class B Common Stock, by accepting such distributions, will have agreed to cooperate with Reorganized Group's reasonable requests to assist Reorganized Group in its efforts to list the Class A Common Stock and Class B Common Stock on a securities exchange or quotation system.

      7.11 Reinstatement of Common Stock of Reorganized Debtors Other Than Reorganized Group. The common stock of the Reorganized Debtors (other than Reorganized Group) shall be Reinstated in exchange for Reorganized Group's agreement to distribute New Equity to the General Unsecured Claimholders of the Debtors other than Group in accordance with the terms of this Plan and to provide management services to such Reorganized Debtors.

      7.12 Preservation of Causes of Action. In accordance with section 1123(b)(3) of the Bankruptcy Code and except as otherwise provided in this Plan, the Reorganized Debtors will retain and may (but are not required to) enforce all Retained Actions and all other similar claims arising under applicable state laws, including, without limitation, fraudulent transfer claims, if any, and all other Causes of Action of a trustee and debtor-in-possession under the Bankruptcy Code. The Debtors or the Reorganized Debtors, in their sole and absolute discretion, will determine whether to bring, settle, release, compromise, or enforce such rights (or decline to do any of the foregoing), and will not be required to seek further approval of the Bankruptcy Court for such action. The Reorganized Debtors or any successors may pursue such litigation claims in accordance with the best interests of the Reorganized Debtors or any successors holding such rights of action. Notwithstanding the foregoing, Causes of Action against Persons arising under section 547 of the Bankruptcy Code or similar state laws will not be retained by the Reorganized Debtors unless specifically listed on Exhibit F hereto. An exclusive list of the Retained Actions will be filed as Exhibit F hereto on or before the Exhibit Filing Date. Notwithstanding the foregoing, or anything else to the contrary set forth herein, Avoidance Claims relating to individual supplemental retirement agreements between the Debtors and insiders defined in section 101(31) of the Bankruptcy Code will be Retained Actions.

      7.13 Cancellation of Existing Equity Securities and Agreements. On the Effective Date, except as otherwise specifically provided for in the Plan or the Confirmation Order, including, without limitation, with respect to the Aircraft Equipment described in Section 11.1 of the Plan, on the earlier of the date of entry into a new or amended lease or return of the Aircraft Equipment, (a) the Existing Equity Securities and any other note, bond, indenture, pass through trust agreement, pass through trust certificate, equipment trust certificate guarantee, or other instrument or document directly or indirectly evidencing or creating any indebtedness or obligation of or ownership interest in the Debtors, except such notes, other instruments or documents evidencing indebtedness or obligations of the Debtors that are Reinstated under the Plan, will be cancelled solely as to the Debtors, and the Debtors shall not have any continuing obligations thereunder, and (b) the obligations of, Claims against, and/or Interests in the Debtors under, relating, or pertaining to any agreements, indentures, certificates of designation, bylaws, or certificate or articles of incorporation or similar documents governing the Existing Equity Securities and any other note, bond, indenture, or other instrument or document evidencing or creating any indebtedness or obligation of the Debtors, except such agreements or notes or other instruments evidencing indebtedness or obligations of the Debtors that are Reinstated under the Plan, as the case may be, will be released and discharged, provided that, notwithstanding the release and discharge of Claims against Debtors, to the extent required by applicable nonbankruptcy law in order to permit foreclosure (1) each such Claim shall not be discharged, and may be asserted, solely against any applicable insurance or Aircraft Equipment or other collateral (other than property of the Reorganized Debtors) securing such Claim or against a non-Debtor party liable thereon and may be credit bid in any foreclosure action with respect to such Aircraft Equipment to the extent permissible under applicable nonbankruptcy law and (2) the applicable Debtor may be named as a nominal party, without recourse, solely to the extent required by applicable nonbankruptcy law in a foreclosure or other enforcement action with respect to the Aircraft Equipment securing such Claim; provided, however, that any such foreclosure or exercise of related remedies permitted by this Plan must be subject in all respects to the New or amended Leases, which shall survive and be fully enforceable notwithstanding such foreclosure or other exercise of related remedies permitted by this Plan; provided, further, that any such foreclosure or other remedies shall not be exercised in a fashion that would result in the lease being terminated or extinguished or in the applicable Reorganized Debtor being deprived of any of the intended benefits of the lease; provided, further, that any such agreement that governs the rights of the Claimholder will continue in effect solely for purposes of
(i) allowing an indenture trustee, an agent or a servicer (each hereinafter referred to as a "Servicer") to make the distributions to be made on account of such Claims under the Plan as provided in Article IX of the Plan, (ii) permitting such Servicer to maintain any rights or liens it may have against property other than the Reorganized Debtors' property for fees, costs, and expenses under such Indenture or other agreement, and (iii) governing the rights and obligations of non-Debtor parties to such agreements, vis-a-vis each other; provided, further, that the preceding proviso will not affect the discharge of Claims against or Interests in the Debtors under the Bankruptcy Code, the Confirmation Order, or this Plan, or result in any expense or liability to the Reorganized Debtors. The Reorganized Debtors will not have any obligations to any Servicer (or to any Disbursing Agent replacing such Servicer) for any fees, costs, or expenses except as expressly provided in
Section 9.5 hereof; provided, however, that nothing herein will preclude any Servicer (or any Disbursing Agent replacing such Servicer) from being paid or reimbursed for prepetition or postpetition fees, costs, and expenses from the distributions being made by such Servicer (or any Disbursing Agent replacing such Servicer) pursuant to such agreement in accordance with the provisions set forth therein, all without application to or approval by the Bankruptcy Court with respect to agreements regarding Aircraft Equipment in Section 11.1 of the Plan.

      7.14 Exclusivity Period. The Debtors will retain the exclusive right to amend or modify the Plan, and to solicit acceptances of any amendments to or modifications of the Plan, through and until the Effective Date; provided, however, that nothing herein shall impair the Plan Sponsor's rights under the Investment Agreement or the DIP Credit Agreement.

      7.15 Substantive Consolidation. The Plan does not provide for the substantive consolidation of the Estates. However, the Debtors may elect in their sole and absolute discretion, at any time through and until the Effective Date, to substantively consolidate the Estates for voting and distribution purposes only; provided, however, that nothing herein shall impair the Plan Sponsor's rights under the Investment Agreement or the DIP Credit Agreement. Should the Debtors make such election, the Debtors will not, nor will they be required to, resolicit votes with respect to this Plan. Substantive consolidation shall not alter the distributions set forth herein. In the event that the Debtors do elect to substantively consolidate the Estates, the Disclosure Statement and this Plan shall be deemed to be a motion requesting that the Bankruptcy Court approve such substantive consolidation.

      7.16 Effectuating Documents; Further Transactions. Each of (a) the President and Chief Executive Officer, (b) the Executive Vice President - Finance and Chief Financial Officer and (c) the Executive Vice President - Corporate Affairs and General Counsel of Group, or their respective designees, will be authorized to execute, deliver, file, or record such contracts, instruments, releases, indentures, and other agreements or documents, and take such actions as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan. The secretary or assistant secretary of the Debtors will be authorized to certify or attest to any of the foregoing actions.

      7.17 Exemption From Certain Transfer Taxes and Recording Fees. Pursuant to section 1146(c) of the Bankruptcy Code, any transfers from a Debtor to a Reorganized Debtor or to any other Person or entity pursuant to the Plan or pursuant to any agreement regarding the transfer of title to or ownership of any of the Debtors' aircraft, in the United States will not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, stamp act, real estate transfer tax, mortgage recording tax, Uniform Commercial Code filing or recording fee, Federal Aviation Administration filing or recording fee or other similar tax or governmental assessment, and the Confirmation Order will direct the appropriate state or local governmental officials or agents to forego the collection of any such tax or governmental assessment and to accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment.

      7.18 Postpetition Aircraft Obligations. The Postpetition Aircraft Obligations will become obligations of the Reorganized Debtors or their successors, if applicable, on the Effective Date or such other date as provided in Section 11.1 of the Plan. The foregoing sentence will be specifically limited with respect to each Postpetition Aircraft Obligation by the express terms of the agreement pursuant to which such Postpetition Aircraft Obligation arises and nothing contained in this Plan, the Disclosure Statement or the Confirmation Order will be deemed to limit or otherwise affect the terms thereof.

                                 ARTICLE VIII

                   UNEXPIRED LEASES AND EXECUTORY CONTRACTS
                   ----------------------------------------

      8.1  Assumed Contracts and Leases.

           (a) Interline Agreements. Each Interline Agreement to which the Debtors are a party shall be deemed automatically assumed in accordance with the provisions and requirements of sections 365 and 1123 of the Bankruptcy Code as of the Effective Date, unless such Interline Agreement (i) shall have been previously rejected by the Debtors by order of the Bankruptcy Court, (ii) is the subject of a motion to reject pending on or before the Effective Date,
(iii) is listed on the schedule of rejected Interline Agreements annexed hereto as Exhibit E-1 or (iv) is otherwise rejected pursuant to the terms of the Plan. Entry of the Confirmation Order by the Bankruptcy Court shall constitute approval of such assumptions pursuant to sections 365 and 1123 of the Bankruptcy Code. Each Interline Agreement assumed pursuant to this Section 8.l(a) shall vest in and be fully enforceable by the applicable Reorganized Debtor in accordance with its terms, except as modified by the provisions of this Plan, or any order of the Bankruptcy Court authorizing or providing for its assumption or applicable federal law. The Debtors reserve the right to file a motion on or before the Confirmation Date to assume or reject any Interline Agreement.

           (b) Industry Practice Agreements. Each Industry Practice Agreement to which the Debtors are a party shall be deemed automatically assumed in accordance with the provisions and requirements of sections 365 and 1123 of the Bankruptcy Code as of the Effective Date, unless such Industry Practice Agreement (i) shall have been previously rejected by the Debtors by order of the Bankruptcy Court, (ii) is the subject of a motion to reject pending on or before the Effective Date, (iii) is listed on the schedule of rejected Industry Practice Agreements annexed hereto as Exhibit E-2 or (iv) is otherwise rejected pursuant to the terms of the Plan. Entry of the Confirmation Order by the Bankruptcy Court shall constitute approval of such assumptions pursuant to sections 365 and 1123 of the Bankruptcy Code. Each Industry Practice Agreement assumed pursuant to this Section 8.l(b) shall vest in and be fully enforceable by the applicable Reorganized Debtor in accordance with its terms, except as modified by the provisions of this Plan, or any order of the Bankruptcy Court authorizing or providing for its assumption or applicable federal law. The Debtors reserve the right to file a motion on or before the Confirmation Date to assume or reject any Industry Practice Agreement.

           (c) Employee-Related Agreements. Each Employee-Related Agreement as to which any of the Debtors is a party shall be deemed automatically rejected in accordance with the provisions and requirements of sections 365 and 1123 of the Bankruptcy Code as of the Effective Date, unless such Employee-Related Agreement (i) shall have been previously assumed by the Debtors by order of the Bankruptcy Court, (ii) is the subject of a motion to assume pending on or before the Effective Date, (iii) is listed on the schedule of assumed Employee-Related Agreements annexed hereto as Exhibit E-3 or (iv) is otherwise assumed pursuant to the terms of this Plan. Entry of the Confirmation Order by the Bankruptcy Court shall constitute approval of the rejections and assumptions contemplated hereby pursuant to sections 365 and 1123 of the Bankruptcy Code. Notwithstanding the foregoing, all collective bargaining agreements, as modified and/or amended from time to time, shall be deemed automatically assumed in accordance with the provisions and requirements of sections 365 and 1123 of the Bankruptcy Code as of the Effective Date. The assumption of the collective bargaining agreements and the cure of all amounts owed under such agreements in the ordinary course by the Reorganized Debtors shall be in full satisfaction of all Claims and Interests arising under all previous collective bargaining agreements between the parties thereto or their predecessors-in-interest. Upon assumption, all proofs of claim filed by the Debtors' unions will be deemed withdrawn, without prejudice to their pursuit in the ordinary course by the unions and/or individuals and payment or satisfaction in the ordinary course by the Reorganized Debtors of obligations under the assumed collective bargaining agreements. Each Employee-Related Agreement assumed pursuant to this Section 8.l(c) shall vest in and be fully enforceable by the applicable Reorganized Debtor in accordance with its terms, except as modified by the provisions of this Plan, or any order of the Bankruptcy Court authorizing or providing for its assumption or applicable federal law. The Debtors reserve the right to file a motion on or before the Confirmation Date to assume or reject any Employee-Related Agreement.

           (d) Other Executory Contracts and Unexpired Leases. Each Other Executory Contract and Unexpired Lease as to which any of the Debtors is a party shall be deemed automatically rejected in accordance with the provisions and requirements of sections 365 and 1123 of the Bankruptcy Code as of the Effective Date, unless such Other Executory Contract or Unexpired Lease (i) shall have been previously assumed by the Debtors by order of the Bankruptcy Court, (ii) is the subject of a motion to assume pending on or before the Effective Date, (iii) is listed on the schedule of assumed other Executory Contracts and Unexpired Leases annexed hereto as Exhibit E-4 or (iv) is otherwise assumed pursuant to the terms of this Plan, provided, however, that those aircraft leases in which GECC has an interest that are generally described in the GE Global Restructuring Agreement that are not rejected in accordance with or as contemplated by the GE Global Restructuring Agreement shall be deemed automatically assumed on the Effective Date. Entry of the Confirmation Order by the Bankruptcy Court shall constitute approval of the assumptions and rejections described herein pursuant to sections 365 and 1123 of the Bankruptcy Code. Each Other Executory Contract or Unexpired Lease assumed pursuant to this Section 8.l(d) shall vest in and be fully enforceable by the applicable Reorganized Debtor in accordance with its terms, except as modified by the provisions of this Plan, or any order of the Bankruptcy Court authorizing or providing for its assumption or applicable federal law. The Debtors reserve the right to file a motion on or before the Confirmation Date to assume or reject any Other Executory Contract or Unexpired Lease. The effective date of rejection for executory contracts or unexpired leases set forth above may be later than the Effective Date of the Plan, provided, that the Debtors shall provide notice of the effective date of rejection to the applicable counterparty. Notwithstanding anything to the contrary contained in this Section 8.1(d), the IP Agreements, the IP Contracts (each as defined in the General Notes to Plan Exhibit E-4) and the insurance policies (as described in the General Notes to Plan Exhibit E-4) to which the Debtors are a party shall be deemed automatically assumed in accordance with the provisions and requirements of sections 365 and 1123 of the Bankruptcy Code as of the Effective Date unless such an agreement (i) shall have been previously rejected by the Debtors by order of the Bankruptcy Court, (ii) is the subject of a motion to reject pending on or before the Effective Date, or (iii) is otherwise rejected pursuant to the terms of the Plan; provided, however, that neither the exclusion nor inclusion of a contract or lease by the Debtors on Plan Exhibit E-4, nor anything contained herein, shall constitute an admission by the Debtors that any such lease or contract is an unexpired lease or executory contract or that any Debtor, or its respective Affiliates, has any liability thereunder.

           (e) Intercompany Executory Contracts and Unexpired Leases. Except as otherwise provided in this Section 8.1(e), each Intercompany Executory Contract and Intercompany Unexpired Lease to which the Debtors are a party shall be deemed automatically assumed in accordance with the provisions and requirements of sections 365 and 1123 of the Bankruptcy Code as of the Effective Date, unless such Intercompany Executory Contract or Intercompany Unexpired Lease (i) shall have been previously rejected by the Debtors by order of the Bankruptcy Court, (ii) is the subject of a motion to reject pending on or before the Effective Date, (iii) is listed on the schedule of rejected Intercompany Executory Contracts and Intercompany Unexpired Leases annexed hereto as Exhibit E-5 or (iv) is otherwise rejected pursuant to the terms of the Plan. The Tax Sharing Agreement, as amended, shall be deemed automatically assumed in accordance with the provisions and requirements of sections 365 and 1123 of the Bankruptcy Code as of the Effective Date; provided, however, that any amounts due and owing between or among any of the Debtors pursuant to such agreement shall be released and extinguished except as otherwise provided in the amendment to the Tax Sharing Agreement. Entry of the Confirmation Order by the Bankruptcy Court shall constitute approval of such assumptions pursuant to sections 365 and 1123 of the Bankruptcy Code. Each Intercompany Executory Contract and Intercompany Unexpired Lease assumed pursuant to this Section 8.l(e) shall vest in and be fully enforceable by the applicable Reorganized Debtor in accordance with its terms, except as modified by the provisions of this Plan, or any order of the Bankruptcy Court authorizing or providing for its assumption or applicable federal law. The Debtors reserve the right to file a motion on or before the Confirmation Date to assume or reject any Intercompany Executory Contract or Intercompany Unexpired Lease.

           (f) Each executory contract and unexpired lease, whether such executory contract or unexpired lease is an Interline Agreement, Industry Practice Agreement, Employee-Related Agreement, Intercompany Executory Contract, Intercompany Unexpired Lease, or Other Executory Contract or Unexpired Lease that is assumed and relates to the use, ability to acquire, or occupancy of real property shall include (a) all modifications, amendments, supplements, restatements, or other agreements made directly or indirectly by any agreement, instrument, or other document that in any manner affect such executory contract or unexpired lease and (b) all executory contracts or unexpired leases appurtenant to the premises, including all easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, powers, uses, reciprocal easement agreements, and any other interests in real estate or rights in rem related to such premises, unless any of the foregoing agreements has been rejected pursuant to a Final Order of the Bankruptcy Court or is otherwise rejected as a part of this Plan.

      8.2 Rejected Contracts and Leases. Except with respect to executory contracts and unexpired leases that have previously been rejected or are the subject of a motion to reject filed, or a notice of rejection served, pursuant to order of the Bankruptcy Court, on or before the Effective Date, all Interline Agreements set forth on Exhibit E-1 hereto, all Industry Practice Agreements set forth on Exhibit E-2 hereto, and those aircraft leases and other executory contracts that are rejected as contemplated by the GE Global Restructuring Agreement and all Intercompany Executory Contracts and Intercompany Unexpired Leases set forth on Exhibit E-5 hereto shall be deemed automatically rejected as of the Effective Date or such earlier date as the Debtors may have unequivocally terminated their performance under such lease or contract; provided, however, that any aircraft leases that are referred to in the GE Global Restructuring Agreement as leases that may be rejected shall only be rejected subject to the terms of such Agreement; provided, further, however, that neither the exclusion nor inclusion of a contract or lease by the Debtors on any Exhibit hereto, nor anything contained herein, shall constitute an admission by the Debtors that any such lease or contract is an unexpired lease or executory contract or that any Debtor, or its respective Affiliates, has any liability thereunder. The Confirmation Order shall constitute an order of the Bankruptcy Court approving the assumptions and rejections contemplated herein, pursuant to sections 365 and 1123 of the Bankruptcy Code. The Debtors reserve the right to (a) file a motion on or before the Confirmation Date (i) to reject any Interline Agreement not listed on Exhibit E-1 hereto, (ii) to reject any Industry Practice Agreement not listed on Exhibit E-2 hereto, (iii) to reject any Employee-Related Agreement listed on Exhibit E-3 hereto, (iv) to reject any Other Executory Contract or Unexpired Lease listed on Exhibit E-4 hereto, (v) to reject any Intercompany Executory Contract or Intercompany Unexpired Lease not listed on Exhibit E-5 hereto or (vi) to reject any Interline Agreement, Industry Practice Agreement, Employee-Related Agreement, Other Executory Contract or Unexpired Lease, Intercompany Executory Contract or Intercompany Unexpired Lease that previously has not been rejected by order of the Bankruptcy Court, and (b) modify or supplement Exhibit E-1, Exhibit E-2, Exhibit E-3, Exhibit E-4 or Exhibit E-5 hereto at any time prior to the Effective Date, including, without limitation, the right to (i) add any Interline Agreement to, or delete any Interline Agreement from, Exhibit E-1 hereto, (ii) to add any Industry Practice Agreement to, or delete any Industry Practice Agreement from, Exhibit E-2 hereto, (iii) to add any Employee-Related Agreement to, or delete any Employee-Related Agreement from, Exhibit E-3 hereto, (iv) to add any Other Executory Contract or Unexpired Lease to, or delete any Other Executory Contract or Unexpired Lease from, Exhibit E-4 hereto, or (v) to add any Intercompany Executory Contract or Intercompany Unexpired Lease to, or delete any Intercompany Executory Contract or Intercompany Unexpired Lease from, Exhibit E-5 hereto. The effective date of rejection for executory contracts or unexpired leases set forth above may be later than the Effective Date of the Plan, provided, that the Debtors shall provide notice of the effective date of rejection to the applicable counterparty.

      8.3 Payments Related to Assumption of Executory Contracts and Unexpired Leases. The provisions (if any) of each Interline Agreement, Industry Practice Agreement, Employee-Related Agreement, or Other Executory Contract or Unexpired Lease to be assumed under the Plan which are or may be in default shall be satisfied solely by Cure. In the event of a dispute regarding (a) the nature or the amount of any Cure, (b) the ability of the Reorganized Debtors or any assignee to provide "adequate assurance of future performance" (within the meaning of section 365 of the Bankruptcy Code) under the contract or lease to be assumed, or (c) any other matter pertaining to assumption, Cure shall occur as soon as practicable following the entry of a Final Order resolving the dispute and approving the assumption and, as the case may be, assignment. The provisions (if any) of each Intercompany Executory Contract and Intercompany Unexpired Lease to be assumed under the Plan which are or may be in default shall be satisfied in a manner to be agreed to by the relevant Debtors and/or Airways Assurance Limited LLC.

      8.4 Rejection Damages Bar Date. If the rejection by the Debtors (pursuant to the Plan or otherwise) of an Interline Agreement, Industry Practice Agreement, Employee-Related Agreement, Other Executory Contract or Unexpired Lease, Intercompany Executory Contract or Intercompany Unexpired Lease results in a Claim, then such Claim shall be forever barred and shall not be enforceable against either the Debtors, the Reorganized Debtors or the Plan Sponsor or such entities' properties unless a proof of claim is filed with the Claims Agent and served upon counsel to the Debtors, the Plan Sponsor, the Creditors' Committee or Post-Confirmation Committee, as applicable, and the ATSB within thirty (30) days after service of the earlier of (a) notice of the Confirmation Order or (b) other notice that the executory contract or unexpired lease has been rejected; provided, however, that the foregoing requirement to file a Proof of Claim shall not be applicable to any such Claim that was previously allowed by Final Order of the Bankruptcy Court.


                                  ARTICLE IX

                      PROVISIONS GOVERNING DISTRIBUTIONS
                      ----------------------------------

      9.1 Time of Distributions. Except as otherwise provided for herein or ordered by the Bankruptcy Court, distributions under the Plan shall be made on a Periodic Distribution Date.

      9.2 No Interest on Claims. Unless otherwise specifically provided for in the Plan, Confirmation Order, or the DIP Credit Agreement or a postpetition agreement in writing between the Debtors and a Claimholder, postpetition interest shall not accrue or be paid on Claims, and no Claimholder shall be entitled to interest accruing on or after the Petition Date on any Claim or right. Additionally, and without limiting the foregoing, interest shall not accrue or be paid on any Disputed Claim in respect of the period from the Effective Date to the date a final distribution is made when and if such Disputed Claim becomes an Allowed Claim.

      9.3 Disbursing Agent. The Disbursing Agent shall make all distributions required under this Plan except with respect to a holder of a Claim whose distribution is governed by an agreement and is administered by a Servicer, which distributions shall be deposited with the appropriate Servicer, who shall deliver such distributions to the holders of Claims in accordance with the provisions of this Plan and the terms of the governing agreement; provided, however, that if any such Servicer is unable to make such distributions, the Disbursing Agent, with the cooperation of such Servicer, shall make such distributions.

      9.4 Surrender of Securities or Instruments. On or before the Distribution Date, or as soon as practicable thereafter, each holder of an instrument evidencing a Claim (a "Certificate") shall surrender such Certificate to the Disbursing Agent, or, with respect to indebtedness that is governed by an agreement and administered by a Servicer, the respective Servicer, and such Certificate shall be cancelled solely with respect to the Debtors and such cancellation shall not alter the obligations or rights of any non-Debtor third parties vis-a-vis one another to such instruments; provided, however, that this Section 9.4 shall not apply to any Claims Reinstated pursuant to the terms of the Plan. No distribution of property hereunder shall be made to or on behalf of any such holder unless and until such Certificate is received by the Disbursing Agent or the respective Servicer or the unavailability of such Certificate is reasonably established to the satisfaction of the Disbursing Agent or the respective Servicer. Any holder who fails to surrender or cause to be surrendered such Certificate, or fails to execute and deliver an affidavit of loss and indemnity reasonably satisfactory to the Disbursing Agent or the respective Servicer prior to the second anniversary of the Effective Date, shall be deemed to have forfeited all rights and Claims in respect of such Certificate and shall not participate in any distribution hereunder, and all property in respect of such forfeited distribution, including any dividends or interest attributable thereto, shall revert to the Reorganized Debtors notwithstanding any federal or state escheat laws to the contrary.

      9.5 Services of Indenture Trustees, Agents and Servicers. The services, with respect to consummation of the Plan, of Servicers under the relevant agreements that govern the rights of Claimholders shall be as set forth elsewhere in this Plan, and the Reorganized Debtors shall reimburse any Servicer for reasonable and necessary services performed by it (including reasonable attorneys' fees) as contemplated by, and in accordance with, this Plan, without the need for the filing of an application with, or approval by, the Bankruptcy Court.

      9.6  Claims Administration Responsibility.

           (a) Consistent with Section 14.4(b) hereof, the Reorganized Debtors will retain responsibility for administering, disputing, objecting to, compromising, or otherwise resolving and making distributions (if any) with respect to all Claims against and Interests in the Debtors.

           (b) Unless otherwise extended by the Bankruptcy Court, any objections to Claims shall be served and filed on or before the Claims Objection Deadline. Notwithstanding any authority to the contrary, an objection to a Claim shall be deemed properly served on the Claimholder if the Debtors or the Reorganized Debtors effect service in any of the following manners: (i) in accordance with Federal Rule of Civil Procedure 4, as modified and made applicable by Bankruptcy Rule 7004; (ii) to the extent counsel for a Claimholder is unknown, by first class mail, postage prepaid, on the signatory on the proof of claim or interest or other representative identified on the proof of claim or any attachment thereto; or (iii) by first class mail, postage prepaid, on any counsel that has appeared on the Claimholder's behalf in the Chapter 11 Cases.

           (c) Except as otherwise provided in the Order Establishing Alternative Dispute Resolution Program to Permit Debtors to Liquidate Prepetition Claims, if entered by the Bankruptcy Court, any Claim as to which a proof of claim was timely filed in the Chapter 11 Cases may be determined and liquidated in accordance with the ADR Procedures. Any Claim determined and liquidated pursuant to (i) the ADR Procedures, (ii) an order of the Bankruptcy Court, or (iii) applicable non-bankruptcy law (which determination has not been stayed, reversed or amended and as to which determination (or any revision, modification or amendment thereof) the time to appeal or seek review or rehearing has expired and as to which no appeal or petition for review or rehearing was filed or, if filed, remains pending) shall be deemed, to the extent applicable and subject to any provision in the ADR Procedures to the contrary, an Allowed Claim in such liquidated amount and satisfied in accordance with the Plan (provided that, to the extent a Claim is an Allowed Insured Claim, such Allowed Claim shall be paid from the insurance proceeds available to satisfy such liquidated amount). Nothing contained in this
Section 9.6 shall constitute or be deemed a waiver of any claim, right, or Cause of Action that the Debtors or the Reorganized Debtors may have against any Person in connection with or arising out of any Claim or Claims, including, without limitation, any rights under section 157(b) of title 28 of the United States Code.

      9.7 Delivery of Distributions. Distributions to Allowed Claimholders shall be made by the Disbursing Agent or the appropriate Servicer (a) at the addresses set forth on the proofs of claim filed by such Claimholders (or at the last known addresses of such Claimholders if no proof of claim is filed or if the Debtors have been notified in writing of a change of address), (b) at the addresses set forth in any written notices of address changes delivered to the Disbursing Agent after the date of any related proof of claim, (c) at the addresses reflected in the Schedules if no proof of claim has been filed and the Disbursing Agent has not received a written notice of a change of address, or (d) in the case of a Claimholder whose Claim is governed by an agreement and administered by a Servicer, at the addresses contained in the official records of such Servicer. If any Claimholder's distribution is returned as undeliverable, no further distributions to such Claimholder shall be made unless and until the Disbursing Agent or the appropriate Servicer is notified of such Claimholder's then-current address, at which time all missed distributions shall be made to such Claimholder without interest. Amounts in respect of undeliverable distributions shall be returned to the Reorganized Debtors until such distributions are claimed. All funds or other undeliverable distributions returned to the Reorganized Debtors and not claimed within six months of return shall be distributed to the other creditors of the Class of which the creditor to whom the distribution was originally made is a member in accordance with the provisions of the Plan applicable to distributions to that Class. If, at the conclusion of distributions to a particular Class under the Plan and after consultation with the Post-Confirmation Committee (solely with respect to General Unsecured Claims), the Reorganized Debtors reasonably determine that any remaining New Equity or Cash allocated for such class is immaterial and would thus be too impractical to distribute or would be of no benefit to its respective distributees, any such remaining New Equity or Cash will revert to the Reorganized Debtors. Upon such reversion, the claim of any Claimholder or their successors with respect to such property shall be discharged and forever barred notwithstanding any federal or state escheat laws to the contrary.

      9.8  Procedures for Treating and Resolving Disputed and Contingent Claims.

           (a) No Distributions Pending Allowance. No payments or distributions will be made with respect to all or any portion of a Disputed Claim unless and until all objections to such Disputed Claim have been settled or withdrawn or have been determined by a Final Order, and the Disputed Claim has become an Allowed Claim. All objections to Claims must be filed on or before the Claims Objection Deadline.

           (b) Distribution Reserve. The Disbursing Agent will create a separate Distribution Reserve from the property to be distributed to holders of General Unsecured Claims in the Chapter 11 Cases. The amount of New Equity withheld as a part of the Distribution Reserve shall be equal to the number of shares and warrants the Reorganized Debtors reasonably determine is necessary to satisfy the distributions required to be made to the holders of General Unsecured Claims in the Chapter 11 Cases, when the allowance or disallowance of each Disputed Claim is ultimately determined. The Disbursing Agent, the Debtors, or the Reorganized Debtors may request estimation for any Disputed Claim that is contingent or unliquidated (but is not required to do so). The Disbursing Agent also shall place in the Distribution Reserve any dividends, payments, or other distributions made on account of, as well as any obligations arising from, the property initially withheld in the Distribution Reserve, to the extent that such property continues to be withheld in the Distribution Reserve at the time such distributions are made or such obligations arise. The Claimholder shall not be entitled to receive or recover any amount in excess of the amount provided in the Distribution Reserve to pay such Claim. Nothing in the Plan or Disclosure Statement will be deemed to entitle the Claimholder of a Disputed Claim to postpetition interest on such Claim.

           (c) Distributions After Allowance. Payments and distributions from the Distribution Reserve to each respective Claimholder on account of a Disputed Claim, to the extent that it ultimately becomes an Allowed Claim, will be made in accordance with provisions of the Plan that govern distributions to such Claimholders. On the first Periodic Distribution Date following the date when a Disputed Claim becomes an undisputed, noncontingent and liquidated Claim, the Disbursing Agent will distribute to the Claimholder any Cash, New Equity or other property from the Distribution Reserve that would have been distributed on the dates distributions were previously made to Claimholders had such Allowed Claim been an Allowed Claim on such dates. After a Final Order has been entered, or other final resolution has been reached with respect to all Disputed Claims, any remaining Cash, New Equity or other property held in the Distribution Reserve will be distributed Pro Rata to Allowed General Unsecured Claimholders in accordance with the other provisions of this Plan. Subject to Section 9.2 hereof, all distributions made under this Section of the Plan on account of an Allowed Claim will be made together with any dividends, payments, or other distributions made on account of, as well as any obligations arising from, the distributed property as if such Allowed Claim had been an Allowed Claim on the dates distributions were previously made to Allowed Claimholders included in the applicable class.

           The Disbursing Agent shall be deemed to have voted any New Equity held in the Distribution Reserve in the same proportion as shares previously disbursed by the Disbursing Agent. The Servicers shall be deemed to have voted any New Equity held by such Servicer in the same proportion as shares previously disbursed by such Servicer.

           (d) De Minimis Distributions. Neither the Distribution Agent nor any Servicer shall have any obligation to make a distribution on account of an Allowed Claim from any Distribution Reserve or otherwise if (i) the aggregate amount of all distributions authorized to be made from such Distribution Reserve or otherwise on the Periodic Distribution Date in question is or has a value less than $250,000, or (ii) if the amount to be distributed to the specific holder of the Allowed Claim on the particular Periodic Distribution Date does not constitute a final distribution to such holder and is or has a value less than $50.00.

      9.9 Fractional Securities; Fractional Dollars. Any other provision of the Plan notwithstanding, payments of fractions of shares or warrants of New Equity will not be made and shall be rounded (up or down) to the nearest whole number, with fractions equal to or less than 1/2 being rounded down. Any other provision of this Plan notwithstanding, neither the Reorganized Debtors nor the Disbursing Agent or Servicer shall be required to make distributions or payments of fractions of dollars. Whenever any payment of a fraction of a dollar under this Plan would otherwise be called for, the actual payment shall reflect a rounding of such fraction to the nearest whole dollar (up or down), with half dollars or less being rounded down.


                                   ARTICLE X

            ALLOWANCE AND PAYMENT OF CERTAIN ADMINISTRATIVE CLAIMS
            ------------------------------------------------------

      10.1 DIP Facility Claim/Plan Sponsor Claim. On the Effective Date, the DIP Facility Claim and the Plan Sponsor Claim shall be allowed in an amount to be agreed upon by the Debtors and, as applicable, the DIP Lenders or the Plan Sponsor, with notice to the Creditors' Committee and the ATSB, not less than five (5) Business Days prior to the Effective Date, and all obligations (other than contingent indemnity obligations) of the Debtors under the DIP Facility and the Plan Sponsor Claim shall be paid in full in Cash on the Effective Date; provided, however, that with respect to letters of credit issued under the DIP Facility, such claims may be satisfied in full by the cash collateralization of such letters of credit. Upon compliance with the foregoing sentence, all liens and security interests granted to secure such obligations shall be deemed cancelled and shall be of no further force and effect. To the extent that the DIP Lenders or the DIP Agent have filed or recorded publicly any liens and/or security interests to secure the Debtors' obligations under the DIP Facility, the DIP Lenders or the DIP Agent, as the case may be, shall take any commercially reasonable steps requested by the Debtors that are necessary to cancel and/or extinguish such publicly filed liens and/or security interests.

      10.2 Professional Claims.

           (a) Final Fee Applications. All final requests for payment of Professional Claims and Key Ordinary Course Professional Claims must be filed no later than sixty (60) days after the Effective Date. After notice and a hearing in accordance with the procedures established by the Bankruptcy Code and prior orders of the Bankruptcy Court, the allowed amounts of such Professional Claims and Key Ordinary Course Professional Claims shall be determined by the Bankruptcy Court.

           (b) Payment of Interim Amounts. Subject to the Holdback Amount, on the Effective Date, the Debtors or Reorganized Debtors shall pay all amounts owing to Professionals and Key Ordinary Course Professionals for all outstanding amounts payable relating to prior periods through the Effective Date. In order to receive payment on the Effective Date for unbilled fees and expenses incurred through such date, the Professionals and Key Ordinary Course Professionals shall estimate fees and expenses due for periods that have not been billed as of the Effective Date and shall deliver such estimate to the Debtors, counsel for the Debtors, the Plan Sponsor and the Creditors' Committee. Within forty-five (45) days after the Effective Date, a Professional receiving payment for the estimated period shall submit a detailed invoice covering such period in the manner and providing the detail as set forth in the Professional Fee Order or the Ordinary Course Professional Order, as applicable. Should the estimated payment received by any Professional exceed the actual fees and expenses for such period, this excess amount will be credited against the Holdback Amount for such Professional or, if the award of the Holdback Amount for such is insufficient, disgorged by such Professional.

           (c) On the Effective Date, the Debtors or the Reorganized Debtors shall pay to the Disbursing Agent, in order to fund the Holdback Escrow Account, Cash equal to the aggregate Holdback Amount for all Professionals. The Disbursing Agent shall maintain the Holdback Escrow Account in trust for the Professionals with respect to whom fees have been held back pursuant to the Professional Fee Order. Such funds shall not be considered property of the Debtors, the Reorganized Debtors or the Estates. The remaining amount of Professional Claims owing to the Professionals shall be paid to such Professionals by the Disbursing Agent from the Holdback Escrow Account when such claims are finally allowed by the Bankruptcy Court. When all Professional Claims and Key Ordinary Course Professional Claims have been paid in full, amounts remaining in the Holdback Escrow Account, if any, shall be paid to the Reorganized Debtors.

           (d) Upon the Effective Date, any requirement that Professionals or Key Ordinary Course Professionals comply with sections 327 through 331 of the Bankruptcy Code in seeking retention or compensation for services rendered after such date will terminate, and the Reorganized Debtors will employ and pay Professionals and Key Ordinary Course Professionals in the ordinary course of business.

      10.3 Substantial Contribution Compensation and Expenses Bar Date. Any Person who requests compensation or expense reimbursement for making a substantial contribution in the Chapter 11 Cases pursuant to sections 503(b)(3), (4), and (5) of the Bankruptcy Code must file an application with the clerk of the Bankruptcy Court, on or before the forty-fifth (45th) day after the Effective Date (the "503 Deadline"), and serve such application on counsel for the Debtors and the Plan Sponsor and as otherwise required by the Bankruptcy Court and the Bankruptcy Code on or before the 503 Deadline, or be forever barred from seeking such compensation or expense reimbursement.

      10.4 Other Administrative Claims. All other requests for payment of an Administrative Claim (other than as set forth in Sections 10.2 and 10.3 of this Plan and subject to the final sentence of this Section 10.4) must be filed, in substantially the form of the Administrative Claim Request Form attached hereto as Exhibit H, with the Claims Agent and served on counsel for the Debtors, the Plan Sponsor, the ATSB and the Post-Confirmation Committee no later than forty-five (45) days after the Effective Date; provided, however, that requests for payment of an Administrative Claim with respect to postpetition personal injury or wrongful death Claims shall be filed no later than one hundred eighty days after the Effective Date and shall be served on the same Persons listed above. Any request for payment of an Administrative Claim pursuant to this Section 10.4 that is not timely filed and served shall be disallowed automatically without the need for any objection from the Debtors or the Reorganized Debtors. The Reorganized Debtors may settle an Administrative Claim without further Bankruptcy Court approval. Unless the Debtors or the Reorganized Debtors object to an Administrative Claim by the Claims Objection Deadline, such Administrative Claim shall be deemed allowed in the amount requested. In the event that the Debtors or the Reorganized Debtors object to an Administrative Claim, the Bankruptcy Court shall determine the allowed amount of such Administrative Claim. Notwithstanding the foregoing, no request for payment of an Administrative Claim need be filed with respect to an Administrative Claim which is (i) for goods or services (including wages, salaries, commissions, and trade payables) paid or payable by the Debtors in the ordinary course of business, (ii) previously has been Allowed by Final Order of the Bankruptcy Court or (iii) is required to be made in accordance with the terms and provisions of the GE Global Restructuring Agreement.


                                  ARTICLE XI

                  EFFECT OF THE PLAN ON CLAIMS AND INTERESTS
                  ------------------------------------------

      11.1 Revesting of Assets. Except as otherwise explicitly provided in this Plan, including, without limitation, Section 9.6 of this Plan, on the Effective Date all property comprising the Estates (including Retained Actions, but excluding property that has been abandoned pursuant to an order of the Bankruptcy Court) shall revest in each of the Debtors that owned such property or interest in property as of the Effective Date, free and clear of all Claims, liens, charges, encumbrances, rights and Interests of creditors and equity security holders (other than as expressly provided herein); provided, however, that notwithstanding this Section 11.1, Aircraft Equipment to the extent it is subject to a continuing agreement executed pursuant to section 1110 of the Bankruptcy Code that expires after the Effective Date shall not revest in the applicable Debtor until the earlier of (a) the expiration of the applicable section 1110 extension executed under to an agreement executed pursuant to section 1110 of the Bankruptcy Code or (b) entry into a new or amended lease concerning such Aircraft Equipment. As of the Effective Date, the Reorganized Debtors may operate their business and use, acquire, and dispose of property and settle and compromise Claims or Interests without supervision of the Bankruptcy Court, free of any restrictions of the Bankruptcy Code or Bankruptcy Rules, other than those restrictions expressly imposed by the Plan and Confirmation Order.

      11.2 Discharge of the Debtors. Pursuant to section 1141(d) of the Bankruptcy Code, except as otherwise specifically provided in this Plan or in the Confirmation Order, the distributions and rights that are provided in this Plan shall be in complete satisfaction, discharge, and release, effective as of the Confirmation Date (but subject to the occurrence of the Effective
Date), of Claims and Causes of Action, whether known or unknown, against, liabilities of, liens on, obligations of, rights against, and Interests in the Debtors or any of their assets or properties, regardless of whether any property shall have been distributed or retained pursuant to the Plan on account of such Claims, rights, and Interests, including, but not limited to, demands and liabilities that arose before the Confirmation Date, any liability (including withdrawal liability) to the extent such Claims relate to services performed by employees of the Debtors prior to the Petition Date and that arise from a termination of employment or a termination of any employee or retiree benefit program regardless of whether such termination occurred prior to or after the Confirmation Date, and all debts of the kind specified in sections 502(g), 502(h) or 502(i) of the Bankruptcy Code, in each case whether or not (a) a proof of claim or interest based upon such debt, right, or Interest is filed or deemed filed under section 501 of the Bankruptcy Code,
(b) a Claim or Interest based upon such debt, right, or Interest is allowed under section 502 of the Bankruptcy Code, or (c) the holder of such a Claim, right, or Interest accepted the Plan. The Confirmation Order shall be a judicial determination of the discharge of all liabilities of and Interests in the Debtors, subject to the Effective Date occurring.

      11.3 Compromises and Settlements. In accordance with Section 9.6 of this Plan and consistent with Section 14.4(b) of this Plan, pursuant to Bankruptcy Rule 9019(a), without further order of the Bankruptcy Court, the Debtors may compromise and settle various (a) Claims against them and (b) Causes of Action that they have against other Persons. The Debtors expressly reserve the right to compromise and settle Claims against them and claims that they may have against other Persons up to and including the Effective Date. After the Effective Date, such right shall pass to the Reorganized Debtors as contemplated in Section 11.1 of this Plan.

      11.4 Release of Certain Parties.

           (a) Pursuant to section 1123(b)(3) of the Bankruptcy Code, effective as of the Effective Date, each Debtor, in its individual capacity and as a debtor-in-possession, for and on behalf of its Estate, shall release and discharge and be deemed to have released and discharged all Released Parties for and from any and all (i) Causes of Action existing as of the Effective Date in any manner arising from, based on or relating to, in whole or in part, the Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan, the business or contractual arrangements between any Debtor or any Released Party, the restructuring of Claims and Interests prior to or in the Chapter 11 Cases, or any act, omission, occurrence or event in any manner related to any such Claims, Interests, restructuring or the Chapter 11 Cases and (ii) Avoidance Claims (except Avoidance Claims relating to individual supplemental retirement agreements between the Debtors and insiders as defined under section 101(31) of the Bankruptcy Code). Notwithstanding the foregoing, nothing in this Plan releases or shall be deemed to release any of the Debtors or the Plan Sponsor or its Affiliates from their obligations under the Investment Agreement, the ATSB Loan Agreement or the transactions contemplated thereby.

           (b) No provision of this Plan or of the Confirmation Order, including, without limitation, any release or exculpation provision, shall modify, release or otherwise limit the liability of any Person not specifically released hereunder, including, without limitation, any Person that is a co-obligor or joint tortfeasor of a Released Party or that otherwise is liable under theories of vicarious or other derivative liability.

           (c) The Reorganized Debtors and any newly-formed entities that will be continuing the Debtors' businesses after the Effective Date shall be bound, to the same extent the Debtors are bound, by all of the releases set forth above.

      11.5 Release by Holders of Claims and Interests. On the Effective Date
(a) each Person that votes to accept the Plan, to the fullest extent permissible under applicable law, as such law may be extended subsequent to the Effective Date, in consideration for the obligations of the Debtors and the Reorganized Debtors under the Plan and the Cash, New Equity and other contracts, instruments, releases, agreements or documents to be delivered in connection with the Plan, and (b) GECC under the GECC 2001 Financing Agreement to the extent that GECC votes to accept the Plan (each, a "Release Obligor"), shall have conclusively, absolutely, unconditionally, irrevocably and forever, released and discharged each Released Party from any Cause of Action existing as of the Effective Date arising from, based on or relating to, in whole or in part, the subject matter of, or the transaction or event giving rise to, the Claim or Interest of such Release Obligor, and any act, omission, occurrence or event in any manner related to such subject matter, transaction or obligation; provided, however, that this Section 11.5 shall not release any Released Party from any Cause of Action existing as of the Effective Date, based on (i) the Internal Revenue Code or other domestic state, city or municipal tax code, (ii) the environmental laws of the United States or any domestic state, city or municipality, or (iii) any criminal laws of the United States or any domestic state, city or municipality provided, further, however, that this Section 11.5 shall not release any Claims arising under ss.ss. 1104-1109 and 1342(d) of the Employee Retirement Income Security Act of 1974, as amended.

      11.6 Setoffs. The Debtors may, but shall not be required to, set off against any Claim, and the payments or other distributions to be made pursuant to the Plan in respect of such Claim, claims of any nature whatsoever that the Debtors may have against such Claimholder; but neither the failure to do so nor the allowance of any Claim hereunder shall constitute a waiver or release by the Debtors or the Reorganized Debtors of any such claim that the Debtors or the Reorganized Debtors may have against such Claimholder.

      11.7 Satisfaction of Subordination Rights. All Claims against the Debtors and all rights and claims between or among Claimholders relating in any manner whatsoever to distributions on account of Claims against the Debtors, based upon any subordination rights, whether asserted or unasserted, legal or equitable, shall be deemed satisfied by the distributions under the Plan to Claimholders having such subordination rights, and such subordination rights shall be deemed waived, released, discharged, and terminated as of the Effective Date. Distributions to the various Classes of Claims hereunder shall not be subject to levy, garnishment, attachment, or like legal process by any Claimholder by reason of any subordination rights or otherwise, so that each Claimholder shall have and receive the benefit of the distributions in the manner set forth in the Plan.

      11.8 Exculpation and Limitation of Liability. Except as otherwise specifically provided in this Plan, the Debtors, the Reorganized Debtors, the Creditors' Committee, the members of the Creditors' Committee in their capacities as such, the DIP Lenders, the DIP Agent, the Plan Sponsor, any of such parties' respective present or former members, officers, directors, employees, advisors, attorneys, representatives, financial advisors, investment bankers, or agents and any of such parties' successors and assigns, shall not have or incur, and are hereby released from, any claim, obligation, Cause of Action, or liability to one another or to any Claimholder or Interestholder, or any other party-in-interest, or any of their respective agents, employees, representatives, financial advisors, attorneys or Affiliates, or any of their successors or assigns, for any act or omission in connection with, relating to, or arising out of the Debtors' Chapter 11 Cases, negotiation and filing of the Plan, filing the Chapter 11 Cases, the pursuit of confirmation of the Plan, the consummation of the Plan, the administration of the Plan or the property to be distributed under the Plan, except for their willful misconduct, recklessness or gross negligence and in all respects shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities under the Plan. Notwithstanding the foregoing, nothing in this Plan releases or shall be deemed to release the Debtors, the Reorganized Debtors, the Plan Sponsor or their respective Affiliates from their obligations under the Investment Agreement, the ATSB Loan Agreement or the transactions contemplated thereby.

      11.9 Indemnification Obligations. Except as specifically provided in this Plan and in the Indemnification Order, in satisfaction and compromise of the Indemnitees' Indemnification Rights: (a) all Indemnification Rights, except (i) those based upon any act or omission arising out of or relating to any Indemnitee's service with, for, or on behalf of the Debtors on or after the Petition Date, (ii) those held by Persons who served during the Chapter 11 Cases as the Debtors' respective officers, directors, or employees and/or serve in such capacities (or similar capacities) after the Effective Date and
(iii) indemnification obligations assumed pursuant to the Indemnification Order (the "Continuing Indemnification Rights"), shall be released and discharged on and as of the Effective Date, provided that the Indemnification Rights excepted in subparts (i), (ii) and (iii) shall remain in full force and effect on and after the Effective Date and shall not be modified, reduced, discharged, or otherwise affected in any way by the Chapter 11 Cases; (b) the Debtors or the Reorganized Debtors, as the case may be, covenant to purchase and maintain director and officer insurance providing coverage for those Indemnitees currently covered by such policies for a period of two years after the Effective Date insuring such parties in respect of any claims, demands, suits, Causes of Action, or proceedings against such Persons based upon any act or omission related to such Person's service with, for, or on behalf of the Debtors in at least the scope and amount as currently maintained by the Debtors and in accordance with the further requirements of Section 8.01(n) of the Investment Agreement (the "Insurance Coverage"); (c) the insurers are authorized to pay any professional fees and expenses incurred in connection with any action relating to any Continuing Indemnification Rights; and (d) the Debtors or the Reorganized Debtors, as the case may be, hereby indemnify Indemnitees and agree to pay for any deductible or retention amount that may be payable in connection with any claim covered under either the foregoing Insurance Coverage or any prior similar policy.

      11.10 Injunction. The satisfaction, release, and discharge pursuant to this Article XI shall act as an injunction against any Person commencing or continuing any action, employment of process, or act to collect, offset, or recover any Claim or Cause of Action satisfied, released, or discharged under this Plan to the fullest extent authorized or provided by the Bankruptcy Code, including, without limitation, to the extent provided for or authorized by sections 524 and 1141 thereof.


                                  ARTICLE XII

                             CONDITIONS PRECEDENT
                             --------------------

      12.1 Conditions to Confirmation. The following are conditions precedent to confirmation of the Plan that may be satisfied or waived in accordance with
Section 12.4 of the Plan:

           (a) The Bankruptcy Court shall have approved a disclosure statement with respect to the Plan in form and substance acceptable to the Debtors, in their sole and absolute discretion, and reasonably acceptable to the Plan Sponsor.

           (b) The Confirmation Order shall be in form and substance acceptable to the Debtors, in their sole and absolute discretion, and reasonably acceptable to the Plan Sponsor and the ATSB.

      12.2 Conditions to Consummation for All Debtors. The Effective Date shall occur on or prior to March 31, 2003, unless such date is extended by the Debtors. The following are conditions precedent to the occurrence of the Effective Date, each of which may be satisfied or waived in accordance with
Section 12.4 of the Plan:

           (a) The Bankruptcy Court shall have entered one or more orders (which may include the Confirmation Order) authorizing the assumption of unexpired leases and executory contracts by the Debtors as contemplated by
Section 8.1 hereof.

           (b) All conditions precedent to the funding under the Investment Agreement shall have been satisfied or waived in accordance with the terms thereof and the funding under the Investment Agreement shall have occurred.

           (c) The ATSB Loan shall have been executed and delivered by all of the parties thereto, and all conditions precedent to the consummation thereof shall have been waived or satisfied in accordance with the terms thereof, and funding under the ATSB Loan Agreement shall have occurred.

           (d) The tentative agreements reached in December 2002, between USAI and the employee groups represented by AFA, CWA, IAMAW and TWU modifying earlier restructuring agreements to incorporate additional cost reductions shall have been ratified and executed by the parties thereto.

           (e) Requisite actions shall have been taken such that the pension funding requirements with respect to the employee defined benefit pension plans maintained by USAI shall be consistent with the Pro Forma Financial Projections appended as Appendix C to the Disclosure Statement.

           (f) The Confirmation Order shall have been entered by the Bankruptcy Court and shall remain unstayed.

           (g) The Confirmation Date shall have occurred.

      12.3 Additional Condition to Consummation Solely with Respect to Allegheny, Piedmont and PSA. The following is an additional condition precedent to the occurrence of the Effective Date, solely with respect to Allegheny, Piedmont and PSA, which may be satisfied or waived in accordance with Section 12.4 of the Plan:

           (a) Allegheny, Piedmont and PSA shall have entered into restructuring agreements with their respective unions to achieve annual cost reductions in the form of wage cuts, benefit changes and productivity improvements in the approximate aggregate amount of $15 million.

      12.4 Waiver of Conditions to Confirmation or Consummation. The conditions set forth in Sections 12.1, 12.2 and 12.3 of the Plan may be waived by the Debtors, such waiver to be reasonably acceptable to the Plan Sponsor and the ATSB, without any notice to parties-in-interest or the Bankruptcy Court and without a hearing. The failure to satisfy or waive any condition to the Confirmation Date or the Effective Date may be asserted by the Debtors in their sole discretion regardless of the circumstances giving rise to the failure of such condition to be satisfied (including any action or inaction by the Debtors in their sole discretion). The failure of the Debtors in their sole discretion to exercise any of the foregoing rights shall not be deemed a waiver of any other rights, and each such right shall be deemed an ongoing right, which may be asserted at any time.


                                 ARTICLE XIII

                           RETENTION OF JURISDICTION
                           -------------------------

           Pursuant to sections 105(a) and 1142 of the Bankruptcy Code, the Bankruptcy Court shall have exclusive jurisdiction of all matters arising out of, and related to, the Chapter 11 Cases and the Plan, including, among others, the following matters:

           (a) to hear and determine pending motions for (i) the assumption or rejection or (ii) the assumption and assignment of executory contracts or unexpired leases to which the Debtors are a party or with respect to which the Debtors may be liable, and to hear and determine the allowance of Claims resulting therefrom including the amount of Cure, if any, required to be paid;

           (b) to adjudicate any and all adversary proceedings, applications, and contested matters that may be commenced or maintained pursuant to the Chapter 11 Cases or the Plan, proceedings to adjudicate the allowance of Disputed Claims and Disputed Interests, and all controversies and issues arising from or relating to any of the foregoing;

           (c) to adjudicate any and all disputes arising from or relating to the distribution or retention of the New Equity or other consideration under the Plan;

           (d) to ensure that distributions to Allowed Claimholders and Allowed Interestholders are accomplished as provided herein;

           (e) to hear and determine any and all objections to the allowance of Claims and Interests and the estimation of Claims, both before and after the Confirmation Date, including any objections to the classification of any Claim or Interest, and to allow or disallow any Claim or Interest, in whole or in part;

           (f) to enter and implement such orders as may be appropriate if the Confirmation Order is for any reason stayed, revoked, modified, or vacated;

           (g) to issue orders in aid of execution, implementation, or consummation of the Plan;

           (h) to consider any modifications of the Plan, to cure any defect or omission, or to reconcile any inconsistency in any order of the Bankruptcy Court, including, without limitation, the Confirmation Order;

           (i) to hear and determine all applications for compensation and reimbursement of Professional Claims under the Plan or under sections 330, 331, 503(b), 1103, and 1129(a)(4) of the Bankruptcy Code;

           (j) to determine requests for the payment of Claims entitled to priority under section 507(a)(1) of the Bankruptcy Code, including compensation of and reimbursement of expenses of parties entitled thereto;

           (k) to hear and determine disputes arising in connection with the interpretation, implementation, or enforcement of the Plan, the Confirmation Order, including disputes arising under agreements, documents, or instruments executed in connection with this Plan;

           (l) to hear and determine all suits or adversary proceedings to recover assets of the Debtors and property of their Estates, wherever located;

           (m) to hear and determine matters concerning state, local, and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code;

           (n) to hear any other matter not inconsistent with the Bankruptcy
Code;

           (o) to hear and determine all disputes involving the existence, nature, or scope of the Debtors' discharge, including any dispute relating to any liability arising out of the termination of employment or the termination of any employee or retiree benefit program, regardless of whether such termination occurred prior to or after the Effective Date;

           (p) to enter a final decree closing the Chapter 11 Cases; and

           (q) to enforce all orders previously entered by the Bankruptcy
Court.

Unless otherwise specifically provided herein or in a prior order of the Bankruptcy Court, the Bankruptcy Court shall have exclusive jurisdiction to hear and determine disputes concerning Claims, Interests and Retained Actions. Notwithstanding the foregoing, the Debtors and any party may agree in writing that the jurisdiction of the Bankruptcy Court, as delineated in Article XIII, shall not be exclusive, but concurrent with other courts of competent jurisdiction.


                                  ARTICLE XIV

                           MISCELLANEOUS PROVISIONS
                           ------------------------

      14.1 Binding Effect. The Plan shall be binding upon and inure to the benefit of the Debtors, the Reorganized Debtors, all present and former Claimholders, all present and former Interestholders, other parties-in-interest and their respective heirs, successors, and assigns.

      14.2 Modification and Amendments. The Debtors may alter, amend, or modify the Plan or any Exhibits thereto under section 1127(a) of the Bankruptcy Code at any time prior to the Confirmation Hearing. After the Confirmation Date and prior to substantial consummation of the Plan as defined in section 1101(2) of the Bankruptcy Code, the Debtors may, under section 1127(b) of the Bankruptcy Code, institute proceedings in the Bankruptcy Court to remedy any defect or omission or reconcile any inconsistencies in the Plan, the Disclosure Statement, or the Confirmation Order, and such matters as may be necessary to carry out the purposes and effects of the Plan.

      14.3 Withholding and Reporting Requirements. In connection with the Plan and all instruments issued in connection therewith and distributions thereunder, the Debtors shall comply with all withholding and reporting requirements imposed by any federal, state, local, or foreign taxing authority, and all distributions hereunder shall be subject to any such withholding and reporting requirements.

      14.4 Committees.

           (a) Dissolution of Creditors' Committee. Effective on the Effective Date, the Creditors' Committee and any other committee appointed in the Chapter 11 Cases shall dissolve automatically, whereupon its members, professionals, and agents shall be released from any further duties and responsibilities in the Chapter 11 Cases and under the Bankruptcy Code, except with respect to applications for Professional Claims or reimbursement of expenses incurred as a member of the Creditors' Committee and any motions or other actions seeking enforcement or implementation of the provisions of this Plan or the Confirmation Order.

           (b) Post-Confirmation Committee. On the Effective Date, there shall be formed a Post-Confirmation Committee (the "Post-Confirmation Committee") with its duties limited to: overseeing the general unsecured claims reconciliation and settlement process conducted by or on behalf of the Reorganized Debtors; formulating with the Reorganized Debtors appropriate procedures for the settlement of claims; overseeing (i) the establishment, (including the determination of the amount of New Equity to be withheld) and
(ii) the maintenance of, the Distribution Reserve; overseeing the distributions to the holders of General Unsecured Claims under the Plan; to appear before and be heard by the Bankruptcy Court and other courts of competent jurisdiction in connection with the above limited duties; and such other matters as may be agreed upon between the Reorganized Debtors and the Post-Confirmation Committee or specified in this Plan. The Post-Confirmation Committee shall consist of not less than three nor more than five members to be appointed by the Creditors' Committee and may adopt by-laws governing its conduct. For so long as the claims reconciliation process shall continue, the Reorganized Debtors shall make regular reports to the Post-Confirmation Committee as and when the Reorganized Debtors and the Post-Confirmation Committee may reasonably agree upon. The Post-Confirmation Committee may employ, without further order of the Court, professionals to assist it in carrying out its duties as limited above, including any professionals retained in these Reorganization Cases, and the Reorganized Debtors shall pay the reasonable costs and expenses of the Post-Confirmation Committee, including reasonable professional fees, in the ordinary course without further order of the Court.

      14.5 Revocation, Withdrawal, or Non-Consummation.

           (a) Right to Revoke or Withdraw. The Debtors reserve the right to revoke or withdraw the Plan at any time prior to the Effective Date.

           (b) Effect of Withdrawal, Revocation, or Non-Consummation. If the Debtors revoke or withdraw the Plan prior to the Effective Date, or if the Confirmation Date or the Effective Date does not occur, then the Plan, any settlement, or compromise embodied in the Plan (including the fixing or limiting to an amount certain any Claim or Interest or Class of Claims or Interests), the assumption or rejection of executory contracts or unexpired leases effected by the Plan, and any document or agreement executed pursuant to the Plan shall be null and void. In such event, nothing contained herein, and no acts taken in preparation for consummation of the Plan, shall be deemed to constitute a waiver or release of any Claims by or against or Interests in the Debtors or any other Person, to prejudice in any manner the rights of the Debtors or any Person in any further proceedings involving the Debtors, or to constitute an admission of any sort by the Debtors or any other Person.

      14.6 Notices. Any notice required or permitted to be provided to the Debtors, the Plan Sponsor, the Creditors' Committee, the DIP Agent, or the ATSB Agent under the Plan shall be in writing and served by (a) certified mail, return receipt requested, (b) hand delivery, or (c) overnight delivery service, to be addressed as follows:

      If to the Debtors:

           US Airways Group, Inc.
           Crystal Park Four
           2345 Crystal Drive
           Arlington, VA 22227
           Attention:  General Counsel

           with a copy to:

           Skadden, Arps, Slate,
             Meagher & Flom (Illinois)
           333 West Wacker Drive, Suite 2100
           Chicago, IL  60606-1285
           Attention:  John Wm. Butler, Jr., Esq.
                       John K. Lyons, Esq.

           - and -

           McGuireWoods LLP
           1750 Tysons Boulevard
           Suite 1800
           McLean, VA 22102-4215
           Attention:  Lawrence E. Rifken, Esq.
                       Douglas M. Foley, Esq.

      If to the Plan Sponsor or the DIP Agent:

           Retirement Systems of Alabama Holdings LLC
           135 South Union Street
           Montgomery, AL 36104
           Attention:  William Stephens, Esq., General Counsel

           with a copy to:

           Orrick, Herrington & Sutcliffe LLP
           666 Fifth Avenue
           New York, NY 10103
           Attention:  Duncan N. Darrow, Esq.
                       Lorraine S. McGowen, Esq.

           - and -

           Bean, Kinney & Korman, PC
           2000 North 14th Street, Suite 100
           Arlington, VA 22201
           Attention:  James R. Schroll, Esq.

      If to the Creditors' Committee:

           Otterbourg, Steindler, Houston & Rosen, P.C.
           230 Park Avenue
           New York, NY 10169
           Attention:  Scott L. Hazan, Esq.
                       Brett H. Miller, Esq.

           with a copy to:

           Vorys, Sater, Seymour and Pease LLP
           277 South Washington Street, Suite 310
           Alexandria, VA 22314-3674
           Attention:  Malcolm M. Mitchell Jr., Esq.
                       Byron L. Pickard, Esq.

      If to the ATSB:

           Air Transportation Stabilization Board
           1120 Vermont Avenue, N.W., Suite 970
           Washington, D.C. 20020
           Attention:  Daniel G. Montgomery
                       James R. Levine, Esq

           with a copy to:

           Curtis Mallet-Prevost Colt & Mosle LLP
           101 Park Avenue
           New York, NY 10178-0061
           Attention:  Steven J. Reisman, Esq.
                       Daniel R. Lenihan, Esq.

      14.7 Term of Injunctions or Stays. Unless otherwise provided herein or in the Confirmation Order, all injunctions or stays provided for in the Chapter 11 Cases under sections 105 or 362 of the Bankruptcy Code or otherwise, and extant on the Confirmation Date, shall remain in full force and effect until the Effective Date; provided, however, that any injunctions or stays related to any interest in property that has not revested with the Debtors as of the Effective Date shall remain in full force and effect beyond the Effective Date until such time as such property revests in the Debtors in accordance with Section 11.1 of the Plan.

      14.8 Governing Law. Unless a rule of law or procedure is supplied by federal law (including the Bankruptcy Code and Bankruptcy Rules) or unless otherwise specifically stated, the laws of the State of Delaware shall govern the construction and implementation of the Plan, any agreements, documents, and instruments executed in connection with the Plan (except as otherwise set forth in those agreements, in which case the governing law of such agreement shall control), and, with respect to the Debtors incorporated in Delaware, corporate governance matters. Corporate governance matters relating to Debtors not incorporated in Delaware shall be governed by the laws of the state of incorporation of the applicable Debtor.

      14.9 No Waiver or Estoppel. Each Claimholder or Interestholder shall be deemed to have waived any right to assert that its Claim or Interest should be Allowed in a certain amount, in a certain priority, secured or not subordinated by virtue of an agreement made with the Debtors and/or their counsel, the Creditors' Committee and/or its counsel, or any other Person, if such agreement was not disclosed in the Plan, the Disclosure Statement, or papers filed with the Bankruptcy Court prior to the Confirmation Date.

        [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]




Dated:     Arlington, Virginia
           January 17, 2003

                        US AIRWAYS GROUP, INC.
                        US AIRWAYS, INC.
                        ALLEGHENY AIRLINES, INC.
                        PSA AIRLINES, INC.
                        PIEDMONT AIRLINES, INC.
                        MIDATLANTIC AIRWAYS, INC.
                        US AIRWAYS LEASING AND SALES, INC.
                        MATERIAL SERVICES COMPANY, INC.


                        By: /s/ David N. Siegel
                           -----------------------------------------------
                           David N. Siegel
                           President and Chief Executive Officer
                           US Airways Group, Inc. and US Airways, Inc.
                           and authorized signatory for each of the other
                           Debtors


SKADDEN, ARPS, SLATE,
  MEAGHER & FLOM (ILLINOIS)
333 West Wacker Drive
Chicago, Illinois  60606-1285
Attn: John Wm. Butler, Jr.
      John K. Lyons

SKADDEN, ARPS, SLATE,
  MEAGHER & FLOM LLP
Four Times Square
New York, NY  10036
Attn: Alesia Ranney-Marinelli

       - and -

McGUIREWOODS LLP
1750 Tysons Boulevard
Suite 1800
McLean, VA 22102-4215
Attn: Lawrence E. Rifken
      Douglas M. Foley


ATTORNEYS FOR

US AIRWAYS GROUP, INC.,
US AIRWAYS, INC.
ALLEGHENY AIRLINES, INC.
PSA AIRLINES, INC.
PIEDMONT AIRLINES, INC.
MIDATLANTIC AIRWAYS, INC.
US AIRWAYS LEASING AND SALES, INC.
MATERIAL SERVICES COMPANY, INC. ,



DEBTORS AND DEBTORS-IN-POSSESSION

                                                                PLAN EXHIBIT A

                        General Note to Plan Exhibit A
                        ------------------------------

This Exhibit is subject to all of the provisions of the Plan including, without limitation, Section 14.2, under which the Debtors have reserved the right to alter, amend, or modify the Plan or any Exhibits thereto under section 1127(a) of the Bankruptcy Code at any time prior to the Confirmation Hearing.


                    SUMMARY OF MANAGEMENT COMPENSATION PLAN
                    ---------------------------------------

The savings generated from the reductions described in this Exhibit A average
-----------------------------------------------------------------------------
$45.5 million annually for the officer, MSP and the administrative employee
---------------------------------------------------------------------------
(AE) groups. An additional savings of $16.7 million was achieved by
-------------------------------------------------------------------
eliminating the target ICP and LTIP payments for officers and nonofficers. The
------------------------------------------------------------------------------
total savings generated from all reductions by the officer and nonunion
-----------------------------------------------------------------------
workforce over the term of the ATSB loan is $306 million.
---------------------------------------------------------

1. Approach to Compensation. Specific Employee-Related Agreements assumed as part of the Plan are described in Plan Exhibit E-3. In determining the principal components of post-emergence management compensation, the following factors have been, and will continue to be, considered: (a) the overall competitive environment in management compensation needed to attract, retain and motivate talented and experienced management; (b) the Company performance, both year over year and in comparison to other companies within the airline industry; (c) the individual performance of the executive or manager; (d) comparative compensation studies; and (e) historical compensation levels at the Company and concessions agreed to by non-executive employees that facilitated the Debtors' reorganization and emergence from chapter 11 reorganization. With the assistance of one or more independent compensation consultants, compensation levels will be reviewed for peer-level positions of premier companies of similar size to the Company, as well as other major domestic passenger airlines including, but not limited to, American Airlines, Inc., Continental Airlines, Inc., Delta Air Lines, Inc.; Northwest Airlines, Inc. and United Air Lines, Inc. and airline compensation data. A significant portion of post-emergence compensation is variable and value will be dependent upon Company performance. Stock awards and long-term incentive compensation, and consequently total compensation, are intended to link a significant portion of management compensation to the performance of the Company's New Common Stock, thereby increasing shareholder value. This approach should also harmonize labor relations and compensation matters since, upon the Company's emergence from chapter 11 reorganization, approximately 40% of the Company will be employee-owned with pilots owning approximately 25.7% of the reorganized airline.

2. Base Salary. Base salaries will be reviewed annually, in connection with promotion and when responsibilities of the person have changed. The Company has established base salaries at the 60th to 70th percentile of the airline industry peer group. Officers and Management Salary Plan (MSP) employees eligible for the Incentive Compensation Plan (ICP) will continue with salary reductions (of up to 20% of base salary) for the entire term of the proposed $1 billion loan guaranteed in part by the Airline Transportation Stabilization Board (ATSB). Eventual restoration of these pay reductions will use the same methodology developed for restoration of pay cuts by the Association of Flight Attendants, International. Accordingly, annual increases will begin in 2004, so that by 2009, officer and ICP-eligible employee salaries will be slightly higher than they were on the effective date of the concession period. These increases will be adjusted for the annual longevity step increases that labor groups receive. For the other non-union employees who normally are eligible to receive merit-based increases, beginning in 2004, these increases - although not guaranteed - will be capped at 4 percent per year, which is the level built into the financial model provided to the ATSB.

3. Annual Cash Incentive Compensation. All officers, including the named executive officers, and certain other key management employees are eligible to participate in the ICP plan. The ICP plan, which was suspended during 2002 for payments to be made in 2003, also will not be implemented during 2003 for payments that would have otherwise been made to management in 2004. However, based on unprecedented attrition rates at the Company for ICP-eligible employees, non-officers will participate during 2003 in a discretionary pool of up to $2 million for the sole purpose of retaining selected employees who the Company has identified as being at risk for leaving and who are deemed as essential employees by the Company. When implemented in 2004 for incentive payments to be paid during 2005, the ICP plan will provide for the payment of both incentive and discretionary awards. The incentive awards are based upon the Company achieving a performance objective, which will be set annually by the Human Resources Committee of the Board of Directors of the Reorganized Debtors (the "Committee"). The Committee will establish target percentages for each executive. Historically, the target ranges for the executive officers range from 50% to 60% of base salary for Senior Vice Presidents to 60% for Executive Vice Presidents, and 100% of base salary for the Chief Executive Officer. If the Company's objective is exceeded, then the incentive award may be increased to a maximum amount of double the target percentage. Discretion will be retained by the Committee to adjust any award based on individual performance as well as to pay a discretionary award in a year when the Company did not achieve its objective or to pay an award in addition to the maximum incentive when circumstances are appropriate for such discretionary awards.

4. Long Term Cash Incentive Compensation. The purpose of an LTIP plan is to retain high performance executives by linking a portion of total compensation to operating results over a longer time period. The LTIP plan will not be implemented for fiscal year 2003 and no subsequent payments will be made to management on account of 2003. (The LTIP plan was also suspended during 2002 and there have not been any plan payments for the last three years.) With this overall compensation approach, the Company believes it will more closely align executive compensation with Company performance while enabling the Company to recruit and retain talented executives with attractive total compensation packages. Historically, the target ranges for the executive officers range from 70% to 80% of base salary for Senior Vice Presidents to 80% for Executive Vice Presidents, and 220% of base salary for the Chief Executive Officer.

5. Stock Options. The executive officers of the Company will participate in the Company's 2003 Stock Incentive Plan, which will also be administered by the Committee. Under the terms of the Investment Agreement with the original plan sponsor, approximately 18% of the New Common Stock was to be set aside for executive management. Under the terms of the First Amended Plan of Reorganization, approximately 7.8% of the New Common Stock (or 43.3% of the original allocation) has been set aside for management as of the Effective Date of the Plan. The executive management team can also obtain up to an additional 2% from the Plan Sponsor under the terms of the Investment Agreement presently in effect. The Committee is authorized to grant stock options at an exercise price equal to the fair market value of a share of New Common Stock on the effective date of the grant. The Committee is also authorized to grant awards of restricted stock and warrants. Historically, the Company set the long-term incentive stock compensation for its executive officers above the median of the airline industry peer group. Granting stock options and restricted stock to executive officers aligns the executive's interests more closely with those of the stockholders of the Reorganized Company by tying a meaningful portion of compensation to the performance of the Company's stock. The Committee will consider the individual performance of each executive officer, historical stock grants made by the Company to an individual, survey data and the recommendation of an independent compensation consultant.

6. Benefits. Changes to the medical plan implemented during the Company's restructuring will be retained. These changes include separate deductibles for in and out-of-network benefits, a $5 increase to non-formulary brand prescription drug co-pay (from $30 to $35), a small reduction in the Reasonable and Customary (R&C) reimbursement level for out-of-network expenses, and a one-time increase in 2006 for office visit co-pays, prescription drug co-pays, deductibles and out-of-pocket maximum. In addition, monthly contributions have been increased for all MSP and non-MSP employees. Officers and ICP-eligible employees will pay the same medical contributions as those agreed to by the Air Line Pilots Association for the duration of the concession period. All non-ICP eligible, non-union employees will pay the same medical contributions agreed to by the non-pilot employee groups for the duration of the concession period. All employees - union and nonunion - will pay the same monthly contribution for dental coverage. All nonunion employees, including officers, will have their annual sick leave accrual reduced from 12 to 11 days. Also, all nonunion employees with six weeks of accrued vacation lose one week of vacation, and those nonunion employees who accrue more than three weeks of vacation will give up one week of vacation from the period from August 2002 through August 2003. Officers will also give up their split-dollar life insurance plan (a combination of a term-life and savings plan) and, in the short-term, substitute it with a term-life policy.

7. Director Compensation. Outside Directors are paid a stated annual retainer of $22,000 -- paid quarterly -- plus a fee of $1,000 per meeting each year. Committee chairs receive an additional annual retainer of $2,000. Historically, directors have also been eligible to receive 1,500 stock options and 500 deferred stock units. The final amount of compensation for the Board of Directors will be decided by the Board of the Reorganized Debtors. Directors reduced their stated compensation by 20% of fees during 2002 which reduction will continue for the term of the proposed $1 billion loan guaranteed in part by the ATSB. Eventual restoration of these pay reductions will use the same methodology developed for restoration of pay cuts by the Association of Flight Attendants, International.

                                  * * * * * *

Management compensation will continue to be monitored by the Committee and the Company on an ongoing and regular basis, and changes may be made as deemed appropriate in the business judgment of the Committee.

                                                                  PLAN EXHIBIT B


                                    FORM OF

                         REGISTRATION RIGHTS AGREEMENT

                                BY AND BETWEEN

                            US AIRWAYS GROUP, INC.,

                                AS THE ISSUER,

                                      AND

                  RETIREMENT SYSTEMS OF ALABAMA HOLDINGS LLC

                          DATED AS OF MARCH 31, 2003

                         REGISTRATION RIGHTS AGREEMENT


         THIS REGISTRATION RIGHTS AGREEMENT is made and entered into as of March 31, 2003 by and between US Airways Group, Inc., a Delaware corporation, and any successor entity thereto (the "Company"), and Retirement Systems of Alabama Holdings LLC ("RSA").

         WHEREAS, the Company and The Retirement Systems of Alabama have entered into that certain Investment Agreement, dated as of September 26, 2002, as amended by Amendment No. 1 to the Investment Agreement, dated as of January 17, 2003, by and among the Company, The Retirement Systems of Alabama and RSA (as amended, supplemented or otherwise modified from time to time in accordance with the terms thereof, the "Investment Agreement"); and

         WHEREAS, pursuant to Section 7.04 of the Investment Agreement, the Company agreed to provide the registration rights set forth in this Registration Rights Agreement to RSA and its direct and indirect transferees.

         The parties hereby agree as follows:

         SECTION 1. DEFINITIONS. As used in this Agreement, the following terms shall have the following meanings:

         "Affiliate" shall mean, as to any person, any other person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified person. For the purposes of this definition, "control," when used with respect to any person, means the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise and the terms "affiliated," "controlling" and "controlled" have meanings correlative to the foregoing.

         "Agreement" shall mean this Registration Rights Agreement, as the same may be amended, supplemented or modified from time to time in accordance with the terms hereof.

         "Business Day" shall mean each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banking institutions in New York, New York are authorized or obligated by law or executive order to close.

         "Class A Common Stock" shall mean the Class A common stock, par value $1.00 per share, of the Company.

         "Class B Common Stock" shall mean the Class B common stock, par value $1.00 per share, of the Company.

         "Common Stock" shall mean the Class A Common Stock and the Class B Common Stock or shares of any class or classes resulting from any reclassification or reclassifications thereof and which have no preference in respect of dividends or of amounts payable in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company and which are not subject to redemption by the Company; provided that if at any time there shall be more than one such resulting class, the shares of each such class then so issuable shall be substantially in the proportion which the total number of shares of such class resulting from all such reclassifications bears to the total number of shares of all such classes resulting from all such reclassifications.

         "Company" shall have the meaning set forth in the preamble hereto.

         "Effectiveness Period" shall have the meaning set forth in Section 2(c) hereof.

         "Effectiveness Target Date" shall mean the 180th day after the date of this Agreement.

         "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated by the SEC thereunder.

         "Filing Date" shall mean the 90th day after the date of this Agreement.

         "Holder" shall mean each owner of any Registrable Securities.

         "Investment Agreement" shall have the meaning set forth in the recitals hereto.

         "Notice and Questionnaire" shall mean the Form of Selling Securityholder Notice and Questionnaire attached hereto as Exhibit A, as reasonably amended, supplemented, or otherwise modified from time to time by the Company upon reasonable notice to the Holders.

         "Plan of Reorganization" shall mean the plan or plans of reorganization filed by the Company and certain of its subsidiaries on January 17, 2003 in connection with the voluntary petitions for protection under Chapter 11 of the United States Bankruptcy Code and confirmed by the Bankruptcy Court on March 18, 2003, as such plan or plans may be amended, supplemented or otherwise modified from time to time.

         "Prospectus" shall mean the prospectus included in the Registration Statement (including, without limitation, a prospectus that discloses information previously omitted from a prospectus filed in reliance upon Rule
430A), as amended or supplemented by any prospectus supplement, with respect to the resale of any of the Registrable Securities covered by such Registration Statement, and all other amendments and supplements to any such prospectus, including post-effective amendments, and all materials incorporated by reference or deemed to be incorporated by reference, if any, in such prospectus.

         "Registrable Securities" shall mean the Common Stock issued to RSA in connection with the Plan of Reorganization, including the shares of Class A Common Stock issued or issuable upon exercise of the Warrants (including any shares of Class A Common Stock issued or issuable thereon upon any stock split, stock combination, stock dividend or the like or as a result of any anti-dilution adjustments under the Warrants) or upon the conversion of Class B Common Stock (including, in each case, any other shares, securities, assets or property otherwise issuable upon exercise of the Warrants or conversion of the Class B Common Stock), upon original issuance thereof and at all times subsequent thereto, and associated related rights, if any, until the earliest of (i) the date on which the resale thereof has been effectively registered under the Securities Act and such securities have been disposed of in accordance with the Registration Statement relating thereto, (ii) the date on which such securities have been distributed to the public pursuant to Rule 144 or are saleable pursuant to paragraph (k) of Rule 144 in a single transaction,
(iii) the date that is three (3) Business Days after the delivery to the Company of an opinion of counsel reasonably satisfactory to the Company that such securities are transferable without registration under the Securities Act, and (iv) the date on which such securities cease to be outstanding.

         "Registration Statement" shall mean any registration statement of the Company filed with the SEC pursuant to the Securities Act that covers the resale of the Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus, amendments and supplements to such registration statement or Prospectus (including pre- and post-effective amendments), all exhibits thereto, and all material incorporated by reference or deemed to be incorporated by reference, if any, in such registration statement.

         "Required Holders" shall mean Holders of more than 50% of the Registrable Securities.

         "Requisite Information" shall have the meaning set forth in Section 2(d) hereof.

         "Rule 144" shall mean Rule 144 promulgated by the SEC pursuant to the Securities Act, as such rule may be amended from time to time, or any successor rule or regulation.

         "Rule 144A" shall mean Rule 144A promulgated by the SEC pursuant to the Securities Act, as such rule may be amended from time to time, or any successor rule or regulation.

         "Rule 415" shall mean Rule 415 promulgated by the SEC pursuant to the Securities Act, as such rule may be amended from time to time, or any successor rule or regulation.

         "Rule 424" shall mean Rule 424 promulgated by the SEC pursuant to the Securities Act, as such rule may be amended from time to time, or any successor rule or regulation.

         "Rule 430A" shall mean Rule 430A promulgated by the SEC pursuant to the Securities Act, as such rule may be amended from time to time, or any successor rule or regulation.

         "SEC" shall mean the Securities and Exchange Commission, or any successor governmental agency or authority thereto.

         "Securities Act" shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated by the SEC thereunder.

         "Transfer Agent" shall mean the registrar and transfer agent for the Company's Common Stock.

         "Warrants" shall mean the Class A-1 warrants (No. [o]) issued to RSA to purchase [o] shares of Class A Common Stock, in the aggregate, in connection with the Plan of Reorganization, and any warrants obtained by RSA or any permitted transferee in exchange for all or any portion of the Warrants initially issued to RSA.

         SECTION 2. REGISTRATION STATEMENT.

            (a) Registration Under The Securities Act. The Company, at its own expense, agrees to use commercially reasonable efforts to prepare and file with the SEC, by the Filing Date, a Registration Statement for an offering to be made on a continuous basis pursuant to Rule 415 covering all of the Common Stock issued to RSA in connection with the Plan of Reorganization, including the Class A Common Stock issued or issuable upon exercise of the Warrants or upon the conversion of Class B Common Stock, constituting Registrable Securities. The Registration Statement shall be on Form S-3 under the Securities Act or another appropriate form selected by the Company permitting registration of such Registrable Securities for resale by the Holders in the manner or manners reasonably designated by such Holders. The Company shall use commercially reasonable efforts to cause the Registration Statement to be declared effective pursuant to the Securities Act by the Effectiveness Target Date.

            (b) Piggyback Registration Rights. The Company shall afford each Holder of Registrable Securities the opportunity to include any of such Registrable Securities in any registration statement filed for purposes of a public offering of securities of the Company (other than registration statements on Form S-4 or S-8, or any successor or similar forms, or registration statements for which the Company has contractually agreed not to grant such rights). The Company shall deliver written notice to each Holder of the Company's intention to effect such a registration at least thirty (30) days prior to the filing of such registration statement. Each Holder desiring to include the Registrable Securities held by it in any such registration statement shall notify the Company in writing within fifteen (15) days after receipt of notice from the Company of its intent to file such a registration statement. If a Holder decides not to include any or all of the Registrable Securities held by it in any registration statement thereafter filed by the Company, such Holder shall nevertheless continue to have the right to include any Registrable Securities in any subsequent registration statement or registration statements (other than registration statements on Form S-4 or S-8, or any successor or similar forms, or registration statements for which the Company has contractually agreed not to grant such rights) as may be filed by the Company with respect to offerings of its securities, all upon the terms and conditions set forth herein.

            (c) Supplements And Amendments. Subject to Section 2(e), the Company shall use commercially reasonable efforts to keep any Registration Statement continuously effective by supplementing and amending such Registration Statement if so required by the rules, regulations or instructions applicable to the registration form used for such Registration Statement, if required by the Securities Act or if reasonably requested by the holders of a majority in interest of the securities being registered or by any underwriter until the earlier of such time as (i) all of such securities covered by such Registration Statement have been disposed of in accordance with the intended methods of distribution as set forth in the Registration Statement, and (ii) (x) in the case of a Registration Statement pursuant to
Section 2(a), the earlier of (A) 7.5 years after such Registration Statement becomes effective, and (B) the time that all of the Registrable Securities of the Holders become saleable in a single transaction under Rule 144 without restriction or limitation; provided, that in the event such Registration Statement ceases to be effective pursuant to this Section 2(c)(ii)(x)(B) and such previously Registrable Securities cease to be saleable in a single transaction under Rule 144 without restriction or limitation, the Company shall be required to file, as promptly as reasonably practicable, a new Registration Statement with respect to all of the Holders' previously Registrable Securities and comply with the terms of this Agreement with respect to such Registration Statement, and (y) in the case of a Registration Statement pursuant to Section 2(b), thirty (30) days after such Registration Statement becomes effective (the "Effectiveness Period"). If the Registration Statement under Section 2(a) ceases to be available for use by the Holders because the Company no longer qualifies to use such form of registration statement, the Company shall be required to file, as promptly as reasonably practicable, a new Registration Statement on an appropriate form and its obligations hereunder shall continue to apply in all respects.

            (d) Selling Securityholder Information. Each Holder wishing to sell Registrable Securities pursuant to a Registration Statement and related Prospectus agrees to deliver a Notice and Questionnaire, in a timely manner, that confirms such Holder's agreement to be bound by the terms of this Agreement and includes such information regarding it and the distribution of its Registrable Securities as is required by law to be disclosed by the Holder in the Registration Statement (the "Requisite Information") to the Company prior to any intended distribution of Registrable Securities under the Registration Statement. The Company shall not be required to include in the Registration Statement and related Prospectus the Registrable Securities of any Holder that does not provide the Company with a Notice and Questionnaire in accordance with this Section 2(d). If such completed Notice and Questionnaire is received by the Company at least ten (10) days prior to the effective date of a Registration Statement, such Holder shall be entitled to have its Registrable Securities included in such Registration Statement at the effective date thereof. If such completed Notice and Questionnaire is received thereafter, the Company will use commercially reasonable efforts to include such Holder's Registrable Securities as promptly as reasonably practicable thereafter, subject to the last two sentences of the next paragraph.

            Subject to the last two sentences of this paragraph, the Company shall use commercially reasonable efforts to prepare and file, as soon as practicable after the receipt of a Notice and Questionnaire from any Holder that includes the Requisite Information or any changes in the Requisite Information with respect to such Holder (including, without limitation, any changes in the plan of distribution), a Prospectus supplement pursuant to Rule 424 or otherwise amend or supplement such Registration Statement to include in the Prospectus the Requisite Information as to such Holder (and the Registrable Securities held by such Holder), and the Company shall provide such Holder a copy of such Prospectus as so amended or supplemented containing the Requisite Information in order to permit such Holder to comply with the Prospectus delivery requirements of the Securities Act in a timely manner with respect to any proposed disposition of such Holder's Registrable Securities. Each Holder requesting registration hereunder shall promptly notify the Company of any material changes to the Requisite Information contained in the Notice and Questionnaire provided to the Company by such Holder. Notwithstanding the foregoing, following the effective date of any Registration Statement, the Company shall not be required to file more than one such supplement or post-effective amendment to reflect changes in the amount of Common Stock, including the Class A Common Stock issued or issuable upon exercise of the Warrants or upon the conversion of Class B Common Stock, constituting Registrable Securities held by any particular Holder at the request of such Holder in any 30-day period. The Company may take reasonable steps to aggregate the addition of Registrable Securities of more than one Holder for purposes of filing amendments to any Registration Statement or supplements to the Prospectus so as to reduce the need for multiple amendments or supplements; provided that the Company shall not use this sentence to delay the filing of any amendment or supplement beyond any such 30-day period.

            (e) Material Events; Suspension Of Sales. Notwithstanding the provisions contained in this Section 2, with respect to any Registration Statement, the Company may, from time to time, for a period not to exceed sixty (60) consecutive days, and, in any event, not to exceed one hundred twenty (120) days in the aggregate, during any twelve (12) month period, suspend the filing, effectiveness or use of such Registration Statement at any time if, and for so long as, the filing, continued effectiveness or use thereof would materially and adversely interfere with a material financing, acquisition or other transaction or require the Company to disclose such material financing, acquisition, other transaction or other material non-public information, which interference or disclosure the Board of Directors of the Company shall have determined in good faith is not in the best interests of the Company and the Company's stockholders. The Company shall deliver a written notice to each registered Holder, the Transfer Agent and the managing underwriters, if any, that the filing, effectiveness or use of the Registration Statement and/or Prospectus is to be suspended until the Company shall deliver a written notice that the filing, effectiveness or use of the Registration Statement and/or Prospectus may be resumed. During such suspension, the filing, effectiveness or use of the Registration Statement and/or Prospectus shall be suspended and the Company shall not be required to maintain the effectiveness of, amend or update the Registration Statement, or amend or supplement the Prospectus. Following the termination of any such suspension, the parties hereto shall continue to be bound by the provisions of this Section 2.

            (f) Additional Agreements Of Holders. Each Holder agrees not to dispose of Registrable Securities pursuant to any Registration Statement without complying with the prospectus delivery requirements under the Securities Act and the provisions of Section 2(e) above. Each Holder further agrees that it will comply fully with applicable federal and state securities laws in connection with the distribution of any Registrable Securities pursuant to the Registration Statement. Each Holder further acknowledges having been advised by the Company that applicable federal securities laws prohibit Holders from trading in securities of the Company at any time while in possession of material non-public information about the Company. Subject to
Section 7 hereof, each Holder whose Registrable Securities are covered by a Registration Statement filed pursuant to this Agreement agrees that, in the case of an underwritten offering by the Company and if reasonably requested by the underwriter, it will not effect any public or private sale or distribution of any Registrable Securities (except as part of such underwritten offering), including, but not limited to, a sale pursuant to Rule 144, during the thirty
(30) days before or ninety (90) days after the closing of such underwritten offering.

         SECTION 3. REGISTRATION PROCEDURES. In connection with the Company's registration obligations hereunder, the Company shall use commercially reasonable efforts to effect such registrations on the appropriate form selected by the Company to permit the resale of Registrable Securities in accordance with the Holder's intended method or methods of disposition thereof, and pursuant thereto, the Company shall as expeditiously as reasonably possible:

            (a) furnish to the Holders and the managing underwriters, if any, copies of all such documents proposed to be filed (excluding, unless requested, those documents incorporated or deemed to be incorporated by reference and then only to the Holder who so requested at the expense of such Holder) and use its commercially reasonable efforts to reflect in each such document, when so filed with the SEC, such comments as the Holders may reasonably propose. Notwithstanding the foregoing, the Company shall not be required to furnish to the Holders or the managing underwriters, if any, any amendments or supplements to the Registration Statement or Prospectus filed solely to reflect changes to the amount of Common Stock, including the Class A Common Stock issued or issuable upon exercise of the Warrants or upon the conversion of Class B Common Stock, constituting Registrable Securities held by any particular Holder or immaterial revisions to the information contained therein;

            (b) (i) prepare and file with the SEC such amendments, including post-effective amendments, to the Registration Statement as may be necessary to keep such Registration Statement continuously effective for the applicable time period set forth in Section 2(c) hereof; (ii) cause the related Prospectus to be supplemented by any required Prospectus supplement, and as so supplemented to be filed pursuant to Rule 424 (or any similar provisions then in force); and (iii) comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such Registration Statement and Prospectus during such period in accordance with the intended method or methods of disposition by the Holder set forth in such Registration Statement as so amended or in such Prospectus as so supplemented including, without limitation, the filing of any Prospectus supplement pursuant to Rule 424 in order to add or change any selling security holder information (including any such supplements or amendments pursuant to Section 2(d) hereof; provided such Holder to which such change applies complies with the Requisite Information requirements of Section 2(d) hereof in a timely manner);

            (c) notify the Holders and the managing underwriters, if any, promptly and, if requested by any such person, confirm such notice in writing:

                (i) (A) when a Prospectus or any Prospectus supplement or post-effective amendment is proposed to be filed, and (B) with respect to a Registration Statement or any post-effective amendment, when the same has become effective;

                (ii) of any written comments from the SEC with respect to any filing and of any request by the SEC or any other federal or state governmental authority for amendments or supplements to such Registration Statement or related Prospectus or for additional information related thereto;

                (iii) of the issuance by the SEC, any state securities commission, any other governmental agency or any court of any stop order, order or injunction suspending or enjoining the use or effectiveness of the Registration Statement or the initiation of any proceedings for that purpose;

                (iv) of the receipt by the Company of any notification with respect to the suspension of qualification or exemption from qualification of any of the Registrable Securities for sale in any jurisdiction, or the initiation or threatening of any proceeding for such purpose;

                (v) after the receipt of written notice of, or knowledge (of an executive officer of the Company) of the existence of, any fact or the happening of any event that makes any statement of material fact made in such Registration Statement or related Prospectus untrue in any material respect, or that requires the making of any changes in such Registration Statement or Prospectus so that, in the case of the Registration Statement, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and that, in the case of the Prospectus, such Prospectus will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; and

                (vi) of the determination by the Company that a post-effective amendment to the Registration Statement will be filed with the SEC;

            (d) use commercially reasonable efforts to obtain the withdrawal of any stop order or order enjoining or suspending the use or effectiveness of a Registration Statement or the lifting of any suspension of the qualification (or exemption from qualification) of any of the Registrable Securities for sale in any jurisdiction, at the earliest practicable moment;

            (e) if reasonably requested by the holders of a majority in interest of the securities being registered or managing underwriters, if any, to:

                (i) promptly include in a Prospectus supplement or post-effective amendment such information as the holders of a majority in interest of the securities being registered or managing underwriters, if any, may reasonably request to be included therein; and

                (ii) make all required filings of such Prospectus supplement or such post-effective amendment as soon as reasonably practicable after the Company has received notification of the matters to be included in such Prospectus supplement or post-effective amendment;

            (f) furnish to each Holder participating in such registration and who so requests, and each managing underwriter, if any, without charge, at least one copy of the Registration Statement and each amendment thereto (but excluding schedules, all documents incorporated or deemed to be incorporated therein by reference and all exhibits, unless requested in writing by such Holder or any managing underwriter and then only to the person who so requested at such Holder's or managing underwriter's expense);

            (g) deliver to each Holder and the underwriters, if any, without charge, as many copies of the Prospectus (including each form of Prospectus) and each amendment or supplement thereto as such persons may reasonably request, and, unless the Company shall have given notice to such Holder or underwriter pursuant to Section 2(e), the Company hereby consents to the use of such Prospectus, and each amendment or supplement thereto, by each of the selling Holders of Registrable Securities and the underwriters, if any, in connection with the offering and sale of the Registrable Securities covered by such Prospectus and any amendment or supplement thereto;

            (h) prior to any public offering of Registrable Securities, use commercially reasonable efforts to (i) register or qualify, or cooperate with the Holders of Registrable Securities to be sold or tendered or the underwriters, if any, and their respective counsel in connection with the registration or qualification (or exemption from such registration or qualification) of such Registrable Securities for offer and sale under the securities or blue sky laws of such jurisdictions within the United States as any Holder or underwriter reasonably requests in writing, (ii) keep each such registration or qualification (or exemption therefrom) effective during the period the Registration Statement is required to be kept effective pursuant to
Section 2(c) hereof, and (iii) do any and all other acts or things legally necessary to enable the disposition in such jurisdictions of the Registrable Securities covered by the Registration Statement; provided, however, that the Company shall not be required to qualify generally to do business in any jurisdiction where it is not then so qualified, take any action that would subject it to general service of process in any such jurisdiction where it is not then so subject or subject the Company to any tax in any such jurisdiction where it is not then so subject;

            (i) in connection with any sale or transfer of Registrable Securities that will result in such securities no longer being Registrable Securities, cooperate with the Holders and the managing underwriters, if any, to (i) facilitate the timely preparation and delivery of certificates representing Registrable Securities to be sold, which certificates shall not bear any restrictive legends, unless required by applicable securities laws, and (ii) enable such Registrable Securities to be in such denominations and registered in such names as the managing underwriters, if any, or Holders may reasonably request at least two (2) Business Days prior to any sale of Registrable Securities;

            (j) use commercially reasonable efforts to cause the offering of the Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental agencies or authorities within the United States as may be necessary to enable the Holder or managing underwriter, if any, to consummate the disposition of such Registrable Securities; provided, however, that the Company shall not be required to register the Registrable Securities in any jurisdiction that would require the Company to qualify to do business in any jurisdiction where it is not then so qualified, subject it to general service of process in any such jurisdiction where it is not then so subject or subject the Company to any tax in any such jurisdiction where it is not then so subject;

            (k) upon the occurrence of any event contemplated by Section 3(c)(v) hereof, as promptly as reasonably practicable (subject to any suspension of sales pursuant to Section 2(e) hereof), prepare a supplement or amendment, including, if appropriate, a post-effective amendment to the Registration Statement or a supplement to the related Prospectus or any document incorporated or deemed to be incorporated therein by reference, and file any other required document so that, as thereafter delivered, such Prospectus will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading (except, upon occurrence of an event contemplated by Section 3(c)(v) above, to the extent that the Board of Directors of the Company determines in good faith that the disclosure of such event at such time would not be in the best interests of the Company and the Company's stockholders; provided, that any such delay in disclosure pursuant to this Section 3(k) shall be considered a suspension of the Registration Statement subject to the limitation in Section 2(e));

            (l) subject to the provisions of Section 7, enter into such customary agreements (including any underwriting agreements in form, scope and substance as may be reasonably requested and as are customary in underwritten offerings) and take all such other customary and appropriate actions in connection therewith (including those reasonably requested by the managing underwriters, if any, or the holders of a majority in interest of the securities being registered) in order to expedite or facilitate the sale of such Registrable Securities and, in connection with any underwritten offering, the Company will:

                (i) make such representations and warranties to the Holders of such Registrable Securities and the underwriters, if any, with respect to the business of the Company and its subsidiaries (including with respect to businesses or assets acquired or to be acquired by any of them), and the Registration Statement, Prospectus and documents, if any, incorporated or deemed to be incorporated by reference therein, in each case, in form, substance and scope as are customarily made by issuers to underwriters in underwritten offerings, and confirm the same if and when requested;

                (ii) obtain, as may reasonably be required, opinions of counsel to the Company (which may include in-house counsel) and updates thereof (which counsel and opinions (in form, scope and substance) shall be reasonably satisfactory to the managing underwriters, if any), addressed to each selling Holder of Registrable Securities and each of the underwriters, if any, covering the matters customarily covered in opinions requested in underwritten offerings (including any such matters as may be reasonably requested by such underwriters);

                (iii) obtain, as may reasonably be required, customary "cold comfort" letters and updates thereof from the independent certified public accountants of the Company (and, if necessary, any other independent certified public accountants of any subsidiary of the Company or of any business acquired by the Company for which financial statements and financial data are, or are required to be, included in the Registration Statement), addressed to each selling Holder of Registrable Securities and each of the underwriters, if any, such letters to be in customary form and covering matters of the type customarily covered in "cold comfort" letters in connection with underwritten offerings; and

                (iv) deliver such documents and certificates as may be reasonably requested by the Holders of a majority in interest of the Registrable Securities being registered or the managing underwriters, if any, to evidence the continued validity of the representations and warranties made pursuant to subsection (i) of this Section 3(l) and to evidence compliance with any customary conditions contained in the underwriting agreement or other agreement entered into by the Company;

            (m) for a thirty (30) day period prior to the filing of such Registration Statement and throughout the Effectiveness Period, make available for inspection by any Holder of Registrable Securities being sold, any underwriter participating in any such disposition of Registrable Securities, if any, and any attorney, consultant or accountant retained by such selling Holders or underwriter, at the offices where normally kept, and during reasonable business hours, all financial and other records, pertinent corporate documents and properties of the Company and its subsidiaries (other than records and documents that the Company and its subsidiaries agreed contractually not to disclose and the disclosure of which would violate such contractual arrangement, for which a waiver of such contractual arrangement cannot be secured without significant or unreasonable cost or expense) as they may reasonably request, and cause the officers, directors, agents and employees of the Company and its subsidiaries to supply all information (other than information that the Company and its subsidiaries agreed contractually not to disclose and the disclosure of which would violate such contractual arrangement, for which a waiver of such contractual arrangement cannot be secured without significant or unreasonable cost or expense), in each case reasonably requested by any such representative, underwriter, attorney, consultant or accountant in connection with such Registration Statement and as shall be reasonably necessary to enable such persons to conduct a reasonable investigation within the meaning of Section 11 of the Securities Act; provided, however, that the foregoing inspection and information gathering shall be coordinated on behalf of the Holders and the other parties thereto by one counsel designated by and on behalf of such Holders and other parties; and provided, further, that such persons shall first agree in writing with the Company that any information that is reasonably and in good faith designated by the Company as confidential at the time of delivery or inspection (as the case may be) of such information shall be kept confidential by such persons, unless (i) disclosure of such information is required by court or administrative order or is necessary to respond to inquiries of regulatory authorities; (ii) disclosure of such information is required by law (including any disclosure requirements pursuant to federal securities laws in connection with the filing of any Registration Statement or the use of any Prospectus);
(iii) such information becomes generally available to the public other than as a result of a disclosure or failure to safeguard by any such person; or (iv) such information becomes available to any such person from a source other than the Company and such source is not known to be bound by a confidentiality agreement;

            (n) (i) subject to applicable listing standards, list all shares of Class A Common Stock covered by any Registration Statements on any securities exchange on which the Class A Common Stock is then listed; or (ii) authorize for quotation on the National Market of the National Association of Securities Dealers Automated Quotation System all Class A Common Stock covered by all such Registration Statements if the Class A Common Stock is then so authorized for quotation;

            (o) use commercially reasonable efforts to provide such information as is required for any filings required to be made with the National Association of Securities Dealers, Inc; and

            (p) provide a transfer agent, registrar and CUSIP number for all Registrable Securities not later than the effective date of any Registration Statement.

         SECTION 4. REGISTRATION EXPENSES. All fees and expenses incident to the performance of or compliance with this Agreement by the Company shall be borne by it whether or not any Registration Statement is filed or becomes effective. The fees and expenses referred to in the foregoing sentence shall include:

            (a) all registration, filing, securities exchange listing, rating agency and New York Stock Exchange or Nasdaq fees and expenses;

            (b) printing expenses (including, without limitation, printing Prospectuses if the printing of Prospectuses is required by the managing underwriters, if any, or by the holders of a majority in interest of the securities being registered);

            (c) messenger, copying, telephone and delivery expenses;

            (d) reasonable fees and disbursements of counsel for the Company;

            (e) reasonable fees and disbursements of all independent certified public accountants referred to in Section 3(l)(iii) including, without limitation, the expenses of any special audits or "cold comfort" letters required by Section 3(l)(iii);

            (f) reasonable fees and expenses of all other persons retained by the Company;

            (g) all registration, filing, qualification and other fees and expenses of complying with securities or blue sky laws of all jurisdictions in which the Registrable Securities are to be registered and any reasonable legal fees and expenses incurred in connection with the blue sky qualifications of the Registrable Securities and the determination of their eligibility for investment under the laws of all such jurisdictions; and

            (h) the reasonable fees and disbursements incurred by the Holders of the Registrable Securities being registered (including, without limitation, the reasonable fees and disbursements for one counsel or firm of counsel selected by the Holders of a majority in interest of the Registrable Securities being registered to represent the Holders of the Registrable Securities being registered).

            Notwithstanding anything in this Agreement to the contrary, the Holders shall be responsible for all expenses customarily borne by selling securityholders (including underwriting discounts, commissions and fees and expenses of counsel to the selling Holders to the extent not required to be paid pursuant to subsection (h) above).

         SECTION 5. INDEMNIFICATION.

            (a) The Company agrees to indemnify and hold harmless each Holder of Registrable Securities, such Holder's affiliates, and their respective officers, directors, employees, representatives and agents, and each person, if any, who controls any Holder of Registrable Securities within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act, or is under common control with, or is controlled by, any Holder, against any and all loss, liability, claim or damage arising out of any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement or the Prospectus (or any amendment or supplement thereto), or the omission or alleged omission to state therein any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that this Section 5 shall not apply to any loss, liability, claim or damage arising out of any untrue statement or omission or alleged untrue statement or omission made in reliance upon and in conformity with written information furnished to the Company by or on behalf of a Holder of Registrable Securities or any person, if any, who controls any such Holder of Registrable Securities expressly for use in the Registration Statement (or any amendment thereto), or any preliminary prospectus or the Prospectus (or any amendment or supplement thereto); provided, further, that this Section 5 shall not apply to any loss, liability, claim or damage (i) arising from an offer or sale of Registrable Securities occurring during any suspension of sales pursuant to Section 2(e) (provided that the Company has given to the Holder timely notice of such suspension prior to such offer or sale), or (ii) if the Holder fails to deliver at or prior to the written confirmation of sale, the most recent Prospectus, as amended or supplemented, and such Prospectus, as amended or supplemented, would have corrected such untrue statement or omission or alleged untrue statement or omission of a material fact (provided that the Company has delivered to such Holder, or otherwise given notice to such Holder of the existence of, such most recent Prospectus, as supplemented or amended). Any amounts advanced by the Company to an indemnified party pursuant to this Agreement shall be returned to the Company if it shall be finally determined in a judgment by a court of competent jurisdiction not subject to appeal, that such indemnified party was not entitled to indemnification.

            (b) In connection with the preparation of the Registration Statement in which a Holder of Registrable Securities is participating in furnishing information relating to such Holder of Registrable Securities to the Company for use in such Registration Statement, any preliminary prospectus, the Prospectus or any amendments or supplements thereto, each such Holder agrees, severally and not jointly, to indemnify and hold harmless any other Holders of Registrable Securities, the Company, its affiliates and their respective officers, directors, employees, representatives and agents, and each person, if any, who controls such other Holders or the Company within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act, against any and all loss, liability, claim or damage described in the indemnity contained in subsection (a) of this Section 5, but only with respect to untrue statements or omissions, or alleged untrue statements or omissions, made in the Registration Statement (or any amendment thereto), or any preliminary prospectus or the Prospectus (or any amendment or supplement thereto) in reliance upon and in conformity with written information furnished to the Company by or on behalf of such Holder of Registrable Securities or any person, if any, who controls any such Holder of Registrable Securities expressly for use in the Registration Statement (or any amendment thereto) or such preliminary prospectus or the Prospectus (or any amendment or supplement thereto).

            (c) Each indemnified party shall give notice as promptly as reasonably practicable to each indemnifying party of any action commenced against it in respect of which indemnity may be sought hereunder, but failure to so notify an indemnifying party shall not relieve such indemnifying party from any liability hereunder to the extent it is not materially prejudiced as a result thereof and in any event shall not relieve it from any liability which it may otherwise have on account of this Section 5. The indemnifying party, upon request of the indemnified party, shall retain counsel reasonably satisfactory to the indemnified party to represent the indemnified party and any others the indemnifying party may designate in such proceeding and shall pay the reasonable fees and disbursements of such counsel related to such proceeding. In any such proceeding, any indemnified party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be borne by such indemnified party unless (i) the indemnifying party and the indemnified party shall have mutually agreed to the retention of such counsel or (ii) the named parties to any such proceeding (including any impleaded parties) include both the indemnifying party and the indemnified party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. It is understood that the indemnifying party shall not, in respect of the legal expenses of any indemnified party in connection with any proceeding or related proceedings in the same jurisdiction, be liable for (a) the fees and expenses of more than one separate firm (in addition to any local counsel), for the Holders of Registrable Securities, and all persons, if any, who control the Holders of Registrable Securities within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act, collectively (unless representation of all Holders and such parties by the same counsel would be inappropriate due to actual or potential differing interests between or among them), and (b) the fees and expenses of more than one separate firm (in addition to any local counsel), for the Company and each person, if any, who controls the Company within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act, and that all reasonable and documented fees and expenses payable under Sections 5(a) and 5(b) above shall be reimbursed as they are incurred. In the case of any such separate firm for the Holders of Registrable Securities, and control persons of the Holders of Registrable Securities, such firm shall be designated by the Holders of a majority in interest of the Registrable Securities being registered and shall be reasonably acceptable to the Company. In the case of any such separate firm for the Company and control persons of the Company, such firm shall be designated by the Board of Directors of the Company and shall be reasonably acceptable to the Holders of a majority in interest of the Registrable Securities being registered. The indemnifying party shall not be liable for any settlement of any proceeding effected without its written consent (which consent shall not be unreasonably withheld or delayed), but if settled with such consent or if there be a final non-appealable judgment for the plaintiff, the indemnifying party agrees to indemnify the indemnified party from and against any loss or liability by reason of such settlement or judgment. No indemnifying party shall, without the prior written consent of the indemnified parties (which consent shall not be unreasonably withheld or delayed), settle or compromise or consent to the entry of any judgment with respect to any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever in respect of which indemnification or contribution could be sought under this Section 5 (whether or not the indemnified parties are actual or potential parties thereto), unless such settlement, compromise or consent (i) includes an unconditional release of each indemnified party from all liability arising out of such litigation, investigation, proceeding or claim, and (ii) does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of any indemnified party. No indemnified party shall, without the prior written consent of the indemnifying party, settle or compromise or consent to the entry of any judgment with respect to any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever in respect of which indemnification or contribution could be sought under this Section 5 (whether or not the indemnified parties are actual or potential parties thereto).

            (d) If the indemnification to which an indemnified party is entitled under this Section 5 is for any reason unavailable to, or insufficient although applicable in accordance with its terms, to hold harmless an indemnified party in respect of any losses, liabilities, claims, damages or expenses referred to therein, then each indemnifying party shall contribute to the aggregate amount of such losses, liabilities, claims, damages and expenses incurred by such indemnified party, as incurred, in such proportion as is appropriate to reflect the relative fault of the indemnifying party or parties on the one hand and of the indemnified party on the other hand in connection with the statements or omissions which resulted in such losses, liabilities, claims, damages or expenses, as well as any other relevant equitable considerations.

            The relative fault of the Company on the one hand and the Holders of the Registrable Securities on the other hand shall be determined by reference to, among other things, whether any such untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by the Company or by the Holder of the Registrable Securities and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

            The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 5(d) were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to above in this Section 5(d). The aggregate amount of losses, liabilities, claims, damages, and expenses incurred by an indemnified party and referred to above in this Section 5(d) shall be deemed to include any out-of-pocket legal or other expenses reasonably incurred by such indemnified party in investigating, preparing or defending against any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever based upon any such untrue or alleged untrue statement or omission or alleged omission.

            Notwithstanding the provisions of this Section 5, no Holder shall be required to indemnify or contribute any amount in excess of the amount by which the net proceeds of such sale of Registrable Securities received by such Holder exceeds the amount of any damages that such Holder has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission to alleged omission.

            No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

            The remedies provided in this Section 5 are not exclusive and shall not limit any rights or remedies which may otherwise be available to any indemnified party at law or in equity.

            For purposes of this Section 5(d), each person, if any, who controls any Holder of Registrable Securities within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act shall have the same rights to contribution as such Holder, and each person, if any, who controls the Company within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act shall have the same rights to contribution as the Company. No party shall be liable for contribution with respect to any action, suit, proceeding or claim settled, compromised, or with respect to which the party requesting contribution consented to the entry of a judgment, without such party's written consent, which consent shall not be unreasonably withheld or delayed.

            (e) The Company may require as a condition to including the Registrable Securities in the Registration Statement, and to entering into any underwriting agreement with respect thereto, that the Company shall have received an undertaking from the Holder and such underwriter to comply with the provisions of this Section 5.

            (f) The agreements contained in this Section 5 shall survive the transfer or sale of the Registrable Securities and shall remain in full force and effect, regardless of any termination or cancellation of this Agreement or any investigation made by or on behalf of any indemnified party.

         SECTION 6. INFORMATION REQUIREMENTS.

         (a) The Company agrees that, if at any time until the Registrable Securities cease to be Registrable Securities, the Company is not subject to the reporting requirements of the Exchange Act, it will cooperate with any Holder of Registrable Securities and use reasonable best efforts to take such further reasonable action as any Holder of Registrable Securities may reasonably request in writing to enable such Holder to sell Registrable Securities without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 and Rule 144A (or any similar rule or regulation hereafter adopted by the SEC) and customarily taken in connection with sales pursuant to such exemptions, including, without limitation, making available adequate current public information within the meaning of paragraph (c)(2) of Rule 144 and delivering the information required by paragraph (d) of Rule 144A. Notwithstanding the foregoing, nothing in this Section 6 shall be deemed to require the Company to register any of its securities under any section of the Exchange Act.

         (b) The Company shall file reports required to be filed by it under the Exchange Act and the New York Stock Exchange or any other securities exchanges or markets on which the Class A Common Stock is listed or quoted.

         SECTION 7. UNDERWRITTEN REGISTRATION. If any of the Registrable Securities covered by the Registration Statement are to be sold in an underwritten offering, the investment banker or investment bankers and manager or managers that will administer the offering will be investment bankers and managers of recognized national standing selected by the Company. No person may participate in any underwritten registration hereunder unless such person
(i) agrees to sell such person's Registrable Securities on the basis reasonably provided in any underwriting arrangements approved by the Company; and (ii) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements, lock-up agreements and other documents reasonably required under the terms of such underwriting arrangements. Notwithstanding any other provision of this Agreement, if the underwriter determines in good faith that marketing factors require a limitation of the number of shares to be offered in such underwritten offering, the Company will include in such registration, to the extent of the number of shares which the Company is so advised can be sold in such offering, (i) in the case of a registration requested by a party or parties other than a Holder, (x) first, securities of the Company requested to be included by such requesting party or parties, (y) second, securities the Company proposes to sell, and (z) other securities of the Company proposed to be included by Holders or other holders thereof, pro rata according to the number of securities proposed to be included by each such other party, and (ii) in the case of a registration by the Company for its own account, (x) first, the securities proposed to be included by the Company, and (y) second, securities of the Company requested to be included by Holders or other holders thereof, pro rata according to the number of securities proposed to be included by each such other party.

         SECTION 8. MISCELLANEOUS.

            (a) Other Registration Rights. Notwithstanding anything to the contrary contained herein, the Company may grant registration rights in connection with the Plan of Reorganization or any securities issued in connection with the Plan of Reorganization (including securities issued pursuant to the terms and conditions of such securities). The Company may also in the future grant registration rights that would permit any person that is a third party the right to piggy-back on the Registration Statements.

            (b) No Inconsistent Agreements. The Company has not entered and shall not enter into any agreement that is inconsistent with the rights granted to the Holders in this Agreement or otherwise conflicts with the provisions hereof. The rights granted to the Holders hereunder do not in any way conflict with and are not inconsistent with the rights granted to the holders of the Company's other issued and outstanding securities under any such agreements. From and after the date of this Agreement, the Company shall not enter into any agreement, unless consented to by the Required Holders, with any holder or prospective holder of any securities of the Company which would grant such holder or prospective holder more favorable rights than those granted to the Holder(s) hereunder, unless substantially similar rights are granted to the Holder(s).

            (c) Amendments And Waivers. The provisions of this Agreement, including the provisions of this sentence, may not be amended, modified or supplemented, and waivers or consents to departures from the provisions hereof may not be given, without the written consent of the Company and the Required Holders; provided, however, that any amendment, modification, supplement, waiver or consent that would disproportionately affect the rights of any Holder (as compared to the other Holders) shall not be effective against such Holder without such Holder's written consent. Notwithstanding the foregoing, a waiver or consent to depart from the provisions hereof with respect to a matter that relates exclusively to the rights of Holders whose Registrable Securities are being registered pursuant to the Registration Statement and that does not directly or indirectly affect the rights of other Holders may be given by Holders of a majority in interest of the Registrable Securities being registered by such Holders pursuant to such Registration Statement; provided, however, that the provisions of this sentence may not be amended, modified, or supplemented except in accordance with the provisions of the immediately preceding sentence. Each Holder of Registrable Securities outstanding at the time of any such amendment, modification, supplement, waiver or consent thereafter shall be bound by any such amendment, modification, supplement, waiver or consent effected pursuant to this Section 8(c), whether or not any notice, writing or marking indicating such amendment, modification, supplement, waiver or consent appears on the Registrable Securities or is delivered to such Holder.

            (d) Notices. All notices and other communications provided for herein or permitted hereunder shall be made in writing by hand-delivery, courier guaranteeing overnight delivery, certified first-class mail, return receipt requested, or telecopy and shall be deemed given (i) when made, if made by hand delivery, (ii) upon confirmation, if made by telecopier, (iii) one (1) Business Day after being deposited with such courier, if made by overnight courier, or (iv) on the date indicated on the notice of receipt, if made by first-class mail, to the parties as follows:

                (i) if to a Holder other than RSA, to the address of such Holder as it appears in the Notice and Questionnaire, or, if not so specified, in the Common Stock or Warrants register of the Company, as applicable. Failure to mail a notice or communication to a Holder or any defect in such notice or communication shall not affect its sufficiency with respect to other Holders.

                (ii) if to the Company to:

                                    US Airways Group, Inc.
                                    2345 Crystal Drive
                                    Arlington, Virginia  22227
                                    Telephone No.  (703) 872-7000
                                    Facsimile No.  [o]
                                    Attention:  [o]

                                    With a copy to:

                                    Skadden, Arps, Slate, Meagher & Flom LLP
                                    4 Times Square
                                    New York, New York  10036
                                    Telephone No. (212) 735-3000
                                    Facsimile No. (212) 735-2000
                                    Attention:  Eric L. Cochran

                (iii) if to RSA to:

                                    Retirement Systems of Alabama Holdings LLC
                                    135 South Union Street
                                    Montgomery, Alabama 36104

                                    Telephone No.  [o]
                                    Facsimile No.  [o]
                                    Attention:  Darren Schulz

                                    With a copy to:

                                    Orrick, Herrington & Sutcliffe LLP
                                    666 Fifth Avenue
                                    New York, NY  10103
                                    Telephone No. [o]
                                    Facsimile No. [o]
                                    Attention:  Duncan Darrow


            (e) Successors And Assigns. This Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of each of the parties and shall inure to the benefit of each existing and future Holder. The Company may not assign its rights or obligations hereunder without the prior written consent of the Required Holders, other than to an Affiliate or by operation of law pursuant to a merger or consolidation to which the Company is a party.

            (f) Counterparts. This Agreement may be executed in any number of counterparts by the parties hereto, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same instrument.

            (g) GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK, AS APPLIED TO CONTRACTS MADE AND PERFORMED WITHIN THE STATE OF NEW YORK WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.

            (h) Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the parties hereto shall use their best efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant or restriction, it being intended that all of the rights and privileges of the parties shall be enforceable to the fullest extent permitted by law.

            (i) Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof. All references made in this Agreement to "Section" and "paragraph" refer to such Section or paragraph of this Agreement, unless expressly stated otherwise.

            (j) Entire Agreement. This Agreement is intended by the parties as a final expression of their agreement and is intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein and the registration rights granted by the Company with respect to the Registrable Securities. There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein, with respect to the registration rights granted by the Company with respect to the Registrable Securities. This Agreement supersedes all prior agreements and undertakings among the parties solely with respect to such registration rights.

            (k) Termination. This Agreement and the obligations of the parties hereunder shall terminate when all of the Registrable Securities initially issued to the RSA in connection with the Plan of Reorganization cease to be Registrable Securities, except for any liabilities or obligations under Sections 4 or 5 hereof.

            IN WITNESS WHEREOF, the parties have caused this Registration Rights Agreement to be duly executed as of the date first written above.

                               US AIRWAYS GROUP, INC.



                               By:
                                    Name:

                                    Title:

                               RETIREMENT SYSTEMS OF ALABAMA HOLDINGS LLC



                               By:
                                    Name:

                                    Title:

                                   EXHIBIT A

                            US AIRWAYS GROUP, INC.

            FORM OF SELLING SECURITYHOLDER NOTICE AND QUESTIONNAIRE

         The undersigned beneficial holder of (check all that apply):

         Class A common stock, par value $1.00 per share ("Class A Common Stock") Class B common stock, par value $1.00 per share of US Airways Group, Inc. ("Airways") (the "Registrable Securities") understands that Airways has filed or intends to file with the Securities and Exchange Commission (the "Commission") a registration statement on Form S-3 (the "Shelf Registration Statement") for the registration and resale under Rule 415 of the Securities Act of 1933, as amended (the "Securities Act"), of the Registrable Securities in accordance with the terms of the Registration Rights Agreement (the "Registration Rights Agreement") by and between Airways and Retirement Systems of Alabama Holdings LLC.

         A copy of the Registration Rights Agreement is available from Airways upon request at the address set forth below. All capitalized terms not otherwise defined herein shall have the meaning ascribed thereto in the Registration Rights Agreement. Each beneficial owner of Registrable Securities is entitled to the benefits of the Registration Rights Agreement. In order to sell or otherwise dispose of any Registrable Securities pursuant to the Shelf Registration Statement, a beneficial owner of Registrable Securities generally will be required to be named as a selling securityholder in the related prospectus, deliver a prospectus to purchasers of Registrable Securities and be bound by those provisions of the Registration Rights Agreement applicable to such beneficial owner (including certain indemnification provisions, as described below).

         Beneficial owners are encouraged to complete and deliver this Notice and Questionnaire prior to the effectiveness of the Shelf Registration Statement so that such beneficial owners may be named as selling securityholders in the related prospectus at the time of effectiveness. Subject to the provisions of the Registration Rights Agreement, upon receipt of a completed Notice and Questionnaire from a beneficial owner following the effectiveness of the Shelf Registration Statement, Airways will file such amendments to the Shelf Registration Statement or supplements to the related prospectus as are necessary to permit such holder to deliver such prospectus to purchasers of Registrable Securities.

         Certain legal consequences arise from being named as a selling securityholder in the Shelf Registration Statement and the related prospectus. Accordingly, holders and beneficial owners of Registrable Securities are advised to consult their own securities law counsel regarding the consequences of being named or not being named as a selling securityholder in the Shelf Registration Statement and the related prospectus.

                                    NOTICE

         The undersigned beneficial owner (the "Selling Securityholder") of Registrable Securities hereby gives notice to Airways of its intention to sell or otherwise dispose of Registrable Securities beneficially owned by it and listed below in Item 3 (unless otherwise specified under Item 3) pursuant to the Shelf Registration Statement. The undersigned, by signing and returning this Notice and Questionnaire, understands that it will be bound by the terms and conditions of this Notice and Questionnaire and the Registration Rights Agreement.

         The undersigned hereby provides the following information to Airways and represents and warrants that such information is accurate and complete:

                                 QUESTIONNAIRE

1. (a) Full Legal Name of Selling Securityholder:

-----------------------------------------------------------------------------
(b) Full Legal Name of Registered Holder (if not the same as (a) above) through which Registrable Securities listed in Item 3 below are held:


-----------------------------------------------------------------------------
(c) Full Legal Name of DTC Participant (if applicable and if not the same as (b) above) through which Registrable Securities listed in Item 3 below are held:

-----------------------------------------------------------------------------
2. Address for Notices to Selling Securityholder:

-----------------------------------------------------------------------------
-----------------------------------------------------------------------------
-----------------------------------------------------------------------------
-----------------------------------------------------------------------------

Telephone No.

                         ----------------------------------------------------
                         ----------------------------------------------------
Facsimile No.

                         ----------------------------------------------------
                         ----------------------------------------------------
Contact Person

                         ----------------------------------------------------

3. Beneficial Ownership of Registrable Securities:

(a) Type and amount of Registrable Securities beneficially owned:

-----------------------------------------------------------------------------



(b)
         CUSIP No(s). of such Registrable Securities beneficially owned:


-----------------------------------------------------------------------------

4.       Beneficial Ownership of Airways' securities owned by the Selling
         Securityholder:

         Except as set forth below in this Item 4, the undersigned is not the beneficial or registered owner of any securities of Airways other than the Registrable Securities listed above in Item 3.

(a) Type and amount of other securities beneficially owned by the Selling
Securityholder:

-----------------------------------------------------------------------------

(b) CUSIP No(s). of such other securities beneficially owned:

-----------------------------------------------------------------------------

5. Relationship with Airways:

         Except as set forth below, neither the undersigned nor any of its affiliates, directors or principal equity holders (5% or more) has held any position or office or has had any other material relationship with Airways (or their predecessors or affiliates) during the past three years.

State any exceptions here:


-----------------------------------------------------------------------------
-----------------------------------------------------------------------------
-----------------------------------------------------------------------------

6. Plan of Distribution:

         Except as set forth below, the undersigned (including its donees or pledgees) intends to distribute the Registrable Securities listed above in
Item 3 pursuant to the Shelf Registration Statement only as follows (if at all): such Registrable Securities may be sold from time to time directly by the undersigned or, alternatively, through underwriters, broker-dealers or agents. If the Registrable Securities are sold through underwriters or broker-dealers, the Selling Securityholder will be responsible for underwriting discounts or commissions or agent's commissions. Such Registrable Securities may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale, or at negotiated prices. Such sales may be effected in transactions (which may involve block transactions) (i) on any national securities exchange or quotation service on which the Registrable Securities may be listed or quoted at the time of sale, (ii) in the over-the-counter market, (iii) in transactions otherwise than on such exchanges or services or in the over-the-counter market, or (iv) through the writing of options.

State any exceptions here:


-----------------------------------------------------------------------------
-----------------------------------------------------------------------------
-----------------------------------------------------------------------------

         The undersigned acknowledges that it understands its obligation to comply with the provisions of the Securities Exchange Act of 1934, as amended, and the rules thereunder relating to stock manipulation, particularly Regulation M thereunder (or any successor rules or regulations), in connection with any offering of Registrable Securities pursuant to the Shelf Registration Statement. The undersigned agrees that neither it nor any person acting on its behalf will engage in any transaction in violation of such provisions.

         The Selling Securityholder hereby acknowledges its obligations under the Registration Rights Agreement to indemnify and hold harmless certain persons as set forth therein. Pursuant to the Registration Rights Agreement, Airways has agreed under certain circumstances to indemnify and hold harmless the Selling Securityholders as set forth therein.

         The undersigned hereby agrees that, in connection with any sale of Registrable Securities pursuant to the Shelf Registration Statement, it will comply with the prospectus delivery requirements, if any, of the Securities Act of 1933, as amended (the "Securities Act") and the rules promulgated thereunder, and, at the time of any such sale, represents, warrants and agrees that the information regarding the undersigned included in this Notice and Questionnaire, as it may be supplemented, shall be accurate and complete in all material respects.

         In accordance with the undersigned's obligation under the Registration Rights Agreement to provide such information as may be required by law for inclusion in the Shelf Registration Statement regarding the undersigned, the undersigned agrees to promptly notify Airways of any inaccuracies or changes in the information provided herein that may occur subsequent to the date hereof at any time while the Shelf Registration Statement remains effective. All notices hereunder shall be made in writing pursuant to the Registration Rights Agreement.

         By signing below, the undersigned consents to the disclosure of the information contained herein in its answers to Items 1 through 6 above and the inclusion of such information in the Shelf Registration Statement and the related prospectus. The undersigned understands that such information will be relied upon by Airways in connection with the preparation or amendment of the Shelf Registration Statement and the related prospectus.

         By signing below, the undersigned agrees that the terms of this Notice and Questionnaire, and the representations and warranties contained herein, shall be binding on, shall inure to the benefit of and shall be enforceable by Airways' respective successors and assigns. This Notice and Questionnaire shall be governed in all respects by the laws of the State of New York.

         IN WITNESS WHEREOF, the undersigned, by authority duly given, has caused this Notice and Questionnaire to be executed and delivered either in person or by its duly authorized agent.

Dated: [o]

                                    Beneficial Owner

                                    By: __________________________
                                        Name:
                                        Title:

PLEASE RETURN THE COMPLETED AND EXECUTED NOTICE AND QUESTIONNAIRE
TO US AIRWAYS GROUP, INC., AS SET FORTH BELOW:



US Airways Group, Inc.
2345 Crystal Drive
Arlington, Virginia 22227
Telephone No. (703) 872-7000
Facsimile No. [o]
Attention: [o]

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square

New York, New York 10036
Telephone No. (212) 735-3000
Facsimile No. (212) 735-2000
Attention: Eric L. Cochran

                                                                PLAN EXHIBIT C-1

                             AMENDED AND RESTATED

                         CERTIFICATE OF INCORPORATION

                                      OF

                            US AIRWAYS GROUP, INC.

                 Pursuant to Sections 242, 245 and 303 of the

                       Delaware General Corporation Law

         US Airways Group, Inc. (the "Corporation"), a corporation organized and existing under the General Corporation Law of the State of Delaware (the "DGCL"), does hereby certify as follows:

         1. The name of the Corporation is US Airways Group, Inc. The Corporation was originally incorporated under the name U S Air Group, Inc. The original certificate of incorporation of the Corporation was filed with the office of the Secretary of State of the State of Delaware on February 16, 1982.

         2. On August 11, 2002, the Corporation filed a petition in the United States Bankruptcy Court for the Eastern District of Virginia, Alexandria Division (the "Bankruptcy Court") seeking relief under Chapter 11 of the United States Bankruptcy Code.

         3. This Amended and Restated Certificate of Incorporation was duly adopted pursuant to a plan of reorganization confirmed by an order of the Bankruptcy Court on March 18, 2003 in accordance with Section 303 of the DGCL.

         4. This Amended and Restated Certificate of Incorporation restates and integrates and further amends the Restated Certificate of Incorporation of the Corporation, as heretofore amended or supplemented.

         5. The text of the Restated Certificate of Incorporation is amended and restated in its entirety as follows:

         FIRST: The name of the corporation is US Airways Group, Inc. (the "Corporation").

         SECOND: The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at that address is The Corporation Trust Company.

         THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware (as the same exists or may hereafter be amended, the "DGCL") either alone or with others through wholly or partially owned subsidiaries, as a partner (limited or general) in any partnership, as a joint venturer in any joint venture, or otherwise.

         FOURTH: (a) Authorized Capital Stock. The total number of shares of stock which the Corporation shall have authority to issue is 255,000,000 shares of capital stock, consisting of (i) 205,000,000 shares of common stock, consisting of (A) 200,000,000 shares of class A common stock, par value $1.00 per share (the "Class A Common Stock"), and (B) 5,000,000 shares of class B common stock, par value $1.00 per share (the "Class B Common Stock" and, together with the Class A Common Stock, the "Common Stock"), and (ii) 50,000,000 shares of preferred stock (the "Preferred Stock"), including (A) 25,000,000 shares of class A preferred stock, nominal value $.0001 per share (the "Class A Preferred Stock"), (B) 250,000 shares of class B preferred stock, nominal value $1,000 per share (the "Class B Preferred Stock"), (C) ten
(10) shares of class C preferred stock, nominal value $1.00 per share, to be issued in four (4) series (the "Class C Preferred Stock"), and (D) 24,749,990 shares of preferred stock, par value $.01 per share.

         (b) Common Stock. The powers, preferences and rights, and the qualifications, limitations and restrictions, of each class of the Common Stock are as follows:

            (i) Ranking. Except as otherwise expressly provided in this Amended and Restated Certificate of Incorporation, the powers, preferences and rights of the holders of Class A Common Stock and holders of Class B Common Stock, and the qualifications, limitations and restrictions thereof, shall be in all respects identical.

            (ii) Voting. Except as otherwise expressly required by law or provided in this Amended and Restated Certificate of Incorporation, and subject to any voting rights provided to holders of Preferred Stock at any time outstanding, the holders of any outstanding shares of Class A Common Stock and the holders of any outstanding shares of Class B Common Stock shall vote together as a single class on all matters with respect to which stockholders are entitled to vote under applicable law, this Amended and Restated Certificate of Incorporation or the Amended and Restated By-Laws of the Corporation (as the same may be amended from time to time, the "Amended and Restated By-Laws"), or upon which a vote of stockholders is otherwise duly called for by the Corporation. Except as otherwise expressly required by law or provided in this Amended and Restated Certificate of Incorporation, at each annual or special meeting of stockholders, each holder of record of shares of Class A Common Stock on the relevant record date shall be entitled to cast one (1) vote in person or by proxy for each share of the Class A Common Stock standing in such holder's name on the stock transfer records of the Corporation, and each holder of record of shares of Class B Common Stock on the relevant record date shall be entitled to cast twenty (20) votes in person or by proxy for each share of Class B Common Stock standing in such holder's name on the stock transfer records of the Corporation.

            (iii) No Cumulative Voting. Neither the holders of shares of Class A Common Stock nor the holders of shares of Class B Common Stock shall have cumulative voting rights.

            (iv) Amendments and Votes Affecting Stock. (a) The Corporation shall not, without the affirmative vote of the holders of at least a majority of the outstanding shares of Common Stock, voting together as a single class, (i) other than in connection with the issuance of securities pursuant to, in connection with the consummation of, or as contemplated by the Corporation's plan of reorganization confirmed on March 18, 2003 by an order of the United States Bankruptcy Court for the Eastern District of Virginia, Alexandria Division, issue additional shares of Class A Common Stock in an amount exceeding 5% per annum of the then-outstanding Class A Common Stock, which consent may be given for issuances in subsequent years; or (ii) take any other action upon which class voting is required by law; (b) so long as any shares of Class A Common Stock are outstanding, the Corporation shall not, without the affirmative vote of the holders of at least two-thirds of the outstanding shares of Class A Common Stock, amend the Amended and Restated Certificate of Incorporation of the Corporation so as to materially and adversely affect the rights, preferences, qualifications, limitations or restrictions of the Class A Common Stock; (c) so long as any shares of Class B Common Stock are outstanding, the Corporation shall not, without the affirmative vote of the holders of at least two-thirds of the outstanding shares of Class B Common Stock, (i) amend the Amended and Restated Certificate of Incorporation of the Corporation so as to materially and adversely affect the rights, preferences, qualifications, limitations or restrictions of the Class B Common Stock, or (ii) issue additional shares of Class B Common Stock.

            (v) Dividends; Stock Splits. Subject to the rights of the holders of Preferred Stock, and subject to any other provisions of this Amended and Restated Certificate of Incorporation, as it may be amended from time to time, holders of shares of Class A Common Stock and shares of Class B Common Stock shall be entitled to receive such dividends and other distributions in cash, stock or property of the Corporation when, as and if declared thereon by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefor. If, at any time, a dividend or other distribution in cash or other property (other than dividends or other distributions payable in shares of Common Stock or other voting securities of the Corporation, or rights, options or warrants to purchase shares of Common Stock or other voting securities of the Corporation or securities convertible into or exchangeable for shares of Common Stock or other voting securities of the Corporation (an "Equity Dividend")) is declared or paid on the shares of Class A Common Stock or shares of Class B Common Stock, a like dividend or other distribution in cash or other property shall also be declared or paid, as the case may be, on shares of Class B Common Stock or shares of Class A Common Stock, as the case may be, in an equal amount per share. If, at any time, an Equity Dividend is paid or declared on shares of Class A Common Stock or Class B Common Stock, a like dividend or other distribution shall also be paid or declared, as the case may be, on shares of Class B Common Stock or Class A Common Stock, as the case may be, in an equal amount per share; provided, that, for this purpose, if shares of Class A Common Stock or other voting securities of the Corporation, or rights, options or warrants to purchase shares of Class A Common Stock or other voting securities of the Corporation or securities convertible into or exchangeable for shares of Class A Common Stock or other voting securities of the Corporation, are paid on shares of Class A Common Stock, and if shares of Class B Common Stock or voting securities identical to the other voting securities paid on the shares of Class A Common Stock (except that the voting securities paid on the Class B Common Stock shall have twenty (20) times the number of votes per share as the other voting securities to be received by the holders of the Class A Common Stock) or rights, options or warrants to purchase shares of Class B Common Stock or such other voting securities or securities convertible into or exchangeable for shares of Class B Common Stock or such other voting securities, are paid on shares of Class B Common Stock, in an equal amount per share of Class A Common Stock and Class B Common Stock, such dividend or other distribution shall be deemed to be a like dividend or other distribution. In the case of any split, subdivision, combination or reclassification of shares of Class A Common Stock or Class B Common Stock, the shares of Class B Common Stock or Class A Common Stock, as the case may be, shall also be split, subdivided, combined or reclassified so that the number of shares of Class A Common Stock and Class B Common Stock outstanding immediately following such split, subdivision, combination or reclassification shall bear the same relationship to each other as did the number of shares of Class A Common Stock and Class B Common Stock outstanding immediately prior to such split, subdivision, combination or reclassification.

            (vi) Liquidation, Dissolution, etc. In the event of any liquidation, dissolution or winding up (either voluntary or involuntary) of the Corporation, the holders of shares of Class A Common Stock and the holders of shares of Class B Common Stock shall be entitled to receive the assets and funds of the Corporation available for distribution after payments to creditors and to the holders of any Preferred Stock of the Corporation that may at the time be outstanding, in proportion to the number of shares held by them, respectively, without regard to class.

            (vii) Merger, etc. In the event of a merger or consolidation of the Corporation with or into another entity (whether or not the Corporation is the surviving entity), the holders of each share of Class A Common Stock and Class B Common Stock shall be entitled to receive the same per share consideration on a per share basis; provided, that, if such consideration shall consist in any part of voting securities (or of options or warrants to purchase, or of securities convertible into or exchangeable for, voting securities), the holders of shares of Class B Common Stock shall receive, at the option of the holders, on a per share basis, voting securities with up to twenty (20) times the number of votes per share as those voting securities to be received by the holders of shares of Class A Common Stock (or options or warrants to purchase, or securities convertible into or exchangeable for, voting securities with up to twenty (20) times the number of votes per share as those voting securities issuable upon exercise of the options or warrants to be received by the holders of the shares of Class A Common Stock, or into which the convertible or exchangeable securities to be received by the holders of the shares of Class A Common Stock may be converted or exchanged).

            (viii) Conversion.

            (1) Holders of Class B Common Stock shall have the right, at their discretion and at any time and from time to time, to convert any or all shares of Class B Common Stock held by them to the same number of shares of Class A Common Stock by delivering to the Secretary of the Corporation a notice of their election to so convert their shares of Class B Common Stock and surrendering therewith the certificate or certificates representing such shares. The Corporation shall promptly issue and deliver the certificate or certificates evidencing the shares of Class A Common Stock issuable upon conversion in accordance with the holder's instructions. Such conversion, to the extent permitted by law, shall be deemed to occur as of the close of business on the date on which the holder's notice of election is received and the holder's shares of Class B Common Stock are surrendered. Class A Common Stock issued under this subsection shall be deemed duly authorized, validly issued, fully paid, and nonassessable. The Corporation shall pay all documentary stamp or other transactional taxes attributable to the issuance or delivery of shares of Class A Common Stock upon conversion of any shares of Class B Common Stock; provided, however, that the Corporation shall not be required to pay any taxes which may be payable in respect of any transfer involved in the issuance or delivery of any certificate for shares of Class A Common Stock in a name other than that of the registered holder of shares of Class B Common Stock converted.

            (2) In the case of any reorganization, reclassification or change of shares of the Class A Common Stock (other than a change in par value or from par to no par value or as a result of a subdivision or combination), or in the case of any consolidation of the Corporation with one or more corporations or a merger of the Corporation with another corporation, or in the case of any sale, lease or other disposition of all or substantially all of the assets of the Corporation, each holder of a share of Class B Common Stock at the time outstanding shall be entitled to convert such share into the kind and amount of shares of stock and other securities and properties (including cash) receivable upon such reorganization, reclassification, change of shares, consolidation, merger, sale, lease or other disposition, by a holder of the number of shares of Class A Common Stock into which such shares of Class B Common Stock might have been converted immediately prior to such reorganization, reclassification, change of shares, consolidation, merger, sale, lease or other disposition. In the event of such a reorganization, reclassification, change of shares, consolidation, merger, sale, lease or other disposition, effective provision shall be made in the charter of the resulting or surviving corporation or otherwise for the protection of the conversion rights of the shares of Class B Common Stock, as nearly equivalent as practicable, into any such other shares of stock and other securities and property deliverable upon conversion of shares of Class A Common Stock into which such Class B Common Stock might have been converted immediately prior to such event.

            (3) The Corporation shall not be required to convert, and no surrender of shares of Class B Common Stock shall be effective for the purpose, while the transfer books of the Corporation for the Class A Common Stock are closed for any purpose (but not for any period in excess of ten (10) calendar days); provided, that the surrender of shares of Class B Common Stock for conversion during any period while such books are so closed shall become effective for conversion immediately upon the reopening of such books, as if the conversion had been made on the date such shares of Class B Common Stock were surrendered.

            (ix) No Preemptive or Subscription Rights. No holder of shares of Class A Common Stock or Class B Common Stock shall be entitled to preemptive or subscription rights.

         (c) Preferred Stock. The Board of Directors is hereby expressly authorized to provide for the issuance of all or any shares of the Preferred Stock in one or more classes or series, and to fix for each such class or series such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issuance of such class or series, including, without limitation, the authority to provide that any such class or series may be (i) subject to redemption at such time or times and at such price or prices; (ii) entitled to receive dividends (which may be cumulative or non-cumulative) at such rates, on such conditions, and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or any other series; (iii) entitled to such rights upon the dissolution of, or upon any distribution of the assets of, the Corporation; or (iv) convertible into, or exchangeable for, shares of any other class or classes of stock, or of any other series of the same or any other class or classes of stock, of the Corporation at such price or prices or at such rates of exchange and with such adjustments, all as may be stated in such resolution or resolutions.

         (d) Designation, Preferences and Rights of Class A Preferred Stock:

         1. Definitions. For purposes of this Article FOURTH, Section (d), the following definitions shall apply:

         "Antidilution Adjustment" has the meaning set forth in subsection 5(a) of this Article FOURTH, Section (d).

         "Class A Preferred Stock" shall mean shares of class A preferred stock, $0.0001 nominal value per share, of the Corporation.

         "Class B Preferred Stock" shall mean shares of class B preferred stock, $1,000 nominal value per share, of the Corporation.

         "Class C Preferred Stock" shall mean shares of class C preferred stock, $1.00 nominal value per share, of the Corporation.

         "Common Stock" shall mean the class A common stock, par value $1.00 per share (the "Class A Common Stock"), and class B common stock, par value $1.00 per share, of the Corporation.

         "Corporation" shall mean US Airways Group, Inc., a Delaware corporation.

         "Liquidation Preference" shall mean $0.0001 per share.

         "Original Issue Date" shall be deemed to be the effective date of the Plan of Reorganization.

         "Plan of Reorganization" shall mean the plan or plans of reorganization filed by the Corporation and certain of its subsidiaries in connection with the voluntary petitions for protection under Chapter 11 of the United States Bankruptcy Code and confirmed by the United States Bankruptcy Court for the Eastern District of Virginia, Alexandria Division on March 18, 2003.

         "Required Holders" shall mean the holders of at least a majority of the outstanding shares of Class A Preferred Stock.

         "Warrants" shall mean the class A-1 warrants issued pursuant to the Plan of Reorganization, exercisable for shares of Class A Common Stock, as the same may be amended from time to time.

         2. Designation; Nominal Value; Number of Shares. The designation of the preferred stock authorized by this subsection shall be "Class A Preferred Stock," the nominal value shall be $.0001 per share and the number of shares of Class A Preferred Stock authorized for issuance hereby shall be 25,000,000 shares, which shall not be subject to increase.

         3. Dividends. The holders of the Class A Preferred Stock shall not be entitled to receive dividends on shares of Class A Preferred Stock.

         4. Liquidation Rights of Class A Preferred Stock.

         (a) In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of Class A Preferred Stock then outstanding shall be entitled to be paid an amount per share of Class A Preferred Stock equal to the Liquidation Preference. Such payment shall be made out of the assets of the Corporation available for distribution to its stockholders, whether such assets are capital, surplus or earnings, before any payment or declaration and setting apart for payment of any amount shall be made in respect of any shares of Common Stock or any share of any other class or series of the Corporation's preferred stock ranking junior to the Class A Preferred Stock with respect to the distribution of assets on liquidation, dissolution or winding up of the Corporation, but after any preferences paid to any of the Corporation's preferred stock ranking senior to the Class A Preferred Stock with respect to the distribution of assets on liquidation, dissolution or winding up of the Corporation.

         (b) If upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the assets to be distributed among the holders of Class A Preferred Stock and any preferred stock ranking pari passu with the Class A Preferred Stock shall be insufficient to permit the payment to such stockholders of the full preferential amounts aforesaid, then the entire assets of the Corporation to be distributed (after any payment of any amount made to holders of any preferred stock ranking senior to the Class A Preferred Stock) shall be distributed proportionately among the holders of Class A Preferred Stock and any preferred stock ranking pari passu with the Class A Preferred Stock on the basis of their respective aggregate Liquidation Preferences.

         (c) Notice of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, stating the payment date or dates when, and the place or places where, the amounts distributable to each holder of shares of Class A Preferred Stock in such circumstances shall be payable shall be sent and delivered no less than thirty (30) days prior to any payment date stated therein, to holders as they appear on the stock record books of the Corporation as of the date such notices are first mailed.

         (d) The Class A Preferred Stock shall rank pari passu with the Class B Preferred Stock and Class C Preferred Stock with respect to the distribution of assets on liquidation, dissolution or winding up of the Corporation.

         5. Voting Rights. In addition to any voting rights required by law, the holders of Class A Preferred Stock shall have the following voting rights:

         (a) Unless otherwise required by law or as otherwise set forth herein, so long as any of the Class A Preferred Stock is outstanding, each share of Class A Preferred Stock shall entitle the holder thereof to vote on all matters voted on by the holders of Common Stock, voting together as a single class with other shares entitled to vote at all meetings of the common stockholders of the Corporation. With respect to any such vote, initially each share of Class A Preferred Stock shall entitle the holder thereof to cast one
(1) vote. In the event any adjustment is made with respect to shares of Class A Common Stock underlying the Warrants pursuant to Section 5 of the Warrants (an "Antidilution Adjustment"), the number of votes per share of Class A Preferred Stock shall be adjusted accordingly, so that the aggregate number of votes entitled to be cast by the Class A Preferred Stock, as a class, is equal to the votes associated with the aggregate number of shares of Class A Common Stock into which the Warrants can be exercised following such Antidilution Adjustment. No holder of Class A Preferred Stock shall be entitled to more votes than the number of shares of Class A Common Stock for which such holder's Warrant(s) may be exercised. Upon an Antidilution Adjustment, the holders of the Class A Preferred Stock shall receive notice in accordance with
Section 7 hereof. A complete and correct copy of the form of Warrants is on file with the Corporation at its principal place of business and shall be furnished free of charge to stockholders of the Corporation upon written request to the Secretary of the Corporation.

         (b) The affirmative vote of the Required Holders, voting together as a single class, in person or by proxy, at an annual meeting of stockholders or special meeting of stockholders called for the purpose shall be necessary to authorize, adopt or approve an amendment to the Amended and Restated Certificate of Incorporation of the Corporation which would materially and adversely alter or change the terms, powers, preferences or special rights of the shares of Class A Preferred Stock.

         6. Redemption of Class A Preferred Stock. Upon exercise of the Warrants, in whole or in part, the Corporation shall redeem the corresponding shares of Class A Preferred Stock by paying, in cash out of funds legally available therefor, an amount per share equal to the Liquidation Preference (such aggregate payment to be rounded to the nearest whole cent). Each holder thereof shall promptly surrender and deliver to the Corporation the certificate or certificates representing such shares of Class A Preferred Stock together with the Warrants to be exercised and such Class A Preferred Stock shall be cancelled by the Corporation. On the seventh anniversary of the Original Issue Date, the remaining shares of Class A Preferred Stock shall cease to have any voting rights, and the Corporation shall redeem such shares by paying, in cash out of funds legally available therefor, an amount per share equal to the Liquidation Preference (such aggregate payment to be rounded to the nearest whole cent). Each holder thereof shall promptly surrender and deliver to the Corporation the certificate or certificates representing such shares of Class A Preferred Stock and such Class A Preferred Stock shall be cancelled by the Corporation.

         7. Notice. Upon an Antidilution Adjustment, the Corporation shall promptly deliver to each holder of Class A Preferred Stock a certificate signed by the President or a Vice President and by the Treasurer or Assistant Treasurer or the Secretary or an Assistant Secretary of the Corporation setting forth the Antidilution Adjustment, the date of the Antidilution Adjustment, the aggregate number of shares of Class A Common Stock underlying the holder's Warrants and the corresponding voting power of each share of Class A Preferred Stock calculated in accordance with Section 5(a) hereof.

         8. Reacquired Shares. Any shares of Class A Preferred Stock redeemed, purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof, and, if necessary to provide for the lawful redemption or purchase of such shares, the capital represented by such shares shall be reduced in accordance with the DGCL. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock of the Corporation and may be reissued as part of another series of Preferred Stock of the Corporation subject to the conditions or restrictions on authorizing or creating any class or series, or any shares of any class or series, set forth herein.

         9. Transferability. No Warrant may be transferred or exercised without also transferring or tendering, as the case may be, the corresponding shares of Class A Preferred Stock representing the voting power of the Class A Common Stock into which the Warrants are exercisable and no shares of Class A Preferred Stock may be transferred independently of such Warrants. Each certificate for Class A Preferred Stock (including each certificate for Class A Preferred Stock issued upon any permitted transfer of Class A Preferred Stock) shall contain a legend in substantially the following form:

         "The shares of Class A Preferred Stock represented by this certificate may be transferred only in compliance with the conditions set forth in the Amended and Restated Certificate of Incorporation of US Airways Group, Inc. and the Warrants to purchase Class A common stock of US Airways Group, Inc. in connection with which the Class A Preferred Stock was issued, as each may be amended from time to time. A complete and correct copy of each of such Amended and Restated Certificate of Incorporation and Warrants is on file with US Airways Group, Inc. at its principal place of business and shall be furnished free of charge to stockholders of US Airways Group, Inc. upon written request to the Secretary of US Airways Group, Inc."

         10. Delivery of Notices. All notices to the Corporation hereunder shall be in writing and personally delivered or sent by overnight courier or first class mail, postage prepaid, addressed to its Secretary at its principal office located at 2345 Crystal Drive, Arlington, Virginia 22227, or to such other address at which its principal office is located. All notices given to the holders of the Class A Preferred Stock shall be in writing and personally delivered or sent by overnight courier or first class mail, postage prepaid, at their addresses appearing on the books of the Corporation.

         (e) Designation, Preferences and Rights of Class B Preferred Stock.

         1. Definitions.

         For the purposes of this Article FOURTH, Section (e), the following terms shall have the meanings indicated:

         "Board" shall mean the Board of Directors of the Corporation.

         "Business Day" shall mean any day, other than a Saturday, Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

         "Class A Preferred Stock" shall mean shares of class A preferred stock, $0.0001 nominal value per share, of the Corporation.

         "Class B Preferred Stock" shall mean shares of class B preferred stock, $1,000 nominal value per share, of the Corporation.

         "Class C Preferred Stock" shall mean shares of class C preferred stock, $1.00 nominal value per share, of the Corporation.

         "Common Stock" shall mean the class A common stock, $1.00 par value per share, and class B common stock, par value $1.00 per share, of the Corporation.

         "Corporation" shall mean US Airways Group, Inc., a Delaware corporation.

         "Dividend Payment Date" has the meaning set forth in subsection 3 of this Article FOURTH, Section (e).

         "Liquidation Preference" has the meaning set forth in subsection 4(a) of this Article FOURTH, Section (e).

         "Mandatory Redemption Price" has the meaning set forth in subsection 5(a) of this Article FOURTH, Section (e).

         "Notice of Redemption" has the meaning set forth in subsection 5(c) of this Article FOURTH, Section (e).

         "Original Issue Date" shall be deemed to be the effective date of the Plan of Reorganization.

         "Payment Default" has the meaning set forth in subsection 6(b) of this Article FOURTH, Section (e).

         "Person" shall mean any individual, corporation, limited liability company, association, partnership, joint venture, trust or unincorporated organization, or a government or any agency or political subdivision thereof.

         "Plan of Reorganization" shall mean the plan or plans of reorganization filed by the Corporation and certain of its subsidiaries in connection with the voluntary petitions for protection under Chapter 11 of the United States Bankruptcy Code and confirmed by the Bankruptcy Court for the Eastern District of Virginia, Alexandria Division on March 18, 2003.

         "Redemption Date" has the meaning set forth in subsection 5(c) of this Article FOURTH, Section (e).

         "Registered Holders" has the meaning set forth in subsection 3 of this Article FOURTH, Section (e).

         "Required Holders" shall mean the holders of at least a majority of the outstanding shares of Class B Preferred Stock.

         2. Designation; Nominal Value; Number of Shares. The designation of the preferred stock authorized by this subsection shall be "Class B Preferred Stock," the nominal value shall be $1,000 per share and the number of authorized shares of Class B Preferred Stock shall be two hundred fifty thousand (250,000). Except as otherwise provided in this Amended and Restated Certificate of Incorporation and other than shares of Class B Preferred Stock issued pursuant to or in connection with the Plan of Reorganization, additional shares of Class B Preferred Stock may not be issued.

         3. Dividends. Subject to Section 6(b) and so long as the Corporation's senior secured loan agreement (as supported by a federal loan guarantee issued by the Air Transportation Stabilization Board) providing for exit financing upon consummation of the Plan of Reorganization (as such loan agreement shall be amended, supplemented or otherwise modified from time to time) shall not prohibit payment, the Corporation shall pay cumulative dividends on the shares of Class B Preferred Stock on a quarterly basis, in cash, at a rate of 8% per annum, to the extent not prohibited under applicable law; provided, however, that to the extent the Corporation is so legally prohibited from paying any such dividends or any portion thereof, such dividends shall accrue and be paid immediately upon the removal of such legal prohibition and, in connection therewith, the Corporation shall take all action reasonably necessary to remove or diminish the scope of such legal prohibition, including, by way of example but not in limitation thereof, causing a revaluation of its assets. Dividends will be based on the aggregate Liquidation Preference (as defined below) as of the end of the applicable quarter. Dividends shall be paid in four quarterly installments on the last day of March, June, September and December of each year, commencing on June 30, 2003, or if any such date is not a Business Day, the Business Day next succeeding such day (each such date, regardless of whether any dividends have been paid or declared and set aside for payment on such date, a "Dividend Payment Date"), to holders of record of Class B Preferred Stock (the "Registered Holders") as they appear on the stock record books of the Corporation on the twentieth day prior to the relevant Dividend Payment Date. Dividends shall begin to accumulate on outstanding shares of Class B Preferred Stock from the date of issuance and shall be deemed to accumulate from day to day, whether or not earned or declared, until the shares of Class B Preferred Stock on which such dividends are being accumulated shall have been redeemed in accordance with Section 6 hereof. Dividends shall accumulate on the basis of a 360-day year consisting of twelve 30-day months (four 90-day quarters) and, in the case of a period shorter than a full quarterly period, the actual number of days elapsed in the period for which payable.

         4. Liquidation Preference.

         (a) In the event of a liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the Registered Holders of Class B Preferred Stock then outstanding shall be entitled to receive out of the assets of the Corporation, whether such assets are capital, earnings or surplus of any nature, an amount per share equal to the sum of (i) the unpaid dividends, if any, accumulated or deemed to have accumulated thereon to the date of final distribution to such Registered Holders, whether or not such dividends are declared, and (ii) the nominal value of the Class B Preferred Stock held by such Registered Holders (such dividends plus the nominal value being the "Liquidation Preference"), and no more, before any payment or declaration and setting part for payment of any amount shall be made in respect of any share of Common Stock or any share of any other class or series of the Corporation's preferred stock ranking junior to the Class B Preferred Stock with respect to the distribution of assets on liquidation, dissolution or winding up of the Corporation, but after any preferences paid to any of the Corporation's preferred stock ranking senior to the Class B Preferred Stock with respect to the distribution of assets on liquidation, dissolution or winding up of the Corporation.

         (b) If upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the assets to be distributed among the holders of Class B Preferred Stock and any preferred stock ranking pari passu with the Class B Preferred Stock shall be insufficient to permit the payment to such stockholders of the full preferential amounts aforesaid, then the entire assets of the Corporation to be distributed (after any payment of any amount made to holders of any preferred stock ranking senior to the Class B Preferred Stock) shall be distributed proportionately among the holders of Class B Preferred Stock and any preferred stock ranking pari passu with the Class B Preferred Stock on the basis of their respective aggregate Liquidation Preferences.

         (c) Neither a consolidation or merger of the Corporation with or into any other Person or Persons, nor a sale, conveyance, lease, exchange or transfer of all or part of the Corporation's assets for cash, securities or other property to a Person or Persons shall be deemed to be a liquidation, dissolution or winding up of the Corporation for purposes of this Section 4, but the Registered Holders of shares of Class B Preferred Stock shall, nevertheless, be entitled from and after any such consolidation, merger or sale, conveyance, lease, exchange or transfer of all or part of the Corporation's assets to the same rights and preferences provided by this
Section 4 following any such transaction.

         (d) Notice of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, stating the payment date or dates when, and the place or places where, the amounts distributable to each Registered Holder of shares of Class B Preferred Stock in such circumstances shall be payable shall be sent and delivered no less than thirty (30) days prior to any payment date stated therein, to Registered Holders as they appear on the stock record books of the Corporation as of the date such notices are first mailed.

         (e) The Class B Preferred Stock shall rank pari passu with the Class A Preferred Stock and Class C Preferred Stock with respect to the distribution of assets on liquidation, dissolution or winding up of the Corporation.

         5. Redemption.

         (a) Mandatory Redemption. Upon the eighth anniversary of the Original Issue Date, the Corporation shall redeem all outstanding shares of Class B Preferred Stock by paying, in cash out of funds legally available therefor, an amount per share equal to the Liquidation Preference (the "Mandatory Redemption Price").

         (b) Optional Redemption. At any time following the third anniversary of the Original Issue Date, the Corporation may redeem all or any portion of the outstanding Class B Preferred Stock by paying, in cash out of funds legally available therefor, an amount per share equal to the Liquidation Preference plus the applicable percentage of the Liquidation Preference, according to the Redemption Date (as defined below), as set forth below:


                         Dates                                      Percentage
                         -----                                      ----------

     After the third anniversary of the Original Issue Date up to       2.5%
     the fourth anniversary of the Original Issue Date

     Fourth anniversary of the Original Issue Date up to the           1.875%
     fifth anniversary of the Original Issue Date

     Fifth anniversary of the Original Issue Date up to the sixth       1.25%
     anniversary of the Original Issue Date

     Sixth anniversary of the Original Issue Date up to the             .625%
     seventh anniversary of the Original Issue Date

     Seventh anniversary of the Original Issue Date up to the            0%
     eighth anniversary of the Original Issue Date


         (c) Notice and Redemption Procedures. Notice of the redemption of shares of Class B Preferred Stock pursuant to this Section 5 (a "Notice of Redemption") shall be sent to the Registered Holders of the shares of Class B Preferred Stock to be redeemed at each such Registered Holder's address as it appears on the stock record books of the Corporation not more than sixty (60) nor fewer than thirty (30) days prior to the date fixed for redemption, which Notice of Redemption shall set forth the date for redemption (the "Redemption Date"); provided that failure to give such Notice of Redemption to any Registered Holder, or any defect in such Notice of Redemption to any Registered Holder shall not affect the validity of the proceedings for the redemption of any shares of Class B Preferred Stock held by any other Registered Holder. In order to facilitate the redemption of shares of Class B Preferred Stock, the Board may fix a record date for the determination of the Registered Holders of shares of Class B Preferred Stock to be redeemed, in each case, not more than thirty (30) days prior to the date the Notice of Redemption is delivered. On or after the Redemption Date, each Registered Holder of the shares called for redemption shall surrender the certificate or certificates evidencing such shares to the Corporation at the place designated in the Notice of Redemption and shall thereupon be entitled to receive payment therefor as set forth in such Notice of Redemption. From and after the Redemption Date, all dividends on shares of Class B Preferred Stock shall cease to accumulate and all rights of the holders thereof as holders of Class B Preferred Stock shall cease and terminate; provided, that, if the payment as set forth in the Notice of Redemption is not made, dividends shall continue to accumulate until such payment is made.

         (d) Notice having been given pursuant to subsection 5(c) of this Article FOURTH, Section (e), from and after the date specified therein as the date of redemption, unless default shall be made by the Corporation in providing for the payment of the applicable redemption price, all dividends on the Class B Preferred Stock thereby called for redemption shall cease to accrue, and from and after the date of redemption so specified, unless default shall be made by the Corporation as aforesaid, or from and after the date (prior to the date of redemption so specified) on which the Corporation shall provide for the payment of the redemption price by depositing the requisite amount of moneys (and other property, if applicable) with a bank or trust company doing business in the Borough of Manhattan, The City of New York, and having a capital and surplus of at least $500,000,000 (provided, that the notice of redemption shall state the intention of the Corporation to deposit such moneys (and other property, if applicable) on a date in such notice specified), all rights of the holders thereof as stockholders of the Corporation, except the right to receive the applicable redemption price (but without interest), shall cease and terminate. Any interest allowed on moneys so deposited shall be paid to the Corporation. Any moneys (and other property, if applicable) so deposited which shall remain unclaimed by the holders of such Class B Preferred Stock at the end of one (1) year after the redemption date shall become the property of, and be paid by such bank or trust company to, the Corporation.

         6. Voting Rights.

         (a) General. Except as provided by law or as otherwise provided herein, each share of Class B Preferred Stock shall entitle the Registered Holder thereof to one (1) vote on all matters voted on by the holders of Common Stock, voting together as a single class with other shares entitled to vote at all meetings of common stockholders of the Corporation.

         (b) Payment Default. In the event that the Corporation has not paid a dividend for five (5) consecutive quarters (a "Payment Default"), the holders of shares of Class B Preferred Stock shall have the right, notwithstanding anything to the contrary in the Corporation's Amended and Restated Certificate of Incorporation or Amended and Restated By-Laws, voting together as a single class, to elect one (1) director. Such right of the holders of Class B Preferred Stock to vote for the election of directors may be exercised at any annual meeting or at any special meeting called for such purpose as hereinafter provided or at any adjournment thereof until the Payment Default shall have been cured by the payment of a dividend, at which time the term of office of the director so elected shall terminate automatically. So long as such right to vote continues, the Secretary of the Corporation may call, and upon the written request of the holders of record of a majority of the outstanding shares of Class B Preferred Stock addressed to the Secretary at the principal office of the Corporation, shall call a special meeting of the holders of such shares for the election of such director as provided herein. Such meeting shall be held within thirty (30) days after delivery of such request to the Secretary, at the place and upon the notice provided by law and in the Amended and Restated By-Laws or in the notice of meeting for the holding of meetings of stockholders. No such special meeting or adjournment thereof shall be held on a date less than thirty (30) days before an annual meeting of stockholders or any special meeting in lieu thereof. If at any such annual or special meeting or any adjournment thereof, the holders of a majority of the then outstanding shares of Class B Preferred Stock entitled to vote in such election shall be present or represented by proxy, then the authorized number of directors shall be increased by one (1) and the holders of the Class B Preferred Stock shall be entitled to elect such additional director. The absence of a quorum of the holders of any other class or series of capital stock of the Corporation at any such annual or special meeting shall not affect the exercise by the holders of the Class B Preferred Stock of such voting rights. The director so elected shall serve until the next annual meeting or until his or her successors shall be elected and shall qualify, unless the term of office of the person so elected as a director shall have terminated under the circumstances set forth in the second sentence of this subsection 6(b). In case of any vacancy occurring with respect to the director elected by the holders of the Class B Preferred Stock as a class, the holders of the Class B Preferred Stock then outstanding and entitled to vote for such director may at a special meeting of such holders called as provided above, elect a successor to hold office for the unexpired term of the director whose place shall be vacant. The rights of the holders of Class B Preferred Stock to elect a director pursuant to the terms of this subsection 6(b) shall not be adversely affected by the voting or other rights applicable to any other security of the Corporation.

         (c) Amendments; Other. The affirmative vote of the Required Holders, voting together as a single class, in person or by proxy, at an annual meeting of stockholders or special meeting of stockholders called for the purpose shall be necessary to authorize, adopt or approve an amendment to the Amended and Restated Certificate of Incorporation of the Corporation which would materially and adversely alter or change the terms, powers, preferences or special rights of the shares of Class B Preferred Stock.

         7. Notices. All notices to the Corporation hereunder shall be in writing and personally delivered or sent by overnight courier or first class mail, postage prepaid, addressed to its Secretary at its principal office located at 2345 Crystal Drive, Arlington, Virginia 22227, or to such other address at which its principal office is located. All notices given to the Registered Holders of the Class B Preferred Stock shall be in writing and personally delivered or sent by overnight courier or first class mail, postage prepaid, at their addresses appearing on the books of the Corporation.

         8. Reacquired Shares. Any shares of Class B Preferred Stock redeemed, purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof, and, if necessary to provide for the lawful redemption or purchase of such shares, the capital represented by such shares shall be reduced in accordance with the DGCL. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock of the Corporation and may be reissued as part of another series of Preferred Stock of the Corporation subject to the conditions or restrictions on authorizing or creating any class or series, or any shares of any class or series, set forth herein.

         (f) Designation, Preferences and Rights of Class C Preferred Stock:

                  1. Definitions. For purposes of this Article FOURTH, Section
(f), the following definitions shall apply:

                  "ALPA" has the meaning set forth in subsection 2(a) of this Article FOURTH, Section (f).

                  "Board" shall mean the Board of Directors of the Corporation.

                  "Class A Preferred Stock" shall mean shares of class A preferred stock, $0.0001 nominal value per share, of the Corporation.

                  "Class B Preferred Stock" shall mean shares of class B preferred stock, $1,000 nominal value per share, of the Corporation.

                  "Class C Preferred Stock" shall mean shares of class C preferred stock, $1.00 nominal value per share, of the Corporation.

                  "Common Stock" shall mean the class A common stock, $1.00 par value per share (the " Class A Common Stock"), and class B common stock, par value $1.00 per share, of the Corporation.

                  "Corporation" shall mean US Airways Group, Inc., a Delaware corporation.

                  "Debtors" shall mean the Corporation and each of its affiliated debtors and debtors-in possession, as more fully described in the Plan of Reorganization.

                  "Effective Date" has the meaning set forth in subsection 2(a) of this Article FOURTH, Section (f).

                  "Liquidation Preference" shall mean $1.00 per share.

                  "Plan of Reorganization" shall mean the plan or plans of reorganization filed by the Corporation and certain of its subsidiaries in connection with the voluntary petitions for protection under Chapter 11 of the United States Bankruptcy Code and confirmed by the United States Bankruptcy Court for the Eastern District of Virginia, Alexandria Division on March 18, 2003.

                  "Required Holders" shall mean the holders of at least a majority of the outstanding shares of Class C Preferred Stock.

                  2. Designation; Nominal Value; Number of Shares; Series. The designation of the preferred stock authorized by this subsection shall be "Class C Preferred Stock;" the nominal value shall be $1.00 per share; the number of shares of Class C Preferred Stock authorized hereby shall be ten
(10) shares, which shall not be subject to increase; and the Class C Preferred Stock shall be issued in four (4) series, as follows:

                  (a) One (1) share of Series 1 Class C Preferred Stock shall be issued to the Air Line Pilots Association, International ("ALPA") as the collective bargaining representative of the pilots employed by US Airways, Inc. pursuant to the collective bargaining agreement between ALPA and US Airways, Inc. in effect as of the effective date of the Plan of Reorganization (the "Effective Date");

                  (b) One (1) share of Series 2 Class C Preferred Stock shall be issued to a representative of employees who are subject to the collective bargaining agreement between the Debtors (as reorganized) and the International Association of Machinists and Aerospace Workers in effect as of the Effective Date;

                  (c) One (1) share of Series 3 Class C Preferred Stock shall be issued to each of the three (3) representatives of employees who are subject to each of the three (3) collective bargaining agreements between the Debtors (as reorganized) and the Transport Workers Union of America in effect as of the Effective Date;

                  (d) Four (4) shares of Series 3 Class C Preferred Stock shall be issued to a representative of employees who are subject to the collective bargaining agreement between the Debtors (as reorganized) and the Association of Flight Attendants, International in effect as of the Effective Date; and

                  (e) One (1) share of Series 4 Class C Preferred Stock shall be issued to a representative of employees who are subject to the collective bargaining agreement between the Debtors (as reorganized) and the Communications Workers of America in effect as of the Effective Date.

                  3. Dividends. The holders of the Class C Preferred Stock shall not be entitled to receive dividends on shares of Class C Preferred Stock.

                  4. Liquidation Rights of Class C Preferred Stock.

                  (a) In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of Class C Preferred Stock then outstanding shall be entitled to be paid an amount per share of Class C Preferred Stock equal to the Liquidation Preference. Such payment shall be made out of the assets of the Corporation available for distribution to its stockholders, whether such assets are capital, surplus or earnings, before any payment or declaration and setting apart for payment of any amount shall be made in respect of any shares of Common Stock or any share of any other class or series of the Corporation's preferred stock ranking junior to the Class C Preferred Stock with respect to the distribution of assets on liquidation, dissolution or winding up of the Corporation, but after any preferences paid to any of the Corporation's preferred stock ranking senior to the Class C Preferred Stock with respect to the distribution of assets on liquidation, dissolution or winding up of the Corporation.

                  (b) If upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the assets to be distributed among the holders of Class C Preferred Stock and any preferred stock ranking pari passu with the Class C Preferred Stock shall be insufficient to permit the payment to such stockholders of the full preferential amounts aforesaid, then the entire assets of the Corporation to be distributed (after any payment of any amount made to holders of any preferred stock ranking senior to the Class C Preferred Stock) shall be distributed proportionately among the holders of Class C Preferred Stock and any preferred stock ranking pari passu with the Class C Preferred Stock on the basis of their respective aggregate Liquidation Preferences.

                  (c) Notice of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, stating the payment date or dates when, and the place or places where, the amounts distributable to each holder of shares of Class C Preferred Stock in such circumstances shall be payable shall be sent and delivered no less than thirty (30) days prior to any payment date stated therein, to holders as they appear on the stock record books of the Corporation as of the date such notices are first mailed.

                  (d) The Class C Preferred Stock shall rank pari passu with the Class A Preferred Stock and Class B Preferred Stock with respect to the distribution of assets on liquidation, dissolution or winding up of the Corporation.

                  5. Voting Rights. In addition to any voting rights required by law, the holders of Class C Preferred Stock shall have the following voting rights:

                  (a) The holder of the Series 1 Class C Preferred Stock (voting as a separate series) shall be entitled to designate and to vote to elect one (1) director to the Board.

                  (b) The holder of the Series 2 Class C Preferred Stock (voting as a separate series) shall be entitled to designate and to vote to elect one (1) director to the Board.

                  (c) The holders of the Series 3 Class C Preferred Stock (voting as a separate series) shall be entitled to designate and to vote to elect one (1) director to the Board.

                  (d) The holder of the Series 4 Class C Preferred Stock (voting as a separate series) shall be entitled to designate and to vote to elect one (1) director to the Board.

                  (e) The affirmative vote of a majority of the holders of the Class C Preferred Stock, voting together as a single class, in person or by proxy, at an annual meeting of stockholders or special meeting of stockholders called for the purpose shall be necessary to authorize, adopt or approve an amendment to the Amended and Restated Certificate of Incorporation of the Corporation which would materially and adversely alter or change the terms, powers, preferences or special rights of the shares of Class C Preferred Stock.

                  (f) No amendment shall be made to the Amended and Restated Certificate of Incorporation of the Corporation that would materially and adversely alter or change the terms, powers, preferences or special rights of any Series of Class C Preferred Stock without the affirmative vote of the holder or holders of such Series of Class C Preferred Stock so affected, voting as a single class, in person or by proxy, at an annual meeting of stockholders or special meeting of stockholders called for the purpose.

                  6. Redemption of Class C Preferred Stock. The Corporation shall have the right to redeem all outstanding shares of Class C Preferred Stock on or after June 30, 2012 by paying, in cash out of funds legally available therefor, an amount per share equal to the Liquidation Preference. Each holder thereof shall promptly surrender and deliver to the Corporation the certificate or certificates representing such shares of Class C Preferred Stock and such Class C Preferred Stock shall be cancelled by the Corporation.

                  7. Reacquired Shares. Any shares of Class C Preferred Stock redeemed, purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof, and, if necessary to provide for the lawful redemption or purchase of such shares, the capital represented by such shares shall be reduced in accordance with the DGCL. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock of the Corporation and may be reissued as part of another series of Preferred Stock of the Corporation subject to the conditions or restrictions on authorizing or creating any class or series, or any shares of any class or series, set forth herein.

                  8. Restriction on Transferability. Shares of each Series of Class C Preferred Stock may not be transferred to any party other than a designated collective bargaining representative of each respective group of employees in respect of which the original issuance of such Series of Class C Preferred Stock was made. Each certificate for Class C Preferred Stock (including each certificate for Class C Preferred Stock issued upon any permitted transfer of shares of Class C Preferred Stock) shall contain a legend in substantially the following form:

                  "The shares of Class C Preferred Stock represented by this certificate may be transferred only in compliance with the conditions set forth in the Amended and Restated Certificate of Incorporation of US Airways Group, Inc., as the same may be amended or restated from time to time. A complete and correct copy of such Amended and Restated Certificate of Incorporation is on file with US Airways Group, Inc. at its principal place of business and shall be furnished free of charge to stockholders of US Airways Group, Inc. upon written request to the Secretary of US Airways Group, Inc."

                  9. Delivery of Notices. All notices to the Corporation hereunder shall be in writing and personally delivered or sent by overnight courier or first class mail, postage prepaid, addressed to its Secretary at its principal office located at 2345 Crystal Drive, Arlington, Virginia 22227, or to such other address at which its principal office is located. All notices given to the holders of the Class C Preferred Stock shall be in writing and personally delivered or sent by overnight courier or first class mail, postage prepaid, at their addresses appearing on the books of the Corporation.

                  (g) Power to Sell and Purchase Shares. Subject to the requirements of applicable law, the Corporation shall have the power to issue and sell all or any part of any shares of any class of stock herein or hereafter authorized to such persons, and for such consideration, as the Board of Directors shall from time to time, in its discretion, determine, whether or not greater consideration could be received upon the issue or sale of the same number of shares of another class, and as otherwise permitted by law. Subject to the requirements of applicable law, the Corporation shall have the power to purchase any shares of any class of stock herein or hereafter authorized from such persons, and for such consideration, as the Board of Directors shall from time to time, in its discretion, determine, whether or not less consideration could be paid upon the purchase of the same number of shares of another class, and as otherwise permitted by law.

                  (h) All (x) capital stock of, or other equity interests in, the Corporation, (y) securities convertible into or exchangeable for shares of capital stock, voting securities or other equity interests in the Corporation, or (z) options, warrants or other rights to acquire the securities described in clauses (x) and (y), whether fixed or contingent, matured or unmatured, contractual, legal, equitable or otherwise (collectively, "Equity Securities") shall be subject to the following limitations:

                      (i) Non-Citizen Voting Limitation. In no event shall the total number of shares of Equity Securities held by all Persons who fail to qualify as a "citizen of the United States," as the term is used in Section 40102(a)(15) of Title 49, in any similar legislation of the United States enacted in substitution or replacement therefor, and as interpreted by the Department of Transportation, be entitled to be more than 24.9% of the aggregate votes of all outstanding Equity Securities of the Corporation (the "Cap Amount").

                      (ii) Allocation of Cap Amounts. The restrictions imposed by the Cap Amount shall be applied pro rata among the holders of Equity Securities who fail to qualify as "citizens of the United States" based on the number of votes the underlying securities are entitled to.

                  Each certificate or other representative document for Equity Securities (including each such certificate or representative document for Equity Securities issued upon any permitted transfer of Equity Securities) shall contain a legend in substantially the following form:

                  "The [type of Equity Securities] represented by this [certificate/representative document] are subject to voting restrictions with respect to [shares/warrants, etc.] held by persons or entities that fail to qualify as "citizens of the United States" as such term is defined by relevant legislation. Such voting restrictions are contained in the Amended and Restated Certificate of Incorporation of US Airways Group, Inc., as the same may be amended or restated from time to time. A complete and correct copy of such Amended and Restated Certificate of Incorporation shall be furnished free of charge to the holder of such shares of [type of Equity Securities] upon written request to the Secretary of US Airways Group, Inc."

                  (i) Issuance of Nonvoting Securities. The Corporation shall not issue nonvoting equity securities to the extent prohibited by Section 1123(a)(6) of the United States Bankruptcy Code for so long as such Section is in effect and applicable to the Corporation.

                  FIFTH: The provisions of this Article FIFTH are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders.

                  (a) The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

                  (b) The Board of Directors shall consist of not less than one or more than 16 members, the exact number of which shall be fixed from time to time by resolution adopted by the affirmative vote of a majority of the Board of Directors then in office; provided, that the Board of Directors may only consist of 16 members if the rights granted to the holders of Class B Preferred Stock to elect an additional director upon a Payment Default (as described herein) have been exercised and then only for such period of time as the Payment Default continues.

                  (c) A director shall hold office until the next annual meeting of stockholders following such director's election and until his or her successor shall be properly elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office.

                  (d) Subject to the rights, if any, of the holders of shares of Preferred Stock then outstanding, any vacancy on the Board of Directors that results from an increase in the number of directors may be filled by a majority of the Board of Directors then in office, provided that a quorum is present, and any other vacancy occurring on the Board of Directors may be filled by a majority of the Board of Directors then in office, even if less than a quorum, or by a sole remaining director. Any director elected to fill a vacancy not resulting from an increase in the number of directors shall have the same remaining term as that of his predecessor. Subject to the rights, if any, of the holders of shares of Preferred Stock then outstanding, any or all of the directors of the Corporation may be removed from office at any time with or without cause by the affirmative vote of the holders of at least a majority of the voting power of the Corporation's then outstanding capital stock entitled to vote generally in the election of directors.

                  (e) In addition to the powers and authority herein or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the DGCL, this Amended and Restated Certificate of Incorporation, and any by-laws adopted by the stockholders; provided, however, that no by-laws hereafter adopted by the stockholders shall invalidate any prior act of the directors which would have been valid if such by-laws had not been adopted.

                  SIXTH: No director shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL. If the DGCL is amended hereafter to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent authorized by the DGCL, as so amended. Any repeal or modification of this Article SIXTH shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

                  SEVENTH:

                  (a) The Corporation shall indemnify its directors and officers to the fullest extent authorized or permitted by law, as now or hereafter in effect, and such right to indemnification shall continue as to a person who has ceased to be a director or officer of the Corporation and shall inure to the benefit of his or her heirs, executors and personal and legal representatives; provided, however, that, except for proceedings to enforce rights to indemnification, the Corporation shall not be obligated to indemnify any director or officer (or his or her heirs, executors or personal or legal representatives) in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the Board of Directors. The right to indemnification conferred by this Article SEVENTH shall include, subject to applicable law, the right to be paid by the Corporation the expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition.

                  (b) Subject to applicable law, the Corporation may, to the extent authorized from time to time by the Board of Directors, provide rights to indemnification and to the advancement of expenses to employees and agents of the Corporation similar to those conferred in this Article SEVENTH to directors and officers of the Corporation.

                  (c) The rights to indemnification and to the advance of expenses conferred in this Article SEVENTH shall not be exclusive of any other right which any person may have or hereafter acquire under this Amended and Restated Certificate of Incorporation, the Amended and Restated By-laws, any statute, agreement, vote of stockholders or disinterested directors or otherwise.

                  (d) Any repeal or modification of this Article SEVENTH shall not adversely affect any rights to indemnification and to the advancement of expenses of a director or officer of the Corporation existing at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.

                  EIGHTH: Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation, and the ability of the stockholders to consent in writing to the taking of any action is hereby specifically denied.

                  NINTH: Meetings of stockholders may be held within or without the State of Delaware, as the Amended and Restated By-laws may provide. The books of the Corporation may be kept (subject to any provision contained in the DGCL) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Amended and Restated By-laws.

                  TENTH: In furtherance and not in limitation of the powers conferred upon it by the laws of the State of Delaware, the Board of Directors shall have the power to adopt, amend, alter or repeal the Amended and Restated By-Laws. The affirmative vote of at least a majority of the entire Board of Directors shall be required to adopt, amend, alter or repeal the Amended and Restated By-Laws. The Amended and Restated By-Laws also may be adopted, amended, altered or repealed by the affirmative vote of the holders of at least eighty percent (80%) of the voting power of the shares entitled to vote for the election of directors (other than the Class C Preferred Stock).

                  ELEVENTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation in the manner now or hereafter prescribed in this Amended and Restated Certificate of Incorporation or the DGCL, and all rights herein conferred upon stockholders are granted subject to such reservation; provided, however, that, notwithstanding any other provision of this Amended and Restated Certificate of Incorporation (and in addition to any other vote that may be required by law), the affirmative vote of the holders of at least two-thirds of the voting power of the shares entitled to vote for the election of directors (other than the Class C Preferred Stock) shall be required to amend, alter, change or repeal, or to adopt any provision as part of this Amended and Restated Certificate of Incorporation inconsistent with the purpose and intent of Articles FIFTH, EIGHTH and TENTH of this Amended and Restated Certificate of Incorporation or this Article ELEVENTH.

                  IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be executed on its behalf this 31st day of March, 2003.

                            US AIRWAYS GROUP, INC.

                               /s/ Jennifer C. McGarey
                            By:___________________________
                                 Name:  Jennifer C. McGarey
                                 Title: Secretary

                                                                PLAN EXHIBIT C-2

                             AMENDED AND RESTATED

                         CERTIFICATE OF INCORPORATION

                                      OF

                               US AIRWAYS, INC.

-------------------------------------------------------------------------------

                 Pursuant to Sections 242, 245 and 303 of the
                       Delaware General Corporation Law

-------------------------------------------------------------------------------


           US Airways, Inc. (the "Corporation"), a corporation organized and existing under the General Corporation Law of the State of Delaware (the "DGCL"), does hereby certify as follows:

           1. The name of the Corporation is US Airways, Inc. The Corporation was originally incorporated under the name Facilitation Corp. The original certificate of incorporation of the Corporation was filed with the office of the Secretary of State of the State of Delaware on March 3, 1982.

           2. On August 11, 2002, the Corporation filed a petition in the United States Bankruptcy Court for the Eastern District of Virginia, Alexandria Division (the "Bankruptcy Court") seeking relief under Chapter 11 of the United States Bankruptcy Code.

           3. This Amended and Restated Certificate of Incorporation was duly adopted pursuant to a plan of reorganization confirmed by an order of the Bankruptcy Court on March 18, 2003 in accordance with Section 303 of the DGCL.

           4. This Amended and Restated Certificate of Incorporation restates and integrates and further amends the certificate of incorporation of the Corporation, as heretofore amended or supplemented.

           5. The text of the Restated Certificate of Incorporation is amended and restated in its entirety as follows:

           FIRST: The name of the corporation is US Airways, Inc. (the "Corporation").

           SECOND: The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at that address is The Corporation Trust Company.

           THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware as set forth in Title 8 of the Delaware Code (as the same exists or may hereafter be amended, the "DGCL")

           FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is One Thousand (1,000) shares of Common Stock, each having a par value of One Dollar ($1.00).

           FIFTH: All (x) capital stock of, or other equity interests in, the Corporation, (y) securities convertible into or exchangeable for shares of capital stock, voting securities or other equity interests in the Corporation, or (z) options, warrants or other rights to acquire the securities described in clauses (x) and (y), whether fixed or contingent, matured or unmatured, contractual, legal, equitable or otherwise (collectively, "Equity Securities") shall be subject to the following limitations:

           (i) Non-Citizen Voting Limitation. In no event shall the total number of shares of Equity Securities held by all Persons who fail to qualify as a "citizen of the United States," as the term is used in
      Section 40102(a)(15) of Title 49, in any similar legislation of the United States enacted in substitution or replacement therefor, and as interpreted by the Department of Transportation, be entitled to be more than 24.9% of the aggregate votes of all outstanding Equity Securities of the Corporation (the "Cap Amount").

           (ii) Allocation of Cap Amounts. The restrictions imposed by the Cap Amount shall be applied pro rata among the holders of Equity Securities who fail to qualify as "citizens of the United States" based on the number of votes the underlying securities are entitled to.

           Each certificate or other representative document for Equity Securities (including each such certificate or representative document for Equity Securities issued upon any permitted transfer of Equity Securities) shall contain a legend in substantially the following form:

      "The [type of Equity Securities] represented by this [certificate/representative document] are subject to voting restrictions with respect to [shares/warrants, etc.] held by persons or entities that fail to qualify as "citizens of the United States" as such term is defined by relevant legislation. Such voting restrictions are contained in the Amended and Restated Certificate of Incorporation of US Airways, Inc., as the same may be amended or restated from time to time. A complete and correct copy of such Amended and Restated Certificate of Incorporation shall be furnished free of charge to the holder of such shares of [type of Equity Securities] upon written request to the Secretary of US Airways, Inc."

           SIXTH: The Corporation shall not issue nonvoting equity securities to the extent prohibited by Section 1123(a)(6) of the United States Bankruptcy Code for so long as such Section is in effect and applicable to the Corporation.

           SEVENTH: The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

           (1) The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

           (2) The directors shall have concurrent power with the stockholders to make, alter, amend, change, add to or repeal the By-Laws of the Corporation.

           (3) The number of directors of the Corporation shall be as from time to time fixed by, or in the manner provided in, the By-Laws of the Corporation. Election of directors need not be by written ballot unless the By-Laws so provide.

           (4) No director shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. Any repeal or modification of this Article SEVENTH by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

           (5) In addition to the powers and authority hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the DGCL, this Amended and Restated Certificate of Incorporation, and any By-Laws adopted by the stockholders; provided, however, that no By-Laws hereafter adopted by the stockholders shall invalidate any prior act of the directors which would have been valid if such By-Laws had not been adopted.

           EIGHTH: The Corporation shall indemnify its directors and officers to the fullest extent authorized or permitted by law, as now or hereafter in effect, and such right to indemnification shall continue as to a person who has ceased to be a director or officer of the Corporation and shall inure to the benefit of his or her heirs, executors and personal and legal representatives; provided, however, that, except for proceedings to enforce rights to indemnification, the Corporation shall not be obligated to indemnify any director or officer (or his or her heirs, executors or personal or legal representatives) in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the Board of Directors. The right to indemnification conferred by this Article EIGHTH shall include the right to be paid by the Corporation the expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition.

           The Corporation may, to the extent authorized from time to time by the Board of Directors, provide rights to indemnification and to the advancement of expenses to employees and agents of the Corporation similar to those conferred in this Article EIGHTH to directors and officers of the Corporation.

           The rights to indemnification and to the advance of expenses conferred in this Article EIGHTH shall not be exclusive of any other right which any person may have or hereafter acquire under this Amended and Restated Certificate of Incorporation, the By-Laws of the Corporation, any statute, agreement, vote of stockholders or disinterested directors or otherwise.

           Any repeal or modification of this Article EIGHTH by the stockholders of the Corporation shall not adversely affect any rights to indemnification and to the advancement of expenses of a director or officer of the Corporation existing at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.

           NINTH: Meetings of stockholders may be held within or without the State of Delaware, as the By-Laws may provide. The books of the Corporation may be kept (subject to any provision contained in the DGCL) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the By-Laws of the Corporation.

           TENTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.


           IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be executed on its behalf this 31st day of March, 2003.


                               US AIRWAYS, INC.


                               By:  /s/Jennifer C. McGarey
                                    _________________________
                                    Jennifer C. McGarey
                                    Secretary

                                                                PLAN EXHIBIT C-3

                             AMENDED AND RESTATED

                         CERTIFICATE OF INCORPORATION

                                      OF

                           ALLEGHENY AIRLINES, INC.




                  Pursuant to Sections 242, 245 and 303 of the
                        Delaware General Corporation Law




           Allegheny Airlines, Inc. (the "Corporation"), a corporation organized and existing under the General Corporation Law of the State of Delaware (the "DGCL"), does hereby certify as follows:

           1. The name of the Corporation is Allegheny Airlines, Inc. The Corporation was originally incorporated under the name C & S Supply Corporation. The original certificate of incorporation of the Corporation was filed with the office of the Secretary of State of the State of Delaware on March 5, 1951.

           2. On August 11, 2002, the Corporation filed a petition in the United States Bankruptcy Court for the Eastern District of Virginia, Alexandria Division (the "Bankruptcy Court") seeking relief under Chapter 11 of the United States Bankruptcy Code.

           3. This Amended and Restated Certificate of Incorporation was duly adopted pursuant to a plan of reorganization confirmed by an order of the Bankruptcy Court on March 18, 2003 in accordance with Section 303 of the DGCL.

           4. This Amended and Restated Certificate of Incorporation restates and integrates and further amends the certificate of incorporation of the Corporation, as heretofore amended or supplemented.

           5. The text of the Certificate of Incorporation is amended and restated in its entirety as follows:

           FIRST: The name of the corporation is Allegheny Airlines, Inc. (the "Corporation").

           SECOND: The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at that address is The Corporation Trust Company.

           THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware as set forth in Title 8 of the Delaware Code (as the same may exist or may hereafter be amended, the "DGCL").

           FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is One Thousand (1,000) shares of Common Stock, each having a par value of One Hundred Dollars ($100.00).

           FIFTH: All (x) capital stock of, or other equity interests in, the Corporation, (y) securities convertible into or exchangeable for shares of capital stock, voting securities or other equity interests in the Corporation, or (z) options, warrants or other rights to acquire the securities described in clauses (x) and (y), whether fixed or contingent, matured or unmatured, contractual, legal, equitable or otherwise (collectively, "Equity Securities") shall be subject to the following limitations:

           (i) Non-Citizen Voting Limitation. In no event shall the total number of shares of Equity Securities held by all Persons who fail to qualify as a "citizen of the United States," as the term is used in
      Section 40102(a)(15) of Title 49, in any similar legislation of the United States enacted in substitution or replacement therefor, and as interpreted by the Department of Transportation, be entitled to be more than 24.9% of the aggregate votes of all outstanding Equity Securities of the Corporation (the "Cap Amount").

           (ii) Allocation of Cap Amounts. The restrictions imposed by the Cap Amount shall be applied pro rata among the holders of Equity Securities who fail to qualify as "citizens of the United States" based on the number of votes the underlying securities are entitled to.

           Each certificate or other representative document for Equity Securities (including each such certificate or representative document for Equity Securities issued upon any permitted transfer of Equity Securities) shall contain a legend in substantially the following form:

      "The [type of Equity Securities] represented by this [certificate/representative document] are subject to voting restrictions with respect to [shares/warrants, etc.] held by persons or entities that fail to qualify as "citizens of the United States" as such term is defined by relevant legislation. Such voting restrictions are contained in the Amended and Restated Certificate of Incorporation of Allegheny Airlines, Inc., as the same may be amended or restated from time to time. A complete and correct copy of such Amended and Restated Certificate of Incorporation shall be furnished free of charge to the holder of such shares of [type of Equity Securities] upon written request to the Secretary of Allegheny Airlines, Inc."

           SIXTH: The Corporation shall not issue nonvoting equity securities to the extent prohibited by Section 1123(a)(6) of the United States Bankruptcy Code for so long as such Section is in effect and applicable to the Corporation.

           SEVENTH: The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

           (1) The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

           (2) The directors shall have concurrent power with the stockholders to make, alter, amend, change, add to or repeal the By-Laws of the Corporation.

           (3) The number of directors of the Corporation shall be as from time to time fixed by, or in the manner provided in, the By-Laws of the Corporation. Election of directors need not be by written ballot unless the By-Laws so provide.

           (4) No director shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit. Any repeal or modification of this Article SEVENTH by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

           (5) In addition to the powers and authority hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the DGCL, this Amended and Restated Certificate of Incorporation, and any By-Laws adopted by the stockholders; provided, however, that no By-Laws hereafter adopted by the stockholders shall invalidate any prior act of the directors which would have been valid if such By-Laws had not been adopted.

           EIGHTH: The Corporation shall indemnify its directors and officers to the fullest extent authorized or permitted by law, as now or hereafter in effect, and such right to indemnification shall continue as to a person who has ceased to be a director or officer of the Corporation and shall inure to the benefit of his or her heirs, executors and personal and legal representatives; provided, however, that, except for proceedings to enforce rights to indemnification, the Corporation shall not be obligated to indemnify any director or officer (or his or her heirs, executors or personal or legal representatives) in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the Board of Directors. The right to indemnification conferred by this Article EIGHTH shall include the right to be paid by the Corporation the expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition.

           The Corporation may, to the extent authorized from time to time by the Board of Directors, provide rights to indemnification and to the advancement of expenses to employees and agents of the Corporation similar to those conferred in this Article EIGHTH to directors and officers of the Corporation.

           The rights to indemnification and to the advance of expenses conferred in this Article EIGHTH shall not be exclusive of any other right which any person may have or hereafter acquire under this Amended and Restated Certificate of Incorporation, the By-Laws of the Corporation, any statute, agreement, vote of stockholders or disinterested directors or otherwise.

           Any repeal or modification of this Article EIGHTH by the stockholders of the Corporation shall not adversely affect any rights to indemnification and to the advancement of expenses of a director or officer of the Corporation existing at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.

           NINTH: Meetings of stockholders may be held within or without the State of Delaware, as the By-Laws may provide. The books of the Corporation may be kept (subject to any provision contained in the DGCL) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the By-Laws of the Corporation.

           TENTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.


           IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be executed on its behalf this 31st day of March, 2003.


                               ALLEGHENY AIRLINES, INC.

                                    /s/ Jennifer C. McGarey
                               By:_________________________
                                    Jennifer C. McGarey
                                    Secretary

                                                                PLAN EXHIBIT C-4

                                   EXHIBIT A

The Articles of Incorporation of the Corporation shall be amended and restated in their entirety so as to read as follows:

1. The name of the Corporation is PSA AIRLINES, INC.

2. The name and county of venue of its commercial registered office provider is CT Corporation System, Philadelphia.

3. The purpose or purposes for which the Corporation is organized are: To have unlimited power to engage in and to do any lawful act concerning any or all lawful business for which corporations may be incorporated under the Pennsylvania Business Corporation Law.

4. The aggregate number of shares which the corporation shall have the authority to issue is: One Thousand (1,000) shares of Common Voting Stock, no par value per share.

5. All (x) capital stock of, or other equity interests in, the Corporation,
   (y) securities convertible into or exchangeable for shares of capital stock, voting securities or other equity interests in the Corporation, or
   (z) options, warrants or other rights to acquire the securities described in clauses (x) and (y), whether fixed or contingent, matured or unmatured, contractual, legal, equitable or otherwise (collectively, "Equity Securities") shall be subject to the following limitations:

      (a) Non-Citizen Voting Limitation. In no event shall the total number of shares of Equity Securities held by all Persons who fail to qualify as a "citizen of the United States," as the term is used in Section 40102(a)(15) of Title 49, in any similar legislation of the United States enacted in substitution or replacement therefor, and as interpreted by the Department of Transportation, be entitled to be more than 24.9% of the aggregate votes of all outstanding Equity Securities of the Corporation (the "Cap Amount").

      (b) Allocation of Cap Amounts. The restrictions imposed by the Cap Amount shall be applied pro rata among the holders of Equity Securities who fail to qualify as "citizens of the United States" based on the number of votes the underlying securities are entitled to.

      Each certificate or other representative document for Equity Securities (including each such certificate or representative document for Equity Securities issued upon any permitted transfer of Equity Securities) shall contain a legend in substantially the following form:

           "The [type of Equity Securities] represented by this [certificate/representative document] are subject to voting restrictions with respect to [shares/warrants, etc.] held by persons or entities that fail to qualify as "citizens of the United States" as such term is defined by relevant legislation. Such voting restrictions are contained in the Amended and Restated Certificate of Incorporation of PSA Airlines, Inc., as the same may be amended or restated from time to time. A complete and correct copy of such Amended and Restated Certificate of Incorporation shall be furnished free of charge to the holder of such shares of [type of Equity Securities] upon written request to the Secretary of PSA Airlines, Inc."

6. The Corporation shall not issue nonvoting equity securities to the extent prohibited by Section 1123(a)(6) of the United States Bankruptcy Code for so long as such Section is in effect and applicable to the Corporation.

                                                                PLAN EXHIBIT C-5

                            PIEDMONT AIRLINES, INC.

               ARTICLES OF AMENDMENT AND RESTATEMENT
 (Under Sections 2-609 and 3-301 of Corporations and Associations
                                   Article)

      Piedmont Airlines, Inc., a Maryland corporation having its principal office at Salisbury/Wicomico County Regional Airport, Airport Road, Salisbury, Maryland 21801 (hereinafter the "Corporation) and having The Corporation Trust Incorporated as its resident agent located at 380 East Lombard Street, Baltimore, Maryland 21202, hereby certifies to the State Department of Assessments and Taxation of Maryland, that:

FIRST: The Charter of the Corporation is hereby amended and restated to read as follows:


      SECOND: The name of the corporation is Piedmont Airlines, Inc. (hereinafter the "Corporation").

      THIRD: The purpose for which the Corporation is formed is to engage in any lawful act, activity or business for which corporations may now or hereafter be organized under the Maryland General Corporation Law (the "GCL"). The Corporation shall have all the general powers granted by law to Maryland corporations and all other powers not inconsistent with law which are appropriate to promote and attain its purpose.

      FOURTH: The address of the principal office of the Corporation in the State of Maryland is Salisbury/Wicomico County Regional Airport, Airport Road, Salisbury, Maryland 21801. The Resident Agent of the Corporation is The Corporation Trust Incorporated, whose address is 380 East Lombard Street, Baltimore, Maryland 21202.

      FIFTH: The total number of shares of stock which the Corporation shall have the authority to issue is One Thousand (1,000), all of which shall be common stock of the par value of Ten Dollars ($10.00) per share.

      SIXTH: All (x) capital stock of, or other equity interests in, the Corporation, (y) securities convertible into or exchangeable for shares of capital stock, voting securities or other equity interests in the Corporation, or (z) options, warrants or other rights to acquire the securities described in clauses (x) and (y), whether fixed or contingent, matured or unmatured, contractual, legal, equitable or otherwise (collectively, "Equity Securities") shall be subject to the following limitations:

      (1) Non-Citizen Voting Limitation. In no event shall the total number of shares of Equity Securities held by all Persons who fail to qualify as a "citizen of the United States," as the term is used in Section 40102(a)(15) of Title 49, in any similar legislation of the United States enacted in substitution or replacement therefor, and as interpreted by the Department of Transportation, be entitled to be more than 24.9% of the aggregate votes of all outstanding Equity Securities of the Corporation (the "Cap Amount").

      (2) Allocation of Cap Amounts. The restrictions imposed by the Cap Amount shall be applied pro rata among the holders of Equity Securities who fail to qualify as "citizens of the United States" based on the number of votes the underlying securities are entitled to.

      Each certificate or other representative document for Equity Securities (including each such certificate or representative document for Equity Securities issued upon any permitted transfer of Equity Securities) shall contain a legend in substantially the following form:

           "The [type of Equity Securities] represented by this [certificate/representative document] are subject to voting restrictions with respect to [shares/warrants, etc.] held by persons or entities that fail to qualify as "citizens of the United States" as such term is defined by relevant legislation. Such voting restrictions are contained in the Amended and Restated Certificate of Incorporation of Piedmont Airlines, Inc., as the same may be amended or restated from time to time. A complete and correct copy of such Amended and Restated Certificate of Incorporation shall be furnished free of charge to the holder of such shares of [type of Equity Securities] upon written request to the Secretary of Piedmont Airlines, Inc."

      SEVENTH: The Corporation shall not issue nonvoting equity securities to the extent prohibited by Section 1123(a)(6) of the United States Bankruptcy Code for so long as such Section is in effect and applicable to the Corporation.

      EIGHTH: The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

      (1) The business and affairs of the Corporation shall be managed under the direction of the Board of Directors.

      (2) The number of directors of the Corporation shall not be less than three (3) nor more than eight (8), which number may be increased or decreased from time to time pursuant to the Charter or the Bylaws of the Corporation.

      (3) The Board of Directors of the Corporation is hereby empowered to authorize the issuance from time to time of shares of stock of any class, whether now or hereafter authorized, or securities convertible into shares of stock of any class or classes, whether now or hereafter authorized.

      (4) No contract or other transaction between this Corporation and any other corporation and no act of this Corporation shall in any way be affected by or invalidated by the fact that any of the directors of this Corporation are pecuniarily or otherwise interested in, or are directors or officers of, such other corporation; any directors individually, or any firm of which any director may be a member, may be a party to, or may be pecuniarily or otherwise interested in, any contract or transaction of this Corporation, provided that the fact that he or such firm is so interested shall be disclosed or shall have been known to the Board of Directors or a majority thereof; and any director of this Corporation, which is also a director or officer of such other corporation, or who is so interested, may be counted in determining the existence of a quorum at any meeting of the Board of Directors of this Corporation, which shall authorize any such contract or transaction, with like force and effect as if he were no such director or officer of such other corporation, or not so interested.

      (5) The Board of Directors shall have power from time to time to fix and determine and to vary the amount of working capital of the Corporation; to determine whether any, and, if any, what part, of the surplus of the Corporation or of the net profits arising from business shall be declared in dividends and paid to the stockholders, subject, however, to the provisions of these Articles of Incorporation; and to direct and determine the use and disposition of any of such surplus or net profits. The Board of Directors may, in its discretion, use and apply any of such surplus or net profits in purchasing or acquiring any of the shares of stock of the Corporation, or any of its bonds or other evidence of indebtedness, to such extent and in such manner and upon such lawful terms as the Board of Directors shall deem expedient.

      (6) The Corporation reserves the right to make from time to time any amendments of its Articles of Incorporation which may now or hereafter be authorized by law, including any amendments changing the terms of any class of its stock by classification, re-classification, or otherwise, but no such amendment which changes the term of any of the outstanding stock shall be valid unless such change of terms shall have been authorized by the holders of two-thirds of all of such stock at the time outstanding, by vote at a meeting, or in writing, with or without a meeting.

      (7) The Board of Directors shall have power, subject to any limitation or restrictions herein set forth or imposed by law, to classify or reclassify any unissued stock, whether now or hereafter authorized, by fixing or altering in any one or more specified respects, from time to time, before the issuance of such stock, the preferences, voting powers, restrictions and qualifications of, the fixed annual dividends on, and the times and prices of redemption of, such stock.

      NINTH: The Bylaws of the Corporation may be adopted, amended or repealed by the affirmative vote of a majority of the members of the Board of Directors.

      TENTH:  Indemnification and Limitation of Liability of
Directors and Officers

      (1) The Board of Directors shall have the power to adopt Bylaws or resolutions for the indemnification of the Corporation's directors, officers, employees and agents, provided that any such Bylaws or resolutions shall be consistent with applicable law.

      (2) To the maximum extent that Maryland law in effect and from time to time permits limitation of the liability of directors and officers, no director or officer of the Corporation shall be liable to the Corporation or its stockholders for money damages. Neither the amendment nor repeal of this Article, nor the adoption or amendment of any provision of the Charter or Bylaws inconsistent with this Article, shall apply to or affect in any respect the applicability of the preceding sentence with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption.


SECOND: These Articles of Amendment and Restatement have been adopted pursuant to Section 3-301 of the Maryland General Corporate Law (the "GCL") as an action necessary to carry out a plan of reorganization made binding on the stockholders by the final order of a court.

THIRD: The Articles of Amendment and Restatement shall become effective on the 31st day of March, 2003.

           IN WITNESS WHEREOF, Piedmont Airlines, Inc. has caused these presents to be signed in its name and on its behalf by its President, attested by its Secretary on March 31, 2003.


                               PIEDMONT AIRLINES, INC.

                                    /s/ John F. Leonard
                               By:  ________________________________
                                    Name:  John F. Leonard
                                    Title: President and CEO


                               Attest: /s/ Jennifer C. McGarey
                                      _____________________________
                                      Jennifer C. McGarey
                                      Secretary


THE UNDERSIGNED, President of PIEDMONT AIRLINES, INC., who executed on behalf of said corporation the foregoing Articles of Amendment and Restatement of Charter, of which this certificate is made a part, hereby acknowledges, in the name an on behalf of said corporation, the foregoing Articles of Amendment and Restatement of Charter to the corporate act of said corporation and further certifies that, to the best of his knowledge, information and belief, the matters and facts set forth therein with respect to the approval thereof are true in all material respects, under the penalties of perjury.

                                    /s/ John F. Leonard
                                    _____________________________
                                    Name:  John F. Leonard
                                    Title: President and CEO

                                                                PLAN EXHIBIT C-6

                             AMENDED AND RESTATED

                         CERTIFICATE OF INCORPORATION

                                      OF

                           MIDATLANTIC AIRWAYS, INC.


-------------------------------------------------------------------------------

           Pursuant to Sections 242, 245 and 303 of the
                 Delaware General Corporation Law

-------------------------------------------------------------------------------


           MidAtlantic Airways, Inc. (the "Corporation"), a corporation organized and existing under the General Corporation Law of the State of Delaware (the "DGCL"), does hereby certify as follows:

           1. The name of the Corporation is MidAtlantic Airways, Inc. The Corporation was originally incorporated under the name Potomac Air, Inc. The original certificate of incorporation of the Corporation was filed with the office of the Secretary of State of the State of Delaware on August 18, 2000.

           2. On August 11, 2002, the Corporation filed a petition in the United States Bankruptcy Court for the Eastern District of Virginia, Alexandria Division (the "Bankruptcy Court") seeking relief under Chapter 11 of the United States Bankruptcy Code.

           3. This Amended and Restated Certificate of Incorporation was duly adopted pursuant to a plan of reorganization confirmed by an order of the Bankruptcy Court on March 18, 2003 in accordance with Section 303 of the DGCL.

           4. This Amended and Restated Certificate of Incorporation restates and integrates and further amends the certificate of incorporation of the Corporation, as heretofore amended or supplemented.

           5. The text of the Certificate of Incorporation is amended and restated in its entirety as follows:

           FIRST:  The name of the corporation is MidAtlantic
Airways, Inc. (the "Corporation").

           SECOND: The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at that address is The Corporation Trust Company.

           THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware as set forth in Title 8 of the Delaware Code (as the same exists or may hereafter be amended, the "DGCL").

           FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is One Thousand (1,000) shares of Common Stock, each having a par value of One Cent ($0.01).

           FIFTH: All (x) capital stock of, or other equity interests in, the Corporation, (y) securities convertible into or exchangeable for shares of capital stock, voting securities or other equity interests in the Corporation, or (z) options, warrants or other rights to acquire the securities described in clauses (x) and (y), whether fixed or contingent, matured or unmatured, contractual, legal, equitable or otherwise (collectively, "Equity Securities") shall be subject to the following limitations:

           (i) Non-Citizen Voting Limitation. In no event shall the total number of shares of Equity Securities held by all Persons who fail to qualify as a "citizen of the United States," as the term is used in
      Section 40102(a)(15) of Title 49, in any similar legislation of the United States enacted in substitution or replacement therefor, and as interpreted by the Department of Transportation, be entitled to be more than 24.9% of the aggregate votes of all outstanding Equity Securities of the Corporation (the "Cap Amount").

           (ii) Allocation of Cap Amounts. The restrictions imposed by the Cap Amount shall be applied pro rata among the holders of Equity Securities who fail to qualify as "citizens of the United States" based on the number of votes the underlying securities are entitled to.

           Each certificate or other representative document for Equity Securities (including each such certificate or representative document for Equity Securities issued upon any permitted transfer of Equity Securities) shall contain a legend in substantially the following form:

           "The [type of Equity Securities] represented by this [certificate/representative document] are subject to voting restrictions with respect to [shares/warrants, etc.] held by persons or entities that fail to qualify as "citizens of the United States" as such term is defined by relevant legislation. Such voting restrictions are contained in the Amended and Restated Certificate of Incorporation of MidAtlantic Airways, Inc., as the same may be amended or restated from time to time. A complete and correct copy of such Amended and Restated Certificate of Incorporation shall be furnished free of charge to the holder of such shares of [type of Equity Securities] upon written request to the Secretary of MidAtlantic Airways, Inc."

           SIXTH: The Corporation shall not issue nonvoting equity securities to the extent prohibited by Section 1123(a)(6) of the United States Bankruptcy Code for so long as such Section is in effect and applicable to the Corporation.

           SEVENTH: The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

           (1) The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

           (2) The directors shall have concurrent power with the stockholders to make, alter, amend, change, add to or repeal the By-Laws of the Corporation.

           (3) The number of directors of the Corporation shall be as from time to time fixed by, or in the manner provided in, the By-Laws of the Corporation. Election of directors need not be by written ballot unless the By-Laws so provide.

           (4) No director shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. Any repeal or modification of this Article SEVENTH by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

           (5) In addition to the powers and authority hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the DGCL, this Amended and Restated Certificate of Incorporation, and any By-Laws adopted by the stockholders; provided, however, that no By-Laws hereafter adopted by the stockholders shall invalidate any prior act of the directors which would have been valid if such By-Laws had not been adopted.

           EIGHTH: The Corporation shall indemnify its directors and officers to the fullest extent authorized or permitted by law, as now or hereafter in effect, and such right to indemnification shall continue as to a person who has ceased to be a director or officer of the Corporation and shall inure to the benefit of his or her heirs, executors and personal and legal representatives; provided, however, that, except for proceedings to enforce rights to indemnification, the Corporation shall not be obligated to indemnify any director or officer (or his or her heirs, executors or personal or legal representatives) in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the Board of Directors. The right to indemnification conferred by this Article EIGHTH shall include the right to be paid by the Corporation the expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition.

           The Corporation may, to the extent authorized from time to time by the Board of Directors, provide rights to indemnification and to the advancement of expenses to employees and agents of the Corporation similar to those conferred in this Article EIGHTH to directors and officers of the Corporation.

           The rights to indemnification and to the advance of expenses conferred in this Article EIGHTH shall not be exclusive of any other right which any person may have or hereafter acquire under this Amended and Restated Certificate of Incorporation, the By-Laws of the Corporation, any statute, agreement, vote of stockholders or disinterested directors or otherwise.

           Any repeal or modification of this Article EIGHTH by the stockholders of the Corporation shall not adversely affect any rights to indemnification and to the advancement of expenses of a director or officer of the Corporation existing at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.

           NINTH: Meetings of stockholders may be held within or without the State of Delaware, as the By-Laws may provide. The books of the Corporation may be kept (subject to any provision contained in the DGCL) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the By-Laws of the Corporation.

           TENTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.


           IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be executed on its behalf this 31st day of March, 2003.


                               MIDATLANTIC AIRWAYS, INC.


                               By:  /s/ Jennifer C. McGarey
                                    ________________________
                                    Jennifer C. McGarey
                                    Secretary

                                                                PLAN EXHIBIT C-7

                             AMENDED AND RESTATED

                         CERTIFICATE OF INCORPORATION

                                      OF

                      US AIRWAYS LEASING AND SALES, INC.


-------------------------------------------------------------------------------

                  Pursuant to Sections 242, 245 and 303 of the
                        Delaware General Corporation Law

-------------------------------------------------------------------------------


           US Airways Leasing and Sales, Inc. (the "Corporation"), a corporation organized and existing under the General Corporation Law of the State of Delaware (the "DGCL"), does hereby certify as follows:

           1. The name of the Corporation is US Airways Leasing and Sales, Inc. The Corporation was originally incorporated under the name USAir Leasing, Inc. The original certificate of incorporation of the Corporation was filed with the office of the Secretary of State of the State of Delaware on December 4, 1985.

           2. On August 11, 2002, the Corporation filed a petition in the United States Bankruptcy Court for the Eastern District of Virginia, Alexandria Division (the "Bankruptcy Court") seeking relief under Chapter 11 of the United States Bankruptcy Code.

           3. This Amended and Restated Certificate of Incorporation was duly adopted pursuant to a plan of reorganization confirmed by an order of the Bankruptcy Court on March 18, 2003 in accordance with Section 303 of the DGCL.

           4. This Amended and Restated Certificate of Incorporation restates and integrates and further amends the certificate of incorporation of the Corporation, as heretofore amended or supplemented.

           5. The text of the Certificate of Incorporation is amended and restated in its entirety as follows:

           FIRST:  The name of the corporation is US Airways
Leasing and Sales, Inc. (the "Corporation").

           SECOND: The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at that address is The Corporation Trust Company.

           THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware as set forth in Title 8 of the Delaware Code (as the same exists or may hereafter be amended, the "DGCL").

           FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is One Thousand (1,000) shares of Common Stock, each having a par value of One Dollar ($1.00).

           FIFTH: The Corporation shall not issue nonvoting equity securities to the extent prohibited by Section 1123(a)(6) of the United States Bankruptcy Code for so long as such Section is in effect and applicable to the Corporation.

           SIXTH: The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

           (1) The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

           (2) The directors shall have concurrent power with the stockholders to make, alter, amend, change, add to or repeal the By-Laws of the Corporation.

           (3) The number of directors of the Corporation shall be as from time to time fixed by, or in the manner provided in, the By-Laws of the Corporation. Election of directors need not be by written ballot unless the By-Laws so provide.

           (4) No director shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. Any repeal or modification of this Article SIXTH by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

           (5) In addition to the powers and authority hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the DGCL, this Amended and Restated Certificate of Incorporation, and any By-Laws adopted by the stockholders; provided, however, that no By-Laws hereafter adopted by the stockholders shall invalidate any prior act of the directors which would have been valid if such By-Laws had not been adopted.

           SEVENTH: The Corporation shall indemnify its directors and officers to the fullest extent authorized or permitted by law, as now or hereafter in effect, and such right to indemnification shall continue as to a person who has ceased to be a director or officer of the Corporation and shall inure to the benefit of his or her heirs, executors and personal and legal representatives; provided, however, that, except for proceedings to enforce rights to indemnification, the Corporation shall not be obligated to indemnify any director or officer (or his or her heirs, executors or personal or legal representatives) in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the Board of Directors. The right to indemnification conferred by this Article SEVENTH shall include the right to be paid by the Corporation the expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition.

           The Corporation may, to the extent authorized from time to time by the Board of Directors, provide rights to indemnification and to the advancement of expenses to employees and agents of the Corporation similar to those conferred in this Article SEVENTH to directors and officers of the Corporation.

           The rights to indemnification and to the advance of expenses conferred in this Article SEVENTH shall not be exclusive of any other right which any person may have or hereafter acquire under this Amended and Restated Certificate of Incorporation, the By-Laws of the Corporation, any statute, agreement, vote of stockholders or disinterested directors or otherwise.

           Any repeal or modification of this Article SEVENTH by the stockholders of the Corporation shall not adversely affect any rights to indemnification and to the advancement of expenses of a director or officer of the Corporation existing at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.

           EIGHTH: Meetings of stockholders may be held within or without the State of Delaware, as the By-Laws may provide. The books of the Corporation may be kept (subject to any provision contained in the DGCL) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the By-Laws of the Corporation.

           NINTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.


           IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be executed on its behalf this 31st day of March, 2003.


                          US AIRWAYS LEASING AND SALES, INC.


                          By:  /s/ Jennifer C. McGarey
                               _______________________
                               Jennifer C. McGarey
                               Secretary

                                                                PLAN EXHIBIT C-8

                             AMENDED AND RESTATED

                         CERTIFICATE OF INCORPORATION

                                      OF

                        MATERIAL SERVICES COMPANY, INC.


-------------------------------------------------------------------------------

           Pursuant to Sections 242, 245 and 303 of the
                 Delaware General Corporation Law

-------------------------------------------------------------------------------

           Material Services Company, Inc. (the "Corporation"), a corporation organized and existing under the General Corporation
Law of the State of Delaware (the "DGCL"), does hereby certify as follows:

           1. The name of the Corporation is Material Services Company, Inc. The Corporation was originally incorporated under the name Material Services Company, Inc. The original certificate of incorporation of the Corporation was filed with the office of the Secretary of State of the State of Delaware on October 24, 1991.

           2. On August 11, 2002, the Corporation filed a petition in the United States Bankruptcy Court for the Eastern District of Virginia, Alexandria Division (the "Bankruptcy Court") seeking relief under Chapter 11 of the United States Bankruptcy Code.

           3. This Amended and Restated Certificate of Incorporation was duly adopted pursuant to a plan of reorganization confirmed by an order of the Bankruptcy Court on March 18, 2003 in accordance with Section 303 of the DGCL.

           4. This Amended and Restated Certificate of Incorporation restates and integrates and further amends the certificate of incorporation of the Corporation, as heretofore amended or supplemented.

           5. The text of the Certificate of Incorporation is amended and restated in its entirety as follows:

           FIRST:  The name of the corporation is Material
Services Company, Inc. (the "Corporation").

           SECOND: The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at that address is The Corporation Trust Company.

           THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware as set forth in Title 8 of the Delaware Code (as the same exists or may hereafter be amended, the "DGCL").

           FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is One Thousand (1,000) shares of Common Stock, each having a par value of One Dollar ($1.00).

           FIFTH: The Corporation shall not issue nonvoting equity securities to the extent prohibited by Section 1123(a)(6) of the United States Bankruptcy Code for so long as such Section is in effect and applicable to the Corporation.

           SIXTH: The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

           (1) The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

           (2) The directors shall have concurrent power with the stockholders to make, alter, amend, change, add to or repeal the By-Laws of the Corporation.

           (3) The number of directors of the Corporation shall be as from time to time fixed by, or in the manner provided in, the By-Laws of the Corporation. Election of directors need not be by written ballot unless the By-Laws so provide.

           (4) No director shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. Any repeal or modification of this Article SIXTH by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

           (5) In addition to the powers and authority hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the DGCL, this Amended and Restated Certificate of Incorporation, and any By-Laws adopted by the stockholders; provided, however, that no By-Laws hereafter adopted by the stockholders shall invalidate any prior act of the directors which would have been valid if such By-Laws had not been adopted.

           SEVENTH: The Corporation shall indemnify its directors and officers to the fullest extent authorized or permitted by law, as now or hereafter in effect, and such right to indemnification shall continue as to a person who has ceased to be a director or officer of the Corporation and shall inure to the benefit of his or her heirs, executors and personal and legal representatives; provided, however, that, except for proceedings to enforce rights to indemnification, the Corporation shall not be obligated to indemnify any director or officer (or his or her heirs, executors or personal or legal representatives) in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the Board of Directors. The right to indemnification conferred by this Article SEVENTH shall include the right to be paid by the Corporation the expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition.

           The Corporation may, to the extent authorized from time to time by the Board of Directors, provide rights to indemnification and to the advancement of expenses to employees and agents of the Corporation similar to those conferred in this Article SEVENTH to directors and officers of the Corporation.

           The rights to indemnification and to the advance of expenses conferred in this Article SEVENTH shall not be exclusive of any other right which any person may have or hereafter acquire under this Amended and Restated Certificate of Incorporation, the By-Laws of the Corporation, any statute, agreement, vote of stockholders or disinterested directors or otherwise.

           Any repeal or modification of this Article SEVENTH by the stockholders of the Corporation shall not adversely affect any rights to indemnification and to the advancement of expenses of a director or officer of the Corporation existing at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.

           EIGHTH: Meetings of stockholders may be held within or without the State of Delaware, as the By-Laws may provide. The books of the Corporation may be kept (subject to any provision contained in the DGCL) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the By-Laws of the Corporation.

           NINTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.


           IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be executed on its behalf this 31st day of March, 2003.


                               MATERIAL SERVICES COMPANY, INC.


                               By:  /s/ Jennifer C. McGarey
                                    ______________________________
                                    Jennifer C. McGarey
                                    Secretary

                                                                  PLAN EXHIBIT D

                          AMENDED AND RESTATED BYLAWS

                                      OF

                            US AIRWAYS GROUP, INC.

                    (hereinafter called the "Corporation")

                                March 31, 2003

                             * * * * * * * * * * *

                                   ARTICLE I

                                    OFFICES
                                    -------

      The registered office of the Corporation shall be in the City of Wilmington, County of New Castle, Delaware. The Corporation may also have offices at such other places, both within and without the State of Delaware, as the Board of Directors may from time to time determine.

                                  ARTICLE II

                           MEETINGS OF STOCKHOLDERS
                           ------------------------

      Section 1. Annual Meetings. The annual meeting of stockholders for the election of Directors shall be held on such date and at such time as shall be designated from time to time by the Board of Directors, at which meeting the stockholders shall elect a Board of Directors pursuant to Article III hereof and may transact such other business as may properly come before the meeting.

      Section 2. Special Meetings. Special meetings of the stockholders (i) may be called at any time by the Chairman of the Board, Chief Executive Officer or President, (ii) shall be called by the President or Secretary on the written request, or by vote, of a majority of the Board of Directors or the holders of two-thirds of the voting power of the shares entitled to vote for the election of Directors (other than the Class C preferred stock of the Corporation), and (iii) may be called by the Secretary, and upon written request of the holders of record of a majority of the outstanding shares of Class B preferred stock of the Corporation (the "Class B Preferred Stock") addressed to the Secretary at the principal office of the Corporation shall be called by the Secretary, upon a Payment Default (as defined in the Amended and Restated Certificate of Incorporation of the Corporation, as the same may be amended, restated or supplemented from time to time (the "Certificate of Incorporation")) on the Class B Preferred Stock for the purpose of electing an additional director pursuant to the rights granted to the holders of Class B Preferred Stock upon a Payment Default in the Certificate of Incorporation (the "Payment Default Right"). No business may be transacted at a special meeting of the stockholders except as set forth in the notice of such meeting (or any supplement thereto).

      Section 3. Location of Meetings. All meetings of the stockholders for any purpose may be held, within or without the State of Delaware, at such time and place as shall be designated from time to time by the Board of Directors.

      Section 4. List of Stockholders. The Secretary shall cause to be prepared a complete list of stockholders entitled to vote at any meeting of the stockholders, arranged in alphabetical order and showing the address of each stockholder and number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least ten (10) days prior to the meeting, at the principal place of business of the Corporation. The list shall also be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present.

      Section 5. Voting. Except as otherwise required by applicable law or provided in the Amended and Restated Certificate of Incorporation, as the same may be amended, restated or supplemented from time to time (the "Certificate of Incorporation"), each stockholder entitled to vote shall, at every meeting of the stockholders, be entitled to one (1) vote in person or by proxy (as described below) for each share of voting stock held by him. Such right to vote shall be subject to the right of the Board of Directors to fix a record date for voting stockholders as hereinafter provided.

      Each stockholder entitled to vote at a meeting of stockholders may authorize another person or persons to act for him or her by proxy, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. A duly executed proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power. A proxy may be made irrevocable regardless of whether the interest with which it is coupled is an interest in the stock itself or an interest in the Corporation generally. Any proxy is suspended when the person executing the proxy is present at a meeting of stockholders and elects to vote, except that when such proxy is coupled with an interest and the fact of the interest appears on the face of the proxy, the agent named in the proxy shall have all voting and other rights referred to in the proxy, notwithstanding the presence of the person executing the proxy. At each meeting of the stockholders, and before any voting commences, all proxies filed at or before the meeting shall be submitted to and examined by the Secretary or a person designated by the Secretary, and no shares may be represented or voted under a proxy that has been found to be invalid or irregular.

      Section 6. Nature of Business at Meetings of Stockholders. No business may be transacted at an annual meeting of stockholders, other than business that is either (a) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors (or any duly authorized committee thereof), (b) otherwise properly brought before the annual meeting by or at the direction of the Board of Directors (or any duly authorized committee thereof), or (c) otherwise properly brought before the annual meeting by any stockholder of the Corporation (i) who is a stockholder of record on the date of the giving of the notice provided for in this Section 6 and on the record date for the determination of stockholders entitled to notice of and to vote at such annual meeting, and (ii) who complies with the notice procedures set forth in this Section 6.

           In addition to any other applicable requirements, for business to be properly brought before an annual meeting by a stockholder, such stockholder must have given timely notice thereof in proper written form to the Secretary of the Corporation.

           To be timely, a stockholder's notice to the Secretary must be delivered to or mailed and received at the principal executive offices of the Corporation not less than ninety (90) days nor more than one hundred twenty
(120) days prior to the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is called for a date that is not within twenty-five (25) days before or after such anniversary date, notice by the stockholder in order to be timely must be so received not later than the close of business on the tenth
(10th) day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure of the date of the annual meeting was made, whichever first occurs.

      To be in proper written form, a stockholder's notice to the Secretary must set forth as to each matter such stockholder proposes to bring before the annual meeting (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (ii) the name and record address of such stockholder, (iii) the class or series and number of shares of capital stock of the Corporation which are owned of record by such stockholder, (iv) a description of all arrangements or understandings between such stockholder and any other person or persons (including their names) in connection with the proposal of such business by such stockholder and any material interest of such stockholder in such business, and (v) a representation that such stockholder intends to appear in person or by proxy at the annual meeting to bring such business before the meeting.

      No business shall be conducted at the annual meeting of stockholders except business brought before the annual meeting in accordance with the procedures set forth in this Section 6; provided, however, that once business has been properly brought before the annual meeting in accordance with such procedures, nothing in this Section 6 shall be deemed to preclude discussion by any stockholder of any such business. If the chairman of an annual meeting determines that business was not properly brought before the annual meeting in accordance with the foregoing procedures, the chairman shall declare to the meeting that the business was not properly brought before the meeting and such business shall not be transacted.

      Section 7. Notice to Stockholders. Notice of all meetings shall be mailed by the Secretary to each stockholder of record entitled to vote, at his or her last known post office address, not less than ten (10) nor more than sixty (60) days prior to any annual or special meeting. Such notice shall state the place, date and hour of the meeting, and the purpose or purposes for which the meeting is called. No business may be transacted at a special meeting of the stockholders except as set forth in the notice of such meeting (or any supplement thereto).

      Section 8. Quorum. The holders of a majority of the Corporation's capital stock outstanding and entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum at all meetings of the stockholders for the transaction of business. A quorum, once established, shall not be broken by the withdrawal of enough votes to leave less than a quorum. If, however, such quorum shall not be present or represented at any meeting of the stockholders, the stockholders entitled to vote thereat, present in person or represented by proxy, shall have the power to adjourn the meeting from time to time without further notice until a quorum shall be present or represented.

      Section 9. Record Date. In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of the stockholders or any adjournment thereof, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall not be more than sixty (60) nor less than ten (10) days before the date of such meeting. If no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of or to vote at a meeting of the stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of the stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

      Section 10. Conduct of Meetings. The Board of Directors may adopt by resolution such rules and regulations for the conduct of any meeting of the stockholders as it shall deem appropriate. Except to the extent inconsistent with such rules and regulations as adopted by the Board of Directors, the chairman of any meeting of the stockholders shall have the right and authority to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairman, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board of Directors or prescribed by the chairman of the meeting, may include, without limitation, the following: (i) the establishment of an agenda or order of business for the meeting; (ii) the determination of when the polls shall open and close for any given matter to be voted on at the meeting; (iii) rules and procedures for maintaining order at the meeting and the safety of those present; (iv) limitations on attendance at or participation in the meeting to stockholders of record of the Corporation, their duly authorized and constituted proxies or such other persons as the chairman of the meeting shall determine; (v) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (vi) limitations on the time allotted to questions or comments by participants.

      Section 11. Inspectors of Meeting. In advance of any meeting of the stockholders, the Board of Directors, by resolution, the Chairman of the Board, Chief Executive Officer or the President shall appoint one or more inspectors to act at the meeting and make a written report thereof. One or more other persons may be designated as alternate inspectors to replace any inspector who fails to act. If no inspector or alternate is able to act at a meeting of the stockholders, the chairman of the meeting shall appoint one or more inspectors to act at the meeting. Unless otherwise required by applicable law, inspectors may be Officers, employees or agents of the Corporation. Each inspector, before entering upon the discharge of the duties of inspector, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of such inspector's ability. The inspector shall have the duties prescribed by law and shall take charge of the polls and, when the vote is completed, shall make a certificate of the result of the vote taken and of such other facts as may be required by applicable law.

                                  ARTICLE III

                                   DIRECTORS
                                   ---------
      Section 1. Number. The business, property and affairs of the Corporation shall be managed by or under the direction of its Board of Directors, consisting of not less than one or more than sixteen (16) members, the exact number of which shall be fixed from time to time by resolution adopted by the affirmative vote of a majority of the Board of Directors then in office; provided, that the Board of Directors may only consist of sixteen (16) members if the Payment Default Right has been exercised and only for such period of time as the Payment Default Right continues. Directors need not be stockholders.

      Section 2. Nomination of Directors. Only persons who are nominated in accordance with the following procedures shall be eligible for election as Directors of the Corporation, except as may be otherwise provided in the Certificate of Incorporation with respect to the right of holders of preferred stock of the Corporation to nominate and elect a specified number of directors in certain circumstances or pursuant to contractual obligations of the Company regarding the nomination of directors by the Board of Directors. Nominations of persons for election to the Board of Directors may be made at any annual meeting of stockholders (a) by or at the direction of the Board of Directors (or any duly authorized committee thereof), or (b) by any stockholder of the Corporation (i) who is a stockholder of record on the date of the giving of the notice provided for in this Section 2 and on the record date for the determination of stockholders entitled to notice of and to vote at such meeting, and (ii) who complies with the notice procedures set forth in this
Section 2.

           In addition to any other applicable requirements, for a nomination to be made by a stockholder, such stockholder must have given timely notice thereof in proper written form to the Secretary of the Corporation.

           To be timely, a stockholder's notice to the Secretary must be delivered to or mailed and received at the principal executive offices of the Corporation not less than ninety (90) days nor more than one hundred twenty
(120) days prior to the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is called for a date that is not within twenty-five (25) days before or after such anniversary date, notice by the stockholder in order to be timely must be so received not later than the close of business on the tenth
(10th) day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure of the date of the annual meeting was made, whichever first occurs.

           To be in proper written form, a stockholder's notice to the Secretary must set forth (a) as to each person whom the stockholder proposes to nominate for election as a Director (i) the name, age, business address and residence address of the person, (ii) the principal occupation or employment of the person, (iii) the class or series and number of shares of capital stock of the Corporation which are owned of record by the person, and (iv) any other information relating to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations promulgated thereunder; and (b) as to the stockholder giving the notice (i) the name and record address of such stockholder, (ii) the class or series and number of shares of capital stock of the Corporation which are owned of record by such stockholder, (iii) a description of all arrangements or understandings between such stockholder and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by such stockholder, (iv) a representation that such stockholder intends to appear in person or by proxy at the meeting to nominate the persons named in its notice, and (v) any other information relating to such stockholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to
Section 14 of the Exchange Act and the rules and regulations promulgated thereunder. Such notice must be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a Director if elected.

      No person shall be eligible for election as a Director of the Corporation unless nominated in accordance with the procedures set forth in this Section 2. If the chairman of the meeting determines that a nomination was not made in accordance with the foregoing procedures, the chairman shall declare to the meeting that the nomination was defective and such defective nomination shall be disregarded.

      Section 3. Election, Term, Vacancies. Each Director shall hold office until the next annual election and until such Director's successor is duly elected and qualified, or until such Director's earlier death, resignation or removal. Except as otherwise provided in the Certificate of Incorporation, Directors shall be elected by a plurality of the votes cast at each annual meeting of the stockholders, except that if there be a vacancy in the Board of Directors by reason of death, resignation, removal or otherwise, such vacancy shall be filled for the unexpired term by a majority of the remaining Directors then in office, though less than a quorum, or a sole remaining Director.

      Section 4. Powers of Directors. The business, property and affairs of the Corporation shall be managed by or under the direction of its Board of Directors, which may exercise all such powers of the Corporation and do all such lawful acts and things as are not by statute or by the Certificate of Incorporation or by these Bylaws directed or required to be exercised or done by the stockholders.

      Section 5. Compensation. Directors and members of Committees shall receive such compensation for their service as Directors, and be paid their expenses, if any, of attendance at each meeting of Directors, as the Board of Directors shall from time to time prescribe. Except as provided by applicable law, no such payment shall preclude any Director from serving the Corporation in any other capacity and receiving compensation therefor.

      Section 6. Resignations and Removals of Directors. Any Director of the Corporation may resign at any time, by giving notice in writing to the Chairman of the Board, the Chief Executive Officer, the President or the Secretary of the Corporation. Such resignation shall take effect at the time therein specified or, if no time is specified, immediately; and, unless otherwise specified in such notice, the acceptance of such resignation shall not be necessary to make it effective. Except as otherwise required by applicable law and subject to the rights, if any, of the holders of shares of preferred stock then outstanding, any Director may be removed from office with or without cause at any time by the affirmative vote of the holders of at least a majority in voting power of the issued and outstanding capital stock of the Corporation entitled to vote in the election of Directors.

                                  ARTICLE IV

                            MEETINGS OF DIRECTORS
                            ---------------------

           Section 1. Annual Meeting. After each annual election of
Directors, the newly elected Board of Directors may meet for the purpose of organization, the election of Officers, and the transaction of other business, at such place and time as shall be fixed by the newly elected Board of Directors at the annual meeting, and, if a majority of the newly elected Board of Directors be present at such place and time, no prior notice of such meeting shall be required to be given to the newly elected Board of Directors. The place and time of such meeting may also be fixed by written consent of the newly elected Board of Directors.

      Section 2. Regular Meetings. Bi-monthly meetings of the Board of Directors shall be held in January, March, May, July, September and November in each year or at such other times as may be determined by the Board of Directors, on the date and at a time and place designated from time to time by the Board of Directors. The Secretary shall forward to each Director notice thereof stating the place, date and hour of the meeting either by mail not less than forty-eight (48) hours before the hour provided for the start of such meeting, by telephone, telegram or electronic means not less than twenty-four (24) hours' before the hour provided for the start of such meeting, or on such shorter notice as the Secretary may deem necessary or appropriate in the circumstances.

      Section 3. Special Meetings. Special meetings of the Directors may be called individually by the Chairman of the Board, the Chief Executive Officer or the President, or by the Chairman upon the written request of two or more Directors. Notice thereof stating the place, date and hour of the special meeting shall be given to each Director either by mail not less than forty-eight (48) hours before the hour provided for the start of such meeting, by telephone, telegram or electronic means not less than twenty-four (24) hours' before the hour provided for the start of such meeting, or on such shorter notice as the person or persons calling such meeting may deem necessary or appropriate in the circumstances.

      Section 4. Location. Meetings of the Directors, both regular and special, may be held within or without the State of Delaware at such place as is indicated in the notice thereof.

      Section 5. Quorum. Except as otherwise required by applicable law or the Certificate of Incorporation, at all meetings of the Board of Directors, a majority of the entire Board of Directors shall constitute a quorum for the transaction of business and the act of a majority of the Directors present at any meeting at which there is a quorum shall be the act of the Board of Directors. If a quorum shall not be present at any meeting of the Board of Directors, the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting of the time and place of the adjourned meeting, until a quorum shall be present.

      Section 6. Organization. At each meeting of the Board of Directors, the Chairman of the Board, or, in his or her absence, a Director chosen by a majority of the Directors present, shall act as chairman. The Secretary of the Corporation shall act as secretary at each meeting of the Board of Directors. In case the Secretary shall be absent from any meeting of the Board of Directors, the chairman of the meeting may appoint any person to act as secretary of the meeting.

      Section 7. Actions of the Board by Written Consent. Unless otherwise provided in the Certificate of Incorporation or these Bylaws, any action required or permitted to be taken at any meeting of the Board of Directors or of any Committee thereof may be taken without a meeting, if all the members of the Board of Directors or Committee, as the case may be, consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the Board of Directors or Committee.

      Section 8. Meetings by Means of Conference Telephone. Unless otherwise provided in the Certificate of Incorporation or these Bylaws, members of the Board of Directors, or any Committee thereof, may participate in a meeting of the Board of Directors or such Committee by means of a conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to this Section 8 shall constitute presence in person at such meeting.

      Section 9. Interested Directors. No contract or transaction between the Corporation and one or more of its Directors or Officers, or between the Corporation and any other corporation, partnership, association or other organization in which one or more of its Directors or Officers are directors or officers or have a financial interest, shall be void or voidable solely for this reason, or solely because the Director or Officer is present at or participates in the meeting of the Board of Directors or Committee thereof which authorizes the contract or transaction, or solely because any such Director's or Officer's vote is counted for such purpose if: (i) the material facts as to the Director's or Officer's relationship or interest and as to the contract or transaction are disclosed or are known to the Board of Directors or the Committee, and the Board of Directors or Committee in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested Directors, even though the disinterested Directors be less than a quorum; or (ii) the material facts as to the Director's or Officer's relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the stockholders; or (iii) the contract or transaction is fair as to the Corporation as of the time it is authorized, approved or ratified by the Board of Directors, a Committee thereof or the stockholders. Common or interested Directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors or of a Committee which authorizes the contract or transaction.

                                   ARTICLE V

                                  COMMITTEES
                                  ----------

      Section 1. Creation. The Board of Directors may, by resolution or resolutions passed by a majority of the Board of Directors, designate one or more committees each to consist of three or more Directors of the Corporation. The Board of Directors may designate one or more Directors as alternate members of any Committee, who may replace any absent or disqualified member at any meeting of any such Committee. In the absence or disqualification of a member of a Committee, and in the absence of a designation by the Board of Directors of an alternate member to replace the absent or disqualified member, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any absent or disqualified member. Each Committee shall have and may exercise such powers, duties and authority in the management of the business and affairs of the Corporation as shall be delegated to it by the Board of Directors except that no such Committee shall have power to (a) approve or adopt, or recommend to the stockholders, any action or matter expressly required by law to be submitted to stockholders for approval, or (b) adopt, amend or repeal any Bylaw of the Corporation.

      Section 2. Committee Procedure. Each such Committee established by the Board of Directors shall meet at stated times or on notice to all members by any member of such Committee. Each such Committee shall establish its own rules of procedure. Each such Committee shall keep regular minutes of its proceedings and report the same to the Board of Directors.

                                  ARTICLE VI

                                INDEMNIFICATION
                                ---------------

      Section 1. Power to Indemnify in Actions, Suits or Proceedings other than Those by or in the Right of the Corporation. Subject to Section 3 of this
Article VI, the Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation), by reason of the fact that such person is or was a Director or Officer of the Corporation, or is or was a Director or Officer of the Corporation serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that such person's conduct was unlawful.

      Section 2. Power to Indemnify in Actions, Suits or Proceedings by or in the Right of the Corporation. Subject to Section 3 of this Article VI, the Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that such person is or was a Director or Officer of the Corporation, or is or was a Director or Officer of the Corporation serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation; except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

      Section 3. Authorization of Indemnification. Any indemnification under this Article VI (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the present or former Director or Officer is proper in the circumstances because such person has met the applicable standard of conduct set forth in Section 1 or Section 2 of this Article VI, as the case may be. Such determination shall be made, with respect to a person who is a Director or Officer at the time of such determination, (i) by a majority vote of the Directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (ii) by a Committee of such Directors designated by a majority vote of such Directors, even though less than a quorum, or (iii) if there are no such Directors, or if such Directors so direct, by independent legal counsel in a written opinion, or (iv) by the stockholders. Such determination shall be made, with respect to former Directors and Officers, by any person or persons having the authority to act on the matter on behalf of the Corporation. To the extent, however, that a present or former Director or Officer of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding described above, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith, without the necessity of authorization in the specific case.

      Section 4. Good Faith Defined. For purposes of any determination under
Section 3 of this Article VI, a person shall be deemed to have acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation, or, with respect to any criminal action or proceeding, to have had no reasonable cause to believe such person's conduct was unlawful, if such person's action is based on the records or books of account of the Corporation or another enterprise, or on information supplied to such person by the Officers of the Corporation or officers of another enterprise in the course of their duties, or on the advice of legal counsel for the Corporation or another enterprise or on information or records given or reports made to the Corporation or another enterprise by an independent certified public accountant or by an appraiser or other expert selected with reasonable care by the Corporation or another enterprise. The provisions of this Section 4 shall not be deemed to be exclusive or to limit in any way the circumstances in which a person may be deemed to have met the applicable standard of conduct set forth in Section 1 or Section 2 of this
Article VI, as the case may be.

      Section 5. Indemnification by a Court. Notwithstanding any contrary determination in the specific case under Section 3 of this Article VI, and notwithstanding the absence of any determination thereunder, any Director or Officer may apply to the Court of Chancery of the State of Delaware or any other court of competent jurisdiction in the State of Delaware for indemnification to the extent otherwise permissible under Section 1 or Section 2 of this Article VI. The basis of such indemnification by a court shall be a determination by such court that indemnification of the Director or Officer is proper in the circumstances because such person has met the applicable standard of conduct set forth in Section 1 or Section 2 of this Article VI, as the case may be. Neither a contrary determination in the specific case under
Section 3 of this Article VI nor the absence of any determination thereunder shall be a defense to such application or create a presumption that the Director or Officer seeking indemnification has not met any applicable standard of conduct. Notice of any application for indemnification pursuant to this Section 5 shall be given to the Corporation promptly upon the filing of such application. If successful, in whole or in part, the Director or Officer seeking indemnification shall also be entitled to be paid the expense of prosecuting such application.

      Section 6. Expenses Payable in Advance. Subject to applicable law, expenses (including attorneys' fees) incurred by a Director or Officer in defending any civil, criminal, administrative or investigative action, suit or proceeding shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such Director or Officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation as authorized in this Article VI. Subject to applicable law, such expenses (including attorneys' fees) incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the Corporation deems appropriate.

      Section 7. Nonexclusivity of Indemnification and Advancement of Expenses. The indemnification and advancement of expenses provided by, or granted pursuant to, this Article VI shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under the Certificate of Incorporation, these Bylaws, agreement, vote of stockholders or disinterested Directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office, it being the policy of the Corporation that indemnification of the persons specified in Section 1 and Section 2 of this Article VI shall be made to the fullest extent permitted by law. The provisions of this Article VI shall not be deemed to preclude the indemnification of any person who is not specified in Section 1 or Section 2 of this Article VI but whom the Corporation has the power or obligation to indemnify under the provisions of the General Corporation Law of the State of Delaware (the "DGCL"), or otherwise.

      Section 8. Insurance. The Corporation shall purchase and maintain insurance on behalf of any person who is or was a Director or Officer of the Corporation, or is or was a Director or Officer of the Corporation serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the Corporation would have the power or the obligation to indemnify such person against such liability under the provisions of this Article VI.

      Section 9. Certain Definitions. For purposes of this Article VI, references to "the Corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors or officers, so that any person who is or was a director or officer of such constituent corporation, or is or was a director or officer of such constituent corporation serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Article VI with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued. The term "another enterprise" as used in this Article VI shall mean any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise of which such person is or was serving at the request of the Corporation as a director, officer, employee or agent. For purposes of this
Article VI, references to "fines" shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to "serving at the request of the Corporation" shall include any service as a Director, Officer, employee or agent of the Corporation which imposes duties on, or involves services by, such Director or Officer with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the Corporation" as referred to in this Article VI.

      Section 10. Survival of Indemnification and Advancement of Expenses. The indemnification and advancement of expenses provided by, or granted pursuant to, this Article VI shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a Director or Officer and shall inure to the benefit of the heirs, executors and administrators of such a person.

      Section 11. Limitation on Indemnification. Notwithstanding anything contained in this Article VI to the contrary, except for proceedings to enforce rights to indemnification (which shall be governed by Section 5 of this Article VI), the Corporation shall not be obligated to indemnify any Director or Officer (or his or her heirs, executors or personal or legal representatives) or advance expenses in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the Board of Directors of the Corporation.

      Section 12. Indemnification of Employees and Agents. The Corporation may, to the extent authorized from time to time by the Board of Directors, provide rights to indemnification and to the advancement of expenses to employees and agents of the Corporation similar to those conferred in this
Article VI to Directors and Officers of the Corporation.

                                  ARTICLE VII

                                   OFFICERS
                                   --------

      Section 1. General. The Officers of the Corporation shall be chosen by the Board of Directors and shall be a Chairman of the Board, a Chief Executive Officer, a President, one or more Vice Presidents, a Secretary, a Treasurer and such other officers as may from time to time be chosen by the Board of Directors. The Chief Executive Officer shall be empowered to appoint and remove from office, at his or her discretion, Assistant Vice Presidents and Assistant Secretaries. Except for the offices of Chairman of the Board and Chief Executive Officer, any number of offices may be held by the same person, unless the Certificate of Incorporation or these Bylaws otherwise provide. The Officers of the Corporation need not be stockholders of the Corporation nor, except in the case of the Chairman of the Board, need such Officers be Directors of the Corporation.

      Section 2. Election, Term, Vacancies. The Board of Directors, at its first meeting held after each annual meeting of stockholders, shall elect the Officers of the Corporation who shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the Board of Directors; and each Officer of the Corporation shall hold office until such Officer's successor is elected and qualified, or until such Officer's earlier death, resignation or removal. Any Officer chosen or appointed by the Board of Directors may be removed either with or without cause at any time by the affirmative vote of a majority of the entire Board of Directors. If the office of any Officer other than an assistant officer becomes vacant for any reason, the vacancy shall be filled by the affirmative vote of a majority of the entire Board of Directors.

      Section 3. Chairman of the Board. A Chairman of the Board shall be chosen from among the Directors. The Chairman of the Board shall preside at all meetings of the stockholders and the Board of Directors. Except where by law the signature of the Chief Executive Officer or President is required, the Chairman of the Board shall possess the same power as the Chief Executive Officer and President to sign all contracts, certificates and other instruments of the Corporation which may be authorized by the Board of Directors. During the absence or disability of the Chief Executive Officer, the Chairman of the Board shall exercise all the powers and discharge all the duties of the Chief Executive Officer. The Chairman of the Board shall also perform such other duties and may exercise such other powers as may from time to time be assigned to such Officer by these Bylaws or by the Board of Directors.

      Section 4. Chief Executive Officer. The Chief Executive Officer shall have responsibility for the general and active management of the business of the Corporation and shall have the general powers and duties of management usually vested in the chief executive officer of a corporation. The Chief Executive Officer shall see that all orders and resolutions of the Board of Directors are carried into effect and shall implement the general directives, plans and policies formulated by the Board of Directors. The Chief Executive Officer may employ and discharge employees and agents of the Corporation, except such as shall be appointed by the Board of Directors, and he or she may delegate these powers. In the absence or disability of the Chairman of the Board, the Chief Executive Officer shall preside at all meetings of the stockholders. Except where by law the signature of the President is required, the Chief Executive Officer shall possess the same power as the President to sign all contracts, certificates and other instruments of the Corporation which may be authorized by the Board of Directors. During the absence or disability of the President, the Chief Executive Officer shall exercise all the powers and discharge all the duties of the President. The Chief Executive Officer shall also perform such other duties and may exercise such other powers as may from time to time be assigned to such Officer by these Bylaws or by the Board of Directors.

      Section 5. President. The President shall be the Chief Operating Officer of the Corporation. The President shall have such responsibilities and authority as determined by the Chief Executive Officer of the Corporation.

      Section 6. Vice President. The Vice President or Vice Presidents, in the order designated by the Board of Directors, shall be vested with all the powers and required to perform all the duties of the President in his or her absence or disability and shall perform such other duties as may be prescribed by the Board of Directors.

      Section 7. Secretary. The Secretary shall perform all the duties commonly incident to his or her office, and keep accurate minutes of all meetings of the stockholders, the Board of Directors and the Committees of the Board of Directors, recording all the proceedings of such meetings in a book or books to be kept for that purpose. He or she shall give, or cause to be given, proper notice of meetings of stockholders and the Board of Directors. If the Secretary shall be unable or shall refuse to cause to be given notice of all meetings of the stockholders and meetings of the Board of Directors, and if there be no Assistant Secretary, then either the Board of Directors, the Chief Executive Officer or the President may choose another Officer to cause such notice to be given. The Secretary shall have custody of the seal of the Corporation and the Secretary or any Assistant Secretary, if there be one, shall have authority to affix the same to any instrument requiring it and when so affixed, it may be attested by the signature of the Secretary or by the signature of any such Assistant Secretary. The Board of Directors may give general authority to any other Officer to affix the seal of the Corporation and to attest to the affixing by such Officer's signature. The Secretary shall see that all books, reports, statements, certificates and other documents and records required by law to be kept or filed are properly kept or filed, as the case may be, and shall perform such other duties as the Board of Directors shall designate.

      Section 8. Treasurer. The Treasurer shall have custody of the funds and securities of the Corporation and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Corporation and shall deposit all monies and other valuable effects in the name and to the credit of the Corporation in such depositories as may be designated by the Board of Directors. He or she shall disburse the funds of the Corporation as may be ordered by the Board of Directors, Chief Executive Officer or President, taking proper vouchers for such disbursements, and shall render to the Chief Executive Officer, President and the Board of Directors, at its regular meetings, or whenever the Board of Directors may require it, an account of all his or her transactions as Treasurer and of the financial condition of the Corporation. Until such time as a controller may be elected by the Board of Directors, the Treasurer shall also maintain adequate records of all assets, liabilities and transactions of the Corporation and shall see that adequate audits thereof are currently and regularly made. The Treasurer shall cause to be prepared, compiled and filed such reports, statements, statistics and other data as may be required by law or prescribed by the President. If required by the Board of Directors, the Treasurer shall give the Corporation a bond in such sum and with such surety or sureties as shall be satisfactory to the Board of Directors for the faithful performance of the duties of the office of the Treasurer and for the restoration to the Corporation, in case of the Treasurer's death, resignation, retirement or removal from office, of all books, papers, vouchers, money and other property of whatever kind in the Treasurer's possession or under the Treasurer's control belonging to the Corporation. The Treasurer shall also perform such other duties and may exercise such other powers as may from time to time be assigned to such Officer by these Bylaws or by the Board of Directors.

      Section 9. Other Officers. Such other officers as the Board of Directors may choose shall perform such duties and have such powers as from time to time may be assigned to them by the Board of Directors. The Board of Directors may delegate to any other Officer of the Corporation the power to choose such other officers and to prescribe their respective duties and powers.

      Section 10. Voting Securities Owned by the Corporation. Powers of attorney, proxies, waivers of notice of meeting, consents and other instruments relating to securities owned by the Corporation may be executed in the name of and on behalf of the Corporation by the Chairman of the Board, Chief Executive Officer, President, any Vice President or any other officer authorized to do so by the Board of Directors and any such Officer may, in the name of and on behalf of the Corporation, take all such action as any such Officer may deem advisable to vote in person or by proxy at any meeting of security holders of any corporation in which the Corporation may own securities and at any such meeting shall possess and may exercise any and all rights and power incident to the ownership of such securities and which, as the owner thereof, the Corporation might have exercised and possessed if present. The Board of Directors may, by resolution, from time to time confer like powers upon any other person or persons.

                                 ARTICLE VIII

                                    STOCK
                                    -----

      Section 1. Certificates. Every holder of stock in the Corporation shall be entitled to have a stock certificate signed by, or in the name of, the Corporation (i) by the Chairman of the Board, the Chief Executive Officer, the President or a Vice President and (ii) by the Treasurer or an Assistant Treasurer, or the Secretary or an Assistant Secretary of the Corporation, certifying the number of shares owned by such stockholder in the Corporation. Any or all of the signatures on a stock certificate may be a facsimile, either engraved or printed. The Board of Directors may from time to time appoint and maintain one or more transfer agents and registrars of transfers, which may be the same agency or agencies, and may require all certificates to bear the signatures of one (1) of such transfer agents and one (1) of such registrars of transfers, or as the Board of Directors may otherwise direct. The stock certificates of the Corporation shall bear the seal of the Corporation or shall bear a facsimile of such seal engraved or printed.

      In case any Officer, transfer agent or registrar who has signed, or whose facsimile signature or signatures have been used on, any certificate or certificates of stock, shall have ceased to be an Officer, transfer agent or registrar, whether because of death, resignation or otherwise, before such certificate or certificates is issued and delivered by the Corporation, such certificate or certificates may nevertheless be issued and delivered by the Corporation with the same effect as if such person were such Officer, transfer agent or registrar at the date of issue.

      Section 2. Lost Certificates. If a certificate of stock is lost, stolen or destroyed, the Board of Directors may direct a new certificate to be issued by the Corporation in its stead upon affidavit of that fact by the person claiming the certificate of stock to be lost, stolen or destroyed and the giving of a satisfactory bond of indemnity, in an amount sufficient to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate or the issuance of such new certificate. A certificate may be issued without requiring bond when, in the judgment of the Board of Directors, it is proper to do so.

      Section 3. Transfers. Stock of the Corporation shall be transferable in the manner prescribed by applicable law and in these Bylaws. Transfers of stock shall be made on the books of the Corporation only by the person named in the certificate or by such person's attorney lawfully constituted in writing and upon the surrender of the certificate therefor, properly endorsed for transfer and payment of all necessary transfer taxes; provided, however, that such surrender and endorsement or payment of taxes shall not be required in any case in which the Officers of the Corporation shall determine to waive such requirement. Every certificate exchanged, returned or surrendered to the Corporation shall be marked "Cancelled," with the date of cancellation, by the Secretary or Assistant Secretary of the Corporation or the transfer agent thereof. No transfer of stock shall be valid as against the Corporation for any purpose until it shall have been entered in the stock records of the Corporation by an entry showing from and to whom transferred.

      Section 4. Dividend Record Date. In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than sixty (60) days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

      Section 5. Stockholders of Record. The Corporation shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends, and to vote as such owner, and to hold liable for calls and assessments a person registered on its books as the owner of shares, and shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise required by law.

                                  ARTICLE IX

                                    NOTICES
                                    -------

      Section 1. Notices. Whenever written notice is required by law, the Certificate of Incorporation or these Bylaws, to be given to any stockholder, such notice may be given by mail, addressed to such stockholder, at such person's address as it appears on the records of the Corporation, with postage thereon prepaid, and such notice shall be deemed to be given at the time when the same shall be deposited in the United States mail. Without limiting the manner by which notice otherwise may be given effectively to stockholders, any notice to stockholders given by the Corporation under applicable law, the Certificate of Incorporation or these Bylaws shall be effective if given by a form of electronic transmission if consented to by the stockholder to whom the notice is given. Any such consent shall be revocable by the stockholder by written notice to the Corporation. Any such consent shall be deemed to be revoked if (i) the Corporation is unable to deliver by electronic transmission two (2) consecutive notices by the Corporation in accordance with such consent, and (ii) such inability becomes known to the Secretary or Assistant Secretary of the Corporation or to the transfer agent, or other person responsible for the giving of notice; provided, however, that the inadvertent failure to treat such inability as a revocation shall not invalidate any meeting or other action. Notice given by electronic transmission, as described above, shall be deemed given: (i) if by facsimile telecommunication, when directed to a number at which the stockholder has consented to receive notice;
(ii) if by electronic mail, when directed to an electronic mail address at which the stockholder has consented to receive notice; (iii) if by a posting on an electronic network, together with separate notice to the stockholder of such specific posting, upon the later of (A) such posting and (B) the giving of such separate notice; and (iv) if by any other form of electronic transmission, when directed to the stockholder. Notice to Directors or Committee members may be given personally, by mail as described above, or by telegram, telex, cable or by means of electronic transmission.

      Section 2. Waivers of Notice. Whenever any notice is required by applicable law, the Certificate of Incorporation or these Bylaws, to be given to any Director, member of a Committee or stockholder, a waiver thereof in writing, signed by the person or persons entitled to notice, or a waiver by electronic transmission by the person or persons entitled to notice, whether before or after the time stated therein, shall be deemed equivalent thereto. Attendance of a person at a meeting, present in person or represented by proxy, shall constitute a waiver of notice of such meeting, except where the person attends the meeting for the express purpose of objecting at the beginning of the meeting to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any annual or special meeting of stockholders or any regular or special meeting of the Directors or members of a Committee of Directors need be specified in any written waiver of notice unless so required by law, the Certificate of Incorporation or these Bylaws.

                                   ARTICLE X

                              GENERAL PROVISIONS
                              ------------------

      Section 1. Fiscal Year. The fiscal year of the Corporation shall begin the first day of January and end on the 31st day of December of each year.

      Section 2. Dividends. Dividends upon the capital stock of the Corporation, subject to the requirements of the DGCL and the provisions of the Certificate of Incorporation, if any, may be declared by the Board of Directors at any regular or special meeting of the Board of Directors (or any action by written consent in lieu thereof in accordance with Section 7 of
Article IV hereof) and may be paid in cash, in property or in shares of the Corporation's capital stock. Before payment of any dividend, the Directors may set apart out of any of the funds of the Corporation available for dividends such sum or sums as the Board of Directors from time to time, in its absolute discretion, deems proper as a reserve or reserves to meet contingencies, or for purchasing any of the shares of capital stock, warrants, rights, options, bonds, debentures, notes, scrip or other securities or evidences of indebtedness of the Corporation, or for equalizing dividends, or for repairing or maintaining any property of the Corporation, or for any proper purpose, and the Board of Directors may modify or abolish any such reserve or reserves.

      Section 3. Disbursements. All checks, drafts, demands or orders for the payment of money and notes of the Corporation shall be signed by the Treasurer or by such other Officer, Officers, person or persons as the Board of Directors may from time to time designate.

      Section 4. Corporate Seal. The corporate seal shall have inscribed thereon the name of the Corporation, the year of its incorporation, and the words "Corporate Seal, Delaware." The seal may be used by causing it or a facsimile thereof to be impressed or affixed or reproduced or otherwise.


                                  ARTICLE XI

                             AMENDMENT TO BYLAWS
                             -------------------

                Subject to the provisions of the Certificate of Incorporation or of any resolution of Directors creating any series of preferred stock, these Bylaws may be altered, amended or repealed, in whole or in part, or new Bylaws may be adopted by the stockholders or by the Board of Directors; provided, however, that notice of such alteration, amendment, repeal or adoption of new Bylaws be contained in the notice of such meeting of the stockholders or the Board of Directors, as the case may be. All such amendments must be approved by a majority of the entire Board of Directors then in office or by the holders of at least eighty percent (80%) of the voting power of the outstanding shares of capital stock entitled to vote for the election of directors (other than the Class C preferred stock of the Corporation). Notice of all such amendments shall be provided to the stockholders in accordance with the provisions of Article II hereof.

                                  ARTICLE XII

                    CERTIFICATE OF INCORPORATION TO GOVERN
                    --------------------------------------

            Notwithstanding anything to the contrary herein, in the event any provision contained herein is inconsistent with or conflicts with a provision of the Certificate of Incorporation, such provision herein shall be superseded by the inconsistent provision in the Certificate of Incorporation, to the extent necessary to give effect to such provision in the Certificate of Incorporation.

                             * * * * * * * * * * *

Adopted as of: _____________________
Last Amended as of: ________________

US Airways, Inc.
Plan Exhibit E-1 - Rejected Interline Agreements


General Note to Plan Exhibit E-1

1. Neither the exclusion nor inclusion of a contract or lease by the Debtors on this Plan Exhibit, nor anything contained herein, shall constitute an admission by the Debtors that any such lease or contract is an unexpired lease or executory contract or that any Debtor, or its respective Affiliates, has any liability thereunder. In addition, out of an abundance of caution, the Debtors have listed certain leases or contracts on this Plan Exhibit that have or may have either terminated or expired (or will terminate or expire) prior to the Confirmation Hearing pursuant to the terms of such leases or contracts. Finally, all contract assumptions that are subject to modifications are contingent upon receipt of the signed letter of agreement including the agreed upon modified terms.

----------------------------------------------------------------------------------------------------------------------------
Airline  Airline Acctg.       Airline Name                          Address                       Agreement Type
 Desg.        Code
----------------------------------------------------------------------------------------------------------------------------
  AF           057             Air France      Air France                                Cargo Special Prorate Agreements
                                               45 rue de Paris
                                               Roissy CDG Cedex, France 95747
                                               Tel: 1.41.56.78.00                                      (SPA)
----------------------------------------------------------------------------------------------------------------------------
  AI           098             Air India       Air India                                 Cargo Special Prorate Agreements
                                               Air-India Building
                                               218 Backbay Reclamation
                                               Narlman Point
                                               Mumbai, India 400 021
                                               Tel: (22) 202 4142                                      (SPA)
                                               Fax: (22) 202 4897
----------------------------------------------------------------------------------------------------------------------------
  HM           061           Air Seychelles    Air Seychelles                            Cargo Special Prorate Agreements
                                               P.O. Box 386
                                               Victoria, Mahe, Seychelles
                                               Tel: 248 381000
                                               Fax: 248 225993                                         (SPA)
----------------------------------------------------------------------------------------------------------------------------
                                               All Nippon Airways
                                               3-5-10 Haneda Airport, Ota-Ku
  NH           205         All Nippon Airways  Toyko, Japan 144-0041                     Cargo Special Prorate Agreements
                                               Tel: (03) 580 4711                                      (SPA)
                                               Fax: (03) 592 3039
----------------------------------------------------------------------------------------------------------------------------
  TZ           366         American Trans Air  American Trans Air                        Cargo Special Prorate Agreements
                                               7337 West Washington Street
                                               P.O. Box 51609
                                               Indianapolis,
                                               Indiana 48251
                                               Tel: (317) 247 4000                                     (SPA)
                                               Fax: (317) 240 7091
----------------------------------------------------------------------------------------------------------------------------
  JW           404             Arrow Air       Arrow Air                                 Cargo Special Prorate Agreements
                                               PO Box 026062                                           (SPA)
                                               Miami, FL 33102
----------------------------------------------------------------------------------------------------------------------------
  GU           240              AVIATECA       AVIATECA                                  Cargo Special Prorate Agreements
                                               Avenida Hincaple 12-22 Zona 13
                                               Guatemala City, guatemal 01013
                                               Tel: (2) 31 82 61
                                               Fax: (2) 31 74 12                                       (SPA)
----------------------------------------------------------------------------------------------------------------------------
  CI           297           China Airlines    China Airlines                            Cargo Special Prorate Agreements
                                               131 Sec 3 Nanking East Road
                                               Taipei, Taiwan, R.O.C. 10410
                                               Tel: (2) 2514 5664
                                               Fax: (2) 2717 4647                                      (SPA)
----------------------------------------------------------------------------------------------------------------------------
                                               China Eastern
                                               MU2550 Hongqiao Road
  MU           781           China Eastern     Shanghai, China P.R. 200335               Cargo Special Prorate Agreements
                                               Tel: (21) 62686268                                      (SPA)
                                               Fax: (21) 62688668
----------------------------------------------------------------------------------------------------------------------------
  CM           230        Compania Panamena D  Compania Panamena De Aviacion, SA         Cargo Special Prorate Agreements
                                               Justo Arosemena y Calle 39
                                               Aptdo 1572 Panama 1
                                               Panama
                              Aviacion, SA     Tel :27-0631                                            (SPA)
                                               Fax 27-1952
----------------------------------------------------------------------------------------------------------------------------
  7H           808            Era Aviation     Era Aviation                              Cargo Special Prorate Agreements
                                               6160 Carl Brady Drive
                                               Anchorage, Alaska  99502
                                               Tel: (907) 248-4422
                                               Fax: (907) 266-8383                                     (SPA)
----------------------------------------------------------------------------------------------------------------------------
  UD           726              Fast Air       Fast Air Carrier                          Cargo Special Prorate Agreements
                                               Apoguinso
                                               4944 Las Condes
                                               Santiago, Chile                                         (SPA)
----------------------------------------------------------------------------------------------------------------------------
  AY           105              FINNAIR        FINNAIR                                   Cargo Special Prorate Agreements
                                               P.O. Box 15
                                               Tietobe 11
                                               Finnair, Finland, 01053
                                               Tel: (9)81881                                           (SPA)
                                               Fax: (9) 8184979
----------------------------------------------------------------------------------------------------------------------------
  HK           861         Four Star Aviation  Four Star Aviation                        Cargo Special Prorate Agreements
                                               One Air Cargo Center, C.E.
                                               King Airport
                                               St. Thomas, US Virgin Islands 00802                     (SPA)
----------------------------------------------------------------------------------------------------------------------------
  GA           126          Garuda Indonesia   Garuda Indonesia                          Cargo Special Prorate Agreements
                                               Jalan Medan Merdeka Selatan 13
                                               Jakarta Pusat
                                               Indonesia                                               (SPA)
----------------------------------------------------------------------------------------------------------------------------
  8G           958      GP Express Airlines,   GP Express Airlines, Inc                  Cargo Special Prorate Agreements
                                               Box 218                                                 (SPA)
                                               Grand Island, NE 68802
----------------------------------------------------------------------------------------------------------------------------
  FI           108             ICELANDAIR      ICELANDAIR                                Cargo Special Prorate Agreements
                                               Reykjavik Airport
                                               15-101 Reykjavik, Iceland
                                               Tel: 50 50 300
                                               Fax 505 50 350                                          (SPA)
----------------------------------------------------------------------------------------------------------------------------
  V5          None           JD Valenciana     JD Valenciana                             Cargo Special Prorate Agreements
                                               330 SW 27th Avenue
                                               Suite 607
                                               Miamia, FL 33102                                        (SPA)
----------------------------------------------------------------------------------------------------------------------------
  KE           180             Korean Air      Korean Air                                Cargo Special Prorate Agreements
                                               Kang Seo-Gu
                                               Korea, Republic
                                               Tel: (2) 656 7114
                                               Fax: (2) 656 3812                                       (SPA)
----------------------------------------------------------------------------------------------------------------------------
  MH           232         Malaysian Airlines  Malaysian Airlines                        Cargo Special Prorate Agreements
                                               33rd Floor
                                               Bangunan MAS
                                               Jalan Sultan Ismail
                                               Kuala Lumpur, Malaysia, 50150
                                               Tel: 60 (3) 21610555                                    (SPA)
                                               Fax: 60 (3) 21613472
----------------------------------------------------------------------------------------------------------------------------
  MX           132        Mexicana de Aviacio  Mexicana de Aviacion                      Cargo Special Prorate Agreements
                                               Col Del Valle
                                               P.O. Box 12-813
                                               Xola 535 Piso
                                               30, Mexico
                                               D.F., C.P.
                                               03100
                                               Tel: (52) 5448 0990                                     (SPA)
                                               Fax: (52) 5443 4587
----------------------------------------------------------------------------------------------------------------------------
  KZ           993       Nippon Cargo Airline  Nippon Cargo Airlines                     Cargo Special Prorate Agreements
                                               Kasumigaseki Building
                                               2-5 Kasumigaseki, 3 Chrome
                                               Chiyoda-ku
                                               Tokyo, 100, Japan                                       (SPA)
----------------------------------------------------------------------------------------------------------------------------
  PR           079        Philippine Air Line  Philippine Air Lines                      Cargo Special Prorate Agreements
                                               10th Floor
                                               Allied Bank Centre
                                               6754 Ayala Avenue
                                               Makati City, Philippines 0750
                                               Tel: 818 0111                                           (SPA)
                                               Fax (818 3298
----------------------------------------------------------------------------------------------------------------------------
  RJ           512      Royal Jordanian Airli  Royal Jordanian Airlines                  Cargo Special Prorate Agreements
                                               P.O. Box 302
                                               Housing Bank Commercial Center
                                               Amman, Jordan  11118
                                               Tel: (6) 5607300                                        (SPA)
                                               Fax: (6) 5672527
----------------------------------------------------------------------------------------------------------------------------
  SN           082            Sabena S.A.      Sabena S.A.                               Cargo Special Prorate Agreements
                                               Rue Cardinal Mercier 35
                                               B-1000
                                               Brussels                                                (SPA)
----------------------------------------------------------------------------------------------------------------------------
  TP           047          TAP-Air Portugal   TAP-Air Portugal                          Cargo Special Prorate Agreements
                                               Apartado 50194
                                               1704-801
                                               Lisbon Codex, Portugal
                                               Tel:  (21) 841 5000                                     (SPA)
----------------------------------------------------------------------------------------------------------------------------
  HV           979         Transavia Holland   Transavia Holland                         Cargo Special Prorate Agreements
                                               P.O. Box 7777
                                               Schipol
                                               Amsterdam
                                               Netherlands 1118 2M
                                               Tel:  (20) 604 6163                                     (SPA)
                                               Fax:  (20) 604 6566
----------------------------------------------------------------------------------------------------------------------------
  TK           235          Turkish Airlines   Turkish Airlines                          Cargo Special Prorate Agreements
                                               Turk Hava Yoll Genel Yonetim Binasi
                                               Ataturk Havaliamani
                                               Yesilkoy, Istanbul
                                               Turkey 34830                                            (SPA)
----------------------------------------------------------------------------------------------------------------------------
  VP           343                VASP         VASP                                      Cargo Special Prorate Agreements
                                               190 S. Biscayne Boulevard                               (SPA)
                                               Miamia, FL 33131
----------------------------------------------------------------------------------------------------------------------------
  NN          None           Air Italy SPA     Air Italy SPA                                Passenger Interline Traffic
                                               (unknown)
                                               Tel:
                                               Fax:                                                 Agreements
----------------------------------------------------------------------------------------------------------------------------
  8K           650           Angle Airlines    Angle Airlines                               Passenger Interline Traffic
                                               499/7 M003, Vibhavadi-Rangsit Road
                                               6th Floor Ladyao, Chatuchak
                                               Bangkok, Thailand 10900
                                               Tel:                                                 Agreements
                                               Fax:
----------------------------------------------------------------------------------------------------------------------------
  IJ          None            AOM-Minerve      AOM-Minerve                                  Passenger Interline Traffic
                                               Immeuble le Delta
                                               3 rue du Pont des Halles
                                               Rungis  France  94656
                                               Tel: 33 1 49791774                                   Agreements
                                               Fax: 33 1 49791019
----------------------------------------------------------------------------------------------------------------------------
  7W          None        Aviation Assistance  Aviation Assistance A/S                      Passenger Interline Traffic
                                               Copenhagen Airport Roskilde
                                               Roskilde
                                               Denmark  DK-4000
                                               Tel:                                                 Agreements
                                               Fax:
----------------------------------------------------------------------------------------------------------------------------
  QU           581       East African Airline  East African Airlines Limited                Passenger Interline Traffic
                                               Airways House, P.O. Box 2389
                                               Plot 6, Cotve Street Suite No. 7
                                               Kampala, Uganda
                                               Tel:                                                 Agreements
                                               Fax:
----------------------------------------------------------------------------------------------------------------------------
  HD          None           Hokkaido Intl.    Hokkaido Int'l Airlines Co., Ltd.            Passenger Interline Traffic
                                               7th Floor, Oak Sapporo Building
                                               Nishi-2, Kita-1, Chuo-ku, Sapporo
                                               Hokkaido Japan 060 0001
                                               Tel: (11) 252-5533                                   Agreements
                                               Fax:  (11) 252-5580
----------------------------------------------------------------------------------------------------------------------------
  RN          None        Paradise Air/Sum Ai  Sum Air Services, Inc./Paradise Air          Passenger Interline Traffic
                                               9850 Overseas Highway
                                               Marathon, Florida
                                               33050
                                               Tel: 305 743-4222                                    Agreements
                                               Fax:  305 289-1554
----------------------------------------------------------------------------------------------------------------------------
  PW           031           Precision Air     Precision Air Services Ltd.                  Passenger Interline Traffic
                                               P.O. Box 1636
                                               Arusha
                                               Tanzania, United Republic of
                                               Tel: 255 27 2506903                                  Agreements
                                               Fax:  255 27 2508204
----------------------------------------------------------------------------------------------------------------------------
  FE           833        Royal Khmer Airline  Royal Khmer Airlines                         Passenger Interline Traffic
                                               (Unknown)


                                               Tel:                                                 Agreements
                                               Fax:
----------------------------------------------------------------------------------------------------------------------------
  NR           437              Russ Air       Russ JSC Air Transport Co.                   Passenger Interline Traffic
                                               88/8 Volokolamskoye Chausse
                                               Moscow 123362
                                               Russia
                                               Tel:( 7) 095 491 1540                                Agreements
                                               Fax:  (7) 095-491 8638
----------------------------------------------------------------------------------------------------------------------------
  9N          None               Satena        Servicio Aero A Territorios Nacionales       Passenger Interline Traffic
                                               Avenida Eldorado
                                               Entrada 1, Interior 11, P.O. Box 11163
                                               Bogota, Columbia
                                               Tel:                                                 Agreements
                                               Fax:
----------------------------------------------------------------------------------------------------------------------------
  QS          None      Travel Service Airlin  Travel Service, A.S.                         Passenger Interline Traffic
                                               Hornatecka 5
                                               Prague 8
                                               Czech Republic 182 00
                                               Tel:  00420 2  6883606                               Agreements
                                               Fax:  00420 2 6884309
----------------------------------------------------------------------------------------------------------------------------
  OE           460          Westair Commuter   Westair Commuter Airlines Inc.               Passenger Interline Traffic
                                               Corporate Jet Centre
                                               Shannon Airport
                                               County Clare
                                               Ireland
                                               Tel: 353-61-475-166                                  Agreements
                                               Fax: 353-61-474-544
----------------------------------------------------------------------------------------------------------------------------
  DI           944              Deut. BA       Deut. BA Luftfahrtgesellschaft               Passenger Interline Traffic
                                               Wartungsalee 13
                                               P.O. Box 231624
                                               Munich, Germany
                                               85356
                         Luftfahrtgesellschaf  Tel: (89) 97 591500                                  Agreements
                                               Fax: (89) 975 91503
----------------------------------------------------------------------------------------------------------------------------
  DI           944              Deut. BA       Deut. BA Luftfahrtgesellschaft            Special Prorate Agreements (SPA)
                                               Wartungsalee 13
                                               P.O. Box 231624
                                               Munich, Germany
                                               85356
                         Luftfahrtgesellschaf  Tel: (89) 97 591500
                                               Fax: (89) 975 91503
----------------------------------------------------------------------------------------------------------------------------
  KD           678          Kendell Airlines   Kendell Airlines                             Passenger Interline Traffic
                                               86 Baylis Street
                                               P.O. Box 78
                                               Wagga Wagga
                                               New South Wales, Australia 2650                      Agreements
                                               Tel: 61 (69) 220116
----------------------------------------------------------------------------------------------------------------------------
  LN           148        Libyan Arab Airline  Libyan Arab Airlines                         Passenger Interline Traffic
                                               P.O. Box 2555
                                               Umer Mukhftar St.
                                               Tripoli, Libya
                                               Tel: (21) 602 083/5                                  Agreements
                                               Fax: (21) 30970
----------------------------------------------------------------------------------------------------------------------------
  N7           007         National Airlines   National Airlines                            Passenger Interline Traffic
                                               6020 Spencer Street
                                               Las Vegas, Nevada  89119
                                               Tel: (702) 944-2881
                                               Fax: (702) 944-2888                                  Agreements
----------------------------------------------------------------------------------------------------------------------------
                                               National Airlines
                                               6020 Spencer Street
  N7           007         National Airlines   Las Vegas, Nevada  89119                  Cargo Mita (Interline Agreements)
                                               Tel: (702) 944-2881
                                               Fax: (702) 944-2888
----------------------------------------------------------------------------------------------------------------------------
  TK           235          Turkish Airlines   Turkish Airlines                             Passenger Interline Traffic
                                               Turk Hava Yollari Genel Yonetim Binasi
                                               Ataturk Havaliamani
                                               Yesilkoy, Istanbul
                                               Turkey 34830                                         Agreements
----------------------------------------------------------------------------------------------------------------------------
  TK           235          Turkish Airlines   Turkish Airlines                          Special Prorate Agreements (SPA)
                                               Turk Hava Yollari Genel Yonetim Binasi
                                               Ataturk Havaliamani
                                               Yesilkoy, Istanbul
                                               Turkey 34830
----------------------------------------------------------------------------------------------------------------------------
  TK           235          Turkish Airlines   Turkish Airlines                          Cargo Mita (Interline Agreements)
                                               Turk Hava Yollari Genel Yonetim Binasi
                                               Ataturk Havaliamani
                                               Yesilkoy, Istanbul
                                               Turkey 34830
----------------------------------------------------------------------------------------------------------------------------



[Chart Continued]



--------  -----------------------------------
Airline         Reject         Termination
 Desg.      Effective Date    Effective Date
--------  -----------------------------------
  AF        Effective Date



--------  -----------------------------------
  AI        Effective Date






--------  -----------------------------------
  HM        Effective Date




--------  -----------------------------------


  NH        Effective Date


--------  -----------------------------------
  TZ        Effective Date






--------  -----------------------------------
  JW        Effective Date


--------  -----------------------------------
  GU        Effective Date




--------  -----------------------------------
  CI        Effective Date




--------  -----------------------------------


  MU        Effective Date


--------  -----------------------------------
  CM        Effective Date





--------  -----------------------------------
  7H        Effective Date




--------  -----------------------------------
  UD        Effective Date



--------  -----------------------------------
  AY        Effective Date





--------  -----------------------------------
  HK        Effective Date



--------  -----------------------------------
  GA        Effective Date



--------  -----------------------------------
  8G        Effective Date


--------  -----------------------------------
  FI        Effective Date




--------  -----------------------------------
  V5        Effective Date



--------  -----------------------------------
  KE        Effective Date




--------  -----------------------------------
  MH        Effective Date






--------  -----------------------------------
  MX        Effective Date








--------  -----------------------------------
  KZ        Effective Date




--------  -----------------------------------
  PR        Effective Date






--------  -----------------------------------
  RJ        Effective Date





--------  -----------------------------------
  SN        Effective Date



--------  -----------------------------------
  TP        Effective Date




--------  -----------------------------------
  HV        Effective Date






--------  -----------------------------------
  TK        Effective Date




--------  -----------------------------------
  VP        Effective Date


--------  -----------------------------------
  NN        Effective Date



--------  -----------------------------------
  8K        Effective Date





--------  -----------------------------------
  IJ        Effective Date





--------  -----------------------------------
  7W        Effective Date





--------  -----------------------------------
  QU        Effective Date





--------  -----------------------------------
  HD        Effective Date





--------  -----------------------------------
  RN        Effective Date





--------  -----------------------------------
  PW        Effective Date





--------  -----------------------------------
  FE        Effective Date





--------  -----------------------------------
  NR        Effective Date





--------  -----------------------------------
  9N        Effective Date





--------  -----------------------------------
  QS        Effective Date





--------  -----------------------------------
  OE        Effective Date






--------  -----------------------------------
  DI                            10/27/2002






--------  -----------------------------------
  DI                            10/27/2002






--------  -----------------------------------
  KD                            10/31/2002





--------  -----------------------------------
  LN                            1/24/2003





--------  -----------------------------------
  N7                            11/19/2002




--------  -----------------------------------


  N7                            11/19/2002


--------  -----------------------------------
  TK                            8/23/2002




--------  -----------------------------------
  TK                            8/23/2002




--------  -----------------------------------
  TK                            8/23/2002




--------  -----------------------------------

US Airways
Plan Exhibit E-2 -- Rejected Industry Practices Agreements

General Note to Plan Exhibit E-2

1. Neither the exclusion nor inclusion of a contract or lease by the Debtors on this Plan Exhibit, nor anything contained herein, shall constitute an admission by the Debtors that any such lease or contract is an unexpired lease or executory contract or that any Debtor, or its respective Affiliates, has any liability thereunder. In addition, out of an abundance of caution, the Debtors have listed certain leases or contracts on this Plan Exhibit that have or may have either terminated or expired (or will terminate or expire) prior to the Confirmation Hearing pursuant to the terms of such leases or contracts. Finally, all contract assumptions that are subject to modifications are contingent upon receipt of the signed letter of agreement including the agreed upon modified terms.

-----------------------------------------------------------------------------------------------------------------------------------
  Dept  Entity     Name and Address        Type of         Description of      Contract #   Contract    Rejection    Termination
                                           Contract           Contract            (if       Effective      Date          Date
                                                                              applicable)     Date
-----------------------------------------------------------------------------------------------------------------------------------
121    US       North American          Cargo          ACI Cargo handling     BWI7329      6/15/01     12/31/02
       Airways, Aviation Service        terminal       contract for
       Inc      Building C-6            Handling       contractor to handle
                Cargo City              Service        cargo and mail using
                Philadelphia, PA  19153                our facility. No
                                                       running at the
                                                       Baltimore/Washington
                                                       International Airport
                                                       (BWI)
-----------------------------------------------------------------------------------------------------------------------------------
121    US       North American          Cargo          ACI Cargo handling     STL7233      2/19/03     2/20/03
       Airways, Aviation Services, Inc. terminal       contract for
       Inc      Building C-6            Handling       contractor to handle
                Cargo City              Service        cargo and mail using
                Philadelphia, PA  19153                our facility. No
                                                       running, at the
                                                       Lambert - St. Louis
                                                       International Airport
                                                       (STL)
-----------------------------------------------------------------------------------------------------------------------------------
137    US       4 Seasons Travel        Domestic and   Bonus Commission       GF 47141770  2/25/02     Effective
       Airways, Marseilla 18            International  Originating in SJU to                           Date
       Inc      San Juan PR             Incentive      Transatlantic
                907                     Agreement -    destinations.
                                        Travel Agency
-----------------------------------------------------------------------------------------------------------------------------------
129    US       Travel Bug              Domestic and   UK to US zone net      None         5/1/00      Effective
       Airways, 125 Gloucester Road     International  fares with specific                             Date
       Inc      London  SW7  4SF        net tour/      city pricing
                United Kingdom          Consolidators
                                        Agreement
-----------------------------------------------------------------------------------------------------------------------------------
129    US       MTG                     Domestic and   UK to US zone net      none         7/30/98     Effective
       Airways, 190 Trongate            International  fares with specific                             Date
       Inc      Glasgow  G1  5RT        net tour/      city pricing
                United Kingdom          Consolidators
                                        Agreement
-----------------------------------------------------------------------------------------------------------------------------------
138    US       BITHORN TVL             US Airways:    Time of ticketing      65161978     1/1/02                      12/31/02
       Airways, PLAZA CAROLINA MALL     Promotion -    bonus commission
       Inc.     JESUS M.FRAGOSO AVE.    Caribbean      focused on the
                CAROLINA, PR 00985      Commission     Caribbeam
-----------------------------------------------------------------------------------------------------------------------------------
138    US       WIEWALL TVL AGENTS      US Airways:    Time of ticketing      65161978     1/1/02                   12/31/02
       Airways, SUITE 22                Promotion -    bonus commission
       Inc.     NEMESIO CANALES         Caribbean      focused on the
                VEGA ALTA, PR 00692     Commission     Caribbeam
-----------------------------------------------------------------------------------------------------------------------------------
138    US       QUISQUEYANA             US Airways:    Time of ticketing      28622027     1/1/02                   12/31/02
       Airways, 3804 A BROADWAY         Promotion -    bonus commission
       Inc.     NEW YORK, NY 10032      Caribbean      focused on the
                                        Commission     Caribbeam
-----------------------------------------------------------------------------------------------------------------------------------
138    US       PEERLESS TVL & TOURS    US Airways:    Time of ticketing      64161662     1/1/02                   12/31/02
       Airways, 5601 BERGENLINE AVE     Promotion -    bonus commission
       Inc.     WEST NEW YORK, NJ 07093 Caribbean      focused on the
                                        Commission     Caribbeam
-----------------------------------------------------------------------------------------------------------------------------------
138    US       VALENTINO TVL SVC       US Airways:    Time of ticketing      67671975     1/1/02                   12/31/02
       Airways, 102-06 ROOSEVELT AVE    Promotion -    bonus commission
       Inc.     CORONA, NY 11368        Caribbean      focused on the
                                        Commission     Caribbeam
-----------------------------------------------------------------------------------------------------------------------------------
138    US       CONDADO TVL INC         US Airways:    Time of ticketing      65161978     1/1/02                   12/31/02
       Airways, WESTERN PLAZA/STE 155   Promotion -    bonus commission
       Inc.     SAM'S CLUB              Caribbean      focused on the
                MAYAGUEZ, PR 00680      Commmission    Caribbeam
-----------------------------------------------------------------------------------------------------------------------------------
138    US       LOCATION TVL            US Airways:    Time of ticketing      65161978     1/1/02                   12/31/02
       Airways, Cervante No. 55         Promotion -    bonus commission
       Inc.     Condado PR  000907      Caribbean      focused on the
                                        Commission     Caribbeam
-----------------------------------------------------------------------------------------------------------------------------------
138    US       CARIBBEAN TOURS         US Airways:    Time of ticketing      94691953     1/1/02                   12/31/02
       Airways, SUITE 300               Promotion -    bonus commission
       Inc.     131 JERICHO TURNPIKE    Caribbean      focused on the
                JERICHO, NY 11753       Commission     Caribbeam
-----------------------------------------------------------------------------------------------------------------------------------
138    US       TVL DREAMS              US Airways:    Time of ticketing      65161978     1/1/02                   12/31/02
       Airways, BBV PLAZA-MESSANINE     Promotion -    bonus commission
       Inc.     ROOSEVELT NO.1510       Caribbean      focused on the
                GUAYNABO, PR 00968      Commission     Caribbeam
-----------------------------------------------------------------------------------------------------------------------------------
138    US       TVL ONE SVC             US Airways:    Time of ticketing      64161662     1/1/02                   12/31/02
       Airways, SUITE 304               Promotion -    bonus commission
       Inc.     8300 SW 8TH ST          Caribbean      focused on the
                MIAMI, FL 33144         Commission     Caribbeam
-----------------------------------------------------------------------------------------------------------------------------------
138    US       G T TVL INC             US Airways:    Time of ticketing      65161978     1/1/02                   12/31/02
       Airways, DE DIEGO NO.257         Promotion -    bonus commission
       Inc.     PUERTO NUEVO, PR 00920  Caribbean      focused on the
                                        Commission     Caribbeam
-----------------------------------------------------------------------------------------------------------------------------------
138    US       BITHORN TVL             US Airways:    Time of ticketing      65161978     1/1/02                   12/31/02
       Airways, FAJARDO MALL-STE 11     Promotion -    bonus commission
       Inc.     CARRETERA 940 NO.150    Caribbean      focused on the
                FAJARDO, PR 00738       Commission     Caribbeam
-----------------------------------------------------------------------------------------------------------------------------------
138    US       PROFESSIONAL TVL INC    US Airways:    Time of ticketing      65161978     1/1/02                   12/31/02
       Airways, 398 DOMENECH AVENUE     Promotion -    bonus commission
       Inc.     HATO REY, PR 00918      Caribbean      focused on the
                                        Commission     Caribbeam
-----------------------------------------------------------------------------------------------------------------------------------
138    US       CONNECTIONS TVL INC     US Airways:    Time of ticketing      65161978     1/1/02                   12/31/02
       Airways, TETUAN NO.257           Promotion -    bonus commission
       Inc.     OLD SAN JUAN, PR 00901  Caribbean      focused on the
                                        Commmission    Caribbeam
-----------------------------------------------------------------------------------------------------------------------------------
138    US       PAN                     US Airways:    Time of ticketing      94691953     1/1/02                   12/31/02
       Airways, SUITE 1019              Promotion -    bonus commission
       Inc.     156 FIFTH AVE           Caribbean      focused on the
                NEW YORK, NY 10010      Commission     Caribbeam
-----------------------------------------------------------------------------------------------------------------------------------
138    US       MADRID TVL              US Airways:    Time of ticketing      65161978     1/1/02                      12/31/02
       Airways, CENTRO COMERCIAL PLAZA  Promotion -    bonus commission
       Inc.     18                      Caribbean      focused on the
                LOCAL 4                 Commission     Caribbeam
                SANTURCE, PR 00908
-----------------------------------------------------------------------------------------------------------------------------------
121    US       AIR CARGO , INC         Cargo Service  Agency Agreement        none        /1/95                    /14/03
       Airways, 1819 BAY RIDGE AVE                     allowing Air Cargo
       Inc.     ANNAPOLIS, MD 21403                    Inc. to enter into
                                                       contractual
                                                       agreements on US
                                                       Airways' behalf for
                                                       contractors to
                                                       provide cargo
                                                       terminal handling
                                                       service at designated
                                                       locations
-----------------------------------------------------------------------------------------------------------------------------------
138    US       BITHORN TVL             US Airways:    Time of ticketing      65161978     1/1/02                      12/31/02
       Airways, FARMACIA NUEVA          Promotion -    bonus commission
       Inc.     BORINQUEN               Caribbean      focused on the
                PRINCIPAL NO.31         Commission     Caribbeam
                MOROVIS, PR 00687
-----------------------------------------------------------------------------------------------------------------------------------
138    US       TVL WITH SEARS          US Airways:    Time of ticketing      65161978     1/1/02                      12/31/02
       Airways, SEARS-FL 3-PLAZA LAS    Promotion -    bonus commission
       Inc.     AMERICA                 Caribbean      focused on the
                F D ROOSEVELT AVE       Commission     Caribbeam
                HATO REY, PR 00918
-----------------------------------------------------------------------------------------------------------------------------------
138    US       OCEAN AIR TVL           US Airways:    Time of ticketing      65161978     1/1/02                      12/31/02
       Airways, 519 DE DIEGO AVENUE/A-2 Promotion -    bonus commission
       Inc.     PUERTO NUEVO, PR 00920  Caribbean      focused on the
                                        Commission     Caribbeam
-----------------------------------------------------------------------------------------------------------------------------------
138    US       VIAJES COQUI            US Airways:    Time of ticketing      65161978     1/1/02                      12/31/02
       Airways, MUNOZ RIVERA AVENUE     Promotion -    bonus commission
       Inc.     AGUEYBANA NO.418        Caribbean      focused on the
                HATO REY, PR 00918      Commission     Caribbeam
-----------------------------------------------------------------------------------------------------------------------------------
121    US       ADVANCED CARGO          Cargo          ACI Cargo handling     MIA7287      6/15/01                      1/7/03
       Airways, SERVICE, INC.           terminal       contract for
       Inc.     2461 NW 67TH AVE.,      handling       contractor to handle
                BLDG. 700               services       cargo, mail, use of
                SUITE 200                              their facility, no
                MIAMI, FL 33155                        running for the Miami
                                                       International Airport
-----------------------------------------------------------------------------------------------------------------------------------
138    US       WORLD TVL SVC           US Airways:    Time of ticketing      64161662     1/1/02                      12/31/02
       Airways, 523 DEXTER ST           Promotion -    bonus commission
       Inc.     CENTRAL FALLS, RI 02863 Caribbean      focused on the
                                        Commission     Caribbeam
-----------------------------------------------------------------------------------------------------------------------------------
138    US       UP & AWAY TVL           US Airways:    Time of ticketing      94691953     1/1/02                      12/31/02
       Airways, SUITE 201               Promotion -    bonus commission
       Inc.     376 BOYLSTON STREET     Caribbean      focused on the
                BOSTON, MA 02116        Commission     Caribbeam
-----------------------------------------------------------------------------------------------------------------------------------
138    US       SINDYS TVL SVC INC      US Airways:    Time of ticketing      64161662     1/1/02                   12/31/02
       Airways, 31 SHERMAN AVENUE       Promotion -    bonus commission
       Inc.     NEW YORK, NY 10040      Caribbean      focused on the
                                        Commission     Caribbeam
-----------------------------------------------------------------------------------------------------------------------------------
138    US       GO TVL                  US Airways:    Time of ticketing      64161662     1/1/02                   12/31/02
       Airways, 370 COMMON ST           Promotion -    bonus commission
       Inc.     LAWRENCE, MA 01840      Caribbean      focused on the
                                        Commission     Caribbeam
-----------------------------------------------------------------------------------------------------------------------------------
138    US       BITHORN TVL             US Airways:    Time of ticketing      65161978     1/1/02                   12/31/02
       Airways, SUITE 7                 Promotion -    bonus commission
       Inc.     11455 S ORANGE BLOSSOM  Caribbean      focused on the
                TRAIL                   Commission     Caribbeam
                ORLANDO, FL 32837
-----------------------------------------------------------------------------------------------------------------------------------
138    US       BITHORN TVL             US Airways:    Time of ticketing      65161978     1/1/02                   12/31/02
       Airways, LOIZA NO.1908           Promotion -    bonus commission
       Inc.     SANTURCE, PR 00911      Caribbean      focused on the
                                        Commission     Caribbeam
-----------------------------------------------------------------------------------------------------------------------------------
138    US       COSTA VERDE TVL         US Airways:    Time of ticketing      64161662     1/1/02                   12/31/02
       Airways, 3069 RIVER RD           Promotion -    bonus commission
       Inc.     CAMDEN, NJ 08105        Caribbean      focused on the
                                        Commmission    Caribbeam
-----------------------------------------------------------------------------------------------------------------------------------
138    US       PERICAS TVL AGCY INC    US Airways:    Time of ticketing      67671975     1/1/02                   12/31/02
       Airways, 3921 MAIN ST            Promotion -    bonus commission
       Inc.     BRIDGEPORT, CT 06606    Caribbean      focused on the
                                        Commission     Caribbeam
-----------------------------------------------------------------------------------------------------------------------------------
138    US       D'ACEVEDO TVL CTR INC   US Airways:    Time of ticketing      65161978     1/1/02                   12/31/02
       Airways, SANTA ROSA              Promotion -    bonus commission
       Inc.     BOULEVARD DR. BLQ 12-32 Caribbean      focused on the
                BAYAMON, PR 00959       Commmission    Caribbeam
-----------------------------------------------------------------------------------------------------------------------------------
138    US       QUISQUEYANA             US Airways:    Time of ticketing      28622027     1/1/02                   12/31/02
       Airways, 2010 BERGENLINE AVE     Promotion -    bonus commission
       Inc.     UNION CITY, NJ 07087    Caribbean      focused on the
                                        Commission     Caribbeam
-----------------------------------------------------------------------------------------------------------------------------------
138    US       VACACIONES TOURS INC    US Airways:    Time of ticketing      65161978     1/1/02                   12/31/02
       Airways, VILLA NEVAREZ           Promotion -    bonus commission
       Inc.     AMERICO MIRANDA NO.334  Caribbean      focused on the
                RIO PIEDRAS, PR 00927   Commission     Caribbeam
-----------------------------------------------------------------------------------------------------------------------------------
138    US       CONDADO TVL INC         US Airways:    Time of ticketing      65161978     1/1/02                   12/31/02
       Airways, CARRETERA NO.2 KM. 50.3 Promotion -    bonus commission
       Inc.     MANATI, PR 00674        Caribbean      focused on the
                                        Commmission    Caribbeam
-----------------------------------------------------------------------------------------------------------------------------------
138    US       CARLSON WAGONLIT TVL    US Airways:    Time of ticketing      94691953     1/1/02                   12/31/02
       Airways, SUITE 200               Promotion -    bonus commission
       Inc.     110 CORPORATE PARK DR   Caribbean      focused on the
                WHITE PLAINS, NY 10604  Commission     Caribbeam
-----------------------------------------------------------------------------------------------------------------------------------
138    US       BITHORN TVL             US Airways:    Time of ticketing      65161978     1/1/02                   12/31/02
       Airways, PLAZA DEL NORTE         Promotion -    bonus commission
       Inc.     SHOPPING CNTR           Caribbean      focused on the
                HATILLO, PR 00659       Commission     Caribbeam
-----------------------------------------------------------------------------------------------------------------------------------
138    US       JCV TVL & TOURS         US Airways:    Time of ticketing      65161978     1/1/02                   12/31/02
       Airways, ASHFORD NO.1020         Promotion -    bonus commission
       Inc.     SANTURCE, PR 00907      Caribbean      focused on the
                                        Commission     Caribbeam
-----------------------------------------------------------------------------------------------------------------------------------
138    US       VALENTINO TVL SVC       US Airways:    Time of ticketing      64161662     1/1/02                   12/31/02
       Airways, 136 N MAIN ST           Promotion -    bonus commission
       Inc.     PORTCHESTER, NY 10573   Caribbean      focused on the
                                        Commission     Caribbeam
-----------------------------------------------------------------------------------------------------------------------------------
138    US       BITHORN TVL             US Airways:    Time of ticketing      65161978     1/1/02                   12/31/02
       Airways, LOCAL 18                Promotion -    bonus commission
       Inc.     PLAZA VEGA BAJA MALL    Caribbean      focused on the
                VEGA BAJA, PR 00693     Commission     Caribbeam
-----------------------------------------------------------------------------------------------------------------------------------
138    US       UP & AWAY TVL           US Airways:    Time of ticketing      94691953     1/1/02                   12/31/02
       Airways, SUITE 1011              Promotion -    bonus commission
       Inc.     1010 VERMONT AVE NW     Caribbean      focused on the
                WASHINGTON, DC 20005    Commission     Caribbeam
-----------------------------------------------------------------------------------------------------------------------------------
138    US       SUNRAY TVL SVC INC      US Airways:    Time of ticketing      67671975     1/1/02                   12/31/02
       Airways, 98 NEW BRITAIN AVENUE   Promotion -    bonus commission
       Inc.     HARTFORD, CT 06106      Caribbean      focused on the
                                        Commission     Caribbeam
-----------------------------------------------------------------------------------------------------------------------------------
138    US       UNION TVL N TOURS       US Airways:    Time of ticketing      64161662     1/1/02                   12/31/02
       Airways, 177 UNION ST            Promotion -    bonus commission
       Inc.     LYNN, MA 01901          Caribbean      focused on the
                                        Commission     Caribbeam
-----------------------------------------------------------------------------------------------------------------------------------
138    US       LAGO TRAVEL INC.        US Airways:    Time of ticketing      65161978     1/1/02                   12/31/02
       Airways, PLAZA SUCHVILLE-SUITE   Promotion -    bonus commission
       Inc.     208 CARR. NO.2 KM.5     Caribbean      focused on the
                GUAYNABO, PR 00966      Commission     Caribbeam
-----------------------------------------------------------------------------------------------------------------------------------
138    US       VALENTINO TVL SVC       US Airways:    Time of ticketing      67671975     1/1/02                   12/31/02
       Airways, 136 N MAIN ST           Promotion -    bonus commission
       Inc.     PORTCHESTER, NY 10573   Caribbean      focused on the
                                        Commission     Caribbeam
-----------------------------------------------------------------------------------------------------------------------------------
138    US       COSTA VERDE TVL         US Airways:    Time of ticketing      67671975     1/1/02                   12/31/02
       Airways, 3069 RIVER RD           Promotion -    bonus commission
       Inc.     CAMDEN, NJ 08105        Caribbean      focused on the
                                        Commmission    Caribbeam
-----------------------------------------------------------------------------------------------------------------------------------
138    US       PINA TVL                US Airways:    Time of ticketing      65161978     1/1/02                   12/31/02
       Airways, ESQ. FRANCISCO ALVAREZ  Promotion -    bonus commission
       Inc.     CARIBE NO. 17           Caribbean      focused on the
                MANATI, PR 00674        Commission     Caribbeam
-----------------------------------------------------------------------------------------------------------------------------------
138    US       FRED IMBERT TVL AGCY    US Airways:    Time of ticketing      65161978     1/1/02                   12/31/02
       Airways, INC                     Promotion -    bonus commission
       Inc.     EDIF SAN JUAN HEALTH    Caribbean      focused on the
                CENTER                  Commission     Caribbeam
                DE DIEGO NO #150
                SANTURCE, PR 00907
-----------------------------------------------------------------------------------------------------------------------------------
138    US       BITHORN TVL             US Airways:    Time of ticketing      65161978     1/1/02                   12/31/02
       Airways, PRIMER NIVEL            Promotion -    bonus commission
       Inc.     BAYAMON SHOPPING CENTER Caribbean      focused on the
                BAYAMON, PR 00961       Commission     Caribbeam
-----------------------------------------------------------------------------------------------------------------------------------
138    US       MESSIAH TVL AGCY        US Airways:    Time of ticketing      64161662     1/1/02                   12/31/02
       Airways, 262 WASHINGTON STREET   Promotion -    bonus commission
       Inc.     SALEM, MA 01970         Caribbean      focused on the
                                        Commission     Caribbeam
-----------------------------------------------------------------------------------------------------------------------------------
138    US       ISLA TVL                US Airways:    Time of ticketing      67671975     1/1/02                   12/31/02
       Airways, 544 RISING SUN AVE      Promotion -    bonus commission
       Inc.     PHILADELPHIA, PA 19140  Caribbean      focused on the
                                        Commission     Caribbeam
-----------------------------------------------------------------------------------------------------------------------------------
138    US       DELIA TVL               US Airways:    Time of ticketing      67671975     1/1/02                   12/31/02
       Airways, 5511 ROUTE 130          Promotion -    bonus commission
       Inc.     PENNSAUKEN, NJ 08110    Caribbean      focused on the
                                        Commmission    Caribbeam
-----------------------------------------------------------------------------------------------------------------------------------
138    US       TVL WITH SEARS          US Airways:    Time of ticketing      65161978     1/1/02                   12/31/02
       Airways, SEARS-PISO 2            Promotion -    bonus commission
       Inc.     PLAZA CAROLINA          Caribbean      focused on the
                CAROLINA, PR 00988      Commission     Caribbeam
-----------------------------------------------------------------------------------------------------------------------------------
138    US       LATINO TVL AGCY INC     US Airways:    Time of ticketing      64161662     1/1/02                   12/31/02
       Airways, STOREFRONT              Promotion -    bonus commission
       Inc.     37-05 83RD ST           Caribbean      focused on the
                JACKSON HTS, NY 11372   Commission     Caribbeam
-----------------------------------------------------------------------------------------------------------------------------------
138    US       PERICAS TVL AGCY INC    US Airways:    Time of ticketing      64161662     1/1/02                      12/31/02
       Airways, 915 STATE ST            Promotion -    bonus commission
       Inc.     NEW HAVEN, CT 06511     Caribbean      focused on the
                                        Commission     Caribbeam
-----------------------------------------------------------------------------------------------------------------------------------
138    US       BITHORN TVL             US Airways:    Time of ticketing      65161978     1/1/02                   12/31/02
       Airways, CARR. ESTATAL KM. 29.7  Promotion -    bonus commission
       Inc.     PLAZA CARIBE MALL       Caribbean      focused on the
                VEGA ALTA, PR 00692     Commission     Caribbeam
-----------------------------------------------------------------------------------------------------------------------------------
138    US       ULMER TRAVEL SERVICE    US Airways:    Time of ticketing      65161978     1/1/02                   12/31/02
       Airways, INC.                    Promotion -    bonus commission
       Inc.     STOP 24                 Caribbean      focused on the
                BOLIVAR NO.411          Commission     Caribbeam
                SANTURCE, PR 00912
-----------------------------------------------------------------------------------------------------------------------------------
138    US       B & R ENTERPRISES TVL   US Airways:    Time of ticketing      67671975     1/1/02                   12/31/02
       Airways, SUITE 1                 Promotion -    bonus commission
       Inc.     611 N 7TH STREET        Caribbean      focused on the
                ALLENTOWN, PA 18102     Commission     Caribbeam
-----------------------------------------------------------------------------------------------------------------------------------
138    US       HOY TVL                 US Airways:    Time of ticketing      67671975     1/1/02                   12/31/02
       Airways, 910 PENN ST             Promotion -    bonus commission
       Inc.     READING, PA 19602       Caribbean      focused on the
                                        Commission     Caribbeam
-----------------------------------------------------------------------------------------------------------------------------------
138    US       LINDEN TVL SVC          US Airways:    Time of ticketing      64161662     1/1/02                   12/31/02
       Airways, 180 LINDEN ST           Promotion -    bonus commission
       Inc.     WELLESLEY, MA 02181     Caribbean      focused on the
                                        Commission     Caribbeam
-----------------------------------------------------------------------------------------------------------------------------------
138    US       TREMONT TVL AGCY        US Airways:    Time of ticketing      64161662     1/1/02                   12/31/02
       Airways, 851 E  TREMONT AVE      Promotion -    bonus commission
       Inc.     BRONX, NY 10460         Caribbean      focused on the
                                        Commission     Caribbeam
-----------------------------------------------------------------------------------------------------------------------------------
138    US       MARKETS & MORE          US Airways:    Time of ticketing      65161978     1/1/02                   12/31/02
       Airways, BANKERS FINANCE         Promotion -    bonus commission
       Inc.     TOWER-LOBBY             Caribbean      focused on the
                MUNOZ RIVERA NO.654     Commission     Caribbeam
                HATO REY, PR 00918
-----------------------------------------------------------------------------------------------------------------------------------
138    US       4 SEASONS TVL INC       US Airways:    Time of ticketing      65161978     1/1/02                      12/31/02
       Airways, 18 DELCASSE NO.1-B      Promotion -    bonus commission
       Inc.     SANCTURCE, PR 00907     Caribbean      focused on the
                                        Commission     Caribbeam
-----------------------------------------------------------------------------------------------------------------------------------
138    US       CONDADO TVL INC         US Airways:    Time of ticketing      65161978     1/1/02                      12/31/02
       Airways, SAM'S CLUB-BO.PAMPANOS  Promotion -    bonus commission
       Inc.     PONCE, PR 00731         Caribbean      focused on the
                                        Commmission    Caribbeam
-----------------------------------------------------------------------------------------------------------------------------------
138    US       QUISQUEYANA             US Airways:    Time of ticketing      28622027     1/1/02                      12/31/02
       Airways, 37-90 103RD STREET      Promotion -    bonus commission
       Inc.     CORONA-QUEENS, NY 11368 Caribbean      focused on the
                                        Commission     Caribbeam
-----------------------------------------------------------------------------------------------------------------------------------
138    US       ABBA TVL INC            US Airways:    Time of ticketing      64161662     1/1/02                      12/31/02
       Airways, 350 ESSEX ST            Promotion -    bonus commission
       Inc.     LAWRENCE, MA 01840      Caribbean      focused on the
                                        Commission     Caribbeam
-----------------------------------------------------------------------------------------------------------------------------------
138    US       UP & AWAY TVL INC       US Airways:    Time of ticketing      94691953     1/1/02                      12/31/02
       Airways, SUITE 402               Promotion -    bonus commission
       Inc.     2701 LEJEUNE RD         Caribbean      focused on the
                CORAL GABLES, FL 33134  Commission     Caribbeam
-----------------------------------------------------------------------------------------------------------------------------------
138    US       BITHORN TVL             US Airways:    Time of ticketing      65161978     1/1/02                      12/31/02
       Airways, BARCELO NO.37           Promotion -    bonus commission
       Inc.     UTUADO, PR 00641        Caribbean      focused on the
                                        Commission     Caribbeam
-----------------------------------------------------------------------------------------------------------------------------------
138    US       TVL SHOWCASE            US Airways:    Time of ticketing      67671975     1/1/02                      12/31/02
       Airways, 2032 WILLIAMSBRIDGE RD  Promotion -    bonus commission
       Inc.     BRONX, NY 10461         Caribbean      focused on the
                                        Commission     Caribbeam
-----------------------------------------------------------------------------------------------------------------------------------
138    US       TVL PLACE               US Airways:    Time of ticketing      65161978     1/1/02                      12/31/02
       Airways, SUITE 15 NO.67 - EIGHT  Promotion -    bonus commission
       Inc.     STREET                  Caribbean      focused on the
                PLAZA CHALETS DE        Commission     Caribbeam
                CAPARRA
                GUAYNABO, PR 00966
-----------------------------------------------------------------------------------------------------------------------------------
138    US       FERNANDEZ TVL AGCY INC  US Airways:    Time of ticketing      64161662     1/1/02                   12/31/02
       Airways, 562 BLUE HILL AVE       Promotion -    bonus commission
       Inc.     DORCHESTER, MA 02121    Caribbean      focused on the
                                        Commission     Caribbeam
-----------------------------------------------------------------------------------------------------------------------------------
138    US       MARTINEZ TVL AGCY       US Airways:    Time of ticketing      94691953     1/1/02                   12/31/02
       Airways, 510 W 207TH STREET      Promotion -    bonus commission
       Inc.     NEW YORK, NY 10034      Caribbean      focused on the
                                        Commission     Caribbeam
-----------------------------------------------------------------------------------------------------------------------------------
138    US       QUISQUEYANA             US Airways:    Time of ticketing      28622027     1/1/02                   12/31/02
       Airways, 207 DYCKMAN ST          Promotion -    bonus commission
       Inc.     NEW YORK, NY 10040      Caribbean      focused on the
                                        Commission     Caribbeam
-----------------------------------------------------------------------------------------------------------------------------------
138    US       VALENTINO TVL SVC       US Airways:    Time of ticketing      67671975     1/1/02                   12/31/02
       Airways, 759 MAIN STREET         Promotion -    bonus commission
       Inc.     NEW ROCHELLE, NY 10805  Caribbean      focused on the
                                        Commission     Caribbeam
-----------------------------------------------------------------------------------------------------------------------------------
138    US       BITHORN TVL             US Airways:    Time of ticketing      65161978     1/1/02                   12/31/02
       Airways, LOCAL 2 C-5             Promotion -    bonus commission
       Inc.     PLAZA CENTRO            Caribbean      focused on the
                CAGUAS, PR 00726        Commission     Caribbeam
-----------------------------------------------------------------------------------------------------------------------------------
138    US       CONDOR TVL & TOURS INC  US Airways:    Time of ticketing      65161978     1/1/02                   12/31/02
       Airways, ANDALUCIA NO.526        Promotion -    bonus commission
       Inc.     PUERTO NUEVO, PR 00920  Caribbean      focused on the
                                        Commmission    Caribbeam
-----------------------------------------------------------------------------------------------------------------------------------
138    US       UP & AWAY TVL INC       US Airways:    Time of ticketing      94691953     1/1/02                   12/31/02
       Airways, SUITE 202               Promotion -    bonus commission
       Inc.     347 FIFTH AVENUE        Caribbean      focused on the
                NEW YORK, NY 10016      Commission     Caribbeam
-----------------------------------------------------------------------------------------------------------------------------------
138    US       TVL WITH SEARS          US Airways:    Time of ticketing      65161978     1/1/02                   12/31/02
       Airways, SEARS PLAZA CARIBE MALL Promotion -    bonus commission
       Inc.     PONCE, PR 00731         Caribbean      focused on the
                                        Commission     Caribbeam
-----------------------------------------------------------------------------------------------------------------------------------
138    US       VALENTINO TVL SVC       US Airways:    Time of ticketing      67671975     1/1/02                   12/31/02
       Airways, 4606 BERGENLINE AVE     Promotion -    bonus commission
       Inc.     UNION CITY, NJ 07087    Caribbean      focused on the
                                        Commission     Caribbeam
-----------------------------------------------------------------------------------------------------------------------------------
138    US       INTERCNTNTL TVL SVC INC US Airways:    Time of ticketing      67671975     1/1/02                   12/31/02
       Airways, 1429 BROAD STREET       Promotion -    bonus commission
       Inc.     PROVIDENCE, RI 02905    Caribbean      focused on the
                                        Commission     Caribbeam
-----------------------------------------------------------------------------------------------------------------------------------
138    US       BITHORN TVL             US Airways:    Time of ticketing      65161978     1/1/02                   12/31/02
       Airways, CAROLINA SHOPPING COURT Promotion -    bonus commission
       Inc.     65 INF/AVE ROBERTO      Caribbean      focused on the
                CLEMENTE                Commission     Caribbeam
                CAROLINA, PR 00985
-----------------------------------------------------------------------------------------------------------------------------------
138    US       UP & AWAY TVL           US Airways:    Time of ticketing      94691953     1/1/02                   12/31/02
       Airways, SUITE 1022              Promotion -    bonus commission
       Inc.     8383 WILSHIRE BLVD      Caribbean      focused on the
                BEVERLY HILLS, CA 90211 Commission     Caribbeam
-----------------------------------------------------------------------------------------------------------------------------------
138    US       QUISQUEYANA             US Airways:    Time of ticketing      94691953     1/1/02                      12/31/02
       Airways, 3804 A BROADWAY         Promotion -    bonus commission
       Inc.     NEW YORK, NY 10032      Caribbean      focused on the
                                        Commission     Caribbeam
-----------------------------------------------------------------------------------------------------------------------------------
138    US       VIAJERO TVL AGCY INC    US Airways:    Time of ticketing      65161978     1/1/02                      12/31/02
       Airways, MUNOZ RIVERA 109 SUR    Promotion -    bonus commission
       Inc.     CAYEY, PR 00736         Caribbean      focused on the
                                        Commission     Caribbeam
-----------------------------------------------------------------------------------------------------------------------------------
138    US       VIAJES COQUI            US Airways:    Time of ticketing      65161978     1/1/02                      12/31/02
       Airways, LAS VISTAS SHOP.        Promotion -    bonus commission
       Inc.     VILLAGE                 Caribbean      focused on the
                LAS CUMBRES AVE         Commission     Caribbeam
-----------------------------------------------------------------------------------------------------------------------------------
138    US       BITHORN TVL             US Airways:    Time of ticketing      65161978     1/1/02                   12/31/02
       Airways, 177 DE DIEGO AVENUE     Promotion -    bonus commission
       Inc.     ARECIBO, PR 00612       Caribbean      focused on the
                                        Commission     Caribbeam
-----------------------------------------------------------------------------------------------------------------------------------
138    US       JEANNETTE TVL AGCY      US Airways:    Time of ticketing      64161662     1/1/02                   12/31/02
       Airways, 994 CENTRAL STREET      Promotion -    bonus commission
       Inc.     LOWELL, MA 01852        Caribbean      focused on the
                                        Commission     Caribbeam
-----------------------------------------------------------------------------------------------------------------------------------
138    US       SYSTEM TVL INC          US Airways:    Time of ticketing      65161978     1/1/02                   12/31/02
       Airways, LOCAL 1-ARTERIAL        Promotion -    bonus commission
       Inc.     HOSTOS AVENUE           Caribbean      focused on the
                GALERIA 1 BLDG.         Commission     Caribbeam
                HATO REY, PR 00918
-----------------------------------------------------------------------------------------------------------------------------------
138    US       MONEYGRAM OF NEW YORK   US Airways:    Time of ticketing      94691953     1/1/02                   12/31/02
       Airways, LLC                     Promotion -    bonus commission
       Inc.     521 WEST 181 ST         Caribbean      focused on the
                NEW YORK, NY 10033      Commission     Caribbeam
-----------------------------------------------------------------------------------------------------------------------------------
138    US       PANORAMA TVL IND SVC    US Airways:    Time of ticketing      65161978     1/1/02                   12/31/02
       Airways, PARK BOULEVARD          Promotion -    bonus commission
       Inc.     GUERRERO NOBLE 19       Caribbean      focused on the
                SANTURCE, PR 00913      Commission     Caribbeam
-----------------------------------------------------------------------------------------------------------------------------------
138    US       MENDEZ TVL AGCY         US Airways:    Time of ticketing      67671975     1/1/02                      12/31/02
       Airways, 260 ELMWOOD AVE         Promotion -    bonus commission
       Inc.     PROVIDENCE, RI 02907    Caribbean      focused on the
                                        Commission     Caribbeam
-----------------------------------------------------------------------------------------------------------------------------------
121    US       QUANTEM AVIATION        Cargo          ACI cargo handling     BTV7366      6/15/01                     1/31/03
       Airways, SERVICES                terminal       contract for the
       Inc.     38 PERIMETER RD         handling       Burlington, VT
                LONDONDERRY, NH 03053   services       Airport (BTV)
                                                       contractor to handle
                                                       cargo using our
                                                       facility. No
                                                       mail. No running
-----------------------------------------------------------------------------------------------------------------------------------
138    US       VALENTINO TVL SVC       US Airways:    Time of ticketing      64161662     1/1/02                      12/31/02
       Airways, 1551 WESTCHESTER AVE    Promotion -    bonus commission
       Inc.     BRONX, NY 10472         Caribbean      focused on the
                                        Commission     Caribbeam
-----------------------------------------------------------------------------------------------------------------------------------
138    US       VALENTINO TVL SVC       US Airways:    Time of ticketing      64161662     1/1/02                      12/31/02
       Airways, 4606 BERGENLINE AVE     Promotion -    bonus commission
       Inc.     UNION CITY, NJ 07087    Caribbean      focused on the
                                        Commission     Caribbeam
-----------------------------------------------------------------------------------------------------------------------------------
138    US       TVL SHOWCASE            US Airways:    Time of ticketing      64161662     1/1/02                      12/31/02
       Airways, 2032 WILLIAMSBRIDGE RD  Promotion -    bonus commission
       Inc.     BRONX, NY 10461         Caribbean      focused on the
                                        Commission     Caribbeam
-----------------------------------------------------------------------------------------------------------------------------------
138    US       TVL DESIGNERS INC       US Airways:    Time of ticketing      65161978     1/1/02                      12/31/02
       Airways, COND.IBERIA 1           Promotion -    bonus commission
       Inc.     PERSEO NO.554-ALTAMIRA  Caribbean      focused on the
                RIO PIEDRAS, PR 00920   Commission     Caribbeam
-----------------------------------------------------------------------------------------------------------------------------------
138    US       CONDADO TVL INC         US Airways:    Time of ticketing      65161978     1/1/02                      12/31/02
       Airways, 544 ALDEBARAN STREET    Promotion -    bonus commission
       Inc.     GUAYNABO, PR 00920      Caribbean      focused on the
                                        Commmission    Caribbeam
-----------------------------------------------------------------------------------------------------------------------------------
138    US       QUISQUEYANA             US Airways:    Time of ticketing      94691953     1/1/02                      12/31/02
       Airways, 2110 GRAND CONCOURSE    Promotion -    bonus commission
       Inc.     BRONX, NY 10457         Caribbean      focused on the
                                        Commission     Caribbeam
-----------------------------------------------------------------------------------------------------------------------------------
138    US       QUISQUEYANA             US Airways:    Time of ticketing      94691953     1/1/02                      12/31/02
       Airways, 37-90 103RD STREET      Promotion -    bonus commission
       Inc.     CORONA-QUEENS, NY 11368 Caribbean      focused on the
                                        Commission     Caribbeam
-----------------------------------------------------------------------------------------------------------------------------------
138    US       CWT ERIKA TVL SVC       US Airways:    Time of ticketing      67671975     1/1/02                   12/31/02
       Airways, 74A PALOMBA DR          Promotion -    bonus commission
       Inc.     ENFIELD, CT 06082       Caribbean      focused on the
                                        Commmission    Caribbeam
-----------------------------------------------------------------------------------------------------------------------------------
138    US       BITHORN TVL             US Airways:    Time of ticketing      65161978     1/1/02                   12/31/02
       Airways, CARR 2                  Promotion -    bonus commission
       Inc.                             Caribbean      focused on the
                                        Commission     Caribbeam
-----------------------------------------------------------------------------------------------------------------------------------
138    US       GURIDYS TVL AGCY        US Airways:    Time of ticketing      67671975     1/1/02                   12/31/02
       Airways, 339 BROADWAY            Promotion -    bonus commission
       Inc.     BETHLEHEM, PA 18015     Caribbean      focused on the
                                        Commission     Caribbeam
-----------------------------------------------------------------------------------------------------------------------------------
138    US       VIAJES CARELY INC       US Airways:    Time of ticketing      65161978     1/1/02                   12/31/02
       Airways, 1101-REPARTO METROP.    Promotion -    bonus commission
       Inc.     CALLE 54 S.E.           Caribbean      focused on the
                RIO PIEDRAS, PR 00921   Commission     Caribbeam
-----------------------------------------------------------------------------------------------------------------------------------
138    US       APPLAUSE TVL & TOURS    US Airways:    Time of ticketing      67671975     1/1/02                   12/31/02
       Airways, SUITE 4                 Promotion -    bonus commission
       Inc.     4996 BROADWAY           Caribbean      focused on the
                NEW YORK, NY 10034      Commission     Caribbeam
-----------------------------------------------------------------------------------------------------------------------------------
138    US       CARIBBEAN TOURS         US Airways:    Time of ticketing      67671975     1/1/02                      12/31/02
       Airways, SUITE 300               Promotion -    bonus commission
       Inc.     131 JERICHO TURNPIKE    Caribbean      focused on the
                JERICHO, NY 11753       Commission     Caribbeam
-----------------------------------------------------------------------------------------------------------------------------------
121    US       United Airlines, Inc.   Cargo          Cargo handling at      95230-23     4/1/93                      2/17/03
       Airways, WHQUS                   Terminal       John Wayne Airport -
       Inc.     PO Box 66100            handling       Orange County (SNA)
                Chicago, IL 60666       services       using our facility.
                                                       No mail. No running.
-----------------------------------------------------------------------------------------------------------------------------------
138    US       VIAJES CARIBE INC       US Airways:    Time of ticketing      65161978     1/1/02                   12/31/02
       Airways, CANALS ROOSEVELT        Promotion -    bonus commission
       Inc.     J.AGOSTO RIVERA ESQ.    Caribbean      focused on the
                HATO REY, PR 00918      Commission     Caribbeam
-----------------------------------------------------------------------------------------------------------------------------------
138    US       BITHORN TVL             US Airways:    Time of ticketing      65161978     1/1/02                   12/31/02
       Airways, PRINCIPAL ST. SUITE 245 Promotion -    bonus commission
       Inc.     FLORIDA, PR 00650       Caribbean      focused on the
                                        Commission     Caribbeam
-----------------------------------------------------------------------------------------------------------------------------------
138    US       BITHORN TVL             US Airways:    Time of ticketing      65161978     1/1/02                   12/31/02
       Airways, SUITE 201               Promotion -    bonus commission
       Inc.     ISLA VERDE MALL 187 ST  Caribbean      focused on the
                CAROLINA, PR 00979      Commission     Caribbeam
-----------------------------------------------------------------------------------------------------------------------------------
138    US       VIAJES TROPICO          US Airways:    Time of ticketing      65161978     1/1/02                   12/31/02
       Airways, PINERO NO.20            Promotion -    bonus commission
       Inc.     GUAYNABO, PR 00969      Caribbean      focused on the
                                        Commission     Caribbeam
-----------------------------------------------------------------------------------------------------------------------------------
138    US       TVL WITH SEARS          US Airways:    Time of ticketing      65161978     1/1/02                      12/31/20
       Airways, LAS CATALINAS           Promotion -    bonus commission
       Inc.     MALL/CARR 156           Caribbean      focused on the
                CAGUAS, PR 00725        Commission     Caribbeam
-----------------------------------------------------------------------------------------------------------------------------------
138    US       BITHORN TVL             US Airways:    Time of ticketing      65161978     1/1/02                   12/31/02
       Airways, SUITE 200               Promotion -    bonus commission
       Inc.     LOPEZ LANDRON NO.1509   Caribbean      focused on the
                SANTURCE, PR 00911      Commission     Caribbeam
-----------------------------------------------------------------------------------------------------------------------------------
138    US       VIAJES CALDERON         US Airways:    Time of ticketing      65161978     1/1/02                   12/31/02
       Airways, CALDERON MUJICA 4       Promotion -    bonus commission
       Inc.     CANOVANAS, PR 00729     Caribbean      focused on the
                                        Commission     Caribbeam
-----------------------------------------------------------------------------------------------------------------------------------
138    US       BITHORN TVL             US Airways:    Time of ticketing      65161978     1/1/02                   12/31/02
       Airways, RUIZ BELVIS NO.18       Promotion -    bonus commission
       Inc.     SAN SEBASTIAN, PR 00685 Caribbean      focused on the
                                        Commission     Caribbeam
-----------------------------------------------------------------------------------------------------------------------------------
138    US       CONDADO TVL INC         US Airways:    Time of ticketing      65161978     1/1/02                   12/31/02
       Airways, SAM'S CLUB              Promotion -    bonus commission
       Inc.     CAROLINA, PR 00982      Caribbean      focused on the
                                        Commmission    Caribbeam
-----------------------------------------------------------------------------------------------------------------------------------
138    US       LOCATION TVL            US Airways:    Time of ticketing      65161978     1/1/02                   12/31/02
       Airways, CERVANTES NO.55         Promotion -    bonus commission
       Inc.     CONDADO, PR 00907       Caribbean      focused on the
                                        Commission     Caribbeam
-----------------------------------------------------------------------------------------------------------------------------------
138    US       ESPERANZA TVL & TOURS   US Airways:    Time of ticketing      64161662     1/1/02                   12/31/02
       Airways, 636 CENTRE STREET       Promotion -    bonus commission
       Inc.     JAMAICA PLAIN, MA 02130 Caribbean      focused on the
                                        Commission     Caribbeam
-----------------------------------------------------------------------------------------------------------------------------------
138    US       BITHORN TVL             US Airways:    Time of ticketing      65161978     1/1/02                   12/31/02
       Airways, EXP.TRUJILLO ALTO       Promotion -    bonus commission
       Inc.     PLAZA TRUJILLO ALTO     Caribbean      focused on the
                TRUJILLO ALTO, PR 00976 Commission     Caribbeam
-----------------------------------------------------------------------------------------------------------------------------------
138    US       JULIAS TVL AGCY         US Airways:    Time of ticketing      64161662     1/1/02                   12/31/02
       Airways, 525 ESSEX STREET        Promotion -    bonus commission
       Inc.     LAWRENCE, MA 01840      Caribbean      focused on the
                                        Commission     Caribbeam
-----------------------------------------------------------------------------------------------------------------------------------
138    US       MARTINEZ TVL AGCY       US Airways:    Time of ticketing      64161662     1/1/02                   12/31/02
       Airways, 510 W 207TH STREET      Promotion -    bonus commission
       Inc.     NEW YORK, NY 10034      Caribbean      focused on the
                                        Commission     Caribbeam
-----------------------------------------------------------------------------------------------------------------------------------
138    US       GALAXY TVL              US Airways:    Time of ticketing      65161978     1/1/02                   12/31/02
       Airways, UNIVERSITY GARDENS      Promotion -    bonus commission
       Inc.     PINERO 280              Caribbean      focused on the
                RIO PIEDRAS, PR 00927   Commission     Caribbeam
-----------------------------------------------------------------------------------------------------------------------------------
138    US       JUANJOS TVL SVC INC     US Airways:    Time of ticketing      65161978     1/1/02                   12/31/02
       Airways, 68 GALERIA DEL CONDADO  Promotion -    bonus commission
       Inc.     COND.                   Caribbean      focused on the
                SAN JUAN, PR 00940      Commission     Caribbeam
-----------------------------------------------------------------------------------------------------------------------------------
138    US       QUISQUEYANA             US Airways:    Time of ticketing      28622027     1/1/02                   12/31/02
       Airways, 3499 BROADWAY           Promotion -    bonus commission
       Inc.     NEW YORK, NY 10031      Caribbean      focused on the
                                        Commission     Caribbeam
-----------------------------------------------------------------------------------------------------------------------------------
138    US       EXCELSIOR TVL & TR INC  US Airways:    Time of ticketing      65161978     1/1/02                   12/31/02
       Airways, PONCE DE LEON NO.611    Promotion -    bonus commission
       Inc.     HATO REY, PR 00917      Caribbean      focused on the
                                        Commission     Caribbeam
-----------------------------------------------------------------------------------------------------------------------------------
138    US       QUISQUEYANA TVL INC     US Airways:    Time of ticketing      28622027     1/1/02                      12/31/02
       Airways, 4468 BROADWAY           Promotion -    bonus commission
       Inc.     NEW YORK, NY 10040      Caribbean      focused on the
                                        Commission     Caribbeam
-----------------------------------------------------------------------------------------------------------------------------------
138    US       QUISQUEYANA             US Airways:    Time of ticketing      28622027     1/1/02                      12/31/02
       Airways, 579 W 181 ST            Promotion -    bonus commission
       Inc.     NEW YORK, NY 10033      Caribbean      focused on the
                                        Commission     Caribbeam
-----------------------------------------------------------------------------------------------------------------------------------
138    US       VALENTINO TVL SVC       US Airways:    Time of ticketing      64161662     1/1/02                      12/31/02
       Airways, 759 MAIN STREET         Promotion -    bonus commission
       Inc.     NEW ROCHELLE, NY 10805  Caribbean      focused on the
                                        Commission     Caribbeam
-----------------------------------------------------------------------------------------------------------------------------------
138    US       B & R ENTERPRISES TVL   US Airways:    Time of ticketing      64161662     1/1/02                   12/31/02
       Airways, SUITE 1                 Promotion -    bonus commission
       Inc.     611 N 7TH STREET        Caribbean      focused on the
                ALLENTOWN, PA 18102     Commission     Caribbeam
-----------------------------------------------------------------------------------------------------------------------------------
138    US       BITHORN TVL             US Airways:    Time of ticketing      65161978     1/1/02                   12/31/02
       Airways, SAN PATRICIO SHOPPING   Promotion -    bonus commission
       Inc.     CTR                     Caribbean      focused on the
                LOCAL D-8               Commission     Caribbeam
                GUAYNABO, PR 00968
-----------------------------------------------------------------------------------------------------------------------------------
138    US       PACIFIC ASIA LEISURE    US Airways:    Time of ticketing      64161662     1/1/02                   12/31/02
       Airways, INC                     Promotion -    bonus commission
       Inc.     SUITE 1216              Caribbean      focused on the
                60 EAST 42 ST           Commission     Caribbeam
                NEW YORK, NY 10165
-----------------------------------------------------------------------------------------------------------------------------------
138    US       QUISQUEYANA             US Airways:    Time of ticketing      94691953     1/1/02                      12/31/02
       Airways, 1530 ST NICHOLAS AVE    Promotion -    bonus commission
       Inc.     NEW YORK, NY 10033      Caribbean      focused on the
                                        Commission     Caribbeam
-----------------------------------------------------------------------------------------------------------------------------------
121    US       AIR CARGO , INC         Cargo services Agency asgreement for   none        6/1/88                   3/14/03
       Airways, 1819 BAY RIDGE AVE                     Air Cargo Inc. to
       Inc.     ANNAPOLIS, MD 21403                    arrange and manage
                                                       RFS and intercity
                                                       cargo trucking
                                                       services.
-----------------------------------------------------------------------------------------------------------------------------------
121    US       AEROGROUND, INC.        Cargo          Cargo handling         SFO7232      9/1/96                   3/12/03
       Airways, 270 LAWRENCE AVE.       terminal       contract for
       Inc.     SOUTH SAN FRANCISCO,    handling       contractor at the
                CA 94080                services       San Francisco
                                                       International Airport
                                                       (SFO) handling
                                                       cargo, mail, running,
                                                       useing our facility
-----------------------------------------------------------------------------------------------------------------------------------
138    US       TREMONT TVL AGCY        US Airways:    Time of ticketing      67671975     1/1/02                   12/31/02
       Airways, 851 E  TREMONT AVE      Promotion -    bonus commission
       Inc.     BRONX, NY 10460         Caribbean      focused on the
                                        Commission     Caribbeam
-----------------------------------------------------------------------------------------------------------------------------------
138    US       QUISQUEYANA             US Airways:    Time of ticketing      94691953     1/1/02                   12/31/02
       Airways, 3499 BROADWAY           Promotion -    bonus commission
       Inc.     NEW YORK, NY 10031      Caribbean      focused on the
                                        Commission     Caribbeam
-----------------------------------------------------------------------------------------------------------------------------------
138    US       GILS TVL AGCY           US Airways:    Time of ticketing      64161662     1/1/02                   12/31/02
       Airways, 195 LAWRENCE ST         Promotion -    bonus commission
       Inc.     LAWRENCE, MA 01841      Caribbean      focused on the
                                        Commission     Caribbeam
-----------------------------------------------------------------------------------------------------------------------------------
138    US       CARIBBEAN TOURS         US Airways:    Time of ticketing      64161662     1/1/02                   12/31/02
       Airways, SUITE 300               Promotion -    bonus commission
       Inc.     131 JERICHO TURNPIKE    Caribbean      focused on the
                JERICHO, NY 11753       Commission     Caribbeam
-----------------------------------------------------------------------------------------------------------------------------------
138    US       QUISQUEYANA             US Airways:    Time of ticketing      28622027     1/1/02                   12/31/02
       Airways, 1530 ST NICHOLAS AVE    Promotion -    bonus commission
       Inc.     NEW YORK, NY 10033      Caribbean      focused on the
                                        Commission     Caribbeam
-----------------------------------------------------------------------------------------------------------------------------------
138    US       SOLYMAR TVL INC         US Airways:    Time of ticketing      64161662     1/1/02                   12/31/02
       Airways, 446 MERRIMACK STREET    Promotion -    bonus commission
       Inc.     LOWELL, MA 01854        Caribbean      focused on the
                                        Commission     Caribbeam
-----------------------------------------------------------------------------------------------------------------------------------
138    US       SOUTHERLAND TOURS       US Airways:    Time of ticketing      65161978     1/1/02                   12/31/02
       Airways, CHRISTIANSTED           Promotion -    bonus commission
       Inc.     CHANDLERS WHARF-6A      Caribbean      focused on the
                PORT ST                 Commission     Caribbeam
                SAINT CROIX, VI 00821
-----------------------------------------------------------------------------------------------------------------------------------
138    US       HOY TVL                 US Airways:    Time of ticketing      64161662     1/1/02                   12/31/02
       Airways, 910 PENN ST             Promotion -    bonus commission
       Inc.     READING, PA 19602       Caribbean      focused on the
                                        Commission     Caribbeam
-----------------------------------------------------------------------------------------------------------------------------------
138    US       BITHORN TVL             US Airways:    Time of ticketing      65161978     1/1/02                   12/31/02
       Airways, 1509 LOPEZ LANDRON      Promotion -    bonus commission
       Inc.                             Caribbean      focused on the
                                        Commission     Caribbeam
-----------------------------------------------------------------------------------------------------------------------------------
138    US       PERICAS TVL AGCY INC    US Airways:    Time of ticketing      94691953     1/1/02                   12/31/02
       Airways, 3921 MAIN ST            Promotion -    bonus commission
       Inc.     BRIDGEPORT, CT 06606    Caribbean      focused on the
                                        Commission     Caribbeam
-----------------------------------------------------------------------------------------------------------------------------------
138    US       ATLANTIC TVL AGCY       US Airways:    Time of ticketing      64161662     1/1/02                   12/31/02
       Airways, 1446 DORCHESTER AVE     Promotion -    bonus commission
       Inc.     DORCHESTER, MA 02122    Caribbean      focused on the
                                        Commission     Caribbeam
-----------------------------------------------------------------------------------------------------------------------------------
138    US       ALEJANDRO TVL SVC       US Airways:    Time of ticketing      65161978     1/1/02                   12/31/02
       Airways, CONDADO MODERNO CALLE   Promotion -    bonus commission
       Inc.     1-B-1                   Caribbean      focused on the
                CAGUAS, PR 00726        Commission     Caribbeam
-----------------------------------------------------------------------------------------------------------------------------------
138    US       BITHORN TVL             US Airways:    Time of ticketing      65161978     1/1/02                   12/31/02
       Airways, HERMITA ESQUINA MUNOZ   Promotion -    bonus commission
       Inc.     RIVERA                  Caribbean      focused on the
                LARES, PR 00669         Commission     Caribbeam
-----------------------------------------------------------------------------------------------------------------------------------
138    US       VIAJERO TVL AGCY INC    US Airways:    Time of ticketing      65161978     1/1/02                      12/31/02
       Airways, BONNEVILLE TERRACE      Promotion -    bonus commission
       Inc.     DEGETAU NO.A-10         Caribbean      focused on the
                CAGUAS, PR 00725        Commission     Caribbeam
-----------------------------------------------------------------------------------------------------------------------------------
138    US       CARIBBEAN TVL AGCY INC  US Airways:    Time of ticketing      65161978     1/1/02                   12/31/02
       Airways, 14AB ESTATE THOMAS-NEW  Promotion -    bonus commission
       Inc.     QUARTER                 Caribbean      focused on the
                THE GUARDIAN BUILDING   Commission     Caribbeam
                SAINT THOMAS, VI 00803
-----------------------------------------------------------------------------------------------------------------------------------
138    US       LATINO TVL AGCY INC     US Airways:    Time of ticketing      67671975     1/1/02                   12/31/02
       Airways, STOREFRONT              Promotion -    bonus commission
       Inc.     37-05 83RD ST           Caribbean      focused on the
                JACKSON HTS, NY 11372   Commission     Caribbeam
-----------------------------------------------------------------------------------------------------------------------------------
138    US       SOLAR TOURS             US Airways:    Time of ticketing      64161662     1/1/02                   12/31/02
       Airways, 8460 SO TAMIAMI TRAIL   Promotion -    bonus commission
       Inc.     SARASOTA, FL 34238      Caribbean      focused on the
                                        Commission     Caribbeam
-----------------------------------------------------------------------------------------------------------------------------------
138    US       VALENTINO TVL SVC       US Airways:    Time of ticketing      67671975     1/1/02                   12/31/02
       Airways, 1551 WESTCHESTER AVE    Promotion -    bonus commission
       Inc.     BRONX, NY 10472         Caribbean      focused on the
                                        Commission     Caribbeam
-----------------------------------------------------------------------------------------------------------------------------------
138    US       BITHORN TVL             US Airways:    Time of ticketing      65161978     1/1/02                   12/31/02
       Airways, SUITE 22                Promotion -    bonus commission
       Inc.     PLAZUELA BALDORIOTY     Caribbean      focused on the
                UTUADO, PR 00641        Commission     Caribbeam
-----------------------------------------------------------------------------------------------------------------------------------
138    US       VALENTINO TVL SVC       US Airways:    Time of ticketing      64161662     1/1/02                      12/31/02
       Airways, GROUND FLOOR            Promotion -    bonus commission
       Inc.     72-30 ROOSEVELT AVE     Caribbean      focused on the
                JACKSON HTS, NY 11372   Commission     Caribbeam
-----------------------------------------------------------------------------------------------------------------------------------
138    US       PREMIER TVL HOUSE INC   US Airways:    Time of ticketing      65161978     1/1/02                      12/31/02
       Airways, URB. ROOSEVELT          Promotion -    bonus commission
       Inc.     H.L.ALVARADO NO.513     Caribbean      focused on the
                HATO REY, PR 00917      Commission     Caribbeam
-----------------------------------------------------------------------------------------------------------------------------------
121    US       JETSTREAM GROUND        Cargo          ACI Cargo handling     AVL7019      6/27/01                     9/27/02
       Airways, SERVICES, INC.          terminal       contract at the
       Inc.     1306 N. PERIMETER RD.   handling       Ashville, NC Airport
                WEST PALM BEACH, FL     services       (AVL) for cargo
                33406                                  handling using our
                                                       facility.
-----------------------------------------------------------------------------------------------------------------------------------
138    US       SUBURBAN WORLDWIDE TVL  US Airways:    Time of ticketing      64161662     1/1/02                      12/31/02
       Airways, 56 WALL STREET          Promotion -    bonus commission
       Inc.     MADISON, CT 06443       Caribbean      focused on the
                                        Commission     Caribbeam
-----------------------------------------------------------------------------------------------------------------------------------
138    US       ALEJANDRO TVL SVC       US Airways:    Time of ticketing      65161978     1/1/02                   12/31/02
       Airways, ANGEL C. MORALES NO.8   Promotion -    bonus commission
       Inc.     GURABO, PR 00778        Caribbean      focused on the
                                        Commission     Caribbeam
-----------------------------------------------------------------------------------------------------------------------------------
138    US       CWT ERIKA TVL SVC       US Airways:    Time of ticketing      64161662     1/1/02                   12/31/02
       Airways, 74A PALOMBA DR          Promotion -    bonus commission
       Inc.     ENFIELD, CT 06082       Caribbean      focused on the
                                        Commmission    Caribbeam
-----------------------------------------------------------------------------------------------------------------------------------
138    US       VALENTINO TVL SVC       US Airways:    Time of ticketing      64161662     1/1/02                   12/31/02
       Airways, 102-06 ROOSEVELT AVE    Promotion -    bonus commission
       Inc.     CORONA, NY 11368        Caribbean      focused on the
                                        Commission     Caribbeam
-----------------------------------------------------------------------------------------------------------------------------------
138    US       KINGSWAY TVL            US Airways:    Time of ticketing      67671975     1/1/02                   12/31/02
       Airways, 2416 65TH STREET        Promotion -    bonus commission
       Inc.     BROOKLYN, NY 11204      Caribbean      focused on the
                                        Commission     Caribbeam
-----------------------------------------------------------------------------------------------------------------------------------
138    US       VALENTINO TVL SVC       US Airways:    Time of ticketing      67671975     1/1/02                      12/31/02
       Airways, SUITE 100               Promotion -    bonus commission
       Inc.     815 ELIZABETH AVE       Caribbean      focused on the
                ELIZABETH, NJ 07201     Commission     Caribbeam
-----------------------------------------------------------------------------------------------------------------------------------
138    US       TVL WITH SEARS          US Airways:    Time of ticketing      65161978     1/1/02                      12/31/02
       Airways, 1ER. NIVEL              Promotion -    bonus commission
       Inc.     SANTA ROSA MALL         Caribbean      focused on the
                BAYAMON, PR 00959       Commission     Caribbeam
-----------------------------------------------------------------------------------------------------------------------------------
138    US       GURIDYS TVL AGCY        US Airways:    Time of ticketing      64161662     1/1/02                   12/31/02
       Airways, 339 BROADWAY            Promotion -    bonus commission
       Inc.     BETHLEHEM, PA 18015     Caribbean      focused on the
                                        Commission     Caribbeam
-----------------------------------------------------------------------------------------------------------------------------------
138    US       WIEWALL TVL AGENTS      US Airways:    Time of ticketing      65161978     1/1/02                   12/31/02
       Airways, EDIFICIO VIC CENTER     Promotion -    bonus commission
       Inc.     MUNOZ RIVERA NO.867     Caribbean      focused on the
                RIO PIEDRAS, PR 00925   Commission     Caribbeam
-----------------------------------------------------------------------------------------------------------------------------------
138    US       CONDADO TVL INC         US Airways:    Time of ticketing      65161978     1/1/02                   12/31/02
       Airways, CARRERAS NO.50          Promotion -    bonus commission
       Inc.     HUMACAO, PR 00791       Caribbean      focused on the
                                        Commmission    Caribbeam
-----------------------------------------------------------------------------------------------------------------------------------
138    US       KINGSWAY TVL            US Airways:    Time of ticketing      64161662     1/1/02                   12/31/02
       Airways, 2416 65TH STREET        Promotion -    bonus commission
       Inc.     BROOKLYN, NY 11204      Caribbean      focused on the
                                        Commission     Caribbeam
-----------------------------------------------------------------------------------------------------------------------------------
138    US       BITHORN TVL             US Airways:    Time of ticketing      65161978     1/1/02                   12/31/02
       Airways, PLAZA RIO HONDO MALL    Promotion -    bonus commission
       Inc.     BAYAMON, PR 00961       Caribbean      focused on the
                                        Commission     Caribbeam
-----------------------------------------------------------------------------------------------------------------------------------
138    US       VALENTINO TVL SVC       US Airways:    Time of ticketing      67671975     1/1/02                      12/31/02
       Airways, GROUND FLOOR            Promotion -    bonus commission
       Inc.     72-30 ROOSEVELT AVE     Caribbean      focused on the
                JACKSON HTS, NY 11372   Commission     Caribbeam
-----------------------------------------------------------------------------------------------------------------------------------
138    US       MONEYGRAM OF NEW YORK   US Airways:    Time of ticketing      67671975     1/1/02                   12/31/02
       Airways, LLC                     Promotion -    bonus commission
       Inc.     521 WEST 181 ST         Caribbean      focused on the
                NEW YORK, NY 10033      Commission     Caribbeam
-----------------------------------------------------------------------------------------------------------------------------------
138    US       BARRON TVL INC          US Airways:    Time of ticketing      65161978     1/1/02                   12/31/02
       Airways, LAGUNA SHOPPING CENTER  Promotion -    bonus commission
       Inc.     ISLA VERDE, PR 00979    Caribbean      focused on the
                                        Commission     Caribbeam
-----------------------------------------------------------------------------------------------------------------------------------
138    US       BITHORN TVL             US Airways:    Time of ticketing      65161978     1/1/02                   12/31/02
       Airways, EL SENORIAL SHOPPING    Promotion -    bonus commission
       Inc.     CENTER                  Caribbean      focused on the
                RIO PIEDRAS, PR 00926   Commission     Caribbeam
-----------------------------------------------------------------------------------------------------------------------------------
138    US       BITHORN TVL             US Airways:    Time of ticketing      65161978     1/1/02                   12/31/02
       Airways, EDIFICIO BANCO POPULAR  Promotion -    bonus commission
       Inc.     HATO REY, PR 00918      Caribbean      focused on the
                                        Commission     Caribbeam
-----------------------------------------------------------------------------------------------------------------------------------
138    US       QUISQUEYANA             US Airways:    Time of ticketing      94691953     1/1/02                   12/31/02
       Airways, 2010 BERGENLINE AVE     Promotion -    bonus commission
       Inc.     UNION CITY, NJ 07087    Caribbean      focused on the
                                        Commission     Caribbeam
-----------------------------------------------------------------------------------------------------------------------------------
138    US       CORAL TVL               US Airways:    Time of ticketing      64161662     1/1/02                   12/31/02
       Airways, 150 HUNTINGTON AVENUE   Promotion -    bonus commission
       Inc.     BOSTON, MA 02115        Caribbean      focused on the
                                        Commmission    Caribbeam
-----------------------------------------------------------------------------------------------------------------------------------
138    US       MONEYGRAM OF NEW YORK   US Airways:    Time of ticketing      64161662     1/1/02                   12/31/02
       Airways, LLC                     Promotion -    bonus commission
       Inc.     521 WEST 181 ST         Caribbean      focused on the
                NEW YORK, NY 10033      Commission     Caribbeam
-----------------------------------------------------------------------------------------------------------------------------------
138    US       ISLA TVL                US Airways:    Time of ticketing      64161662     1/1/02                   12/31/02
       Airways, 544 RISING SUN AVE      Promotion -    bonus commission
       Inc.     PHILADELPHIA, PA 19140  Caribbean      focused on the
                                        Commission     Caribbeam
-----------------------------------------------------------------------------------------------------------------------------------
138    US       MARIN TVL OF PA INC     US Airways:    Time of ticketing      67671975     1/1/02                   12/31/02
       Airways, 5635 NORTH 5TH STREET   Promotion -    bonus commission
       Inc.     PHILADELPHIA, PA 19120  Caribbean      focused on the
                                        Commission     Caribbeam
-----------------------------------------------------------------------------------------------------------------------------------
138    US       QUISQUEYANA             US Airways:    Time of ticketing      28622027     1/1/02                   12/31/02
       Airways, 2110 GRAND CONCOURSE    Promotion -    bonus commission
       Inc.     BRONX, NY 10457         Caribbean      focused on the
                                        Commission     Caribbeam
-----------------------------------------------------------------------------------------------------------------------------------
138    US       TVL WITH SEARS          US Airways:    Time of ticketing      65161978     1/1/02                   12/31/02
       Airways, SEARS MAYAGUEZ MALL     Promotion -    bonus commission
       Inc.     MAYAGUEZ, PR 00680      Caribbean      focused on the
                                        Commission     Caribbeam
-----------------------------------------------------------------------------------------------------------------------------------
138    US       VIMAR TVL SVC           US Airways:    Time of ticketing      65161978     1/1/02                   12/31/02
       Airways, SANTA CRUZ NO.64        Promotion -    bonus commission
       Inc.     GALERIA MEDICA-SUITE    Caribbean      focused on the
                210                     Commission     Caribbeam
                BAYAMON, PR 00959
-----------------------------------------------------------------------------------------------------------------------------------
138    US       PERICAS TVL AGCY INC    US Airways:    Time of ticketing      67671975     1/1/02                   12/31/02
       Airways, 915 STATE ST            Promotion -    bonus commission
       Inc.     NEW HAVEN, CT 06511     Caribbean      focused on the
                                        Commission     Caribbeam
-----------------------------------------------------------------------------------------------------------------------------------
138    US       MARTINEZ TVL AGCY       US Airways:    Time of ticketing      67671975     1/1/02                      12/31/02
       Airways, 510 W 207TH STREET      Promotion -    bonus commission
       Inc.     NEW YORK, NY 10034      Caribbean      focused on the
                                        Commission     Caribbeam
-----------------------------------------------------------------------------------------------------------------------------------
138    US       MARIN TVL OF PA INC     US Airways:    Time of ticketing      64161662     1/1/02                   12/31/02
       Airways, 5635 NORTH 5TH STREET   Promotion -    bonus commission
       Inc.     PHILADELPHIA, PA 19120  Caribbean      focused on the
                                        Commission     Caribbeam
-----------------------------------------------------------------------------------------------------------------------------------
138    US       VALENTINO TVL SVC       US Airways:    Time of ticketing      64161662     1/1/02                   12/31/02
       Airways, SUITE 100               Promotion -    bonus commission
       Inc.     815 ELIZABETH AVE       Caribbean      focused on the
                ELIZABETH, NJ 07201     Commission     Caribbeam
-----------------------------------------------------------------------------------------------------------------------------------
138    US       MAGIC TOURS             US Airways:    Time of ticketing      65161978     1/1/02                   12/31/02
       Airways, JESUS T.PINERO NO.1038  Promotion -    bonus commission
       Inc.     PUERTO NUEVO, PR 00920  Caribbean      focused on the
                                        Commission     Caribbeam
-----------------------------------------------------------------------------------------------------------------------------------
138    US       QUISQUEYANA             US Airways:    Time of ticketing      94691953     1/1/02                   12/31/02
       Airways, 579 W 181ST ST          Promotion -    bonus commission
       Inc.     NEW YORK, NY 10033      Caribbean      focused on the
                                        Commission     Caribbeam
-----------------------------------------------------------------------------------------------------------------------------------
138    US       APPLAUSE TVL & TOURS    US Airways:    Time of ticketing      64161662     1/1/02                   12/31/02
       Airways, SUITE 4                 Promotion -    bonus commission
       Inc.     4996 BROADWAY           Caribbean      focused on the
                NEW YORK, NY 10034      Commission     Caribbeam
-----------------------------------------------------------------------------------------------------------------------------------
138    US       BITHORN TVL             US Airways:    Time of ticketing      65161978     1/1/02                   12/31/02
       Airways, HATO REY TOWER BLDG.    Promotion -    bonus commission
       Inc.     268 AVENIDA MUNOZ       Caribbean      focused on the
                RIVERA                  Commission     Caribbeam
                HATO REY, PR 00918
-----------------------------------------------------------------------------------------------------------------------------------
138    US       BITHORN TVL             US Airways:    Time of ticketing      65161978     1/1/02                   12/31/02
       Airways, LOIZA NO.1754           Promotion -    bonus commission
       Inc.     SAN JUAN, PR 00911      Caribbean      focused on the
                                        Commission     Caribbeam
-----------------------------------------------------------------------------------------------------------------------------------
138    US       WIEWALL TVL AGENTS      US Airways:    Time of ticketing      65161978     1/1/02                      12/31/02
       Airways, PALMER NO.6             Promotion -    bonus commission
       Inc.     BAYAMON, PR 00961       Caribbean      focused on the
                                        Commission     Caribbeam
-----------------------------------------------------------------------------------------------------------------------------------
138    US       TRAVEL GALLERY INC.     US Airways:    Time of ticketing      65161978     1/1/02                      12/31/02
       Airways, EDIFICIO CASO/PDA 18    Promotion -    bonus commission
       Inc.     PONCE DE LEON NO.1225   Caribbean      focused on the
                SANTURCE, PR 00907      Commission     Caribbeam
-----------------------------------------------------------------------------------------------------------------------------------
138    US       ALPHA TVL AGCY INC      US Airways:    Time of ticketing      64161662     1/1/02                   12/31/02
       Airways, 525 MAIN ST             Promotion -    bonus commission
       Inc.     WORCESTER, MA 01608     Caribbean      focused on the
                                        Commission     Caribbeam
-----------------------------------------------------------------------------------------------------------------------------------
138    US       ARJES TVL INC           US Airways:    Time of ticketing      65161978     1/1/02                   12/31/02
       Airways, UNION NO.83             Promotion -    bonus commission
       Inc.     PONCE, PR 00731         Caribbean      focused on the
                                        Commission     Caribbeam
-----------------------------------------------------------------------------------------------------------------------------------
138    US       CONDADO TVL INC         US Airways:    Time of ticketing      65161978     1/1/02                   12/31/02
       Airways, OFIC. 721-ROYAL BANK    Promotion -    bonus commission
       Inc.     BLDG.                   Caribbean      focused on the
                PONCE DE LEON NO.255    Commmission    Caribbeam
                HATO REY, PR 00918
-----------------------------------------------------------------------------------------------------------------------------------
138    US       QUISQUEYANA             US Airways:    Time of ticketing      94691953     1/1/02                   12/31/02
       Airways, 207 DYCKMAN ST          Promotion -    bonus commission
       Inc.     NEW YORK, NY 10040      Caribbean      focused on the
                                        Commission     Caribbeam
-----------------------------------------------------------------------------------------------------------------------------------
138    US       PEERLESS TVL & TOURS    US Airways:    Time of ticketing      67671975     1/1/02                   12/31/02
       Airways, 5601 BERGENLINE AVE     Promotion -    bonus commission
       Inc.     WEST NEW YORK, NJ 07093 Caribbean      focused on the
                                        Commission     Caribbeam
-----------------------------------------------------------------------------------------------------------------------------------
138    US       SOLAR TOURS             US Airways:    Time of ticketing      64161662     1/1/02                      12/31/02
       Airways, SUITE 604               Promotion -    bonus commission
       Inc.     1629 K STREET NW        Caribbean      focused on the
                WASHINGTON, DC 20006    Commission     Caribbeam
-----------------------------------------------------------------------------------------------------------------------------------
138    US       CITIBANK NA             US Airways:    Time of ticketing      65161978     1/1/02                      12/31/02
       Airways, MAIL ROOM PDS           Promotion -    bonus commission
       Inc.     1 CITIBANK DR           Caribbean      focused on the
                SAN JUAN, PR 00926      Commmission    Caribbeam
-----------------------------------------------------------------------------------------------------------------------------------
138    US       DESTINATIONS TVL CNSLT  US Airways:    Time of ticketing      65161978     1/1/02                      12/31/02
       Airways, SUITE 102               Promotion -    bonus commission
       Inc.     387 HOSTOS AVENUE       Caribbean      focused on the
                SAN JUAN, PR 00918      Commmission    Caribbeam
-----------------------------------------------------------------------------------------------------------------------------------
138    US       BAVI TVL AGCY           US Airways:    Time of ticketing      65161978     1/1/02                   12/31/02
       Airways, EXT.EL COMANDANTE       Promotion -    bonus commission
       Inc.     245 SAN MARCOS AVENUE   Caribbean      focused on the
                CAROLINA, PR 00982      Commission     Caribbeam
-----------------------------------------------------------------------------------------------------------------------------------
138    US       PERICAS TVL AGCY INC    US Airways:    Time of ticketing      64161662     1/1/02                      12/31/02
       Airways, 3921 MAIN ST            Promotion -    bonus commission
       Inc.     BRIDGEPORT, CT 06606    Caribbean      focused on the
                                        Commission     Caribbeam
-----------------------------------------------------------------------------------------------------------------------------------
138    US       TVL ONE SVC             US Airways:    Time of ticketing      67671975     1/1/02                      12/31/02
       Airways, SUITE 304               Promotion -    bonus commission
       Inc.     8300 SW 8TH ST          Caribbean      focused on the
                MIAMI, FL 33144         Commission     Caribbeam
-----------------------------------------------------------------------------------------------------------------------------------
121    US       BERRY'S AIR FREIGHT,    Cargo          ACI Cargo handling     MYR7221      9/1/96                      9/30/02
       Airways, INC.                    terminal       contract at the
       Inc.     3511 AIR COMMERCE DR.   handling       Mrytle Beach Airport
                W.                                     COLUMBIA, SC
                                                       29170 services
                                                       (MYR) for cargo
                                                       handling using
                                                       our facility.
-----------------------------------------------------------------------------------------------------------------------------------
138    US       SUNRAY TVL SVC INC      US Airways:    Time of ticketing      64161662     1/1/02                      12/31/02
       Airways, 98 NEW BRITAIN AVENUE   Promotion -    bonus commission
       Inc.     HARTFORD, CT 06106      Caribbean      focused on the
                                        Commission     Caribbeam
-----------------------------------------------------------------------------------------------------------------------------------
138    US       BITHORN TVL             US Airways:    Time of ticketing      65161978     1/1/02                   12/31/02
       Airways, PALMER 25-A             Promotion -    bonus commission
       Inc.     CIALES, PR 00638        Caribbean      focused on the
                                        Commission     Caribbeam
-----------------------------------------------------------------------------------------------------------------------------------
138    US       DELIA TVL               US Airways:    Time of ticketing      64161662     1/1/02                   12/31/02
       Airways, 5511 ROUTE 130          Promotion -    bonus commission
       Inc.     PENNSAUKEN, NJ 08110    Caribbean      focused on the
                                        Commmission    Caribbeam
-----------------------------------------------------------------------------------------------------------------------------------
138    US       LUZ NELL TVL AGCY INC   US Airways:    Time of ticketing      65161978     1/1/02                   12/31/02
       Airways, PONCE DE LEON NO#1203   Promotion -    bonus commission
       Inc.     SANTURCE, PR 00907      Caribbean      focused on the
                                        Commission     Caribbeam
-----------------------------------------------------------------------------------------------------------------------------------
138    US       TVL SPECIALIST INC      US Airways:    Time of ticketing      65161978     1/1/02                   12/31/02
       Airways, CAPARRA TERRACE         Promotion -    bonus commission
       Inc.     1156-B AMERICO MIRANDA  Caribbean      focused on the
                AVE. Commission Caribbea RIO PIEDRAS, P 00921
-----------------------------------------------------------------------------------------------------------------------------------
138    US       BITHORN TVL             US Airways:    Time of ticketing      65161978     1/1/02                   12/31/02
       Airways, PLAZA JUANA DIAZ SHOP.  Promotion -    bonus commission
       Inc.     CENTER                  Caribbean      focused on the
                JUANA DIAZ, PR 00795    Commission     Caribbeam
-----------------------------------------------------------------------------------------------------------------------------------
138    US       CORAL TVL               US Airways:    Time of ticketing      64161662     1/1/02                   12/31/02
       Airways, 695-A WASHINGTON ST     Promotion -    bonus commission
       Inc.     ATTLEBORO, MA 02703     Caribbean      focused on the
                                        Commmission    Caribbeam
-----------------------------------------------------------------------------------------------------------------------------------
138    US       FOMENTO TVL THE WORLD   US Airways:    Time of ticketing      65161978     1/1/02                   12/31/02
       Airways, 304 DOMENECH AVENUE     Promotion -    bonus commission
       Inc.     HATO REY, PR 00918      Caribbean      focused on the
                                        Commission     Caribbeam
-----------------------------------------------------------------------------------------------------------------------------------
138    US       BITHORN TVL             US Airways:    Time of ticketing      65161978     1/1/02                   12/31/02
       Airways, RAMEY BASE              Promotion -    bonus commission
       Inc.     219 BELT RD             Caribbean      focused on the
                RAMEY, PR 00604         Commission     Caribbeam
-----------------------------------------------------------------------------------------------------------------------------------
138    US       MENDEZ TVL AGCY         US Airways:    Time of ticketing      28622027     1/1/02                   12/31/02
       Airways, 260 ELMWOOD AVE         Promotion -    bonus commission
       Inc.     PROVIDENCE, RI 02907    Caribbean      focused on the
                                        Commission     Caribbeam
-----------------------------------------------------------------------------------------------------------------------------------
138    US       TVL WITH SEARS          US Airways:    Time of ticketing      65161978     1/1/02                   12/31/02
       Airways, 100 GRAN BOULEVARD      Promotion -    bonus commission
       Inc.     GALERIA LOS PASEOS      Caribbean      focused on the
                RIO PIEDRAS, PR 00926   Commission     Caribbeam
-----------------------------------------------------------------------------------------------------------------------------------
138    US       SIERRA TVL              US Airways:    Time of ticketing      64161662     1/1/02                   12/31/02
       Airways, 641 TREMONT STREET      Promotion -    bonus commission
       Inc.     BOSTON, MA 02118        Caribbean      focused on the
                                        Commission     Caribbeam
-----------------------------------------------------------------------------------------------------------------------------------
138    US       KABA TVL AGCY           US Airways:    Time of ticketing      65161978     1/1/02                   12/31/02
       Airways, URB. REPTO              Promotion -    bonus commission
       Inc.     METROPOLITANO           Caribbean      focused on the
                DE DIEGO NO.913         Commission     Caribbeam
                PORT NUEVO, PR 00928
-----------------------------------------------------------------------------------------------------------------------------------
138    US       CHINCHILLA TVL AGCY     US Airways:    Time of ticketing      65161978     1/1/02                   12/31/02
       Airways, DE DIEGO NO.455         Promotion -    bonus commission
       Inc.     RIO PIEDRAS, PR 00923   Caribbean      focused on the
                                        Commmission    Caribbeam
-----------------------------------------------------------------------------------------------------------------------------------
138    US       NEW WORLD TVL ADVENTURE US Airways:    Time of ticketing      94691953     1/1/02                   12/31/02
       Airways, SUITE 126               Promotion -    bonus commission
       Inc.     2460 MAIN STREET        Caribbean      focused on the
                SPRINGFIELD, MA 01107   Commission     Caribbeam
-----------------------------------------------------------------------------------------------------------------------------------
138    US       MODERN TVL & TOURS INC  US Airways:    Time of ticketing      65161978     1/1/02                   12/31/02
       Airways, ST CORNER               Promotion -    bonus commission
       Inc.     6 CLEMENCEAU ST JOFRE   Caribbean      focused on the
                CONDADO, PR 00907       Commission     Caribbeam
-----------------------------------------------------------------------------------------------------------------------------------
138    US       DARLINGTON AGENCIES INC US Airways:    Time of ticketing      65161978     1/1/02                   12/31/02
       Airways, 1007 MUNOZ RIVERA       Promotion -    bonus commission
       Inc.     AVENUE                  Caribbean      focused on the
                RIO PIEDRAS, PR 00925   Commmission    Caribbeam
-----------------------------------------------------------------------------------------------------------------------------------
138    US       LUGO TVL AGCY           US Airways:    Time of ticketing      65161978     1/1/02                   12/31/02
       Airways, LUIS MUNOZ RIVERA NO.11 Promotion -    bonus commission
       Inc.     SALINAS, PR 00751       Caribbean      focused on the
                                        Commission     Caribbeam
-----------------------------------------------------------------------------------------------------------------------------------
138    US       KINGSWAY TVL            US Airways:    Time of ticketing      94691953     1/1/02                   12/31/02
       Airways, 2416 65TH STREET        Promotion -    bonus commission
       Inc.     BROOKLYN, NY 11204      Caribbean      focused on the
                                        Commission     Caribbeam
-----------------------------------------------------------------------------------------------------------------------------------
138    US       SINDYS TVL SVC INC      US Airways:    Time of ticketing      67671975     1/1/02                      12/31/02
       Airways, 31 SHERMAN AVENUE       Promotion -    bonus commission
       Inc.     NEW YORK, NY 10040      Caribbean      focused on the
                                        Commission     Caribbeam
-----------------------------------------------------------------------------------------------------------------------------------
121    US       BNP CARGO RESOURCES,LLC Cargo Service  GSA Contract for PDQ   PDQ179GSA    7/1/02                      12/31/02
       Airways, 153 CLEVELAND AVENUE                   services
       Inc.     BUFFALO, NY 14222
-----------------------------------------------------------------------------------------------------------------------------------
138    US       CONDADO TVL INC         US Airways:    Time of ticketing      65161978     1/1/02                      12/31/02
       Airways, SAM'S CLUB              Promotion -    bonus commission
       Inc.     RAFAEL CORDERO & LUIS   Caribbean      focused on the
                M MARIN                 Commmission    Caribbeam
                CAGUAS, PR 00725
-----------------------------------------------------------------------------------------------------------------------------------
121    US       Aeroground, Inc.        Cargo          ACI Cargo Handling     SEA7248      9/1/96                      3/12/03
       Airways, 270 Lawrence Ave.       terminal       Contract for
       Inc.     South San Francisco,    handling       contractor to handle
                CA 94080                services       cargo using their
                                                       facility. No
                                                       running. No
                                                       mail.
-----------------------------------------------------------------------------------------------------------------------------------
121    US       Berry's Air Freight,    Cargo          ACI Cargo handling     CHS7208      9/1/96                      9/27/02
       Airways, Inc.                    terminal       contract for the
       Inc.     3511 Air Commerce Dr.   handling       Charleston, S.C.
                W. Columbia, SC 29170   services       Airport (CHS)
                                                       Cargo only. No
                                                       mail. No
                                                       running.
-----------------------------------------------------------------------------------------------------------------------------------
       US       Worldwide Flight        Cargo          ACI CARGO HANDLING     PIT7012      6/15/2001                    1/5/04
       Airways, Services, Inc.          terminal       CONTRACT for
       Inc.     Guido DiGiandomenico    handling       contractor to handle
                PO Box 46143            services       air cargo and mail at
                Cargo Bldg D, #46                      Greater Pittsburgh
                BWI Airport                            Int'l Airport (PIT)
                Baltimore, MD 21240                    using our facility.
                                                       No running.
-----------------------------------------------------------------------------------------------------------------------------------
129    US       Discover the World      General Sales  General sales           none        12/12/99                    10/31/02
       Airways, Discover House          Agent          agreement for
       Inc.     17785 Pacesetter Way    Agreement      worldwide offline
                Scottsdale, AZ  85255                  countries
-----------------------------------------------------------------------------------------------------------------------------------

                                                             PLAN EXHIBIT E-3

                       General Note to Plan Exhibit E-3
                       --------------------------------

1. Neither the exclusion nor inclusion of a contract or lease by the Debtors on this Plan Exhibit, nor anything contained herein, shall constitute an admission by the Debtors that any such lease or contract is an unexpired lease or executory contract or that any Debtor, or its respective Affiliates, has any liability thereunder.



                SCHEDULE OF ASSUMED EMPLOYEE-RELATED AGREEMENTS
                -----------------------------------------------

1. Retirement Plans for Employees. All retirement plans sponsored by US Airways, Inc., Allegheny Airlines, Inc., MidAtlantic Airlines, Inc., Piedmont Airlines, Inc., and PSA Airlines, Inc. will continue in effect except, to the extent terminated in accordance with applicable law, the Retirement Income Plan for Pilots of US Airways, Inc. and related (non-qualified) Top Hat Plan.

2. Welfare Benefit Plans for Employees. All welfare benefit plans sponsored by US Airways, Inc., Allegheny Airlines, Inc., Piedmont Airlines, Inc., and PSA Airlines, Inc. will continue in effect except U S Air, Inc. Officer Supplemental Benefit Plan, Piedmont Aviation, Inc. Officer Family Security Plan, US Airways, Inc. Officer Life Insurance Plan (with the exception of policies for certain retired officers), and Post Retirement death benefits (but only to the extent terminated in accordance with applicable law and applicable collective bargaining agreements).

3. Incentive Plans for Employees. All incentive plans for management employees will continue in effect except the 1996 and 1997 Stock Incentive Plans of US Airways Group, Inc., and US Airways Group, Inc. Separation Policy. US Airways Group, Inc. will implement a 2003 Stock Incentive Plan as the delivery mechanism for the equity provided to executives and key management as provided in Plan Exhibit A.

4. Plans for the Board of Directors of US Airways Group, Inc. and US Airways, Inc. All plans will continue in effect except the following US Airways Group, Inc. plans: Nonemployee Director Stock Incentive Plan, Non-Employee Director Deferred Stock Unit Plan, Retirement Plan for Outside Directors, and Nonemployee Director Stock Purchase Plan.

5. Indemnification Agreements for Officers and the Board of Directors of US Airways Group, Inc. and US Airways, Inc. Pre-petition indemnification agreements for members of the Board of Directors and officers of US Airways Group, Inc. and US Airways, Inc. were previously assumed pursuant to an order of the Bankruptcy Court entered on November 8, 2002. All post-petition indemnification agreements remain in effect pursuant to an order of the Bankruptcy Court entered on November 8, 2002.

6. Change of Control/Severance Agreements. The following employment and/or severance agreements will be assumed, as they have been amended from time to time, with additional modifications as listed below: Employment Agreement between David N. Siegel and US Airways, Inc. dated March 11, 2002; Severance Agreement between Michelle V. Bryan and US Airways, Inc. dated April 8, 2002; Severance Agreement between Neal S. Cohen and US Airways, Inc. dated April 8, 2002; Severance Agreement between Alan W. Crellin and US Airways, Inc. dated June 26, 2002; Severance Agreement between N. Bruce Ashby and US Airways, Inc. dated June 26, 2002; Severance Agreement between B. Ben Baldanza and US Airways, Inc. dated June 26, 2002; Severance Agreement between Christopher L. Chiames and US Airways, Inc. dated May 20, 2002; Severance Agreement between Jerrold A. Glass and US Airways, Inc. dated April 8, 2002; Severance Agreement between John Prestifilippo and US Airways, Inc. dated August 19, 2002, as amended; Change of Control Agreement between Anita P. Beier and US Airways, Inc. dated October 29, 2001, as amended; Change of Control Agreement between William G. Bozin and US Airways, Inc. dated October 29, 2001, as amended; Severance Agreement between Robert T. Brayton and MidAtlantic Airways, Inc. dated May 1, 2002, as amended; Severance Agreement between Kerry J. Carstairs and US Airways, Inc. dated July 1, 2002; Severance Agreement between David M. Davis and US Airways, Inc. dated April 8, 2002, as amended; Change of Control Agreement between Daryl E. Hartzell and US Airways, Inc. dated October 31, 2001, as amended; Change of Control Agreement between John M. Hedblom and US Airways, Inc. dated October 29, 2001, as amended; Severance Agreement between Sharon R. Hendry and US Airways, Inc. dated June 3, 2002, as amended; Change of Control Agreement between Keith D. Houk and Allegheny Airlines, Inc. dated October 31, 2001, as amended; Severance Agreement between Douglas D. Leo and US Airways, Inc. dated April 8, 2002, as amended; Change of Control Agreement between John F. Leonard and Piedmont Airlines, Inc. dated October 31, 2001, as amended; Severance Agreement between Charles E. Martin and US Airways, Inc. dated July 1, 2002; Severance Agreement between Daniel M. McDonald and US Airways, Inc. dated April 25, 2002, as amended; Change of Control Agreement between Jeffery A. McDougle and US Airways, Inc. dated October 31, 2001, as amended; Change of Control Agreement between Jennifer C. McGarey and US Airways, Inc. dated October 31, 2001, as amended; Severance Agreement between
P. Douglas McKeen and US Airways, Inc. dated April 8, 2002, as amended; Severance Agreement between Rosemary G. Murray and US Airways, Inc. dated June 24, 2002, as amended; Severance Agreement between Charles R. Nardello and US Airways, Inc. dated July 1, 2002; Severance Agreement between Andrew P. Nocella and US Airways, Inc. dated April 22, 2002, as amended; Change of Control Agreement between Richard F. Pfennig and PSA Airlines, Inc. dated October 31, 2001, as amended; Change of Control Agreement between S. Michael Scheeringa and US Airways, Inc. dated November 13, 2001, as amended; Severance Agreement between Charles V. Stipancic and US Airways, Inc. dated July 1, 2002; Change of Control Agreement between Steven Tracas and US Airways, Inc. dated November 20, 2001, as amended; and the Change of Control Agreement between Stephen M. Usery and US Airways, Inc. dated October 30, 2001, as amended.

Each of the preceding agreements shall be deemed irrevocably modified to incorporate the following additional provisions unless limited to a specific agreement by the terms of a particular provision: (a) no "change in control" will be deemed to have occurred in connection with transactions under the Retirement Systems of Alabama investment agreement, or in connection with the Company's emergence from bankruptcy; (b) all agreements will be conformed to include the same compensation definition as exists in the majority of agreements whereby, severance benefits prior to a change of control are determined by a multiple of base salary plus target bonus; (c) all agreements for senior management (consisting of eleven senior officers), will be amended to include in the definition of good reason the ability to leave the company and trigger severance payment obligations in the event that the corporate headquarters is relocated (not including a relocation of "back office" operations) outside the Washington, DC metropolitan area; (d) the agreement for the CEO will be modified to include a trigger to be exercised at the discretion of the CEO to receive pre-change of control severance benefits during the period starting on the first anniversary of the Effective Date and ending on the last day of the 13th month following the Effective Date; and (e) the agreement for the CFO will be modified to include a trigger to be exercised by the CFO to receive pre-change of control severance benefits only in the event that the CEO leaves the company during the period starting on the first anniversary of the Effective Date and ending on the last day of the 13th month following the Effective Date and the CFO also terminates employment during such period.

7. Supplemental Retirement Arrangements. The following agreements are assumed with the modifications listed below: Supplemental Retirement Arrangement between David N. Siegel and US Airways, Inc. dated March 11, 2002; Supplemental Retirement Arrangement between Neal S. Cohen and US Airways, Inc. dated April 8, 2002; Supplemental Retirement Arrangement between Jerrold A. Glass and US Airways, Inc. dated April 8, 2002; Supplemental Retirement Arrangement between Alan W. Crellin and US Airways, Inc. dated July 17, 2002; Supplemental Retirement Arrangement between N. Bruce Ashby and US Airways, Inc. dated April 29, 1996; the Supplemental Retirement Arrangement between B. Ben Baldanza and US Airways, Inc. dated September 10, 1999; and the Supplemental Retirement Arrangement between John Prestifilippo and US Airways, Inc. dated August 19, 2002, as amended.

Each of the preceding agreements shall be deemed irrevocably modified such that the benefits provided under the agreements which are currently based upon a formula producing a benefit of 65% of final average earnings at normal retirement will be modified to provide for a defined contribution benefit amount which will be individually determined based upon age, service and projected earnings such that using the annual contribution and an assumed 8% investment return the individual will achieve 50% of final average earnings (based on total cash compensation) at normal retirement age. This plan will mirror a plan similar in nature to that being proposed by the Debtors for US Airways pilots.

8. Agreements with International Employees. The Debtors believe the list of employees set forth below contains all of the employment agreements for the international employees who work in the following international locations at the following addresses:


London City Office        30 Pall Mall
                          London, SW1Y 5LP
                          United Kingdom

London Gatwick Airport    522 Norfolk House
                          London Gatwick Airport
                          West Sussex, RH6ONP
                          United Kingdom

Paris Airport             CDG Airport
                          B.P. 10612
                          Roissy en France
                          95724 Roissy CDG
                          Cedex, France

Paris City Office         23 Bis Rue Danjou
                          92100 Boulogne
                          Paris, France

Frankfurt Airport         Postfach 33
                          60549 Frankfurt
                          Flughafen, Germany

Frankfurt City Office     Siemensstrasse 9
                          63263 Neu-Isenburg
                          Germany

Rome City Office          20. Via Bissolatie (2nd floor)
                          00187 Rome, Italy

Rome Airport              Aeroporto di Roma S.P.A
                          00050-Fiumicino
                          Italy

Madrid City Office        Alberto Aguilera
                          38 2*IZDA
                          28015 Madrid, Spain



Madrid Airport            Aeropuerto de Madrid-Barajas
                          Oficinas 11069-Dique Sur
                          28042 Madrid, Spain

Munich Airport            Postfach 241222
                          85334 Munchen, Germany

Barbados                  Grantley Adams Airport
                          Christ Church, West Indies

Liverpool                 Silk House Court
                          Tithebarn Street
                          Liverpool, L2 2LZ
                          United Kingdom

Amsterdam Airport         Vertrekpassage 250
                          1118 AW Schiphol Airport
                          The Netherlands

Manchester Airport        Level 3, Room 3034
                          Terminal 2
                          Manchester M90 4QX
                          United Kingdom

Cancun                    Aeropuetro Internacional de la CD de Cancun
                          Oficina US Airways
                          Cancun, Q ROO CP 77500
                          Mexico

To the extent that there is any international employee who has an employment agreement with the Debtors as of February 20, 2003 and is not identified in the list below, then that international employee's employment agreement is assumed.


BOND, RICHARD                       Contract of Employment  Amsterdam, The Netherlands
BORGONJEN, MAGDALENA                Contract of Employment  Amsterdam, The Netherlands
DE GROEN, JEANPIERRE                Contract of Employment  Amsterdam, The Netherlands
DOS SANTOS BRITO, MARLENE           Contract of Employment  Amsterdam, The Netherlands
EECKELAERS, WESLEY                  Contract of Employment  Amsterdam, The Netherlands
HUIGSLOOT, VINCENT                  Contract of Employment  Amsterdam, The Netherlands
KUZMIN, VLADIMIR                    Contract of Employment  Amsterdam, The Netherlands
LEE, WAI                            Contract of Employment  Amsterdam, The Netherlands
MALOTAUX, HELEN                     Contract of Employment  Amsterdam, The Netherlands
MOBACH, RICK                        Contract of Employment  Amsterdam, The Netherlands
ONGERING, CORNELIA                  Contract of Employment  Amsterdam, The Netherlands
SPRUYT, RICK                        Contract of Employment  Amsterdam, The Netherlands
VAN DER SLUIS, NICO                 Contract of Employment  Amsterdam, The Netherlands
CLARKE, DERYCK                      Contract of Employment  Barbados
PARRIS, LISA                        Contract of Employment  Barbados
YUEN, OMAR                          Contract of Employment  Cancun, Mexico
AKBIYIK, HUESNIYE                   Contract of Employment  Frankfurt, Germany
ALI, HEIKE                          Contract of Employment  Frankfurt, Germany
BARADEI, EILEEN                     Contract of Employment  Frankfurt, Germany
BESLER, BIANCA                      Contract of Employment  Frankfurt, Germany
BOSSI-KHEIL, ALESSANDRA             Contract of Employment  Frankfurt, Germany
BRIED, MARTINA                      Contract of Employment  Frankfurt, Germany
DUEVENCI, SINAN                     Contract of Employment  Frankfurt, Germany
ERB, CLAUDIA                        Contract of Employment  Frankfurt, Germany
FENSKE, HEINZ                       Contract of Employment  Frankfurt, Germany
GEITSIDOU, ELPIDA                   Contract of Employment  Frankfurt, Germany
GILLIG, BAERBEL                     Contract of Employment  Frankfurt, Germany
GRIEBEL, BERNARDO                   Contract of Employment  Frankfurt, Germany
HAPP, ELLEN                         Contract of Employment  Frankfurt, Germany
HOEHN, KATRIN                       Contract of Employment  Frankfurt, Germany
HOHENLEITNER, CHRISTINE             Contract of Employment  Frankfurt, Germany
HOHENLEITNER, MARC                  Contract of Employment  Frankfurt, Germany
KOSEL, CHRISTIAN                    Contract of Employment  Frankfurt, Germany
MUELLER, HANNELORE                  Contract of Employment  Frankfurt, Germany
NOELTING, KAREN                     Contract of Employment  Frankfurt, Germany
POPAJ, VALDETE                      Contract of Employment  Frankfurt, Germany
PORRICINO, MADDALENA                Contract of Employment  Frankfurt, Germany
PROKSCH, ISABELLA                   Contract of Employment  Frankfurt, Germany
QUIST, CLAUS                        Contract of Employment  Frankfurt, Germany
ROBINSON, ANNA                      Contract of Employment  Frankfurt, Germany
SCHMITT, CLAUDIA                    Contract of Employment  Frankfurt, Germany
SPENGEL, ANDREAS                    Contract of Employment  Frankfurt, Germany
THORAND, UWE                        Contract of Employment  Frankfurt, Germany
TIETZ, JOACHIM                      Contract of Employment  Frankfurt, Germany
TORCHALA, ARNE                      Contract of Employment  Frankfurt, Germany
TORRY, PHILIPPE                     Contract of Employment  Frankfurt, Germany
VOKRAL, ALICJA                      Contract of Employment  Frankfurt, Germany
WARK, RYAN                          Contract of Employment  Frankfurt, Germany
WATTRODT, PEGGY                     Contract of Employment  Frankfurt, Germany
ADADI, EL                           Contract of Employment  Liverpool, England
ALDRIDGE, SUSANA                    Contract of Employment  Liverpool, England
ALLWARD, JEFFREY                    Contract of Employment  Liverpool, England
AMBROSE, IAN                        Contract of Employment  Liverpool, England
APPLEBY, DAVID                      Contract of Employment  Liverpool, England
BARBA, EMILIO                       Contract of Employment  Liverpool, England
BASNETT, ALAN                       Contract of Employment  Liverpool, England
BIRCH, MARGARET                     Contract of Employment  Liverpool, England
BLUNDELL, COLIN                     Contract of Employment  Liverpool, England
BOTTRILL, TRACEY                    Contract of Employment  Liverpool, England
BOZZO, KATJA                        Contract of Employment  Liverpool, England
BRAY, LYDIA                         Contract of Employment  Liverpool, England
BRIGHT, LEANNE                      Contract of Employment  Liverpool, England
BROOKES, TERRY                      Contract of Employment  Liverpool, England
BULL, MICHAEL                       Contract of Employment  Liverpool, England
COMITI, ANDREA                      Contract of Employment  Liverpool, England
CORREIA DE BARROS, SYLVIE           Contract of Employment  Liverpool, England
COTON, ANNE                         Contract of Employment  Liverpool, England
COWLEY, LOUISE                      Contract of Employment  Liverpool, England
D'AMICO, ANDREA                     Contract of Employment  Liverpool, England
D'ANNA, SIMONA                      Contract of Employment  Liverpool, England
DAVIDSON, AMANDA                    Contract of Employment  Liverpool, England
DAVIES, GUY                         Contract of Employment  Liverpool, England
DAVIES, HOWARD                      Contract of Employment  Liverpool, England
DE HAAS, CHRIS                      Contract of Employment  Liverpool, England
DEROSA, MARISA                      Contract of Employment  Liverpool, England
DESSE, XAVIER                       Contract of Employment  Liverpool, England
DIBELLA, DAWN                       Contract of Employment  Liverpool, England
DIVITA, GIOVANNA                    Contract of Employment  Liverpool, England
DORAGH, JOHN                        Contract of Employment  Liverpool, England
DOYLE, LYNN                         Contract of Employment  Liverpool, England
DUIT, BABBE                         Contract of Employment  Liverpool, England
EARLEY, CRAIG                       Contract of Employment  Liverpool, England
EVANS, GARY                         Contract of Employment  Liverpool, England
FAIRBAIRN, SUSAN                    Contract of Employment  Liverpool, England
FARAGHER, JILL                      Contract of Employment  Liverpool, England
FERGUSON, JONATHAN                  Contract of Employment  Liverpool, England
FOULKES, SHAUN                      Contract of Employment  Liverpool, England
GALLAGHER, STEPHANIE                Contract of Employment  Liverpool, England
GONZALEZ, SERGIO                    Contract of Employment  Liverpool, England
GREEN, SIMON                        Contract of Employment  Liverpool, England
HARDMAN, PAUL                       Contract of Employment  Liverpool, England
HARMES, MARK                        Contract of Employment  Liverpool, England
HARRISON, MARK                      Contract of Employment  Liverpool, England
HAYHURST, KATHERINE                 Contract of Employment  Liverpool, England
HULME, CHRISTINE                    Contract of Employment  Liverpool, England
ILLUME, ANNARITA                    Contract of Employment  Liverpool, England
JONES, ALEXANDER                    Contract of Employment  Liverpool, England
KARSTEN, HENNING                    Contract of Employment  Liverpool, England
KELLER, ROBERT                      Contract of Employment  Liverpool, England
KELLY, HELEN                        Contract of Employment  Liverpool, England
LAMMERT, HANS                       Contract of Employment  Liverpool, England
LISAI, SEBASTIANO                   Contract of Employment  Liverpool, England
LODDERS, THAMMY                     Contract of Employment  Liverpool, England
MADDEN, NEIL                        Contract of Employment  Liverpool, England
MARGINIER, HERVE                    Contract of Employment  Liverpool, England
MARSH, CATHERINE                    Contract of Employment  Liverpool, England
MCGRATH, ANTHONY                    Contract of Employment  Liverpool, England
MCNALLY, JOSEPH                     Contract of Employment  Liverpool, England
MCVEY, SARAH                        Contract of Employment  Liverpool, England
MERCER, NORMAN                      Contract of Employment  Liverpool, England
MICHEL, IRIS                        Contract of Employment  Liverpool, England
MONTI, PAOLO                        Contract of Employment  Liverpool, England
MORGAN, PAUL                        Contract of Employment  Liverpool, England
MOSS, LIAM                          Contract of Employment  Liverpool, England
NAYLOR, DAVID                       Contract of Employment  Liverpool, England
NIMMO, KAREN                        Contract of Employment  Liverpool, England
OTHMAN, KHALID                      Contract of Employment  Liverpool, England
PALMERO-CAMPOS, SUSANA              Contract of Employment  Liverpool, England
PEAT, LAURA                         Contract of Employment  Liverpool, England
PELZ, ULRICH                        Contract of Employment  Liverpool, England
PIMENTEL PEREZ, SONNY               Contract of Employment  Liverpool, England
PONTING, ELIZABETH                  Contract of Employment  Liverpool, England
QUINT, LUDWIN                       Contract of Employment  Liverpool, England
RAFTERY, ANN-MARIE                  Contract of Employment  Liverpool, England
REVOREDO RISI, DIEGO                Contract of Employment  Liverpool, England
RIO, JOSEPH                         Contract of Employment  Liverpool, England
ROBERTS, ARCENIA                    Contract of Employment  Liverpool, England
ROCHE, AMY                          Contract of Employment  Liverpool, England
RODRIGUEZ, VERONIA                  Contract of Employment  Liverpool, England
RUSSIANO, DANIELA                   Contract of Employment  Liverpool, England
SEPHTON, HEIDI                      Contract of Employment  Liverpool, England
SHEPARD, ALISON                     Contract of Employment  Liverpool, England
SIMONIN, OLVIER                     Contract of Employment  Liverpool, England
SMITH, TRAUDEL                      Contract of Employment  Liverpool, England
TAPSELL, NAOMI                      Contract of Employment  Liverpool, England
THINNES, CHRISTIANE                 Contract of Employment  Liverpool, England
TONDI, PAOLO                        Contract of Employment  Liverpool, England
TOWNSEND, ANN                       Contract of Employment  Liverpool, England
TUBB, GILLIAN                       Contract of Employment  Liverpool, England
TUNNICLIFFE, BONITA                 Contract of Employment  Liverpool, England
VITTORI, MANUELA                    Contract of Employment  Liverpool, England
VOLPES, FILIPPO                     Contract of Employment  Liverpool, England
WARBURTON, PETER                    Contract of Employment  Liverpool, England
WEBER, MICHAELA                     Contract of Employment  Liverpool, England
WHALLEY, CHRISTOPHER                Contract of Employment  Liverpool, England
WINFIELD, PAUL                      Contract of Employment  Liverpool, England
WOTANY, EMMANUEL                    Contract of Employment  Liverpool, England
ASHWORTH, KAREN                     Contract of Employment  London, England
BERRY, ALAN                         Contract of Employment  London, England
BROWN, ANTHONY                      Contract of Employment  London, England
BROWN, PETER                        Contract of Employment  London, England
BUSH, RACHEL                        Contract of Employment  London, England
CAREY, TRACY                        Contract of Employment  London, England
CASAREGOLA, STEFANO                 Contract of Employment  London, England
CHAPMAN, ELIZABETH                  Contract of Employment  London, England
CIRKET, CAROL                       Contract of Employment  London, England
CLARK, WILLIAM                      Contract of Employment  London, England
CRAIG, PAMELA                       Contract of Employment  London, England
D'ANGELO, NATASHA                   Contract of Employment  London, England
DAVIES, MICHAEL                     Contract of Employment  London, England
DE WINNE, JASON                     Contract of Employment  London, England
DICKER, WENDY                       Contract of Employment  London, England
DONOGHUE, THOMAS                    Contract of Employment  London, England
EDWARDS, CHRISTOPHER                Contract of Employment  London, England
FORBES, SHANNON                     Contract of Employment  London, England
FOWLER, ANN                         Contract of Employment  London, England
GARNER, FAY                         Contract of Employment  London, England
GERRARD, STEPHEN                    Contract of Employment  London, England
HANCOCKS, ALEXANDER                 Contract of Employment  London, England
HARVEY, ROSALIND                    Contract of Employment  London, England
HECKFORD, FAY                       Contract of Employment  London, England
HEPBURN, GAVIN                      Contract of Employment  London, England
IRANI, ASPI                         Contract of Employment  London, England
JONES, BRIAN                        Contract of Employment  London, England
JOYNER, LUCY                        Contract of Employment  London, England
KAPUR, ASHA                         Contract of Employment  London, England
KERSHAW, GARY                       Contract of Employment  London, England
KOVACS, MONIKA                      Contract of Employment  London, England
KYNOCH, ANDREW                      Contract of Employment  London, England
LAW, MICHELLE                       Contract of Employment  London, England
LEESMITH, LISA                      Contract of Employment  London, England
LITTLEJOHN, CAROLINE                Contract of Employment  London, England
MALCOLM, TRENT                      Contract of Employment  London, England
MATHIESON, EMMANUELLE               Contract of Employment  London, England
MATHIEU, ERIC                       Contract of Employment  London, England
MEDLOCK, SARAH                      Contract of Employment  London, England
MORGAN, STELLA                      Contract of Employment  London, England
MORTIMORE, RICHARD                  Contract of Employment  London, England
MURPHY, GILLIAN                     Contract of Employment  London, England
NICHOLSON, RACHAEL                  Contract of Employment  London, England
O'DONNELL, BLAITHIN                 Contract of Employment  London, England
PERRY, CAROLE                       Contract of Employment  London, England
SCHERMAN, PETER                     Contract of Employment  London, England
SIMMONDS, VALERIE                   Contract of Employment  London, England
SKINNER, MARGARET                   Contract of Employment  London, England
SMITH, NATALIE                      Contract of Employment  London, England
STOLTEN, MARITA                     Contract of Employment  London, England
SZYNKARUK, JANET                    Contract of Employment  London, England
UPSHALL, CRAIG                      Contract of Employment  London, England
WALKER, STEPHEN                     Contract of Employment  London, England
WILD, CHRISTIAN                     Contract of Employment  London, England
WILSON, PETER                       Contract of Employment  London, England
WITCHER, MATTHEW                    Contract of Employment  London, England
ALVAREZ, PALOMA                     Contract of Employment  Madrid, Spain
BLANCO, MARIA                       Contract of Employment  Madrid, Spain
BLAQUEZ, JOSE                       Contract of Employment  Madrid, Spain
CORTINA, VICTOR                     Contract of Employment  Madrid, Spain
CUETO, MARIA                        Contract of Employment  Madrid, Spain
DE LA MACORRA, SOLEDAD              Contract of Employment  Madrid, Spain
FERNANDEZ, ELENA                    Contract of Employment  Madrid, Spain
GONZALEZ, VERONICA                  Contract of Employment  Madrid, Spain
KLEIN, JEROME                       Contract of Employment  Madrid, Spain
LORDA ALCALA, ISABEL                Contract of Employment  Madrid, Spain
MANTJE, ROBERTO                     Contract of Employment  Madrid, Spain
MENENDEZ, ALICIA                    Contract of Employment  Madrid, Spain
MORENO, MARIA                       Contract of Employment  Madrid, Spain
NADAL, INMACULADA                   Contract of Employment  Madrid, Spain
RODRIGUEZ-SOBEJANO, BEGONA          Contract of Employment  Madrid, Spain
ROMEO, IGNACIO                      Contract of Employment  Madrid, Spain
SANCHEZ, CARLOS                     Contract of Employment  Madrid, Spain
SANCHEZ, JOSE                       Contract of Employment  Madrid, Spain
SANZ, ROBERTO                       Contract of Employment  Madrid, Spain
SEVILLA, ROSA                       Contract of Employment  Madrid, Spain
BRIDGES, SIMON                      Contract of Employment  Manchester, England
CLARKE, TRACEY                      Contract of Employment  Manchester, England
COWIN, BERYL                        Contract of Employment  Manchester, England
LOFTOF, DEBRA                       Contract of Employment  Manchester, England
SAUNDERS, NATALIE                   Contract of Employment  Manchester, England
WATERHOUSE, LINDA                   Contract of Employment  Manchester, England
WILLIAMS, DAHLIA                    Contract of Employment  Manchester, England
BILLER, STEPHANIE                   Contract of Employment  Munich, Germany
BRUNNENMILLER, RUDI                 Contract of Employment  Munich, Germany
DIMIDA-SENNO, ROBERTA               Contract of Employment  Munich, Germany
KAPOOR, SANJEEV                     Contract of Employment  Munich, Germany
LEWIS, CATALINA                     Contract of Employment  Munich, Germany
NICODIN, RAMONA                     Contract of Employment  Munich, Germany
ROCHE, SIOBHAN                      Contract of Employment  Munich, Germany
SCHWARZ, SILVIA                     Contract of Employment  Munich, Germany
VOSS, MUI-MUI                       Contract of Employment  Munich, Germany
WEIHRETTER, BARBARA                 Contract of Employment  Munich, Germany
WILSON, CHRISTINA                   Contract of Employment  Munich, Germany
ANTRAYGUES, SANDRA                  Contract of Employment  Paris, France
BARON, AGNES                        Contract of Employment  Paris, France
BAUDREUX, ANNE                      Contract of Employment  Paris, France
BENALI, MYRIAM                      Contract of Employment  Paris, France
BODIGUET, PHILLIPE                  Contract of Employment  Paris, France
BUCCELLATO, FLORIAN                 Contract of Employment  Paris, France
CAPURRO, VALERIE                    Contract of Employment  Paris, France
CASSAGNABERE, CECILE                Contract of Employment  Paris, France
COUTURIER, LAURENT                  Contract of Employment  Paris, France
FAGOT, DELPHINE                     Contract of Employment  Paris, France
GABRIELLI, JOEL                     Contract of Employment  Paris, France
GAGO, MARCOS                        Contract of Employment  Paris, France
GRIMAULT, KATIA                     Contract of Employment  Paris, France
JAPPONT, VALERIUS                   Contract of Employment  Paris, France
JOLIVET, ROCIO                      Contract of Employment  Paris, France
LESCHIER, JEAN                      Contract of Employment  Paris, France
MA, JULIE                           Contract of Employment  Paris, France
MELLOUL, GILLIAN                    Contract of Employment  Paris, France
MERIC, NICOLAS                      Contract of Employment  Paris, France
MOURA, MARIE                        Contract of Employment  Paris, France
NESTOLAT, CATHERINE                 Contract of Employment  Paris, France
NGUYEN, HANH                        Contract of Employment  Paris, France
RIVERA-FURET, CLAUDIA               Contract of Employment  Paris, France
SEM, ISABELLE                       Contract of Employment  Paris, France
TOIRON, ODILE                       Contract of Employment  Paris, France
TOTTET, SANDRINE                    Contract of Employment  Paris, France
ZERMANI, SOUAD                      Contract of Employment  Paris, France
ADAMS, MARCO                        Contract of Employment  Rome, Italy
CAMPITELLI, FABIO                   Contract of Employment  Rome, Italy
CECCAROSSI, CORRADO                 Contract of Employment  Rome, Italy
DAPIRAN, LOREDANA                   Contract of Employment  Rome, Italy
DE CAROLIS, BERNARDINO              Contract of Employment  Rome, Italy
DE CAVE, VERONICA                   Contract of Employment  Rome, Italy
EMILIOZZI, FRANCO                   Contract of Employment  Rome, Italy
FACCENDA, MANUELA                   Contract of Employment  Rome, Italy
FRISTACHI, TEODORA                  Contract of Employment  Rome, Italy
GENOVESE, ANTONIO                   Contract of Employment  Rome, Italy
IPPOLITI, LOREDANA                  Contract of Employment  Rome, Italy
LUDUENA, MONICA                     Contract of Employment  Rome, Italy
MARTINO, SILVIA                     Contract of Employment  Rome, Italy
MECI, ALFREDO                       Contract of Employment  Rome, Italy
MEROLA, SALVATORE                   Contract of Employment  Rome, Italy
NUCCETELLI, ERIKA                   Contract of Employment  Rome, Italy
PITTIGLIO, LUCIANO                  Contract of Employment  Rome, Italy
SBROSCIA, FLAMINIA                  Contract of Employment  Rome, Italy
SCAMOLLA, MARZIO                    Contract of Employment  Rome, Italy
TORTOLINI, MADDALENA                Contract of Employment  Rome, Italy
TRICARICO, MASSIMILIANO             Contract of Employment  Rome, Italy
VIOLA, STEFANIA                     Contract of Employment  Rome, Italy
WILLIS, KAREN                       Contract of Employment  Rome, Italy

                                                           PLAN EXHIBIT E-4
















Schedule of Assumed Other Executory Contracts and Unexpired Leases

                                                            PLAN EXHIBIT E-5
















           Schedule of Rejected Intercompany Executory Contracts and
                         Intercompany Unexpired Leases

PLAN EXHIBIT F
NONEXCLUSIVE LIST OF RETAINED ACTIONS
-------------------------------------------------------------------------------

This Exhibit is subject to all of the provisions of the Plan including, without limitation, Section 14.2, under which the Debtors have reserved the right to alter, amend, or modify the Plan or any Exhibits thereto under section 1127(a) of the Bankruptcy Code at any time prior to the Confirmation Hearing.

The following is a non-exclusive list of potential or actual parties against whom the Debtors could assert, have asserted or may potentially assert a claim or cause of action. The Debtors reserve their right to modify this list to amend parties or otherwise update this list, but disclaim any obligation to do so. In addition to possible causes of action and claims against the persons or entities listed herein, the Debtors may have, in the ordinary course of business, numerous causes of action, claims, or rights against vendors or others with whom they deal in the ordinary course of business ("Ordinary Course Claims") to the extent such causes of action, claims, or rights have not been assigned to a third party. The Debtors and the Reorganized Debtors reserve their right to enforce, sue on, settle or compromise (or decline to do any of the foregoing) the Ordinary Course Claims, as well as the claims and causes of action asserted against the parties listed herein.

US Airways, Inc.
---------------

Air Express International
P.O. Box 58782
Renton, WA  98058

Air France
45 Rue de Paris
Roissy, CDG CEDEX, France  95747

Air Midwest
6810 West Kellog
Wichita, KS 67209

Airport Automation Corporation
Corporate Office
330 N. Spring Blvd.
Tarpon Springs, FL 34689

City of Cleveland
601 Lakeside Avenue.
Cleveland, OH  44114

Congress Financial Corp. (Southwest)
1201 Main Street, Suite 1625
Dallas, TX  75202

Congress Of National Black Churches
Attn: Accounts Payable
2000 L Street NW/STE 225
Washington, DC 20336

Dick Corporation
P.O. Box 10896
Pittsburgh, PA 15236
Attn: John Sebastian

Discount Tvl Network
Attn: Tom Parsons
1301 S Bowen Rd Ste 305
Arlington, TX  76013-2264

Discover the World Marketing
Discover House
17785 Pacesetter Way
Scottsdale, AZ  85255

Earl Palmer Brown Co
Attn Ann Eggers
P.O. Box Ah
College Park, MD 20741

Earl Palmer Brown NY
Attn:Theresa Cruz Gomez
685 Third Ave
New York, NY 10017

Earl Palmer Brown
Attn  Lorraine Knudson
400 Shurs Lane
Philadelphia, PA 19128

Exec Tvl Of Boston
56 Washington St
Haverhill, MA 01830

Frometta
219 Emmet Street
Newark, NJ  07114-2732

Guaranteed Air Freight
4555 McDonnell Blvd, Suite 110
St Louis, MO  63134

Hook Up Inc
1201 E 20th Street
Joplin, MO  64801

In-Flight Phone Corporation
One Tower Lane
Oak Brook Terrace, IL  60181

Interaviation Services, Inc.
5930 N. Sam Houston Parkway East 202 H
Humble, TX  77396

Jetran International Ltd.
12400 Hwy 281 North, Suite 150
San Antonio, Texas  78216

Kohn Penderson Fox Associates, PC
111 West 57th Street
New York, NY  10019

Manomet Bay Canada Inc.
3695 Barrington Street, Unit 30
Halifax, Nova Scotia, Canada B3K 2Y3

McLarens Toplis North America, Inc.
233 South Wacker Drive
Chicago, IL  60606

AND

Such others as might be liable for payment under Global Property Policy Number HFP 003-97-35-00 issued June 19, 2002 including without limitation:

         Allianz Insurance Company
         2350 Empire Avenue
         Burbank, CA 91504-3305;

         Caliber One Management Company
         Lower Makefield Corporate Center
         South Campus
         800 Township Line Road
         Yardley, PA 19067;

         Commonwealth Insurance Company
         101 Gateway/Centre Parkway
         Richmond, VA  23235;

         Fireman's Fund
         10300 Eaton Place
         Fairfax, VA  22030; and

         XL Winterhur International
         XL House
         1 Bermudian Road
         Hamilton, HM 11, Bermuda.

Mesa Airlines, Mesa Air Group
410 N, 44th Street #700
Phoenix, AZ  85008

Motor Air Express Inc.
P.O. Box 455
Clinton, PA  15026-0855

Nason and Cullen
500 N. Gulph Road, Suite 100
King of Prussia, PA  19406
Attn: Russ Cullen

Oakwood Homes Corp
PO Box 27081
Greensboro, NC  27425

Omega Transportation Inc.
P.O. Box 1217
Westminster, CA  92684-1217

Otto Industries
PO Box 410251
Charlotte, NC  28241

Pallets in Motion
PO Box 881597
Los Angeles, CA 90009

PGW
800 W. Montgomery Avenue
Philadelphia, PA  19122
Attn: Abby Pozefsky, Sr. VP & GC

Port Authority of NY and NJ
225 Park Avenue South, 9th Floor
New York, NY 10003

Riviera Village Tvl
1801 South Catalina Ave.
Riviera Village
Redondo Beach, CA 90277-5582

RTD Associates
222 Beltway Blvd
Matthews, NC  28104

Sho Air International
PO Box 19786
Irvine, CA  92623

Source One Spares, Inc.
15370 Vickery Drive
Houston, TX 77032

Sureway Worldwide
24-30 Skilman Ave
Long Island City, NY  11101

Sureway Worldwide
440 Benigno Blvd SteE
Bellmawr, NJ  08031

Total Transport Service
145 Hook Creek Blvd
Valley Stream, NY  11581

Travel Agents Intl
Attn:  Mercedes Fileman
680 Worcester Rd
Framingham, MA  01702

Travelers Service
PO Box  87462
Houston, TX 77287

US Express
P.O. Box 30100
JFK International Airport
Jamaica, NY  11430

Value Travel Inc
5275 Edina Industrial Road
Suite 102
Edina, MN 55439

Williard, Inc.
375 Highland Avenue
Jenkintown, PA 19046
Attn: Ron Zemnick

AND

Williard, Inc./Parker Associates Joint Venture
375 Highland Avenue
Jenkintown, PA 19046
Attn: Ron Zemnick


Piedmont Airlines, Inc.
----------------------

Bombardier
123 Garrett Blvd, Downsview
Ontario, Canada M3K 1Y5

Pratt & Whitney Canada
1000 Marie Victorin, Longuieil
Quebec, Canada J4G 1A1

PSA Airlines, Inc.
-----------------

B/E Aerospace, Inc.
10800 Pflumm Rd.
Lenexa, KS 66215

Dornier Aviation/North America, Inc.
PO Box 790490
San Antonio, TX 78279

Eldec Corporation
PO Box 97027
Lynnwood, WA 98046-9727

Fairchild Dornier
PO Box 1103
Wessling/Germany 82230

Goodrich Avionics Systems
5353 52nd Street, S.E.
Grand Rapids, MI 49512-9704

Hartzell Propeller, Inc.
One Propeller Place
Piqua, OH 45356

Pratt & Whitney Canada, Inc.
1000 Marie-Victorin, Longueuil
Quebec, Canada J4C 1A1

Wencor West, Inc.
1625 N. Mountain Springs Parkway
Springville, UT 84663-0514

Allegheny Airlines, Inc.
-----------------------

Dauphin County Tax Claim Bureau
1st Floor Dauphin County Administration Bldg.
2 South Second Street
PO Box 1295
Harrisburg, PA  17108-6125

Distribution Solutions International (DSI)
10850 Traverse Highway
Traverse City, MI  49684

All Debtors
-----------
Except with respect to persons released under Section 11.4 of the Plan (which releases excluded Avoidance Claims relating to individual supplemental retirement agreements between the Debtors and insiders as defined under section 101(31) of the Bankruptcy Code), Avoidance Actions with respect to Insiders listed on SOFA-3b of each of the Debtors' Schedules and Statement of Financial Affairs filed with the Bankruptcy Court on September 25, 2002, or on any amendments thereto, including, without limitation, Avoidance Actions relating to payments in respect of individual supplemental retirement agreements.


All of the above persons or entities include their agents, employees, professionals, representatives, officers, directors, members, partners, successors, affiliates and assigns. The Debtors and the reorganized debtors expressly reserve all rights, defenses and counterclaims against any person or entity that has asserted or could assert a claim against the Debtors.

PLAN EXHIBIT F
EXCLUSIVE LIST OF PREFERENCE ACTIONS
-------------------------------------------------------------------------------

This Exhibit is subject to all of the provisions of the Plan including, without limitation, Section 14.2, under which the Debtors have reserved the right to alter, amend, or modify the Plan or any Exhibits thereto under section 1127(a) of the Bankruptcy Code at any time prior to the Confirmation Hearing.

The following is an exclusive list of potential parties whom the Debtors reserve the right to assert a claim against under section 547 of the Bankruptcy Code.


US Airways, Inc.
----------------

Air Cargo Incorporated
PO Box 64739
Baltimore, MD 21264

Air Excellence International
1020 Mckee Rd.
Oakdale, PA 15071

CG Roxane
PO Drawer A
1210 So. Highway 395
Olancha, CA 93549

Clarion Hotel LaGuardia Airport
9400 Ditmars Blvd.
East Elmhurst, NY 11369

Custom Products Inc
PO Box 1141
Mooresville, NC 28115

Flightsafety Boeing Training
PO Box 75221
Charlotte, NC 28275

Gate Gourmet Gmbh Deutschland
Admiral Rosendahl Str 28
Zeppelinheim
Neu Isenberg  63263  DE (Germany)

Gate Gourmet
5100 Poplar Ave.
Memphis, TN 38137

Hamilton Sundstrand
PO Box 360951
Pittsburgh, PA 15251

Host Marriott Services Corp
7217 Collection Center Dr.
Chicago, IL 60693

Long Host Ltd
301 Airpark Rd.
Cottonwood, AZ 86326

Except with respect to persons released under Section 11.4 of the Plan (which releases excluded Avoidance Claims relating to individual supplemental retirement agreements between the Debtors and insiders as defined under section 101(31) of the Bankruptcy Code), all parties listed on the Nonexclusive List of Retained Actions, including, without limitation, Preference Actions against Insiders listed on SOFA-3b of each of the Debtors' Schedules and Statements of Financial Affairs filed with the Bankruptcy Court on September 25, 2002, or on any amendments thereto, including, without limitations, Preference Actions relating to payments in respect of individual supplemental retirement agreements.


All of the above persons or entities include their agents, employees, professionals, representatives, officers, directors, members, partners, successors, affiliates and assigns. The Debtors and the reorganized debtors expressly reserve all rights, defenses and counterclaims against any person or entity that has asserted or could assert a claim against the Debtors.

                                                              PLAN EXHIBIT G

       THIS PLAN EXHIBIT REMAINS SUBJECT TO COMPLETION OF CERTAIN ITEMS
          AND FINAL APPROVAL OF EACH OF THE PROPOSED PARTIES HERETO

                                $1,000,000,000

                                LOAN AGREEMENT

                          DATED AS OF MARCH 31, 2003

                                     AMONG

                               US AIRWAYS, INC.,

                                 AS BORROWER,

                            US AIRWAYS GROUP, INC.

                      AND THE SUBSIDIARY GUARANTORS FROM

                          TIME TO TIME PARTY HERETO,

                                AS GUARANTORS,

                           THE SEVERAL LENDERS FROM

                          TIME TO TIME PARTY HERETO,

                  PHOENIX AMERICAN FINANCIAL SERVICES, INC.,

                            AS LOAN ADMINISTRATOR,

                            BANK OF AMERICA, N.A.,

                                   AS AGENT,

                            BANK OF AMERICA, N.A.,

                         AS KHFC ADMINISTRATIVE AGENT,

                            BANK OF AMERICA, N.A.,

                              AS COLLATERAL AGENT

                                      AND

                    AIR TRANSPORTATION STABILIZATION BOARD

                               TABLE OF CONTENTS

                                                                                                                Page

Article I DEFINITIONS, INTERPRETATION AND ACCOUNTING TERMS........................................................1

   Section 1.1.         Defined Terms.............................................................................1
   Section 1.2.         Computation of Time Periods..............................................................27
   Section 1.3.         Accounting Terms and Principles..........................................................27
   Section 1.4.         Certain Terms............................................................................28

Article II THE LOAN..............................................................................................28

   Section 2.1.         The Loan.................................................................................28
   Section 2.2.         Borrowing................................................................................28
   Section 2.3.         Scheduled Repayment of the Loan..........................................................29
   Section 2.4.         Evidence of Debt.........................................................................29
   Section 2.5.         Optional Prepayments.....................................................................30
   Section 2.6.         Mandatory Prepayments....................................................................31
   Section 2.7.         Interest.................................................................................33
   Section 2.8.         Fees.....................................................................................33
   Section 2.9.         Payments and Computations................................................................34
   Section 2.10.        Certain Provisions Governing the Loan....................................................37
   Section 2.11.        Capital Adequacy.........................................................................40
   Section 2.12.        Taxes....................................................................................40
   Section 2.13.        Limitations with respect to RSA.  .......................................................42

Article III CONDITIONS PRECEDENT TO LOAN.........................................................................42


Article IV REPRESENTATIONS AND WARRANTIES........................................................................47

   Section 4.1.         Organization, Powers, Qualification, Good Standing, Business,
                        Subsidiaries, the Act and the Regulations................................................47
   Section 4.2.         Authorization of Borrowing, etc..........................................................48
   Section 4.3.         Financial Condition......................................................................49
   Section 4.4.         No Material Adverse Change; No Restricted Payments.......................................50
   Section 4.5.         Title to Properties; Liens...............................................................50
   Section 4.6.         Litigation; Adverse Facts................................................................50
   Section 4.7.         Payment of Taxes.........................................................................50
   Section 4.8.         Performance of Agreements; Materially Adverse Agreements.................................51
   Section 4.9.         Governmental Regulation..................................................................51
   Section 4.10.        Securities Activities....................................................................51
   Section 4.11.        Employee Benefit Plans...................................................................52
   Section 4.12.        Environmental Protection.................................................................52
   Section 4.13.        Disclosure...............................................................................53
   Section 4.14.        Compliance with Laws.....................................................................53
   Section 4.15.        Specified Contracts......................................................................53
   Section 4.16.        Indebtedness.............................................................................54
   Section 4.17.        Insurance................................................................................54
   Section 4.18.        Perfected Security Interests.............................................................54
   Section 4.19.        Compliance with the Plan of Reorganization...............................................54
   Section 4.20.        Absence of Labor Disputes................................................................54
   Section 4.21.        Compliance with certain Gate Leases......................................................54
   Section 4.22.        Slot Utilization.........................................................................54

Article V COVENANTS..............................................................................................55

   Section 5.1.         Accounting Controls; Financial Statements and Other Reports..............................55
   Section 5.2.         Corporate Existence......................................................................60
   Section 5.3.         Payment of Taxes and Claims..............................................................61
   Section 5.4.         Maintenance of Properties; Insurance.....................................................61
   Section 5.5.         Inspection...............................................................................62
   Section 5.6.         Compliance with Laws, Etc................................................................62
   Section 5.7.         Remedial Action Regarding Hazardous Materials............................................62
   Section 5.8.         Additional Obligors; Collateral..........................................................63
   Section 5.9.         Employee Benefit Plans...................................................................65
   Section 5.10.        FAA Matters; Citizenship.................................................................65
   Section 5.11.        Board Guaranty...........................................................................65
   Section 5.12.        Audits and Reviews.......................................................................65
   Section 5.13.        Use of Proceeds..........................................................................65
   Section 5.14.        Lower-Tier Covered Transaction...........................................................66
   Section 5.15.        Contractual Obligations..................................................................66
   Section 5.16.        Slot Utilization.........................................................................66
   Section 5.17.        Stock Exchange Listing...................................................................67
   Section 5.18.        Further Assurances.......................................................................67

Article VI NEGATIVE COVENANTS....................................................................................67

   Section 6.1.         Liens and Related Matters................................................................67
   Section 6.2.         Investments..............................................................................68
   Section 6.3.         Restricted Payments......................................................................69
   Section 6.4.         Financial Covenants......................................................................70
   Section 6.5.         Restriction on Acquisitions; Change in Fiscal Year.......................................71
   Section 6.6.         Sales and Lease-Backs....................................................................72
   Section 6.7.         Transactions with Affiliates.............................................................72
   Section 6.8.         Conduct of Business......................................................................73
   Section 6.9.         Merger or Consolidation..................................................................73
   Section 6.10.        Limitations on Amendments................................................................73
   Section 6.11.        No Further Negative Pledges..............................................................74
   Section 6.12.        Speculative Transactions.................................................................74
   Section 6.13.        Asset Sales..............................................................................75
   Section 6.14.        Going Private Transactions...............................................................75

Article VII EVENTS OF DEFAULT....................................................................................75

   Section 7.1.         Events of Default........................................................................75
   Section 7.2.         Remedies.................................................................................78

Article VIII THE LOAN ADMINISTRATOR..............................................................................79

   Section 8.1.         Acceptance of Appointment and Services...................................................79
   Section 8.2.         Loan Administrator's Reliance............................................................82
   Section 8.3.         Indemnification.  .......................................................................83
   Section 8.4.         Successor Loan Administrator.  ..........................................................83
   Section 8.5.         Conflict of Interest.....................................................................84
   Section 8.6.         Representations, Warranties and Covenants of the Loan
                        Administrator............................................................................84

Article IX THE AGENT AND THE COLLATERAL AGENT....................................................................85

   Section 9.1.         Authorization and Action.................................................................85
   Section 9.2.         Reliance, Etc............................................................................86
   Section 9.3.         Affiliates...............................................................................86
   Section 9.4.         Representations of the Lenders and the Board.............................................87
   Section 9.5.         Events of Default; Termination of Board Guaranty.........................................87
   Section 9.6.         Agent's and Collateral Agent's Right to Indemnity........................................88
   Section 9.7.         Indemnification of Agent and Collateral Agent............................................88
   Section 9.8.         Successor Agent and Collateral Agent.....................................................88
   Section 9.9.         Release of Liens on Collateral and Guaranty Matters......................................89

Article X GUARANTY...............................................................................................89

   Section 10.1.        Guaranty.................................................................................89
   Section 10.2.        Guaranty Absolute........................................................................89
   Section 10.3.        Waivers and Acknowledgments..............................................................90
   Section 10.4.        Subrogation..............................................................................91
   Section 10.5.        Continuing Guarantee; Assignments........................................................92
   Section 10.6.        No Reliance..............................................................................92

Article XI MISCELLANEOUS.........................................................................................92

   Section 11.1.        Amendments, Waivers, Etc.................................................................92
   Section 11.2.        Assignments and Participations...........................................................93
   Section 11.3.        Costs and Expenses.......................................................................95
   Section 11.4.        Indemnities..............................................................................96
   Section 11.5.        Right of Set-Off.........................................................................96
   Section 11.6.        Sharing of Payments, Etc.................................................................96
   Section 11.7.        Notices, Etc.............................................................................97
   Section 11.8.        No Waiver; Remedies......................................................................97
   Section 11.9.        Governing Law............................................................................97
   Section 11.10.       Submission to Jurisdiction; Service of Process...........................................98
   Section 11.11.       Waiver of Jury Trial.....................................................................98
   Section 11.12.       Marshaling; Payments Set Aside...........................................................98
   Section 11.13.       Section Titles...........................................................................98
   Section 11.14.       Execution in Counterparts................................................................98
   Section 11.15.       Severability.............................................................................99
   Section 11.16.       Confidentiality..........................................................................99
   Section 11.17.       No Proceedings..........................................................................100
   Section 11.18.       KHFC Administrative Agent...............................................................100
   Section 11.19.       Acknowledgment Regarding Federal Authority..............................................100
   Section 11.20.       Independence of Representations, Warranties and Covenants...............................101


Annexes

Annex A                                                      Notice Addresses
Annex B                                                      Lending Office

Schedules

Schedule 1.1(a)                                              Slots
Schedule 1.1(e)                                              Tranche A Commitments
Schedule 1.1(f)                                              Tranche B Commitments
Schedule 2.6(b)                                              Excepted Asset Sales
Schedule 2.6(c)                                              Excepted Insurance/Condemnation Proceeds
Schedule 2.8(b)                                              Loan Administrator Fees
Schedule 3(a)(iv)                                            Pledged Capital Stock
Schedule 4.1(b)                                              Material Permits
Schedule 4.1(c)                                              Subsidiaries
Schedule 4.2(c)                                              Consents, Approvals, etc.
Schedule 4.3(d)                                              Financial Condition
Schedule 4.6                                                 Material Litigation
Schedule 4.7(a)                                              Payment of Taxes
Schedule 4.7(b)                                              Government Tax Claims
Schedule 4.8(c)                                              Other Agreements
Schedule 4.11(a)                                             Plans and Multiemployer Plans
Schedule 4.12                                                Environmental Protection
Schedule 4.15(a)                                             Specified Contracts
Schedule 4.15(b)                                             Concession Value
Schedule 4.16                                                Indebtedness
Schedule 4.21                                                Gate Lease Airports
Schedule 5.8(g)                                              Gate Lease Pledges
Schedule 6.1(a)                                              Permitted Liens
Schedule 6.1(b)                                              Permitted Payment Restrictions
Schedule 6.6                                                 Sales and Lease-Backs
Schedule 6.7(b)                                              Transactions with Affiliates

Exhibits

Exhibit A                                                    Form of Assignment and Acceptance
Exhibit B-1                                                  Form of Tranche A Note
Exhibit B-2                                                  Form of Tranche B Note
Exhibit C                                                    Intentionally Omitted
Exhibit D                                                    Form of Board Guaranty
Exhibit E                                                    Form of Aircraft Mortgage and Security Agreement,
                                                             between Borrower and Collateral Agent

Exhibit F                                                    Form of Aircraft Mortgage and Security Agreement,
                                                             between Collateral Agent and Allegheny
Exhibit G                                                    Form of Aircraft Mortgage and Security Agreement,
                                                             between Collateral Agent and Piedmont
Exhibit H                                                    Form of Slot Security Agreement
Exhibit I                                                    Form of Security Agreement
Exhibit J                                                    Form of Intellectual Property Security Agreement
Exhibit K-1                                                  Form of Leasehold Mortgage, Security Agreement,
                                                             Assignment of Rents and Leases and Fixture Filing
                                                             (Pennsylvania)

Exhibit K-2                                                  Form of Mortgage, Security Agreement, Assignment of
                                                             Rents and Leases and Fixture Filing (Florida)
Exhibit L                                                    Form of Collateral Value Certificate
Exhibit M                                                    Form of Registration Rights Agreement
Exhibit N                                                    Form of Warrants
Exhibit O                                                    Form of Summary Report of Slot Utilization
Exhibit P                                                    Form of Subsidiary Joinder
Exhibit Q                                                    Minimum Liability Insurance Amount

                  LOAN AGREEMENT, dated as of March 31, 2003, among US AIRWAYS, INC., a Delaware corporation (the "Borrower"), US AIRWAYS GROUP, INC., a Delaware corporation ("Group"), the Subsidiary Guarantors parties hereto from time to time, the several banks and other financial institutions or entities from time to time parties to this Agreement as lenders, PHOENIX AMERICAN FINANCIAL SERVICES, INC., a California corporation, in its capacity as loan administrator hereunder (together with its successors and permitted assigns, the "Loan Administrator"), BANK OF AMERICA, N.A., as agent for the Lenders (in such capacity, together with its successors and permitted assigns, the "Agent"), BANK OF AMERICA, N.A., as agent for the Primary Tranche A Lender (in such capacity, together with its successors and permitted assigns, the "KHFC Administrative Agent"), BANK OF AMERICA, N.A., as Collateral Agent (in such capacity, together with its successors and permitted assigns, the "Collateral Agent") and AIR TRANSPORTATION STABILIZATION BOARD, created pursuant to Section 102 of the Act referred to below (the "Board").

                             W I T N E S S E T H:

                  WHEREAS, the Borrower has requested that the Primary Tranche A Lender, the Alternate Tranche A Lender and the Tranche B Lenders make available to the Borrower a Loan for such general corporate purposes as are permissible under the Air Transportation Safety and System Stabilization Act, P.L. 107-42, as the same may be amended from time to time (the "Act"), and the regulations for Air Carrier Guarantee Loan Program issued pursuant to the Act, 14 C.F.R. Part 1300, as the same may be amended from time to time (the "Regulations"); and

                  WHEREAS, the Primary Tranche A Lender, the Alternate Tranche A Lender and the Tranche B Lenders are willing to make available to the Borrower the Loan upon the terms and subject to the conditions set forth herein.

                  NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained herein, the parties hereto hereby agree as follows:

                                  ARTICLE I

               DEFINITIONS, INTERPRETATION AND ACCOUNTING TERMS

                  SECTION 1.1. DEFINED TERMS. As used in this Agreement, the following terms have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

                  "Act" has the meaning specified in the first recital to this Agreement.

                  "Adjusted Excess Cash Flow" means, for any period, (i) Excess Cash Flow of Group for such period, minus (ii) the sum of (A) 25% of such Excess Cash Flow, and (B) 100% of the aggregate amount of prepayments of the Loan previously made pursuant to Section 5.8(d).

                  "Affiliate" means, with respect to any Person, any other Person which, directly or indirectly, controls, is controlled by or is under common control with such Person. For purposes of this definition, "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise. For purposes of
Section 6.7, agencies, authorities and instrumentalities of a state (excluding
(i) counties, municipalities, districts and other political subdivisions of the state, (ii) agencies, departments, authorities and instrumentalities of, or created (including pursuant to authority granted by the state) by, such political subdivisions, and (iii) other entities created by private parties pursuant to authority granted by the state and which do not exercise authority on behalf of the state) shall be deemed to be controlled by the state and to be under common control with each other agency, authority and instrumentality of the same state.

                  "Affiliate Transaction" has the meaning specified in Section 6.7(a).

                  "Agent" has the meaning specified in the preamble to this Agreement.

                  "Aggregate Amounts Due" has the meaning specified in Section 11.6.

                  "Agreement" means this Loan Agreement.

                  "Aircraft Related Equipment" means each Obligor's aircraft fleet (including engines), spare aircraft engines, spare parts, aircraft parts, simulators and other training devices, passenger loading bridges or other flight or ground equipment and Aircraft Related Facilities.

                  "Aircraft Related Facilities" means (i) terminal facilities, including without limitation, baggage systems, loading bridges and related equipment, building, infrastructure and maintenance, club rooms, apron, fueling systems or facilities, signage/image systems, administrative offices, information technology systems and security systems, (ii) airline support facilities, including without limitation, cargo, catering, mail, ground service equipment, ramp control, deicing, hangars, aircraft parts/storage, training and reservations and (iii) all equipment used in connection with the foregoing.

                  "Allegheny" means Allegheny Airlines, Inc.

                  "Alternate Tranche A Lender" means Bank of America, N.A. and each permitted assignee of its Tranche A Commitment in accordance with Section 11.2.

                  "Amended Indebtedness" has the meaning specified in Section 6.10(a).

                  "Amendment Costs" means the net effect that an amendment, waiver, modification or termination (prior to the scheduled termination or expiration, but in the case of Specified Contracts that are aircraft leases, excluding any termination arising from a casualty to the aircraft) of a Specified Contract will have on the Obligors' consolidated revenue and cost structure during a specified period of time, being the sum of the aggregate decrease in revenues and the aggregate increase in costs that will result from such amendment, waiver or modification during such time period (which, in the case of the termination of a Specified Contract, shall reflect the changes in revenues and costs that result from the terminated contract and any replacement contract or other arrangement).

                  "Application" means, for purposes of this Agreement, the Application of the Borrower to the Board for the issuance of a federal credit instrument under the Act and the Regulations dated June 7, 2002 (filed with the Board on June 10, 2002), as supplemented by that certain Supplement, dated June 27, 2002, that certain Supplement No. 2, dated June 28, 2002, and that certain Supplement No. 3, dated March 31, 2003.

                  "Appraisal Report" means a desktop appraisal (or, if applicable, pursuant to Section 5.8(c), a physical inspection report) in form and substance reasonably satisfactory to the Board (or if the Board Guaranty is no longer in effect, the Requisite Lenders) and prepared by the Appraiser, which certifies, at the time of determination, the market value and distress (or liquidation) value of the assets subject to such appraisal (with respect to aircraft, engines, spare engines and spare parts, each of the terms "market value" and "distress value" as defined by the International Society of Transport Aircraft Trading if applicable to particular Collateral).

                  "Appraised Collateral" means (i) all aircraft, spare engines, flight simulators, ground service equipment, passenger loading bridges and spare parts that are part of the Collateral, (ii) each item of Pledged Real Property (as such term is defined in the Security Agreement) other than Gate Leases which (A) is owned by a Grantor (as such term is defined in the Security Agreement) and has a book value as of, or had a book value as of the end of the fiscal quarter that most recently precedes, a date as of which an Appraisal Report is required to be prepared hereunder of $5,000,000 or more; or (B) is leased by a Grantor pursuant to a lease or other agreement that requires such Grantor to pay annual rentals of $10,000,000 or more, and (iii) such other Aircraft Related Equipment that is part of the Collateral and for which the Obligors elect to obtain Appraisal Reports.

                  "Appraised Value" means, with respect to Appraised Collateral, the market value of such Collateral as reflected in the most recent Appraisal Report obtained in respect of such Collateral in accordance with this Agreement.

                  "Appraiser" means BACK Aviation Solutions or any other firm of nationally recognized, independent appraisers as may be agreed by the Borrower and the Board (or if the Board Guaranty is no longer in effect, the Requisite Lenders).

                  "Asset Sale" means any sale, transfer or other disposition (including by way of merger, consolidation, exchange of assets or sale-leaseback transactions) excluding any such sale, transfer or other disposition resulting from a casualty or a condemnation by a Governmental Authority, by an Obligor to any Person other than another Obligor of (i) all or any of the Capital Stock of any Obligor other than Group, or (ii) any other property or assets of an Obligor (including spare parts); provided that the term "Asset Sale" shall not include (A) any sale or disposition of spare parts and inventory (including available seat miles and dividend miles) in the ordinary course of business, (B) any sale of Aircraft Related Equipment pursuant to a transaction contemplated in a term sheet listed on Schedule 4.15(a), (C) any licensing or sublicensing of intellectual property in the ordinary course of business of the Obligors, or (D) any leasing or subleasing of property in the ordinary course of business.

                  "Assignment and Acceptance" means an assignment and acceptance entered into by a Lender and an Eligible Lender, consented to by the Board and the Borrower (if applicable) and accepted by the Agent (unless consummated pursuant to Section 11.2(d)), in substantially the form of Exhibit A.

                  "Bankruptcy Cases" means Group's Chapter 11 case and each of the other jointly administered Chapter 11 cases of the other Obligors, each of which was filed in the Bankruptcy Court on August 11, 2002.

                  "Bankruptcy Code" means Title 11 of the United States Code as now and hereafter in effect, or any successor statute.

                  "Bankruptcy Court" means the United States Bankruptcy Court for the Eastern District of Virginia, Alexandria Division, overseeing the Bankruptcy Cases.

                  "Base Rate Loan" means a Loan that bears interest based on a fluctuating rate per annum for any day equal to the sum of (a) the higher of
(i) the Federal Funds Rate plus 1/2 of 1% and (ii) the rate of interest in effect for such day as publicly announced from time to time by Bank of America, N.A. (or any successor thereto) as its "prime rate" plus (b) 3.00%. For purposes of this definition, "Federal Funds Rate" means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America, N.A. on such day on such transactions as determined by the Agent. Furthermore, the "prime rate" is a rate set by Bank of America, N.A. based upon various factors including its costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such prime rate announced by Bank of America, N.A. shall take effect at the opening of business on the day specified in the public announcement of such change.

                  "Board" has the meaning specified in the preamble to this Agreement, and any successor approved by or established in accordance with the Act.

                  "Board Guaranty" means the Guarantee Agreement dated as of the date hereof and executed by the Board, the Tranche A Lender and the Agent, in substantially the form of Exhibit D.

                  "Borrower" has the meaning specified in the preamble to this Agreement.

                  "Borrowing" means the borrowing of the Loan.

                  "Business Day" means a day of the year on which banks are not required or authorized to close in New York, New York, Charlotte, North Carolina or Pittsburgh, Pennsylvania and, if the applicable Business Day relates to notices, determinations, fundings and payments in connection with LIBOR, a day on which dealings in Dollar deposits are also carried on in the London interbank market.

                  "Capital Lease", as applied to any Person, means any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is required to be accounted for as a capital lease on the balance sheet of that Person, and the amount of Indebtedness represented by such lease shall be the capitalized amount of the obligations evidenced thereby determined in accordance with GAAP.

                  "Capital Stock" means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of such Person's capital stock, or corresponding equity rights in any partnership, limited liability company or other entity, whether now outstanding or issued after the date of this Agreement, including, without limitation, all Common Stock.

                  "Cash Equivalents" means any of the following types of Investments, to the extent owned by any Obligor free and clear of all Liens (other than Liens created under the Collateral Documents): (i) marketable securities: (a) issued or directly and unconditionally guaranteed as to interest and principal by the United States Government or (b) issued by any agency or instrumentality of the United States the obligations of which are backed by the full faith and credit of the United States, in each case maturing no more than 180 days after such date; (ii) commercial paper issued by domestic corporations or institutions other than an Obligor, states or municipalities maturing no more than 180 days after such date if such commercial paper, at the time of the acquisition thereof, has a rating of at least A-1 from S&P or at least P-1 from Moody's; (iii) time deposits, certificates of deposit or bankers' acceptances maturing no more than 180 days after such date and issued or accepted by any Lender or by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia that (a) is at least "adequately capitalized" (as defined in the regulations of its primary Federal banking regulator) and (b) has net assets of not less than $1,000,000,000 and that has a rating of at least AA from S&P or at least Aa2 from Moody's; (iv) shares of any money market mutual fund registered with the SEC under Rule 2a-7 that guarantees 100% same day liquidity and has net assets not less than $1,000,000,000; (v) marketable medium term notes maturing no more than 90 days after such date that, at the time of the acquisition thereof, have a rating of at least A-from S&P or at least A3 from Moody's; (vi) corporate bonds maturing no more than 90 days after such date that, at the time of the acquisition thereof, have a rating of at least A- from S&P or at least A3 from Moody's; and (vii) asset-backed securities maturing no more than 90 days after such date and issued by an originator that has a rating of at least A from S&P or A2 from Moody's; provided, however, that in the case of Cash Equivalents set forth in clauses (ii) through (vii) above, such Cash Equivalents shall not have a yield of more than the yield on treasury securities with a maturity comparable to such Cash Equivalents plus 1.50% per annum.

                  "Cash Proceeds" means, with respect to any Asset Sale, the cash or Cash Equivalents proceeds of such Asset Sale, including payments of deferred payment obligations when received in the form of cash or Cash Equivalents and proceeds from the conversion of other property received when converted to cash or Cash Equivalents.

                  "CFC" means a "controlled foreign corporation" under Section 957 of the Internal Revenue Code.

                  "Change of Control" means (i) the acquisition at any time by any Person (including a group, within the meaning of Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder ("Section 13(d)")) other than a Permitted Holder of "beneficial ownership" (within the meaning of Section 13(d)) in excess of 35% of the total voting power of the Voting Stock of Group; (ii) the sale, lease, transfer or other disposition, of all or substantially all of the assets of the Borrower or Group to any Person (including a group, within the meaning of Section 13(d)) as an entirety or substantially as an entirety in one transaction or a series of related transactions; (iii) the merger or consolidation of the Borrower or Group, with or into another corporation, or the merger of another corporation into the Borrower or Group, or any other transaction, with the effect that a Person (including a group, within the meaning of Section 13(d)) (other than Group or a Permitted Holder) has "beneficial ownership" (within the meaning of Section 13(d)) in excess of 35% of the total voting power of the Voting Stock of the Borrower or Group, or (if the Borrower or Group is not the surviving corporation in such transaction) such other corporation (including, in any such case, indirect ownership through another Person); (iv) the liquidation or dissolution of the Borrower or Group; (v) if a majority of the board of directors of Group shall no longer be composed of individuals (a) who were members of said board on the Closing Date (after giving effect to the Consummation of the Plan), (b) whose election or nomination to said board was approved by individuals referred to in clause (a) above constituting at the time of such election or nomination at least a majority of said board, (c) whose election or nomination to said board was approved by individuals referred to in clauses (a) and (b) above constituting at the time of such election or nomination at least a majority of said board or (d) in the case of individuals nominated by RSA in accordance with the RSA Investment Agreement, who were nominated or proposed by RSA; or (vi) the Borrower (or any successor of the Borrower pursuant to a transaction that complies with Section 6.9) ceases to be a Subsidiary of Group; provided, however, that notwithstanding the provisions of clauses (i) through (vi) above, neither (Y) the Consummation of the Plan and the implementation of the transactions contemplated thereby, nor (Z) entry by the Borrower or Group into any contract or arrangement that provides for or, is conditioned upon payment in full in cash of all Obligations, shall constitute a "Change of Control" hereunder.

                  "Closing Date" means the date on which the Loan is made.

                  "Collateral" means all of the properties and assets that are from time to time subject to the Liens granted to the Collateral Agent pursuant to the Collateral Documents as security for the Obligations.

                  "Collateral Agent" has the meaning set forth in the preamble to this Agreement.

                  "Collateral Documents" means, collectively, (i) that certain Aircraft Mortgage and Security Agreement, dated as of the date hereof, between the Borrower and the Collateral Agent in substantially the form of Exhibit E (the "Borrower Aircraft Mortgage"); (ii) that certain Aircraft Mortgage and Security Agreement, dated as of the date hereof, between Allegheny and the Collateral Agent, in substantially the form of Exhibit F (the "Allegheny Aircraft Mortgage"); (iii) that certain Aircraft Mortgage and Security Agreement, dated as of the date hereof, between Piedmont and the Collateral Agent in substantially the form of Exhibit G (the "Piedmont Aircraft Mortgage", together with the Allegheny Aircraft Mortgage and the Borrower Aircraft Mortgage, the "Aircraft Mortgages"); (iv) that certain Slot Security Agreement, dated as of the date hereof, between the Borrower, Allegheny, Piedmont, PSA Airlines, Inc. and the Collateral Agent in substantially the form of Exhibit H (the "Slot Security Agreement"); (v) that certain Security Agreement, dated as of the date hereof, between the Obligors and the Collateral Agent in substantially the form of Exhibit I (the "Security Agreement"); (vi) that certain Intellectual Property Security Agreement, dated as of the date hereof, between the Obligors and the Collateral Agent in substantially the form of Exhibit J (the "Intellectual Property Security Agreement"); (vii) that certain Leasehold Mortgage, Security Agreement, Assignment of Rents and Leases and Fixture Filing (Pennsylvania) and that certain Mortgage, Security Agreement, Assignment of Rents and Leases and Fixture Filing (Florida), each dated as of the date hereof, between Borrower and the Collateral Agent, in substantially the form of Exhibits K-1 and K-2 respectively, (collectively, the "Mortgages"); (viii) each other certificate, agreement or document executed and delivered by any Obligor pursuant to any of the foregoing agreements, including any certificate, agreement or document delivered pursuant hereto or to the terms of Section 5.8; and (ix) any consents of lessors of any of the Collateral to the pledge of such Collateral pursuant to the agreements or documents listed in (i) through (ix) above.

                  "Collateral Document Supplement" means a supplement to a Collateral Document that subjects additional Collateral to the Lien granted by such Collateral Document.

                  "Collateral Value" means, as of any date of determination, the sum of: (a) the Appraised Value of all Appraised Collateral, as stated in the then most current Appraisal Report(s) therefor, and (b) 80% of the Eligible Accounts as of such date; provided, that none of the following assets shall be included in the computation of Collateral Value (collectively, the "Ineligible Assets"): (A) property or assets not subject to a perfected Lien in favor of the Collateral Agent, with such priority as is required under the applicable Collateral Document, including any property or assets that may no longer be owned by an Obligor as a result of an Asset Sale or otherwise; and
(B) property or assets subject to any event of loss, damage or other casualty that has materially and adversely affected the value of such Collateral, whether insured or not, and in the event that any Ineligible Assets are excluded from the computation of the Collateral Value based on this proviso, the Collateral Value computed in accordance with the foregoing method shall be adjusted to exclude such Ineligible Assets.

                  "Collateral Value Certificate" means a certificate executed by a Responsible Officer of Borrower in substantially the form of Exhibit L annexed hereto.

                  "Collateral Value Deficiency" means as of any date, the amount, if any, that equals (i) [ ]% of the outstanding principal amount of the Loan as of such date, minus (ii) the sum of (A) the then aggregate Collateral Value and (B) $50,000,000.

                  "Collateral Value Test Date" has the meaning specified in
Section 5.8(d).

                  "Commercial Paper" has the meaning set forth in the definition of "Tranche A Applicable Interest Rate."

                  "Commitment" means, as to any Lender, the sum of the Tranche A Commitment and the Tranche B Commitment of such Lender.

                  "Commodity Agreement" means any agreement or arrangement the value of which fluctuates based on the value of a commodity.

                  "Common Stock" means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of such Person's common stock, whether now outstanding or issued after the date of this Agreement, including, without limitation, all series and classes of such common stock.

                  "Concession Value" means the net effect that a Specified Contract will have on the Obligors' consolidated revenue and cost structure during a specified period of time, being the sum of the aggregate increase in revenues and the aggregate cost savings that will be realized from such Specified Contract during such time period, as set forth in the Application and summarized on Schedule 4.15(b).

                  "Confirmation Order" means the order of the Bankruptcy Court, dated March 18, 2003, confirming the Plan of Reorganization pursuant to
Section 1129 of the Bankruptcy Code.

                  "Consolidated EBITDAR" means, with respect to any Person, for any period, the sum of (i) the operating income of such Person for such period, (ii) rental expenses of such Person for such period under aircraft Operating Leases and (iii) depreciation and non-cash amortization and stock compensation expenses and extraordinary charges and non-cash unusual items of such Person that were recognized in arriving at the amount of such consolidated operating income for such period, all as determined on a consolidated basis in accordance with GAAP; provided, that, (x) for purposes of calculating the financial ratio described in Section 6.4(b) for the two consecutive fiscal quarters ending on June 30, 2004, Consolidated EBITDAR as calculated above shall be doubled, and (y) for purposes of calculating the financial ratio described in Section 6.4(b) for the three consecutive fiscal quarters ending on September 30, 2004, Consolidated EBITDAR as calculated above shall be multiplied by 1.3333.

                  "Consolidated Fixed Charges" means, with respect to any Person, for any period, the sum of (a) the aggregate gross interest expense relating to Indebtedness of such Person for such period (calculated without regard to any limitations on the payment thereof), including the corresponding amounts for such period under Capital Lease obligations of such Person, (b) the aggregate rental expenses of such Person for such period under aircraft Operating Leases and (c) dividends or any other payments or distributions in respect of any class of Capital Stock of such Person, including in connection with any redemption, purchase, retirement or other acquisition, directly or indirectly of any such class of Capital Stock, paid or payable during such period (but only to the extent payment thereof is permitted under this Agreement), all determined on a consolidated basis.

                  "Consummation of the Plan" means substantial consummation of the Plan of Reorganization within the meaning of Section 1101(2) of the Bankruptcy Code.

                  "Contractual Obligation", as applied to any Person, means any provision of any equity security issued by that Person or of any indenture, mortgage, deed of trust, contract, lease, license, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.

                  "Covered Sale Leaseback Transaction" means a sale leaseback of Aircraft Related Equipment entered into within twelve (12) months after acquisition of such Aircraft Related Equipment.

                  "Currency Agreement" means any foreign exchange contract, currency swap agreement, futures contract, option contract, synthetic cap or other similar agreement or arrangement.

                  "Default" means any condition or event which with the required passing of time or the giving of any required notice or both would, unless cured or waived, become an Event of Default.

                  "DIP Loan Agreement" means that certain Senior Secured Superpriority Debtor-In-Possession Credit Agreement, dated as of September 26, 2002 and amended and restated as of October 18, 2002, among Group, each of the subsidiaries of Group party thereto, RSA, successor-in-interest to The Retirement Systems of Alabama, the other lenders from time to time party thereto, and RSA, successor-in-interest to The Retirement Systems of Alabama, as Administrative Agent, Syndication Agent and Collateral Agent, as amended, restated, extended, supplemented or otherwise modified to the date hereof.

                  "DIP Loan Facility" means the loan facility established by the DIP Loan Agreement.

                  "Disclosure Certificate" means a certificate in the form delivered by Group and/or the Borrower to the SEC pursuant to Rule 13a-14(b) and 15d-14(b) of the Exchange Act, but which is delivered pursuant to Section 5.1(b)(iv)(B) hereof to the parties specified in Section 5.1(b).

                  "Disclosure Statement" means the Disclosure Statement with respect to First Amended and Joint Plan of Reorganization of US Airways Group, Inc. and its Affiliated Debtors and Debtors-in-Possession pursuant to Section 1125 of the Bankruptcy Code which was approved by the Bankruptcy Court on January 17, 2003, together with any amendments, supplements or modifications thereto that have been approved by the Bankruptcy Court prior to the Closing Date.

                  "Dollars" and the sign "$" each mean the lawful money of the United States of America.

                  "Effective Date" has the meaning assigned thereto in the Plan of Reorganization.

                  "Eligible Accounts" means, as of any date of determination, accounts receivable shown on the consolidated balance sheet of Group as of the end of the then most recently ended fiscal quarter, net of, without duplication, all reserves against such accounts receivables and all accounts receivables owed by another Obligor, provided that:

                  (a) such accounts receivable arise out of sales of goods or rendering of services in the ordinary course of the relevant Obligor's business;

                  (b) such accounts receivable are payable in Dollars and are otherwise on terms normal and customary in the relevant Obligor's business;

                  (c) such accounts receivable are not more than 90 days past original invoice date or more than 60 days past the date due;

                  (d) such accounts receivable are not owing from any Person from which an aggregate amount of more than 20% of the accounts receivable owing therefrom is more than 60 days past the date due;

                  (e) such accounts receivable are not owing from any Person that (i) has disputed liability for any account receivable owing from such Person or (ii) has otherwise asserted any claim, demand or liability against any Obligor, whether by action, suit, counterclaim or otherwise;

                  (f) such accounts receivable are not owing from any Person that shall take or be the subject of any action or proceeding under any bankruptcy, insolvency or similar law;

                  (g) such accounts receivable (i) are not owing from any Person that is also a supplier to, or creditor of, any Obligor, is a credit card processor, travel agent or marketing partner of any Obligor, or to whom any Obligor is otherwise indebted, and (ii) do not represent any manufacturer's or supplier's credits, discounts, incentive plans or similar arrangements entitling any Obligor to discounts on future purchase therefrom;

                  (h) such accounts receivable do not arise out of sales to account debtors outside the United States;

                  (i) such accounts receivable do not arise out of sales on a bill-and-hold, guaranteed sale, sale-or-return, sale on approval or consignment basis or subject to any right of return, setoff or chargeback (including, without limitation, accounts receivables for unutilized tickets);

                  (j) such accounts receivable are not owing from an account debtor that is an agency, department or instrumentality of the United States or any state thereof; and

                  (k) such accounts receivables arise out of sales for which the account debtors' obligations to pay are not conditioned upon any Obligor's completion of any further performance or as to which the goods or services giving rise thereto have been delivered or performed by the Obligors, and if applicable, have been accepted by the account debtors, and the account debtors have not revoked their acceptance.

                  "Eligible BofA Conduit" means a multi-seller conduit administered by Bank of America, N.A. which funds itself directly or indirectly with commercial paper notes and which is an Eligible Lender.

                  "Eligible Collateral" means property and assets of the Obligor other than Excluded Property.

                  "Eligible Lender" means "lender" as defined in the Act and the Regulations.

                  "Employee Compensation Agreement" has the meaning specified in clause (b)(i) of Article III.

                  "Environmental Claim" means any investigation, notice, claim, suit, proceeding, demand or order, by any Governmental Authority or any Person arising in connection with any alleged or actual violation of Environmental Laws or with any Hazardous Materials Activity, or any actual or alleged damage, or harm to health, safety, property or the environment.

                  "Environmental Laws" means any and all current or future statutes, ordinances, orders, rules, regulations, guidance documents, judgments, governmental authorizations, or any other requirement of Governmental Authorities relating to (a) the prevention or control of pollution or protection of the environment, (b) solid, gaseous or liquid waste generation, handling, treatment, storage, disposal, discharge, Release, emission or transportation, or (c) exposure to Hazardous Materials. "Environmental Laws" shall include, but not be limited to, the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. 9601 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. 6901 et seq.), the National Environmental Policy Act (42 U.S.C. 4321 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. 1801 et seq.), the Toxic Substances Control Act (49 U.S.C. 2601 et seq.), the Clean Air Act (42 U.S.C. 7401 et seq.), the Federal Water Pollution Control Act (33 U.S.C. 1251 et seq.), the Safe Drinking Water Act (42 U.S.C. 3007 et seq.), the Emergency Planning and Community Right-to-Know Act (42 U.S.C. 11001 et seq.) and the Occupational Safety and Health Act (29 U.S.C. 641 et seq.).

                  "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute.

                  "ERISA Affiliate" means, as applied to Group, (i) any corporation which is, or was at any time in the preceding six (6) years, a member of a controlled group of corporations within the meaning of Section 414(b) of the Internal Revenue Code of which Group is a member; (ii) any trade or business (whether or not incorporated) which is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Internal Revenue Code of which Group is a member; and (iii) any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Internal Revenue Code of which Group, any corporation described in clause
(i) above or any trade or business described in clause (ii) above is a member.

                  "ERISA Event" means (a) any "reportable event," as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which reporting is waived); (b) the existence with respect to any Plan of an "accumulated funding deficiency" (as defined in Section 412 of the Internal Revenue Code or Section 302 of ERISA); (c) the filing pursuant to Section 412(d) of the Internal Revenue Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by Group or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e)(i) the receipt by Group or any ERISA Affiliate from the PBGC of a notice of determination that PBGC intends to seek termination of any Plan or to have a trustee appointed for any Plan, or (ii) the filing by Group or any ERISA Affiliate of a notice of intent to terminate any Plan; (f) the incurrence by Group or any of its ERISA Affiliates of any liability (i) with respect to the withdrawal from a Multiemployer Plan pursuant to Sections 4063 and 4064 of ERISA, or (ii) with respect to a facility closing pursuant to Section 4062(e) of ERISA, or (iii) with respect to the withdrawal or partial withdrawal from any Multiemployer Plan; or (g) the receipt by Group or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

                  "Event of Default" has the meaning specified in Section 7.1.

                  "Excess Cash Flow" means, for any period, (i) Consolidated EBITDAR of Group for such period, minus (ii) the sum of (A) any change (positive or negative) in Working Capital of Group from the first day of such period to the last day of such period (as adjusted for fresh start accounting as of the first day of such period), (B) payments by the Obligors of principal and interest with respect to the consolidated Indebtedness of Group (but excluding Indebtedness that is solely the obligation of any Subsidiary that is not an Obligor) during such period, to the extent such payments are not prohibited under this Agreement, net of interest income during such period,
(C) income taxes paid during such period, net of income tax refunds during such period, (D) aircraft rentals paid during such period under Operating Leases, (E) cash used during such period for capital expenditures, (F) deposit and pre-delivery payments made in respect of Aircraft Related Equipment, and
(G) an amount equal to pension or FASB 106 payments made in excess, if any, of pension or FASB 106 expenses, plus (iii)(A) an amount equal to the excess of pension or FASB 106 expense in excess, if any, of pension or FASB 106 payments and (B) drawings under the Exit Liquidity Facility between the Borrower and General Electric Capital Corporation as contemplated by that certain Exit Liquidity Facility Term Sheet dated December 26, 2002.

                  "Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.

                  "Excluded Cash" means cash and cash equivalents maintained in accounts that are not blocked deposit accounts or blocked securities accounts pursuant to Collateral Documents to the extent that such accounts are subject to (i) Liens (A) arising or granted in the ordinary course of business in favor of Persons performing credit card processing services, travel charge processing services or clearinghouse services for any Obligor, including IATA, Diners Club, Discover Card, NPC, ARC and American Express, so long as such Liens are on cash and cash equivalents that are subject to holdbacks by, or are pledged (in lieu of such holdbacks) to, such Persons to secure amounts that may be owed to such Persons under the Obligors' agreements with them in connection their provision of credit card, travel charge processing or clearinghouse services to the Obligors, (B) in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business, or (C) incurred or deposits made in connection with the Trust Agreements; being, respectively, Liens of the type described in clause (iii)(B), (v) or
(ix) of the definition of "Permitted Encumbrances" or (ii) Liens on cash and Cash Equivalents securing (A) reimbursement obligations in respect of letters of credit issued for the account of any Obligor in the ordinary course of business and consistent with past practice, so long as the aggregate amount of such cash and Cash Equivalents does not exceed 110% of the maximum available amount under the secured letters of credit, and (B) reimbursement or other margin requirements in connection with, in the case of Liens contemplated in this clause (B), (x) transactions designed to hedge against fluctuations in fuel costs, entered into in the ordinary course of business, consistent with past business practice or then current industry practice, and not entered into for speculative purposes, (y) transactions designed to hedge interest rates entered into with respect to notional amounts not to exceed actual or anticipated Indebtedness, not entered into for speculative purposes and (z) transactions designed to hedge against risks associated with fluctuations in currencies entered into in the ordinary course of business; being Liens permitted by clause (ix) of Section 6.1.

                  "Excluded Property" means (i)(A) any lease or other written agreement under which an Obligor leases real property (other than Gate Leases) and (1) that requires such Obligor to pay annual rentals of $10,000,000 or more but where the grant of a Lien in favor of the Collateral Agent would violate such lease or other written agreement, provided that such Obligor has used commercially reasonable efforts (without obligation to incur more than immaterial costs or expenses in connection with such commercially reasonable efforts) to obtain the consent of the lessor to the grant of a Lien on such lease or other agreement in favor of the Collateral Agent, or (2) that the Board has, or if the Board Guaranty is no longer in effect, the Requisite Lenders have, agreed in writing in its or their sole discretion is not material, or (B) Gate Leases for which the pledge to the Collateral Agent to secure the Obligation requires the consent or approval of the lessor or another third party, but which consent the Obligors are unable to obtain after compliance with the first sentence of Section 5.8(g) hereof; (ii) any property which is subject to a Lien of the type described in Sections 6.1(a)(ii),
(iii), (v) or (vii); (iii) any Aircraft Related Equipment which the Obligors have owned for a period of less than twelve (12) months (other than Aircraft Related Equipment required to be pledged pursuant to the second proviso of
Section 5.8(d)); (iv) any right in any agreement (A) the grant of a security interest in which would violate the agreement under which such right arises except to the extent provided under Sections 9-406 and 9-407 of the Uniform Commercial Code, if such Obligor has failed to obtain a waiver or other relief from such provision, but provided that such Obligor has used commercially reasonable efforts (without obligation to incur more than immaterial costs or expenses in connection with such commercially reasonable efforts) to obtain such waiver or other relief or (B) to the extent that the pledge or assignment of such agreement requires the consent of any third party, unless such third party has consented thereto, except to the extent provided under Sections 9-406 and 9-407 of the Uniform Commercial Code, so long as such Obligor has used commercially reasonable efforts (without obligation to incur more than immaterial costs or expenses in connection with such commercially reasonable efforts) to obtain such consent; (v) Excluded Cash; (vi) 35% of the Capital Stock of Subsidiaries of the Obligors that are CFCs; and (vii) to the extent not included in clauses (i) through (vi) above, any "Excluded Assets" as defined in the Security Agreement other than Slots pledged pursuant to the Slot Security Agreement; provided that, if an Obligor nonetheless pledges to the Collateral Agent pursuant to Section 5.8 or otherwise assets that otherwise would constitute Excluded Property absent this proviso, unless or until the Lien with respect to such assets is released in accordance with this Agreement and the applicable Collateral Document, such assets shall constitute Collateral for all purposes under this Agreement and under the other Loan Documents and shall not be treated as Excluded Property.

                  "FAA" means the Federal Aviation Administration.

                  "Facilities" means any and all real property now, hereafter or heretofore owned, leased, operated or used by an Obligor.

                  "Fair Market Value" with respect to any asset subject to an Asset Sale, means the price that could be obtained for such asset by a seller in an arm's-length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer; provided that, with respect to any Asset Sale greater than $250,000, Fair Market Value shall be determined in good faith by the Chief Executive Officer, Chief Financial Officer or Treasurer of the Borrower, taking into consideration then current market conditions.

                  "Federal Reserve Board" means the Board of Governors of the Federal Reserve System, or any successor thereto.

                  "Final Approval Date" means March 26, 2002.

                  "Fiscal Year" means the Borrower's fiscal year referenced in the financial statements to be delivered by the Borrower pursuant to Section 5.1.

                  "Fitch" means Fitch, Inc., and any successor thereto that is a nationally recognized rating agency.

                  "Future Issuance" means, without duplication, each (i) borrowing after the Closing Date by an Obligor from any source (including in the debt capital markets or from commercial bank lenders) (other than any other Obligor) of any Indebtedness of the type described in clauses (i), (ii) or (x) of the definition of "Indebtedness" other than (A) Indebtedness incurred pursuant to an Exit Liquidity Facility between the Borrower and General Electric Capital Corporation ("GECC") as contemplated by that certain Exit Liquidity Facility Term Sheet dated December 26, 2002, (B) the reinstatement as part of the Consummation of the Plan of the Indebtedness incurred pursuant to that certain Credit Agreement, dated as of November 21, 2001, among the Borrower, Group and GECC, as amended, and (C) Indebtedness incurred as contemplated by that certain GE Engine Services Term Sheet, dated December 26, 2002 and (ii) issuance after the Closing Date of any Capital Stock or any warrants, options or other rights to acquire Capital Stock by any Obligor (other than to another Obligor) or the exercise after the Closing Date of any warrants, options or other rights to acquire Capital Stock of any Obligor (other than exercise by another Obligor) other than, in each case, the exercise or issuance of options or similar rights as compensation by or to existing or former officers, directors or employees of an Obligor or cashless exercise or warrants issued by any Obligor; provided, however, that notwithstanding the provisions of clauses (i) and (ii) above, no borrowing, issuance of Capital Stock or exercise or issuance of any warrants, options or other rights to acquire Capital Stock (including any Capital Stock issued pursuant to the terms of such Capital Stock, warrants, options or other rights to acquire Capital Stock) in each case, effected on or around the Closing Date as part of the Consummation of the Plan shall constitute a "Future Issuance" hereunder.

                  "GAAP" means, subject to the limitations on the application thereof set forth in Section 1.3, accounting principles generally accepted in the United States, as in effect from time to time as set forth in opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board approved by a significant segment of the accounting profession in the United States, subject to requirements of applicable law.

                  "Gate Leases" means all right, title and interest of each Obligor, now existing or hereafter acquired, in and to any airport facility use, operation or occupancy lease, license or other agreement with respect to arrival and departure gates, aircraft parking spaces, passenger lounges, ticket counters, terminal common areas, baggage handling areas, carousels and other facilities, crew briefing areas, club lounges, kiosks, flight simulator buildings and other related properties and rights with respect to airports at which any Obligor lands, takes off or otherwise conducts operations or maintains property.

                  "Governmental Authority" means any nation or government, any state or other political subdivision thereof and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

                  "Governmental Authorization" means any permit, license, certificate, authorization, plan, directive, consent order or consent decree or agreement of, from or with any Governmental Authority.

                  "Group" has the meaning specified in the preamble to this Agreement.

                  "Guarantee" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such first Person
(i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise), (ii) entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part), including any pledge of any assets to secure indebtedness of another or (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of such other Person so as to enable such Person to pay such Indebtedness. The term "Guarantee" used as a verb has a corresponding meaning.

                  "Guarantee Fee" has the meaning specified in Section 2.06 of the Board Guaranty.

                  "Guaranty" means the Guaranty set forth in Article X.

                  "Hazardous Materials" means all substances defined as Hazardous Substances, Oil, Pollutants or Contaminants in the National Oil and Hazardous Substances Pollution Contingency Plan, 40 C.F.R. ss. 300.5, or defined as such by or regulated as such under, any Environmental Law.

                  "Hazardous Materials Activity" means any past, current, proposed, or threatened use, storage, Release, generation, treatment, remediation or transportation of any Hazardous Material (i) from, under, in, into or on the Facilities or surrounding property; and (ii) caused by, or undertaken by or on behalf of, an Obligor or any of their respective predecessors or Affiliates.

                  "Indebtedness" means, with respect to any Person at any date of determination (without duplication), (i) all indebtedness of such Person for borrowed money; (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments; (iii) all obligations of such Person in respect of letters of credit or other similar instruments (including reimbursement obligations with respect thereto); (iv) all obligations of such Person to pay the deferred and unpaid purchase price of property or services, which purchase price is due more than six (6) months after the date of placing such property in service or taking delivery and title thereto or the completion of such services, except Trade Payables; (v) all Capital Lease obligations of such Person (the amount of the Indebtedness in respect of Capital Lease obligations to be determined as provided in the definition of Capital Lease in this Section 1.1); (vi) all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person, provided that the amount of such Indebtedness shall be the lesser of (A) the fair market value of such asset at such date of determination and (B) the stated principal amount of such Indebtedness, provided, however, that if such Indebtedness is assumed by such Person or provides for recourse against such Person, the amount of such Indebtedness shall be the greater of (A) and (B) above; (vii) all Indebtedness of other Persons Guaranteed by such Person to the extent such Indebtedness is Guaranteed by such Person; (viii) to the extent not otherwise included in this definition and to the extent treated as a liability under GAAP, obligations under Currency Agreements, Interest Rate Agreements and Commodity Agreements;
(ix) the capitalized amount of remaining lease payments owing by such Person under Synthetic Leases that would appear on the balance sheet of such Person if such lease were treated as a Capital Lease; (x) the aggregate amount of uncollected accounts receivable of such Person subject at such time to a sale of receivables (or similar transaction) to the extent such transaction is effected with recourse to such Person (whether or not such transaction would be reflected on the balance sheet of such Person in accordance with GAAP);
(xi) solely for purposes of determining compliance with Section 6.4(b), all Operating Lease obligations of such Person with respect to Aircraft Related Equipment (the amount of Indebtedness in respect of Operating Lease obligations to be determined as provided in the definition of Operating Lease in this Section 1.1); and (xii) the Indebtedness of any partnership or unincorporated joint venture in which such Person is a general partner or a joint venturer to the extent such Indebtedness is recourse to such Person. The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date; provided that the amount outstanding at any time of any Indebtedness issued with original issue discount is the face amount of such Indebtedness less the remaining unamortized portion of the original issue discount of such Indebtedness at such time as determined in conformity with GAAP.

                  "Indemnified Liabilities" has the meaning specified in
Section 11.4.

                  "Indemnified Taxes" has the meaning specified in Section 2.12(a).

                  "Indemnitees" has the meaning specified in Section 11.4.

                  "Initial Indebtedness" has the meaning specified in Section 6.10(a).

                  "Initial Unrestricted Cash Reserve" shall have the meaning specified in Section 6.4(a).

                  "Interest Payment Date" means, with respect to each Interest Period, the first Business Day immediately following the last day of such Interest Period.

                  "Interest Period" means (a) initially, the period commencing on and including the Closing Date and ending on and including June 30, 2003 and (b) thereafter, each successive period commencing on and including the first day of each calendar quarter and ending on and including the last day of such calendar quarter; provided, however, that:

                  (i) the Interest Period commencing on June 30, 2009 shall end on the Maturity Date; and

                  (ii) during the continuance of an Event of Default, each "Interest Period" shall be for such duration of one (1) month or less as shall be selected by the Agent by notice to the Borrower, each Lender, the Board and the Loan Administrator on or prior to the start of such Interest Period (and in the absence of any such notice or selection, the applicable Interest Period shall be determined as provided above without regard to this clause (ii)).

                  "Interest Rate Agreement" means any interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement.

                  "Internal Revenue Code" means the Internal Revenue Code of 1986, as amended to the date hereof and from time to time hereafter.

                  "Investment" means with respect to any Person, any direct or indirect advance, loan (other than loans or advances to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of such Person or its Subsidiaries) or other extension of credit or capital contribution or other equity investment by such Person to any other Person, including by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others, any Guarantee (including any support for a letter of credit issued on behalf of such Person) incurred for the benefit of such Person or any purchase or acquisition by such Person of Capital Stock (or warrants, options or rights convertible into or exercisable for Capital Stock), bonds, notes, debentures or other similar instruments issued by any other Person; provided, that neither advances nor loans by any Obligor to any other Obligor nor deposits made by any Obligor in connection with the purchase by an Obligor of Aircraft Related Equipment or other property shall constitute an "Investment."

                  "IRS" means the Internal Revenue Service of the United States or any successor thereto.

                  "KHFC Administrative Agent" has the meaning set forth in the preamble to this Agreement.

                  "Lender" means each of the Primary Tranche A Lender, the Alternate Tranche A Lender and/or the Tranche B Lenders (including its respective successors and permitted assigns), as the context may require, and the term "Lenders" means the Primary Tranche A Lender, the Alternate Tranche A Lender and/or the Tranche B Lenders (including its respective successors and permitted assigns) collectively, as the context may require; provided that the terms "Lender" and "Lenders" shall include the Board to the extent it acquires any interest in Tranche A as contemplated by Section 2.9(f) hereof and by the Board Guaranty.

                  "Lending Office" means, with respect to any Lender, the office of such Lender specified as its "Lending Office" opposite its name on Annex B or on the Assignment and Acceptance by which it became a Lender or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Agent.

                  "LIBOR" means, with respect to any Interest Period, the offered rate in the London interbank market for deposits in Dollars of amounts equal or comparable to the then unpaid amount of the Loan not being funded by the Primary Tranche A Lender with Commercial Paper offered for a term comparable to such Interest Period, as currently shown on the page of the Telerate screen (or any successor thereto) that displays an average British Bankers Association Interest Settlement Rate as of 11:00 a.m., London time, two (2) Business Days prior to the first day of such Interest Period; provided, however, that (A) LIBOR for the initial Interest Period shall be [__________]% per annum, (B) if more than one offered rate as described above appears on such Telerate screen, the rate used to determine LIBOR will be the arithmetic average (rounded upward, if necessary, to the next higher 1/100 of 1%) of such offered rates, (C) if no such offered rates appear, the rate used for such Interest Period will be the arithmetic average (rounded upward, if necessary, to the next higher 1/100 of 1%) of rates quoted by Bank of America, N.A. - London Branch (and its successor) at approximately 4:00 p.m., London time, two (2) Business Days prior to the first day of such Interest Period for deposits in Dollars offered to leading European banks for a period comparable to such Interest Period in an amount comparable to such unpaid principal amount of the Loan and (D) in the case of an Interest Period commencing after an assignment of all or any portion of Tranche A from the Primary Tranche A Lender to the Alternate Tranche A Lender or the Primary Tranche A Lender ceases to fund all of its Tranche A through the issuance of Commercial Paper, all determinations of LIBOR with respect to the applicable portion of the Loan so assigned shall be made on the first day of such Interest Period (rather than two (2) Business Days prior to the first day of such Interest Period). If the Agent ceases generally to use such Telerate screen for determining interest rates based on eurodollar deposit rates, a comparable internationally recognized interest rate reporting service shall be used to determine such offered rates.

                  "LIBOR Lenders" means Lenders holding Notes that bear interest at a rate determined by reference to LIBOR.

                  "Lien" means any lien, mortgage, pledge, assignment, security interest, charge, hypothecation, preference, priority, privilege, lease or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof, any easement, right of way or other encumbrance on title to real property and any agreement to give any security interest).

                  "Liquidation Period" has the meaning specified in Section 2.10(f).

                  "Loan" means the loan made pursuant to this Agreement and consisting of Tranche A and Tranche B.

                  "Loan Administrator" has the meaning specified in the preamble to this Agreement.

                  "Loan Administrator Relationship" has the meaning specified in Section 8.5(a).

                  "Loan Documents" means, collectively, this Agreement, the Notes, the Collateral Documents, the Employee Compensation Agreement, the Warrants, the Registration Rights Agreement, the RSA Undertaking and each certificate, agreement or document executed by an Obligor and delivered to the Agent, the Lenders or the Board in connection with or pursuant to this Agreement.

                  "Margin Stock" has the meaning assigned to that term in Regulation T, U or X of the Board of Governors of the Federal Reserve System as in effect from time to time.

                  "Marketing and Service Agreements" means those certain business, marketing and service agreements among the Borrower and any of Mesa Airlines, Inc., Chautauqua Airlines, Inc., Trans States Airlines, Inc., and United Air Lines, Inc., and such other parties or agreements from time to time that include, but are not limited to, code-sharing, pro-rate, capacity purchase, service, frequent flyer, ground handling and marketing agreements that are entered into in the ordinary course of business.

                  "Material Adverse Effect" means (a) a material adverse effect on (i) the business, condition (financial or otherwise), operations, performance, prospects, assets or properties of the Obligors, taken as a whole or (ii) the legality, validity, binding effect or enforceability against any Obligor of any Loan Document, or the rights and remedies of the Agent, the Collateral Agent, the Board or any Lender under any Loan Document, or (b) any material adverse effect on or material impairment of (i) the ability of the Obligors, taken as a whole, to perform their payment or other material obligations under the Loan Documents or (ii) the value of the Collateral or the validity and priority of the Liens on the Collateral in each case taken as a whole.

                  "Maturity Date" means October 1, 2009, except that if such date is not a Business Day, then the Maturity Date shall be the immediately preceding Business Day.

                  "Minimum Liability Insurance Amount" means the amount specified therefore on Exhibit Q.

                  "Moody's" means Moody's Investors Service, Inc. and any successor thereto that is a nationally recognized rating agency.

                  "Mortgages" has the meaning specified in the definition of "Collateral Documents."

                  "Multiemployer Plan" means a multiemployer plan as defined
Section 4001(a)(3) of ERISA, and in respect of which Group or any ERISA Affiliate is (or with the application of Section 4212(c) of ERISA would be)
(a) an "employer" as defined in Section 3(5) of ERISA or (b) a "seller" as defined in Section 4204 of ERISA.

                  "Net Cash Proceeds" means, with respect to any Asset Sale, the Cash Proceeds of such Asset Sale, net of (i) reasonable and customary brokerage commissions and other reasonable and customary fees and expenses (including reasonable fees and expenses of counsel and investment bankers) related to such Asset Sale, (ii) provisions for all taxes payable as a result of such Asset Sale without regard to the consolidated results of operations of Group, the Borrower and their respective Subsidiaries, taken as a whole, (iii) payments made to repay Indebtedness or any other obligation outstanding at the time of such Asset Sale (or any related expenses required to be paid to third parties pursuant to documentation related to the financing of the assets subject to such Asset Sale) that (A) is secured by a Lien on the property or assets sold and (B) is required by its terms to be paid as a result of such Asset Sale and (iv) appropriate amounts to be provided by any Obligor as a reserve against any liabilities associated with such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as determined in conformity with GAAP, but limited to the period of the required reserve.

                  "Net Condemnation Proceeds" means an amount equal to: (i) any cash payments or proceeds received by an Obligor as a result of any condemnation or other taking or temporary or permanent requisition of any property, any interest therein or right appurtenant thereto, or any change of grade affecting any property, as the result of the exercise of any right of condemnation or eminent domain by a Governmental Authority (including a transfer to a Governmental Authority in lieu or anticipation of a condemnation), minus (ii) (a) any actual and reasonable costs incurred by an Obligor in connection with any such condemnation or taking (including reasonable fees and expenses of counsel), (b) provisions for all taxes payable as a result of such condemnation, without regard to the consolidated results of operations of Group, the Borrower, and their respective Subsidiaries, taken as a whole, (c) the amount of any Indebtedness secured by a Lien on any property subject to such condemnation or taking and any related expenses of third parties, in each case, required by the documentation related to such Indebtedness to be discharged or paid from the proceeds thereof and (d) any amounts required to be paid to any Person (other than an Obligor) owning a beneficial interest in the property subject to such condemnation or taking.

                  "Net Insurance Proceeds" means an amount equal to: (i) any cash payments or proceeds received by an Obligor under any casualty insurance policy in respect of a covered loss thereunder with respect to tangible, real or personal property, minus (ii) (a) any actual and reasonable costs incurred by an Obligor in connection with the adjustment or settlement of any claims of an Obligor in respect thereof (including reasonable fees and expenses of counsel), (b) provisions for all taxes payable as a result of such event without regard to the consolidated results of operations of Group, the Borrower and their respective Subsidiaries, taken as a whole, (c) the amount of any Indebtedness secured by a Lien on any property subject to such covered loss and any related expenses of third parties, in each case, required by the documentation related to such Indebtedness to be discharged or paid from the proceeds thereof and (d) any amounts required to be paid to any Person (other than an Obligor) owning a beneficial interest in the property subject to such loss.

                  "Net Issue Proceeds" has the meaning specified in Section 2.6(a).

                  "Non-Consenting Lender" has the meaning specified in Section 11.1(c).

                  "Non-U.S. Person" means a Person that is not a United States person as defined in Section 7701(a)(30) of the Internal Revenue Code.

                  "Note" and "Notes" have the meanings specified in Section 2.4(d).

                  "Obligations" means all payment and performance obligations of every nature of any Obligor from time to time owed to the Agent, the Collateral Agent, the KHFC Administrative Agent, the Lenders, the Loan Administrator or the Board (together with their respective permitted successors and assigns), or any of their respective Affiliates, officers, directors, employees, agents or advisors under or in respect of any Loan Document, whether for principal, interest, fees, expenses, indemnification or otherwise.

                  "Obligors" means Group, the Borrower and each Subsidiary Guarantor, and their respective successors and assigns.

                  "Officer" means, as applied to any corporation, each Responsible Officer, the Chairman of the Board (if an officer), Assistant Treasurer, Secretary or Assistant Secretary.

                  "Officer's Certificate" means, as applied to Group or the Borrower, a certificate executed by a Responsible Officer of such Person in his/her capacity as such; provided, that every Officer's Certificate shall include a statement that, in the opinion of the signer, such Responsible Officer has made or has caused to be made such examination or investigation as is necessary to enable such Responsible Officer to express an informed opinion as to the substance of such Officer's Certificate in light of the provisions hereof pursuant to which it is being delivered.

                  "Operating Lease" means, as applied to any Person, any lease (including, without limitation, leases that may be terminated by the lessee at any time) of any property (whether real, personal or mixed) under which such Person is lessee, that is not a Capital Lease. For purposes of determining compliance with Section 6.4(b), the amount of Indebtedness in respect of any Operating Lease shall be an amount equal to six (6) times the total amount of all lease payments for the four most recently ended fiscal quarters in respect of Operating Leases in effect on the date as of which Indebtedness is being measured.

                  "Other Taxes" has the meaning specified in Section 2.12(b).

                  "Participant" has the meaning specified in Section 11.2(e).

                  "Payee" has the meaning specified in Section 11.12.

                  "Payment Default" means any failure to make a payment which with the giving of notice or the required passage of time or both would become an Event of Default under Section 7.1(a).

                  "Payment Restriction" means, with respect to a Subsidiary of any Person, any encumbrance, restriction or limitation, whether by operation of the terms of its charter or by reason of any agreement or instrument, on the ability of (i) such Subsidiary to (a) pay dividends or make other distributions on its Capital Stock or make payments on any obligation, liability or Indebtedness owed to such Person or any other Subsidiary of such Person, (b) make loans or advances to such Person or any other Subsidiary of such Person or (c) transfer any of its property or assets to such Person or any other Subsidiary of such Person or (ii) such Person or any other Subsidiary of such Person to receive or retain any such (a) dividend, distributions or payments, (b) loans or advances or (c) property or assets.

                  "Permitted Encumbrances" means the following types of Liens (other than any such Lien imposed pursuant to Section 401(a)(29) or 412(n) of the Internal Revenue Code or by ERISA) as applied to property:

                  (iii) Liens for taxes, assessments or governmental charges or claims the payment of which is either (a) not delinquent for a period of more than 30 days or (b) being contested in good faith by appropriate proceedings, if such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made therefor, as set forth in Section 5.3;

                  (iv) statutory Liens of landlords and Liens of carriers, vendors, warehousemen, repairmen, mechanics and materialmen and other Liens imposed by law incurred in the ordinary course of business for sums either (a) not delinquent for a period of more than thirty (30) days or (b) being contested in good faith by appropriate proceedings, if such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made therefor;

                  (v) (A) Liens incurred or deposits (other than with respect to the Plans described in Section 4.11) made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, trade contracts, performance and return-of-money bonds, reimbursement obligations and chargeback rights of Persons performing services for an Obligor (including Liens securing Trade Payables arising from the Obligors' use in the ordinary course of business, consistent with past practice, of credit advance facilities to purchase goods and services) and other similar obligations (exclusive of obligations for the payment of borrowed money) and (B) Liens arising or granted in the ordinary course of business in favor of Persons performing credit card processing services, travel charge processing services or clearinghouse services for any Obligor, including IATA, Diners Club, Discover Card, NPC, ARC and American Express, so long as such Liens are on cash and cash equivalents that are subject to holdbacks by, or are pledged (in lieu of such holdbacks) to, such Persons to secure amounts that may be owed to such Persons under the Obligors' agreements with them in connection their provision of credit card, travel charge processing or clearinghouse services to the Obligors;

                  (vi) with respect to real property, easements, rights-of-way, restrictions, minor defects, encroachments or irregularities in title and other similar charges or encumbrances not interfering in any material respect with the ordinary conduct of the business of an Obligor; provided that such charges or encumbrances, if affecting any of the Collateral constituting real property, comply with the terms of the Mortgages;

                  (vii) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

                  (viii) any interest or title of a lessor in property leased by an Obligor under any Capital Lease obligation or Operating Lease which, in each case, is not prohibited under this Agreement;

                  (ix) Liens in favor of collecting or payor banks and other banks providing cash management services, in each case, having a right of setoff, revocation, refund or chargeback against money or instruments of any Obligor on deposit with or in possession of such bank arising for the payments of bank fees and other similar amounts owed in the ordinary course of business;

                  (x) Liens of creditors of any Person to whom any Obligor's assets are consigned for sale in the ordinary course of business;

                  (xi) Liens incurred or deposits made in connection with the Trust Agreements;

                  (xii) any renewal of or substitution for any Lien permitted by any of the preceding clauses; provided that the Indebtedness secured is not increased nor the Lien extended to any additional assets; and

                  (xiii) Liens created under the Collateral Documents.

                  "Permitted Holder" means any of RSA and the Board.

                  "Permitted Refinancing Indebtedness" means Indebtedness of any Obligor the cash proceeds of which are used to refinance (for purposes of this definition, "Refinancing Indebtedness") then outstanding Indebtedness (for purposes of this definition, "Old Indebtedness") (including by way of an extension, renewal or replacement of, or substitution for, such Old Indebtedness) in an amount not to exceed the then outstanding principal amount of the Old Indebtedness, plus accrued and unpaid interest, premiums, fees and expenses; provided that: (a) if the Old Indebtedness is subordinated in right of payment to the Loan, the Refinancing Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which it is outstanding, is expressly made subordinate in right of payment to the Loan, (b) the Refinancing Indebtedness does not have a final scheduled maturity prior to the final scheduled maturity of the Old Indebtedness and (c) the average life of the Refinancing Indebtedness calculated as of the consummation of the refinancing is not less than the remaining average life of the Old Indebtedness.

                  "Person" means an individual, partnership, corporation (including a business trust), joint stock company, estate, trust, limited liability company, unincorporated association, joint venture or other entity, or a Governmental Authority.

                  "Piedmont" means Piedmont Airlines, Inc.

                  "Plan" means any "employee benefit plan" as defined in
Section 3(3) of ERISA which is, or was at any time during the preceding six
(6) years, maintained or contributed to, or required to be contributed to, by Group or any of its ERISA Affiliates, other than a multiemployer plan, within the meaning of Section 4001(a)(3) of ERISA.

                  "Plan of Reorganization" means the First Amended Joint Plan of Reorganization of US Airways Group, Inc. and its Affiliated Debtors and Debtors-in-Possession dated January 17, 2003 together with amendments, supplements or modifications thereto, as confirmed by the Confirmation Order, together with any amendments, supplements or modifications thereto that have been approved or authorized by the Bankruptcy Court prior to the Closing Date.

                  "Prepayment Breakage Avoidance Procedure" means, with respect to any prepayment of the Loan required or permitted by Section 2.6 or
Section 2.10, that the Borrower shall at its option have the right to apply any amounts required or permitted to be prepaid by Section 2.6 or Section 2.10 with respect to the Loan as follows: (i) the Borrower may immediately prepay the Loan (in whole or in part) as required or permitted by Section 2.6 or
Section 2.10, as applicable, and/or (ii) the Borrower may deposit all or a portion of such amount in an account established by the Borrower with the Agent and over which the Agent shall have a perfected first priority security interest (the "Prepayment Account"). To the extent the Borrower elects to deposit cash in the Prepayment Account as provided in the preceding sentence, the Agent shall apply any cash so deposited in the Prepayment Account to prepay the Loan on the last day of the relevant Interest Period for the applicable tranche. The Borrower shall be deemed to have satisfied the prepayment requirements of Section 2.6 or Section 2.10, as applicable, upon deposit of cash in the Prepayment Account in an amount equal to the amount of the prepayment otherwise remaining due pursuant to Section 2.6 or Section 2.10, as applicable. The Agent shall, at the request of the Borrower, invest amounts on deposit in the Prepayment Account in Cash Equivalents maturing on or prior to the last day of the next Interest Period with any interest thereon for the benefit of the Borrower.

                  "Primary Tranche A Lender" means Kitty Hawk Funding Corporation, a Delaware corporation, and each permitted assignee of its Tranche A Commitment in accordance with Section 11.2, including any Eligible BofA Conduit.

                  "Pro Forma Basis" means, with respect to compliance with any covenant hereunder, compliance with such covenant after giving effect to the acquisition (whether by purchase, merger or otherwise) or disposition (whether by sale, merger or otherwise) of any company, entity or business or any asset by any Obligor or any other action which requires compliance on a Pro Forma Basis. In making any determination of compliance on a Pro Forma Basis, such determination shall be performed using the consolidated financial statements of such Obligor which shall be reformulated as if any such acquisition, disposition or other action had been consummated at the beginning of the period specified in the covenant with respect to which Pro Forma Basis compliance is required.

                  "Proceedings" has the meaning specified in Section
5.1(b)(vii).

                  "Program Support Provider" means and includes any Person now or hereafter extending credit or having a commitment to extend credit to or for account of, or to make purchases from, the Primary Tranche A Lender or issuing a letter of credit, surety bond or other instrument to support any obligations arising under or in connection with the Primary Tranche A Lender's commercial paper program.

                  "Prohibited Transferee" has the meaning specified in Section 11.2(a).

                  "Redeemable Stock" means any class or series of Capital Stock of any Person that by its terms or otherwise (i) is required to be redeemed prior to the Maturity Date, (ii) may be required to be redeemed at the option of the holder of such class or series of Capital Stock at any time prior to the Maturity Date or (iii) is convertible into or exchangeable for
(X) Capital Stock referred to in clause (i) or (ii) above or (Y) Indebtedness having a scheduled maturity prior to the Maturity Date; provided that any Capital Stock that would constitute Redeemable Stock solely because of the provisions thereof offering holders thereof the right to require the issuer thereof to repurchase or redeem such Capital Stock upon the occurrence of an "asset sale" occurring prior to the Maturity Date shall not constitute Redeemable Stock if the asset sale provisions contained in such Capital Stock specifically provide that, in respect of any particular asset sale proceeds, the issuer thereof will not be required to repurchase or redeem any such Capital Stock pursuant to such provisions so long as the Borrower applies the full amount of such proceeds (net of associated taxes and transaction costs) to the permanent reduction of the aggregate outstanding principal amount of the Loan.

                  "Register" has the meaning specified in Section 2.4(e).

                  "Registration Rights Agreements" means the Registration Rights Agreements, each dated as of the date hereof and executed by Group and respectively, the holders of the Warrants, in each case in substantially the form of Exhibit M.

                  "Regulations" has the meaning specified in the first recital to this Agreement.

                  "Release" means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Materials into the indoor or outdoor environment (including, without limitation, the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Materials), or into or out of any Facilities, including the movement of any Hazardous Material through the air, soil, surface water, groundwater or property.

                  "Requesting Party" has the meaning specified in Section
8.1(b).

                  "Requisite Lenders" means, collectively, Lenders holding not less than a majority of the principal amount of the Loan then outstanding or, prior to the making of the Loan, the Lenders having not less than a majority of the Commitments.

                  "Requisite LIBOR Lenders" means, collectively, Lenders having not less than a majority of the principal amount of the portion of the Loan bearing interest at a rate determined by reference to LIBOR or, prior to the making of the Loan, the Alternate Tranche A Lender and the Tranche B Lenders.

                  "Requisite Tranche B Lenders" means the Tranche B Lenders holding a majority of the principal amount then outstanding of Tranche B.

                  "Responsible Officer" means with respect to Group or the Borrower, any of its Chief Executive Officer, President, Chief Financial Officer, General Counsel, Treasurer or Controller, but in any event, with respect to financial matters, its Chief Financial Officer, Treasurer or Controller.

                  "Restricted Payment" means, with respect to any Person (i) any declaration or payment of dividends on or making of any distributions in respect of the Capital Stock of such Person (other than dividends or distributions payable solely in shares of Capital Stock (other than Redeemable Stock) or in options, warrants, or other rights to purchase Capital Stock (other than Redeemable Stock)) to holders of Capital Stock of such Person,
(ii) any purchase, redemption or other acquisition or retirement for value (other than through the issuance solely of Capital Stock (other than Redeemable Stock) or options, warrants or other rights to purchase Capital Stock (other than Redeemable Stock)) of any Capital Stock or warrants, rights (other than exchangeable or convertible Indebtedness of such Person not prohibited under clause (iii) below) or options to acquire Capital Stock of such Person and (iii) any redemption, repurchase, defeasance (including, but not limited to, in substance or legal defeasance) or other acquisition or retirement for value (other than through the issuance solely of Capital Stock (other than Redeemable Stock) or warrants, rights or options to acquire Capital Stock (other than Redeemable Stock)) of Indebtedness of such Person or any Subsidiary of such Person, directly or indirectly (including by way of setoff or amendment of the terms of any Indebtedness in connection with any retirement or acquisition of such Indebtedness), which is made other than at any scheduled maturity thereof or by any scheduled repayment or scheduled sinking fund payment (collectively, a "prepayment"); provided that the following shall not constitute Restricted Payments: (x) any declaration, payment, distribution, purchase, redemption, acquisition or retirement for value, repurchase or defeasance referred to in clauses (i) through (iii) above in each case solely among Obligors, (y) the discharge by the Obligors, in connection with the transactions contemplated by any term sheet referenced on
Schedule 4.15(a), of any Indebtedness that was incurred to finance the acquisition of the aircraft identified as subject to such term sheet, or (z) repayment of the Loan.

                  "RSA" means Retirement Systems of Alabama Holdings LLC, a Delaware limited liability company, and its successors and assigns.

                  "RSA Investment Agreement" means that certain Investment Agreement, dated as of September 26, 2002 by and between The Retirement System of Alabama and US Airways Group, Inc., as amended by that certain Amendment No. 1, dated as of January 17, 2003 by and among US Airways Group, Inc., The Retirement System of Alabama and RSA, and that certain Amendment No. 2, dated [________], 2003, by and among US Airways Group, Inc., the Retirement Systems of Alabama and RSA.

                  "RSA Undertaking" has the meaning specified in Article III(b)(iii).

                  "S&P" means Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc. and any successor thereto that is a nationally recognized rating agency.

                  "SEC" means the Securities and Exchange Commission of the United States or any successor thereto.

                  "Secondary Slots" means (a) Air-21 slot exemptions, (b) the Essential Air Services Slots identified on Schedule 1.1(a) hereto, (c) any other Slots which, under the Slot Regulations, are not transferable among private parties, (d) for so long as their aggregate Appraised Value does not exceed $5,000,000, Slots at John F. Kennedy International Airport, (e) the Slots identified on Schedule 1.1(a) hereto as "pool" Slots (within the meaning of 14 C.F.R. ss. 93.226(e)), (f) all 6:00 a.m. arrival and departure Slots at LaGuardia Airport, (g) all arrival and departure Slots at LaGuardia Airport commencing at or after 9:30 p.m. (2130), (h) all 6:00 a.m. Slots at Ronald Reagan Washington National Airport, and (i) all Slots at Ronald Reagan Washington National Airport commencing at or after 9:00 p.m. (2100).

                  "Securities Act" means the Securities Act of 1933, as amended from time to time, and any successor statute.

                  "Security Agreement" has the meaning specified in clause (v) of the definition of Collateral Documents.

                  "Slot Regulations" means 49 U.S.C. ss. 40103 and 14 C.F.R. ss.ss. 93.211 - 93.227, and any amendment, supplement or other modification thereto, or successor, replacement or substitute federal law or regulation concerning the right or operational authority to conduct landing or takeoff operations at any airports.

                  "Slots" means all of the rights and operational authority granted under the Slot Regulations and now or hereafter acquired or held by each Obligor to conduct one instrument flight rule landing or takeoff operation in a specified time period at Ronald Reagan Washington National Airport, John F. Kennedy International Airport, LaGuardia Airport, or any other airport.

                  "Solvent" means, with respect to any Person, that as of the date of determination (A) the then fair saleable value of the business of such Person is not less than the amount that will be required to pay the probable liabilities on such Person's then existing debts as they become absolute and matured considering all financing alternatives and potential asset sales reasonably available to such Person; (B) such Person's capital is not unreasonably small in relation to its business or any contemplated or undertaken transaction; and (C) such Person does not intend to incur, or believes that it will not incur, debts beyond its ability to pay such debts as they become due. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

                  "Specified Contracts" means those contracts and other arrangements and transactions listed on Schedule 4.15(a) hereto together with, in the case of any such arrangement or transaction identified on Schedule 4.15(a) as being in term sheet form, the final definitive written agreement or other documentation thereof.

                  "Subsidiary" means, with respect to any Person, any corporation, partnership, association, limited liability company, trust or estate, joint venture or other business entity of which more than 50% of the issued and outstanding shares of Voting Stock at the time of determination are owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof.

                  "Subsidiary Guarantor" means each Subsidiary of Group identified on Schedule 4.1(c) as a "Subsidiary Guarantor" and each other Subsidiary of Group that becomes a party to this Agreement pursuant to Section 5.8(a), but with respect to any such Subsidiary, subject to the last sentence of Section 10.5.

                  "Substitute Basis" has the meaning specified in Section
2.10(b).

                  "Synthetic Lease" means (a) a so-called synthetic, off-balance sheet lease or lease in which the lessee is contractually entitled to the tax benefits of ownership of the leased assets, or (b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

                  "Taxes" means any and all present or future taxes, levies, fees, duties, imposts, deductions, charges or withholdings of any nature, and all interest, penalties and other liabilities thereon or computed by reference thereto imposed by any Governmental Authority.

                  "Title 49" means Title 49 of the United States Code, as amended and in effect from time to time, and the regulations promulgated pursuant thereto.

                  "Trade Payables" means, with respect to any Person, any accounts payable or any other indebtedness or monetary obligation to trade creditors created, assumed or Guaranteed by such Person or any of its Subsidiaries and arising in the ordinary course of business in connection with the acquisition of goods or services but limited to current liabilities in accordance with GAAP.

                  "Tranche A" has the meaning specified in Section 2.1(a).

                  "Tranche A Applicable Interest Rate" means for any Interest Period (i) to the extent the Primary Tranche A Lender is the holder of the outstanding Tranche A and funds (directly or indirectly) Tranche A through the issuance of Commercial Paper, a rate per annum equal to the sum of (A) the Primary Tranche A Lender's weighted average cost (as defined below) related to the issuance (directly or indirectly) of commercial paper notes and other short-term borrowings (collectively, "Commercial Paper"), which in each case have been allocated by the Primary Tranche A Lender to Tranche A during such Interest Period and (B) 0.30% (such Tranche A Applicable Interest Rate to be calculated by the KHFC Administrative Agent and specified in a notice sent to the Borrower, with a copy to the Agent and the Loan Administrator) and (ii) otherwise, a rate per annum equal to LIBOR for such Interest Period plus 0.40%. As used in this definition, "weighted average cost" of Commercial Paper means (i) the actual interest rate or discount paid to purchasers of Commercial Paper, (ii) the dealer fees and other costs associated with the issuance of the Commercial Paper (expressed as a percentage), which fees and costs maybe assessed upon issuance and (iii) other borrowings the Primary Tranche A Lender may incur (expressed on a percentage basis), including the amount to fund small or odd dollar amounts that are not easily accommodated in the commercial paper market.

                  "Tranche A Commitment" means, as to the Primary Tranche A Lender or the Alternate Tranche A Lender, the obligation of such Lender, if any, to loan Tranche A to the Borrower hereunder in a principal amount not to exceed the amount set forth under the heading "Tranche A Commitment" opposite such Lender's name on Schedule 1.1(e). The original aggregate amount of the Tranche A Commitments is $900,000,000.

                  "Tranche A Lender" means the Primary Tranche A Lender or, if the Primary Tranche A Lender does not make Tranche A available or assigns Tranche A to the Alternate Tranche A Lender, the Alternate Tranche A Lender; provided that the term "Tranche A Lender" shall include the Board if it acquires any interest in Tranche A as contemplated by Section 2.9(f) hereof and the Board Guaranty.

                  "Tranche A Note" has the meaning specified in Section
2.4(d).

                  "Tranche B" has the meaning specified in Section 2.1(c).

                  "Tranche B Applicable Interest Rate" means a rate per annum equal to LIBOR plus 4.00% per annum.

                  "Tranche B Commitment" means, as to any Lender, the obligation of such Lender, if any, to loan Tranche B to the Borrower hereunder in a principal amount not to exceed the amount set forth under the heading "Tranche B Commitment" opposite such Lender's name on Schedule 1.1(f). The original aggregate amount of the Tranche B Commitments is $100,000,000.

                  "Tranche B Lender" means each Lender that has a Tranche B Commitment or is the holder of Tranche B, who shall initially be Bank of America, N.A. and RSA.

                  "Tranche B Note" has the meaning specified in Section
2.4(d).

                   "Trust Agreements" means all special purpose trust funds established by any Obligor to manage the collection and payment of amounts collected by the Obligor for the express benefit of third-party beneficiaries relating to (a) federal income tax withholding and backup withholding tax, employment taxes, transportation excise taxes and security related charges, including (i) federal payroll withholding taxes, as described in Sections 3101, 3111 and 3402 of the Internal Revenue Code; (ii) federal Unemployment Tax Act taxes, as described in Chapter 23 of Subtitle C of the Internal Revenue Code; (iii) federal air transportation excise taxes, as described in Sections 4261 and 4271 of the Internal Revenue Code; (iv) federal security charges, as described in Title 49 of the Code of Federal Regulations of 2002 (referred to in this definition as the "CFR"), Chapter XII, Part 1510; (v) federal Animal and Plant Health Inspection Service of the United States Department of Agriculture (APHIS) user fees, as described in Title 21 United States Code (2002) (referred to in this definition as "U.S.C.") Section 136a and 7 CFR Section 354.3; (vi) federal Immigration and Naturalization Service
(INS) fees, as described in 8 CFR Part 286; (vii) federal customs taxes as described in 19 U.S.C. Section 58c; and (viii) federal jet fuel taxes as described in Sections 4091 and 4092 of the Internal Revenue Code collected on behalf of and owed to the federal government, (b) any and all state and local income tax withholding, employment taxes and related charges and fees and similar taxes, charges and fees, including, but not limited to, state and local payroll withholding taxes, unemployment and supplemental unemployment taxes, disability taxes, workman's or workers' compensation charges and related charges and fees that are analogous to those described in Subtitle C of the Internal Revenue Code and that are described in or are analogous to Chapter 23 of Title 19 Delaware Code Annotated (2002) (referred to in this definition as "D.C.A.") collected on behalf of and owed to state and local authorities, agencies and entities, (c) Passenger Facility Fees and Charges as described in Title 49 United States Code Section 40117 (2002) and Title 14 of the Code of Federal Regulations of 2002, Subchapter 1, Part 158 collected on behalf of and owed to various administrators, institutions, authorities, agencies and entities and (d) voluntary and/or other non-statutorily required employee payroll deductions, whether authorized by the employee, imposed by court order, agreed to pursuant to collective bargaining arrangement or otherwise, including (i) employee contributions made for the purpose of participating in any employer-sponsored retirement plan as described and defined in Section 401(k) of the Internal Revenue Code (including repayment of any 401(k) related loans made to the employee but excluding any funds matched and/or contributed by the employer on behalf of any employee), (ii) employee payments made for the purpose of participating in any employer-sponsored medical, dental or related health plan, (iii) employee payments made for the purpose of satisfying periodic union dues, (iv) employee payments made for the purpose of purchasing United States Savings Bonds, (v) employee payments made for the purpose of making deposits to an account at or making repayment of an extension of credit from an employer-associated credit union, (vi) employee payments made for the purpose of purchasing life, accident, disability or other insurance, (vii) employee payments made for the purpose of participating in any employer-sponsored cafeteria plan as described and defined in Section 125 of the Internal Revenue Code, (viii) employee-directed donations to charitable organizations and (ix) levys, garnishments and other attachments on employee compensation (as described in Sections 6305 and 6331 of the Internal Revenue Code, in Section 4913 of Title 10 of D.C.A. or in any analogous provision of other applicable federal, state or local law) collected on behalf of any Governmental Authority or any other Person authorized to receive funds of the type described in this clause (d).

                  "United States Citizen" has the meaning specified in Section 4.1(b).

                  "Voting Stock" means any class or classes of Capital Stock pursuant to which the holders thereof have the general voting power under ordinary circumstances to vote for the election of directors, managers or trustees of any Person (or Persons performing similar functions) irrespective of whether or not at the time stock of any such class or classes will have or might have such voting power by the reason of the happening of any contingency.

                  "Warrants" means collectively (i) the Warrant to purchase up to 7,635,000 shares of Group's Common Stock issued by Group to the Board, or, at the Board's request, to its designee, (ii) the Warrant to purchase up to 212,081 shares of Group's Common Stock issued by Group to Bank of America, N.A. and (iii) the Warrant to purchase up to 636,249 shares of Group's Common Stock issued by Group to RSA, in each case in substantially the form of Exhibit N.

                  "Withdrawal Liability" means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

                  "Working Capital" means, as of any date, (i) the current assets (excluding cash and Cash Equivalents) of Group minus (ii) the current liabilities of Group (other than the current portion of long term debt), in each case, determined on a consolidated basis and otherwise, in accordance with GAAP as of such date.

SECTION 1.2. COMPUTATION OF TIME PERIODS. In this Agreement, in the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including" and the words "to" and "until" each mean "to but excluding" and the word "through" means "to and including".

SECTION 1.3.      ACCOUNTING TERMS AND PRINCIPLES.

(a) Accounting Terms. All accounting terms not specifically defined herein shall be construed in conformity with GAAP and all accounting determinations required to be made pursuant hereto shall, unless expressly otherwise provided herein, be made in conformity with GAAP. (b) Change in GAAP. If any change in accounting principles used in the preparation of the most recent financial statements referred to in Section 5.1 is hereafter required or permitted by the rules, regulations, pronouncements and opinions of the Financial Accounting Standards Board or the American Institute of Certified Public Accountants (or any successor thereto) and such change is adopted by the Borrower or Group, as the case may be, with the agreement of its independent public accountants and results in a change in any of the calculations required by Article VI had such accounting change not occurred, the parties hereto agree to promptly enter into good faith negotiations in order to amend such provisions so as to equitably reflect such change with the desired result that the criteria for evaluating compliance with such covenants by the Borrower or Group, as the case may be, shall be the same after such change as if such change had not been made; provided, however, that no change in GAAP that would affect a calculation that measures compliance with any covenant contained in
Article VI shall be given effect until such provisions are amended to reflect such changes in GAAP.

                  SECTION 1.4. CERTAIN TERMS.

                  (a) Certain References. The words "herein," "hereof" and "hereunder" and similar words refer to this Agreement as a whole, and not to any particular Article, Section, subsection or clause in, this Agreement.

                  (b) References to Exhibits, Schedules, etc. References in this Agreement to an Exhibit, Schedule, Article, Section, subsection or clause refer to the appropriate Exhibit or Schedule to, or Article, Section, subsection or clause in this Agreement.

                  (c) References to Agreements. Each agreement defined in this
Article I shall include all appendices, exhibits and schedules thereto. If the prior written consent of any Person is required hereunder for an amendment, restatement, supplement or other modification to any such agreement and the consent of each such Person is obtained, references in this Agreement to such agreement shall be to such agreement as so amended, restated, supplemented or modified. (d) References to Statutes. References in this Agreement to any statute shall be to such statute as amended or modified and in effect at the time any such reference is operative. (e) Miscellaneous. The term "including" when used in any Loan Document means "including without limitation" except when used in the computation of time periods.

                                  ARTICLE II

                                   THE LOAN

                  SECTION 2.1. THE LOAN. On the terms and subject to the conditions contained in this Agreement and in reliance upon the representations and warranties of the Obligors set forth herein and in the other Loan Documents, the Lenders severally agree to make on the date hereof, a multi-tranched term loan to the Borrower in a single borrowing equal to the principal amount of $1,000,000,000 as follows:

                  (a) The Primary Tranche A Lender (subject to Section 2.1(b)) agrees to fund the Tranche A portion of the Loan ("Tranche A") to the Borrower in an amount equal to the Tranche A Commitment of the Primary Tranche A Lender. Any amount of Tranche A repaid or prepaid may not be reborrowed.

                  (b) The Primary Tranche A Lender intends but is not obligated to fund Tranche A through the issuance and sale of Commercial Paper. The Primary Tranche A Lender may, at its option, elect at any time not to fund Tranche A. If the Primary Tranche A Lender so elects, the Alternate Tranche A Lender will, on the terms and subject to the conditions contained in this Agreement, be obligated to fund Tranche A in an amount equal to the Tranche A Commitment of the Alternate Tranche A Lender. In the event that more than one
(1) Alternate Tranche A Lender is a party hereto, in accordance with Section 11.2, the rights and obligations of each such Alternate Tranche A Lender hereunder shall be several and not joint.

                  (c) Each of the Tranche B Lenders severally agrees to fund the Tranche B portion of the Loan ("Tranche B") to the Borrower in an amount equal to the Tranche B Commitment of such Tranche B Lender. Any amount of Tranche B repaid or prepaid may not be reborrowed. SECTION 2.2. BORROWING. The Primary Tranche A Lender (or, if the Primary Tranche A Lender chooses not to make Tranche A available, the Alternate Tranche A Lender) and the Tranche B Lenders shall, before 11:00 a.m. (New York City time) on the date hereof, make available to the Agent at Bank of America, N.A., ABA #053 000 196, Account No. 136 621 225 0600, Account Name: Operations/Administration, Ref: US Airways, Inc., in immediately available funds, an amount equal to such Lender's Commitment. After the Agent's receipt of such funds and upon fulfillment or waiver of the applicable conditions set forth in Article III, the Agent will make such funds available to the Borrower.

                  SECTION 2.3. SCHEDULED REPAYMENT OF THE LOAN.

                  (a) Repayment of Tranche A. The Borrower shall repay principal amounts with respect to Tranche A on the dates and in the amounts set forth below:

         ----------------------------------- ---------------------------------
         Date                                Repayment Amount
         ----------------------------------- ---------------------------------
         October 1, 2006                     $112,500,000
         ----------------------------------- ---------------------------------
         April 1, 2007                       $112,500,000
         ----------------------------------- ---------------------------------
         October 1, 2007                     $112,500,000
         ----------------------------------- ---------------------------------
         April 1, 2008                       $112,500,000
         ----------------------------------- ---------------------------------
         October 1, 2008                     $112,500,000
         ----------------------------------- ---------------------------------
         April 1, 2009                       $112,500,000
         ----------------------------------- ---------------------------------
         October 1, 2009                     $225,000,000
         ----------------------------------- ---------------------------------

                  Notwithstanding anything herein to the contrary, the Borrower shall repay the entire unpaid principal amount of Tranche A together with accrued and unpaid interest thereon and all other amounts owing hereunder in respect thereof on the Maturity Date (or, if earlier, the date the Loans are accelerated pursuant to Section 7.2).

                  (b) Repayment of Tranche B. The Borrower shall repay principal amounts with respect to Tranche B on the dates and in the amounts set forth below:

          ---------------------------------- ---------------------------------
          Date                               Repayment Amount
          ---------------------------------- ---------------------------------
          October 1, 2006                    $12,500,000
          ---------------------------------- ---------------------------------
          April 1, 2007                      $12,500,000
          ---------------------------------- ---------------------------------
          October 1, 2007                    $12,500,000
          ---------------------------------- ---------------------------------
          April 1, 2008                      $12,500,000
          ---------------------------------- ---------------------------------
          October 1, 2008                    $12,500,000
          ---------------------------------- ---------------------------------
          April 1, 2009                      $12,500,000
          ---------------------------------- ---------------------------------
          October 1, 2009                    $25,000,000
          ---------------------------------- ---------------------------------

                  Notwithstanding anything herein to the contrary, the Borrower shall repay the entire unpaid principal amount of Tranche B together with accrued and unpaid interest thereon and all other amounts owing hereunder in respect thereof on the Maturity Date (or, if earlier, the date the Loans are accelerated pursuant to Section 7.2).

                  SECTION 2.4. EVIDENCE OF DEBT.

                  (a) Lenders' Accounts. Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing such Lender's portion of the Loan outstanding from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

                  (b) Agent's Records of Loan. The Agent shall establish and maintain a register for recording with respect to the Loan (i) the date and amount of each payment on the Loan made by or on behalf of, or collected from, the Borrower, (ii) the amount of each such payment applied in accordance with
Section 2.9(d) and (e) or other applicable terms hereof to scheduled principal of or interest on the Loan and to each of the fees identified in Section 2.8(a) through Section 2.8(d)and (iii) the date and amount of each payment made by the Board under the Board Guaranty.

                  (c) Entries Prima Facie Evidence. The entries made in the accounts maintained pursuant to this Section 2.4 shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations recorded therein; provided, however, that the failure of any Lender or the Agent to maintain such accounts or any error therein shall not in any manner affect the obligations of the Borrower to repay the Loan in accordance with its terms.

                  (d) Notes. The Borrower shall execute and deliver to the Agent on the Closing Date (i) a promissory note substantially in the form of Exhibit B-1 in the principal amount of Tranche A of the Loan, dated the Closing Date and otherwise appropriately completed (such note, including any replacement note therefor issued in accordance with the provisions of this
Section 2.4(d), the "Tranche A Note"), and (ii) promissory notes substantially in the form of Exhibit B-2 in the principal amount of the Tranche B Commitment of each Tranche B Lender, dated the Closing Date and otherwise appropriately completed, (each such note, including any replacement note therefor issued in accordance with the provisions of this Section 2.4(d), a "Tranche B Note" and the Tranche B Notes collectively, together with the Tranche A Note, the "Notes"). Each Note shall be made payable to the Agent at the office of the Agent. If a Note is mutilated, lost, stolen or destroyed, the Borrower shall issue a new Note of the same tranche, in the same principal amount and having the same interest rate, date and maturity as the Note so mutilated, lost, stolen or destroyed endorsed to indicate all payments thereon. In the case of any lost, stolen or destroyed Note, there shall first be furnished to the Borrower and the Board an instrument of indemnity from the Agent and evidence of such loss, theft or destruction reasonably satisfactory to each of them.

                  (e) Register. A manually signed copy of this Agreement and the original of a Note shall be evidence of (i) the rights of each Lender under this Agreement and such Note and (ii) the rights of the Agent under this Agreement. Neither this Agreement nor any of the Notes is a bearer instrument. The Agent will establish and maintain a record of ownership (the "Register") in which the Agent agrees to register by book entry the Agent's and each Lender's interest in the Loan, the Notes and this Agreement, and in the right to receive any payments hereunder or thereunder and any assignment of any such interest or rights. In connection with any assignment pursuant to Section 11.2, the Agent shall maintain a copy of each Assignment and Acceptance delivered to and accepted by it and shall record the names and addresses of the Lenders and principal amount of the Loan owing to each Lender from time to time. The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Board, the Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender for all purposes of this Agreement. The Register shall be available for inspection by the Borrower, the Agent, the Board, the Loan Administrator or any Lender at any reasonable time and from time to time upon reasonable prior notice.

                  SECTION 2.5. OPTIONAL PREPAYMENTS.

                  (a) Notice. The Borrower may, upon at least fifteen (15) days' prior revocable notice to the Board, the Loan Administrator, the KHFC Administrative Agent and the Agent stating the proposed date and aggregate principal amount of the prepayment, elect to prepay the outstanding principal amount of the Loan ratably as to Tranche A and Tranche B, in whole or in part (but not less than a minimum amount of $5,000,000), together with accrued interest to the date of such prepayment on the principal amount prepaid; provided, however, that upon any prepayment of all or a portion of the Loan by the Borrower, or if the Borrower revokes such notice at any time within such fifteen (15) days, the Borrower shall also pay any amounts owing pursuant to
Section 2.10(e) or (f).

                  (b) Amounts Due upon Notice. Upon the giving of any notice of prepayment under Section 2.5(a), the principal amount of the Loan specified to be prepaid together with accrued and unpaid interest thereon shall become due and payable on the date specified for such prepayment; provided, however, that any failure to make any such prepayment in full on such date shall be deemed to be an automatic revocation of the notice of prepayment given under
Section 2.5(a) and such failure shall not constitute a Default or an Event of Default hereunder; provided, further, however, that the Borrower shall be obligated to pay on such date any amounts owing under Section 2.10(e) or (f) due to such failure to prepay.

                  (c) Application of Optional Prepayments. Any partial prepayment of the Loan under this Section 2.5 shall be applied to the then remaining installments of the outstanding principal amount of the Loan ratably as to Tranche A and Tranche B in the inverse order of maturity. Any such prepayment shall be paid to the Agent for application as provided in Section
2.9. The Borrower shall have no right to optionally prepay the principal amount of the Loan other than as provided in this Section 2.5, Section 2.10(b) or Section 2.10(d).

                  SECTION 2.6. MANDATORY PREPAYMENTS.

                  (a) Future Issuances. Upon receipt by an Obligor of any cash proceeds from Future Issuances, the Borrower shall prepay the Loan in the manner provided below in an amount equal to the amount of all such proceeds net of any reasonable and customary brokers' and advisors' fees, any underwriting discounts and commissions and other costs incurred in connection with such transaction (provided that evidence of such fees, discounts, commissions and costs is provided to the Board and the Agent) ("Net Issue Proceeds"); provided, that, (i) with respect to Future Issuances of Capital Stock in connection with the exercise of any warrants, options or other rights to acquire Capital Stock that are issued as part of the Consummation of the Plan, the Borrower shall be obligated to prepay the Loan only to the extent that the Net Issue Proceeds from all such Future Issuances consummated after the Closing Date exceed $10,000,000; (ii) with respect to other Future Issuances of Capital Stock or warrants, options or other rights to acquire Capital Stock consummated after the Closing Date, the Borrower (A) shall not be obligated to prepay the Loan from the first $50,000,000 of Net Issue Proceeds therefrom, and (B) thereafter, shall be obligated to prepay the Loan in amounts equal to (1) 25% on a dollar-for-dollar basis of Net Issue Proceeds from the next $50,000,000 of Net Issue Proceeds, (2) 50% on a dollar-for-dollar basis of Net Issue Proceeds from the next $50,000,000 of Net Issue Proceeds, (3) 75% on a dollar-for-dollar basis of Net Issue Proceeds from the next $50,000,000 of Net Issue Proceeds, and (4) 100% of Net Issue Proceeds in excess of $200,000,000, with all calculations of Net Issue Proceeds for the purpose of this clause (ii) being made on a cumulative basis from the Closing Date through the life of the Loan; and (iii) the Borrower shall not be obligated to so prepay the Loan if and to the extent that (A) the Future Issuance is of Permitted Refinancing Indebtedness, (B) an Obligor applies the proceeds of a Future Issuance of Indebtedness to make pre-delivery payments, deposits or progress payments (or other similar payments) with respect to the acquisition of Aircraft Related Equipment (or reimburses itself or any other Obligor for any such payment or deposit), an Obligor applies such proceeds to purchase (or reimburse itself or any other Obligor for the purchase of) Aircraft Related Equipment, or an Obligor otherwise sets aside such proceeds (through an escrow account or otherwise) for a period not to exceed twelve (12) months for the express purpose of making any of the payments described above in this subclause (iii)(B) and the Obligor makes such payment within such period, or (C) an Obligor applies the proceeds of a Future Issuance of Indebtedness to finance the purchase of Aircraft Related Equipment in connection with a sale by an Obligor of such Aircraft Related Equipment to a third party as part of a Covered Sale Leaseback Transaction, it being understood that all Net Issue Proceeds in excess of amounts otherwise applied in accordance with clause (iii)(B) or (iii)(C) above, as applicable shall be applied to prepay the Loan. Any partial prepayments of the Loan made by the Borrower in accordance with this Section 2.6(a) shall be applied to the then remaining installments of the outstanding principal balance of the Loan ratably as to Tranche A and Tranche B in the inverse order of maturity. If any such prepayment is made by the Borrower, the Borrower shall also pay any amounts owing pursuant to Section 2.10(e) or (f). Subject to the Borrower's right to elect the Prepayment Breakage Avoidance Procedure, any such prepayment of the Loan shall be made on the date which is one (1) Business Day following the receipt by such Obligor of the proceeds of the applicable Future Issuance, and shall be paid to the Agent for application as provided in
Section 2.9.

                  (b) Asset Sales. No later than three (3) Business Days following the date on which Net Cash Proceeds are received by an Obligor, the Borrower shall prepay the Loan in an aggregate amount equal to one hundred percent (100%) of such Net Cash Proceeds; provided, however, that the Borrower shall not be obligated to so prepay the Loan (i) if and to the extent that the Borrower furnishes to the Board an Officer's Certificate certifying that it or another Obligor intends to replace the assets from which such Net Cash Proceeds derived, and does so (or enters into a definitive agreement committing to do so) within one (1) year of receipt thereof (it being understood that any Net Cash Proceeds retained by the Borrower but not actually expended within such year or pursuant to such agreement to replace the assets from which such Net Cash Proceeds derived shall be used to prepay the Loan on the expiration of such year), (ii) with Net Cash Proceeds from any transaction described on Schedule 2.6(b), (iii) with Net Cash Proceeds from any single transaction or related series of transactions that generate(s) Net Cash Proceeds of $25,000 or less, (iv) with Net Cash Proceeds from an Asset Sale of Aircraft Related Equipment as part of a Covered Sale Leaseback Transaction to the extent such Net Cash Proceeds do not exceed the amount paid by an Obligor during the immediately preceding twelve (12) months to acquire such Aircraft Related Equipment (net of any amount financed by Indebtedness, the prepayment of which is contemplated by the definition of Net Cash Proceeds), plus costs and expenses incurred by the Obligors in connection therewith, or (v) with Net Cash Proceeds from any Asset Sales of assets that are not Collateral to the extent that the aggregate sales price of all such Asset Sales (excluding Net Cash Proceeds of sales referred to in clauses (i),
(ii) and (iii) above and in the exception to this clause (v)) is less than $10,000,000 during any Fiscal Year, except that during the existence of a Collateral Value Deficiency all Net Cash Proceeds from Asset Sales shall be applied to prepay the Loan without regard to the $10,000,000 retention amount referenced above in this clause (v). Any partial prepayments of the Loan made by the Borrower in accordance with this Section 2.6(b) shall be applied to the then remaining installments of the outstanding principal balance of the Loan ratably as to Tranche A and Tranche B in the inverse order of maturity. Subject to the Borrower's right to elect the Prepayment Breakage Avoidance Procedure, the Borrower shall also pay any amounts owing pursuant to Section 2.10(e) or (f). Any such prepayment of the Loan shall be paid to the Agent for application as provided in Section 2.9.

                  (c) Insurance/Condemnation Proceeds. No later than three (3) Business Days following (x) the date of receipt by an Obligor of any Net Insurance Proceeds or Net Condemnation Proceeds, or (y) if applicable, the end of the one (1) year period described in the proviso below or in the case of the Collateral, such other time as provided in the applicable Collateral Document (as contemplated in the proviso below), the Borrower shall prepay the Loan in an amount equal to the amount by which the aggregate amount of the sum of such Net Insurance Proceeds and Net Condemnation Proceeds in any Fiscal Year (excluding any amounts used to repair, restore or replace assets in accordance with the immediately following proviso or any Collateral Document) exceeds $5,000,000; provided, the Borrower shall not be obligated to so prepay the Loan if and to the extent that (i) the Borrower furnishes to the Board an Officer's Certificate certifying that it or another Obligor intends to repair, restore or replace the assets from which such Net Insurance Proceeds or Net Condemnation Proceeds derived, and does so (or enters into a definitive agreement committing to do so) within one (1) year of receipt thereof, or (ii) in the case of proceeds derived from Collateral, the Obligor uses such proceeds to repair, replace or restore such Collateral in accordance with the applicable provisions of the applicable Collateral Document, including any timeframes contemplated thereby (it being understood that any Net Insurance Proceeds or Net Condemnation Proceeds retained by the Borrower but not actually expended within such year or such other time as provided in an applicable Collateral Document or pursuant to such agreement to repair, restore or replace the assets from which such Net Insurance Proceeds or Net Condemnation Proceeds derived shall be used to prepay the Loan on the expiration of such year or such other time as provided in an applicable Collateral Document), or (iii) the Net Insurance Proceeds derived from a claim set forth on Schedule 2.6(c). Any partial prepayments of the Loan made by the Borrower in accordance with this Section 2.6(c) shall be applied to the then remaining installments of the outstanding principal balance of the Loan ratably as to Tranche A and Tranche B in the inverse order of maturity. Subject to the Borrower's right to elect the Prepayment Breakage Avoidance Procedure, the Borrower shall also pay any amounts owing pursuant to Section 2.10(e)or (f). Any such prepayment of the Loan shall be paid to the Agent for application as provided in Section 2.9.

                  (d) Change of Control. Upon the occurrence of a Change of Control with respect to either Group or the Borrower, the Borrower shall promptly give the Agent, the Lenders, the Board and the Loan Administrator written notice thereof, and the Board shall have the right, by written notice to the Borrower (with a copy to the Agent and each Lender) given not more than thirty (30) days following its receipt of the notice of the Change of Control, to require the Borrower to prepay the Loan in full, together with accrued interest thereon to the date of such prepayment, on the date specified in such notice (which date shall be a Business Day not less than ten (10) nor more than twenty (20) Business Days after the date of such notice), and upon the specified payment date, the Borrower shall so prepay the then outstanding principal amount of the Loan together with such accrued interest thereon. Subject to the Borrower's right to elect the Prepayment Breakage Avoidance Procedure, the Borrower shall also pay any amounts owing pursuant to Section 2.10(e) or (f). Any such prepayment shall be paid to the Agent for application as provided in Section 2.9.

                  SECTION 2.7. INTEREST.

                  (a) Rate of Interest. Except as otherwise provided in
Section 2.7(c) and Section 2.10, (i) Tranche A shall bear interest on the unpaid principal amount thereof from the Closing Date until paid in full at the Tranche A Applicable Interest Rate and (ii) Tranche B shall bear interest on the unpaid principal amount thereof from the Closing Date until paid in full at the Tranche B Applicable Interest Rate.

                  (b) Interest Payments. Interest accrued on the Loan shall be payable in arrears on each Interest Payment Date, upon the payment or prepayment thereof in whole or in part, and, if not previously paid in full, at maturity (whether by acceleration or otherwise). Interest on the Loan shall be calculated on the basis of a year of 360 days and actual number of days elapsed.

                  (c) Default Interest. Notwithstanding the rate of interest specified in Section 2.7(a), if any principal of or interest on the Loan is not paid when due, whether at stated maturity, upon acceleration, by mandatory prepayment or otherwise (but other than any voluntary prepayment), such overdue amount shall bear interest at a rate which is two percent (2.0%) per annum in excess of the then applicable interest rate on the Loan.

                  SECTION 2.8. FEES.

                  (a) Agency Fees. The Borrower agrees to pay to the Agent on the Closing Date and annually thereafter an agency fee in an amount equal to $25,000 per annum for so long as the Loan shall remain outstanding. In addition, the Borrower agrees to pay to the KHFC Administrative Agent on the Closing Date and annually thereafter an agency fee in an amount equal to $25,000 per annum for so long as Tranche A shall remain outstanding.

                  (b) Loan Administrator Fee. The Borrower agrees to pay the Loan Administrator the fees provided for on Schedule 2.8(b).

                  (c) Guarantee Fees. The Borrower agrees to pay to the Agent for the account of the Board on the Closing Date and quarterly thereafter for so long as the Board Guaranty shall remain in effect the Guarantee Fee set forth in Section 2.06 of the Board Guaranty.

                  (d) Collateral Agent Fee. The Borrower agrees to pay to the Agent, for the account of the Collateral Agent, an annual fee in the amount of $250,000, payable in advance on the Closing Date and on each anniversary hereof for so long as the Loan shall remain outstanding.

                  (e) Distribution of Fees. On the Closing Date, and upon its receipt thereof, the Agent shall distribute to the Person entitled thereto each of the fees referred to in this Section 2.8 payable on such date. Thereafter, the Agent will distribute any and all fees payable under this
Section 2.8 in accordance with Section 2.9(d) or (e) hereof, as applicable.

                  (f) Fees Non-refundable. All fees paid under this Section
2.8 shall be non-refundable.

                  (g) Interest on Fees. If any fee or other amount payable by the Borrower hereunder is not paid when due, such overdue amount shall bear interest at a rate which is two percent (2.0%) per annum in excess of the Tranche B Applicable Interest Rate as in effect from time to time.

SECTION 2.9. PAYMENTS AND COMPUTATIONS.

                  (a) Payments. The Borrower shall make each payment hereunder (including fees and expenses) not later than 12:00 noon (New York City time) on the day when due, in Dollars, to the Agent at [__________], in immediately available funds without set-off, defense, recoupment or counterclaim. All payments in respect of any Obligations shall at all times be made to the Agent, whether or not a demand shall have been made or paid under the Board Guaranty. The Agent will promptly cause all such payments received by it to be distributed to the Person entitled thereto in accordance with the priorities of payment set forth below in Section 2.9(d) or (e), or both, as applicable. Payments received by the Agent after 12:00 noon (New York City time) shall be deemed to be received on the next Business Day.

                  (b) Computation. Each determination by the Agent of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.

                  (c) Payments on Business Days. Whenever any payment hereunder shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or fees, as the case may be.

                  (d) Application of Payments - No Event of Default. So long as no Event of Default under any of clauses (a) (including any failure to pay all amounts hereunder upon acceleration as a result of any other Event of Default), (f) or (g) of Section 7.1 has occurred and is continuing or would result therefrom, the Agent shall apply all payments in respect of any Obligations in the following order:

                  (i) first, to pay any fees then due and payable under
         Section 2.8(a), (b) and (d) to the Agent, the KHFC Administrative Agent, the Collateral Agent and the Loan Administrator, as the case may be, on a pro rata basis;

                  (ii) second, to pay interest then due and payable in respect of the Loan to the Lenders on a pro rata basis, provided that, so long as the Board Guaranty is in effect, to the extent that any amounts received by the Agent constitute interest accrued on any overdue principal of or interest on Tranche A in accordance with
         Section 2.7(c), such amounts shall be distributed to the Board under this clause (ii) as if it were a Lender (it being understood that following the Board's honoring of a demand for payment in accordance with the Board Guaranty and until the Board is reimbursed for the amount of all payments thereunder, all amounts paid in respect of Tranche A shall be distributed to the Board and amounts paid in respect of Tranche B shall be distributed to the Tranche B Lenders, all on a pro rata basis);

                  (iii) third, to pay principal then due and payable on the Loan to the Lenders, on a pro rata basis (it being understood that following the Board's honoring of a demand for payment in accordance with the Board Guaranty and until the Board is reimbursed for the amount of all payments thereunder, the amounts paid in respect of Tranche A shall be distributed to the Board and amounts paid in respect of Tranche B shall be distributed to the Tranche B Lenders, in each case on a pro rata basis);

                  (iv) fourth, to pay any fees then due and payable under
         Section 2.8(c) to the Board; and (v) fifth, to pay any other Obligations then due and payable to the Agent, the KHFC
         Administrative Agent, the Collateral Agent, the Loan Administrator, the Board and the Lenders, on a pro rata basis.

                  (e) Application of Payments After Event of Default. After the occurrence and during the continuance of an Event of Default under any of clauses (a) (including any failure to pay all amounts hereunder upon acceleration as a result of any other Event of Default), (f) or (g) of Section 7.1, the Agent shall apply all payments in respect of any Obligations (including amounts received by the Collateral Agent upon the exercise of remedies under the Collateral Documents) in the following order:

                  (i) first, to pay Obligations in respect of any expenses, fees, indemnities or other sums owing hereunder not referred to in clauses (ii) through (iv) below then due to the Agent, the Collateral Agent and the Loan Administrator, on a pro rata basis;

                  (ii) second, to pay Obligations in respect of any expenses, fees, indemnities or other sums owing hereunder not referred to in clauses (iii) and (v) below then due to the Board, the KHFC Administrative Agent and the Lenders, on a pro rata basis;

                  (iii) third, to pay on a pro rata basis (A) interest then due and payable in respect of the Loan to the Lenders, provided that, so long as the Board Guaranty is in effect, to the extent that any amounts received by the Agent constitute interest accrued on any overdue principal or interest on Tranche A in accordance with Section 2.7(c), such amounts shall be distributed to the Board under this clause (iii) as if it were a Lender and (B) in the event that any fees payable to the Board under Section 2.8(c) were not paid when due under Section 2.8(c), the portion of such unpaid fees which is equal to the amount which the Board would have been then entitled to receive if the fee payable under Section 2.8(c) were payable daily in arrears (instead of quarterly in advance) (including interest accrued thereon through the date of payment in accordance with Section 2.8(g)), on a pro rata basis (it being understood that following the Board's honoring of a demand for payment in accordance with the Board Guaranty and until the Board is reimbursed for the amount of all payments thereunder, all amounts paid in respect of Tranche A shall be distributed to the Board and amounts paid in respect of Tranche B shall be distributed to the Tranche B Lenders, all on a pro rata basis);

                  (iv) fourth, to pay or prepay principal payments on the Loan to the Lenders, on a pro rata basis (it being understood that following the Board's honoring of a demand for payment in accordance with the Board Guaranty and until the Board is reimbursed for the amount of all payments thereunder, amounts paid in respect of Tranche A shall be distributed to the Board and amounts paid in respect of Tranche B shall be distributed to the Tranche B Lenders, in each case on a pro rata basis); and

                  (v) fifth, to pay any fees due and payable under Section 2.8(c) to the Board under and in accordance with Section 2.8(c) (including interest accrued thereon through the date of payment in accordance with Section 2.8(g)) and not otherwise paid pursuant to clause (iii) above.

                  (f) Assignment to Board of Lender's Interest in Loan. Upon the assignment to the Board of any Tranche A Lender's right, title and interest in and to its pro rata portion of the principal of and interest on Tranche A in accordance with the Board Guaranty, the Board shall have the rights and privileges of a Tranche A Lender with respect to such payment (to the extent of the interests in Tranche A so assigned to the Board). No payment by the Board to the Agent or any Tranche A Lender under the Board Guaranty shall reduce, discharge, satisfy, modify or terminate the corresponding payment or any other obligation of the Borrower under this Agreement or any Tranche A Note, which obligations shall remain in full force and effect.

                  (g) Funding Defaults.

                  (i) Unless the Borrower or any Lender has notified the Agent, prior to the date any payment is required to be made by it to the Agent hereunder, that the Borrower or such Lender, as the case may be, will not make such payment, the Agent may assume that the Borrower or such Lender, as the case may be, has timely made such payment and may (but shall not be so required to), in reliance thereon, make available a corresponding amount to the Person entitled thereto. If and to the extent that such payment was not in fact made to the Agent in immediately available funds, then:

                           (A) if the Borrower failed to make such payment,
                  each Lender (or the Board, if applicable) shall forthwith on demand repay to the Agent the portion of such assumed payment that was made available to such Lender (or the Board, if applicable) in immediately available funds, together with interest thereon in respect of each day from and including the date such amount was made available by the Agent to such Lender (or the Board, if applicable) to the date such amount is repaid to the Agent in immediately available funds, at the applicable Federal Funds Rate (as defined in the definition of "Base Rate Loan") from time to time in effect; and

                           (B) if any Lender failed to make such payment, such
                  Lender shall forthwith on demand pay to the Agent the amount thereof in immediately available funds, together with interest thereon for the period from the date such amount was made available by the Agent to the Borrower to the date such amount is recovered by the Agent (the "Compensation Period") at a rate per annum equal to the applicable Federal Funds Rate from time to time in effect. If such Lender pays such amount to the Agent, then such amount shall constitute such Lender's Loan included in the applicable borrowing. If such Lender does not pay such amount forthwith upon the Agent's demand therefor, the Agent may make a demand therefor upon the Borrower, and the Borrower shall pay such amount to the Agent, together with interest thereon for the Compensation Period at a rate per annum equal to the rate of interest applicable to the applicable borrowing. Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Commitment or to prejudice any rights which the Agent or the Borrower may have against any Lender as a result of any default by such Lender hereunder.

                  (ii) A notice of the Agent to any Lender or the Borrower with respect to any amount owing under this subsection (g) shall be conclusive, absent manifest error.

                  SECTION 2.10. CERTAIN PROVISIONS GOVERNING THE LOAN.

                  (a) Determination of Interest Rate. The Tranche A Applicable Interest Rate and the Tranche B Applicable Interest Rate shall be determined by the Agent and, to the extent applicable, the KHFC Administrative Agent, pursuant to the procedures set forth in the definition of "Tranche A Applicable Interest Rate" and "LIBOR", and shall promptly thereafter be notified to the Borrower, the Board, the Primary Tranche A Lender or the Alternate Tranche A Lender, as applicable, and each Tranche B Lender.

                  (b) Interest Rate Unascertainable, Inadequate or Unfair. In the event that: (i) the Agent determines that adequate and fair means do not exist for ascertaining the applicable interest rates by reference to which the LIBOR then being determined is to be fixed or (ii) the Requisite LIBOR Lenders notify the Agent that the LIBOR for any Interest Period will not adequately reflect the cost to the LIBOR Lenders of making or maintaining the portion of the loan for which the interest rate is determined by reference to LIBOR for such Interest Period, the Agent shall forthwith so notify the Borrower, the Board, the Loan Administrator and the Lenders, whereupon during the thirty
(30) days following the date of any such notice the Borrower, the Agent and the LIBOR Lenders shall negotiate in good faith (subject to the consent of the Board) in order to arrive at a mutually acceptable alternative basis for determining the interest rate from time to time applicable to Tranche A or Tranche B, as applicable, (the "Substitute Basis"). If within the twenty (20) days following the date of any such notice the Borrower, the Agent and the LIBOR Lenders shall agree upon, and the Board shall consent to, a Substitute Basis, such Substitute Basis shall be retroactive to and effective from the first day of the then current Interest Period until and including the last day of such Interest Period. If after twenty (20) days from the date of such notice, the Borrower, the Agent and the LIBOR Lenders shall have failed to agree upon, or the Board shall have failed to consent to, a Substitute Basis, then the Agent (upon instructions from the Requisite LIBOR Lenders) shall certify in writing to the Borrower (such certification to be conclusive and binding on all LIBOR Lenders and all other parties hereto absent manifest error) the interest rate at which the LIBOR Lenders are prepared to maintain their portion of the Loan for such Interest Period, it being understood that such Lenders' interest rate shall be at a rate per annum equal to a rate which adequately and fairly reflects the cost to such Lenders of obtaining the funds necessary to maintain their portion of the Loan for such Interest Period. If no Substitute Basis is established, upon receipt of notice of the interest rates at which the Requisite LIBOR Lenders are prepared to maintain their respective portion of the Loan, the Borrower shall have the right exercisable upon ten (10) Business Days' prior notice to the Lenders, the Board and the Loan Administrator through the Agent (i) to continue to borrow the Loan at the interest rate so advised by the Agent (as such rate may be modified, from time to time, at the outset of each subsequent Interest Period), (ii) to convert the Loan to a Base Rate Loan, or (iii) to prepay in full the Loan together with accrued but unpaid interest thereon at the interest rate certified in writing by the Requisite LIBOR Lenders as provided above and all other amounts due under the Loan Documents, whereupon the Loan shall become due and payable on the date specified by the Borrower in such notice.

                  (c) Increased Costs. If at any time any Lender or Program Support Provider shall determine that as a result of the introduction of or any change after the date hereof in or in the interpretation of any law, treaty or governmental rule, regulation or order or the compliance by such Lender or Program Support Provider with any guideline, request or directive after the date hereof from any central bank or other Governmental Authority (whether or not having the force of law), there shall be any increase in the cost to such Lender or Program Support Provider of agreeing to make or making, funding, guaranteeing or maintaining any portion of the Loan (except in respect of Taxes), then the Borrower shall from time to time, within five (5) Business Days of a demand (which demand shall be accompanied by a statement setting forth the basis for such demand and a calculation of the amount thereof in reasonable detail) by such Lender or Program Support Provider (with a copy of such demand to the Agent, the Board and the Loan Administrator), pay to the Agent for the account of such Lender or Program Support Provider additional amounts sufficient to compensate such Lender or Program Support Provider for such increased cost; provided that no Lender or Program Support Provider shall be entitled to claim any such additional amount for amounts incurred more than six (6) months prior to the making of such demand. A certificate as to the amount of such increased cost, submitted to the Borrower (and the Agent and the Board) by such Lender or Program Support Provider shall be conclusive and binding for all purposes, absent manifest error. Each Lender or Program Support Provider shall promptly notify in writing the Borrower, the Agent and the Board of any event of which such Lender or Program Support Provider has knowledge, occurring after the date hereof, which would entitle such Lender or Program Support Provider to compensation pursuant to this
Section 2.10(b) and will designate a different lending office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the judgment of such Lender or Program Support Provider be otherwise materially disadvantageous to it.

                  (d) Illegality. Notwithstanding any other provision of this Agreement, if any Lender determines that the introduction of or any change in or in the interpretation of any law, treaty or governmental rule, regulation or order after the date of this Agreement shall make it unlawful, or any central bank or other Governmental Authority shall assert that it is unlawful, for such Lender to maintain its portion of the Loan, then, on notice thereof by such Lender to the Borrower through the Agent (with a copy to the Board and the Loan Administrator), the obligation of such Lender to continue to fund or maintain its portion of the Loan shall be terminated and the Borrower shall either (i) convert the affected portion of the Loan of such Lender to a Base Rate Loan, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain its portion of the Loan based on LIBOR to such day, or immediately, if such Lender may not lawfully continue to maintain such portion of the Loan based on LIBOR or (ii) prepay such affected portion of the Loan to such Lender together with accrued but unpaid interest thereon and all other sums payable hereunder with respect thereto on the last day of the then current Interest Period or earlier if necessary to avoid such illegality. Any such partial prepayment of the Loan shall be applied ratably to the then unpaid installments thereof in accordance with the amount of each such unpaid installment.

                  (e) Breakage Costs. In addition to all amounts required to be paid by the Borrower pursuant to Section 2.7, the Borrower shall compensate each Tranche B Lender, and, to the extent Tranche A has been funded by the Alternate Tranche A Lender or Tranche A has been assigned by the Primary Tranche A Lender to the Alternate Tranche A Lender pursuant to Section 11.2 or the Primary Tranche A Lender has funded Tranche A other than through the issuance of Commercial Paper, each Tranche A Lender), upon demand, for all losses, expenses and liabilities (including any loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender or the termination of any other financial arrangement it may have entered into to fund or maintain or support such Lender's portion of the Loan, but excluding Taxes) which that Lender may sustain (i) if for any reason the proposed Borrowing does not occur on a date specified therefor in the Notice of Borrowing given by a Borrower in accordance with this Agreement,
(ii) subject to the Borrower's right to utilize the Prepayment Breakage Avoidance Procedure, if for any reason any portion of the Loan is prepaid (including mandatorily pursuant to Section 2.6 or this Section 2.10) on a date which is not the last day of the applicable Interest Period or (iii) as a consequence of any failure by a Borrower to repay any portion of the Loan when required by the terms hereof. The Lender making demand for such compensation shall deliver to the Borrower (with a copy to the Agent, the Board and the Loan Administrator) concurrently with such demand a written statement as to such losses, expenses and liabilities, and this statement shall be conclusive as to the amount of compensation due to that Lender absent manifest error, and such compensation shall be paid to the Agent for the account of such Lender. Such compensation shall not exceed an amount equal to the excess, if any, of
(a) the amount of interest that would have accrued on the amount so prepaid, or not so borrowed or repaid, for the period from the date of such prepayment or of such failure to borrow or repay to the last day of the then applicable Interest Period (or, in the case of a failure to borrow, the Interest Period that would have commenced on the date of such failure to borrow) in each case at the applicable rate of interest for such Loan provided for in this Agreement over (b) the amount of interest (as reasonably determined by such Lender) that would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the LIBOR market (it being understood that the Borrower shall not be required to indemnify any Lender for lost profits other than to the extent included in clause (a) above).

                  (f) Primary Tranche A Lender Prepayment Compensation. In connection with all prepayments under Sections 2.5 and 2.6, if the Primary Tranche A Lender is the Tranche A Lender and is funding Tranche A through the issuance of Commercial Paper, the Borrower shall pay to the Primary Tranche A Lender within 10 Business Days of demand an amount equal to (i) the amount of interest that would have accrued on the amount prepaid during the Liquidation Period (as defined below) less (ii) the amount of the investment earnings, if any, received as reasonably determined by the KHFC Administrative Agent, on the prepayment amount during the Liquidation Period. As used herein, "Liquidation Period" means the period from the date on which a prepayment is made to the date on which the Primary Tranche A Lender's total amount of Commercial Paper related to the funding of Tranche A is reduced (without prepayment thereof) by an amount equal to the amount of the Borrower's prepayment.

                  (g) Eurocurrency Liabilities. The Borrower shall pay to each Lender, as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as "Eurocurrency liabilities"), additional interest on the unpaid principal amount of such Lender's portion of the Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such Loan, provided the Borrower shall have received from such Lender at least 15 days' prior notice (with a copy to the Agent, the Board and the Loan Administrator) of such additional interest. If a Lender fails to give notice 15 days prior to the relevant Interest Payment Date, such additional interest shall be due and payable 15 days from receipt of such notice.

                  SECTION 2.11. CAPITAL ADEQUACY. If at any time any Lender or Program Support Provider determines that (a) the adoption of or any change in or in the interpretation of any law, treaty or governmental rule, regulation or order after the date of this Agreement regarding capital adequacy, (b) compliance with any such law, treaty, rule, regulation, or order or (c) compliance with any guideline or request or directive from any central bank or other Governmental Authority or any accounting board or authority (whether or not a Governmental Authority) which is responsible for the establishment or interpretation of national or international accounting principles (in each case, whether or not having the force of law) shall have the effect of reducing the rate of return on such Lender's or Program Support Provider's (or any corporation controlling such Lender's or Program Support Provider's) capital as a consequence of its obligations hereunder (other than with respect to Taxes) to a level below that which such Lender, Program Support Provider or corporation could have achieved but for such adoption, change, compliance or interpretation, then, upon demand from time to time by such Lender or Program Support Provider (with a copy of such demand to the Agent and the Board), the Borrower shall within five (5) Business Days of such demand pay to the Agent for the account of such Lender or Program Support Provider from time to time as specified by such Lender or Program Support Provider additional amounts sufficient to compensate such Lender or Program Support Provider for such reduction; provided that the Borrower shall not be required to compensate a Lender or Program Support Provider pursuant to this Section 2.11 for any amounts incurred more than six (6) months prior to the date of such demand. A certificate as to such amounts submitted to the Borrower (and the Agent and the Board) by such Lender or Program Support Provider shall be conclusive and binding for all purposes absent manifest error. Each Lender or Program Support Provider shall promptly notify the Borrower, the Agent and the Board of any event of which such Lender or Program Support Provider has knowledge, occurring after the date hereof, which would entitle such Lender or Program Support Provider to compensation pursuant to this Section 2.11 and will designate a different lending office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the judgment of such Lender or Program Support Provider, be otherwise disadvantageous to it. For the avoidance of doubt, any interpretation of Accounting Research Bulletin No. 51 by the Financial Accounting Standards Board (including Interpretation No. 46 - Consolidation of Variable Interest Entities) shall constitute an adoption, change, request or directive, and any implementation thereof shall be, subject to this Section 2.11.

                  SECTION 2.12. TAXES.

                  (a) No Withholding, etc. Except as otherwise provided in the next sentence and Section 11.2, any and all payments by the Obligors under each Loan Document shall be made free and clear of and without deduction for any and all Taxes, excluding (i) in the case of each Lender, the Loan Administrator, each Participant and the Agent, Taxes measured by its net income and franchise Taxes imposed on it by the jurisdiction under the laws of which it is organized or is otherwise doing business (other than a jurisdiction in which such Person is deemed to be doing business solely as a result of entering into, or performing its obligations under, any Loan Document), (ii) in the case of each Lender and each Participant, Taxes measured by its net income and franchise Taxes imposed on it by the jurisdiction in which its Lending Office is located or in which it booked its participation for tax accounting purposes, (iii) in the case of each Lender, the Loan Administrator, each Participant and the Agent, Taxes imposed on it as a result of its failure to comply with its obligations under Section 2.12(f),
Section 2.12(g) or Section 11.2, (iv) in the case of each Lender, the Loan Administrator, each Participant and the Agent (A) that is a party hereto or Participant, as the case may be, on the Closing Date, United States federal withholding Taxes except to the extent imposed as a result of a change in applicable law, including income tax conventions, after the Closing Date and
(B) that becomes a party hereto or Participant, as the case may be, after the Closing Date, United States federal withholding Taxes except to the extent imposed as a result of a change in applicable law, including income tax conventions, after the date of the Assignment and Acceptance pursuant to which it becomes a Lender or after the date such Person becomes a Participant, the Loan Administrator or the Agent, as applicable, and (v) Taxes imposed as a result of the gross negligence or willful misconduct of any Lender, the Loan Administrator, any Participant or the Agent, as the case may be (all such non-excluded Taxes being hereinafter referred to as "Indemnified Taxes"). If any Indemnified Taxes shall be required by law to be deducted from or in respect of any sum payable under any Loan Document to any Lender, the Loan Administrator or the Agent (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.12) such Lender, the Loan Administrator or the Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Obligors shall make such deductions, and (iii) the Obligors shall pay the full amount deducted to the relevant taxing authority or other authority in accordance with applicable law.

                  (b) Other Taxes. In addition, the Obligors agree to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies of the United States or any political subdivision thereof or any applicable foreign jurisdiction which arise from any payment made under any Loan Document or from the execution, delivery or registration of, or otherwise with respect to, any Loan Document (collectively, "Other Taxes") to the Agent for the account of the affected party.

                  (c) Tax Indemnity. The Obligors will indemnify each Lender, the Agent and the Loan Administrator for the full amount of Indemnified Taxes or Other Taxes (including any Taxes imposed by any jurisdiction on amounts payable under this Section 2.12) paid by such Lender, the Loan Administrator or the Agent (as the case may be) and any liability (including for penalties, interest and expenses) arising therefrom or with respect thereto, other than any liability, including for penalties, interest and expenses, arising from the gross negligence or willful misconduct of the Lender, the Loan Administrator or the Agent, as the case may be. This indemnification shall be made to the Agent for account of the relevant Lender, the Loan Administrator or the Agent, as the case may be, within 30 days from the date such Lender, the Loan Administrator, or the Agent (as the case may be) makes written demand therefor (with a copy to the Agent if made by a Lender or the Loan Administrator and accompanied by a statement setting forth the basis for such taxation and the calculation of the amount thereof in reasonable detail).

                  (d) Evidence of Payment. Within 30 days after the date of any payment of Indemnified Taxes or Other Taxes, the Obligors will furnish to the Agent the original or a certified copy of a receipt evidencing payment thereof or other documentation reasonably satisfactory to the Agent.

                  (e) Survival. Without prejudice to the survival of any other agreement of the Obligors hereunder, the agreements and obligations of the parties contained in this Section 2.12 shall survive the payment in full of the Obligations.

                  (f) Certain Withholding Tax Matters. Each Lender, each Participant, the Loan Administrator and the Agent that is a Non-U.S. Person and that is entitled at such time to an exemption from United States withholding tax, or that is subject to such tax at a reduced rate under an applicable tax treaty, shall, on or prior to the Closing Date or on or prior to the date of the Assignment and Acceptance pursuant to which it becomes a Lender or on or prior to the date such Person becomes a Participant, the Loan Administrator or the Agent, as applicable, and from time to time thereafter if requested by the Agent or the Obligors, provide the Agent and the Obligors with two completed copies of either IRS Form W-8BEN or W-8ECI or other applicable form, certificate or document prescribed by the IRS certifying as to such Non-U.S. Person's entitlement to such exemption from United States withholding tax or reduced rate with respect to all payments to be made to such Non-U.S. Person under the Loan Documents. In addition, each Lender, each Participant, the Loan Administrator and the Agent that is a Non-U.S. Person, as the case may be, shall deliver to the Obligors and the Agent, notice of any event (other than a change in applicable law, including income tax conventions) requiring a change in the most recent form previously delivered by such Person to the Obligors and the Agent. Each Lender, each Participant, the Loan Administrator and Agent (other than an entity treated as a corporation for U.S. federal income tax purposes) that is a "United States person" within the meaning of Section 7701(a)(30) of the Internal Revenue Code shall deliver two duly signed and completed copies of IRS Form W-9 to the Agent and the Obligors, at the times and in the manner described above with respect to IRS Forms W-8. Unless the Agent and the Obligors have received forms or other documents satisfactory to them indicating that payments under the Loan Documents are not subject to United States withholding tax or are subject to such tax at a rate reduced by an applicable tax treaty, the Agent or the Obligors shall, notwithstanding the provisions of Sections 2.12(a) and
(c) and without impairing any obligation of the Obligors under this Section
2.12 with respect to such tax, withhold such United States withholding taxes from such payments at the appropriate rate, and the Obligors shall not be obligated to pay additional amounts to any Person under this Section 2.12; provided that if such Person is a Lender, Participant, Agent or Loan Administrator and shall have satisfied the requirement of this Section 2.12(f) on the date it became a Lender, Participant, Agent or Loan Administrator, nothing in this Section 2.12(f) shall relieve the Obligors of its obligation to pay any amounts pursuant to this Section 2.12 in the event that, as a result of any change in any applicable law, treaty or governmental rule, regulation or order, or any change in governmental interpretation, administration or application thereof, such Lender, Participant, Agent or Loan Administrator is no longer properly entitled to deliver forms, certificates or other evidence at a subsequent date establishing that it is not subject to withholding or is subject to withholding at a reduced rate. The obligation of the Lenders and Participants under this Section 2.12 shall survive the repayment of all other Obligations hereunder and the resignation of the Agent.

                  (g) Mitigation. Any Lender claiming any additional amounts payable pursuant to this Section 2.12 shall use its reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to change the jurisdiction of its Lending Office if the making of such a change would avoid the need for, or reduce the amount of, any such additional amounts which would be payable or may thereafter accrue and would not, in the reasonable judgment of such Lender, be otherwise materially disadvantageous to such Lender.

                  SECTION 2.13. LIMITATIONS WITH RESPECT TO RSA. Notwithstanding anything to the contrary contained herein, RSA, as an initial Tranche B Lender, shall not be entitled to the benefits of Section 2.10(b) or
Section 2.11; provided, however, that any permitted assignee or participant of RSA which is a bank organized under the laws of the United States or any state thereof shall be entitled to the benefits of Section 2.10(b) and Section 2.11 (subject, in the case of any permitted participant, to the limitation set forth in Section 11.2(e)).

                                 ARTICLE III

                         CONDITIONS PRECEDENT TO LOAN

                  The obligation of the Primary Tranche A Lender and the Alternate Tranche A Lender to make Tranche A available and the Tranche B Lenders to make Tranche B available as requested on the Closing Date, and the Board to issue the Board Guaranty, is subject to the satisfaction (in the judgment of the Agent, the Board and the Lenders (except as otherwise provided below in this Article III)) of all of the following conditions precedent (other than, with respect to the issuance of the Board Guaranty, subsection
(a)(iii) below, and other than with respect to subsection (o) below, which condition shall occur concurrently):

                  (a) Certain Agreements and Documents. The Agent, the Primary Tranche A Lender, the Alternate Tranche A Lender, the Tranche B Lenders and the Board shall have received on or prior to the Closing Date each of the following (with only the Agent receiving originals of the Notes and with only the Board and the Tranche B Lenders receiving the Warrants and the Registration Rights Agreement), each dated as of the Closing Date, in form and substance satisfactory to the Agent, the Board, the Primary Tranche A Lender, the Alternate Tranche A Lender and the Tranche B Lenders (except that the Warrants and the Registration Rights Agreement need only be in form and substance satisfactory to the Board and the Tranche B Lenders):

                  (i) this Agreement, duly executed and delivered by the parties hereto;

                  (ii) the Notes, duly executed by the Borrower and conforming to the requirements set forth in Section 2.4(d);

                  (iii) the Board Guaranty, duly executed and delivered by the parties thereto;

                  (iv) the Collateral Documents specified in clauses (i) through (vii) of the definition thereof, duly executed and delivered by the parties thereto, together with (A) financing statements in form and substance reasonably acceptable to the Collateral Agent, as may be required or advisable to grant, continue and maintain an enforceable security interest in the Collateral (subject to the terms hereof and of the other Loan Documents) in accordance with the Uniform Commercial Code as enacted in all relevant jurisdictions; (B) evidence of the filing for recordation with the FAA of such Collateral Documents (together with any other necessary documents, instruments, affidavits or certificates) as may be required in order to perfect and maintain the security interest in the Collateral, perfection of a security interest in which requires a filing for recordation with the FAA; (C) insurance certificates and brokers' reports evidencing the insurance coverages required under the Loan Documents, including with respect to the Collateral (in accordance with the requirements of the Collateral Documents) naming the Collateral Agent as loss payee and otherwise in form and substance reasonably acceptable to the Collateral Agent; (D) a Collateral Value Certificate, together with Appraisal Reports in respect of the Appraised Collateral in form and substance reasonably acceptable to the Collateral Agent; (E) any other necessary documents, certificates, forms and filing fees as may be required in order to perfect and maintain the security interest in the Collateral in the records of the appropriate Governmental Authorities' offices of the various land records offices located in Florida and Pennsylvania; and
         (F) original stock certificates and instruments as set forth on
         Schedule 3(a)(iv), together with undated stock powers executed in blank (delivered only to the Collateral Agent);

                  (v) the Warrants, duly executed, validly issued and delivered by Group;

                  (vi) the Registration Rights Agreements, duly executed and delivered by the parties thereto;

                  (vii) the favorable opinions of (A) Skadden, Arps, Slate, Meagher & Flom (Illinois) and/or its affiliates, special counsel to the Obligors, (B) Howard L. Wu, Esq., Managing Director and Associate General Counsel of the Borrower, (C) (1) Gray, Harris & Robinson, P.A., special Florida real estate counsel to the Obligors, and (2) Kozloff Stoudt, special Pennsylvania real estate counsel to the Obligors, (D)(1) McGuireWoods LLP, special Pennsylvania and Maryland counsel to the Obligors and (2) Shaw Pittman LLP, special counsel to the Obligors, (E)(1) James R. Levine, legal counsel to the Board (which need be addressed and delivered only to the Agent and the Tranche A Lender), and (2) Curtis, Mallet-Prevost, Colt & Mosle LLP, special New York counsel to the Board (which need be addressed and delivered only to the Agent and the Tranche A Lenders), (F) Lisa A. Olsen, Vice President and General Counsel of the Loan Administrator,
         (G) David B. Rich III, Assistant General Counsel of Bank of America, N.A., (H) Mayer, Brown & Platt, special counsel to the Primary Tranche A Lender and to Bank of America, N.A., as the Alternate Tranche A Lender, a Tranche B Lender, the Agent, the Collateral Agent and the KHFC Administrative Agent, (I) DeBee, Gilchrist and Lidia, special FAA counsel; (J) O'Melveny & Myers LLP, special counsel to the Obligors; and (K) Orrick, Herrington & Sutcliffe LLP, special counsel to RSA;

                  (viii) a copy of the certificate of incorporation of each Obligor, certified as of a recent date by the Secretary of State of the state of its incorporation or organization, together with a "long-form" certificate of such official attesting to the good standing of such Person;

                  (ix) a certificate of each Obligor signed on behalf of such Person by its Secretary or an Assistant Secretary certifying (A) the names and true signatures of each officer of such Person who has been authorized to execute and deliver each Loan Document required to be executed and delivered on or prior to the Closing Date by or on behalf of such Person hereunder or thereunder, (B) the by-laws of such Person as in effect on the date of such certification, (C) the resolutions of such Person's board of directors approving and authorizing the execution, delivery and performance of each Loan Document to which it is a party and (D) that there have been no changes in the certificate of incorporation of such Person from the certificate of incorporation delivered pursuant to the immediately preceding clause;

                  (x) Intentionally omitted;

                  (xi) an Officer's Certificate from the Borrower certifying
         (i) that all representations and warranties in Article IV hereof are true and correct in all material respects on and as of the Closing Date after giving effect to the Consummation of the Plan and to the Borrowing and the application of the proceeds therefrom, as though made on and as of such date and (ii) that no Default or Event of Default has occurred and is continuing, or would result from the Borrowing;

                  (xii) a true and correct copy of the Borrower's Application, together with an Officer's Certificate certifying that as of the Closing Date, the information contained therein taken together with all other written information furnished to the Board by or on behalf of the Obligors for use in connection with the Application and the negotiation and closing of the transaction contemplated by this Agreement is true and complete in all material respects;

                  (xiii) an Officer's Certificate of the Borrower certifying that since the Final Approval Date, without taking into account unforeseen adverse effects of the war in Iraq on travel and the airline industry, there has been no material adverse change in the business, condition (financial or otherwise), operations, performance, prospects or properties of the Obligors, taken as a whole, or in the Borrower's ability to repay the Loan or with respect to any of the matters covered by the representations and warranties of the Borrower in its Application taken together with all other written information furnished to the Board by or on behalf of the Obligors for use in connection with the Application and the negotiation and closing of the transaction contemplated by this Agreement;

                  (xiv) an Officer's Certificate of the Borrower certifying that (i) it will use the proceeds from the Borrowing in compliance with Section 5.13, (ii) the Borrower qualifies as an "eligible borrower" under the Act and the Regulations and (iii) after giving effect to the Consummation of the Plan and the Borrowing, the Borrower does not have any outstanding delinquent Federal debt (including tax liabilities and after giving effect to any settlement and compromise reached in the Bankruptcy Cases and distributions made or to be made on account of such claims); and

                  (xv) an Officer's Certificate of the Borrower certifying that attached thereto is a true, correct and complete copy of the Disclosure Statement, Plan of Reorganization and the Confirmation Order.

                  (b) Other Agreements. The Agent, the Board, the Primary Tranche A Lender, the Alternate Tranche A Lender and the Tranche B Lenders shall have received on or before the Closing Date evidence that: (i) the Borrower has agreed, on terms reasonably satisfactory to the Board and the Lenders, to certain employee compensation matters as required by Section 104(a) of the Act (the "Employee Compensation Agreement"), (ii) the Specified Contracts are in form and substance reasonably satisfactory to the Board and the Lenders and have been duly authorized, executed and delivered and constitute the legal, valid and binding obligations of the Obligors party thereto, and to the knowledge of the Responsible Officers of the Borrower, the counterparties thereto enforceable against each in accordance with their respective terms, except that certain of the Specified Contracts, as so identified on Schedule 4.15(a), are subject to completion of final definitive documentation, and (iii) RSA and Group have agreed on terms satisfactory to the Board and the Lenders regarding certain restrictions relating to transfers by RSA of Capital Stock of Group and certain other matters (the "RSA Undertaking").

                  (c) Fees and Expenses Paid. The Borrower shall have paid all fees due and payable on the Closing Date (including, without limitation, the fees referenced in Section 2.8), and all expenses of the Agent and its Affiliates, the Primary Tranche A Lender, the Alternate Tranche A Lender, the Tranche B Lenders, and the Loan Administrator due and payable on or before the Closing Date.

                  (d) Consents, Etc. The Obligors shall have received all consents and authorizations required pursuant to any material Contractual Obligation with any other Person in form and substance reasonably satisfactory to the Board and the Lenders and shall have obtained all consents, waivers and authorizations of, and effected all notices to and filings with, the New York Stock Exchange, the SEC and any other Governmental Authority as may be necessary (i) in connection with the effectiveness of the Plan of Reorganization and (ii) to allow the Obligors lawfully to execute, deliver and perform, in all material respects, their obligations under the Loan Documents to which they are, or shall be, a party and each other agreement or instrument to be executed and delivered by them, pursuant thereto or in connection therewith.

                  (e) No Illegality. No law or regulation shall be applicable in the judgment of the Agent or the Board that restrains, prevents or imposes materially adverse conditions upon the transactions contemplated hereby.

                  (f) Representations and Warranties of Borrower. All representations and warranties set forth in Article IV hereof shall be true and correct in all material respects on and as of the Closing Date, after giving effect to the Consummation of the Plan and to the Borrowing and the application of the proceeds therefrom, as though made on and as of such date (except to the extent any such representation or warranty by its terms is made as of a different specified date in which event such representation or warranty shall be true and correct in all material respects as of such specified date).

                  (g) No Event of Default. After giving effect to the Consummation of the Plan and to the Borrowing and the application of the proceeds therefrom, no Default or Event of Default shall have occurred and be continuing, or would result from the Borrowing.

                  (h) Corporate and Other Proceedings. All corporate and other proceedings, and all documents, instruments and other legal matters in connection with the transactions contemplated hereby shall be reasonably satisfactory in form and substance to the Agent, the Board, the Primary Tranche A Lender, the Alternate Tranche A Lender and the Tranche B Lenders.

                  (i) No Material Adverse Change. Since the Final Approval Date, no material adverse change shall have occurred in the business, condition (financial or otherwise), operations, properties, prospects or performance of the Obligors taken as a whole or in the Borrower's ability to repay the Loan or perform its obligations under the Loan Documents (it being understood that unforseen changes resulting from the effects of the war in Iraq on travel and the airline industry shall be deemed not to constitute a failure to this condition to be satisfied).

                  (j) Plan of Reorganization. (i) The Plan of Reorganization shall be reasonably satisfactory to the Lenders and the Board, (ii) all conditions precedent to the occurrence of the Effective Date of the Plan of Reorganization shall have been satisfied and the Plan of Reorganization shall have become effective, subject only to consummation of the transactions contemplated under the Loan Documents and (iii) no Obligor shall be in default with respect to any obligation under the Plan of Reorganization and the Consummation of the Plan of Reorganization shall have occurred, subject only to consummation of the transactions under the Loan Documents.

                  (k) Confirmation Order. (i) The Confirmation Order shall be in form and substance satisfactory to the Lenders and the Board and shall not have been stayed by the Bankruptcy Court (or by any court having jurisdiction to issue any such stay) or reversed, vacated, amended, supplemented or modified, (ii) the time to appeal the Confirmation Order shall have expired
(iii) no appeal or petition for review, rehearing, or certiorari with respect to the Confirmation Order shall be pending, and (iv) the Confirmation Order shall otherwise be in full force and effect.

                  (l) Projections. The Lenders and the Board shall have received satisfactory projections and pro forma financial information for the Borrower for the fiscal years 2003 through and including 2007, which projections shall be certified by the Chief Executive Officer or the Chief Financial Officer of the Borrower as being reasonable estimates as of the Closing Date of future financial performance and based upon assumptions that are reasonable in light of conditions and facts known to the Borrower as of the Closing Date without taking into account unforeseen adverse effects of the war in Iraq on travel and the airline industry.

                  (m) Jurisdiction of Bankruptcy Court. The Lenders and the Board shall be satisfied that the Bankruptcy Court's retention of jurisdiction under the Confirmation Order will not govern the enforcement of the Loan Documents or any rights or remedies relating thereto, except as may be otherwise consented to by them.

                  (n) Certificates of Incorporation. The certificates of incorporation or other applicable governing documents of each of the Obligors, as provided for in the Plan, shall be reasonably satisfactory to the Lenders and the Board, and shall have been filed with and accepted by the Secretary of State or other appropriate Governmental Authority in the applicable jurisdictions and shall have become effective.

                  (o) Repayment of DIP Loan Facility. The DIP Loan Facility shall be fully repaid in cash with proceeds of the Loan or otherwise credited against payments due by RSA under the RSA Investment Agreement, and terminated, and all action necessary to release all collateral pledged to secure the Loan shall have been taken.

                  (p) RSA Investment. (i) Section 5.01(h) of the RSA Investment Agreement shall have been amended to delete the proviso thereof as it relates to the Board and General Electric Capital Corporation; and (ii) the issuance of Capital Stock and warrants to RSA on the terms and conditions set forth in the RSA Investment Agreement shall have been consummated.

                  (q) Other Documents and Information. The Agent, the Lenders and the Board shall have received such other certificates, documents, agreements and information respecting the Obligors as each of them may have reasonably requested.

                                  ARTICLE IV

                        REPRESENTATIONS AND WARRANTIES

                  To induce the other parties (excluding any other Obligors) to enter into this Agreement and to induce the Board to issue the Board Guaranty, each of Group and the Borrower represents and warrants to each other party hereto (excluding any other Obligors) that, on and as of the Closing Date, after giving effect to the Consummation of the Plan (references to "Obligors" contained in this Article IV shall be limited to Obligors as of the Closing Date):

                  SECTION 4.1. ORGANIZATION, POWERS, QUALIFICATION, GOOD STANDING, BUSINESS, SUBSIDIARIES, THE ACT AND THE REGULATIONS.

                  (a) Organization, Power and Authority. Each Obligor is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Each Obligor has all requisite corporate power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into the Loan Documents to which it is a party and to carry out the transactions contemplated hereby and thereby.

                  (b) Foreign Qualification; "Air Carrier Status". Each Obligor is qualified to do business and in good standing in every jurisdiction where its assets are located and wherever necessary to carry out its business and operations, except in jurisdictions where the failure to be so qualified or in good standing could not reasonably be expected to have a Material Adverse Effect. The Borrower is an "air carrier" within the meaning of the Act and holds a certificate under Section 41102 of Title 49. Each of the Borrower and any other Obligor engaged in operations as an "air carrier" is a "citizen of the United States" within the meaning of Section 40102(a)(15) of Title 49, as interpreted by the United States Department of Transportation (a "United States Citizen") and holds an air carrier operating certificate issued pursuant to Chapter 447 of Title 49 for aircraft capable of carrying 10 or more individuals or 6,000 pounds or more of cargo. Each Obligor possesses all necessary certificates, franchises, licenses, permits, rights and concessions and consents which are material to the conduct of its business and operations as currently conducted (including in the case of each Obligor engaged in operations as an "air carrier", the operation of the routes flown by it), a true and complete list of which are set forth on Schedule 4.1(b).

                  (c) Subsidiaries. All of the Subsidiaries of each Obligor and all other Persons in which any Obligor owns any Capital Stock, in each case, as of the Closing Date, are identified in Schedule 4.1(c). Schedule 4.1(c) correctly sets forth as of the Closing Date the equity and voting interest of the Borrower and Group in each of the Subsidiaries identified therein. There are no limitations on the rights of the Borrower and Group to vote the Capital Stock it owns of any Person listed on Schedule 4.1(c). Airways Assurance Ltd., a Bermuda corporation, is a wholly-owned Subsidiary of Group whose business is limited to securing insurance for the Obligors.

                  (d) Eligible Borrower. The Borrower is an "eligible borrower" within the meaning of the Act and the Regulations, it does not have any outstanding delinquent Federal debt (including tax liabilities and after giving effect to any settlement and compromises reached in the Bankruptcy Cases and distributions made or to be made on account of such claims), and the Application, the Loan and the transactions contemplated hereby (assuming that each of the Primary Tranche A Lender, the Alternate Tranche A Lender and the Tranche B Lenders is an Eligible Lender) comply with the requirements of the Act and the Regulations.

                  SECTION 4.2. AUTHORIZATION OF BORROWING, ETC.

                  (a) Authorization. Each Obligor has duly authorized by all necessary corporate action the execution, delivery and performance of the Loan Documents to which it is a party.

                  (b) No Conflicts. After giving effect to the Consummation of the Plan, the execution, delivery and performance by each Obligor of the Loan Documents and the Specified Contracts to which it is a party and the consummation of the transactions contemplated by the Loan Documents and the Specified Contracts to which it is a party do not and will not (i) violate any provision of any law or any governmental rule or regulation applicable to any Obligor, the certificate or articles of incorporation or bylaws of any Obligor or any order, judgment or decree of any court or other agency of government binding on any Obligor, (ii) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default or (other than under the DIP Loan Agreement) require any payment under (A) any Loan Document or any Specified Contract or (B) any other Contractual Obligation of any Obligor, except that with respect to clause (B), for any such conflict, breach, default or requirement of payment which could not reasonably be expected to have a Material Adverse Effect, (iii) result in or require the creation or imposition of any Lien upon any of the properties or assets of any Obligor (other than the Liens created under the Collateral Documents) or (iv) require any approval of stockholders or any approval or consent of any Person under any Contractual Obligation of any Obligor, except for such approvals or consents (A) which will have been obtained on or before the Closing Date and have been disclosed in writing to the Agent and the Board or (B) with respect to any Contractual Obligation other than the Specified Contracts, which if not obtained, could not reasonably be expected to have a Material Adverse Effect.

                  (c) No Consents, Approvals, etc. The execution, delivery and performance by each Obligor of the Loan Documents to which it is a party and the consummation of the transactions contemplated by the Loan Documents to which such Obligor is a party do not and will not require any registration with, consent or approval of, or notice to, or other action to, with or by, any federal, state or other Governmental Authority or regulatory body or any other Person which is required to be obtained or made on or prior to the Closing Date and which has not been obtained or made, except as is disclosed on Schedule 4.2(c).

                  (d) Execution, Delivery, Enforceability. Each Obligor has duly executed and delivered each of the Loan Documents to which it is party and after giving effect to the Consummation of the Plan, each such Loan Document is the valid and binding obligation of such Obligor, enforceable against such Obligor in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws relating to or affecting the enforcement of creditors' rights generally, including materiality, reasonableness, good faith and fair dealing, and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

                  SECTION 4.3. FINANCIAL CONDITION.

                  (a) The Borrower has heretofore delivered to the Agent, the Board and the Loan Administrator the audited consolidated balance sheets of the Borrower and Group as at December 31, 2002, and the related consolidated statements of income, stockholders' equity and cash flows of the Borrower and Group for the Fiscal Year then ended. All such financial statements were prepared in accordance with GAAP and fairly present, in all material respects, the consolidated financial position of the Borrower and Group as at the date thereof and the consolidated results of operations and cash flows of the Borrower and Group for the period then ended.

                  (b) After giving effect to the Consummation of the Plan and the Borrowing and to the application of the proceeds therefrom, (i) without taking into account unforeseen adverse effects on travel and the airline industry from the war in Iraq, the Obligors taken as a whole are Solvent and
(ii) no Obligor has any material liability, including contingent liability or liability for taxes, long-term lease or any unusual forward or long-term commitment of a type required to be reflected in financial statements prepared in conformity with GAAP, that is not reflected in the Pro Forma Financial Projections included as Appendix C to the Disclosure Statement.

                  (c) The Obligors maintain, in accordance with sound business practices and applicable law and rules and regulations issued by any Governmental Authority (i) a system of accounting, which includes maintenance of proper books and records, to permit preparation of financial statements in conformity with GAAP and to provide reasonable assurances that (A) transactions are executed in accordance with management's general or specific authorization; (B) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets; and (C) utilization and disposition of assets are permitted only in accordance with management's general or specific authorization; and (ii) effective disclosure controls and procedures (within the meaning of Rules 13a-14 and 15d-14 of the Exchange Act) designed to ensure that material information relating to the Obligors is made known to Group and the Borrower and their Responsible Officers in a timely manner.

                  (d) Other than as disclosed on Schedule 4.3(d) or as disclosed in Group's or the Borrower's Annual Report on Form 10-K for the Fiscal Year ended December 31, 2002, none of Group, the Borrower or any other Obligor is a party to any "off-balance sheet arrangement" (within the meaning of Item 303(a)(4) of Regulation S-K under the Securities Act and the Exchange Act, as amended by SEC Release No. 33-8182 (January 28, 2003)).

                  SECTION 4.4. NO MATERIAL ADVERSE CHANGE; NO RESTRICTED PAYMENTS. Since the Final Approval Date, no material adverse change has occurred in the business, condition (financial or otherwise), operations, performance, prospects or properties of the Obligors, taken as a whole, or in the Borrower's ability to repay the Loan or perform its obligations under the Loan Documents, or with respect to any of the matters covered by the representations and warranties made in the Borrower's Application (it being understood that unforeseen changes resulting from the effects of the war in Iraq on travel and the airline industry shall be deemed not to constitute a breach of this representation). Since the Final Approval Date, no Obligor has directly or indirectly declared, ordered, paid or made, or set apart any sum or property for, any Restricted Payment or agreed to do so except as would have been permitted by Section 6.3, as if such section were in effect at all times after such date. After giving effect to the Consummation of the Plan and the Borrowing and the application of the proceeds therefrom on the Closing Date, no event or occurrence which would constitute a Default or Event of Default has occurred and is continuing or would result from such Borrowing.

                  SECTION 4.5. TITLE TO PROPERTIES; LIENS. Each Obligor has
(i) good, marketable and insurable fee title to (in the case of fee interests in real property), (ii) valid, and in the case of leasehold interests in real property, insurable, leasehold interests in (in the case of leasehold interests in real or personal property) or (iii) good title to (in the case of all other personal property) all of the properties and assets necessary to the conduct of its business including property and assets reflected in the financial statements referred to in Section 4.3, except for assets disposed of since the date of such financial statements in the ordinary course of business or pursuant to the restructuring contemplated by the Plan of Reorganization. Except as otherwise permitted by this Agreement and the Collateral Documents, all such properties and assets are free and clear of Liens.

                  SECTION 4.6. LITIGATION; ADVERSE FACTS. There are no actions, suits, proceedings, arbitrations or investigations (whether or not purportedly on behalf of Group, the Borrower or any other Obligor) at law or in equity or before or by any Governmental Authority pending or, to the knowledge of any Responsible Officer of Group or the Borrower, threatened against or affecting (in either case, whether asserted or unasserted) any of the Obligors or any property of the Obligors that, individually or in the aggregate, (a) except for matters disclosed on Schedule 4.6, in the reasonable judgment of the Obligors could be expected to have a Material Adverse Effect, or (ii) challenge the legality, validity or binding effect of, or seeks to restrain or enjoin any Obligor from entering into or performing under, any Loan Document including, without limitation, this Agreement or any Collateral Document. No Obligor is subject to any final judgments, writs, injunctions or decrees of any court or any Governmental Authority, compliance with which could reasonably be expected to have a Material Adverse Effect, or is in default with respect to any such judgments, writs, injunctions or decrees, which default could reasonably be expected to have a Material Adverse Effect.

                  SECTION 4.7. PAYMENT OF TAXES.

                  (a) Except as otherwise set forth on Schedule 4.7(a): (i) the Obligors have timely filed all material Tax returns and reports required to have been filed, and have paid or made adequate provision for payment of all material Taxes levied or imposed upon them or their properties (including the Collateral), income or assets that have become due and payable, except (A) in those instances in which such Taxes are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been made in accordance with GAAP and (B) that the Obligors' obligations to pay Taxes that relate to a Tax period (or portion thereof) ending on or before the commencement of the Bankruptcy Cases and which first became due and payable after the time of the commencement of the Bankruptcy Cases, have been stayed or enjoined pursuant to the Plan of Reorganization, the Confirmation Order or the Bankruptcy Code, it being understood that the exception in this clause (B) does not affect the Obligors' representation that they have made adequate provision for such Taxes; (ii) there is no proposed Tax assessment against any Obligor that relates to a material amount of Taxes, and neither Group nor the Borrower knows of any basis for any such assessment; and (iii) no Obligor is party to any Tax sharing agreement with any Person other than another Obligor, other than tax indemnity agreements in leasing transactions entered into in the ordinary course of business.

                  (b) Schedule 4.7(b) is a true and complete list of each claim of a governmental unit of the kind entitled to priority in payment, as specified in section 502(i) and 507(a)(8) of the Bankruptcy Code, that the Obligors will or expects to pay or to be required to pay during the six (6) years immediately following the Closing Date.

                  SECTION 4.8. PERFORMANCE OF AGREEMENTS; MATERIALLY ADVERSE AGREEMENTS.

                  (a) No Default. After giving effect to the Consummation of the Plan, no Obligor is in default in the performance, observance or fulfillment of (i) any Specified Contract or (ii) any other Contractual Obligations, other than, with respect to clause (ii), defaults which are not reasonably expected to have a Material Adverse Effect, and no condition exists that, with the giving of notice or the lapse of time or both, would constitute such a default; it being understood that the existence on the Closing Date of any default under (x) any aircraft financing transaction that is the subject of a term sheet or an agreement under Section 110 of the Bankruptcy Code, in each case listed as a Specified Contract on Schedule 4.15(a), (y) certain other executory contracts and unexpired leases that the Obligors are entitled to reject in accordance with the Plan or Reorganization or prior order of the Bankruptcy Court and (z) certain other contracts relating to property that any Obligor has abandoned pursuant to an order of the Bankruptcy Court shall be deemed not to be a breach of this Section 4.8(a)).

                  (b) No Adverse Agreements. No Obligor is a party to or is otherwise subject to any agreements or instruments or any charter or other internal restrictions which, individually or in the aggregate, could reasonably be expected to impair the ability of the Obligors, taken as a whole, to perform their payment or other material obligations under the Loan Documents.

                  (c) Other Agreements. Except as disclosed on Schedule 4.8(c), no Obligor is a party to or is otherwise subject to any agreement or arrangement, including, but not limited to, agreements relating to Indebtedness, lease agreements or Guarantees, that provide for early payment, additional collateral support, changes in terms or acceleration of maturity, or the creation of an additional financial obligation, as a result of any of
(i) an adverse change in the credit rating of an Obligor, (ii) an adverse change in the financial ratios, earnings, cash flow or stock price of an Obligor or (iii) changes in the value of underlying, linked or indexed assets, except to the extent that such agreements or arrangements could not reasonably be expected to have a Material Adverse Effect.

                  SECTION 4.9. GOVERNMENTAL REGULATION. No Obligor is subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act or the Investment Company Act of 1940 or under any other federal or state statute or regulation (other than the Bankruptcy Code) which may limit its ability to incur Indebtedness or which may otherwise render all or any portion of its Obligations unenforceable.

                  SECTION 4.10. SECURITIES ACTIVITIES. No Obligor owns or is engaged principally in the business of extending credit for the purpose of purchasing or carrying any Margin Stock, nor shall any proceeds of the Loan be used to purchase or carry Margin Stock or to extend credit to any Person for the purpose of purchasing or carrying any Margin Stock in a manner that violates or causes a violation of Regulations T, U or X of the Board of Governors of the Federal Reserve System or any other regulation of such Board of Governors.

                  SECTION 4.11. EMPLOYEE BENEFIT PLANS.

                  (a) Schedule 4.11(a) lists each Plan and each Multiemployer Plan maintained or contributed to, or required to be contributed to, by Group or any of its ERISA Affiliates as of the Closing Date. Each Plan has been operated and administered in compliance with all applicable requirements of ERISA, and, if intended to qualify under Section 401(a) or 403(a) of the Internal Revenue Code, in compliance with all applicable requirements of such provisions except where the failure to do so could not reasonably be expected to have, taking all instances in the aggregate, a Material Adverse Effect.

                  (b) Full payment has been made by Group or any of its ERISA Affiliates of all minimum amounts which such entities are required to pay under the terms of each Plan and Multiemployer Plan except where the failure to so comply, taking all instances in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

                  (c) After giving effect to the termination of the Retirement Income Plan for Pilots of US Airways, Inc. and the discharge of the liabilities thereunder through consummation of the Plan of Reorganization, no ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to have a Material Adverse Effect.

                  (d) Neither Group nor any of its ERISA Affiliates maintains or contributes to any employee welfare benefit plan (as defined in Section 3(1) of ERISA) which provides benefits to retired employees or other former employees (other than as required by Section 601 of ERISA) or any employee pension benefit plan (as defined in Section 3(2) of ERISA), other than a Plan the obligations with respect to which, when taken together with the projected contributions thereto reflected in the projections and pro forma financial information delivered pursuant to Section 3.1(l), could not reasonably be expected to have a Material Adverse Effect.

                  (e) After giving effect to the Consummation of the Plan, no Plan maintained by Group or any ERISA Affiliate is underfunded (based on the present value of all accumulated benefit obligations thereunder) except to the extent that the aggregate amount of underfunding with respect to all such plans, when taken together with the projected contributions thereto reflected in the projections and pro forma financial information delivered pursuant to
Section 3.1(l), could not reasonably be expected to have a Material Adverse Effect.

                  SECTION 4.12. ENVIRONMENTAL PROTECTION.

                  (a) Compliance with Environmental Laws. All Facilities and operations of each Obligor are, and have been to the knowledge of each Obligor, in compliance with all Environmental Laws except for any noncompliance which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

                  (b) Hazardous Materials Activity. Except as disclosed on
Schedule 4.12, there are no, and have been no, conditions, occurrences, or Hazardous Materials Activity (i) arising at any Facilities or (ii) arising in connection with the operations of the Obligors or of past or current Affiliates of any Obligor (while under the control of an Obligor or otherwise to the knowledge of an Obligor) (including the transportation of Hazardous Materials in accordance with applicable regulations), which conditions, occurrences or Hazardous Materials Activity could reasonably be expected to form the basis of an Environmental Claim against any Obligor and which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

                  (c) Environmental Claims. Except as disclosed on Schedule 4.12, there are no pending or, to the knowledge of any Obligor, threatened Environmental Claims against any Obligor, and no Obligor has received any notices, inquiries, or requests for information with respect to any Environmental Claims which could reasonably be expected to have a Material Adverse Effect.

                  (d) Orders, Decrees, etc. No Obligor is currently operating or required to be operating under any compliance order, schedule, decree or agreement, any consent decree, order or agreement, and/or any corrective action decree, order or agreement issued or entered into under any Environmental Law the failure to comply with which could reasonably be expected to have a Material Adverse Effect.

                  SECTION 4.13. DISCLOSURE. (a) No representation or warranty or certification of any Obligor or of any Responsible Officer of the Borrower or Group or any other Officer of any Obligor contained in this Agreement, any other Loan Document, the Application or in any other document, certificate or written statement furnished to the Board, the Agent or the Lenders by or on behalf of any Obligor (as modified or supplemented by other written information so furnished) for use in connection with the negotiation and closing of the transactions contemplated by this Agreement contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein at the time, and in light of the circumstances under which they were made, not misleading; (b) neither the Borrower's or Group's filings under the Exchange Act (as amended or supplemented through the date hereof) nor the Disclosure Statement (as amended or supplemented through the date hereof) contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; and (c) the Application taken together with all other written information furnished to the Board by or on behalf of the Obligors for use in connection with the negotiation and closing of the transaction contemplated by this Agreement does not contain any untrue statement of a material fact or omits to state any material fact necessary to make the statements therein not misleading; provided that, with respect to projected financial information contained in any such document or furnished to any party hereto by or on behalf of the Obligors, the Borrower and Group represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time, it being recognized that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered thereby may differ from the projected results.

                  SECTION 4.14. COMPLIANCE WITH LAWS. Each Obligor is in compliance with all laws, statutes, rules, regulations and orders binding on or applicable to such Obligor, and all of its properties, except to the extent failure to so comply (either individually or in the aggregate) could not reasonably be expected to have a Material Adverse Effect.

                  SECTION 4.15. SPECIFIED CONTRACTS. The Borrower has heretofore delivered to the Board and the Agent a true and correct schedule identifying the Specified Contracts and has made available to the Board and the Agent true and correct copies of the Specified Contracts which Specified Contracts have not been amended, supplemented or otherwise modified prior to the date hereof. After giving effect to the Loan and application of the proceeds therefrom, the Specified Contracts are in full force and effect and constitute the legal, valid and binding obligations of the Obligors and to the knowledge of the Responsible Officers of Group and the Borrower, the counter-parties thereto (as applicable), enforceable against each in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws relating to or affecting the enforcement of creditors' rights generally, including materiality, reasonableness, good faith and fair dealing, and by general principles of equity (regardless of whether considered in a proceeding in equity or at law), except that certain of the Specified Contracts, as so identified on Schedule 4.15(a), are subject to completion of final definitive documentation. The Specified Contracts are reasonably expected by the Borrower and Group to result in the aggregate Concession Value summarized on Schedule 4.15(b).

                  SECTION 4.16. INDEBTEDNESS. Schedule 4.16 correctly sets forth the consolidated Indebtedness of Group and its Subsidiaries as of the Closing Date and identifies each primary obligor and each guarantor or other secondary obligor thereof, if any.

                  SECTION 4.17. INSURANCE. The properties, business and operations of the Obligors are insured or reinsured with financially sound and reputable insurance companies or by the United States of America, in such amounts, with such deductibles and covering such risks as are insured against (including, but not limited to, war risk and third party liability) and carried in accordance with applicable law and prudent industry practice by major U.S. commercial air carriers similarly situated with the Obligors and owning or operating similar properties, aircraft and engines.

                  SECTION 4.18. PERFECTED SECURITY INTERESTS. The Collateral Agent, on behalf of the Lenders and the Board, has valid security interests in the Collateral, with such priority and perfected to such extent as is provided in the Collateral Documents.

                  SECTION 4.19. COMPLIANCE WITH THE PLAN OF REORGANIZATION. No Obligor is in default with respect to any obligation under the Plan of the Reorganization.

                  SECTION 4.20. ABSENCE OF LABOR DISPUTES. No strikes, boycotts, work stoppages or lockouts with respect to any of the Obligors exist, and no Obligor has received written notice, sanctioned by any collective bargaining unit representing employees of such Obligor, threatening a strike, boycott or work stoppage.

                  SECTION 4.21. COMPLIANCE WITH CERTAIN GATE LEASES. After giving effect to the Consummation of the Plan, each Obligor is in compliance in all material respects with all Gate Leases with respect to the airports listed on Schedule 4.21.

                  SECTION 4.22. SLOT UTILIZATION. Each Obligor which holds or operates Slots is utilizing its Slots in a manner consistent with the Slot Regulations in order to avoid the withdrawal of any Slot (other than Slots of the type referenced in clauses (f) through (i) of the definition of "Secondary Slots") by the FAA, taking into account any waivers or other relief granted by the FAA in connection with the failure to utilize Slots. None of the Obligors has received any notice of withdrawal from the FAA, nor (other than with respect to Slots of the type referenced in clauses (d) and (f) through (i) of the definition of "Secondary Slots") is any Obligor aware of any other event or circumstance (other than any proposed change of law, regulation or rule), that could reasonably be expected to result in the withdrawal of any Slot or otherwise impair any of the Slots or the value thereof (it being understood, however, that the Slot Regulations provide for withdrawal in certain circumstances other than for failure to utilize Slots, and the FAA has asserted the right to withdraw and reallocate "pool" Slots (within the meaning of 14 C.F.R. ss.93.226(e)), including those identified on Schedule 1.1(a) hereto, at its discretion). The Obligors maintain personnel, policies, procedures and a computer database for the monitoring, utilization and management of the Slots in compliance with the Slot Regulations so as to ensure, to the greatest extent operationally feasible, that the Slot Regulations are complied with and no Slot becomes subject to withdrawal by the FAA.

                                  ARTICLE V

                                   COVENANTS

                  To induce the other parties to enter into this Agreement (excluding any other Obligor), Group and the Borrower agree with each other party hereto (excluding any other Obligor) that, so long as any of the Commitments remain in existence or the Obligations (other than contingent indemnification obligations) remain outstanding:

                  SECTION 5.1. ACCOUNTING CONTROLS; FINANCIAL STATEMENTS AND OTHER REPORTS.

                  (a) Accounting Controls. Group and the Borrower will, and will cause each other Obligor to, maintain in accordance with sound business practices and applicable law and rules and regulations issued by any Governmental Authority (i) a system of accounting, which shall include maintenance of proper books and records, to permit preparation of financial statements in conformity with GAAP and to provide reasonable assurances that
(A) transactions are executed in accordance with management's general or specific authorization; (B) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets; and (C) utilization and disposition of assets are permitted only in accordance with management's general or specific authorization; and (ii) effective disclosure controls and procedures designed to ensure that material information relating to the Obligors is made known to Group and the Borrower and their Responsible Officers in a timely manner.

                  (b) Financial Certificates; Information. The Borrower will deliver to the Agent, the Lenders, the Loan Administrator and the Board:

                  (i) Quarterly Financials: as soon as available and in any event within two (2) Business Days after the date on which such Person is required to file its Form 10-Q under the Exchange Act (after giving effect to any extension pursuant to Rule 12b-25 under the Exchange Act (or any successor rule)), (A) the consolidated balance sheets of each of the Borrower and Group as at the end of such fiscal quarter and the related consolidated statements of income of each such Person for such fiscal quarter for the period from the beginning of the then current Fiscal Year to the end of such fiscal quarter and cash flows of each such Person for the period from the beginning of the then current Fiscal Year to the end of such fiscal quarter, setting forth in each case in comparative form the corresponding figures from the corresponding dates and periods of the previous Fiscal Year, all prepared in accordance with GAAP (except that any unaudited financial statements are subject to normal year-end adjustments and may not be accompanied by footnotes) and in reasonable detail and certified by the Chief Financial Officer, Controller, Chief Executive Officer or Treasurer of such Person that they fairly present in all material respects the consolidated financial condition of such Person as at the dates indicated and the results of its operations and its cash flows for the periods indicated and (B) a narrative report describing the operations of such Person in the form prepared for presentation to senior management for such fiscal quarter and for the period from the beginning of then current Fiscal Year to the end of such fiscal quarter; provided that delivery of such Person's Form 10-Q for such fiscal quarter shall be deemed to satisfy all of the requirements of this clause (i);

                  (ii) Monthly Reporting: as soon as available and in any event within 45 days after the end of each calendar month, the consolidated balance sheets of each of the Borrower and Group as at the end of such month and the related consolidated statements of income of each of the Borrower and Group for such calendar month and for the period from the beginning of the then current Fiscal Year to the end of such month and cash flows of each such Person for the period from the beginning of the then current Fiscal Year to the end of such calendar month, all prepared in accordance with GAAP (except that any unaudited financial statements are subject to normal year-end adjustments and may not be accompanied by footnotes) and in reasonable detail and certified by the Chief Financial Officer, Chief Executive Officer, Controller or Treasurer of such Person that they fairly present in all material respects the consolidated financial condition of such Person as at the dates indicated and the results of its operations and its cash flows for the periods indicated;

                  (iii) Year-End Financials: as soon as available and in any event within two (2) Business Days after the date on which such Person is required to file its Form 10-K under the Exchange Act (after giving effect to any extension pursuant to Rule 12b-25 under the Exchange Act (or any successor rule)), (A) the consolidated balance sheets of each of the Borrower and Group at the end of such Fiscal Year and the related consolidated statements of income, stockholders' equity and cash flows of such Person for such Fiscal Year, setting forth in each case in comparative form the corresponding figures for the previous Fiscal Year and the corresponding figures from the annual financial plan delivered pursuant to clause (ix) of this subsection 5.1(b) for the Fiscal Year covered by such financial statements of the Borrower, all in reasonable detail, and certified by the Chief Financial Officer or the Chief Executive Officer of such Person that they fairly present in all material respects the consolidated financial condition of such Person as at the date indicated and the results of its operations and its cash flows for the periods indicated, (B) a narrative report describing the operations of such Person in the form prepared for presentation to senior management for such Fiscal Year, and (C) an accountant's report thereon of KPMG LLP or other independent certified public accountants of recognized national standing selected by the Borrower or Group, as the case may be, which report (1) shall be unqualified as to scope, (2) for each Fiscal Year commencing with the Fiscal Year ending December 31, 2003, shall not contain a going concern qualification and shall state that in making its examination no knowledge of any Default or Event of Default was obtained (to the extent such statement is not prohibited by, or inconsistent with, applicable accounting literature), and (3) shall state that such consolidated financial statements fairly present the consolidated financial position of such Person as at the dates indicated and the results of their operations and their cash flows for the periods indicated in conformity with GAAP applied on a basis consistent with prior years, and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards; provided that (x) references in such report to changes in GAAP, changes in accounting standards, highlighting contents of footnotes, limitations in the scope of the audit or exclusions from the audit information not required by GAAP that are, in each case, customary in industry practice and not prejudicial to the opinion stated therein shall not be deemed to be "qualifications" for the purpose of clause (C) of this subsection 5.1(b)(iii) and (y) delivery of such Person's Form 10-K for such Fiscal Year, and which satisfy the requirements of clause (C) above, shall be deemed to satisfy the requirements of this subsection 5.1(b)(iii);

                  (iv) Officers' Certificates: together with each delivery of financial statements pursuant to clauses (i) and (iii) above, (A) an Officer's Certificate of the Borrower, (I) stating that the signer has reviewed the terms of this Agreement and has made, or caused to be made under his or her supervision, a review in reasonable detail of the transactions and condition of the Obligors during the accounting period covered by such financial statements and that such review has not disclosed the existence, and that the signer does not have knowledge of the existence as at the date of such Officer's Certificate, of any condition or event that constitutes a Default or an Event of Default, or, if any such condition or event existed at the date of the certificate, specifying the nature and period of existence thereof and what action the Obligors have taken, are taking and propose to take with respect thereto, (II) demonstrating in reasonable detail compliance (or noncompliance) during and at the end of the applicable accounting periods with the restrictions contained in Sections 6.3 and 6.4, and (III) with respect to the delivery of financial statements pursuant to clause (iii) above, stating whether any change in GAAP or in the application thereof has occurred since the date of delivery of the preceding year-end financial statements, and if any such change has occurred, describing the effect of such change on the financial statements of Group and the Borrower; and (B) a Disclosure Certificate from each of the principal executive officer and the principal financial officer of the Borrower and Group;

                  (v) SEC Filings and Press Releases: promptly upon their becoming available, copies (which may be electronic) of (a) all financial statements, reports, notices and proxy statements sent or made available generally by the Borrower or Group to its security holders, (b) all regular and periodic reports and all registration statements and prospectuses, if any, filed by any Obligor with any securities exchange or with the SEC or any Governmental Authority or private regulatory authority and (c) all press releases and other statements made available generally by any Obligor, to the public concerning material developments in the business of any Obligor;

                  (vi) Notice of Events of Default, etc.: promptly upon any Responsible Officer of Group or the Borrower obtaining knowledge of
         (a) any condition or event that constitutes a Default or an Event of Default or (b) the occurrence of any event or change that has had, or is reasonably expected to have, a Material Adverse Effect (disregarding for purposes of this clause (vi) publicly known facts, circumstances, events or conditions applicable to the airline and travel industries generally), an Officer's Certificate specifying the nature and period of existence of such Default or Event of Default or condition, event or change and what action the Obligors have taken, are taking and propose to take with respect thereto;

                  (vii) Litigation or Other Proceedings: to the extent not otherwise disclosed pursuant to this Section 5.1,

                           (1) promptly upon any Responsible Officer of Group
                  or the Borrower obtaining knowledge of (I) the institution of, or threat of, any action, suit, proceeding (whether administrative, judicial or otherwise), governmental investigation or arbitration against or affecting any Obligor or any property of any Obligor unless the Borrower's general counsel or outside legal counsel has determined that a favorable outcome to such Obligor is reasonably likely (collectively, "Proceedings") or (II) any material development in any Proceeding that, in either case:

                                    (W) if adversely determined, would be
                           reasonably likely to have a Material Adverse
                           Effect;

                                    (X) seeks to enjoin or otherwise prevent
                           the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated hereby;

                                    (Y) challenges or calls into question any
                           Obligor's financial or other operational condition or results; or

                                    (Z) could cause any of the property
                           comprising the Collateral to be subject to any restriction on ownership, occupancy, use or transferability;

                           written notice thereof together with such other information as may be reasonably available to Group and the Borrower to enable the Agent and the Board, and their respective counsel to evaluate such matters; and

                           (2) no later than the date that the annual
                  financial statements are delivered under Section 5.1(b)(iii) for each Fiscal Year, a schedule of all Proceedings involving an alleged liability of, or claims against or affecting, an Obligor, the uninsured portion of which is equal to or greater than $5,000,000 and promptly after request by the Agent, the Loan Administrator or the Board, such other information as may be reasonably requested by the Agent, the Loan Administrator, the Board (and available to Group and the Borrower) to enable the Agent, the Loan Administrator, the Board and its respective counsel to evaluate any of such Proceedings;

                  (viii) ERISA Reports: promptly after the receipt by the Borrower of a request therefor by the Agent, the Loan Administrator or the Board, copies of any annual and other reports (including Schedule B thereto) with respect to a Plan filed by an Obligor or any ERISA Affiliate with the United States Department of Labor, the IRS or the Pension Benefit Guaranty Corporation;

                  (ix) Financial Plan and Projections: (A) annually, as soon as practicable after preparation thereof in the ordinary course of business but in no event later than February 28 of each year, copies of the Obligors' annual financial plans and projections, and (B) as soon as available but in any event no later than ten (10) Business Days after the beginning of each fiscal quarter of each Fiscal Year, copies of the Obligors' financial and operating plan and projections for such fiscal quarter, and for each month in such quarter, all in the form prepared for presentation to senior management;

                  (x) Environmental Audits and Assessments: as soon as practicable following receipt thereof by the Borrower, copies of all environmental audits and assessments, whether prepared by personnel of an Obligor or by independent consultants (except to the extent protected by the "attorney work product" privilege or similar privilege expressly granted by statute with respect to the work product of environmental consultants), with respect to material environmental matters at any Facility or which relate to an Environmental Claim which could reasonably be expected to have a Material Adverse Effect;

                  (xi) Ratings Change: within five (5) Business Days after any public release by S&P or Moody's raising, lowering, suspending or placing under review for possible downgrade or suspension the Borrower's or Group's credit rating or changing its outlook on with respect to as the Borrower or Group, a certificate setting forth the credit rating on an Obligor's senior unsecured debt obligations;

                  (xii) Insurance Reports. No later than January 30 of each year, insurance brokers reports with respect to all insurance maintained by the Obligors, together with schedules detailing the type and amount of coverage provided and the insurance carrier;

                  (xiii) Insurance/Condemnation Proceeds: in addition to any similar reporting obligations under the Collateral Documents but without the duplication of any such obligation, upon (A) a Responsible Officer of Group or the Borrower obtaining knowledge of the occurrence of an event of loss or damage to, or any taking, condemnation or requisition by any Governmental Authority of, any property of any Obligor having fair market value in excess of $5,000,000 whether or not such loss or damage is expected to result in receipt of insurance or condemnation proceeds or of any other event of loss or damage that the Obligors reasonably expect to result in proceeds reasonably estimated by them to exceed $5,000,000 and (B) the receipt of insurance proceeds or condemnation proceeds from an event of loss or material damage to, or any taking, condemnation or requisition by any Governmental Authority of, any property of any Obligor, notice of such occurrence;

                  (xiv) Future Issuance and Asset Sales: prior to an Obligor consummating any Future Issuance or Asset Sale greater than $1,000,000 in the aggregate giving rise to a mandatory prepayment obligation under Section 2.6(a) or (b), notice of such event;

                  (xv) Plan Audits and Liabilities: promptly after an Obligor or any ERISA Affiliate contacts the IRS or the Pension Benefit Guaranty Corporation for the purpose of participating in a closing agreement or any voluntary resolution program with respect to a Plan or Multiemployer Plan which could reasonably be expected to have a Material Adverse Effect, or (B) a Responsible Officer of Group or the Borrower knows or has reason to know that any event with respect to any Plan or Multiemployer Plan occurred that could reasonably be expected to have a Material Adverse Effect, notice of such contact or the occurrence of such event;

                  (xvi) Funding Changes and New Plan Benefits: promptly after the change, a notification of any material increases in the benefits, or material change in funding method, with respect to which an Obligor may have any liability, under any Plan or Multiemployer Plan or the establishment of any material new Plan or Multiemployer Plan with respect to which an Obligor may have any liability or the commencement of contributions to any Plan or Multiemployer Plan to which an Obligor or any ERISA Affiliate was not previously contributing, except to the extent that such an event could not reasonably be expected to have a Material Adverse Effect;

                  (xvii) Claims and Proceedings: promptly after receipt of written notice of commencement thereof, notification of all (i) claims made by participants or beneficiaries with respect to any Plan and (ii) actions, suits and proceedings before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, affecting an Obligor or any ERISA Affiliate with respect to any Plan, except those which, in the aggregate, if adversely determined, could not reasonably be expected to have a Material Adverse Effect;

                  (xviii) ERISA Event: promptly after the occurrence of any ERISA Event (A) that could reasonably be expected to have a Material Adverse Effect or (B) that relates to the occurrence or existence of an event or condition that could reasonably be expected to have a Material Adverse Effect, notice of such ERISA Event;

                  (xix) Labor Disputes: promptly upon any Responsible Officer of Group or the Borrower obtaining knowledge of the institution of, or the receipt of any written notice from, or which is formally sanctioned by, a collective bargaining unit that threatens, any strike, boycott or work stoppage relating to an Obligor the occurrence of which could reasonably be expected to have a Material Adverse Effect, notice of such event or threatened action;

                  (xx) Collateral Value Certificates: no later than the date upon which the quarterly financial statements are delivered under clause (i) of this subsection 5.1(b) for each fiscal quarter of each Fiscal Year and the date upon which the annual financial statements are delivered under clause (iii) of this subsection 5.1(b) for each Fiscal Year, a Collateral Value Certificate certifying the Collateral Value (based on the most recently completed annual Appraisal Report), in each case as of a date no earlier than the end of the fiscal quarter or the Fiscal Year with respect to which the corresponding financial statements referenced in this clause (xx) are being delivered;

                  (xxi) Slot Utilization Reports: as soon as available, but in any event no later than the day on which each report referred to in
         (i) below is submitted to the FAA, each of the following: (i) a true and complete copy of each Slot utilization report required to be delivered to the FAA under the Slot Regulations, (ii) any related requests for waivers or other documentation provided to the FAA in connection therewith, and (iii) a summary report, in the form of Exhibit O, of Slot utilization during the period covered by the report to the FAA referred to in (i) above; and

                  (xxii) Other Information: with reasonable promptness, such other information and data with respect to an Obligor as from time to time may be reasonably requested by the Agent or the Board.

                  SECTION 5.2. CORPORATE EXISTENCE. Except as permitted by
Section 6.9, Group and the Borrower will, and they will cause each other Obligor to, do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence and the corporate, partnership or other existence of each Obligor and the material rights, permits, licenses (charter and statutory) and franchises of each Obligor; provided, that, subject to Section 5.10, no Obligor shall be required to preserve any such right, permit, license or franchise, and no Obligor other than Group or the Borrower shall be required to preserve any such corporate, partnership or other existence, if in each case, the Chief Executive Officer of Group or the Borrower shall determine in the exercise of his or her business judgment that the preservation thereof is no longer desirable in the conduct of the business of the Obligors taken as a whole and that abandonment of any such right, permit, license or franchise or failure to preserve such existence could not reasonably be expected to have a Material Adverse Effect.

                  SECTION 5.3. PAYMENT OF TAXES AND CLAIMS. Group and the Borrower will, and they will cause each other Obligor to, pay or discharge or cause to be paid or discharged, before the same shall become delinquent, (i) all material Taxes levied or imposed upon an Obligor or upon the income, profits or property of an Obligor except (a) that this Section 5.3 shall not require the Obligors to pay Taxes that relate to a Tax period (or portion thereof) ending on or before the commencement of the Bankruptcy Cases and which first became due and payable after the time of the commencement of the Bankruptcy Cases, to the extent that, and for so long as, such Taxes are stayed or enjoined pursuant to the Plan of Reorganization, the Confirmation Order or the Bankruptcy Code, it being understood that notwithstanding the exception in this clause (a), the Obligors shall make adequate reserves in accordance with GAAP for Taxes stayed or enjoined pursuant to the Plan of Reorganization, the Confirmation Order or the Bankruptcy Code, or (b) where the amount, applicability or validity of such Taxes are being contested in good faith by appropriate proceedings and for which adequate reserves have been made in accordance with GAAP and (ii) all lawful claims for labor, materials and supplies that, if unpaid, might by law become a Lien on the property of an Obligor. Neither Group nor the Borrower will, and they will not permit any other Obligor to, file or consent to the filing of, any consolidated income tax return with any Person (other than Group, the Borrower and any Subsidiary of the Group or the Borrower).

                  SECTION 5.4. MAINTENANCE OF PROPERTIES; INSURANCE.

                  (a) Maintenance of Properties. Group and the Borrower will, and they will cause each other Obligor to, maintain all properties used or useful in the conduct of the business of the Obligors in good condition, repair and working order (ordinary wear and tear excepted) and supply such properties with all necessary equipment and make all necessary repairs, renewals, replacements, betterments and improvements thereto, all as in the reasonable judgment of the Borrower may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times; provided, however, that no Obligor shall be restricted from discontinuing the operation and maintenance of any such properties if such discontinuance is, in the good faith judgment of Group, desirable in the conduct of the business of such Obligor and could not reasonably be expected to have a Material Adverse Effect, but subject in each case to all applicable provisions of the Collateral Documents.

                  (b) Insurance. Group and the Borrower will, and they will cause each other Obligor to, insure and keep insured or reinsured with financially sound and reputable insurance companies that are not Affiliates of the Obligors or by the United States of America, their businesses and operations and such of their respective properties, in such amounts, with such deductibles and covering such risks as are insured against (including, but not limited to, war risk and third party liability) and carried in accordance with applicable law and prudent industry practice by U.S. commercial air carriers similarly situated with the Obligors and owning or operating similar properties, aircraft and engines, including such insurance coverage as is required to be maintained under the Collateral Documents, and providing for not less than thirty (30) days' (or in the case of war risk coverage, the maximum time as is available) prior notice to the Agent, the Board, the Loan Administrator and the Collateral Agent of termination, lapse or cancellation of such insurance or reinsurance; provided that this Section 5.4(b) shall not prohibit any Obligor from procuring and maintaining all or any portion of its insurance through Airways Assurance Ltd. so long as Airways Assurance Ltd. reinsures 100% of such risk as provided above in this Section 5.4(b).

                  SECTION 5.5. INSPECTION. Group and the Borrower will, and they will cause each other Obligor to, permit any authorized representatives designated by the Agent, any Lender or the Board to visit and inspect any of the properties of the Obligors, including their financial and accounting records, and to make copies and take extracts therefrom, and to discuss their affairs, finances and accounts with its and their officers and independent public accountants (it being understood that a representative of the Borrower or Group will be present), at the Borrower's expense, all upon reasonable notice and at such reasonable times during normal business hours and as often as may be reasonably requested; provided that so long as the Lenders and/or the Board, as applicable, are not exercising material remedies under the Loan Documents, such inspection shall not be disruptive to the business of the Obligors.

                  SECTION 5.6. COMPLIANCE WITH LAWS, ETC. Group and the Borrower will, and they will cause each other Obligor to, comply with all applicable statutes, rules, regulations, orders, restrictions and Governmental Authorizations of any applicable Governmental Authority, in respect of the conduct of the businesses of the Obligors and the ownership of their respective properties (including, without limitation, leased airport facilities and Slots), except such as are being contested in good faith by appropriate proceedings and except for such noncompliance as could not in any case or in the aggregate reasonably be expected to have a Material Adverse Effect. Group and the Borrower will not, and they will not permit an other Obligor to, conduct any Hazardous Materials Activity at any Facility or at any other location in a manner that does not comply in all material respects with Environmental Laws. The Borrower and Group will, and will cause each other Obligor to, use commercially reasonable efforts to cause all other Persons operating or occupying any of their properties to comply in all material respects with Environmental Laws.

                  SECTION 5.7. REMEDIAL ACTION REGARDING HAZARDOUS MATERIALS.

                  (a) To the extent required by Environmental Laws, Group and the Borrower will, and they will cause each Obligor to, take any and all necessary remedial action (except to the extent that such remedial action is taken by other Persons responsible for such remedial action through contractual arrangements with an Obligor) in connection with the presence, storage, use, disposal, transportation, Release or threatened Release of any Hazardous Materials on, under or about any Facility in order to comply timely with all applicable Environmental Laws and Governmental Authorizations except for such non-compliance as could not in any case or in the aggregate reasonably be expected to have a Material Adverse Effect. In the event any Obligor undertakes any remedial action with respect to any Hazardous Materials on, under or about any Facility, Group or the Borrower will, or they will cause such Obligor to, conduct and complete such remedial action (or will cause such action to be taken pursuant to contractual rights of such Obligor against third parties) in compliance with all applicable Environmental Laws, and in accordance with the policies, orders and directives of all federal, state and local Governmental Authorities except when, and only to the extent that, such Obligor's liability for such presence, storage, use, disposal, transportation or discharge of any Hazardous Materials is being contested in good faith and by appropriate proceedings diligently conducted by such Obligor or except for such non-compliance as could not in any case or in the aggregate reasonably be expected to have a Material Adverse Effect.

                  (b) The Requisite Lenders or the Board may request (i) from time to time, if and when such Person(s) have reason to believe that an Environmental Claim or Release of Hazardous Materials which could reasonably be expected to have a Material Adverse Effect may exist at or with respect to any Facility, and (ii) not more than once during any twelve month period for the purpose of determining whether there is belief that an Environmental Claim or Release of Hazardous Materials which could reasonably be expected to have a Material Adverse Effect exists at or with respect to any Facility, and in the case of any such request, the Borrower will provide to the Lenders and the Board, within sixty (60) days after such request, at the expense of the Borrower, an environmental site assessment report for any of its, or any other Obligor's properties described in such request, prepared by an environmental consulting firm reasonably acceptable to the Board evaluating the Environmental Claim or Release of Hazardous Materials and estimating the cost of any required compliance, removal or remedial action in connection with the Environmental Claim or Release of Hazardous Materials. Without limiting the generality of the foregoing clause (b), if the Agent determines at any time that a material risk exists that any such report will not be provided in the time referred to above, the Agent may retain an environmental consulting firm to prepare such report at the expense of the Borrower, and each of Group and the Borrower hereby agrees to grant, and agrees to cause any other Obligor that owns property described in such a request to grant, at the time of such request, to the Agent, the Lenders, the Board, such firm and any agents or representatives thereof an irrevocable non-exclusive license, subject to the rights of tenants, to enter into their respective properties to undertake such an assessment.

                  SECTION 5.8. ADDITIONAL OBLIGORS; COLLATERAL.

                  (a) With reasonable promptness (and in any event within 30 days) following the formation or acquisition by any Obligor of a Subsidiary or of any Capital Stock of any other Person, the Borrower (i) shall provide the Agent, the Loan Administrator and the Board the name, corporate structure and allocation of Voting Stock and equity interests of such Subsidiary or other Person, (ii) in the case of any such Subsidiary that is not a CFC, shall cause such Subsidiary to execute and deliver to the Agent and the Board a Subsidiary Joinder in the form of Exhibit P hereto, pursuant to which such Subsidiary shall become a party to this Agreement, and (iii) shall deliver to the Agent and the Board documents of the types referred to in clauses (a)(viii), (ix) and (x) of Article III, all in form, content and scope reasonably satisfactory to the Agent and the Board.

                  (b) Each of Group and the Borrower will, and they will cause each other Obligor (including, without limitation, each Obligor created or acquired after the Closing Date) to, cause all of its properties and assets as of the Closing Date and all properties and assets acquired after the Closing Date (including, without limitation, the Capital Stock of each Subsidiary created or acquired and the Capital Stock of each other Person acquired after the Closing Date, and all of its leases of airport facilities) other than Excluded Property to be pledged to the Collateral Agent to secure the Obligations.

                  (c) The Borrower shall obtain one or more Appraisal Reports establishing the value of the Appraised Collateral, the Slots and the Gate Leases as of (i) the last day of each Fiscal Year beginning December 31, 2003,
(ii) the date upon which any additional property or assets that constitutes Appraised Collateral is pledged as Collateral to the Collateral Agent pursuant to Section 5.8(d) to secure the Obligations, but only with respect to such additional Collateral and (iii) no more than once during any twelve (12) month period, a date which is no later than 60 days after the Board (or if the Board Guaranty shall have terminated, the Requisite Lenders) has requested that the Borrower obtain an Appraisal Report (it being understood that the obligation herein of the Borrower to periodically obtain Appraisal Reports shall be in addition to any rights or obligations under the Collateral Documents). Such Appraisal Reports may be based on desktop appraisals unless the Board (or if the Board Guaranty shall have terminated, the Requisite Lenders) shall have requested that an Appraisal Report be based on physical inspection.

                  (d) If as of the end of any fiscal quarter commencing on or after April 1, 2004 (each such date a "Collateral Value Test Date") there exists a Collateral Value Deficiency, the Borrower shall do one of the following to the extent (but only to the extent) necessary to eliminate such Collateral Value Deficiency: (i) prepay the Loan in an amount equal to Group's Adjusted Excess Cash Flow for the period commencing on April 1, 2003 and ending on such Collateral Value Test Date (which payment shall be made on the Interest Payment Date first occurring after delivery of the Collateral Value Certificate that evidences such Collateral Value Deficiency); (ii) pledge additional Eligible Collateral to the Collateral Agent pursuant to a Collateral Document Supplement or other Collateral Document, in each case on terms and conditions as are reasonably satisfactory to the Agent, the Board and the Collateral Agent, or (iii) prepay the Loan as provided in clause (i) above and pledge additional Eligible Collateral as provided in clause (ii) above; provided, that if Group's Adjusted Excess Cash Flow for period, together with all Eligible Collateral that is available to be pledged is not sufficient to eliminate such Collateral Value Deficiency, the Borrower shall continue to prepay the Loan in an amount equal to Group's Adjusted Excess Cash Flow for the period commencing on April 1, 2003 and ending on the last day of each fiscal quarter following the Collateral Value Test Date as of which the Collateral Value Deficiency was established (which payments shall be made on the Interest Payment Dates respectively relating to the Interest Periods first occurring after each such fiscal quarter) and pledge all additional Eligible Collateral to the Collateral Agent as it becomes available until the Collateral Value Deficiency no longer exists (whether as a result of prepayments of the Loan, pledge of additional collateral, or increase in collateral value or any combination of the foregoing), and provided, further, that (A) if any cash which is used to purchase Aircraft Related Equipment is deducted from Consolidated EBITDAR in computing the amount of Excess Cash Flow for any period during the existence of a Collateral Value Deficiency, the Aircraft Related Equipment purchased with such cash shall be pledged pursuant to clause (ii) above, unless it is required to be pledged to a Lender of purchase money financing therefor, and (B) if the Borrower subsequently enters into an agreement to sell any Aircraft Related Equipment pledged to the Collateral Agent under clause (A) of this proviso as part of a sale-leaseback transaction of the type excepted from the definition of Asset Sale or finance such Aircraft Related Equipment within twelve months of acquisition thereof, the Board, or if the Board Guaranty is no longer in effect, the Requisite Lenders shall instruct the Collateral Agent to release the Lien so granted.

                  (e) If additional Collateral is being pledged in accordance with Section 5.8(b) or (d), such additional Collateral shall be free and clear of any Liens (other than as permitted under the applicable Collateral Document) and the pledgor(s) shall execute and deliver to the Collateral Agent such applicable Collateral Document Supplements or Collateral Documents (in form and substance reasonably satisfactory to the Agent and the Board) necessary to grant to the Collateral Agent and shall take all other actions (as are in the reasonable judgment of the Collateral Agent and the Board) necessary or desirable to cause the Liens created thereby to be perfected first priority Liens protected under applicable law (except as otherwise provided under the applicable Collateral Document), shall if requested by the Board, or if the Board Guaranty is no longer in effect, the Requisite Lenders, furnish favorable legal opinions to the Collateral Agent with respect to such additional Collateral, including the perfection and priority of the Collateral Agent's Lien thereon and evidence of applicable filings to the Loan Administrator, and shall otherwise comply with the provisions of the applicable Collateral Documents that apply to a pledge of such Collateral.

                  (f) In connection with each prepayment or pledge of additional Eligible Collateral pursuant to Section 5.8(d) above, the Borrower shall deliver to the Collateral Agent, the Loan Administrator and the Board either (i) a Collateral Value Certificate which establishes that the applicable Collateral Value Deficiency no longer exists, or (ii) an Officer's Certificate of Group that certifies (A) the amount of Group's Excess Cash Flow since the Closing Date, and (B) that Group has identified to the Collateral Agent and the Board all of its material property (other than Excluded Property) that is not subject to a Lien in favor of the Collateral Agent under a Collateral Document.

                  (g) Group and the Borrower will, and they will cause each other Obligor to, use all commercially reasonable efforts to cause each of the Gate Leases at the airports identified on Schedule 5.8(g), as well as each renewal, extension or replacement thereof, to be pledged to the Collateral Agent to secure the Obligations, each such pledge to be on such terms and conditions, and with such limitations, as may be required by the relevant airport authority and are reasonably acceptable to the Board or, if the Board Guarantee is no longer in full force and effect, the Requisite Lenders; provided that the Obligors shall have no further obligation under this sentence after the first anniversary of the Closing Date. With respect to Gate Leases existing on the Closing Date, upon receipt by the Borrower of a written confirmation from the Board or, as the case may be, the Agent on behalf of the Requisite Lenders, that the pledge of the Gate Leases at an airport listed on
Schedule 5.8(g) (including any certifications, opinions and filings as may reasonably be requested in connection therewith) is acceptable, which confirmation shall not be unreasonably withheld, the Initial Unrestricted Cash Reserve required to be maintained by the Borrower pursuant to Section 6.4(a) shall be reduced by the Dollar amount set out on Schedule 5.8(g) for such airport.

                  (h) Any partial prepayment of the Loan under Section 5.8(d) shall be applied to the then remaining installments of the outstanding principal amount of the Loan (ratably as to Tranche A and Tranche B in the inverse order of maturity). Any such prepayment shall be paid to the Agent for application as provided in Section 2.9.

                  SECTION 5.9. EMPLOYEE BENEFIT PLANS. Group and the Borrower will, and they will cause each other Obligor to, ensure that the Plans and Multiemployer Plans with respect to which the Obligors may have any liability are operated in compliance with all applicable laws, except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.

                  SECTION 5.10. FAA MATTERS; CITIZENSHIP. The Borrower shall at all times hereunder be an "air carrier" within the meaning of the Act and hold a certificate under 49 U.S.C. Section 41102(a)(1) as currently in effect or as may be amended or recodified from time to time. The Borrower and each other Obligor engaged in operations as an "air carrier" will at all times hereunder be a United States Citizen holding an air carrier operating certificate issued pursuant to Chapter 447 of Title 49 for aircraft capable of carrying 10 or more individuals or 6,000 pounds or more of cargo.

                  SECTION 5.11. BOARD GUARANTY. The Borrower and Group will, and they will cause each other Obligor to, comply with all of the terms, requirements and conditions applicable to it under the Act and the Regulations, or as may otherwise be imposed by, or agreed with, the Board in connection with the issuance of the Board Guaranty, and shall promptly furnish the Board, the Loan Administrator and the Agent all such information as may be reasonably requested by the Board, the Loan Administrator or the Agent in connection with the Board Guaranty. The Borrower and Group will, and will cause each other Obligor to, execute such documents and take such actions in furtherance of its obligations under the Act and the Regulations as the Board, the Loan Administrator or the Agent may request.

                  SECTION 5.12. AUDITS AND REVIEWS. The Borrower and Group will, and they will cause each other Obligor to, permit, and to cooperate in the conduct of, such audits and reviews during the period the Loan is outstanding and for three (3) years thereafter, as the Board may deem appropriate, by an independent auditor acceptable to the Board or the United States Comptroller General. To the extent requested by the Board or the Loan Administrator, the Borrower and Group will, and they will cause each other Obligor to, provide reasonable access to the officers and employees, books, records, accounts, documents, correspondence, and other information of the Obligors, financial advisors, consultants and independent certified accountants that the Board or the United States Comptroller General considers necessary.

                  SECTION 5.13. USE OF PROCEEDS. The Borrower will apply the proceeds from the Loan for such general corporate purposes as are permissible under the Act and Regulations, and not for prepayment or refinancing of any Indebtedness of the Obligors for borrowed money (other than payments of amounts owed by the Obligors under the DIP Loan Facility or of amounts required to be paid to lenders or lessors to cure defaults existing on the Closing Date under aircraft financing transactions that are the subject of term sheets listed as Specified Contracts on Schedule 4.15(a)) nor for the acquisition of the stock, or of all or any substantial part of the assets, of any Person. No portion of the proceeds from the Borrowing shall be used by any Obligor in any manner that violates Regulations T, U, or X of the Board of Governors of the Federal Reserve System or any other regulation of such Board of Governors or to violate Section 7(c) of the Exchange Act.

                  SECTION 5.14. LOWER-TIER COVERED TRANSACTION. In the event that any Obligor enters into any "lower-tier covered transaction" (as such term is defined in 31 C.F.R. Section 19.110, as amended or modified from time to time and not excepted therefrom by 31 C.F.R. Section 19.200(c)) in respect of the transactions contemplated hereunder, the Borrower and Group will, and they will cause each other Obligor to, include the clause entitled "Certificate Regarding Debarment, Suspension, Ineligibility and Voluntary Exclusion - Lower Tier Covered Transactions" as set forth in Appendix B to
Part 19 of title 31 of the C.F.R. in such lower-tier covered transaction and the Borrower and Group will, and they will cause each other Obligor to, obtain a certification from the other Person or Persons party to such lower-tier covered transaction to the effect that each such other Person (and each "principal" thereof, as such term is defined in 31 C.F.R. Section 19.105, as amended or modified from time to time) is not presently debarred, suspended, proposed for debarment, declared ineligible, or voluntarily excluded from participation in such transaction by any Federal department or agency, or an explanation why such Person is unable to so certify. Further, neither Group nor the Borrower will, and they will cause each other Obligor not to, enter into a lower-tier covered transaction with a Person who has been proposed for debarment under 48 C.F.R. Section 9.4, debarred or suspended unless granted an exception for such lower-tier covered transaction pursuant to 31 C.F.R.
Section 19.215.

                  SECTION 5.15. CONTRACTUAL OBLIGATIONS.

                  (a) Each of Group and the Borrower will, and will cause each other Obligor to, perform, observe or fulfill the obligations, covenants and conditions contained in each of its Contractual Obligations (including the Specified Contracts), provided that a failure to so perform, observe or fulfill such obligations, covenants and conditions that (i) could not (either individually or in the aggregate) reasonably be expected to have a Material Adverse Effect or (ii) does not preclude continued operations by the Obligors at any of the airport terminals listed on Schedule 4.21 shall not constitute a breach of this Section 5.15(a).

                  (b) The Obligors (i) shall use commercially reasonable efforts to cause the final definitive documentation for each of the Specified Contracts that are identified on Schedule 4.15(a) as being in term sheet form, which final documentation shall reflect the applicable Concession Value summarized on Schedule 4.15(b), to be executed and delivered by the applicable parties thereto no later than June 30, 2003, and (ii) shall make copies of such final documentation available to the Board and otherwise shall keep the Board informed of the status of the documentation for such Specified Contracts; provided that this Section 5.15(b) shall not apply with respect to any such Specified Contract that is related to a financing transaction that is rejected by an Obligor in accordance with the Plan of Reorganization.

                  SECTION 5.16. SLOT UTILIZATION. Each Obligor holding or operating Slots shall utilize its Slots in a manner consistent with the Slot Regulations so as to avoid the withdrawal of any Slot by the FAA or other revocation or termination for failure to comply with the Slot Regulations, taking into account any waivers or other relief granted by the FAA or otherwise under the Slot Regulations; provided, however, that the Obligors shall not be required to so utilize Secondary Slots to the extent the Obligors determine that such Secondary Slots are no longer commercially required. The Obligors shall maintain personnel, policies, procedures and a computer database for the monitoring, utilization and management of the Slots in compliance with the Slot Regulations so as to ensure, to the greatest extent operationally feasible, that no Slot becomes subject to withdrawal by the FAA or is otherwise revoked or terminated based upon the failure to comply with the Slot Regulations.

                  SECTION 5.17. STOCK EXCHANGE LISTING. Group (a) will use reasonable efforts to list its common stock on the New York Stock Exchange Inc. or another national securities exchange or for quotation on a national automated interdealer quotation system, and (b) after the effectiveness of such listing, will comply in all material respects with all applicable corporate governance listing standards of such national securities exchange or national automated interdealer quotation system, including standards relating to the composition, duties and responsibilities, and functioning of boards of directors and board committees.

                  SECTION 5.18. FURTHER ASSURANCES. Promptly upon the request of the Board or the Agent, the Borrower and Group will, and they will cause each other Obligor to, at their expense, promptly execute, acknowledge and deliver such further documents and do such other acts and things as the Board, the Loan Administrator or the Agent may reasonably request in order to effect fully the purposes of the Loan Documents and to maintain and ensure the validity, effectiveness, priority and perfection of the Collateral Agent's Liens pursuant to the Collateral Documents.

                                  ARTICLE VI

                              NEGATIVE COVENANTS

                  To induce the other parties to enter into this Agreement (excluding any other Obligor), the Borrower and Group agree with each other party hereto (excluding any other Obligor) that, so long as any of the Commitments remain in existence or the Obligations (other than contingent indemnification obligations) remain outstanding:

                  SECTION 6.1. LIENS AND RELATED MATTERS.

                  (a) Prohibition on Liens. Neither Group nor the Borrower will, and they will not permit any other Obligor to, directly or indirectly create, incur, assume or permit to exist any Lien on or with respect to any property or asset of any kind (including any document or instrument in respect of goods or accounts receivable) of any Obligor, whether now owned or hereafter acquired, or any income or profits therefrom, or file or consent to the filing of any financing statement or other similar notice of any Lien with respect to any such property, asset, income or profits under the Uniform Commercial Code of any state or under any similar recording or notice statute, except:

                  (i) Permitted Encumbrances;

                  (ii) (A) Liens on Aircraft Related Equipment securing Indebtedness used to acquire such Aircraft Related Equipment, (B) Liens created or incurred in connection with the financing of any Aircraft Related Equipment acquired after the Closing Date within twelve (12) months after the date such Aircraft Related Equipment is acquired, (C) Liens on Aircraft Related Equipment securing Permitted Refinancing Indebtedness in respect of Indebtedness previously secured by such Aircraft Related Equipment in accordance with subclause (A) or (B) above, including in each case, Liens securing special revenue bonds that finance Aircraft Related Facilities, (D) Liens incurred or deposits made in the ordinary course of business to secure the performance of contracts for the purchase of aircraft and
         (E) Liens in existence on the Closing Date on aircraft and engines (other than Collateral covered by the Borrower Aircraft Mortgage, the Piedmont Aircraft Mortgage and the Allegheny Aircraft Mortgage);

                  (iii) other Liens on assets acquired after the Closing Date securing or relating to Indebtedness and other liabilities and obligations in each case not otherwise prohibited under this Agreement in an aggregate amount not to exceed $2,000,000 at any time outstanding;

                  (iv) intentionally omitted;

                  (v) Liens described in Schedule 6.1(a);

                  (vi) judgment and attachment Liens not giving rise to an Event of Default or relating to an action or judgment that is an Event of Default under Section 7.1(h);

                  (vii) Liens on the assets of any entity or on any asset existing at the time such entity or asset is acquired by an Obligor, whether by merger, consolidation, purchase of assets or otherwise; provided that such Liens (w) are not created, incurred or assumed by such entity in contemplation of or in connection with the financing of such entity's being acquired by an Obligor, (x) were created to secure the financing of Aircraft Related Equipment or other specific assets, (y) do not extend to any other assets of any Obligor other than the assets acquired with such financing and (z) the Indebtedness secured by such Lien is permitted pursuant to this Agreement;

                  (viii) leases or subleases of real or personal property granted by any Obligor to others not interfering in any material respect with the ordinary conduct of the business of the Obligors, taken as a whole;

                  (ix) Liens on cash and Cash Equivalents securing (A) reimbursement obligations in respect of letters of credit issued for the account of any Obligor in the ordinary course of business and consistent with past practice, so long as the aggregate amount of such cash and Cash Equivalents does not exceed 110% of the maximum available amount under the secured letters of credit, and (B) reimbursement or other margin requirements in connection with, in the case of Liens contemplated in this clause (B), transactions contemplated by the proviso in Section 6.12; and

                  (x) any renewal or substitution of any Lien for any of the preceding clauses (ii), (iv), (v) or (vii), provided that any such Liens are not extended to additional assets;

                  provided that, subject to clause (B) of the final proviso to
Section 5.8(d), the Obligors will not create, incur, assume or permit to exist any Lien permitted under any of clauses (ii) above on any property of an Obligor already constituting Collateral.

                  (b) No Restrictions on Subsidiary Distributions. Except (i) as provided herein or in the other Loan Documents, (ii) as described on
Schedule 6.1(b) or (iii) for restrictions on the use of proceeds from a permitted financing of Aircraft Related Equipment, neither Group nor the Borrower will, and they will not permit any other Obligor to, create or otherwise cause to exist any Payment Restriction with respect to any Subsidiary of any Obligor.

                  SECTION 6.2. INVESTMENTS. Neither Group nor the Borrower will, and they will not permit any other Obligor to, make any Investment other than (i) Investments consisting of Cash Equivalents; (ii) accounts receivable if credited or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; (iii) payroll advances and advances for business and travel expenses in the ordinary course of business; (iv) Investments made by way of any endorsement of negotiable instruments received by any Obligor in the ordinary course of its business and presented by it to any bank for collection or deposit; (v) stock, obligations or securities received in settlement of amounts owing to any Obligor in the ordinary course of business; (vi) Investments made in connection with the Trust Agreements; (vii) in addition to any other permitted investments, any other Investments by the Obligors in an aggregate outstanding amount not exceeding $10,000,000 at any time; (viii) Investments pursuant to and in compliance with Section 6.5; (ix) Investments made in Airways Assurance Ltd. consistent with past practice; and (x) Investments in travel or airline related businesses made in connection with Marketing and Service Agreements, alliance agreements, distribution agreements, agreements with respect to fuel consortium, agreements relating to flight training, agreements relating to insurance arrangements, agreements relating to spare parts management systems and other similar agreements which Investments under this clause (x) (excluding Investments existing on the date hereof and Investments in Midway Airlines Corporation and its Affiliates on the terms of the Credit Agreement dated as of December 23, 2002 between the Borrower and Midway Airlines Corporation and the exercise of any related warrant to acquire Capital Stock of Midway Airlines Corporation) shall not exceed $50,000,000 in the aggregate at any time outstanding, provided that the amount of any Investment made pursuant to this clause (x) shall not exceed 5% of Group's consolidated cash and Cash Equivalents as set forth in its financial statements for the most recently completed fiscal quarter prior to making of such Investment.

                  SECTION 6.3. RESTRICTED PAYMENTS. Neither Group nor the Borrower will, and they will not permit any other Obligor to, directly or indirectly, declare, order, pay, make or set apart, or be obligated to declare, order, pay, make or set apart, any sum for any Restricted Payment; except that:

                  (a) Group may pay cash dividends from time to time on its Class B Preferred Stock as in effect on the Closing Date, provided that all of the following conditions are satisfied: (i) no Payment Default or Event of Default (other than under Sections 7.1(d), (i) or (m)) shall have occurred and be continuing at the time of the declaration or payment of any such dividends and (ii) with respect to each such payment, Group's ratio of Consolidated EBITDAR to Consolidated Fixed Charges for the periods consisting of the number of consecutive fiscal quarters specified below that end on the last day of the fiscal quarter immediately preceding the date on which the payment is proposed to be made, and assuming that the proposed payment had been made the last day of such fiscal quarter, shall not be less than the applicable ratio specified below:

  -----------------------------------------------------------------        -----------------------------
  CONSOLIDATED EBITDAR AND                                                          APPLICABLE

                                                                             CONSOLIDATED EBITDAR TO
                                                                            CONSOLIDATED FIXED CHARGES

  CONSOLIDATED FIXED CHARGES PERIOD:                                                  RATIO
  -----------------------------------------------------------------        -----------------------------
  Two consecutive fiscal quarters ending June 30, 2004                              1.10:1.00
  -----------------------------------------------------------------        -----------------------------
  Three consecutive fiscal quarters ending September 30, 2004                       1.10:1.00
  -----------------------------------------------------------------        -----------------------------
  Any period of four consecutive fiscal quarters ending on or                       1.20:1.00
  after December 30, 2004 and prior to June 30, 2005

  -----------------------------------------------------------------        -----------------------------
  Any period of four consecutive fiscal quarters ending on or                       1.30:1.00
  after June 30, 2005
  -----------------------------------------------------------------        -----------------------------

                  (b) The Obligors may prepay Indebtedness with the proceeds of (i) an Asset Sale, a condemnation, taking, temporary or permanent requisition, or change of grade, or a covered loss under a casualty insurance policy, in each case in this clause (b)(i), to the extent that prepayment of such Indebtedness is contemplated by the definition of Net Cash Proceeds, Net Condemnation Proceeds or Net Insurance Proceeds, as applicable, and (ii) Permitted Refinancing Indebtedness; and

                  (c) the Obligors may purchase or redeem Capital Stock (including options on any such Capital Stock or related stock appreciation rights or similar securities) that was issued as compensation from their officers, directors and employees (or their estates or beneficiaries under their estates) upon death, disability, retirement, termination of employment or pursuant to the terms of any plan or any other agreement under which such Capital Stock or related rights were issued, in an amount not to exceed $1,000,000 per Fiscal Year.

                  SECTION 6.4. FINANCIAL COVENANTS.

                  (a) Prior to July 1, 2004, Group shall not permit the cash and Cash Equivalents of the Obligors taken as a whole to be less than $1,000,787,687 (less amounts deducted from the Initial Unrestricted Cash Reserve pursuant to the second sentence of Section 5.8(g)); provided that, except as permitted under the second sentence of Section 5.8(g), at no time after the Closing Date shall Group permit the reserve of unrestricted cash and Cash Equivalents (determined pursuant to GAAP) (which in each case shall be free from all Liens other than Permitted Encumbrances of the type described in clause (vii) of the definition of Permitted Encumbrances) of the Obligors taken as a whole to be less than $375,787,687 (the "Initial Unrestricted Cash Reserve").

                  (b) Group shall not permit its ratio of consolidated Indebtedness as of the last day of the periods specified below to Consolidated EBITDAR for the periods consisting of the applicable number of consecutive fiscal quarter(s) specified below that end on such day, to be greater than the applicable ratio set forth below:

 -------------------------------------------------------------         ---------------------------------
 CONSOLIDATED EBITDAR PERIOD:                                                     APPLICABLE
                                                                          CONSOLIDATED INDEBTEDNESS

                                                                               TO EBITDAR RATIO

 -------------------------------------------------------------         ---------------------------------
 Two consecutive fiscal quarters ending                                           7.50:1.00
 June 30, 2004

 -------------------------------------------------------------         ---------------------------------
 Three consecutive fiscal quarters ending September 30,
 2004                                                                             7.50:1.00
 -------------------------------------------------------------         ---------------------------------
 Each period of four consecutive fiscal quarters ending
 on or after December 31, 2004 and prior to June 30, 2005                         7.00:1.00
 -------------------------------------------------------------         ---------------------------------
 Each period of four consecutive fiscal quarters ending
 on or after  June 30, 2005 and prior to March 31, 2006                           6.00:1.00
 -------------------------------------------------------------         ---------------------------------
 Each period of four consecutive fiscal quarters ending                           5.50:1.00
 on or after March 31, 2006
 -------------------------------------------------------------         ---------------------------------

                  (c) Group shall not permit its ratio of Consolidated EBITDAR to Consolidated Fixed Charges for the periods consisting of the number of consecutive fiscal quarters specified below that end on the last day of the applicable period specified below, to be less than the applicable ratio specified below as of the end of the period specified below:

 -------------------------------------------------------------         ---------------------------------
 CONSOLIDATED EBITDAR AND                                                         APPLICABLE
                                                                           CONSOLIDATED EBITDAR TO

 CONSOLIDATED FIXED CHARGES PERIOD:                                    CONSOLIDATED FIXED CHARGES RATIO
 -------------------------------------------------------------         ---------------------------------
 Two consecutive fiscal quarters ending                                           1.00:1.00
 June 30, 2004

 -------------------------------------------------------------         ---------------------------------
 Three consecutive fiscal quarters ending September 30,
 2004                                                                             1.00:1.00
 -------------------------------------------------------------         ---------------------------------
 Each period of four consecutive fiscal quarters ending
 on or after December 31, 2004 and prior to June 30, 2005                         1.10:1.00
 -------------------------------------------------------------         ---------------------------------
 Each period of four consecutive fiscal quarters ending                           1.20:1.00
 on or after  June 30, 2005
 -------------------------------------------------------------         ---------------------------------

                  SECTION 6.5. RESTRICTION ON ACQUISITIONS; CHANGE IN FISCAL
YEAR.

                  (a) Neither Group nor the Borrower will, and they will not permit any other Obligor to, acquire by purchase or otherwise all or any portion of the business, property or assets (excluding purchases and acquisitions in the ordinary course of business by an Obligor of property from any Person not constituting all or substantially all of the property of such Person), or Capital Stock or other evidence of beneficial ownership of, any Person or any division or line of business of any Person, except that the Obligors may make acquisitions of Capital Stock, the assets and/or the business of another Person (including any division or line of business of such Person) so long as (i) the acquisition primarily involves the acquisition of assets to be used in the business of an Obligor as engaged in by such Obligor on the date hereof, (ii) immediately before and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing, (iii) immediately after giving effect to the acquisition, the Obligors shall be in compliance on a Pro Forma Basis with Section 6.3 (in the case of Section 6.4(b) and (c), based on Consolidated EBITDAR for the four quarters ended as of the end of the most recently ended fiscal quarter) and such compliance shall be evidenced by an Officer's Certificate of the Borrower demonstrating such compliance, (iv) immediately following such acquisition, neither the Borrower's nor Group's credit rating is lower than immediately prior thereto,
(v) the aggregate purchase price in connection with all such acquisitions (including therein any Indebtedness assumed in connection with such acquisitions) consummated after the date hereof, together with all Investments pursuant to clause (x) of Section 6.2, does not exceed $50,000,000 in the aggregate, provided that the purchase price for any single acquisition or series of related acquisitions (including therein Indebtedness assumed in connection with such acquisitions) shall not exceed 5% of Group's consolidated cash and Cash Equivalents as set forth in its financial statements for the most recently completed fiscal quarter prior to making such acquisition, (vi) the Obligors shall not assume any Indebtedness that was incurred or issued by any Person to finance such acquisition and (vii) if the acquisition is structured as a consolidation or merger, it complies with Section 6.9; provided that nothing contained in this Section 6.5 shall prohibit any Investments in or acquisition of assets from Midway Airlines Corporation or its Affiliates pursuant to the terms of the Credit Agreement dated as of December 23, 2002 between the Borrower and Midway Airlines Corporation or the exercise by the Borrower of any related warrant to acquire Capital Stock of Midway Airlines Corporation).

                  (b) Neither Group nor the Borrower shall change its Fiscal
Year.

                  SECTION 6.6. SALES AND LEASE-BACKS. Except with respect to Aircraft Related Equipment, neither Group nor the Borrower will, and they will not permit any other Obligor to, directly or indirectly, become liable after the Closing Date as lessee or as a guarantor or other surety with respect to any lease, whether an Operating Lease or a Capital Lease, of any property (whether real, personal or mixed), whether now owned or hereafter acquired, in each case which (i) an Obligor has sold or transferred or is to sell or transfer to any other Person (other than another Obligor) or (ii) an Obligor intends to use for substantially the same purpose as any other property which has been or is to be sold or transferred by Group, the Borrower or such Obligor to any Person (other than another Obligor) in connection with such lease; provided that after the Closing Date the Obligors may become and remain liable as lessee, guarantor or other surety with respect to any such lease if and to the extent that the annual aggregate rentals under all such leases shall not exceed $20,000,000 since the Closing Date; and provided further that the restrictions contained in this Section 6.6 shall not apply to the transactions described on Schedule 6.6.

                  SECTION 6.7. TRANSACTIONS WITH AFFILIATES.

                  (a) No Obligor shall, directly or indirectly, (i) sell, lease, transfer or otherwise dispose of any of its properties or assets, or issue securities to, (ii) purchase any property, assets or securities from,
(iii) make any Investment in or (iv) enter into any contract or agreement with or for the benefit of, any Affiliate or holder of 5% or more of any class of Capital Stock (and any Affiliate of such holder) of any Obligor (an "Affiliate Transaction"), other than (x) Affiliate Transactions permitted under Section 6.7(b) and (y) Affiliate Transactions (including lease transactions) which are on fair and reasonable terms no less favorable to such Obligor than those as might reasonably have been obtainable at such time from an unaffiliated party; provided that if an Affiliate Transaction or series of related Affiliate Transactions involves or has a value in excess of $10,000,000, such Obligor shall not enter into such Affiliate Transaction or series of Affiliate Transactions unless a majority of the disinterested members of the board of directors of Group shall reasonably and in good faith determine that such Affiliate Transaction is fair and reasonable to such Obligor or is on terms no less favorable to such Obligor than those that might reasonably have been obtained at such time from an unaffiliated party. For purposes of this Section 6.7, (i) Section 11.9 notwithstanding, the determination of whether a transaction is "fair" shall be governed by the Delaware General Corporation Law, including decisional law thereunder, and (ii) a member of the Board of Directors of Group shall not be deemed to be "interested" in an related Affiliate Transaction solely by virtue of such member's nomination for such membership by the Affiliate which is party to such Affiliate Transaction or by the holder of 5% or more of a class of an Obligor's Capital Stock which is party or whose Affiliate is party to such Affiliate Transaction.

                  (b) The provisions of Section 6.7(a) shall not apply to (i) the agreements listed on Schedule 6.7(b) as in effect on the Closing Date or any transaction contemplated thereby; (ii) any payments or other transactions pursuant to any tax sharing agreement between any Obligor and any other Obligor or Airways Assurance Ltd. and any other transaction between or among Obligors and between or among any Obligors and Airways Assurance Ltd. (including the guaranty of obligations of other Obligors, but not including the guaranty of obligations of Airways Assurance Ltd.), provided such transactions are not otherwise prohibited by this Agreement; (iii) reasonable and customary fees and compensation paid to, and indemnity provided on behalf of, officers, directors and employees of any Obligor or Airways Assurance Ltd., as determined by the board of directors of such Obligor or the senior management of the Borrower or Group in good faith; (iv) any Restricted Payments permitted by Section 6.3; (v) transactions contemplated by the Marketing and Service Agreements; (vi) transactions between any Obligor with any employee labor unions or other employee groups of such Obligor provided such transactions are not otherwise prohibited by this Agreement as in effect on the date hereof; (vii) the Loan Documents and the transactions contemplated thereby; and (viii) transactions expressly contemplated by the Plan of Reorganization, without giving affect to any subsequent amendments to the terms governing such transactions.

                  SECTION 6.8. CONDUCT OF BUSINESS. From and after the date hereof, (a) no Obligor shall engage in any business other than (i) the businesses engaged in by the Obligors on the date hereof and related businesses and (ii) such other lines of business as may be consented to by the Board and the Requisite Lenders, and (b) Airways Assurance Ltd. shall not engage in any other business other that the business engaged in by it on the Closing Date.

                  SECTION 6.9. MERGER OR CONSOLIDATION. Neither Group nor the Borrower will consolidate with or merge with any other Person or convey, lease or transfer its properties and assets substantially as an entirety to any Person, unless: (i) (a) in the case of a consolidation or merger involving the Borrower, (I) the outstanding principal amount of the Loan at the time the transaction is consummated does not exceed $500,000,000 and (II) the Borrower is the surviving entity or if the Borrower is not the surviving entity, such surviving entity or the Person that acquires by conveyance, lease or transfer the properties and assets of the Borrower substantially as an entirety, shall be a corporation organized and existing under the laws of the United States of America or any State thereof or the District of Columbia and can make the representations contained in Section 4.1(b), and shall expressly assume, by an agreement executed and delivered to the Agent and the Board in form reasonably satisfactory to the Agent and the Board, Borrower's obligations to repay the Loan and all other obligations of the Borrower under the Loan Documents, or
(b) in the case of a consolidation or merger involving Group, Group is the surviving entity or if Group is not the surviving entity, such surviving entity or the Person that acquires by conveyance, lease or transfer the properties and assets of Group substantially as an entirety, shall be a corporation organized and existing under the laws of the United States of America or any State thereof or the District of Columbia, and shall expressly assume, by an agreement executed and delivered to the Agent and the Board, in form reasonably satisfactory to the Agent and the Board, all of Group's obligations under each Loan Document to which it is a party; (ii) immediately before and after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing and immediately after giving effect to such transaction, Group or if applicable, its successor, shall be in compliance, on a Pro Forma Basis, with Section 6.4 (in the case of Sections 6.4(b) and (c), based on Consolidated EBITDAR for the four quarters ended as of the end of the most recently ended fiscal quarter); (iii) immediately following such transaction, neither the Borrower's nor Group's (or if applicable, their successor(s)) credit rating is lower than immediately prior thereto; and (iv) the Borrower has delivered to the Agent an Officer's Certificate and an opinion of counsel from counsel reasonably satisfactory to the Agent, in form and substance reasonably satisfactory to the Agent, stating that such consolidation, merger, conveyance, lease or transfer and such agreement comply with this Section 6.9 and that all conditions precedent herein provided for relating to such transaction have been complied with and addressing such other matters as may be reasonably requested by the Board and the Agent. Notwithstanding anything to the contrary contained in this Section 6.9, (i) any Obligor may merge or consolidate with any other Obligor, provided, that in the case of each such merger or consolidation involving Group and/or the Borrower, Group and/or the Borrower (as applicable) shall be the continuing or surviving Person and (ii) any Obligor (other than Group or the Borrower) may convey, lease or transfer its properties and assets substantially as an entirety to any other Obligor.

                  SECTION 6.10. LIMITATIONS ON AMENDMENTS.

                  (a) No Obligor shall amend, waive or modify, nor shall it consent to or request any amendment, waiver or modification, of any of the material terms, conditions, representations and covenants contained in any Indebtedness for borrowed money that (i) shortens the final maturity date of such Indebtedness (without giving effect to any amendment, waiver or modification, the "Initial Indebtedness"; and after giving effect to any such amendment, waiver or modification, the "Amended Indebtedness") and (ii) requires the acceleration of the final scheduled maturity date and/or any principal payments, including but not limited to scheduled payments and mandatory prepayments, and/or increases the principal amount payable on any date (including, without limitation, pursuant to mandatory prepayments) prior to the dates of analogous payments of such Initial Indebtedness; provided, that the consummation by the Obligators of the transactions contemplated by any term sheet referenced on Schedule 4.15(a) shall not constitute a breach of this Section 6.10.

                  (b) (i) No Obligor shall agree to any amendment, waiver, modification or early termination of any Specified Contract (A) if the Amendment Cost associated with such amendment, waiver, modification or termination (1) together with the aggregate Amendment Costs of all other amendments, waivers or modifications of such Specified Contract effected during the same calendar year, would exceed $1,000,000 in the aggregate, or
(2) together with the aggregate Amendment Costs of all other amendments, waivers, modifications or terminations of all Specified Contracts effected during the same calendar year, would exceed $5,000,000 in the aggregate, provided that, an Obligor's exercise of any right to match a higher rental rate that is offered by a third party to lease aircraft under a lease that is a Specified Contract, but which by its terms, may be re-bid by the lessor, shall not constitute a violation of this clause (i)(A), and (B) unless it is beneficial to the Obligors and could not reasonably be expected to have a Material Adverse Effect, all as determined in good faith by the Borrower. In addition, no Obligor shall take any other action, including any failure to comply with any Specified Contract which failure could give rise to the right of any third party to terminate such Specified Contract prior to its scheduled termination date, that could reasonably be expected to adversely affect the Obligors' ability to realize the aggregate Concession Values that the Obligors are scheduled to realize from the Specified Contracts except to the extent permitted in clause (A) above.

                  (ii) In connection with any amendment, waiver or modification to the Specified Contracts which is permitted in accordance with subsection (b)(i) above, the Borrower shall provide the Board with an Officer's Certificate certifying that such amendment, waiver or modification complies with the conditions of such clause (i).

                  (c) Group and the Borrower will not, and they will not permit any other Obligor to, amend, adopt or terminate any Plan (i) unless such action could not reasonably be expected to have a Material Adverse Effect, or (ii) in any manner that could reasonably be expected to give the Pension Benefit Guaranty Corporation a sound and just basis to commence Proceedings against the Obligors on the basis that such action constitutes a subsequent change in connection with the Obligor's termination or replacement of the defined benefit Retirement Income Plan for Pilots of US Airways, Inc. with the [2003 _________ Defined Contribution Plan].

                  SECTION 6.11. NO FURTHER NEGATIVE PLEDGES. Except with respect to (a) specific property encumbered to secure payment of particular Indebtedness or to be sold pursuant to an executed agreement with respect to a permitted asset sale (including sale and leaseback transactions not prohibited by this Agreement) and (b) restrictions by reason of customary provisions restricting pledges, Liens, assignments, subletting or other transfers contained in leases, licenses and similar agreements entered into in the ordinary course of business (provided that such restrictions are limited to the property or assets secured by such Liens or the property or assets subject to such leases, licenses or similar agreements, as the case may be), after the date hereof neither Group nor the Borrower will, and they will not permit any other Obligor to, enter into any agreement prohibiting the creation or assumption of any Lien to secure the Obligations upon any of its properties or assets, whether now owned or hereafter acquired.

                  SECTION 6.12. SPECULATIVE TRANSACTIONS. Neither Group nor the Borrower will, and they will not permit any other Obligor to, become a general partner in any general or limited partnership or joint venture engaged or involved in, nor will either Group or the Borrower, or will they permit any other Obligor to, engage in any transaction involving, commodity options or future contracts or any similar speculative transactions; provided, however, that the following transactions shall not be prohibited by this Section 6.12:
(i) transactions designed to hedge against fluctuations in fuel costs, entered into in the ordinary course of business, consistent with past business practice or then current industry practice, and not entered into for speculative purposes, (ii) transactions designed to hedge interest rates entered into with respect to notional amounts not to exceed actual or anticipated Indebtedness, not entered into for speculative purposes and (iii) transactions designed to hedge against risks associated with fluctuations in currencies entered into in the ordinary course of business.

                  SECTION 6.13. ASSET SALES. Neither Group nor the Borrower will, and they will not permit any other Obligor to, directly or indirectly, consummate any Asset Sale unless (i) the consideration received in respect of such Asset Sale is at least equal to the Fair Market Value of the assets subject to such Asset Sale and (ii) at least 85% of the value of the consideration received by such Obligor in respect of such Asset Sale is in the form of any combination of the following: (A) cash or Cash Equivalents, (B) Aircraft Related Equipment or other assets to be owned by and used in the business of an Obligor or (C) the assumption by the Person acquiring the assets in such Asset Sale of Indebtedness or Trade Payables of the Obligors with the effect that the Obligors will no longer have any obligation with respect to such Indebtedness or Trade Payables.

                  SECTION 6.14. GOING PRIVATE TRANSACTIONS. After the effectiveness of the listing contemplated by Section 5.17, neither Group nor any other Obligor shall redeem, purchase or otherwise acquire any Capital Stock of Group, or otherwise engage or participate in any "Rule 13e-3 transaction" (as defined in Rule 13e-3 under the Exchange Act) or similar transaction, or agree to engage in or commence any such transaction, except in any such case, pursuant to any agreement that provides for or is conditioned upon payment in full in cash of all Obligations; provided, that this Section
6.14 shall not apply to any involuntary delisting of the Common Stock of the Borrower from the New York Stock Exchange or any other national securities exchange (as defined in the Exchange Act), other than any such delisting that occurs in connection with a transaction otherwise prohibited by this Section 6.14.

                                 ARTICLE VII

                               EVENTS OF DEFAULT

SECTION 7.1. EVENTS OF DEFAULT. Each of the following events shall constitute an "Event of Default":

                  (a) (i) failure by the Borrower to pay any installment of principal of the Loan when due, whether at stated maturity, by acceleration, by mandatory prepayment or otherwise or (ii) failure by the Borrower to pay any interest on the Loan or any fee or any other amount due under this Agreement or any other Loan Document within five (5) Business Days after the date due; or

                  (b) any Obligor (i) fails to make when due (after giving effect to applicable cure or grace periods, and whether as primary obligor or as guarantor or other surety) payments in respect of rents, principal, interest or premium or other payments, if any, under or in respect of one or more Capital Leases or other Indebtedness or Operating Leases (other than Indebtedness referred to in clause (a) of this Section 7.1) and the aggregate amount of all payment defaults (after giving effect to applicable cure or grace periods) then existing in respect of Indebtedness and aggregate amounts under Operating Leases shall equal or exceed $25,000,000 or (ii) fails to duly observe, perform or comply with any agreement with any Person or any term or condition of any instrument, if such failure, either individually or in the aggregate, shall have (A) resulted in the acceleration of, or entitles any Person to accelerate, the payment of Indebtedness owed by such Obligor, which together with all other accelerated Indebtedness and Indebtedness that is entitled to be accelerated, has a principal amount that equals or exceeds $25,000,000, (B) given rise under one or more Operating Leases to obligations by, or rights of any other Person(s) to require, the Borrower or any Subsidiary to make payments that equal or exceed, or to return assets leased by the Borrower or any Subsidiary and having a fair market value that equals or exceeds, $25,000,000 or (C) resulted in the termination of or given rise to rights of any other Person(s) to terminate one or more Operating Leases under which the aggregate net present value of the remaining basic rent payments (as determined in accordance with the formulas for calculating "net present value" under the applicable leases or for leases without such formulas, in accordance with formulas under leases for comparable terms and comparable amounts) equals or exceeds $25,000,000; provided, that the failure by an Obligor to make one or more payments that are attributable to and relate solely to return conditions under aircraft leases shall not constitute an Event of Default under this Section 7.1(b) so long as the Obligor is, in good faith, disputing the amount of such payments; or

                  (c) failure to perform or comply with any term or condition contained in Sections 5.2, 5.10 or 5.13 or Article VI of this Agreement, which shall include failure by Group or the Borrower to cause or permit any other Obligor to perform or comply with any such provision that or with which Group or the Borrower has agreed to cause or permit such other Obligor to perform or comply; or

                  (d) any representation, warranty, certification or other statement made by any Obligor in any Loan Document or in any statement or certificate at any time given by any Obligor in writing pursuant hereto or thereto or in connection herewith or therewith shall be false in any material respect on the date as of which made; or

                  (e) any default by any Obligor in the performance of or compliance with any provision contained in this Agreement or any of the other Loan Documents required to be performed or complied with by it (other than any such provision referred to in any other clause of this Section 7.1), which shall include any failure by Group or the Borrower to cause or permit any other Obligor to perform or comply with any provision hereof or of any other Loan Document that or with which Group or the Borrower has agreed to cause or permit such other Obligor to perform or comply, and such default shall not have been remedied or waived within thirty (30) days after the earlier of (I) a Responsible Officer of Group or the Borrower obtaining knowledge of such default or (II) receipt by the Borrower of notice from the Agent or the Board of such default or (III) with respect to a default under Section 6.3, the delivery of financial statements pursuant to Section 5.1 for the end of the accounting period as of or during which such default exists; or

                  (f) (i) a court shall enter a decree or order for relief in respect of either Group or the Borrower in an involuntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, or any other relief described in clause (ii) below or other similar relief shall be granted under any applicable federal or state law; or (ii) an involuntary case shall be commenced against either Group or the Borrower seeking (A) relief under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, (B) the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over such Obligor, or over all or a substantial part of its property, or (C) the appointment of an interim receiver, trustee or other custodian of either Group or the Borrower for all or a substantial part of its property, and any such event described in this clause (ii) against Group or the Borrower shall continue for 60 days without being dismissed or discharged; or (iii) a warrant of attachment, execution or similar process shall have been issued against all or any substantial part of the property of either Group or the Borrower; or

                  (g) (i) Group or the Borrower shall have an order for relief entered with respect to it or commence a voluntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian of all or a substantial part of its property; or (ii) Group or the Borrower shall make any assignment for the benefit of creditors; or (iii) the board of directors of Group or the Borrower (or any committee thereof) shall adopt any resolution to approve any of the actions referred to in clauses (i) or (ii) above; or

                  (h) (i) one or more final judgments or orders for the payment of money in an aggregate amount in excess of $10,000,000 and which are not covered by insurance (treating any deductibles, self-insurance or retention as not so covered) or (ii) one or more non-monetary judgments or orders that could reasonably be expected to have a Material Adverse Effect shall have been entered against one or more Obligors and shall remain undischarged or unstayed, by reason of a pending appeal or otherwise, for a period in excess of sixty (60) days; or

                  (i) the Board Guaranty shall for any reason (other than by reason of Sections 2.03, 2.04, 2.05 or 2.06 of the Board Guaranty) cease to be in full force and effect or the Board shall assert that any of its obligations thereunder are invalid or unenforceable; or

                  (j) any order, judgment or decree shall be entered against any Obligor decreeing the dissolution of such Obligor and such order shall remain undischarged or unstayed for a period in excess of thirty (30) days; or

                  (k) (i)(A) any of the Loan Documents shall cease to be in full force and effect, or (B) any Obligor shall so assert, or (ii) any Lien under the Collateral Documents on any material portion of the Collateral shall cease to be enforceable and of the same effect and priority purported to be created thereby, and except in the case of clause (i)(A), such default shall continue unremedied for a period of ten (10) days; or

                  (l) any of the insurance coverages required to be maintained by the Obligors pursuant hereto or under the Collateral Documents shall lapse, terminate or otherwise cease to be in full force and effect, other than coverage of losses and liabilities that in the aggregate are reasonably expected to be immaterial to the operations or financial condition of the Obligors taken as a whole; or

                  (m) the "Net Investment" (as defined below) shall exceed the "Net Receivables Balance" (as defined below) at any time (for purposes hereof, "Net Investment" means the outstanding principal amount of Tranche A of the Loan and accrued and unpaid interest thereon, and "Net Receivables Balance" means the maximum amount payable under the Board Guaranty); or

                  (n) any Obligor shall fail generally, or shall admit in writing its inability, to pay its debts as such debts become due; or

                  (o) (i) a court shall enter a decree or order for relief in respect of any Obligor (other than Group or the Borrower) in an involuntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, or any other relief described in subclause (ii) below or other similar relief shall be granted under any applicable federal or state law; or (ii) an involuntary case shall be commenced against any Obligor (other than Group or the Borrower) seeking
(A) relief under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, (B) the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over such Obligor, or over all or a substantial part of its property, or (C) the appointment of an interim receiver, trustee or other custodian of any Obligor (other than Group or the Borrower) for all or a substantial part of its property, and any such event described in this subclause (ii) against such Obligor shall continue for 60 days without being dismissed or discharged; or (iii) a warrant of attachment, execution or similar process shall have been issued against all or a substantial part of the property of any Obligor (other than Group or the Borrower) and in the case of any occurrence or event described above, such occurrence or event could reasonably be expected to have a Material Adverse Effect (ignoring, for purposes of this clause (o), clause (a)(ii) of the definition of Material Adverse Effect as it relates to the Obligor that is the subject of the Event of Default hereunder); or

                  (p) (i) any Obligor (other than Group or the Borrower) (A) shall have an order for relief entered with respect to it or commence a voluntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, or (B) shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or
(C) shall consent to the appointment of or taking possession by a receiver, trustee or other custodian of all or a substantial part of its property, or
(D) shall make any assignment for the benefit of creditors; or (ii) the board of directors of any Obligor (other than Group or the Borrower) (or any committee thereof) shall adopt any resolution to approve any of the actions referred to in clause (i); and in the case of any occurrence or event described in clause (i) or (ii) above, such occurrence or event could reasonably expected to have a Material Adverse Effect (ignoring, for purposes of this clause (p), clause (a)(ii) of the definition of Material Adverse Effect as it relates to the Obligor that is the subject of the Event of Default hereunder); or

                  (q) (i) Slots, other than Secondary Slots which the Obligors have determined are no longer commercially required, (x) shall have been withdrawn by the FAA or otherwise revoked or terminated during the term of the Loan as the result of failure to comply with the Slot Regulations and (y) the aggregate Appraised Value of such Slots (in each case, as of the date of such withdrawal, revocation or termination) shall have exceeded $10,000,000; or
(ii) the Borrower or any other Obligor implements a cessation, cancellation or curtailment of flight operations or a change in flight schedules which, assuming no subsequent further action (such as the sale, lease or trade of the affected Slots or their allocation to new or additional flights) is taken, could reasonably be expected to result in the withdrawal by the FAA or other revocation or termination based upon failure to comply with the Slot Regulations of Slots, other than Secondary Slots, the aggregate Appraised Value of which (as of the date of such cessation, cancellation or curtailment) exceeds $10,000,000; it being understood, however, that an Event of Default shall not have occurred under this clause (ii) if the Slots otherwise affected are sold, leased or traded in arm's length transactions or allocated to new or additional flights prior to the implementation of such cessation, cancellation or curtailment of flight operations or change in flight schedules;

                  (r) any default by any Obligor in the performance of or compliance with Section 5.14 of this Agreement, which shall include any failure by Group or the Borrower to cause or permit any other Obligor to perform or comply with any provision hereof or of any other Loan Document that or with which Group or the Borrower has agreed to cause or permit such Obligor to perform or comply, and such default shall not have been remedied or waived within 180 days after the earlier of (I) a Responsible Officer of Group or the Borrower obtaining knowledge of such default or (II) receipt by the Borrower of notice from the Agent or the Board of such default; or

                  (s) any failure by RSA (at any time while RSA is an Affiliate of Group or the Borrower), Group or the Borrower to comply with any terms of the RSA Undertaking.

                  SECTION 7.2. REMEDIES. During the continuance of any Event of Default, the Agent shall, solely at the request of the Board or (i) if an Event of Default under Section 7.1(a) has occurred and within 60 days following such occurrence, such Event of Default has not been cured, at the request of the Board or the Tranche B Lenders holding at least twenty-five percent (25%) of principal amount of then outstanding Tranche B, or (ii) if the Board Guaranty is no longer in full force and effect, the Requisite Lenders, in each case by notice to the Borrower (with a copy to the Board and the Loan Administrator), declare that the Loan, all interest thereon and all other amounts and Obligations payable under this Agreement to be immediately due and payable, whereupon the Loan, all such interest and all such amounts and Obligations shall become and be immediately due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower; provided, however, that upon the occurrence of an Event of Default specified in clause (f) or (g) of Section 7.1, the Loan, all such interest and all such amounts and Obligations shall automatically become and be immediately due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower. Except as provided in the immediately preceding sentence, for so long as the Board Guaranty shall remain in effect, remedies exercisable by the Agent or the Collateral Agent hereunder or under any Collateral Document, shall be exercised solely upon instructions received by the Agent or the Collateral Agent from the Board in writing; provided, however, that in connection with its exercise of remedies or forbearance from such exercise in connection with any Event of Default under clause (a), (b),
(c) or (d) of Section 7.1, the Board will make itself reasonably available to consult in good faith with the Tranche B Lenders for the purpose of obtaining their view on the actions that may be taken in connection with such Event of Default and the exercise of remedies or forbearance, it being understood that exercise of such remedies or forbearance nonetheless shall remain within the sole discretion of the Board.

                                 ARTICLE VIII

                            THE LOAN ADMINISTRATOR

                  SECTION 8.1. ACCEPTANCE OF APPOINTMENT AND SERVICES.

                  (a) Appointment of Loan Administrator. The Lenders and the Board hereby appoint the Loan Administrator to provide the services described in Section 8.1(b) for the benefit of the Lenders and the Board in respect of the Loan and the Loan Documents. The Loan Administrator hereby accepts such appointment and agrees to perform such services in a professional, diligent and workmanlike manner for the benefit of the Lenders and the Board, on and subject to the terms and conditions set forth in this Agreement, but shall have no other obligations to the Lenders, the Board or any other Person except as expressly provided herein.

                  (b) Duties of Loan Administrator. The Loan Administrator hereby agrees to perform at any time and from time to time, at the request of the Board or any Lender (any such Person so requesting, a "Requesting Party"), all of the following services:

                  (i) monitor and promptly distribute to the Requesting Party any financial information, compliance certificates and other reports or written communications provided by or on behalf of the Borrower, Group or the Agent to the Loan Administrator hereunder or under any other Loan Document, and report to the Requesting Party whether such documents on their face comply with the requirements of the Loan Documents;

                  (ii) based on the public reports of the Borrower and Group, monitor the performance of the Borrower and Group under this Agreement and the other Loan Documents, as applicable, and promptly report to the Requesting Party any failure by Borrower or Group to comply with its respective obligations hereunder and thereunder;

                  (iii) promptly notify the Requesting Party of (A) any downgrade in the credit rating of the Borrower or Group by either S&P, Moody's or Fitch, (B) any receipt by the Loan Administrator of a notice of a Default or an Event of Default or (C) any receipt by the Loan Administrator of notice of any prepayment of the Loan under Sections 2.5 or 2.6;

                  (iv) for each fiscal quarter of the Borrower and Group, provide (a) a quarterly financial report, within two (2) weeks of the Borrower's and Group's delivery of financial statements for such fiscal quarter to the Loan Administrator, analyzing such financial statements and operations for such fiscal quarter, including a review of variances from targets identified in the operating plans of the Borrower and Group revenue and expense performance, operating cash flow results, quarterly investment cash flows, net changes in the Borrower's and Group's cash position, debt covenant compliance and such other financial matters as shall be reasonably requested in writing by a Requesting Party and (b) an indicative credit rating of the Borrower and Group, it being acknowledged and agreed that the Loan Administrator may retain a sub-servicer reasonably acceptable to the Requesting Party to provide these services, in which event, the Loan Administrator shall not be in default of its obligations hereunder (x) if the sub-servicer fails to comply with its obligations to provide the quarterly financial reports or indicative credit rating described herein so long as the Loan Administrator had exercised reasonable care and good faith in providing the financial statements to the sub-servicer and attempting to procure the report or indicative credit rating on behalf of the Requesting Party or (y) if the Loan Administrator is unable, after exercising reasonable care and good faith, to retain a sub-servicer to provide an indicative credit rating;

                  (v) review the periodic reports and other reports which the Obligors are obligated to provide to the Loan Administrator, the Lenders or the Board hereunder or under any other Loan Document, and report to the Requesting Party regarding such matters as are specifically identified in writing by Requesting Party with respect to such reports;

                  (vi) at the written direction of the Requesting Party, give notices or provide instructions on behalf of the Requesting Party to any Person under this Agreement or any of the other Loan Documents in accordance with the terms and conditions hereof and thereof;

                  (vii) at the written request of the Requesting Party and at the expense of the Borrower, report to the Requesting Party on the business and financial substance of any proposed amendment to, or assignment of, this Agreement or any other Loan Document;

                  (viii) at the written request of a Requesting Party and at the expense of the Borrower, visit the Borrower or Group, or both, and inspect the financial and accounting records and take extracts therefrom and make relevant inquiries of each such Person so as to respond to specific questions from the Requesting Party regarding such Person's financial condition and ability to perform its respective obligations under the other Loan Documents;

                  (ix) at the direction and expense of the Requesting Party, procure and coordinate the advice of professional advisers necessary for such Requesting Party to perform its obligations and enforce its rights under the Loan Documents;

                  (x) analyze the Appraisal Reports submitted by the Borrower under the Loan Documents and report to the Board regarding the Appraised Value of the Collateral reflected in such reports;

                  (xi) promptly notify the Board of any material changes in the value of Collateral of which it becomes aware through the Borrower's reports or certificates, notices, appraisals or other communications delivered by or on behalf of the Borrower hereunder;

                  (xii) based on certificates, notices, appraisals or other communications delivered by or on behalf of the Borrower hereunder, monitor their compliance with covenants and agreements relating to Collateral including Borrower's obligations to prepay the Loan in the amount of the Collateral Value Deficiency;

                  (xiii) monitor Collateral-related regulatory and UCC filings to ensure that continuation statements, extensions or renewals, as applicable, are timely filed;

                  (xiv) during the continuance of an Event of Default, at the written request and expense of the Requesting Party, assist and advise such Requesting Party in connection with the liquidation of the Collateral, including selecting specialists to assist in appraisal and liquidation of collateral, recommending liquidation strategies, identifying potential buyers of the assets and analyzing bids; and

                  (xv) subject to subsection (c) below, at the expense of the Requesting Party, take such other actions as may be reasonably requested in writing by the Requesting Party in respect of the Loan and the Loan Documents, such actions to be upon such terms and conditions as shall be mutually agreed to by the Requesting Party and the Loan Administrator.

                  (c) Limitation of Loan Administrator Duties. With respect to the Loan Administrator's responsibilities under Section 8.1(b), the Loan Administrator shall not be required to take any action which exposes the Loan Administrator to liability or which is not required by this Agreement, any other Loan Document, the Board Guaranty or applicable law. The execution and delivery of this Agreement by the Loan Administrator shall not give rise to any implied duties or fiduciary obligations of the Loan Administrator to any Requesting Party or any other Person. The Board hereby acknowledges and agrees that the failure of the Loan Administrator to perform any of its obligations hereunder shall not invalidate or otherwise affect the Board Guaranty.

                  (d) No Assignment of Duties. Except as permitted by clause
(iv) of Section 8.1(b), the Loan Administrator shall not be permitted to assign any of its obligations hereunder, enter into sub-servicing agreements or otherwise delegate any of its duties under this Agreement without the prior written consent of the Requisite Lenders and the Board. The Loan Administrator hereby acknowledges and agrees that the fees [and expenses] payable to any sub-servicer retained by it in accordance with this Agreement shall be paid out of the fees payable by the Borrower to the Loan Administrator under
Section 2.8(b).

                  (e) Reliance on Experts, etc. The Loan Administrator may retain legal counsel (including counsel for the Loan Administrator), independent public accountants and other experts or advisers as desirable to provide the services set forth in Section 8.1(b), and shall be reimbursed by the Borrower for the reasonable associated costs and such other reasonable expenses as the Loan Administrator shall incur in providing such services, except that the Requesting Party shall reimburse the Loan Administrator for such reasonable costs and expenses with respect to the services set forth in clauses (ix), (x), (xiv) and (xv) of Section 8.1(b) if requested by such Requesting Party.

                  (f) Additional Compensation. In the event that any of the Lenders or the Board shall request that the Loan Administrator provide additional services to it under clauses (vii), (viii), (ix), (xiv) or (xv) of
Section 8.1(b) or which are otherwise outside the scope of the services to be provided by the Loan Administrator hereunder, the Loan Administrator shall, to the extent it agrees to provide such additional services to such party, be entitled to charge such party additional fees calculated in the manner set forth on Schedule 2.8(b); provided that the Borrower shall be responsible for all such additional fees in connection with services under clauses (vii) and
(viii) of Section 8.1(b). Unless otherwise agreed to by such Person and the Loan Administrator, the terms and conditions of this Article VIII shall apply to the provision by the Loan Administrator of such additional services to such Party.

                  SECTION 8.2. LOAN ADMINISTRATOR'S RELIANCE.

                  (a) Reliance Generally. The Loan Administrator shall be entitled to rely upon any note, notice, consent, certificate, affidavit, letter, telegram, teletype message, facsimile transmission, statement, order or other document in good faith believed by it to be genuine and correct and to have been signed or sent by the proper person or persons and, in respect of legal matters, upon the opinion of counsel selected by the Loan Administrator.

                  (b) Exculpation. Neither the Loan Administrator nor any of its directors, officers, agents, employees or its sub-servicer shall be liable to any Lender or the Board for any action taken or omitted to be taken by it or by such directors, officers, agents or employees under or in connection with this Agreement or any other Loan Document, except for its or their own gross negligence or willful misconduct. Without limitation of the generality of the foregoing, the Loan Administrator: (i) may consult with legal counsel, independent public accountants and other experts selected by it and shall not be liable to any Lender or the Board for any action taken or omitted to be taken in good faith by it in accordance with the advice of such experts; (ii) except as provided in Section 8.1, shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement, the Notes or any other Loan Document on the part of Group or the Borrower or to inspect the property (including the books and records) of any Obligor; (iii) except as otherwise provided in this Article VIII, shall not be responsible to any Lender or the Board for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, the Notes or any other Loan Document, or any other instrument or document furnished pursuant thereto; and (iv) shall incur no liability under or in respect to this Agreement, the Notes or any other Loan Document by acting upon any notice, consent, certificate or other instrument or writing (which may be by telegram, facsimile transmission, cable or telex) in good faith believed by it to be genuine and signed or sent by the proper party or parties.

                  (c) Limitation on Damages. IN NO EVENT SHALL THE LOAN ADMINISTRATOR, ITS EMPLOYEES, OFFICERS, DIRECTORS, AGENTS OR ITS SUB-SERVICER BE LIABLE FOR CONSEQUENTIAL, SPECIAL, INDIRECT, INCIDENTAL, PUNITIVE OR EXEMPLARY DAMAGES, COSTS, EXPENSES, OR LOSSES (INCLUDING, WITHOUT LIMITATION, LOST PROFITS AND OPPORTUNITY COSTS). THE LENDERS AND THE BOARD AGREE THAT THE LOAN ADMINISTRATOR, ITS EMPLOYEES, OFFICERS, DIRECTORS, AGENTS AND ITS SUB-SERVICER SHALL NOT BE LIABLE TO THE LENDERS OR THE BOARD FOR ANY ACTIONS, DAMAGES, CLAIMS, LIABILITIES, COSTS, EXPENSES OR LOSSES IN ANY WAY ARISING OUT OF OR RELATING TO THE PERFORMANCE OR NONPERFORMANCE OF SERVICES HEREUNDER OR UNDER ANY OTHER LOAN DOCUMENT FOR AN AGGREGATE AMOUNT IN EXCESS OF THE FEES THEREFOR PAID BY THE LENDERS AND THE BOARD TO THE LOAN ADMINISTRATOR IN PERFORMING THE SERVICES DESCRIBED HEREIN. NO TERMS OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT SHALL BENEFIT OR CREATE ANY RIGHT OR CAUSE OF ACTION IN OR ON BEHALF OF ANY PERSON OR ENTITY OTHER THAN THE LENDERS AND THE BOARD. THE PROVISIONS OF THIS SUBSECTION ((SHALL APPLY REGARDLESS OF THE FORM OF ACTION, DAMAGE, CLAIM, LIABILITY, COST, EXPENSE, OR LOSS, WHETHER IN CONTRACT, STATUTE, TORT (INCLUDING, WITHOUT LIMITATION, NEGLIGENCE) OR OTHERWISE.

                  SECTION 8.3. INDEMNIFICATION. The Borrower and each Requesting Party (other than the Board) agrees to indemnify the Loan Administrator and its directors, officers, employees, advisors, sub-servicer and representatives from and against any and all costs, losses, liabilities, claims, damages or expenses (excluding Taxes other than Indemnified Taxes) which may be incurred by or asserted or awarded against the Loan Administrator in any way relating to or arising out of the services provided by the Loan Administrator on behalf of and at the request of such Requesting Party in connection with this Agreement or any action taken or omitted by the Loan Administrator under this Agreement or any other Loan Document or both on behalf of and at the request of such Requesting Party; provided, that neither the Borrower nor any Requesting Party shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Loan Administrator's gross negligence or willful misconduct. Without limitation of the foregoing, and to the extent that the Loan Administrator is not reimbursed therefor by the Borrower under any Loan Document, any Requesting Party requesting the Loan Administrator to take any action hereunder on its behalf agrees to reimburse the Loan Administrator promptly upon demand (but in all events within 30 days after written request) for any and all fees of the Loan Administrator, reasonable out-of-pocket costs and expenses (including counsel fees) incurred by the Loan Administrator in connection with the performance of the requested services requested by such Requesting Party hereunder and under the Loan Documents. Except as provided in the preceding sentence regarding reimbursement, in no event shall the Board be obligated to indemnify the Loan Administrator or any of its directors, officers, employees, advisors, representatives or any other party under any circumstances.

                  SECTION 8.4. SUCCESSOR LOAN ADMINISTRATOR. The Loan Administrator may resign at any time by giving thirty (30) days prior written notice thereof to the Lenders, the Borrower and the Board and may be removed at any time with or without cause by the Requisite Lenders and the Board; provided, however, that the Loan Administrator shall continue to perform all Loan Administrator functions hereunder until a successor Loan Administrator shall have been appointed. Upon any such resignation or removal, the Requisite Lenders shall have the right to appoint a successor Loan Administrator, subject to confirmation by the Board and the approval, not to be unreasonably withheld, by the Borrower. If no successor Loan Administrator shall have accepted such appointment or the applicable parties are unable to agree on a Loan Administrator, within one hundred and twenty (120) days after the retiring Loan Administrator's giving of notice of resignation or the removal of the Loan Administrator, the Loan Administrator may appoint a successor Loan Administrator who shall be willing to accept such appointment. Upon the acceptance of any appointment as Loan Administrator hereunder by a successor Loan Administrator, such successor Loan Administrator shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Loan Administrator, and the retiring or removed Loan Administrator shall be discharged from its duties and obligations as Loan Administrator under this Agreement. After any Loan Administrator's resignation or removal hereunder as Loan Administrator the provisions of this Article VIII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Loan Administrator under this Agreement. SECTION

                  8.5. CONFLICT OF INTEREST.

                  (a) The parties hereto acknowledge and agree that (i) in addition to serving as Loan Administrator under this Agreement, the Loan Administrator may at any time and from time to time service, manage or enter into other commercial arrangements with the Agent, any Lender, the Board or any Supplemental Guarantor (each a "Loan Administrator Relationship"); (ii) in the course of conducting such activities or the services to be provided by it hereunder, or both, the Loan Administrator may from time to time have conflicts of interest by virtue of a Loan Administrator Relationship; and
(iii) the parties hereto expressly recognize that such conflicts of interest may arise, do hereby waive such conflicts and agree that when such conflicts of interest arise the Loan Administrator shall perform the services to be provided by it hereunder in a professional, diligent and workmanlike fashion; provided that nothing in this Section 8.5 shall excuse or waive any obligations of the Loan Administrator pursuant to Section 11.16. The parties hereto further acknowledge and agree that the Loan Administrator, in its capacity as Loan Administrator, is not acting as an Affiliate of any of the parties hereto, and the performance of the Loan Administrator's obligations hereunder shall not affect any right or remedy which the Agent, any Lender or any participant may have under any Loan Document, any participation or the Board Guaranty. Each Requesting Party expressly acknowledges and agrees that at all times it shall take such action or omit to take such action hereunder based on its own independent analysis of the relevant transaction and attendant facts and circumstances.

                  (b) Notwithstanding any provision herein to the contrary, if in connection with the provision of services, a conflict of interest shall exist that, in the good faith opinion of the Loan Administrator, requires an arm's-length negotiation between the Loan Administrator, on the one hand, and any Person with a Loan Administrator Relationship, on the other hand, and the Loan Administrator believes it would not be appropriate for the Loan Administrator to act on behalf of the Requesting Party in connection with such matter, then the Loan Administrator shall withdraw from acting as Loan Administrator in connection with the matter giving rise to such conflict of interest by giving written notice to the Requesting Party and the Borrower not more than ten (10) Business Days after it has made such determination. In such event, the Requesting Party shall be entitled to appoint an independent representative to act on its behalf and at its expense for purposes of the matter giving rise to such conflict of interest, and the Loan Administrator shall have no responsibility or liability to the Requesting Party with respect to such matter. During the period of such independent representative's appointment, the Loan Administrator shall continue to perform its ordinary functions as Loan Administrator to the extent that the performance of the Loan Administrator does not, in the reasonable opinion of the Requesting Party, directly or indirectly affect the matter giving rise to the conflict of interest.

                  SECTION 8.6. REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE LOAN ADMINISTRATOR. The Loan Administrator hereby represents, warrants and covenants with the Lenders and the Board as follows:

                  (a) it is duly incorporated and validly existing under the laws of its jurisdiction of formation;

                  (b) it has the corporate, limited liability company or partnership power and authority to execute, deliver and perform its obligations under this Agreement, and this Agreement has been duly authorized by it by all necessary corporate, limited liability company or partnership action;

                  (c) no authorization, consent or approval of any Governmental Authority, regulatory body or other Person is required for the due authorization, execution, delivery or performance by it of this Agreement;

                  (d) this Agreement has been duly executed and delivered by it and constitutes a legal and binding obligation of it, enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereinafter in effect, relating to the enforcement of creditors' rights in general and except as such enforceability may be limited by general principles of equity (whether considered in a proceeding at law or in equity);

                  (e) the execution, delivery and performance by it of this Agreement does not violate any provision of any existing law or regulation or any material agreement to which it is subject or to which it is a party or result in the creation of any Lien;

                  (f) it has all power and governmental licenses, authorizations, and consents and approvals required to carry on its business as now conducted, except where the failure to have such licenses, authorizations, and consents and approvals could not have a material adverse effect on its ability to perform its duties under this Agreement; and

                  (g) it will maintain and implement administrative and operating procedures, and keep and maintain all documents, books, computer records and other information reasonably necessary or advisable for the performance of the services to be provided by it hereunder.

                                  ARTICLE IX

                      THE AGENT AND THE COLLATERAL AGENT

                  The parties hereto agree as follows:

                  SECTION 9.1. AUTHORIZATION AND ACTION. Each Lender and the Board hereby appoints and authorizes each of the Agent and the Collateral Agent to take such action as administrative agent and collateral agent, respectively, on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated by such Lender to it as Agent or Collateral Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto, and each of the Agent and the Collateral Agent hereby accepts such authorization and appointment. As to any matters not expressly provided for by this Agreement and the other Loan Documents or provided for with specific reference to this Section 9.1 (including, without limitation, enforcement or collection of any Note), neither the Agent nor the Collateral Agent shall be required to exercise any discretion or take any action, but each of the Agent and the Collateral Agent shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from action) upon the instructions of the Board or, if the Board Guaranty is no longer in full force and effect, the Requisite Lenders, and such instructions shall be binding upon all Lenders and the Board; provided, however, that neither the Agent nor the Collateral Agent shall be required to take any action which exposes either the Agent or the Collateral Agent to liability or which is contrary to this Agreement, the Board Guaranty, any other Loan Document or applicable law. As to any provisions of this Agreement or any other Loan Document under which action may be taken or approval given by less than all of the Lenders or the Board or both, as the case may be, the action taken or approval given by the required Lenders or the Board or both, as the case may be, shall be binding upon all Lenders and the Board to the same extent and with the same effect as if each Lender and the Board had joined therein. Each of the Agent and the Collateral Agent shall be entitled to rely upon any note, notice, consent, certificate, affidavit, letter, telegram, teletype message, facsimile transmission, statement, order or other document, instrument or writing believed by it to be genuine and correct and to have been signed or sent by the proper person or persons and, in respect of legal matters, upon the opinion of counsel selected by the Agent or the Collateral Agent. Each of the Agent and the Collateral Agent may deem and treat the payee of the Notes as the owner thereof for all purposes hereof unless and until a written notice of the assignment or transfer thereof shall have been filed with the Agent and the Collateral Agent. Any request, authority or consent of any Person who at the time of making such request or giving such authority or consent is the holder of the Loan shall be conclusive and binding on any subsequent holder, transferee or assignee of the Loan. Upon any delivery of any instructions to the Collateral Agent by the Requisite Lenders pursuant to this Agreement, the Agent shall certify to the Collateral Agent that the Lenders delivering such instructions constitute the Requisite Lenders under the Agreement.

                  SECTION 9.2. RELIANCE, ETC. Neither the Agent nor the Collateral Agent nor any of their respective Affiliates, directors, officers, agents or employees shall be liable to any Lender, the Loan Administrator or the Board for any action taken or omitted to be taken by it or by such directors, officers, agents or employees under or in connection with this Agreement, the Notes or any other Loan Document, except for its or their own gross negligence or willful misconduct as actually and finally determined by a final, non-appealable judgment of a court of competent jurisdiction and only to the extent of direct (as opposed to special, indirect, consequential or punitive) damages. Without limitation of the generality of the foregoing, each of the Agent and the Collateral Agent: (i) may consult with legal counsel, independent public accountants and other experts selected by it and shall not be liable to any Lender, the Loan Administrator or the Board for any action taken or omitted to be taken in good faith by it in accordance with the advice of such experts; (ii) makes no warranty or representation to any Lender, the Loan Administrator or, except as expressly provided in the Board Guaranty, the Board and shall not be responsible to any Lender, the Loan Administrator or, except as expressly provided in the Board Guaranty, the Board for any statements, warranties or representations (whether oral or written) made in or in connection with this Agreement, the Notes or any other Loan Document; (iii) shall not have any duty, and shall incur no liability for its failure, to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement, the Notes or any other Loan Document on the part of Group or the Borrower or to inspect the property (including the books and records) of any Obligor; (iv) shall not be responsible to any Lender, the Loan Administrator or the Board for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, the Notes or any other Loan Document, or any other instrument or document furnished pursuant thereto; (v) shall incur no liability under or in respect to this Agreement, the Notes or any other Loan Document by acting upon any notice, consent, certificate or other instrument or writing (which may be by telegram, facsimile transmission, cable or telex) believed by it to be genuine and signed or sent by the proper party or parties; and (vi) may deem and treat each Lender which makes a loan hereunder as the holder of the indebtedness resulting therefrom for all purposes hereof until the Agent receives and accepts an Assignment and Acceptance entered into by such Lender, as assignor, and an eligible assignee as provided in Section 11.2.

                  SECTION 9.3. AFFILIATES. If and so long as the Agent or the Collateral Agent shall remain a Lender, the Agent or the Collateral Agent, as applicable, shall have the same rights and powers under this Agreement as any other Lender and may exercise the same rights and powers under this Agreement as any other Lender and may exercise the same as though it were not the Agent or the Collateral Agent, and the term "Lender" or "Lenders" shall, unless otherwise expressly indicated, include the Agent and the Collateral Agent, each in its individual capacity. Unrelated to its role as Agent or Collateral Agent as set forth herein, the Agent and the Collateral Agent and their respective Affiliates may accept deposits from, lend money to, act as trustee under indentures of, and generally engage in any kind of business with, any Obligor and any Person who may do business with or own securities of any Obligor, all as if it were not the Agent or the Collateral Agent, as applicable, hereunder and without any duty to account therefor to the Lenders.

                  SECTION 9.4. REPRESENTATIONS OF THE LENDERS AND THE BOARD. Each Lender, the Loan Administrator and the Board's representatives have actively engaged in the negotiation of all of the terms of this Agreement. The Board's representatives have met with the Borrower and Group to discuss the business, affairs, financial condition and prospects of the Obligors. Except as otherwise provided in this Agreement or any of the other Loan Documents, neither the Agent nor the Collateral Agent shall have any duty or responsibility, either initially or on a continuing basis, under this Agreement or any other Loan Document, to provide any Lender, the Loan Administrator or the Board with any credit or other information with respect to the Borrower whether coming into its possession as of the date of this Agreement or at any time thereafter, or to notify any Lender, the Loan Administrator or the Board of any Default or Event of Default except as provided in Section 9.5. This Agreement and all instruments or documents delivered in connection with this Agreement have been reviewed and approved by each Lender, the Loan Administrator and the Board and none of the Lenders, the Loan Administrator or the Board has relied on the Agent (except that the Board has relied on Bank of America, N.A., in its capacity as a Lender, to the extent provided in the Application) or the Collateral Agent as to any legal or factual matter in connection therewith or in connection with the transactions contemplated thereunder.

                  SECTION 9.5. EVENTS OF DEFAULT; TERMINATION OF BOARD
GUARANTY.

                  (a) In the event of the occurrence of any Default or Event of Default, any Lender or the Board knowing of such event may (but shall have no duty to), or the Borrower or Group pursuant to Section 5.1(b)(vi) hereof shall, give the Agent and the Collateral Agent written notice specifying such Default or Event of Default and expressly stating that such notice is a "notice of default". Neither the Agent nor the Collateral Agent shall be deemed to have knowledge of such events unless the Agent or the Collateral Agent, as applicable, has received such notice or, with respect to the Agent only, unless the Default or Event of Default consists of a failure of payment of principal or interest on the Loan. In the event that the Agent or the Collateral Agent receives such a notice of the occurrence of a Default or Event of Default, the Agent or the Collateral Agent, as applicable, shall give written notice thereof to the Lenders, the Board and the Loan Administrator. In the event that such notice is a notice of an Event of Default or such Default matures into an Event of Default, the Agent and the Collateral Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed in writing by the Board, the Tranche B Lenders or the Lenders, as provided in Section 7.2; provided, however, that, unless and until the Agent or the Collateral Agent shall have received such directions, the Agent and the Collateral Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable and in the best interest of the Lenders and the Board.

                  (b) In the event the Agent or the Collateral Agent shall receive written notice from the Board to the effect that (i) the Board has the right to terminate the Board Guaranty under Sections 2.04 and 2.05 thereof,
(ii) any portion of the Board Guaranty has terminated under Section 2.03 thereof or otherwise or (iii) the Board Guaranty shall for any reason have ceased to be in full force and effect or the Board shall have asserted that any of its obligations thereunder is invalid or unenforceable, the Agent or the Collateral Agent, as applicable shall promptly give written notice thereof to the Lenders. Neither the Agent nor the Collateral Agent shall be deemed to have knowledge of any such event unless the Agent or the Collateral Agent, as applicable, has received such notice (except if any such event results from the failure of the Agent or the Collateral Agent to perform any of their respective obligations under the Board Guaranty).

                  SECTION 9.6. AGENT'S AND COLLATERAL AGENT'S RIGHT TO INDEMNITY. Except for action expressly required of the Agent or the Collateral Agent hereunder without instructions from any Person, the Agent and the Collateral Agent shall be fully justified in failing or refusing to take any action hereunder on behalf of any Lender or the Board unless it shall first be indemnified to its satisfaction by such Lender (or, in the case of the Primary Tranche A Lender, the KHFC Administrative Agent) or the Board, as the case may be, against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.

                  SECTION 9.7. INDEMNIFICATION OF AGENT AND COLLATERAL AGENT. The Lenders hereby agree to indemnify the Agent and the Collateral Agent and all of their respective affiliates, directors, officers, employees, advisors and representatives thereof (to the extent not reimbursed by the Borrower), ratably as most recently in effect prior to the date indemnification is sought, from and against any and all costs, losses, liabilities, claims, damages or expenses which may be incurred by or asserted or awarded against the Agent or the Collateral Agent in any way relating to or arising out of this Agreement and/or the other Loan Documents or any action taken or omitted by the Agent or the Collateral Agent under this Agreement and/or the other Loan Documents; provided, however, that any such indemnification obligation in respect of any claim against the Primary Tranche A Lender shall constitute an indemnification obligation solely of the KHFC Administrative Agent rather than the Primary Tranche A Lender and the Primary Tranche A Lender shall have no indemnification obligation in respect thereof; provided, further, that no Lender (or in the case of the Primary Tranche A Lender, the KHFC Administrative Agent) shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Agent's or the Collateral Agent's gross negligence or willful misconduct. Without limiting the foregoing, each Lender agrees to reimburse the Agent and the Collateral Agent promptly upon demand for its ratable share of any reasonable out-of-pocket expenses (including reasonable counsel fees) incurred by the Agent or the Collateral Agent in connection with the administration or enforcement of, or the preservation of any rights under, this Agreement and/or the other Loan Documents, to the extent that the Agent or the Collateral Agent is not reimbursed for such expenses by the Borrower.

                  SECTION 9.8. SUCCESSOR AGENT AND COLLATERAL AGENT. Each of the Agent and the Collateral Agent may resign at any time by giving written notice thereof to the Lenders, the Board, the Loan Administrator and the Borrower and may be removed at any time with cause (or, following the Board's honoring of a demand for payment in accordance with the Board Guaranty, without cause) by the Board. Any such resignation or removal shall be effective upon appointment and acceptance of a Successor Agent or Collateral Agent, as applicable, in accordance with this Section 9.8. Upon any such resignation or removal, the Borrower shall have the right to appoint a successor agent, subject to confirmation by the Board and the Lenders. If no successor agent shall have accepted such appointment within thirty (30) days after the retiring Agent's or Collateral Agent's, as applicable, giving of notice of resignation or the Board's removal of the Agent or the Collateral Agent, the Agent or the Collateral Agent, as applicable, may, with the consent (not to be unreasonably withheld) of the Board and the Requisite Lenders and, so long as no Event of Default shall have occurred and be continuing, the Borrower, appoint a successor Agent or Collateral Agent, as applicable, who shall be willing to accept such appointment. Each successor agent appointed hereunder shall be a commercial bank organized under the laws of the United States of America or of any State thereof and shall have a combined capital and surplus of at least $1,000,000,000. Upon the acceptance of any appointment as Agent or Collateral Agent hereunder by a successor Agent or Collateral Agent, such successor Agent or the Collateral Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Agent or Collateral Agent, and the retiring or removed Agent or Collateral Agent shall be discharged from its duties and obligations as agent under this Agreement. After any Agent's or Collateral Agent's resignation or removal hereunder as Agent or Collateral Agent, as applicable, the provisions of this Article IX shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent or Collateral Agent under this Agreement.

                  SECTION 9.9. RELEASE OF LIENS ON COLLATERAL AND GUARANTY MATTERS. The Lenders and the Board irrevocably authorize the Collateral Agent, at its option and in its discretion, to release any Lien on any property granted to or held by the Collateral Agent under any Collateral Document and to release any Subsidiary from its obligations under this Agreement and the other Loan Documents to which such Subsidiary may be a party (i) upon payment in full of all Obligations (other than contingent indemnification obligations), (ii) that is transferred or to be transferred as part of or in connection with any Asset Sale that complies with Section 6.13 and with respect to which the Obligor complies with Section 2.6(b), as applicable,
(iii) to the extent release of any Lien is otherwise permitted under this Agreement or any Collateral Document, or (iv) subject to Section 11.1, if approved, authorized or ratified in writing by the Board, or if the Board Guaranty is no longer in effect, the Requisite Lenders.

                                  ARTICLE X

                                   GUARANTY

                  SECTION 10.1. GUARANTY. Each of Group and each Subsidiary Guarantor, jointly and severally, unconditionally and irrevocably, as primary obligor and not merely as surety, guarantees the punctual payment when due, whether at scheduled maturity or on any date of a required prepayment or by acceleration, demand or otherwise, of all of the Obligations of each of the other Obligors now or hereafter existing under or in respect of the Loan Documents (including, without limitation, any extensions, modifications, substitutions, amendments or renewals of any or all of the foregoing Obligations), whether direct or indirect, absolute or contingent, and whether for principal, interest, premium, fees, indemnification payments, contract causes of action, costs, expenses or otherwise (such Obligations being the "Guaranteed Obligations"), and agrees to pay any and all expenses (including, without limitation, reasonable fees and expenses of counsel) incurred by the Agent and the Collateral Agent solely in enforcing any rights under this Guaranty or any other Loan Document.

                  SECTION 10.2. GUARANTY ABSOLUTE. Each of Group and each Subsidiary Guarantor guarantees that the Guaranteed Obligations will be paid strictly in accordance with the terms of the Loan Documents (but after giving effect to applicable grace periods), regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Agent, the Collateral Agent or any other party with respect thereto. The Obligations of Group and each Subsidiary Guarantor under this Guaranty are independent of the Guaranteed Obligations or any other Obligations of any other Obligor under the Loan Documents, and a separate action or actions may be brought and prosecuted against Group or such Subsidiary Guarantor to enforce this Guaranty, irrespective of whether any action is brought against any other Obligor or whether any other Obligor is joined in any such action or actions. The liability of each of Group and each Subsidiary Guarantor under this Guaranty shall be absolute, unconditional and irrevocable irrespective of, and Group and such Subsidiary Guarantor hereby irrevocably waives any defenses it may now or hereafter have in-any way relating to, any and all of the following:

                  (a) any lack of validity or enforceability of any Loan Document or any other agreement or instrument relating thereto;

                  (b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations or any other Obligations of any Obligor under the Loan Documents, or any other amendment or waiver of or any consent to departure from any Loan Document, including, without limitation, any increase in the Guaranteed Obligations resulting from the extension of additional credit to any Obligor or otherwise;

                  (c) any taking, exchange, release or nonperfection of any Collateral, or any taking, release or amendment or waiver of or consent to departure from this Guaranty or any other guaranty, for all or any of the Guaranteed Obligations;

                  (d) any manner of application of Collateral, or proceeds thereof, to all or any of the Guaranteed Obligations, or any manner of sale or other disposition of any Collateral for all or any of the Guaranteed Obligations or any other Obligations of any Obligor under the Loan Documents, or any other property and assets of any other Obligor or any of its Subsidiaries;

                  (e) any change, restructuring or termination of the corporate structure or existence of any other Obligor or any of its Subsidiaries;

                  (f) any failure of the Agent or the Collateral Agent to disclose to any obligor any information relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of any other Obligor now or hereafter known to the Agent or the Collateral Agent, as the case may be (such Guarantor waiving any duty on the part of the Agent or the Collateral Agent to disclose such information);

                  (g) the failure of any other Person to execute this Agreement or any other guarantee or agreement of the release or reduction of the liability of any of the other Obligors or any other guarantor or surety with respect to the Guaranteed Obligations; or

                  (h) any other circumstance (including, without limitation, any statute of limitations or any existence of or reliance on any representation by the Agent or the Collateral Agent) that might otherwise constitute a defense available to, or a discharge of, such Guarantor, any other Obligor or any other guarantor or surety.

                  This Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Obligations is rescinded or must otherwise be returned by the Agent or the Collateral Agent or by any other Person upon the insolvency, bankruptcy or reorganization of any other Obligor or otherwise, all as though such payment had not been made.

                  SECTION 10.3. WAIVERS AND ACKNOWLEDGMENTS.

                  (a) Each of Group and each Subsidiary Guarantor hereby unconditionally and irrevocably waives promptness, diligence, notice of acceptance, presentment, demand for performance, notice of nonperformance, default, acceleration, protest or dishonor and any other notice with respect to any of the Guaranteed Obligations and this Guaranty, and any requirement that the Agent or the Collateral Agent protect, secure, perfect or insure any Lien or any property or assets subject thereto or exhaust any right or take any action against any other Obligor or any other Person or any Collateral.

                  (b) Each of Group and each Subsidiary Guarantor hereby unconditionally waives any right to revoke this Guaranty, and acknowledges that this Guaranty is continuing in nature and applies to all Guaranteed Obligations, whether existing now or in the future.

                  (c) Each of Group and each Subsidiary Guarantor hereby unconditionally and irrevocably waives (i) any defense arising by reason of any claim or defense based upon an election of remedies by the Collateral Agent which in any manner impairs, reduces, releases or otherwise adversely affects the subrogation, reimbursement, exoneration, contribution or indemnification rights of Group or such Subsidiary Guarantor or other rights to proceed against any of the other Obligors, any other guarantor or any other Person or any Collateral, and (ii) any defense based on any right of setoff or counterclaim against or in respect of the Obligations of Group or such Subsidiary Guarantor hereunder.

                  (d) Each of Group and each Subsidiary Guarantor acknowledges that the Agent or the Collateral Agent may, without notice to or demand upon Group or such Subsidiary Guarantor and without affecting the liability of Group or such Subsidiary Guarantor under this Guaranty, foreclose under any mortgage by nonjudicial sale, and Group and each Subsidiary Guarantor hereby waives any defense to the recovery by the Agent or the Collateral Agent against Group or such Subsidiary Guarantor of any deficiency after such nonjudicial sale and any defense or benefits that may be afforded by applicable law.

                  (e) Each of Group and each Subsidiary Guarantor hereby unconditionally and irrevocably waives any duty on the part of the Agent or the Collateral Agent to disclose to Group or any such Subsidiary Guarantor any matter, fact or thing relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of any other Obligor or any of its Subsidiaries now or hereafter known by such Person.

                  (f) Each of Group and each Subsidiary Guarantor acknowledges that it will receive substantial direct and indirect benefits from the financing arrangements contemplated by the Loan Documents and that the waivers set forth in Section 10.2 and this Section 10.3 are knowingly made in contemplation of such benefits.

                  SECTION 10.4. SUBROGATION. Each of Group and each Subsidiary Guarantor hereby unconditionally and irrevocably agrees not to exercise any rights that it may now have or may hereafter acquire against any other Obligor or any other insider guarantor that arise from the existence, payment, performance or enforcement of its Obligations under this Guaranty or under any other Loan Document, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Agent or the Collateral Agent against such other Obligor or any other insider guarantor or any Collateral, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from such other Obligor or any other insider guarantor, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, until such time as all of the Guaranteed Obligations and all other amounts payable under this Guaranty shall have been paid in full in cash and the Commitments shall have expired or terminated. If any amount shall be paid to any Guarantor in violation of the immediately preceding sentence at any time prior to the latest of (a) the payment in full in cash of all of the Guaranteed Obligations and all other amounts payable under this Guaranty and (b) the Maturity Date, such amount shall be received and held in trust for the benefit of the Agent and the Collateral Agent (in the same form as so received) and shall forthwith be paid to the Agent (without any necessary endorsement or assignment) to be credited and applied to the Guaranteed Obligations and all other amounts payable under this Guaranty, whether matured or unmatured, in accordance with the terms of the Loan Documents, or to be held as Collateral for any Guaranteed Obligations or other amounts payable under this Guaranty thereafter arising. If (i) Group or any Subsidiary Guarantor shall pay to the Agent or the Collateral Agent all or any part of the Guaranteed Obligations, (ii) all of the Guaranteed Obligations and all other amounts payable under this Guaranty shall have been paid in full in cash and (iii) the Maturity Date shall have occurred, the Agent and the Collateral Agent will, at such Guarantor's request and expense, execute and deliver to such Guarantor appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to such Guarantor of an interest in the Guaranteed Obligations resulting from the payment made by such Guarantor pursuant to this Guaranty.

                  SECTION 10.5. CONTINUING GUARANTEE; ASSIGNMENTS. This Guaranty is a continuing guaranty and shall (a) remain in full force and effect until the latest of (i) the payment in full in cash of all of the Guaranteed Obligations and all other amounts payable under this Guaranty and
(ii) the Maturity Date, (b) be binding upon Group and each Subsidiary Guarantor and their respective successors and assigns and (c) inure to the benefit of, and be enforceable by, the Agent, the Lenders and the Collateral Agent and their respective successors, transferees and assigns. Without limiting the generality of clause (c) of the immediately preceding sentence, any Lender may assign or otherwise transfer all or any portion of its rights and obligations under this Agreement to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to such Lender under this Article X or otherwise, in each case as provided in Section 11.2. Notwithstanding the foregoing, this Guaranty shall terminate and be of no further force or effect with respect to a Subsidiary Guarantor if such Subsidiary Guarantor ceases to be a Subsidiary of Group as a result of a transaction permitted by the Loan Documents.

                  SECTION 10.6. NO RELIANCE. Each of Group and Subsidiary Guarantor has, independently and without reliance upon the Collateral Agent, the Agent or any Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Guaranty and each other Loan Document to which it is or is to be a party, and each of Group and each Subsidiary Guarantor has established adequate means of obtaining from each other Obligor on a continuing basis information pertaining to, and is now and on a continuing basis will be completely familiar with, the business, condition (financial or otherwise), operations, performance, properties and prospects of such other Obligor.

                                  ARTICLE XI

                                 MISCELLANEOUS

                  SECTION 11.1. AMENDMENTS, WAIVERS, ETC.

                  (a) Amendments and Waivers. No amendment, modification or waiver of any provision of this Agreement or any other Loan Document nor consent to any departure by any Obligor therefrom shall in any event be effective unless the same shall be in writing and (x) so long as the Board Guaranty is in full force and effect, signed by the Board or (y) if the Board Guaranty is no longer in effect, signed by the Requisite Lenders, and then any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that

                  (i) no amendment, modification, waiver or consent shall, unless in writing and signed by each Lender affected thereby, do any of the following:

                           (1) subject the Lenders to any additional
                  obligations;

                           (2) extend the scheduled final maturity of the Loan
                  or change the amount of or extend the date for payment of any principal of the Loan;

                           (3) decrease the rate of interest on the Loan or
                  any fee, indemnity or other amount payable to such Lender or extend any date fixed for payment of such interest, indemnity or other amount or fees;

                           (4) amend the definition of "Requisite Lenders" or
                  this Section 11.1; and

                           (5) waive, amend, modify or release the Guaranty
                  except as provided herein;

                  (ii) no amendment or modification of any material provision of Article II, III, IV, IX or X, or Section 5.1 (other than monthly reporting) 5.2, 5.5, 7.1 (other than to add Events of Default), 7.2, 11.2, 11.3, 11.4, 11.6, 11.7, 11.9, 11.10, 11.11, 11.12, 11.16, 11.17
         or 11.19 or any of the definitions as relevant thereto, and no release of all or substantially all of the Collateral, or any dilution or subordination of the Liens on any Collateral having a material value, shall be effective unless in writing and signed by
         (A) RSA so long as it continues to hold more than 37.5% of the principal amount of Tranche B Notes outstanding, (B) Bank of America, N.A., as a Tranche B Lender, so long as it continues to hold more than 12.5% of the principal amount of Tranche B Notes outstanding, and (C) Bank of America, N.A., as KHFC Administrative Agent or as administrative agent for any other Eligible BofA Conduit to which the initial Primary Tranche A Lender transfers or assigns its interest in the Loan, so long as the initial Primary Tranche A Lender or such Eligible BofA Conduit continues to hold more than 50% of the principal amount of Tranche A Notes; and

                  (iii) no amendment, modification, waiver or consent shall, unless in writing and signed by the Agent, the Collateral Agent or the Loan Administrator, as applicable, in addition to the Persons required above to take such action, affect the rights or duties of the Agent, the Collateral Agent or the Loan Administrator, as the case may be, under this Agreement, the other Loan Documents or the Board Guaranty.

                  (b) Execution of Amendments and Waivers by the Agent. The Agent may, but shall have no obligation to, with the written concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of that Lender. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances.

                  (c) Non-Consenting Lenders. In connection with any proposed amendment, modification, waiver or termination requiring the consent of all affected Lenders, if the consent of Requisite Lenders is obtained, but the consent of other Lenders whose consent is required is not obtained (any such Lender whose consent is not obtained as described in this Section 11.1 being referred to as a "Non-Consenting Lender"), then, so long as the Lender that is acting as the Agent is not a Non-Consenting Lender, at the Borrower's request, the Agent or an Eligible Lender that is acceptable to the Agent, the Board and, so long as no Event of Default shall have occurred and be continuing, the Borrower, shall have the right with the Agent's consent and in the Agent's sole discretion (but shall have no obligation) to purchase from such Non-Consenting Lender, and such Non-Consenting Lender agrees that it shall, upon the Agent's request, sell and assign to the Lender that is acting as the Agent or such Eligible Lender, all of the portion of the Loan of such Non-Consenting Lender for an amount equal to the principal balance of such portion of the Loan held by the Non-Consenting Lender and all accrued interest and fees with respect thereto through the date of sale, such purchase and sale to be consummated pursuant to an executed Assignment and Acceptance; provided, that such Non-Consenting Lender shall be entitled to retain any Warrants it holds notwithstanding such sale and assignment.

                  SECTION 11.2. ASSIGNMENTS AND PARTICIPATIONS.

                  (a) Assignment. Each Lender may sell, transfer, negotiate or assign either in whole or in part to one or more Eligible Lenders its rights and obligations hereunder and under the Notes and the other Loan Documents; provided that (i) the assigning Lender shall give prompt written notice to the Agent, the Borrower, the Board and the Loan Administrator of the terms of and the parties to any such assignment, (ii) the proposed assignee shall provide to the Agent, the Borrower and the Board all documentation and certificates as required by the Agent, the Borrower and the Board to confirm to the Agent's and the Board's satisfaction that such proposed assignee is an Eligible Lender, (iii) the Borrower will not be obligated to pay any greater amount under Section 2.10(c) or Section 2.12 (in respect of increased costs or Indemnified Taxes or Other Taxes imposed pursuant to applicable law in effect on the date of such assignment) to the assignee than the Borrower is then obligated to pay to the assigning Lender under such Sections, (iv) so long as no Event of Default exists, the Borrower shall have consented to any assignment other than an assignment to an Eligible BofA Conduit, a Lender or an Affiliate of a Lender (such consent not to be unreasonably withheld), (v) the Agent shall have consented to such assignment (such consent not to be unreasonably withheld), and (vi) except as otherwise provided in Section 11.2(d) and except for an assignment by the initial primary Tranche A Lender to an Eligible BofA Conduit, until payment in full has been made under the Board Guaranty or the Board Guaranty shall have terminated, the Board shall have consented to such assignment in writing (such consent, not to be unreasonably withheld). Notwithstanding the foregoing, (i) no prior consent or approval of any Person shall be required for an assignment of Tranche A from the Primary Tranche A Lender to the Alternate Tranche A Lender, (ii) regardless of whether an Event of Default exists, without the consent of the Borrower (in its sole discretion) no right, obligation or interest hereunder or under any Note or other Loan Document may be sold, transferred, negotiated or assigned to (x) an airline, a commercial aircraft operator, an air freight forwarder or an entity principally engaged in the business of parcel transport by air (any such Person, a "Prohibited Transferee"), (y) an Affiliate of a Prohibited Transferee or (z) a manufacturer of, or a maintenance provider for, aircraft airframes, engines or related parts, and (iii) Bank of America, N.A. as in its capacity as Agent (and any successor Agent appointed in accordance with Section 9.8) shall hold at all times and shall not be entitled to assign at least 5% of the aggregate outstanding principal amount of Tranche B of the Loan. In addition to the other assignment rights provided in this Section 11.2, the Primary Tranche A Lender may, without the prior written consent of the Borrower, the Agent or the Board, pledge all of its rights under, interest in and title to this Agreement, the Loan Documents and the Board Guaranty to Bank of America, N.A., as collateral agent for the commercial paper program of the Primary Tranche A Lender, to secure the Primary Tranche A Lender's obligations under its commercial paper program; it being understood that any sale or other assignment or disposition of any of such rights, interests or title, including in connection with, or as a result of, a foreclosure or any other exercise of remedies by Bank of America, N.A. in such capacity, or by any beneficiary of such pledge, shall be subject to restrictions above in this
Section 11.2(a).

                  (b) Deliveries in Connection with Assignment. The parties to each assignment shall execute and deliver to the Agent, for its acceptance and recording, an Assignment and Acceptance, and the assignee, if a Non-U.S. Person, shall deliver to the Borrower and the Agent, on or prior to the date of the assignment, two completed copies of IRS Form W-9, W-8BEN or W-8ECI or other applicable form, certificate or document required to satisfy the requirements of Section 2.12. Upon such execution, delivery and acceptance and the receipt by the Agent of an assignment fee in the amount of $10,000 (which fee shall be payable by the Borrower), the Agent shall record such Assignment and Acceptance and from and after the effective date specified in such Assignment and Acceptance (i) the assignee thereunder of all or any portion of the Loan shall become a party hereto and, to the extent that rights and obligations under the Loan Documents have been assigned to such assignee pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender and (ii) the assignor thereunder shall, to the extent that rights and obligations under this Agreement have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (except those rights with respect to indemnification which survive the payment in full of the Obligations) and be released from its obligations under the Loan Documents, other than those relating to events or circumstances occurring prior to such assignment (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender's rights and obligations under the Loan Documents, such Lender shall cease to be a party hereto).

                  (c) Agent's Duties Upon Assignment. Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an assignee, the Agent shall, if such Assignment and Acceptance has been completed, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register, (iii) give prompt notice thereof to the Borrower and (iv) shall give prompt written notice of the terms of and parties to any such assignment to the Borrower, the Board and the Loan Administrator.

                  (d) Assignments to Federal Reserve Bank. In addition to the other assignment rights provided in this Section 11.2, each Lender may assign, without the prior consent of the Borrower, the Agent or the Board as collateral or otherwise, any of its rights under this Agreement to any Federal Reserve Bank pursuant to Regulation A of the Federal Reserve Board, provided, however, that no such assignment shall release the assigning Lender from any of its obligations hereunder.

                  (e) Participations. Each Lender may, without the prior consent of the Borrower or any other Person, sell participations, to the extent permitted by the Regulations and except as provided in Section 5.04(b) of the Board Guaranty, in or to all or a portion of its rights and obligations hereunder and under the Notes and the other Loan Documents (any such purchaser of a participation being referred to as a "Participant"); provided that (i) neither the Notes nor the Board Guaranty is assigned, conveyed, sold or transferred in whole or in part, (ii) the Board's ability to assert any and all defenses available to it under the Board Guaranty and the law is not adversely affected, (iii) the Borrower will not be obligated to pay any greater amount under Section 2.10(b) or Section 2.12 (in respect of increased costs, Indemnified Taxes or Other Taxes) to the Participant than the Borrower is then obligated to pay to the selling Lender under such Sections, (iv) Bank of America, N.A., as in its capacity as Agent (and any successor Agent appointed in accordance with Section 9.8) shall maintain and shall not participate at least 5% of the aggregate outstanding principal amount of Tranche B of the Loan and (v) no Participant shall, without the consent of the Borrower (such consent to be in the Borrower's sole discretion), be a (x) Prohibited Transferee, (y) an Affiliate of a Prohibited Transferee or (z) a manufacturer of, or a maintenance provider for, aircraft airframes, engines or related parts, without in each case the consent of the Borrower. In the event of the sale of any participation by any Lender, (A) such Lender's obligations under the Loan Documents shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties for the performance of such obligations, (C) such Lender shall remain the holder of such Obligations for all purposes of this Agreement, (D) the Borrower, the Agent, the Board and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement, and
(E) each Participant, shall deliver to the Borrower and the Agent, on or prior to the date of the sale of the participation, two completed copies of IRS Form W-9, W-8BEN or W-8ECI or other applicable form, certificate or document required to satisfy the requirements of Section 2.12. Any Participant will be entitled to the benefits of Sections 2.10(c), 2.10(e), 2.11 and 2.12 to the same extent as if such Person were a Lender.

                  SECTION 11.3. COSTS AND EXPENSES. Whether or not the transactions contemplated hereby shall be consummated, the Obligors agree to pay promptly (i) all reasonable costs and expenses incurred by the Loan Administrator, the Board, RSA, the Lenders, the Agent and the Collateral Agent in connection with the negotiation, preparation, execution and delivery of the Loan Documents, the Board Guaranty and all documents relating thereto (including reasonable legal fees and expenses), (ii) all reasonable costs and expenses incurred by the Loan Administrator, the Board, RSA, the Agent and the Collateral Agent in connection with any consents, amendments, waivers or other modifications hereto (including reasonable legal fees and expenses) and (iii) all reasonable costs and expenses, including reasonable legal fees and expenses incurred by the Agent, the Collateral Agent, the Lenders, the Loan Administrator and the Board in enforcing any Obligations of, or in collecting any payments due from, the Obligors hereunder or under the other Loan Documents.

                  SECTION 11.4. INDEMNITIES. Whether or not the transactions contemplated hereby shall be consummated, the Obligors agree to defend, indemnify, pay and hold harmless the Board, the Agent, the Collateral Agent, the KHFC Administrative Agent, the Lenders, the Loan Administrator and their respective Affiliates, officers, directors, employees, agents and advisors (collectively called the "Indemnitees") from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including without limitation the reasonable fees and disbursements of counsel for such Indemnitees, but excluding Taxes), whether direct, indirect or consequential and whether based on any federal, state or foreign laws, statutes, rules or regulations (including without limitation securities and commercial laws, statutes and rules or regulations), on common law or equitable cause or on contract or otherwise, that may be imposed on, incurred by, or asserted against any such Indemnitee, in any manner arising out of this Agreement, the other Loan Documents or the transactions contemplated hereby or thereby (including, without limitation, the use or intended use of the proceeds of the Loan) or any breach or default by the Obligors of any provision of the Loan Documents or solely with respect to the Board, any statement contained in the Application (collectively called the "Indemnified Liabilities"); provided that the Obligors shall not have any obligation to any Indemnitee hereunder with respect to any Indemnified Liabilities to the extent such Indemnified Liabilities arise (i) from the gross negligence or willful misconduct of that Indemnitee (as actually and finally determined by a final and non-appealable judgment of a court of competent jurisdiction) and only to the extent that such Indemnified Liabilities constitute direct (as opposed to special, indirect, punitive or consequential) damages or (ii) constitute ordinary and usual operating or overhead expenses of an Indemnitee (excluding, without limitation, costs and expenses of any outside counsel, consultant or agent). To the extent that the undertaking to defend, indemnify, pay and hold harmless set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, each of the Obligors shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by the Indemnitees or any of them. No Indemnitee shall have any liability (whether direct or indirect, in contract, tort or otherwise) to any Obligor or any of its security holders or creditors for or in connection with the transactions contemplated hereby, except to the extent such liability resulted from such Indemnitee's gross negligence or willful misconduct. In no event, however, shall any Indemnitee be liable on any theory of liability for any special, indirect, consequential or punitive damages (including, without limitation, any loss of profits, business or anticipated savings).

                  SECTION 11.5. RIGHT OF SET-OFF. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence and during the continuance of any Event of Default, to the fullest extent permitted by law, each Lender is hereby authorized by the Obligors at any time or from time to time, with notice to the Obligors and to each other Lender, the Board, the Agent, the Collateral Agent and the Loan Administrator, to set off and to appropriate and to apply any and all deposits (general or special) including, but not limited to, Indebtedness evidenced by certificates of deposit, whether matured or unmatured) and any other Indebtedness at any time held or owing by that Lender to or for the credit or the account of any Obligor against and on account of the obligations and liabilities of such Obligor to that Lender under this Agreement, the Guaranty, the Notes and the other Loan Documents, including, but not limited to, all claims of any nature or description arising out of or connected with this Agreement, the Guaranty, the Notes, or any other Loan Document, irrespective of whether or not (i) that Lender shall have made any demand hereunder or (ii) the principal of or the interest on the Loan or any other amounts due hereunder shall have become due and payable pursuant to
Section 7.2 and although said obligations and liabilities, or any of them, may be contingent or unmatured.

                  SECTION 11.6. SHARING OF PAYMENTS, ETC. The Lenders and the Board hereby agree among themselves that if any of them shall, whether by voluntary payment, by realization upon security, through the exercise of any right of set-off or banker's lien, by counterclaim or cross action or by the enforcement of any right under the Loan Documents or otherwise, or as adequate protection of a deposit treated as cash collateral under the Bankruptcy Code, receive payment or reduction of a proportion of the aggregate amount of principal, interest, fees and other amounts then due and owing to the Lenders and the Board hereunder or under the other Loan Documents (collectively, the "Aggregate Amounts Due") which is greater than the proportion received by any other Lender or the Board in respect of the Aggregate Amounts Due to such other Lender or the Board, then the Lender or the Board receiving such proportionately greater payment shall (i) notify the Agent and each other Lender and the Board of the receipt of such payment and (ii) (A) in the case of a Lender, (1) apply a portion of such payment to purchase participations equal to the portion of the Aggregate Amounts Due to the other Lenders and (2) pay to the Board the portion of the Aggregate Amounts Due to it or (B) in the case of the Board, pay to each Lender the portion of the Aggregate Amounts Due to it (which participations shall be deemed to have been purchased and payments made simultaneously upon the receipt by the seller or the Board of its portion of such payment, and which participations will be permitted notwithstanding any prohibition) to the contrary in Section 11.2(e)) so that all such recoveries of Aggregate Amounts Due shall be shared by all Lenders and the Board in proportion to the Aggregate Amounts Due to them, provided that if all or part of such proportionately greater payment received by such purchasing Lender or the Board is thereafter recovered from such Lender or the Board upon the bankruptcy or reorganization of the Borrower or otherwise, those purchases or other payments shall be rescinded and the purchase prices paid for such participations or other payments shall be returned to such purchasing Lender or the Board ratably to the extent of such recovery, but without interest. The Borrower expressly consents to the foregoing arrangement and agrees that any holder of a participation so purchased may exercise any and all rights of banker's lien, set-off or counterclaim with respect to any and all monies owing by the Borrower to that holder with respect thereto as fully as if that holder were owed the amount of the participation held by that holder.

                  SECTION 11.7. NOTICES, ETC. Unless otherwise specifically provided herein, any notice, request or other communication herein required or permitted to be given shall be in writing and may be personally served or sent by telefacsimile or courier service and shall be deemed to have been given when delivered in person or by courier service, or upon receipt of telefacsimile (promptly confirmed in writing). For the purposes hereof, the address of each party hereto shall be as set forth under such party's name on Annex A or such other address as shall be designated by such party in a written notice delivered to the Agent. A copy of any and all notices, requests, communications, demands, reports, documents or other materials (including, without limitation, any of the materials delivered by the Obligors under Section 5.1(b)) delivered or sent by any party pursuant to the terms of this Agreement shall be given to the Loan Administrator.

                  SECTION 11.8. NO WAIVER; REMEDIES. No failure on the part of the Board, any Lender or the Agent to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

                  SECTION 11.9. GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HERETO SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK (AND, TO THE EXTENT APPLICABLE, THE BANKRUPTCY CODE); PROVIDED, THAT IN THE EVENT THE BOARD BECOMES A LENDER PURSUANT TO THE BOARD GUARANTY, THE RIGHTS AND OBLIGATIONS OF THE BOARD HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE FEDERAL LAW OF THE UNITED STATES OF AMERICA, IF AND TO THE EXTENT SUCH FEDERAL LAW IS APPLICABLE, AND OTHERWISE IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK.

                  SECTION 11.10. SUBMISSION TO JURISDICTION; SERVICE OF
PROCESS.

                  (a) Submission to Jurisdiction. BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OBLIGOR HEREBY AGREES THAT ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT AGAINST IT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK, AND ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS. THE PARTIES HERETO HEREBY IRREVOCABLY WAIVE ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH ANY OF THEM MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY SUCH ACTION OR PROCEEDING IN SUCH RESPECTIVE JURISDICTIONS.

                  (b) Service of Process. EACH OF THE OBLIGORS HEREBY IRREVOCABLY CONSENTS TO THE SERVICE OF ANY AND ALL LEGAL PROCESS, SUMMONS, NOTICES AND DOCUMENTS IN ANY SUIT, ACTION OR PROCEEDING BROUGHT IN THE UNITED STATES OF AMERICA ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS BY THE MAILING (BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID) OR DELIVERING OF A COPY OF SUCH PROCESS TO IT IN ACCORDANCE WITH THE PROVISIONS OF SECTION 11.7.

                  (c) No Limitation. Nothing contained in this Section 11.10 shall affect the right of the Agent or any Lender or other party hereto to serve process in any other manner permitted by law or commence legal proceedings or otherwise proceed against any Obligor in any other jurisdiction.

                  SECTION 11.11. WAIVER OF JURY TRIAL. Each OBLIGOR irrevocably waives trial by jury in any action or proceeding with respect to this Agreement or any other Loan Document.

                  SECTION 11.12. MARSHALING; PAYMENTS SET ASIDE. Neither the Agent nor any Lender shall be under any obligation to marshal any assets in favor of any Obligor or any other party or against or in payment of any or all of the Obligations. To the extent that any Obligor makes a payment or payments to the Agent for the account of the Board, the Loan Administrator or any Lender (each, a "Payee") or any Payee receives payment from exercise of their rights of setoff, and such payment or payments or the proceeds of such setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party, then (i) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all rights and remedies therefor, shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred and
(ii) each Payee shall pay and return such amount to the Agent as the Agent may be required to disgorge or otherwise pay to a trustee, receiver or any other party in respect of the portion of the payment from such Obligor distributed by the Agent to such Payee hereunder.

                  SECTION 11.13. SECTION TITLES. The Section titles and subtitles contained in this Agreement are and shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto.

                  SECTION 11.14. EXECUTION IN COUNTERPARTS. This Agreement may be executed in any number of counterparts and by different parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are attached to the same document. Delivery of an executed signature page of this Agreement by facsimile transmission shall be as effective as delivery of a manually executed counterpart hereof. A set of the copies of this Agreement signed by all parties shall be lodged with the Borrower and the Agent.

                  SECTION 11.15. SEVERABILITY. In case any provision in or obligation under this Agreement, the Notes or the other Loan Documents shall be invalid, illegal or unenforceable in any jurisdiction the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

                  SECTION 11.16. CONFIDENTIALITY.

                  (a) Each party hereto (other than the Board) shall, and shall procure that its respective officers, employees and agents shall, keep confidential and shall not, without the prior written consent of the other parties, disclose to any third party this Agreement, any other Loan Document or any of the information, reports or documents supplied by or on behalf of such other party not otherwise publicly available, except that a party shall be entitled to disclose this Agreement, any other Loan Document, and any such information, reports or documents:

                  (i) in connection with any proceeding arising out of or in connection with this Agreement, any of the other Loan Documents or the Board Guaranty to the extent that such party may reasonably consider necessary to protect its interest;

                  (ii) to any potential assignee or transferee of any party's rights under this Agreement or any of the Loan Documents or any other person proposing to enter into contractual arrangements with any party in relation to this Agreement, any of the other Loan Documents, the Board Guaranty subject to the relevant party obtaining an undertaking from such potential assignee or transferee or other person in corresponding terms to this Section 11.16;

                  (iii) pursuant to any applicable laws, ordinances, judgments, decrees, injunctions, writs, rules, regulations, orders, interpretations, licenses, permits and orders of any competent court, arbitrator or governmental agency or authority in any relevant jurisdiction;

                  (iv) to bank examiners or any other regulatory authority, if requested to do so;

                  (v) to its auditors, legal, tax or to other professional advisers (including its related rating agencies); or

                  (vi) to its Affiliates and their respective directors, officers, employees and agents.

                  (b) The provisions of this Section 11.16 shall survive any termination of this Agreement or any other Loan Document or any assignment, transfer or participation under this Agreement or any other Loan Document.

                  (c) Notwithstanding anything to the contrary contained in this Agreement or any other Loan Document or any other express or implied agreement, arrangement or understanding, the Obligors, the Lenders and all other parties hereto agree that the Obligors, the Lenders, and their Affiliates, employees, representative and other agents may disclose to any and all persons the structure and any of the tax aspects of the transactions contemplated by this Agreement that are necessary to describe or support any U.S. federal income tax benefits that may result therefrom or any materials relating thereto, except where confidentiality is reasonably necessary to comply with U.S. federal or state securities laws. The parties or their representatives may be required to maintain a lists of participants and other related information with respect to the transactions contemplated by this Agreement pursuant to section 6112 of the Internal Revenue Code. This list, if required, will be available for inspection upon request by the Internal Revenue Service. Nothing in this Section 11.16(c), however, shall be construed as a waiver of any applicable attorney-client privilege.

                  SECTION 11.17. NO PROCEEDINGS. Each of the Borrower, Group, the Board, the Loan Administrator, the Agent, the Collateral Agent and each Lender (other than the Primary Tranche A Lender) hereby agrees that it will not institute against, or join any other Person in instituting against, the Primary Tranche A Lender any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under any federal or state bankruptcy or similar law, so long as any Commercial Paper issued by the Primary Tranche A Lender shall be outstanding or there shall have elapsed one (1) year plus one
(1) day since the last day on which any such Commercial Paper shall have been outstanding.

                  SECTION 11.18. KHFC ADMINISTRATIVE AGENT. Each of the Borrower, the Board, the Loan Administrator, the Agent, the Collateral Agent and each Lender acknowledges that the KHFC Administrative Agent is a party hereto and certain of the other Loan Documents only in its capacity as administrative agent of the Primary Tranche A Lender and the Primary Tranche A Lender's Commercial Paper holders. The parties hereto agree that none of the provisions hereof shall at any time apply to, or restrict, the ability of the KHFC Administrative Agent to resign its position of KHFC Administrative Agent; provided that any express indemnification obligations of the Primary Tranche A Lender and/or the KHFC Administrative Agent contained in this Agreement shall not be affected by this Section 11.18 and such obligations shall remain in full force and effect.

                  SECTION 11.19. ACKNOWLEDGMENT REGARDING FEDERAL AUTHORITY.

                  (a) Each of the parties hereto acknowledges and agrees that:

                  (ii) the operations and assets of the Obligors (including, without limitation, Aircraft Related Equipment and other assets that constitute Collateral) are subject, directly and indirectly, to the actions, inaction and policies of various Governmental Authorities, including, in particular but without limitation, the United States Department of Transportation (of which the FAA is a component) and the United States Department of Justice;

                  (iii) Governmental Authorities, in discharging their current and future statutory or regulatory responsibilities, may act, decline to act, or adopt policies resulting in material adverse effects on
         (A) the business, condition (financial or otherwise), operations, performance, prospects, assets or properties of the Obligors, (B) the ability of the Obligors to perform their payment or other material obligations under the Loan Documents, and (C) the value of the Collateral or the practical ability of the Collateral Agent to realize such value in the event of a Default or an Event of Default;

                  (iv) no Governmental Authority, in discharging its statutory or regulatory responsibilities, has or shall have any obligation whatsoever to the Obligors, or to any secured party by reason of such Governmental Authority's representation on the Board, the Board's issuance of the Board Guaranty, or the Board's participation as a party to the other Loan Documents, to consider the potential that any of the material adverse effects referred to in clause (ii) above may result from such Governmental Authority's discharge of its statutory or regulatory responsibilities; and

                  (v) neither the Board, in discharging its rights and responsibilities, or in exercising its discretion, under the Act, the Regulations, the Board Guaranty or the other Loan Documents, nor any of the Board's members, acting in their capacities as such, has or shall have any obligation whatsoever to the Obligors or to any of the secured parties to take any action in connection with a Governmental Authority's discharge of its statutory or regulatory responsibilities which may have any of the material adverse effects referred to in clause (ii) above, and the Board may not take any action depriving a Governmental Authority of its rights and powers to discharge its statutory and regulatory responsibilities in any manner that may have any of the material adverse effects referred to in clause (ii) above.

                  (b) Without limiting the generality of the foregoing, the parties acknowledge and agree that (i) the Department of Transportation, through the FAA, has broad authority under Title 49 of the United States Code to regulate the use of the navigable airspace of the United States so as to ensure its safe and efficient utilization, (ii) the exercise of such authority may substantially impair or eliminate altogether the utility to the Obligors and value to the secured parties of Aircraft Related Equipment pledged as Collateral and other assets of the Obligors such as gates and slots utilized at airports, (iii) nothing in this Agreement or in the Slot Security Agreement shall be construed or asserted by any of the parties to impede or interfere with the FAA's exercise of its authority under the Slot Regulations, and (iv) no assurance, express or implied, has been given by any Governmental Authority, including the Board, to the Obligors or to any secured party, nor has any of the Obligors or any secured party relied upon any such assurance, with respect to any future action, inaction or policy of the FAA or any other Governmental Authority relating to any such Collateral or other assets.

                  SECTION 11.20. INDEPENDENCE OF REPRESENTATIONS, WARRANTIES AND COVENANTS. All representations and warranties made in and covenants under this Agreement shall be given independent effect so that (a) if a particular representation and warranty is unqualified, the fact that another representation and warranty is qualified shall not affect the operation of the former provision; and (b) if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of an Event of Default or Default if such action is taken or condition exists.

                          [SIGNATURE PAGES TO FOLLOW]

                      [Signature page to Loan Agreement]

WD2000: NY 455268.15

                      [Signature page to Loan Agreement]

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

                                       US AIRWAYS, INC.

                                       By: ________________________
                                       Name:    Neal S. Cohen
                                       Title:   Executive Vice President -
                                                 Finance and Chief Financial
                                                 Officer

                                       US AIRWAYS GROUP, INC.

                                       By: ________________________
                                       Name:    Neal S. Cohen
                                       Title:   Executive Vice President -
                                                 Finance and Chief Financial
                                                 Officer

KITTY HAWK FUNDING
CORPORATION,

as Primary Tranche A Lender

By:_________________________
Name:
Title:

BANK OF AMERICA, N.A.,
as Alternate Tranche A Lender

By:_________________________
Name:
Title:

BANK OF AMERICA, N.A.,
as a Tranche B Lender

By:_________________________
Name:
Title:

BANK OF AMERICA, N.A.,
as Agent and Collateral Agent

By:____________________________
Name:
Title:

BANK OF AMERICA, N.A.,
as KHFC Administrative Agent

By:____________________________
Name:
Title:

Retirement Systems of
Alabama Holdings LLC,
as a Tranche B Lender

By:_________________________
Name:
Title:

PHOENIX AMERICAN FINANCIAL SERVICES, INC., as Loan Administrator

By:____________________________
Name:
Title:





AIR TRANSPORTATION
STABILIZATION BOARD

By:____________________________
Name:  Daniel G. Montgomery
Title:  Executive Director

                                   Annex A-4

                                   Annex A-1

                                    ANNEX A

                    NOTICE ADDRESSES; PAYMENT INSTRUCTIONS

If to the Borrower or Group:

US Airways, Inc.
or US Airways Group, Inc.
2345 Crystal Drive
Arlington, VA 22227
Attention: Neal S. Cohen
Executive Vice President-Finance
and Chief Financial Officer
Phone: (703) 872-5050
Fax: (703) 872-5960

and

Attention:  Jeffery A. McDougle
            Vice President-Finance and Treasurer

            Phone: (703) 872-6441
            Fax: (703) 872-5444

and

Attention: Howard L. Wu
            Managing Director and Associate
            General Counsel
            Phone: (703) 872-5228
            Fax: (703) 872-5252

with a copy to:

Skadden, Arps, Slate, Meagher & Flom (Illinois)
333 West Wacker Drive

Chicago, IL 60606
Attention: Seth E. Jacobson, Esq.
Phone: (312) 407-0889
Fax:  (312) 407-0411

If to the Primary Tranche A Lender:

Kitty Hawk Funding Corporation
c/o Lord Securities Corporation
48 Wall Street

New York, NY 10005
Attention: Jill Gordon
Phone: (212)346-9021
Fax: (212) 346-9012

If to the Alternate Tranche A Lender:

Bank of America, N.A.
NC1-027-19-01
214 N. Tryon Street
Charlotte, NC 28255
Attention: Michelle Heath
Phone: (704) 386-7922
Fax: (704) 388-0027

Payment instructions:

[Upfront Wiring Instructions
Bank of America, Charlotte, NC

ABA:  053 000 196
Acct Name:  Operations/Administration
Acct.#:  109 360 065 6600
Ref:  US Airways
Attn:  Sean Walsh]

Ongoing Wiring Instructions
Deutsche Bank, New York, NY

ABA:  021 001 033
Acct Name:  BTCO as Depository for BofA
Acct.#: 00-362-941
Ref:  US Airways
Attn: Jessica Richmond

If to the Tranche B Lender:

Retirement Systems of Alabama Holdings LLC
135 South Union Street

Montgomery, AL 36104
Attention: Dr. David G. Bronner
Phone: (334) 242-5718
Fax: (334) 240-3268

with a copy to:

William Stephens

Retirement Systems of Alabama Holdings LLC
135 South Union Street

Montgomery, AL 36104

If to the Tranche B Lender:

Bank of America, N.A.
Mail Code: IL1-231-10-08
231 S. LaSalle Street
Chicago, IL 60604
Attention: Charles A. McDonnell
Phone: (312) 828-6225
Fax: (312) 974-8811


If to the Loan Administrator:

Phoenix American Financial Services, Inc.
2401 Kerner Boulevard

San Rafael, CA 94901-5529
Attention: Karen Weaver
Phone: (415) 485-4765
Fax: (415) 451-7588
Email: kweaver@phxa.com

with a copy to:

Joe Horgan

Phoenix American Financial Services, Inc.
2401 Kerner Boulevard

San Rafael, CA 94901-5529
Phone: (415) 485-4546
Fax: (415) 485-4522
Email: jhorgan@phxa.com

If to the Agent:

Liliana Claar
Bank of America, N.A.

CA5-701-05-19

1455 Market Street, 5th Floor
San Francisco, CA 94103
Phone:  (415) 436-2770

Fax:  (415) 503-5003
Email: liliana.claar@bankofamerica.com

If to the KHFC Administrative Agent:

Bank of America, N.A.
NC1-027-19-01
214 N. Tryon Street
Charlotte, NC 28255
Attention: Michelle Heath
Phone: (704) 386-7922
Fax: (704) 388-0027

If to the Collateral Agent:

Liliana Claar
Bank of America, N.A.

CA5-701-05-19

1455 Market Street, 5th Floor
San Francisco, CA 94103
Phone:  (415) 436-2770

Fax:  (415) 503-5003
Email: liliana.claar@bankofamerica.com

with a copy to:

Charles A. McDonell
Bank of America, N.A.
231 S. LaSalle Street
10th Floor
Chicago, IL  60604
Phone:  (312) 828-6225
Fax:  (312) 974-8811
Email:  chas.a.mcdonell@bankofamerica.com

If to the Board:

Air Transportation Stabilization Board
1120 Vermont Avenue

Suite 970
Washington, D.C. 20005

Attention: Executive Director
Phone: (202) 775-8030
Fax: (202) 622-3420

with a copy to:

United States Department of the Treasury
1500 Pennsylvania Avenue, N.W.

Washington, D.C. 20220

Attention: Deputy Assistant Secretary for Government Financial Policy
Phone:  (202) 622-7073

Fax: (202) 622-0387

                                    ANNEX B

                                LENDING OFFICE

                                   EXHIBIT A

                           ASSIGNMENT AND ACCEPTANCE

                  ASSIGNMENT AND ACCEPTANCE dated as of _________, ____, between ______________ (the "Assignor") and ______________ (the "Assignee").
Reference is made to the Loan Agreement, dated as of March 31, 2003 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the "Loan Agreement"), among US Airways, Inc., US Airways Group, Inc., the Subsidiary Guarantors from time to time party thereto, the several lenders from time to time party thereto, Phoenix American Financial Services, Inc., as Loan Administrator, Bank of America, N.A., as Agent, KHFC Administrative Agent, and Collateral Agent and Air Transportation Stabilization Board. Capitalized terms used herein and not otherwise defined herein are used herein as defined in the Loan Agreement.

                  The Assignor and the Assignee hereby agree as follows:

                  (i) The Assignor hereby sells and assigns to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, [all of] [a __% interest in] the Assignor's rights and obligations under the Loan Agreement as a Tranche [A][B] Lender. The principal amount of Tranche [A][B] of the Loan assigned to the Assignee are set forth in Section 1 of Schedule I [and the principal amount of Tranche [A][B] of the Loan retained by the Assignor after giving effect to such sale and assignment are set forth in Section 2 of Schedule I].

                  (ii) The Assignor (i) represents and warrants that it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim; (ii) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Loan Agreement or any other Loan Document or any other instrument or document furnished pursuant thereto or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Agreement or any other Loan Document or any other instrument or document furnished pursuant thereto; and (iii) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or the performance or observance by the Borrower of any of its obligations under the Loan Agreement or any other Loan Document or any other instrument or document furnished pursuant thereto.

                  (iii) The Assignee (i) agrees that it will, independently and without reliance upon the Agent, the Collateral Agent, the Assignor or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Agreement; (ii) appoints and authorizes the Agent and the Collateral to take such action as administrative agent or collateral agent, respectively, on its behalf and to exercise such powers under the Loan Agreement and the other Loan Documents as are delegated to the Agent or the Collateral Agent by the terms thereof, together with such powers as are reasonably incidental thereto; (iii) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Loan Agreement are required to be performed by it as a Lender; (iv) represents and warrants that it is an Eligible Lender; (v) confirms it has received such documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance; and (vi) specifies as its Lending Office (and address for notices) the office set forth beneath its name on the signature pages hereof.

                  (iv) Following the execution of this Assignment and Acceptance by the Assignor and the Assignee, it will be delivered to the Agent (with a copy to the Board) for acceptance and recording by the Agent, together with an assignment fee of $10,000. The effective date of this Assignment and Acceptance shall be __________ or such later date as of which the Board shall have consented to the sale and assignment of [all of] [a __% interest in] the Assignor's rights and obligations under the Loan Agreement and the other Loan Documents to the Assignee as provided herein and as evidenced by its signed confirmation thereof set forth on the signature pages hereof (the "Effective Date").

                  (v) Upon such acceptance and recording by the Agent, then, as of the Effective Date, (i) the Assignee shall be a party to the Loan Agreement and, to the extent provided in this Assignment and Acceptance, have the rights and obligations under the Loan Agreement of a Lender and (ii) the Assignor shall, to the extent provided in this Assignment and Acceptance, relinquish its rights (except those which survive the payment in full of the Obligations) other than those relating to events or circumstances occurring prior to the Effective Date and be released from its obligations under the Loan Documents.

                  (vi) Upon such acceptance and recording by the Agent, from and after the Effective Date, the Agent shall make all payments under the Loan Documents in respect of the interest assigned hereby (i) to or for the account of the Assignee, in the case of amounts accrued with respect to any period on or after the Effective Date and (ii) to or for the account of the Assignor, in the case of amounts accrued with respect to any period prior to the Effective Date.

                  (vii) This Assignment and Acceptance shall be governed by, and be construed in accordance with, the law of the State of New York.

                  (viii) This Assignment and Acceptance may be executed in any number of counterparts and by different parties on separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement. Delivery of an executed counterpart of this Assignment and Acceptance by telecopier shall be effective as delivery of a manually executed counterpart of this Assignment and Acceptance.

                  IN WITNESS WHEREOF, the parties hereto have caused this Assignment and Acceptance to be executed by their respective officers thereunto duly authorized, as of the date first above written.

                                                     [Assignor]
                                                     By:________________________
                                                     Name: Title:

                                                     [Assignee]
                                                     By:________________________
                                                     Name: Title:

                                                     Lending Office (and
address for notices):

                                                     [Address]


Accepted this_____________ day

of ________________________, ____

BANK OF AMERICA, N.A.,

as Agent and Collateral Agent

By:___________________________
Name:

Title:

[The Board hereby confirms its consent to this Assignment and Acceptance in accordance with the provisions of Section 11.2 of the Loan Agreement

AIR TRANSPORTATION STABILIZATION BOARD

By:___________________________
Name:

Title:]

The Borrower hereby confirms its consent to this Assignment and Acceptance in accordance with the provisions of Section 11.2 of the Loan Agreement.

US AIRWAYS, INC.

By:___________________________
Name: Neal S. Cohen
Title: Executive Vice President-Finance
       and Chief Financial Officer

                                  SCHEDULE I

                                      TO

                           ASSIGNMENT AND ACCEPTANCE

SECTION 1.

Aggregate Outstanding Principal Amount of Tranche [A][B]
Assigned to Assignee:                                        $______________

SECTION 2.

Aggregate Outstanding Principal Amount of Tranche [A][B]
retained by Assignor:                                        $______________

                                  EXHIBIT B-1

                            FORM OF TRANCHE A NOTE

$ 900,000,000                                             [--], 2003

         FOR VALUE RECEIVED, the undersigned US AIRWAYS, INC., a Delaware corporation (the "Borrower"), hereby promises to pay to BANK OF AMERICA, N.A. as Agent, for the account of Kitty Hawk Funding Corporation and Bank of America, N.A., as the Tranche A Lenders, the principal amount set forth above, or, if less, the aggregate unpaid principal amount of Tranche A of the Loan, payable at such times, and in such amounts, as are specified in the Loan Agreement (as defined below). The Borrower hereby promises to pay interest on the unpaid principal amount of Tranche A from the date hereof until such principal amount is paid in full, at the rate or rates, and payable at such times as are specified in the Loan Agreement.

         This Tranche A Note shall be payable at the principal office of the Agent presently located at 231 S. LaSalle St., Chicago, IL 60604.

         This Tranche A Note is the "Tranche A Note" referred to in that certain Loan Agreement, dated as of March 31, 2003 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the "Loan Agreement"), among the Borrower, US Airways Group, Inc., the Subsidiary Guarantors from time to time party thereto, the several lenders from time to time party thereto, Phoenix American Financial Services, Inc., as Loan Administrator, Bank of America, N.A., as Agent, KHFC Administrative Agent and Collateral Agent, and Air Transportation Stabilization Board, and this Tranche A Note is entitled to the benefits thereof and the other Loan Documents. Capitalized terms used herein and not defined herein are used herein as defined in the Loan Agreement.

         Demand, diligence, presentment, protest and notice of non-payment and protest are hereby waived by the Borrower. This Tranche A Note may be prepaid solely as provided in the Loan Agreement and may be accelerated in whole or in part as provided in the Loan Agreement.

         This Tranche A Note shall be governed by, and construed in accordance with, the law of the State of New York (and to the extent applicable, the Bankruptcy Code); provided, that in the event the Board becomes a Lender pursuant to the Board Guaranty, the rights and obligations of the Board hereunder shall be governed by, and construed in accordance with, the Federal law of the United States of America, if and to the extent such Federal law is applicable, and otherwise in accordance with the law of the State of New York.

         IN WITNESS WHEREOF, the Borrower has caused this Tranche A Note to be executed and delivered by its duly authorized officer as of the date and at the place set forth above.

                                          US AIRWAYS, INC.

                                          By:______________________
                                          Name: Neal S. Cohen
                                          Title: Executive Vice
                                                 President-Finance and Chief
                                                 Financial Officer

                                  EXHIBIT B-2

                            FORM OF TRANCHE B NOTE

                                   No. [--]

$[--]                                                            [--], 2003

         FOR VALUE RECEIVED, the undersigned US AIRWAYS, INC., a Delaware corporation (the "Borrower"), hereby promises to pay to BANK OF AMERICA, N.A. as Agent, for the account of [_______] as a Tranche B Lender, the principal amount set forth above, or, if less, the aggregate unpaid principal amount of Tranche B, payable at such times, and in such amounts, as are specified in the Loan Agreement (as defined below). The Borrower hereby promises to pay interest on the unpaid principal amount of Tranche B from the date hereof until such principal amount is paid in full, at the rate or rates, and payable at such times as are specified in the Loan Agreement.

         This Tranche B Note shall be payable at the principal office of the Agent presently located at 231 S. LaSalle St., Chicago, IL 60604.

         This Tranche B Note is the "Tranche B Note" referred to in that certain Loan Agreement, dated as of March 31, 2003 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the "Loan Agreement"), among the Borrower, US Airways Group, Inc., the Subsidiary Guarantors from time to time party thereto, the several lenders from time to time party thereto, Phoenix American Financial Services, Inc., as Loan Administrator, Bank of America, N.A., as Agent, KHFC Administrative Agent and Collateral Agent, and Air Transportation Stabilization Board, and this Tranche B Note is entitled to the benefits thereof and the other Loan Documents. Capitalized terms used herein and not defined herein are used herein as defined in the Loan Agreement.

         Demand, diligence, presentment, protest and notice of non-payment and protest are hereby waived by the Borrower. This Tranche B Note may be prepaid solely as provided in the Loan Agreement and may be accelerated in whole or in part as provided in the Loan Agreement.

         This Tranche B Note shall be governed by, and construed in accordance with, the law of the State of New York (and to the extent applicable, the Bankruptcy Code); provided, that in the event the Board becomes a Lender pursuant to the Board Guaranty, the rights and obligations of the Board hereunder shall be governed by, and construed in accordance with, the Federal law of the United States of America, if and to the extent such Federal law is applicable, and otherwise in accordance with the law of the State of New York.

         IN WITNESS WHEREOF, the Borrower has caused this Tranche B Note to be executed and delivered by its duly authorized officer as of the date and at the place set forth above.

                                       US AIRWAYS, INC.

                                       By:______________________
                                       Name: Neal S. Cohen
                                       Title: Executive Vice President-Finance
                                              and Chief Financial Officer

                                   EXHIBIT P

                          FORM OF SUBSIDIARY JOINDER

                  JOINDER AGREEMENT, dated as of ___________ ___, 200___ (this "Joinder") by ______________________ (the "New Subsidiary") to the Loan Agreement dated as of March 31, 2003, among US Airways, Inc., US Airways Group, Inc., the Subsidiary Guarantors parties thereto from time to time, the several banks and other financial institutions or entities from time to time parties thereto as lenders, Phoenix American Financial Services, Inc., in its capacity as loan administrator thereunder, Bank of America, N.A., as agent for the Lenders, as agent for the Primary Tranche A Lender, and as Collateral Agent, and Air Transportation Stabilization Board (as the same may be amended, restated or supplemented or otherwise modified from time to time, the "Loan Agreement"). Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Loan Agreement.

                                   RECITALS

                  WHEREAS, Section 5.8(a) of the Loan Agreement provides that, following the formation or acquisition by any Obligor of a Subsidiary that is not a CFC, such Obligor shall cause such Subsidiary to execute and deliver to the Agent and the Board a Subsidiary Joinder, pursuant to which such Subsidiary shall become a party to the Loan Agreement.

                  (a) AGREEMENT

                  (b) NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the New Subsidiary, the New Subsidiary, intending legally to be bound, hereby agrees as follows:

                  1. Joinder. By the execution of this Joinder, the New Subsidiary hereby agrees that it is, and shall be deemed for all purposes to be, a Subsidiary Guarantor under the Loan Agreement, and agrees that it is bound by the terms, conditions and obligations set forth therein, with the same force and effect as if the New Subsidiary had been an original signatory thereto.

                  2. Notice. The address of the New Subsidiary set forth below its signature hereto shall be its address for all purposes of the Loan Agreement as if set forth on Annex A thereto.

                  3. Governing Law. This Joinder shall be construed in accordance with, and shall be governed by, the laws of the State of New York.

                  4. Further Assurances. The New Subsidiary agrees to perform any further acts and execute and deliver any additional documents and instruments that may be necessary or reasonably requested by the Agent or the Board to carry out the provisions of this Joinder.

                  IN WITNESS WHEREOF, the New Subsidiary has executed this Joinder Agreement as of the date first above written.

                                         [NEW SUBSIDIARY]

                                         By:____________________________
                                         Name:
                                         Title:


                                         Address and Contact Information:


                                         Attn:
                                         Tel:
                                         Fax:


ACKNOWLEDGED:

BANK OF AMERICA, N.A.,

as Agent

By:____________________________
Name:
Title:

AIR TRANSPORTATION
STABILIZATION BOARD

By:____________________________
Name:
Title:

                                   EXHIBIT Q

                      MINIMUM LIABILITY INSURANCE AMOUNT

-------------------------------------  --------------------------------------

Minimum Liability Insurance Amount:    $750,000,000
-------------------------------------  --------------------------------------

                                                               PLAN EXHIBIT H

-----------------------------------------------------------------------------------------------------------------------------------
                   United States Bankruptcy Court                             |     Administrative           |
          Eastern District of Virginia, Alexandria Division                   |      Expense Claim           |
           US Airways Group Inc., et al. Claims Processing                    |        Request               |
                      c/o Logan & Company, Inc.                               |                              |
                           546 Valley Road                                    |                              |
                      Upper Montclair, NJ 07043                               |                              |
                                                                              |                              |
                                                                              |                              |
                                                                              |                              |
----------------------------------------------------------------------------- |------------------------------|
Debtor against which claim is asserted :  (check one)                         |  Case Name and Number        |
[ ] US Airways Group, Inc. (02-83984)     [ ] US Airways, Inc. (02-83985)     |  In re US Airways Group,     |
[ ] Allegheny Airlines, Inc. (02-83986)   [ ] PSA Airlines, Inc. (02-83987)   |  Inc., et al. 02-83984       |
[ ] Piedmont Airlines, Inc. (02-83988)    [ [ MidAtlantic Airways, Inc.       |  Chapter 11,                 |
[ ] US Airways Leasing and Sales, Inc.        (02-83989)                      |  Jointly Administered        |
    (02-83990)                                                                |                              |
[ ] Material Services Company, Inc. (02-83991)                                |                              |
-------------------------------------------------------------------------------------------------------------|
                                                                                                             |
NOTE: This form should not be used to make a claim in connection with a request for payment for              |
goods or services provided to the Debtors prior to the commencement of the case. This Administrative         |
Expense Claim Request form is to be used solely in connection with a request for payment of an               |
administrative expense arising after commencement of the case pursuant to 11 U.S.C. section 503.             |
                                                                                                             |
-------------------------------------------------------------------------------------------------------------|
Name of Creditor                                                              | [ ] Check box if you are     |
(The person or other entity to whom the debtor owes money or property)        |     aware that anyone else   |
                                                                              |     has filed a proofof      |
                                                                              |     claim relating to your   |
                                                                              |     claim. Attach copy of    |
                                                                              |     statement giving         |
                                                                              |     particulars.             |
                                                                              | [ ] Check box if you have    |
Name and Address Where Notices Should be Sent                                 |     never received any       |
                                                                              |     notices from the         |
                                                                              |     bankruptcy court in      |  THIS SPACE IS FOR
                                                                              |     this case.               |   COURT USE ONLY
                                                                              | [ ] Check box if the address |
                                                                              |     differs from the address |
Telephone No.                                                                 |     on the envelope sent to  |
                                                                              |     you by  the court.       |
                                                                              |                              |
------------------------------------------------------------------------------| -------------------------------------------------
                                                                              |
ACCOUNT OR OTHER NUMBER BY WHICH CREDITOR IDENTIFIES DEBTOR:                  |  Check here if this claim   [ ]  replaces
                                                                              |                             [ ]  amends
                                                                              |                    a previously filed claim, dated:
                                                                              |                     ______________________
----------------------------------------------------------------------------------------------------------------------------------

1. BASIS FOR CLAIM
  [ ]   Goods sold                                                  [ ]   Retiree benefits as defined in 11 U.S.C. section 1114(a)
  [ ]   Services performed                                          [ ]   Wages, salaries, and compensation (Fill out below)
  [ ]   Money loaned                                                      Your social security number ____________________________
  [ ]   Personal injury/wrongful death                                    Unpaid compensation for services performed
  [ ]   Taxes                                                               from  ____________________  to ______________________
  [ ]   Other (Describe briefly)                                                    (date)                       date)

----------------------------------------------------------------------------------------------------------------------------------
                                                                              |
2. DATE DEBT WAS INCURRED                                                     |  3.  IF COURT JUDGMENT, DATE OBTAINED:
                                                                              |
----------------------------------------------------------------------------------------------------------------------------------

4. TOTAL AMOUNT OF ADMINISTRATIVE CLAIM: $_______________________
   [ ]  Check this box if claim includes interest or other charges in addition to the principal amount of the claim.
        Attach itemized statement of all additional charges.
----------------------------------------------------------------------------------------------------------------------------------

5. Brief Description of Claim (attach any additional information):




-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                               |  THIS SPACE IS FOR
6.  CREDITS AND SETOFFS: The amount of all payments on this claim has been credited and deducted for the       |    COURT USE ONLY
    purpose of making this proof of claim.  In filing this claim, claimant has deducted all amounts            |
    that claimant owes to debtor.                                                                              |
                                                                                                               |
7.  SUPPORTING DOCUMENTS: Attach copies of supporting documents, such as promissory notes, purchase orders,    |
    invoices, itemized statements of running accounts, contracts, court judgments, or evidence of security     |
    interests.  DO NOT SEND ORGINAL DOCUMENTS. If the documents are not available, explain.  If the documents  |
    are voluminous, attach a summary.  Any attachment must be 8-1/2" by 11".                                   |
                                                                                                               |
8.  DATE-STAMPED COPY: To receive an acknowledgement of the filing of your claim, enclose a stamped,           |
    self-addressed envelope and copy of this proof of claim.                                                   |
---------------------------------------------------------------------------------------------------------------|
                          |                                                                                    |
Date                      |   Sign and print the name and title, if any, of the creditor or other person       |
                          |   authorized to file this claim (attach copy of power of attorney, if any)         |
                          |                                                                                    |
                          |                                                                                    |
                          |                                                                                    |
----------------------------------------------------------------------------------------------------------------------------------



Penalty for presenting fraudulent claim: Fine of up to $500,000 or imprisonment for up to 5 years, or both.  18 U.S.C.152 and 3571.




                                         INSTRUCTIONS FOR FILING ADMINISTRATIVE EXPENSE CLAIM

The instructions below are general explanations of the law.  In particular types of cases or circumstances, such as bankruptcy cases that are not filed voluntarily by a debtor, there may be exceptions to the general rules.
------------------------------------------------------------------------------------------------------------------------------------
                                                             "DEFINITIONS"
------------------------------------------------------------------------------------------------------------------------------------

DEBTORS                                         ADMINISTRATIVE EXPENSE CLAIM                 ADMINISTRATIVE BAR DATE
The person, corporation, or other entity that   Any right to payment constituting a cost     Pursuant to section 10.3 of the Plan
has filed a bankruptcy case is called the       or expense of administration of any of the   and paragraph [o] of the Confirmation
debtor.  US Airways Group, Inc., US Airways,    Reorganization Cases (other than a DIP       Order, all requests for payment of an
Inc., Allegheny Airlines, Inc., PSA Airlines,   Facility Claim, Plan Sponsor Claim,          Administrative Claim that has arisen
Inc., Piedmont Airlines, Inc., MidAtlantic      Professional Claim or Key Ordinary Course    between August 11, 2002 and March [o],
Airways, Inc., US Airways Leaseing and Sales,   Professional Claim) allowed under sections   2003 must be filed no later than
Inc., and Material Services Company, Inc. are   503(b) and 507(a)(1) of the Bankruptcy       May [o], 2003.
collectively referred to as the Debtors.        Code, including, without limitation, any
                                                actual and necessary costs and expenses of
CREDITOR                                        operating one or more of the Debtors'
A creditor is any person, corporation, or       Estates, any actual and necessary costs
other entity to whom the debtor owes a debt.    and expenses of operating one or more of
                                                the Debtors' businesses, and any fees or
                                                charges assessed against one or more of
                                                the Estates of the Debtors under section
                                                1930 of chapter 123 of title 28 of the
                                                United States Code.
---------------------------------------------------------------------------------------------------------------------------------

                         Items to be completed in Administrative Expense Claim form (if not already filled in):

---------------------------------------------------------------------------------------------------------------------------------


Court, Name of Debtor, and Case Number:                              4. Total Amount of Administrative Claim:
Fill in the name of the federal judicial district where              Fill in the total amount of the entire Claim. If
the bankruptcy case was filed (for example, Eastern                  interest or other charges in addition to the principal
District of Virginia), the name of the debtor in the                 amount of the Claim are included, check the appropriate
bankruptcy case, and the bankruptcy case number.                     place on the form and attach an itemization of the
                                                                     interest and charges.
Information about Creditor:
Complete the section giving the name, address, and                   5.  Brief Description of Claim:
telephone number of the creditor to whom the Debtors                 Describe the Administrative Expense Claim including,
owe money or property, and the Debtors' account                      but not limited to, the actual and necessary costs and
number(s), if any. If anyone else has already filed an               expenses of operating one or more of the Debtors'
Administrative Expense Claim form relating to this                   Estates or any actual and necessary costs and expenses
debt, if you never received notices from the bankruptcy              of operating one or more of the Debtors' businesses.
court about this case, if your address differs from
that to which the court sent notice, or if this                      6.  Credits and Setoffs:
Administrative Expense Claim form replaces or changes                By signing this Administrative Expense Claim form, you
an Administrative Expense Claim form that was already                are stating under oath that in calculating the amount
filed, check the appropriate box on the form.                        of your Claim you have given the Debtors credit for all
                                                                     payments received from the Debtors.
1.  Basis for Claim:
Check the type of debt for which the Administrative                  7.  Supporting Documents:
Expense Claim form is being filed. If the type of debt               You must attach to this Administrative Expense Claim
is not listed, check "Other" and briefly describe the                form copies of documents that show the Debtors owe the
type of debt. If you were an employee of the Debtors,                debt claimed or, if the documents are too lengthy, a
fill in your social security number and the dates of                 summary of those documents. If documents are not
work for which you were not paid.                                    available you must attach an explanation of why they
                                                                     are not available.
2.  Date Debt Incurred:
Fill in the date when the Debtors first owed the debt.               8.  Date-Stamped Copy:
                                                                     To receive an acknowledgement of the filing of your
3.  Court Judgments:                                                 Claim, enclose a stamped, self-addressed envelope and
If you have a court judgment for this debt, state the                copy of this Administrative Expense Claim form.
date the court entered the judgment.


                                                              PLAN EXHIBIT I

                       POSTPETITION AIRCRAFT OBLIGATIONS
                       ---------------------------------

                           General Note to Exhibit I
                           -------------------------

1. The Debtors have listed on this Exhibit I the Postpetition Aircraft Obligations (as defined in the Plan), which are obligations arising pursuant to new or renegotiated postpetition agreements or potential obligations that may arise pursuant to definitive agreements ("Definitive Agreements") incorporating the terms and conditions of the term sheets set forth below, as adjusted by any agreement pursuant to section 1110 of the Bankruptcy Code, any subsequent agreement between the parties, the Plan or the order confirming the Plan. To the extent the parties are unable to enter into Definitive Agreements regarding such obligations, the Debtors reserve the right to reject leases relating to, or abandon, such aircraft after the Effective Date in accordance with the Plan, the Confirmation Order and any agreement between Debtors and a particular aircraft creditor.

------------------------------------------------------------------
   Tail #    Type of Agreement   Parties to Agreement      Date
   ------    -----------------   --------------------      ----
------------------------------------------------------------------

N419US       Letter            U.S. Bank National        12/2/02
N420US       Agreement, dated  Association, as
             as of December    successor trustee to
             2, 2002, as       State Street Bank &
             amended or        Trust Company, as
             supplemented      Indenture Trustee of the
             from time to      US Air 1990-B Pass
             time, attaching   Through Trusts
             the Term Sheet -
             N419US, N420US    U.S. Bank National
             US Airways,       Association, as
             Inc./RSA Lease    successor trustee to
             Transaction And   State Street Bank &
             Related Matters   Trust Company, as Pass
                               Through Trustee of the
                               US Air 1990-B Pass
                               Through Trusts

                               US Airways, Inc.

------------------------------------------------------------------
N436US       Letter            U.S. Bank National        12/2/02
N437US       Agreement, dated  Association, as
N528AU       as of December    successor trustee to
             2, 2002, as       State Street Bank &
             amended or        Trust Company, as Pass
             supplemented      Through Trustee of the
             from time to      US Air 1990-A Pass
             time, attaching   Through Trusts
             the Term Sheet -
             N436US, N437US    US Airways, Inc.
             and N528AU
             Airways,
             Inc./RSA Lease
             Transaction And
             Related Matters

------------------------------------------------------------------
N645US       Letter            U.S. Bank National        12/2/02
N646US       Agreement, dated  Association, as
             as of December    successor trustee to
             2, 2002, as       State Street Bank &
             amended or        Trust Company, as
             supplemented      Indenture Trustee of the
             from time to      US Air 1991-D Pass
             time, attaching   Through Trusts
             the Term Sheet -
             N645US, N646US    U.S. Bank National
             US Airways,       Association, as
             Inc./RSA Lease    successor trustee to
             Transaction And   State Street Bank &
             Related Matters   Trust Company, as Pass
                               Through Trustee of the
                               US Air 1991-D Pass
                               Through Trusts

                               US Airways, Inc.

------------------------------------------------------------------
N651US       Letter            U.S. Bank National        12/2/02
N652US       Agreement, dated  Association, as
             as of December    successor trustee to
             2, 2002, as       State Street Bank &
             amended or        Trust Company, as Pass
             supplemented      Through Trustee of the
             from time to      US Air 1990-A Pass
             time, attaching   Through Trusts
             the Term Sheet -
             N651US, N652US    US Airways, Inc.
             US Airways,
             Inc./RSA Lease
             Transaction And
             Related Matters

------------------------------------------------------------------
N432US       Restructuring     Credit Suisse First       1/15/03
             Term Sheet -      Boston
             N432US (US
             Airways,          US Airways, Inc.
             Inc./Wilmington
             Trust Company
             Conversion Of
             Owned Mortgaged
             Aircraft Into
             Single Investor
             Leased Aircraft)

------------------------------------------------------------------
N586US       Restructuring     All First Bank, as Owner  12/10/02
N587US       Term Sheet -      Participant with respect
             N586US And        to the aircraft bearing
             N587US (US        the FAA registration
             Airways, Inc.     number N587US
             Refinancing Of
             Leveraged Leased  Black Diamond CLO 1998-1
             Aircraft)         Ltd, as Loan Participant

                               John Hancock Life
                               Insurance Company, as
                               Loan Participant

                               Modern Woodmen of
                               America, as Loan
                               Participant

                               Penn Mutual Life
                               Insurance Company, as
                               Loan Participant

                               Teco Finance, Inc. , as
                               Owner Participant with
                               respect to the aircraft
                               bearing the FAA
                               registration number
                                    N586US

                               Wachovia Bank, N.A., as
                               Owner Trustee

                               Wilmington Trust
                               Company, as Indenture
                                    Trustee

                               US Airways, Inc.

------------------------------------------------------------------
N655US       Restructuring     John Hancock Life         12/11/02
             Term Sheet For    Insurance Company, as
             N655US (US        Loan Participant
             Airways, Inc.
             Refinancing Of    Mellon Bank, N.A.,
             Leveraged Lease   solely in its capacity
             Aircraft)         as Trustee for the Long-Term Investment Trust,
                               as Loan Participant

                               Phoenix Life Insurance
                               Company, as Owner
                               Participant

                               State Street Bank and
                               Trust Company of
                               Connecticut, National
                               Association, as
                               Indenture Trustee

                               Sun Life Insurance
                               Company of America, as
                               Loan Participant

                               Wilmington Trust
                               Company, as Owner Trustee

                               US Airways, Inc.

------------------------------------------------------------------
N576US       Remedial Term      Wachovia Bank, N.A., as  12/16/02
N577US       Sheet (US          Equipment Trust Trustee
N584US       Airways, Inc./     under the Equipment
N588US       Wachovia/          Trust Agreements
N589US       Repackaging 21     relating to each of the
N590US       Aircraft)          Aircraft
N591US
N592US                         US Airways, Inc.
N511AU
N512AU
N514AU
N515AU
N517AU
N518AU
N519AU
N520AU
N521AU
N522AU
N525AU
N526AU
N527AU

------------------------------------------------------------------
N430US       Restructuring     Diamond Lease (U.S.A.),   10/17/02
             Term Sheet -      Inc.
             N430US (US
             Airways,          US Airways, Inc.
             Inc./Diamond
             Lease (U.S.A.),
             Inc. Conversion
             Of Owned
             Mortgaged
             Aircraft Into
             Single Investor
             Leased Aircraft)

------------------------------------------------------------------
N434US       Restructuring     SMBC Leasing and          10/18/02
N435US       Term Sheet (US    Finance, Inc.
             Airways,
             Inc./SMBC         Sumitomo Mitsui Banking
             Conversion Of     Corporation
             Owned Mortgaged
             Aircraft Into     US Airways, Inc.
             Single Investor
             Leased Aircraft)

------------------------------------------------------------------
N653US       Restructuring     Itochu AirLease           10/23/02
             Term Sheet        Holdings, Inc.
             N653US (US
             Airways,          Itochu AirLease
             Inc./Wilmington   Holdings, Inc., as
             Trust Company     assigned by The Chuo
             Conversion Of     Mitsui Trust and Banking
             Owned Mortgaged   Co., Ltd.
             Aircraft Into
             Single Investor   US Airways, Inc.
             Leased Aircraft)

------------------------------------------------------------------
N433US       Restructuring     Itochu AirLease           10/23/02
             Term Sheet -      Holdings, Inc., as
             N433US (US        assigned by The Chuo
             Airways,          Mitsui Trust & Banking
             Inc./Wilmington   Co., Inc.
             Trust Company
             Conversion Of     US Airways, Inc.
             Owned Mortgaged
             Aircraft Into
             Single Investor
             Leased Aircraft)

------------------------------------------------------------------
N426US       Restructuring     Marubeni America          12/2/02
             Term Sheet        Corporation
             N426US (US
             Airways,          US Airways, Inc.
             Inc./Marubeni
             Conversion Of
             Owned Mortgaged
             Aircraft Into
             Single Investor
             Leased Aircraft)

------------------------------------------------------------------
N622AU       Restructuring     The EPIC 1996-1 Trust     12/2/02
N623AU       Term Sheet For
N624AU       N622AU, N623AU    US Airways, Inc.
             And N624AU (US
             Airways,
             Inc./EPIC 1996-1
             Trust Conversion
             Of Three Owned
             Mortgaged
             Aircraft Into
             Single Investor
             Leased Aircraft)

------------------------------------------------------------------
N404US       Remedial Term     U.S. Bank National        12/16/02
N405US       Sheet US          Association, as
N417US       Airways, Inc. -   successor trustee to
N418US       New Lease         State Street Bank &
N421US       Transaction And   Trust Company, not in
N422US       Related Matters   its individual capacity,
N423US       Eleven Boeing     but solely as Loan
N424US       737 Aircraft      Trustee
N529AU
N530AU                         US Airways, Inc.
N531AU

------------------------------------------------------------------
N406US       Remedial Term     Wachovia Bank, N.A., not  12/16/02
N409US       Sheet US          in its individual
N425US       Airways, Inc. -   capacity,
N532AU       New Lease         but solely as Equipment
N533AU       Transaction And   Trust Trustee
             Related Matters
             Five Boeing 737   US Airways, Inc.
             Aircraft

------------------------------------------------------------------
N610AU       Remedial Term     U.S. Bank National        12/16/02
N611AU       Sheet US          Association, as
N612AU       Airways, Inc. -   successor trustee to
N613AU       New Lease         State Street Bank &
N614AU       Transaction And   Trust Company, not in
N617AU       Related Matters   its individual capacity,
N619AU       Nine Boeing 757   but solely as Loan
N620AU       Aircraft (1993-A  Trustee
N621AU       PTT)
                               US Airways, Inc.

------------------------------------------------------------------
N625VJ       Restructuring     Wilmington Trust          12/16/02
N626AU       Term Sheet -      Company, not in its
N627AU       N586US And        individual capacity,
N628AU       N587US (US        but solely as Collateral
N629AU       Airways, Inc.     Agent
N630AU       Refinancing Of
N631AU       Leveraged Leased  US Airways, Inc.
N632AU       Aircraft)
N633AU

------------------------------------------------------------------
N563AU       Exhibit I - Term  GE Engine Services, Inc.  12/26/02
             Sheet  to the
             Memorandum of     General Electric Company
             Understanding
             with General      US Airways, Inc.
             Electric Capital
             Corporation

------------------------------------------------------------------
N352US       Lease Agreements  U.S. Bank National        3/28/03
N353US                         Association, as
N354US                         Indenture Trustee, under
N355US                         the Existing Indentures
N356US
N575US                         US Airways, Inc.

------------------------------------------------------------------
N326EN       Omnibus           Bombardier Capital Inc.   1/31/03
N329EN       Amendment and
N330EN       Waiver Agreements Piedmont Airlines, Inc.

------------------------------------------------------------------
N284BC       Omnibus           Bombardier Services       1/31/03
N327EN       Amendment and     Corporation
N328EN       Waiver Agreements
N343EN                         Piedmont Airlines, Inc.
N337EN
N804SA
(N335EN)
N803SA
(N333EN)
N342EN
(N511CL)

------------------------------------------------------------------
N841EX       Omnibus           Bombardier Services       1/31/03
N832EX       Amendment and     Corporation
             Waiver Agreements
                               Allegheny Airlines, Inc.

------------------------------------------------------------------
N979HA       Omnibus           Bombardier Services       1/31/03
N980HA       Amendment and     Corporation
N984HA       Waiver Agreements
N824EX                         Wilmington Trust
N825EX                         Company,
N826EX                         not in its individual
N827EX                         capacity, but solely as
N828EX                         Trustee
N981HA
N982HA                         Allegheny Airlines, Inc.

------------------------------------------------------------------
N840EX       Omnibus           Bombardier Capital Inc.   1/31/03
N842EX       Amendment and
N843EX       Waiver Agreements Allegheny Airlines, Inc.
N844EX
N845EX
N846EX
N847EX
N848EX
N849EX
N851EX

------------------------------------------------------------------
N835EX       Omnibus           Bombardier Services       1/31/03
N836EX       Amendment and     Corporation
             Waiver Agreements
                               Wells Fargo Bank
                               Northwest, National
                               Association, not in its
                               individual capacity, but
                               solely as Owner Trustee

                               Allegheny Airlines, Inc.

------------------------------------------------------------------
N427US       Restructuring     Hare & Co.                 2/7/03
             Term Sheet -
             N427US (US        Sun Life Assurance
             Airways, Inc.     Company of Canada
             Conversion Of
             Owned Mortgaged   US Airways, Inc.
             Aircraft Into
             Single Investor
             Leased Aircraft)

------------------------------------------------------------------
N438US       Lease Agreement   AFS Investments XLIV LLC  2/27/03

                               US Airways, Inc.

------------------------------------------------------------------
N439US       Lease Agreement   AFS Investments XLIV LLC  2/14/03

                               US Airways, Inc.

------------------------------------------------------------------
N440US       Lease Agreement   AFS Investments XLIV LLC  3/21/03

                               US Airways, Inc.

------------------------------------------------------------------
N444US       Lease Agreement   AFS Investments XLIV LLC  2/13/03

                               US Airways, Inc.

------------------------------------------------------------------
N965HA       Term Sheet US     Craft Regional Aircraft   2/10/03
N966HA       Airways, Inc. /   Finance Transaction No.
N968HA       CRAFT -           1 Limited
N969HA       Agreement With
N983HA       Respect To Nine   US Airways, Inc.
N985HA       Mortgaged De
N996HA       Havilland Dash-8
N997HA       Aircraft
N998HA

------------------------------------------------------------------
N428US       Restructuring     C.I.T. Leasing Corp.      3/14/03
N429US       Term Sheet -
             N428US/N429US     US Airways, Inc.
             (US Airways,
             Inc./C.I.T.
             Leasing Corp.
             Conversion Of
             Owned Mortgaged
             Aircraft Into
             Single Investor
             Leased Aircraft)

------------------------------------------------------------------
N504AU       Term Sheet US     Verizon Capital Corp.     3/27/03
N505AU       Airways, Inc.
N506AU       Lease Of Boeing   State Street Bank and
             737-300 Aircraft  Trust Company of
             N504AU, N505AU    Connecticut, National
             And N506AU        Association, as
                               Indenture Trustee

                               US Airways, Inc.

------------------------------------------------------------------
N462PS       Restructuring     PSA Airlines, Inc.        3/14/03
N463PS       Term Sheet (US
             Airways/MillenniumUS Airways, Inc.
             Leasing New
             Lease Of 2        Millennium Leasing
             Leased Dornier    Company II LLC
             328 Aircraft)
                               Wells Fargo Bank
                               Northwest, NA, as Owner
                                    Trustee
------------------------------------------------------------------

                                                     PLAN EXHIBIT J




            CATEGORIES OF INDUSTRY PRACTICE AGREEMENTS
            ------------------------------------------

           1.1 Computer Reservation Systems (CRS) Agreements. These agreements define the systems generally used by, without limitation, travel agencies and corporations for display of, among other items, airline schedules, pricing, destination content, rules and procedures.

           1.2 Online Fulfillment Agreements. These agreements include those with World Travel Partners Company (i.e., TRX).

           1.3  Travel Agency and Corporate Agreements.

                (a) Backend Agreements. These agreements are incentive agreements that reward performance with financial or promotional remuneration based upon predetermined performance criteria. Payment is paid after goals are achieved and performance is verified. Specifically, these agreements are those certain agreements entitled (i) (US Airways) Agency Incentive Agreements; and
(ii) US Airways Corporate Incentive Agreements.

                (b) Time of Ticketing/Bonus/International Ticketing Agreements. These agreements are those where an up-front commission or discount is taken at the time of ticketing, usually indicated as a percent off of the fare being ticketed. Up-front time-of-ticketing commissions are usually targeted at, but not limited to, travel agencies, including consolidators, wholesalers, and on-line agencies. Percent discounts are usually targeted at, but not limited to, Corporate Agreements based on volume and prior performance. Specifically, these agreements are those certain agreements entitled (i) US Airways Corporate Incentive Agreement (CPP); (ii) Domestic and/or Transatlantic Incentive Agreement - Tour Operator; (iii) Domestic and/or Transatlantic Incentive Agreement - Consolidator; (iv) Domestic and/or Transatlantic Incentive Agreement - Travel Agencies; (v) Agency Partnership Agreement; (vi) Opaque Fare Agreement; (vii) US Airways Shuttle Agreement;
(viii) Caribbean Incentive Agreement - Travel Agencies; and (ix) Bonus Commission Program to USA and Canada from the USVI.

                (c) Domestic and International Net Tour/Consolidators Agreements. These are agreements providing a "discounted" priced segment or market, at a lower rate than the published pricing traditionally found in Global Distribution Systems (GDS). Net pricing is targeted at, without limitation, travel agencies including wholesalers, consolidators, tour operators, on-line, student, and cruise operators. Net pricing is also a component of Corporate agreements that may provide pricing levels "net" of commissions, overrides, GDS fees and/or credit card fees. Specifically, these agreements are those certain agreements entitled (i) Caribbean Tour Pricing;
(ii) Florida Tour Pricing; (iii) Canada Tour Pricing; (iv) European Tour Pricing; (v) California and the Pacific Northwest Tour Pricing; (vi) Las Vegas Tour Pricing; (vii) Phoenix Tour Pricing; (viii) Denver/Ski Tour Pricing; (ix) New York/Boston/Washington/Shuttle Tour Pricing; (x) Golf Destinations Tour Pricing; (xi) Buffalo/Nashville/New Orleans/Roanoke/Allentown Tour Pricing;
(xii) Domestic Consolidator Agreement; (xiii) Transatlantic Consolidator Agreement; (xiv) Central America Consolidator Agreement (BZE); and (xv) Transborder Net Fares.

                (d) Student Operator Agreements. These are agreements for travel agencies or organizations targeting student travelers with special pricing and/or net fares that provide air travel, or combine air travel with other travel items such as hotel or car rentals. Specifically, these agreements are those certain agreements entitled (i) Domestic Student Operator Pricing; and (ii) Transatlantic Student Operator Pricing.

                (e) Cruise Line Pricing Agreements. These are agreements specifically targeted at cruise line companies for their passengers that provide special pricing based on volume, destination and time of year travel. These agreements may, or may not, require blocked space in advance of travel and other special requirements. Specifically, these agreements are those certain agreements entitled Cruise Line Air/Sea Pricing.

                (f) Corporate Dividends. This is an enrollment program targeted at small and mid- size businesses that allow these companies to earn tickets, upgrades, US Airways Club passes and other incentives based on revenue performance on the Debtors. Corporate Dividends are those certain agreements titled Corporate Dividends Terms and Conditions.

                (g) Agency Dividends. Agency Dividends is an enrollment program targeted at small to mid-size travel agencies that allows the agency to earn tickets, club passes and other support based on revenue production on the Debtors. Specifically, these agreements are those certain agreements entitled Agency Dividends Terms and Conditions.

                (h) Group and Meeting. These agreements are those providing for special pricing targeted at Corporate Meetings, and miscellaneous group movements, usually of 10 or more, and allowing for a discount off of published pricing based on the number of travelers, destination and time of year. These agreements may, or may not, include deposits and/or requirements for space to be blocked in advance of travel. Specifically, these agreements are those certain agreements entitled US Airways Group & Meeting Travel.

           1.4 Cargo Agency Agreements. The Cargo Agency Agreements are those certain agreements entitled (a) Transportation Services Contract; (b) Cargo Trucking Services Contract; (c) Trucking Services Contract; (d) Cargo Terminal Handling Services; and (e) Cargo Service.

           1.5 Block Seat Agreements. These are those agreements that allow for seats to be blocked in advance of departure, usually requiring a deposit. Block Seat Agreements are targeted at, but not limited to, group/meeting movements and cruise lines.

           1.6 General Sales Agents Agreements. The General Sales Agents Agreements are those certain sales agent agreements entitled (a) Passenger and
(b) Cargo.

           1.7 Universal Air Travel Plan Agreements (UATP). UATP Agreements allow for travel dollars earned by, without limitation, an individual, corporation or travel agency to be deposited in a UATP credit card account to be drawn from over the course of time for future travel on the Debtors. Travel dollars are "earned" in exchange for, without limitation, revenue performance and promotional exposure. Specifically, these agreements are those certain agreements entitled Promotional Air Travel Agreement 2002.

           1.8 Airline Tariff Publishing Company Agreements (ATPCO). These are those certain agreements with the Airline Tariff Publishing Company.

                                                                                                                   PLAN EXHIBIT K


                           AIRCRAFT EQUIPMENT SECURING AIRCRAFT SECURED CLAIMS
                           ---------------------------------------------------


   Aircraft Type      FAA Reg. No.      Financing Type                          Secured Party
   -------------      ------------      --------------                          -------------

    AIRBUS A320          N107US           Mortgaged      U.S. Bank National Association, as successor trustee to State Street Bank and Trust Company of Connecticut, N.A. as Indenture Trustee, on behalf of the US Airways 1999-1 EETC
    AIRBUS A320          N108UW           Mortgaged      U.S. Bank National Association, as successor trustee to State Street Bank and Trust Company of Connecticut, N.A. as Indenture Trustee, on behalf of the US Airways 1999-1 EETC
    AIRBUS A320          N109UW           Mortgaged      U.S. Bank National Association, as successor trustee to State Street Bank and Trust Company of Connecticut, N.A. as Indenture Trustee, on behalf of the US Airways 1999-1 EETC
    AIRBUS A320          N110UW           Mortgaged      U.S. Bank National Association, as successor trustee to State Street Bank and Trust Company of Connecticut, N.A. as Indenture Trustee, on behalf of the US Airways 1999-1 EETC
    AIRBUS A320          N111US           Mortgaged      U.S. Bank National Association, as successor trustee to State Street Bank and Trust Company of Connecticut, N.A. as Indenture Trustee, on behalf of the US Airways 1999-1 EETC
    AIRBUS A320          N112US           Mortgaged      U.S. Bank National Association, as successor trustee to State Street Bank and Trust Company of Connecticut, N.A. as Indenture Trustee, on behalf of Kreditanstalt Fur Wiederaufbau
    AIRBUS A320          N113UW           Mortgaged      U.S. Bank National Association, as successor trustee to State Street Bank and Trust Company of Connecticut, N.A. as Indenture Trustee, on behalf of Kreditanstalt Fur Wiederaufbau
    AIRBUS A320          N114UW           Mortgaged      U.S. Bank National Association, as successor trustee to State Street Bank and Trust Company of Connecticut, N.A. as Indenture Trustee, on behalf of Kreditanstalt Fur Wiederaufbau
    AIRBUS A321          N161UW           Mortgaged      U.S. Bank National Association, as successor trustee to State Street Bank and Trust Company of Connecticut, N.A. as Indenture Trustee, on behalf of the US Airways 2000-3 EETC
    AIRBUS A321          N162UW           Mortgaged      U.S. Bank National Association, as successor trustee to State Street Bank and Trust Company of Connecticut, N.A. as Indenture Trustee, on behalf of the US Airways 2000-3 EETC
    AIRBUS A321          N163US           Mortgaged      U.S. Bank National Association, as successor trustee to State Street Bank and Trust Company of Connecticut, N.A. as Indenture Trustee, on behalf of the US Airways 2000-3 EETC
    AIRBUS A321          N164UW           Mortgaged      U.S. Bank National Association, as successor trustee to State Street Bank and Trust Company of Connecticut, N.A. as Indenture Trustee, on behalf of the US Airways 2000-3 EETC
    AIRBUS A321          N165US           Mortgaged      U.S. Bank National Association, as successor trustee to State Street Bank and Trust Company of Connecticut, N.A. as Indenture Trustee, on behalf of the US Airways 2000-3 EETC
    AIRBUS A321          N166US           Mortgaged      U.S. Bank National Association, as successor trustee to State Street Bank and Trust Company of Connecticut, N.A. as Indenture Trustee, on behalf of the US Airways 2000-3 EETC
    AIRBUS A321          N170US           Mortgaged      U.S. Bank National Association, as successor trustee to State Street Bank and Trust Company of Connecticut, N.A. as Indenture Trustee, on behalf of the US Airways 2001-1 EETC
    AIRBUS A321          N176UW           Mortgaged      U.S. Bank National Association, as successor trustee to State Street Bank and Trust Company of Connecticut, N.A. as Indenture Trustee, on behalf of the US Airways 2001-1 EETC
    AIRBUS A321          N177US           Mortgaged      U.S. Bank National Association, as successor trustee to State Street Bank and Trust Company of Connecticut, N.A. as Indenture Trustee, on behalf of the US Airways 2001-1 EETC
    AIRBUS A321          N178US           Mortgaged      U.S. Bank National Association, as successor trustee to State Street Bank and Trust Company of Connecticut, N.A. as Indenture Trustee, on behalf of the US Airways 2001-1 EETC
    AIRBUS A321         N184US*           Mortgaged      U.S. Bank National Association, as successor trustee to State Street Bank and Trust Company of Connecticut, N.A. as Indenture Trustee, on behalf of Aviateur International Limited
    AIRBUS A321         N185UW*           Mortgaged      U.S. Bank National Association, as successor trustee to State Street Bank and Trust Company of Connecticut, N.A. as Indenture Trustee, on behalf of Aviateur International Limited
    AIRBUS A321         N186US*           Mortgaged      U.S. Bank National Association, as successor trustee to State Street Bank and Trust Company of Connecticut, N.A. as Indenture Trustee, on behalf of Aviateur International Limited
    AIRBUS A321         N187US*           Mortgaged      U.S. Bank National Association, as successor trustee to State Street Bank and Trust Company of Connecticut, N.A. as Indenture Trustee, on behalf of Aviateur International Limited
    AIRBUS A321         N188US*           Mortgaged      U.S. Bank National Association, as successor trustee to State Street Bank and Trust Company of Connecticut, N.A. as Indenture Trustee, on behalf of Aviateur International Limited
    AIRBUS A330          N670UW           Mortgaged      U.S. Bank National Association, as successor trustee to State Street Bank and Trust Company of Connecticut, N.A. as Indenture Trustee, on behalf of the US Airways 1999-1 EETC
    AIRBUS A330          N671UW           Mortgaged      U.S. Bank National Association, as successor trustee to State Street Bank and Trust Company of Connecticut, N.A. as Indenture Trustee, on behalf of the US Airways 1999-1 EETC
    AIRBUS A330          N672UW           Mortgaged      U.S. Bank National Association, as successor trustee to State Street Bank and Trust Company of Connecticut, N.A. as Indenture Trustee, on behalf of the US Airways 2000-1 EETC
    AIRBUS A330          N673UW           Mortgaged      U.S. Bank National Association, as successor trustee to State Street Bank and Trust Company of Connecticut, N.A. as Indenture Trustee, on behalf of the US Airways 2000-1 EETC
    AIRBUS A330          N674UW           Mortgaged      U.S. Bank National Association, as successor trustee to State Street Bank and Trust Company of Connecticut, N.A. as Indenture Trustee, on behalf of the US Airways 2000-1 EETC
    AIRBUS A330          N675US           Mortgaged      U.S. Bank National Association, as successor trustee to State Street Bank and Trust Company of Connecticut, N.A. as Indenture Trustee, on behalf of the US Airways 2000-1 EETC
    AIRBUS A330          N676UW           Mortgaged      U.S. Bank National Association, as successor trustee to State Street Bank and Trust Company of Connecticut, N.A. as Indenture Trustee, on behalf of the US Airways 2000-1 EETC
    AIRBUS A330          N677UW           Mortgaged      U.S. Bank National Association, as successor trustee to State Street Bank and Trust Company of Connecticut, N.A. as Indenture Trustee, on behalf of the US Airways 2001-1 EETC
    AIRBUS A330          N678US           Mortgaged      U.S. Bank National Association, as successor trustee to State Street Bank and Trust Company of Connecticut, N.A. as Indenture Trustee, on behalf of the US Airways 2001-1 EETC
    AIRBUS A319          N730US           Mortgaged      U.S. Bank National Association, as successor trustee to State Street Bank and Trust Company of Connecticut, N.A. as Indenture Trustee, on behalf of Kreditanstalt Fur Wiederaufbau
    AIRBUS A319          N732US           Mortgaged      U.S. Bank National Association, as successor trustee to State Street Bank and Trust Company of Connecticut, N.A. as Indenture Trustee, on behalf of Kreditanstalt Fur Wiederaufbau
    AIRBUS A319          N733UW           Mortgaged      U.S. Bank National Association, as successor trustee to State Street Bank and Trust Company of Connecticut, N.A. as Indenture Trustee, on behalf of Kreditanstalt Fur Wiederaufbau
    AIRBUS A319          N762US           Mortgaged      U.S. Bank National Association, as successor trustee to State Street Bank and Trust Company of Connecticut, N.A. as Indenture Trustee, on behalf of the US Airways 2000-3 EETC
    AIRBUS A319          N763US           Mortgaged      U.S. Bank National Association, as successor trustee to State Street Bank and Trust Company of Connecticut, N.A. as Indenture Trustee, on behalf of the US Airways 2000-3 EETC
    AIRBUS A319          N764US           Mortgaged      U.S. Bank National Association, as successor trustee to State Street Bank and Trust Company of Connecticut, N.A. as Indenture Trustee, on behalf of the US Airways 2000-3 EETC
    AIRBUS A319          N765US           Mortgaged      U.S. Bank National Association, as successor trustee to State Street Bank and Trust Company of Connecticut, N.A. as Indenture Trustee, on behalf of the US Airways 2000-3 EETC
    AIRBUS A319          N766US           Mortgaged      U.S. Bank National Association, as successor trustee to State Street Bank and Trust Company of Connecticut, N.A. as Indenture Trustee, on behalf of the US Airways 2000-3 EETC
    AIRBUS A319          N767UW           Mortgaged      U.S. Bank National Association, as successor trustee to State Street Bank and Trust Company of Connecticut, N.A. as Indenture Trustee, on behalf of the US Airways 2000-3 EETC
    AIRBUS A319          N768US           Mortgaged      U.S. Bank National Association, as successor trustee to State Street Bank and Trust Company of Connecticut, N.A. as Indenture Trustee, on behalf of the US Airways 2000-3 EETC
    AIRBUS A319          N769US           Mortgaged      U.S. Bank National Association, as successor trustee to State Street Bank and Trust Company of Connecticut, N.A. as Indenture Trustee, on behalf of the US Airways 2000-3 EETC
    AIRBUS A319          N770UW           Mortgaged      U.S. Bank National Association, as successor trustee to State Street Bank and Trust Company of Connecticut, N.A. as Indenture Trustee, on behalf of the US Airways 2000-3 EETC
    BOEING 737           N350US           Mortgaged      U.S. Bank National Association, as successor trustee to State Street Bank and Trust Company, as Indenture Trustee
    BOEING 737           N573US           Mortgaged      U.S. Bank National Association, as successor trustee to State Street Bank and Trust Company, as Indenture Trustee
    BOEING 737           N560AU           Mortgaged      NBB Raleigh Lease Co., Ltd.
    AIRBUS A319          N736US           Mortgaged      General Electric Capital Corporation
    AIRBUS A319          N739US           Mortgaged      General Electric Capital Corporation
    AIRBUS A319          N743UW           Mortgaged      General Electric Capital Corporation
    AIRBUS A320          N115US           Mortgaged      General Electric Capital Corporation
    AIRBUS A320          N116US           Mortgaged      General Electric Capital Corporation
    AIRBUS A320          N120US           Mortgaged      General Electric Capital Corporation
    AIRBUS A321          N179UW           Mortgaged      General Electric Capital Corporation
    AIRBUS A321          N180US           Mortgaged      General Electric Capital Corporation
    AIRBUS A321          N181UW           Mortgaged      General Electric Capital Corporation
    AIRBUS A321          N182UW           Mortgaged      General Electric Capital Corporation
    AIRBUS A321          N183UW           Mortgaged      General Electric Capital Corporation


* The Debtors and the Secured Party have agreed to amend the operative documents governing aircraft with such amendment to occur after the Effective Date of the Plan.

                                                     PLAN EXHIBIT L


              SUMMARY OF SELECTED TERMS OF NEW EQUITY
              ---------------------------------------


                        CLASS A-1 WARRANTS

The Form of Class A-1 Warrant shall include the following terms:

(i) The holders of Class A-1 Warrants shall each receive one (1) Class A Preferred Share for each Class A-1 Warrant received.

(ii) Each Class A-1 Warrant shall only be exercisable, redeemable or transferable when delivered together with a Class A Preferred Share.

(iii) The Class A-1 Warrants may be exercised at any time prior to the seventh
      (7th) anniversary of the Effective Date, in whole or in part, at the option of the holder of the Class A-1 Warrant.

(iv) Each Class A-1 Warrant shall be exercisable into one (1) Class A Common Share upon tender of such Class A-1 Warrant, one (1) Class A Preferred Share and payment of an exercise price of $7.42 per Class A Common Share, which may be paid (w) in cash, (x) by delivery of Class B Preferred Shares (each valued at its Redemption Price (as defined in Exhibit E)), (y) by delivery of Class A-1 Warrants and for each Class A-1 Warrant so delivered, a Class A Preferred Share (collectively valued at the market value of the Class A Common Shares into which such Warrants are exercisable plus the nominal value of such Class A Preferred Shares less the exercise price of such Warrants) or (z) a combination of the foregoing.

(v) In the event of a consolidation, merger or other business combination, recapitalization, stock split or similar occurrence involving the Company (and under other circumstances), which results in the holders of any class of stock of the Company receiving stock or securities of another company or a different number or type of shares or securities of the Company, all terms applicable to the Class A-1 Warrants will be adjusted to take into account the transaction.

(vi) The terms of the Class A-1 Warrants will provide for customary anti-dilution protection.

(vii) The Class A-1 Warrants may be transferred at any time and from time to time, in whole or in part, subject to applicable restrictions under U.S. securities laws; provided that a Class A Preferred Share is transferred with each Class A-1 Warrant.




                     CLASS A PREFERRED SHARES

The Certificate of Designation of Class A Preferred Shares shall include the following terms:

(i) The nominal value of each Class A Preferred Share will be $0.0001. (ii) The Class A Preferred Shares will not pay dividends. (iii) Each Class A Preferred Share will have a liquidation preference of $0.0001.
(iv) The Class A Preferred Shares will have a maturity of seven (7) years. Upon the maturity of the Class A Preferred Shares, the Company will be required to redeem each Class A Preferred Share in cash out of funds legally available therefor for an amount equal to such share's nominal value.
(v) Each Class A Preferred Share shall be entitled to one (1) vote on all matters put to the shareholders for a vote.
(vi) The Class A Preferred Shares may not be transferred except in conjunction with a transfer of the same number of Class A-1 Warrants.



                     CLASS B PREFERRED SHARES

The Certificate of Designation of Class B Preferred Shares shall include the following terms:

(i)   The nominal value of each Class B Preferred Share will be $1,000.00.
(ii) The Class B Preferred Shares will have a maturity of eight (8) years. Upon the maturity of the Class B Preferred Shares, the Company will be required to redeem each Class B Preferred Share in cash out of funds legally available therefor for an amount equal to such share's nominal value plus any accrued and unpaid dividends (the "Redemption Price").
(iii) From and after the Closing Date, the Company will pay cumulative dividends on the Class B Preferred Shares on a quarterly basis to the extent not prohibited under applicable law; provided; however, that to the extent the Company is so legally prohibited from paying any such dividends or any portion thereof, such unpaid dividends shall accrue and be paid immediately upon the removal of such legal prohibition and, in connection therewith, the Company shall take all action reasonably necessary to remove or diminish the scope of such legal prohibition, including, by way of example but not in limitation thereof, causing a revaluation of its assets. Dividends on the Class B Preferred Shares will be paid in cash at a rate of 8% per annum (each, a "Cash Dividend").
(iv) At any time following the third anniversary of the Closing Date, the Company may redeem for cash each Class B Preferred Share at a redemption price initially equal to 102.5% of the nominal value of such Class B Preferred Share, declining ratably to par following the seventh (7th) anniversary of the Closing Date, plus accrued and unpaid dividends.
(v) In the event that the Company has not paid a Cash Dividend for five (5) consecutive quarters (a "Payment Default"), the holders of the Class B Preferred Shares shall have the special and exclusive class right to designate one (1) member of the Board for so long as such Payment Default is continuing. The Company shall take all necessary actions to effectuate such right, including by way of example and not limitation thereof, causing the size of the Board to be increased and/or facilitating the resignation of a director to create a vacancy for such new director; provided that upon payment of a Cash Dividend by the Company, such designee will resign from the Board.
(vi) Each Class B Preferred Share will have one (1) vote on all matters put to the shareholders for a vote.


                     CLASS C PREFERRED SHARES

The Certificate of Designation of Class C Preferred Shares shall include the following terms:

(i)   The nominal value of each Class C Preferred Share will be $1.00.
(ii)  The Class C Preferred Shares will not pay dividends.
(iii) Each Class C Preferred Share will have a liquidation preference of $1.00.
(iv)  There will be four series of Class C Preferred Shares.

      (a) The Series 1 Class C Preferred Share shall be issued to ALPA as the collective bargaining representative of the pilots employed by US Airways, Inc. pursuant to the collective bargaining agreement between ALPA and US Airways in effect as of the Effective Date (the "ALPA CBA").
      (b) The Series 2 Class C Preferred Share shall be issued to employees (or a representative of such employees) who are subject to the collective bargaining agreement between the Debtors (as reorganized) and IAMAW in effect as of the Effective Date (the "IAMAW CBA").
      (c) The Series 3 Class C Preferred Shares shall be issued to employees (or a representative of such employees) who are subject to new or amended collective bargaining agreements between the Debtors (as reorganized) and AFA and TWU in effect as of the Effective Date (the "AFA/TWU CBAs").
      (d) The Series 4 Class C Preferred Share shall be issued to employees (or a representative of such employees) who are subject to the collective bargaining agreement between the Debtors (as reorganized) and CWA in effect as of the Effective Date (the "CWA CBA").
(v) Maturity.
      (a) The Series 1 Class C Preferred Share will have a maturity of no earlier than June 30, 2012. Upon the maturity of the Series 1 Class C Preferred Share, the Company will be required to redeem such Series 1 Class C Preferred Shares in cash out of funds legally available therefor for an amount equal to such share's nominal value.
      (b) The Series 2 Class C Preferred Share will have a fixed maturity of June 30, 2012. Upon the maturity of the Series 2 Class C Preferred Share, the Company will be required to redeem such Series 2 Class C Preferred Share in cash out of funds legally available therefor for an amount equal to such share's nominal value.
      (c) The Series 3 Class C Preferred Shares will have a fixed maturity of June 30, 2012. Upon the maturity of the Series 3 Class C Preferred Shares, the Company will be required to redeem such Series 3 Class C Preferred Shares in cash out of funds legally available therefor for an amount equal to such share's nominal value.
      (d) The Series 4 Class C Preferred Share will have a fixed maturity of June 30, 2012. Upon the maturity of the Series 4 Class C Preferred Share, the Company will be required to redeem such Series 4 Class C Preferred Shares in cash out of funds legally available therefor for an amount equal to such share's nominal value.
(vi) Voting Rights.
      (a) The holders of the Series 1 Class C Preferred Share (voting as a separate series) shall be entitled to designate and to vote to elect the ALPA Director.
      (b) The holders of the Series 2 Class C Preferred Share (voting as a separate series) shall be entitled to designate and to vote to elect the IAMAW Director.
      (c) The holders of the Series 3 Class C Preferred Shares (voting as a separate series) shall be entitled to designate and to vote to elect the AFA/TWU Director.
      (d) The holders of the Series 4 Class C Preferred Shares (voting as a separate series) shall be entitled to designate and to vote to elect the CWA Director.
      (e) No amendment shall be made to the Certificate of Incorporation or By-Laws of the Company that would materially and adversely affect the rights of any Series of Class C Preferred Shares without the consent of the holder(s) of Class C Preferred Shares so affected.

                                                                PLAN EXHIBIT M-1


                              INVESTMENT AGREEMENT
                         dated as of September 26, 2002
                                     between
                        THE RETIREMENT SYSTEMS OF ALABAMA
                                       and
                             US AIRWAYS GROUP, INC.


                                TABLE OF CONTENTS

ARTICLE I DEFINITIONS.............................................................................................2
Section 1.01          Definitions.................................................................................2
ARTICLE II ISSUANCE AND PURCHASE OF COMMON STOCK, WARRANTS AND  CLASS A PREFERRED SHARES.........................11
Section 2.01          Issuance and Purchase of Common Stock, Warrants and Class A Preferred Shares...............11
Section 2.02          Closing....................................................................................12
ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE COMPANY........................................................12
Section 3.01          Corporate Organization and Qualification...................................................12
Section 3.02          Authorization; No Contravention............................................................13
Section 3.03          Consents; No Conflicts.....................................................................14
Section 3.04          Bankruptcy Court Orders....................................................................14
Section 3.05          Capitalization; Securities.................................................................14
Section 3.06          Subsidiaries; Equity Investments...........................................................15
Section 3.07          Company Reports; Financial Statements......................................................16
Section 3.08          Information Provided.......................................................................17
Section 3.09          Absence of Certain Changes or Events.......................................................17
Section 3.10          Property...................................................................................17
Section 3.11          Litigation.................................................................................18
Section 3.12          Compliance with Laws; Regulatory Approvals.................................................19
Section 3.13          Taxes......................................................................................19
Section 3.14          ERISA and Other Employment Matters.........................................................20
Section 3.15          Labor Matters..............................................................................21
Section 3.16          Contracts..................................................................................21
Section 3.17          Financial Advisors and Brokers.............................................................22
Section 3.18          Insurance..................................................................................22
Section 3.19          Environmental Matters......................................................................23
Section 3.20          Controls...................................................................................23
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE INVESTOR........................................................23
Section 4.01          Organization...............................................................................23
Section 4.02          Authorization of Agreements................................................................23
Section 4.03          Consents; No Conflicts.....................................................................23
Section 4.04          Financial Advisors and Brokers.............................................................24
Section 4.05          Ownership of Equity Securities; Purpose of Investment......................................24
Section 4.06          Citizenship................................................................................24
Section 4.07          Financing..................................................................................24
ARTICLE V GOVERNANCE.............................................................................................24
Section 5.01          Board of Directors.........................................................................24
Section 5.02          Committees; Meetings.......................................................................26
Section 5.03          Directors' Liability and Indemnification...................................................27
ARTICLE VI PRE-CLOSING COVENANTS.................................................................................27
Section 6.01          Taking of Necessary Action.................................................................27
Section 6.02          Notifications..............................................................................28
Section 6.03          Compliance with the Bidding Procedures Order...............................................28
ARTICLE VII ADDITIONAL COVENANTS.................................................................................28
Section 7.01          Financial and Other Information............................................................28
Section 7.02          Company Reports; Financial Statements......................................................29
Section 7.03          Publicity..................................................................................29
Section 7.04          Registration Rights Agreement..............................................................29
Section 7.05          Slots and Routes...........................................................................30
Section 7.06          Tax Contests...............................................................................30
Section 7.07          Investor Financing.........................................................................30
ARTICLE VIII CONDITIONS..........................................................................................31
Section 8.01          Conditions to Investor's Obligations.......................................................31
Section 8.02          Conditions to the Company's Obligations....................................................34
ARTICLE IX TERMINATION...........................................................................................36
Section 9.01          Termination of Agreement...................................................................36
Section 9.02          Effect of Termination......................................................................37
ARTICLE X MISCELLANEOUS..........................................................................................37
Section 10.01          Fees and Expenses.........................................................................37
Section 10.02          Survival of Representations and Warranties................................................38
Section 10.03          Specific Performance......................................................................38
Section 10.04          Indemnification...........................................................................38
Section 10.05          Notices...................................................................................40
Section 10.06          Entire Agreement; Amendment...............................................................41
Section 10.07          Counterparts..............................................................................41
Section 10.08          Governing Law.............................................................................41
Section 10.09          Successors and Assigns....................................................................41
Section 10.10          No Third-Party Beneficiaries..............................................................42
Section 10.11          General Interpretive Principles...........................................................42
Section 10.12          MidAtlantic Airways, Inc..................................................................42


EXHIBIT A         Provisions of the Reorganized Company's Certificate of Incorporation
EXHIBIT B         Form of Class A-1 Warrants
EXHIBIT C         Form of Class A-2 Warrants
EXHIBIT D         Certificate of Designation of Class A Preferred Shares
EXHIBIT E         Certificate of Designation of Class B Preferred Shares
EXHIBIT F         Certificate of Designation of Class C Preferred Shares
EXHIBIT G         Bidding Procedures Order
EXHIBIT H         Summary of Principal Terms of the Plan
EXHIBIT I         Official Committee of Unsecured Creditors Letter


          Schedule 3.03             Approvals Required of the Companies in connection with the
          Transactions
          Schedule 3.06(a)          Subsidiaries of the Companies
          Schedule 3.06(b)          Equity Securities Beneficially Owned  by the Companies;
                                    Obligations to Purchase Equity Securities
          Schedule 3.07(a)          SEC Reports Not Filed
          Schedule 3.10(a)          Owned Real Property or Leased Real Property with Defects in Title
          Schedule 3.10(c)          Slots Held by the Companies
          Schedule 3.10(d)(iii)     Intellectual Property Claims or Litigation
          Schedule 3.10(d)(iv)      Third Party Rights under IP Agreements
          Schedule 3.12(b)          Failures to Obtain or Comply with Regulatory Approvals
          Schedule 3.13(a)          Tax Returns; Payment of Taxes; Material Tax Liabilities
          Schedule 3.13(b)          Tax Audits or Investigations; Extensions
          Schedule 3.13(d)          Failure to Withhold
          Schedule 3.14(a)          Employee Plans; Contributions to Multi-Employer Plans; Other Obligations in
                                    respect of Employee Plans
          Schedule 3.14(b)          Modification of Compensation or Employee Benefits
          Schedule 3.14(d)          Compliance with ERISA
          Schedule 3.14(e)          Non-qualified Employee Plans
          Schedule 3.15(a)          Collective Bargaining Agreements & Labor Agreements;
                                    Notifications of Efforts to Organize; Unfair Labor Practices
          Schedule 3.15(b)          Change of Control Provisions under Collective Bargaining
                                    Agreements
          Schedule 3.16(a)          Employment & Similar Agreements
          Schedule 3.16(c)          Change of Control Provisions under Employment Agreements
          Schedule 3.17             Financial Advisors and Brokers
          Schedule 3.18             Description of Insurance; Insurance Policies Expiring prior to Closing;
                                    Notices relating to Insurance Policies; Pending Insurance Claims
          Schedule 3.19             Failure to Comply with Environmental Laws
          Schedule 4.03             Approvals Required by the Investor in connection with the
                                    Transactions
          Schedule 8.01(p)          Operational and Financial Benchmarks

                              INVESTMENT AGREEMENT

         THIS INVESTMENT AGREEMENT (together with all exhibits and schedules hereto and as the same may be amended, supplemented or otherwise modified from time to time in accordance with the terms hereof, the "Agreement"), dated as of September 26, 2002, by and between The Retirement Systems of Alabama (the "Investor"), and US Airways Group, Inc., a Delaware corporation, and its successors (including, as the context may require, on or after the Effective Date, as reorganized pursuant to the Bankruptcy Code) (the "Company").

                             W I T N E S S E T H:

                  WHEREAS, on August 11, 2002, the Company and certain of its Subsidiaries (the "Debtor Subsidiaries" and, together with the Company, the "Debtors") filed voluntary petitions (the "Cases") for protection under chapter 11 of the United States Bankruptcy Code (the "Bankruptcy Code") in the United States Bankruptcy Court for the Eastern District of Virginia, Alexandria Division (the "Bankruptcy Court") to enable the Debtors to be restructured pursuant to one or more plans of reorganization (collectively, the "Plan");

                  WHEREAS, the Debtors have continued in the possession of their assets and in the management of their businesses pursuant to Sections 1107 and 1108 of the Bankruptcy Code;

                  WHEREAS, pursuant to the Plan, the reorganized Company intends to cancel the existing outstanding Equity Securities of the Company upon the Effective Date and issue (i) fifty-one million one hundred thousand (51,100,000) Class A common shares of the Company, having the terms set forth in Exhibit A attached hereto (the "Class A Common Shares"), (ii) five million (5,000,000) Class B common shares of the Company, having the terms set forth in Exhibit A attached hereto (the "Class B Common Shares"), (iii) twenty million two hundred fifty thousand (20,250,000) warrants, exercisable into Class A Common Shares of the Company, having the terms set forth in Exhibit B attached hereto (the "Class A-1 Warrants"), (iv) four million (4,000,000) warrants, exercisable into Class A Common Shares of the Company, having the terms set forth in Exhibit C attached hereto (the "Class A-2 Warrants"), (v) twenty-four million two hundred fifty thousand (24,250,000) non-convertible Class A preferred shares of the Company, having the terms set forth in Exhibit D attached hereto (the "Class A Preferred Shares"), (vi) fifty million (50,000,000) non-convertible, redeemable Class B preferred shares of the Company, having the terms set forth in Exhibit E attached hereto (the "Class B Preferred Shares") and (vii) at the option of the Company, up to three (3) non-convertible Class C preferred shares of the Company, which shall be issued in up to three series, having the terms set forth in Exhibit F attached hereto (the "Class C Preferred Shares");

                  WHEREAS, simultaneously with the consummation of the Plan, the Investor intends to purchase from the reorganized Company, and the reorganized Company intends to issue and sell to the Investor, subject to the terms and conditions contained herein, (i) twenty million (20,000,000) Class A Common Shares, (ii) five million (5,000,000) Class B Common Shares, (iii) five million (5,000,000) Class A-1 Warrants and (iv) five million (5,000,000) Class A Preferred Shares (such transactions collectively, the "Investment") in exchange for the Investment Price;

                  WHEREAS, the parties intend that the transactions contemplated hereby will be implemented by, and take effect subject to the occurrence of the Effective Date simultaneously with the consummation of, the Plan; and

                  WHEREAS, the Company and the Investor desire to make certain representations, warranties, covenants and agreements in connection with the transactions contemplated herein;

                  NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows, in the case of the Company, subject to Bankruptcy Court approval of this Investment Agreement:

                                  ARTICLE I

                                   DEFINITIONS

                  Section 1.01 Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

                   "Affiliate" has the meaning set forth in Rule 12b-2 under the Exchange Act as in effect as on the date hereof.

                  "Agreement" has the meaning set forth in the preamble hereto.

                  "AFA" means the Association of Flight Attendants.

                  "ALPA" has the meaning set forth in Section 5.01(b) hereof.

                  "ALPA Director" has the meaning set forth in Section 5.01(b) hereof.

                  "Alternative Transaction" means a transaction pursuant to which the control of the Business is sold, merged, combined, consolidated or otherwise disposed of in a single transaction or a series of Related Transactions either pursuant to 11 U.S.C. Section 363 or pursuant to a Chapter 11 plan of reorganization.

                  "Approvals" has the meaning set forth in Section 8.01(d) hereof.

                  "ATSB Loan" has the meaning set forth in the definition of "Constituents" herein.

                  "Bankruptcy Code" has the meaning set forth in the recitals hereto.

                  "Bankruptcy Court" has the meaning set forth in the recitals hereto.

                  "Beneficial Ownership" with respect to any securities has the meaning set forth in Rule 13d-3 under the Exchange Act as in effect on the date hereof, except that a Person shall be deemed to have Beneficial Ownership of all such securities that such Person has the right to acquire whether such right is exercisable immediately or after the passage of time. The term "Beneficially Own" has a correlative meaning.

                  "Bidding Procedures Order" means the order entered by the Bankruptcy Court establishing the procedures relating to the solicitation, submission, acceptance and approval of bids to acquire or invest in the reorganized Company.

                  "Board" means the board of directors of the Company (including, with respect to periods following the Effective Date, the reorganized Company).

                  "Business Day" means any day other than a Saturday, Sunday or a day on which banking institutions of the State of New York are authorized by law or executive order to close.

                  "Business" means one or more of the businesses of the Debtors, or portions thereof that, together, accounted for at least seventy-five percent (75%) of the aggregate revenue of the Debtors (determined in accordance with GAAP, consistently applied) during the four (4) fiscal quarters immediately preceding the effective date or the closing date of the plan, sale or other transaction of the type that would qualify as an Alternative Transaction.

                  "By-Laws" means the by-laws of the Company, as amended from time to time (including, with respect to periods following the Effective Date, the by-laws of the reorganized Company).

                  "Cases" has the meaning set forth in the recitals hereto.

                  "Cash Equivalents" means any of the following types of investments, to the extent owned by any of the Companies free and clear of all
Liens:

                  (i) marketable securities (a) issued or directly and unconditionally guaranteed as to interest and principal by the United States government or (b) issued by any agency or instrumentality of the United States government, the obligations of which are backed by the full faith and credit of the United States government, in each case maturing no more than 180 days after such date; (ii) commercial paper issued by domestic corporations or institutions, states or municipalities maturing no more than 180 days after such date if such commercial paper, at the time of the acquisition thereof, has a rating of at least A-1 from Standard & Poor's or at least P-1 from Moody's;
(iii) time deposits, certificates of deposit or bankers' acceptances maturing no more than 180 days after such date and issued or accepted by any lender or by any commercial bank organized under the Laws of the United States of America or any state thereof or the District of Columbia that (a) is at least "adequately capitalized" (as defined in the regulations of its primary Federal banking regulator) and (b) has net assets of not less than $1,000,000,000 and that has a rating of at least AA from Standard & Poor's or at least Aa2 from Moody's; (iv) shares of any money market mutual fund registered with the SEC under Rule 2a-7 that guarantees 100% same day liquidity and has net assets not less than $1,000,000,000; (v) marketable medium term notes maturing no more than 90 days after such date that, at the time of the acquisition thereof, have a rating of at least A- from Standard & Poor's or at least A3 from Moody's; (vi) corporate bonds maturing no more than 90 days after such date that, at the time of the acquisition thereof, have a rating of at least A- from Standard & Poor's or at least A3 from Moody's; and (vii) asset-backed securities maturing no more than 90 days after such date and issued by an originator that has a rating of at least A from Standard & Poor's or A2 from Moody's; provided, however, that in the case of Cash Equivalents set forth in clauses (ii) through (vii) above, such Cash Equivalents shall not have a yield of more than the yield on treasury securities with a maturity comparable to such Cash Equivalents plus 1.50% per annum.

                  "CEO" has the meaning set forth in Section 5.01(b) hereof.

                  "CERCLA" has the meaning set forth in the definition of "Environmental Laws" herein.

                  "Certificate of Incorporation" means the Certificate of Incorporation of the Company, as amended from time to time, including any certificate of designation relating to any Equity Securities of the Company (including, in each case, with respect to periods following the Effective Date, of the reorganized Company).

                  "Chapter 11" means Chapter 11 of the Bankruptcy Code.

                  "Class A Common Shares" has the meaning set forth in the recitals hereto.

                  "Class A Preferred Shares" has the meaning set forth in the recitals hereto.

                  "Class A-1 Warrants" has the meaning set forth in the recitals hereto.

                  "Class A-2 Warrants" has the meaning set forth in the recitals hereto.

                   "Class B Common Shares" has the meaning set forth in the recitals hereto.

                  "Class B Preferred Shares" has the meaning set forth in the recitals hereto.

                  "Class C Preferred Shares" has the meaning set forth in the recitals hereto.

                  "Closing" means the closing of the sale and purchase of the Common Stock, Class A-1 Warrants and Class A Preferred Shares pursuant to
Section 2.01 hereof.

                  "Closing Date" has the meaning set forth in Section 2.02(a) hereof.

                  "Code" means the U.S. Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

                  "Common Stock" means the Class A Common Shares together with the Class B Common Shares.

                  "Companies" means the Company, together with its Subsidiaries.

                  "Company" has the meaning set forth in the preamble hereto.

                  "Company Forecast" has the meaning set forth in Schedule 8.01(p) hereof.

                  "Confirmation Order" has the meaning set forth in the definition of "Effective Date" herein.

                  "Constituents" means (i) the employees of the Debtors that are subject to collective bargaining agreements that have been, or will be, amended and assumed in connection with the consummation of the Plan, (ii) the Air Transportation Stabilization Board, as guarantor, and other participants, lenders and counter-guarantors in the $1 billion loan to the Company to be provided as exit financing upon consummation of the Plan (the "ATSB Loan"),
(iii) entities providing aircraft financing pursuant to, or as contemplated by, the Plan and (iv) the holders of other allowed claims against the Debtors.

                  "Contests" has the meaning set forth in Section 7.06 hereof.

                  "Contractual Obligation" means, as to any Person, any obligation arising out of any indenture, mortgage, deed of trust, contract, agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound (including, without limitation, any debt security issued by such Person).

                  "Creditors' Committee" has the meaning set forth in Section 5.01(b) hereof.

                  "Creditors' Committee Director" has the meaning set forth in
Section 5.01(b) hereof.

                  "Debtors" has the meaning set forth in the recitals hereto.

                  "Debtor Subsidiaries" has the meaning set forth in the recitals hereto.

                  "DIP Credit Agreement" means the Senior Secured Superpriority Debtor-in-Possession Credit Agreement, dated as of September 26, 2002, among the Debtors, The Retirement Systems of Alabama and the other Lenders and agents from time to time party thereto, as amended, supplemented, modified or any substitutions therefor.

                  "DIP Facilities" means the Company's debtor-in-possession term loan facility, revolving credit facility and/or letter of credit facility provided under the DIP Credit Agreement, as the same may exist from time to time while the Cases are pending.

                  "Disclosure Statement" means a disclosure statement with respect to the Plan.

                  "Effective Date" means the effective date of the Plan; provided that, unless the Investor agrees otherwise, in no event shall the Effective Date occur (a) earlier than 11 days after the Bankruptcy Court approves and enters the order confirming the Plan (the "Confirmation Order"),
(b) before all Approvals are obtained and have become final (provided that, if an appeal of such Approval is pending and such appeal has a significant possibility of being resolved adversely to the Company in a manner that would reasonably be expected to have a Material Adverse Effect, this clause (b) shall be deemed not to be satisfied) and (c) before all applicable waiting periods imposed by Law in connection with the transactions contemplated by the Transaction Documents have expired or have been terminated.

                  "Employee Plans" has the meaning set forth in Section 3.14(a) hereof.

                  "Employment Agreement" means any employment, consulting, retention, change in control or severance agreement or other similar arrangement between any of the Companies, on the one hand, and any Representative thereof, on the other.

                  "Environmental Laws" means any federal, state or local law, statute, ordinance, order, decree, rule, regulation or permit or other binding determination of any Governmental Entity relating to, or otherwise imposing standards of conduct or liability with respect to (i) actual or threatened releases, discharges, emissions, spills, leaks, migrations, injections or disposals to air, water, land or groundwater of any Hazardous Material; (ii) the use, handling, storage, treatment, management, transportation or disposal of any Hazardous Material, including but not limited to, polychlorinated byphenyls, asbestos or urea formaldehyde; (iii) exposure to any Hazardous Material or any other toxic, hazardous or controlled, prohibited or regulated substances; or
(iv) the investigation, remediation, removal, cleanup or compensation for any conditions resulting from the presence of any Hazardous Materials in air, water, land or groundwater. Environmental Laws shall include, but shall not be limited to, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. 9601, et seq. ("CERCLA"), the Resource Conservation and Recovery Act, 42 U.S.C. 6901, et seq. ("RCRA"), the Toxic Substances Control Act, 15 U.S.C. 2601, et seq. ("TSCA"), the Occupational, Safety and Health Act, 29 U.S.C. 651, et seq., the Clean Air Act, 42 U.S.C. 7401, et seq., the Federal Water Pollution Control Act, 33 U.S.C. 1251, et seq., the Safe Drinking Water Act, 42 U.S.C. 300f, et seq., the Hazardous Materials Transportation act, 49 U.S.C. 1802 et seq. ("HMTA"), the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. 2601 et seq., and the Emergency Planning and Community Right to Know Act, 42 U.S.C. 11001 et seq. ("EPCRA"), and other comparable state and local laws and all rules and regulations promulgated pursuant thereto or published thereunder.

                  "EPCRA" has the meaning set forth in the definition of "Environmental Laws" herein.

                  "Equity Securities" shall mean (i) capital stock of, or other equity interests in, any Person, (ii) securities convertible into or exchangeable for shares of capital stock, voting securities or other equity interests in such Person or (iii) options, warrants or other rights to acquire the securities described in clauses (i) and (ii), whether fixed or contingent, matured or unmatured, contractual, legal, equitable or otherwise.

                  "ERISA" means the Employee Retirement Security Act of 1974, as amended, and all regulations promulgated thereunder, as in effect from time to time.

                  "Exchange Act" means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

                  "Expenses" has the meaning set forth in Section 10.01(a) hereof.

                  "FAA" means Federal Aviation Administration.

                  "GAAP" means U.S. generally accepted accounting principles as in effect at the relevant time or for the relevant period.

                  "Governmental Entity" means any government or political subdivision or department thereof, any governmental or regulatory body, commission, board, bureau, agency or instrumentality, or any court or arbitrator or alternative dispute resolution body, in each case whether federal, state, local or foreign.

                  "Hazardous Materials" shall mean each and every element, compound, chemical mixture, contaminant, pollutant, material, waste or other substance that is defined, determined or identified as hazardous or toxic under Environmental Laws or the release of which is regulated under Environmental Laws. Without limiting the generality of the foregoing, the term includes:
"hazardous substances" as defined in CERCLA; "extremely hazardous substances" as defined in EPCRA; "hazardous waste" as defined in RCRA; "hazardous materials" as defined in HMTA; "chemical substance or mixture" as defined in TSCA; crude oil, petroleum or petroleum-derived products or wastes or any fraction thereof; radioactive materials including source, byproduct or special nuclear materials; polychlorinated biphenyls, dioxins, asbestos or asbestos-containing materials; chlorinated fluorocarbons; and radon.

                  "HMTA" has the meaning set forth in the definition of "Environmental Laws" herein.

                  "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations promulgated thereunder.

                  "IAMAW" has the meaning set forth in Section 5.01(b) hereof.

                  "IAMAW Director" has the meaning set forth in Section 5.01(b) hereof.

                  "Indemnified Parties" has the meaning set forth in Section 10.04(a) hereof.

                  "Indemnity Claim" has the meaning set forth in Section 10.04(b) hereof.

                  "Independent Directors" has the meaning set forth in Section 5.01(b) hereof.

                  "Intellectual Property" means all intellectual property rights including, but not limited to, patents, patent rights, trade secrets, know-how, trademarks, service marks, trade names, copyrights, licenses and proprietary processes and formulae.

                  "Investor" has the meaning set forth in the preamble hereto.

                  "Investor Director" has the meaning set forth in Section 5.01(b) hereof.

                  "Investment" has the meaning set forth in the recitals hereto.

                  "Investment Price" has the meaning set forth in Section 2.01 hereof.

                  "IP Agreements" has the meaning set forth in Section 3.10(d) hereof.

                  "Labor Director" has the meaning set forth in Section 5.01(b) hereof.

                  "Law" means any law, treaty, statute, ordinance, code, rule or regulation of a Governmental Entity or judgment, decree, order, writ, award, injunction or determination of an arbitrator or court or other Governmental Entity.

                  "Leased Real Property" means the real property leased by any of the Companies, as tenants, together with all buildings and other structures, facilities or improvements currently or hereafter located thereon, all fixtures, systems, equipment and items of personal property leased by any of the Companies attached or appurtenant to such real property and all easements, licenses, rights and appurtenances relating to the foregoing.

                  "Lien" means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever intended for security (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

                  "Losses" has the meaning set forth in Section 10.04(a) hereof.

                  "Material Adverse Effect" means a material adverse effect on
(i) the business, condition or prospects (financial or otherwise) of the Companies, taken as whole (other than those which customarily occur as a result of events leading up to and following the commencement of a case under Chapter
11) or (ii) the ability of the Debtors, as applicable, to consummate the transactions contemplated by the Transaction Documents or to perform their obligations thereunder; provided that deferrals of payments to aircraft lessors and lenders with respect to grounded aircraft and other aircraft in the Companies' fleet (and any associated ratings down grade) shall not, in and of themselves, give rise to a Material Adverse Effect.

                  "MidAtlantic" has the meaning set forth in Section 3.01 hereof.

                  "Moody's" means Moody's Investors Service, Inc. and any successor thereto.

                  "Outstanding Amount" means the then-current balance of the debt obligation owed to the Investor in respect of its participation in or guaranty of the DIP Facilities plus actual out-of-pocket expenses incurred by the Investor in connection therewith that have not been advanced or reimbursed by the Companies, it being understood that, with respect to any participation by the Investor in the DIP Facilities in the form of a guarantee, that only amounts that have actually been advanced by the Investor to the applicable guaranteed lender and not repaid shall count towards the Outstanding Amount.

                  "Owned Real Property" means the real property owned by any of the Companies, together with all buildings and other structures, facilities or improvements currently or hereafter located thereon, all fixtures, systems, equipment and items of personal property attached or appurtenant thereto and all easements, licenses, rights and appurtenances relating to the foregoing.

                  "PBGC" means the Pension Benefit Guaranty Corporation.

                  "Person" means any individual, corporation, company, association, partnership, limited liability company, joint venture, trust, unincorporated organization, or Governmental Entity.

                  "Plan" has the meaning set forth in the recitals hereto.

                  "Policies" has the meaning set forth in Section 3.18 hereof.

                  "Postpetition", when used with respect to any agreement, instrument or any obligation arising thereunder, any claim or proceeding or any other matter, means an agreement or instrument that was first entered into or first became effective, an obligation, claim or proceeding that first arose or was first instituted, or another matter that first occurred, after the commencement of the Cases.

                  "Proceeding" has the meaning set forth in Section 3.11 hereof.

                  "RCRA" has the meaning set forth in the definition of "Environmental Laws" herein.

                  "Registration Rights Agreement" has the meaning set forth in
Section 7.03 hereof.

                  "Regulatory Approvals" means, to the extent necessary in connection with the consummation of the transactions contemplated by the Transaction Documents, any and all certificates, permits, licenses, franchises, concessions, grants, consents, approvals, orders, registrations, authorizations, waivers, variances or clearances from, or filings or registrations with, Governmental Entities (and shall not include waiting periods under the HSR Act or otherwise imposed by Law).

                  "Related Transactions" means a series of transactions that are in fact related and are consummated within a nine (9) month period, which period shall be measured from the time of the consummation of the first transaction in such series; provided that such series consists of one principal transaction and the other transactions are necessary or desirable to implement or consummate the principal transaction.

                  "Representatives" means, with respect to any Person, such Person's officers, directors, employees, agents, attorneys, accountants, consultants, equity financing partners or financial advisors or other Person associated with, or acting on behalf of, such a Person.

                  "Schedules" means the schedules of assets and liabilities and the statements of financial affairs filed in the Cases by the Debtors.

                  "Seabury" has the meaning set forth in Section 3.17 hereof.

                  "SEC" means the U.S. Securities and Exchange Commission.

                  "SEC Reports" has the meaning set forth in Section 3.07(a) hereof.

                  "Securities Act" means the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

                  "Series 1 Class C Preferred Shares" means the Class C Preferred Shares to be issued, as of the Effective Date, to or for the benefit of employees of the Debtors that are subject to the collective bargaining agreement between any Debtor and ALPA.

                  "Series 2 Class C Preferred Shares" means the Class C Preferred Shares to be issued, as of the Effective Date, to or for the benefit of employees of the Debtors that are subject to the collective bargaining agreement between any Debtor and IAMAW.

                  "Series 3 Class C Preferred Shares" means the Class C Preferred Shares to be issued, as of the Effective Date, to or for the benefit of employees of the Debtors that are subject to new or amended collective bargaining agreements between any Debtor and a labor union (other than ALPA and IAMAW).

                  "Slot" means the right and operational authority held by any of the Companies granted by the FAA pursuant to Title 14 to conduct one Instrument Flight Rules (as defined under the federal aviation regulations) landing or takeoff operation in a specified time period at LaGuardia Airport, John F. Kennedy International Airport and Ronald Reagan Washington National Airport.

                  "Standard & Poor's" means Standard & Poor's Rating Services, a division of The McGraw-Hill Companies, Inc. and any successor thereto.

                  "Subsidiary" means as to any Person, any other Person of which more than fifty percent (50%) of the shares of the voting stock or other voting interests are owned or controlled, or the ability to select or elect more than fifty percent (50%) of the directors or similar managers is held, directly or indirectly, by such first Person or one or more of its Subsidiaries or by such first Person and one or more of its Subsidiaries.

                  "Subsequent Reports" has the meaning set forth in Section 7.02(a) hereof.

                  "Tax" means all taxes, including any interest, liabilities, fines, penalties or additions to tax that may become payable in respect thereof, imposed by any Governmental Entity, which taxes shall include, without limiting the generality of the foregoing, income taxes (including, but not limited to, U.S. federal income taxes and state income taxes), payroll and employee withholding taxes, unemployment insurance, social security, sales and use taxes, excise taxes, franchise taxes, gross or net receipts taxes, occupation taxes, real and personal property taxes, ad valorem taxes, stamp taxes, transfer taxes, capital taxes, import duties, withholding taxes, workers' compensation, and other obligations of the same or of a similar nature whether arising before, on or after the Closing Date.

                  "Tax Returns" has the meaning set forth in Section 3.13(a) hereof.

                   "Title 14" means Title 14 of the United States Code, as amended and in effect from time to time, and the regulations promulgated pursuant thereunder.

                  "Title 49" means Title 49 of the Code of Federal Regulations, as amended and in effect from time to time.

                  "Transaction Documents" has the meaning set forth in Section
3.02 hereof.

                  "TWU" means Transport Workers Union.

                  "TSCA" has the meaning set forth in the definition of "Environmental Laws" herein.

                  "US Airways" has the meaning set forth in Section 3.01 hereof.

                  "Warrants" means the Class A-1 Warrants together with the Class A-2 Warrants.

                  "Winning Plan Sponsor" means the Person who makes the highest and best investment proposal, as determined in accordance with the Bidding Procedures Order.

                                   ARTICLE II

               ISSUANCE AND PURCHASE OF COMMON STOCK, WARRANTS AND
                            CLASS A PREFERRED SHARES

                  Section 2.01 Issuance and Purchase of Common Stock, Warrants and Class A Preferred Shares.

                  (a) Upon the terms and subject to the conditions set forth in this Agreement, and in reliance upon the representations and warranties hereinafter set forth, at the Closing, the reorganized Company will issue, sell and deliver to the Investor, and the Investor will purchase from the reorganized Company, (i) twenty million (20,000,000) Class A Common Shares,
(ii) five million (5,000,000) Class B Common Shares, (iii) five million (5,000,000) Class A-1 Warrants and (iv) five million (5,000,000) Class A Preferred Shares, in each case, free and clear of all Liens, for an aggregate purchase price of two hundred forty million dollars ($240,000,000) (the "Investment Price").

                  (b) Notwithstanding the foregoing, (i) should each of them so determine, the Investor and the Company may, by mutual agreement, modify the foregoing structure in a manner consistent with the contemplated economic consequences to the Company and the Investor in order to enable the reorganized Company to more fully utilize the Company's existing tax attributes and (ii) the Investor may, in its sole discretion, elect to (A) be issued any combination of Class A Common Shares and Class B Common Shares, provided that the total number such of shares of Common Stock to be issued to the Investor hereunder shall not exceed twenty-five million (25,000,000) (excluding any shares to be acquired pursuant the exercise of Class A-1 Warrants) and the number of Class B Common Shares to be issued to the Investor shall not exceed five million (5,000,000),
(B) delay the issuance and its receipt of all or any portion of the Class A Common Shares or the Class B Common Shares until the Class A Common Shares and Class A Preferred Shares are distributed to certain of the Constituents.

                  Section 2.02 Closing. (a) Subject to the satisfaction or, if permissible, waiver of the conditions set forth in Sections 8.01 and 8.02 hereof (other than the conditions set forth in Sections 8.01(b), 8.01(h), 8.01(k), 8.01(m), 8.01(r), 8.02(e) and 8.02(f) hereof, which conditions may be satisfied either prior to, or simultaneously with, the Closing), the Closing shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 4 Times Square, New York, New York, at 10:00 a.m., New York City time, on the third Business Day following satisfaction or, if permissible, waiver, of the conditions set forth in Sections 8.01 and 8.02 hereof (other than the conditions set forth in Sections 8.01(b), 8.01(h), 8.01(k), 8.01(m), 8.01(r), 8.02(e) and
8.02(f) hereof, which conditions may be satisfied either prior to, or simultaneously with, the Closing), or at such other time and place as the parties may agree (the date on which the Closing occurs, the "Closing Date"); provided that the parties shall use commercially reasonable efforts to have the Closing take place on the Effective Date.

                  (b) At the Closing, (i) the reorganized Company shall deliver to the Investor certificates representing the shares of Common Stock, Class A-1 Warrants and Class A Preferred Shares to be purchased by, and sold to, the Investor pursuant to Section 2.01 hereof (registered in the names and in the denominations designated by the Investor at least two Business Days prior to the Closing Date), together with the other documents, certificates and opinions to be delivered pursuant to Section 8.01 hereof, and (ii) the Investor, in full payment for the shares of Common Stock, Class A-1 Warrants and Class A Preferred Shares to be purchased by, and sold to, the Investor pursuant to Section 2.01 hereof, shall pay to the reorganized Company as provided in Section 2.01 hereof, an aggregate amount equal to (x) the Investment Price minus (y) any amounts due as of the Closing Date to the Investor pursuant to Section 10.01 hereof to the extent the Investor provides invoices and supporting documentation for such expenses (it being understood that the Investor shall continue to be entitled to seek reimbursement for amounts becoming due from and after the Closing to the extent properly reimbursable pursuant to Section 10.01 hereof) minus (z) the Outstanding Amount (such payment to be made in immediately available funds by wire transfer to the account designated by the Company, or by such other means as may be agreed between the parties hereto), and shall deliver the certificate required pursuant to Section 8.02(a) hereof.

                                  ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

                  The Company hereby represents and warrants to, and agrees with, the Investor as follows:

                  Section 3.01 Corporate Organization and Qualification. Each of the Companies (a) is a corporation, partnership or limited liability company duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite corporate power and authority to own or lease its assets and carry on its business, (c) has all requisite governmental licenses, authorizations, consents and approvals to own or lease its assets and carry on its business and (d) is duly qualified and is licensed and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (c) or (d), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect. As of the date hereof, the Company has made available to the Investor a complete and correct copy of the certificate of incorporation and the by-laws or comparable governing instruments of the Company and each of its Subsidiaries, each as amended to date and each of which as so delivered is in full force and effect. Subject to
Section 10.12 hereof, each of US Airways, Inc. ("US Airways"), MidAtlantic Airways, Inc. ("MidAtlantic"), Allegheny Airlines, Inc., PSA Airlines, Inc. and Piedmont Airlines, Inc. is an "air carrier" within the meaning of Section 40102 of Title 49 and holds a certificate under Section 41102 of Title 49 or a commuter air carrier authorization. Each such Person holds air carrier operating certificates issued pursuant to Chapter 447 of Title 49. Each of the Companies that is an "air carrier" is a "citizen of the United States" as defined in
Section 40102(a)(15) of Title 49. Subject to Section 10.12, each of the Companies that is an "air carrier" possesses all necessary certificates, franchises, licenses, permits, rights, authorizations and concessions and consents which are material to the operation of the routes flown by it and the conduct of its business and operations as currently conducted.

                  Section 3.02 Authorization; No Contravention. Subject and after giving effect to any required approvals of the Bankruptcy Court (including, without limitation, to the extent applicable, the Confirmation Order) and the Plan, the execution, delivery and/or performance of obligations under this Agreement, the Plan, the Bidding Procedures Order, the Confirmation Order, the Registration Rights Agreement, the Equity Securities and all other documents necessary to consummate the transactions and arrangements contemplated hereby (collectively, the "Transaction Documents"), to the extent that such documents have been delivered as of such date, by the Company, and any Debtor Subsidiary that is a party thereto, as applicable, and the consummation of the transactions contemplated by the Transaction Documents in accordance with the terms and conditions of such documents, are within the Company's (including, as applicable, the reorganized Company's), and, with respect to any such Debtor Subsidiary (including, as applicable, any Debtor Subsidiary as reorganized pursuant to the Plan) that is a party thereto, such Debtor Subsidiary's, corporate or other powers, have been duly authorized by all necessary corporate or other organizational action and do not and will not (i) contravene the terms of any certificate of incorporation or by-laws or comparable governing instruments of any of the Companies assuming such instruments will be, or have been, as applicable, amended as of the Effective Date, including as set forth in Exhibit A attached hereto, (ii) conflict with or result in the breach or contravention of, or the creation of any Lien under, or require any payment to be made under (x) any Postpetition Contractual Obligation or contracts assumed in connection with the consummation of the Plan to which any of the Companies is a party or affecting any of the Companies or the properties of any of the Companies that could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or (y) any order, injunction, writ or decree of any Governmental Entity or any arbitral award to which any of the Companies or its property is subject, (iii) give rise to any preemptive rights, rights of first refusal or other similar rights on behalf of any Person under any applicable Law or any provision of any certificate of incorporation or by-laws or any agreement or instrument applicable to any of the Companies or (iv) violate any Law. Each Transaction Document when delivered will constitute, subject, in the case of the Debtors, to approval by the Bankruptcy Court, a legal, valid and binding obligation of the Companies that are parties thereto, enforceable against each of such Companies in accordance with its terms. The Board has approved the entry by the Company into this Agreement and the other Transaction Documents and has approved the consummation of the transactions contemplated by this Agreement and the other Transaction Documents.

                  Section 3.03 Consents; No Conflicts. No Approval (other than approval by the Bankruptcy Court) is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any of the Companies of this Agreement or any other Transaction Document, or for the consummation of the transactions contemplated hereby and thereby, except for such Approvals listed on Schedule 3.03 hereto or that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and all of which have been duly obtained, taken, given or made and are in full force and effect, except as indicated on Schedule 3.03 hereto or for Approvals that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

                  Section 3.04 Bankruptcy Court Orders. The Debtors have complied with the terms of all orders of the Bankruptcy Court in respect of the Investment, this Agreement and the Bidding Procedures Order, except to the extent that any such failure to comply can be shown by the Debtors not to be material to the Company or to the Investor.

                  Section 3.05 Capitalization; Securities. Upon the Closing and after giving effect to the Confirmation Order, the Plan and the Investment, the authorized capital stock of the reorganized Company shall consist solely of (i) two hundred million (200,000,000) Class A Common Shares, the principal terms of which are set forth in Exhibit A attached hereto, (ii) five million (5,000,000) Class B Common Shares, the principal terms of which are set forth in Exhibit A attached hereto, (iii) twenty million two hundred fifty thousand (20,250,000) Class A-1 Warrants, the principal terms of which are set forth in Exhibit B attached hereto, (iv) four million (4,000,000) Class A-2 Warrants, the principal terms of which are set forth in Exhibit C attached hereto, (v) twenty-four million two hundred fifty thousand (24,250,000) Class A Preferred Shares, the principal terms of which are set forth in Exhibit D attached hereto, (vi) eighty-five million (85,000,000) Class B Preferred Shares, the principal terms of which are set forth in Exhibit E attached hereto and (vii) at the option of the Company, up to three (3) Class C Preferred Shares, issuable in up to three
(3) series, the principal terms of which are set forth in Exhibit F attached hereto, which, in each case, will be authorized and issued or reserved for issuance. Upon the Closing (prior to giving effect to the Investment) there shall not be outstanding any (A) Class A Common Shares, other than (x) up to twenty-seven million three hundred fifty thousand (27,350,000) Class A Common Shares to be issued by the Company to or for the benefit of the Constituents upon the Effective Date and (y) up to three million seven hundred fifty thousand (3,750,000) Class A Common Shares to be issued by the Company to members of management of the Company upon the Effective Date; (B) Class B Common Shares,
(C) Class A-1 Warrants, other than (x) up to eleven million five hundred thousand (11,500,000) Class A-1 Warrants to be issued to or for the benefit of the Constituents upon the Effective Date and (y) up to three million seven hundred fifty thousand (3,750,000) Class A-1 Warrants to be issued by the Company to members of management of the Company upon the Effective Date; provided, that the Company may elect to have comparable options issued in place of Class A-1 Warrants described in this subsection and this Agreement shall be deemed to be amended to reflect such issuance, (D) Class A Preferred Shares other than (x) up to fifteen million five hundred thousand (15,500,000) Class A Preferred Shares to be issued to or for the benefit of the Constituents upon the Effective Date and (y) up to three million seven hundred fifty thousand (3,750,000) Class A Preferred Shares to be issued to members of management of the Company upon the Effective Date and (E) Class B Preferred Shares, other than up to fifty million (50,000,000) Class B Preferred Shares to be issued to or for the benefit of the Constituents upon the Effective Date. Upon the Effective Date, all authorized Class A-2 Warrants and Class C Preferred Shares shall have been issued to or for the benefit of the Constituents. Upon the Closing Date, all of such outstanding securities, including, without limitation, the Equity Securities to be issued and delivered to the Investor pursuant to the terms hereof, shall have been duly authorized and validly issued, fully paid, nonassessable and not subject to preemptive or similar rights of third parties or reserved for issuance in accordance with the terms of the Plan and Confirmation Order. The Class A Common Shares issuable upon the exercise of the Warrants, when issued and delivered to the Warrant holders, shall have been duly authorized and be validly issued, fully paid, nonassessable and not subject to preemptive or similar rights of third parties. Upon the Closing and after giving effect to the Confirmation Order and the Plan, (i) there shall be no voting trusts, voting agreements, proxies, first refusal rights, first offer rights, co-sale rights, options, transfer restrictions or other agreements, instruments or understandings (whether oral, formal or informal) with respect to the voting, transfer or disposition of capital stock of the Company or any Subsidiary to which the Company or any Subsidiary is a party or by which it is bound, or, to the knowledge of the Company, among or between any persons other than the Company or any Subsidiary (as the case may be), and (ii) except as set forth herein, there shall be no options, warrants, rights, calls, commitments or agreements of any character to which the Company or any Subsidiary is a party, or by which the Company or any Subsidiary is bound, calling for the issuance of shares of capital stock or other equity securities of the Company or any Subsidiary or any securities convertible into or exercisable or exchangeable for, or representing the right to purchase or otherwise receive, any such capital stock or other equity securities, or other arrangement to acquire, at any time or under any circumstance, capital stock of the Company or any Subsidiary or any such other securities. The rights, preferences and privileges of the capital stock of the Company shall be as set forth in the Certificate of Incorporation (including any Certificates of Designation, as applicable) of the Company, as amended pursuant to the Plan and in effect upon the Closing.

                  Section 3.06 Subsidiaries; Equity Investments. (a) As of the Closing Date and after giving effect to the Plan and Confirmation Order, each of the Companies will have no Subsidiaries other than those specifically disclosed in Schedule 3.06(a) and all of the capital stock of, or other equity interests in, each Subsidiary will have been validly issued, will be fully paid and non-assessable and will be owned by the reorganized Company, directly or indirectly in the amounts specified in Schedule 3.06(a), free and clear of all Liens and free of any other restriction (including, without limitation, any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity interest other than those arising under applicable Law). As of the Closing Date, there shall not be any outstanding obligations of the reorganized Company or any Subsidiary to issue, repurchase, redeem or otherwise acquire any Equity Securities of a Subsidiary.

                  (b) Schedule 3.06(b) hereto is a complete and accurate list of the Equity Securities, and any other equity interest, equity investment or other ownership interest in any other Person, Beneficially Owned by any of the Companies, other than Cash Equivalents and the Equity Securities of the Subsidiaries disclosed in Schedule 3.06(a). None of the Companies has any equity investments in any other corporation or entity other than those specifically disclosed in Schedule 3.06(a) or Schedule 3.06(b). Other than as set forth on
Schedule 3.06(b) hereto, as of the date hereof, none of the Companies is obligated, pursuant to any agreement or instrument applicable to the Company or such Subsidiary, to purchase any Equity Securities of, or make any other equity investment in, any Person.

                  Section 3.07 Company Reports; Financial Statements. (a) Except as set forth on Schedule 3.07(a) hereto, the Company has made available (including by filing publicly by EDGAR with the SEC) to the Investor a true and complete copy of (i) the Annual Report on Form 10-K of each of the Company and, if applicable, US Airways for each of the fiscal years ended December 31, 2001, 2000, 1999, 1998 and 1997; (ii) the Quarterly Report on Form 10-Q of each of the Company and US Airways for each of the periods ended March 31, 2002 and June 30, 2002; and (iii) each registration statement, report on Form 8-K, proxy statement, information statement or other report or statement required to be filed by the Company or US Airways with the SEC since December 31, 1997 and prior to the date hereof, in each case, in the form (including exhibits and any amendments thereto) filed with the SEC (collectively, the "SEC Reports"). As of their respective dates, the SEC Reports (i) were timely filed with the SEC; (ii) complied, in all material respects, with the applicable requirements of the Exchange Act and the Securities Act; (iii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; and (iv) presented fairly, in each case in accordance with GAAP applied on a consistent basis throughout the periods covered (except as stated therein or in the notes thereto), the financial position and results of operations of the entity to which such report applies as of the date and for the period set forth therein. Other than the SEC Reports, neither the Company nor US Airways has filed or been required to file any other reports or statements with the SEC since December 31, 1997.

                  (b) Each of the consolidated balance sheets (including the related notes and schedules) included in or incorporated by reference into the SEC Reports fairly presents, in all material respects, the consolidated financial position of the entities to which it applies as of the date thereof; and each of the consolidated statements of income (or statements of results of operations), stockholders' equity and cash flows (including the related notes and schedules) included in or incorporated by reference into the SEC Reports fairly presents, in all material respects, the results of operations, retained earnings and cash flows, as the case may be, of the entities to which it applies (on a consolidated basis) for the periods or as of the dates, as the case may be, set forth therein, in each case in accordance with GAAP applied on a consistent basis throughout the periods covered (except as stated therein or in the notes thereto) and in compliance with the rules and regulations of the SEC.

                  (c) Except as disclosed in the SEC Reports, there were no material liabilities or obligations of any nature of the Companies required under GAAP or the rules and regulations of the SEC to be disclosed as of the date of such SEC Reports. Since the date of the most recently filed SEC Report, except as disclosed in this Agreement or the SEC Reports, the Companies have not incurred any material liabilities or obligations other than those incurred in the ordinary course of such company's business and other than in connection with the DIP Facilities.

                  Section 3.08 Information Provided. All representations and warranties made by the Company in this Agreement, and all written statements, memoranda, exhibits, documents, certificates, schedules or other written information provided by or on behalf of the Companies to the Investor or any of its Representatives in connection with the transactions contemplated hereby or by the Transaction Documents, when considered as a whole, are true and correct in all material respects and do not contain any untrue statement of material fact or omit to state any material fact necessary in order to make the statements contained therein not misleading in light of the circumstances under which they were made. To the extent that any such information contained projections, such projections were prepared in good faith on the basis of (i) assumptions, methods and tests that are consistent with the Company's past practices and are believed by the Company to be reasonable and (ii) information believed by the Company to have been accurate based upon information available to the Company at the time such projections were furnished to the Investor.

                  Section 3.09 Absence of Certain Changes or Events. Except for the filing of the Cases, the transactions contemplated by the Transaction Documents or as otherwise disclosed in the SEC Reports or this Agreement, (i) the Companies, taken as a whole, have in all material respects conducted their respective businesses in the ordinary course of business since December 31, 2001, and (ii) the Companies have not taken any actions, and no events have occurred since December 31, 2001, that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

                  Section 3.10 Property. (a) Except as set forth on Schedule 3.10(a), the Company and each of its Subsidiaries has good record and marketable title in fee simple to all Owned Real Property and valid leasehold or subleasehold interests in all Leased Real Property, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Except as otherwise disclosed in the SEC Reports or permitted under the DIP Credit Agreement, the Owned Real Property and the leasehold or subleasehold interests in the Leased Real Property are subject to no material Liens.

                  (b) The Company and each of its Subsidiaries has good title to all tangible personal property necessary or used in the ordinary conduct of its business, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

                  (c) Set forth on Schedule 3.10(c) hereto is a complete and accurate list of all Slots owned by any of the Companies on the date hereof.

                  (d) (i) Each of the Companies owns all right, title and interest in and to, or possesses the rights to use all Intellectual Property that is used or reasonably necessary for the conduct of its business, except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

                  (ii) To the knowledge of the Company, the operation of the Companies' respective businesses as currently conducted, or as contemplated to be conducted and the use of the Intellectual Property in connection therewith do not infringe, misappropriate, conflict with, or otherwise violate the rights of any other Person, except for such violations that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Intellectual Property is subsisting and has not been adjudicated invalid or unenforceable in whole or in part, and to the knowledge of the Company, is valid and enforceable and will not cease to be in full force and effect in accordance with its terms by virtue of the consummation of the transactions contemplated by the Transaction Documents.

                  (iii) Except as specifically disclosed in Schedule 3.10(d)(iii), no claim or litigation has been asserted or is pending or, to the knowledge of the Company, threatened, that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, alleging that the Companies' rights in or use of the Intellectual Property or the operation of the businesses of the Companies infringe, misappropriate, or otherwise violate the rights of any other Person. To the knowledge of the Company, no Person is engaging in any activity that infringes, misappropriates, or otherwise violates the Intellectual Property, except for such violations that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

                  (iv) With respect to each material agreement, permit, consent, order and franchise relating to the license, development, use or disclosure of any of the Intellectual Property to which any of the Companies, now or hereafter, is a party or a beneficiary (collectively, the "IP Agreements"): (A) such IP Agreement is valid and binding and in full force and effect; (B) such IP Agreement will not cease to be valid and binding and in full force and effect on terms identical to those currently in effect as a result of the rights and interest granted herein, nor will the grant of such rights and interest constitute a breach or default under such IP Agreement or otherwise give any party thereto a right to terminate such IP Agreement; (C) none of the Companies have received any notice of termination, cancellation or received any notice of a breach or default under such IP Agreement;
         (iv) except as set forth on Schedule 3.10(d)(iv), none of the Companies has granted to any other third party any rights, adverse or otherwise, under such IP Agreement; and (v) none of the Companies and, to the Company's knowledge, no other party to such IP Agreement, is in breach or default thereof in any material respect, and, to the Company's knowledge, no event has occurred that, with notice or lapse of time or both, would constitute such a breach or default or permit termination, modification or acceleration under such IP Agreement.

                  Section 3.11 Litigation. Except as has been publicly disclosed in the SEC Reports or litigation filed in connection with the Cases, there are no actions, suits, proceedings, claims or disputes (each, a "Proceeding") pending or, to the knowledge of the Company after due and diligent investigation, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Entity, by or against the Company or any of its Subsidiaries or against any of their properties or revenues that either individually or in the aggregate could reasonably be expected to have a Material Adverse Effect. The performance of any action by any of the Companies required or contemplated by any of the Transaction Documents is not restrained or enjoined (either temporarily, preliminary or permanently). There are no actions, suits or proceedings pending that challenge the validity of any of the Transaction Documents or the applicability or enforceability of any Transaction Document.

                  Section 3.12 Compliance with Laws; Regulatory Approvals. (a) Each of the Companies is in compliance with the requirements of all applicable Laws, except in instances in which (i) such requirement of Law is being contested in good faith by appropriate proceedings diligently conducted, (ii) the failure to comply therewith, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, (iii) on or prior to the Effective Date, compliance with such Law is excused or stayed by the Bankruptcy Code or by order of the Bankruptcy Court, and (iv) after the Effective Date, compliance with such Law is permanently excused or stayed by the Bankruptcy Code or by order of the Bankruptcy Court.

                  (b) Each of the Companies has obtained, and is in compliance with the terms and conditions of, all Regulatory Approvals required to conduct their respective businesses and all such Regulatory Approvals are in full force and effect, except (i) as set forth in Schedule 3.12(b), (ii) to the extent that failure to obtain, or to comply with, any Regulatory Approval, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, (iii) if, on or prior to the Effective Date, such failure to obtain, or to comply with, any Regulatory Approval is excused or stayed by the Bankruptcy Code or by order of the Bankruptcy Court, or (iv) after the Effective Date, such failure to obtain, or to comply with, any Regulatory Approval is permanently excused or stayed by the Bankruptcy Code or by order of the Bankruptcy Court.

                  Section 3.13 Taxes. (a) Except as disclosed in Schedule 3.13(a) hereto, the Companies have filed all material U.S. federal, state, local, foreign and other tax returns (including any information returns, reports and statements) (the "Tax Returns") that are required to have been filed by them with the appropriate taxing authorities, and all information provided in such Tax Returns is complete and accurate in all material respects. Except as disclosed in Schedule 3.13(a), the Companies have paid all material Taxes owed by them (whether or not actually shown on such Tax Returns), other than in those instances in which such Taxes (i) are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP in respect of all such Taxes and/or
(ii) relate to a Tax period (or portion thereof) ending on or before the commencement of the Cases and that first became due and payable after the time of the commencement of the Cases. Except as disclosed in Schedule 3.13(a) hereto, there is no material Tax liability proposed by any taxing authority to be imposed upon the Company or any of the Subsidiaries for the fiscal year ended December 31, 2002 and all prior years for which there is not an adequate reserve.

                  (b) Except as disclosed in Schedule 3.13(b) hereto, no audits or investigations relating to any Taxes for which any of the Companies may be liable are pending or threatened in writing by any taxing authority. Except as disclosed in Schedule 3.13(b) hereto, there are no agreements or applications by any of the Companies for the extension of the time for filing any material Tax Return or paying any material Tax nor have there been any waivers of any statutes of limitation for the assessment of any material Taxes.

                  (c) Except as disclosed in Schedule 3.13(c), none of the Companies is a party to any agreements with any Person other than one or more of the other Companies relating to the sharing or allocation of Taxes, except for tax indemnification agreements in leasing transactions.

                  (d) Except as disclosed in Schedule 3.13(d) hereto, the Companies have withheld from their employees and timely paid to the appropriate taxing authority proper and accurate amounts in all material respects through all periods in compliance in all material respects with all employee Tax withholding provisions of all applicable Laws.

                  Section 3.14 ERISA and Other Employment Matters.

                  (a) Schedule 3.14(a) lists each material employee benefit plan (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA) and each material bonus, incentive or deferred compensation, stock option or other equity based, severance, termination, or fringe benefit or other material benefit, plan, program or policy, maintained, sponsored or contributed to by any of the Companies or to which any such Person is or has been obligated to contribute (collectively, the "Employee Plans"). Each such Employee Plan subject to Section 412 of the Code or Section 302 of ERISA shall be so identified. Except as set forth on Schedule 3.14(a) hereto, none of the Companies is or, within the preceding six years, has been obligated to contribute to any "multiemployer plan" as defined in Section 3(37) of ERISA. Except as set forth on Schedule 3.14(a), none of the Companies has an express or implied commitment
(i) to create or incur liability with respect to or cause to exist any employee benefit plan, program or arrangement other than the Employee Plans or (ii) except for amendments necessary or appropriate to comply with applicable Law, to modify, change or terminate any Employee Plan.

                  (b) Except as set forth in Schedule 3.14(b), neither the execution and delivery of the Transaction Documents nor the consummation of the transactions contemplated thereby will accelerate the time of payment, vesting or funding of, or increase or modify the amount or terms of, any compensation or benefits that are or may become payable from or by any of the Companies to or in respect of any current or former executive officer or other key employee of any such Person.

                  (c) All employer and employee contributions, and material premiums and expenses due and payable to or in respect of any Employee Plan or required by Law or any Employee Plan or labor agreement or arrangement have been timely paid, or, if not yet due, have been fully and adequately accrued as a liability on the Company's most recent financial statements included in the SEC Reports in accordance with applicable Law.

                  (d) Except as set forth on Schedule 3.14(d), (i) no trade or business, whether or not incorporated, is or has been treated as a single employer together with the Company for any purpose under ERISA or Section 414 of the Code other than the Company's Subsidiaries, (ii) no liability under Sections 406, 409, 502(i), 502(l), or Part 6 of Title I, of ERISA or Title IV of ERISA (other than premiums to the PBGC which have been timely paid) or the penalty or excise tax provisions of the Code relating to employee benefit plans or employee compensation has been incurred (directly or indirectly, including as a result of any indemnification obligation or agreement) by any of the Companies and is still outstanding, and no event, transaction or condition has occurred or exists which could reasonably be expected to result in any such liability, and (iii) no reportable event, within the meaning of Section 4043 of ERISA and the regulations of the PBGC promulgated thereunder (other than a reportable event as to which notice is waived) has occurred, or will occur, in connection with the consummation of the transactions contemplated by the Transaction Documents, with respect to any Employee Plan.

                  (e) Each Employee Plan has been operated and administered, and is in compliance with, all applicable Laws in all material respects. Except as set forth in Schedule 3.14(e), each Employee Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination from the Internal Revenue Service as to its qualification or an initial application for a determination letter is pending with the Internal Revenue Service and, to the knowledge of the Company or any Subsidiary, no event or condition has occurred or exists since the date of such letter that could reasonably be expected to result in the disqualification of such Employee Plan.

                  (f) Each of the representations set forth in Sections 3.14(a),
(d) and (e) shall be determined to be accurate unless the failure to be so accurate could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

                  Section 3.15 Labor Matters. (a) Except as set forth on
Schedule 3.15(a) hereto, US Airways, Inc. is not a party to or bound by any labor agreement or collective bargaining agreement respecting the employees in or relating to its business. Except as set forth on Schedule 3.15(a), US Airways, Inc. has not received any written notification of any efforts to organize employees in respect of any labor or union organization in or relating to its business. Except as set forth in Schedule 3.15(a) hereto, there is no unfair labor practice or similar charge or complaint against US Airways, Inc. relating to its business pending, or to the knowledge of US Airways, Inc., threatened. Each of the Companies is in compliance with all applicable Laws respecting employment practices, term and conditions of employment, collective bargaining agreements and wages and hours and is not engaged in any unfair labor practice.

                  (b) Except as set forth in Schedule 3.15(b) hereto, neither the execution and delivery of the Transaction Documents nor the consummation of the transactions contemplated thereby will result in the breach of, constitute a default or a change in control under, or otherwise provide any Person with a right to terminate, rescind, amend, renegotiate or be released from any labor agreement or collective bargaining agreement, or any provisions thereof, to which any of the Companies is a party.

                  (c) Each of the representations set forth in Section 3.15(a) shall be determined to be accurate unless the failure to be so accurate could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

                  Section 3.16 Contracts. (a) Except as set forth on Schedule 3.16(a) hereto, none of the Companies is a party or subject to any of the following (whether written or oral, express or implied): (i) any Postpetition Employment Agreement, understanding or obligation with respect to severance, termination, retention or change in control, to pay liabilities or fringe benefits, with any present or former Representative of any of the Companies, or any such agreement, understanding or obligation, the assumption of which has been approved by the Bankruptcy Court, or (ii) any plan, contract or understanding providing for bonuses, pensions, options, deferred compensation, retirement payments, royalty payments, profit sharing or similar payment or benefit with respect to any present or former Representative of any of the Companies, that could, in either case, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

                  (b) None of the Companies is in breach or violation of, or in default under or with respect to, any contract, the assumption of which has been approved by the Bankruptcy Court or any Postpetition Contractual Obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

                  (c) Except as set forth in Schedule 3.16(c) hereto, neither the execution and delivery of the Transaction Documents nor the consummation of the transactions contemplated thereby will result in the breach of, constitute a default or a change in control under, or otherwise provide any Person with a right to terminate, rescind, amend, renegotiate or be released from any Employment Agreement, or any provisions thereof, that could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

                  Section 3.17 Financial Advisors and Brokers. Except for Seabury Securities LLC and/or its Affiliates ("Seabury"), or as otherwise set forth on Schedule 3.17 hereto, no Person has acted, directly or indirectly, as a broker, finder or financial advisor of any of the Companies in connection with the Transaction Documents or the transactions contemplated thereby, and except for Seabury and any Person listed on Schedule 3.17, no Person acting for or on behalf of the Companies is entitled to receive any broker's, finder's or similar fee or commission in respect thereof based in any way on any agreement, arrangement or understanding made by or on behalf of any of the Companies. True and correct copies of the Company's agreement with Seabury and all agreements between any of the Companies, on the one hand, and each Person listed on
Schedule 3.17 (or any of their respective Affiliates), on the other, have been delivered to the Investor.

                  Section 3.18 Insurance. Set forth on Schedule 3.18 hereto is a description that is correct and complete in all material respects (specifying the insurer, the policy number or covering note number with respect to binders and amount of coverage) of insurance policies, binders, contracts or instruments (collectively, the "Policies") to which any of the Companies is a party or by which any of their assets or any of their employees, officers or directors (in such capacity) are covered by property, fire and casualty, professional liability, public and product liability, workers' compensation, extended coverage, business interruption, directors' and officers' liability insurance and other forms of insurance provided to any of the Companies in connection with their respective businesses. All premiums required to be paid with respect to the Policies covering all periods up to and including the date hereof have been paid. Except as set forth on Schedule 3.18 hereto, all such Policies are in full force and effect, and will remain in full force and effect after the Closing, in accordance with their respective terms. Except as set forth on Schedule 3.18 hereto, none of the Companies has received any notice of default, cancellation or termination with respect to any provision of any such Policies, or any notice that the Insurer is unwilling to renew any such Policy following the currently scheduled expiration of such Policy or intends to materially modify any term of any such renewed Policy as compared to the existing Policy. With respect to its directors' and officers' liability insurance policies, none of the Companies has failed to give any notice or present any claim thereunder in due and timely fashion or as required by any such policies so as to jeopardize full recovery under such Policies. Except as set forth on Schedule 3.18 hereto, none of the Companies have any claims pending under the Policies in a stated amount in excess of $10,000,000.

                  Section 3.19 Environmental Matters. Except as set forth on
Schedule 3.19 hereto or to the extent that such inaccuracies could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Companies (i) are in compliance with any and all applicable Environmental Laws, (ii) have received and are in compliance with all permits, licenses or other approvals required under applicable Environmental Laws for the conduct of their respective businesses, and such permits, licenses or other approvals remain in full force and effect, (iii) have not received notice of any unpaid penalty or liability or any pending or threatened enforcement action associated with any previously corrected violation of any Environmental Law and
(iv) have not received notice of any actual or potential liability for the investigation, removal, remediation or cleanup of any disposal or release of Hazardous Materials.

                  Section 3.20 Controls. Each of the Debtors maintains internal information systems, cash management systems and other controls sufficient to provide reasonable assurance that material transactions are executed in accordance with management's general or specific authorizations and are recorded in a manner that permits the preparation of financial statements in accordance with GAAP.

                                   ARTICLE IV

                 REPRESENTATIONS AND WARRANTIES OF THE INVESTOR

                  The Investor represents and warrants to, and agrees with, the Company as follows:

                  Section 4.01 Organization. The Investor is an instrumentality of the State of Alabama having all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to execute, deliver and perform its obligations under the Transaction Documents.

                  Section 4.02 Authorization of Agreements. The execution, delivery and performance by the Investor of its obligations under the Transaction Documents, to the extent that such documents have been delivered as of such date, and the consummation of the transactions contemplated by the Transaction Documents, are within the Investor's powers and have been duly authorized by all necessary action and do not and will not contravene the terms of its governing documents. Each Transaction Document when delivered will constitute a legal, valid and binding obligation of the Investor, enforceable against the Investor in accordance with its terms.

                  Section 4.03 Consents; No Conflicts. No Approval (other than approval by the Bankruptcy Court) is necessary or required in connection with the execution, delivery or performance by, or enforcement against, the Investor of this Agreement or any other Transaction Document, or for the consummation of the transactions contemplated hereby and thereby, except for such Approvals listed on Schedule 4.03 hereto or that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and all of which have been duly obtained, taken, given or made and are in full force and effect, except as indicated on Schedule 4.03 hereto or for Approvals that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

                  Section 4.04 Financial Advisors and Brokers. Except for Houlihan Lokey Howard & Zukin, no Person has acted directly or indirectly as a broker, finder or financial advisor of the Investor in connection with the Transaction Documents or the transactions contemplated thereby, and no Person acting for or on behalf of the Investor is entitled to receive any broker's, finder's or similar fee or commission in respect thereof based in any way on any agreement, arrangement or understanding made by or on behalf of the Investor.

                  Section 4.05 Ownership of Equity Securities; Purpose of Investment. The Investor is acquiring the Common Stock, Class A-1 Warrants and Class A Preferred Shares under this Agreement solely for the purpose of investment and not with a view to, or for sale in connection with, any distribution thereof in violation of the Securities Act and applicable state securities or "blue sky laws". The Investor is an "Accredited Investor" as such term is defined in Regulation D of the Securities Act.

                  Section 4.06 Citizenship. The Investor or its designee, as permitted by Section 10.09, who acquires the Equity Securities hereunder at the Closing will be a "citizen of the United States," as the term is used in Section 40102(a)(15) of Title 49 or any similar legislation of the United States enacted in substitution or replacement therefore.

                  Section 4.07 Financing. The Investor has sufficient and adequate resources to consummate the transactions contemplated by this Agreement.

                                   ARTICLE V

                                   GOVERNANCE

                  Section 5.01 Board of Directors. (a) From and after the Closing Date, the Board shall be composed of 13 directors.

                  (b) As of the Closing Date and after giving effect to the Confirmation Order and Plan, the Board shall consist of: (i) 5 members designated by the Investor and reasonably satisfactory to the Company (each, an "Investor Director"), (ii) 2 members designated by the Official Committee of Unsecured Creditors (the "Creditors' Committee") and reasonably satisfactory to the Company and the Investor (subject, in the case of the Investor, to Section 5.01(e) below) (each, a "Creditors' Committee Director"), (iii) one (1) member designated by the Airline Pilots Association, International ("ALPA", such member, the "ALPA Director"), (iv) one (1) member designated by the International Association of Machinists and Aerospace Workers ("IAMAW", such member, the "IAMAW Director"), (v) one (1) member designated by the collective decision of the unions (other than ALPA and the IAMAW) that have entered into new or amended collective bargaining agreements with the Company which provide for such Board member (the "Labor Director"), (vi) the chief executive officer of the Company (the "CEO"), and (vii) 2 members, neither of whom is an employee or an affiliate of the Company or the Investor, identified by a majority of the Board and reasonably satisfactory to the Company and the Investor (subject, in the case of the Investor, to Section 5.01(e) below) (each, an "Independent Director"). Notwithstanding the foregoing, the composition of the Board (and the committees thereof) shall comply with all applicable rules of the primary national securities exchange or national quotation system on which the Common Stock is then listed or quoted.

                  (c) In the event of the death, disability, resignation or removal of a member of the Board, the Person designating such member shall designate a replacement for such director, which replacement shall be reasonably satisfactory to the Company and/or the Investor, if applicable, as provided above, and the Company shall cause such replacement to be elected to the Board; provided that if such member was a Creditors' Committee Director, and at the time of such death, disability resignation or removal, the Creditors Committee is not in existence, such replacement member shall be reasonably acceptable to the Company and the Investor (subject, in the case of the Investor, to Section 5.01(e) below).

                  (d) From and after the Closing Date, the reorganized Company shall cause the following to constitute the slate of nominees recommended by the Board for election as directors at each annual meeting of the stockholders: (i) 5 Investor Directors; (ii) for the three-year period beginning on the Closing Date, 2 Creditors' Committee Directors; (iii) for so long as the Series 1 Class C Preferred Share remains outstanding, one (1) ALPA Director designated and elected by the holder of the Series 1 Class C Preferred Share; (iv) for so long as the Series 2 Class C Preferred Share remains outstanding, one (1) IAMAW Director designated and elected by the holder of the Series 2 Class C Preferred Share; (v) one (1) Labor Director reasonably acceptable to the Company and designated by, at the Company's option, either the labor groups entitled to designate such Labor Director or the holder of the Series 3 Class C Preferred Share for so long as the labor groups retain the right to so designate the Labor Director or the Series 3 Class C Preferred Share remains outstanding, as applicable; (vi) the CEO; and (vii) the remainder shall be Independent Directors reasonably acceptable to the Company and the Investor, and the Company shall use its best efforts to cause the election of such persons; provided that if the Board shall determine in good faith in the exercise of its fiduciary duties, following the receipt of advice of outside counsel, that nomination of any member of the Board for reelection would not be in the best interests of the reorganized Company, then the reorganized Company shall promptly notify the person designating such member, and thereafter, such person shall have a period of no less than fifteen (15) Business Days to designate a new nominee; provided further that if either of the Creditors' Committee Directors elect not to stand for reelection, and at the time of such election, the Creditors' Committee is not in existence, such Creditors' Committee Directors shall be determined in the same manner as Independent Directors and reasonably acceptable to the Company and the Investor (subject, in the case of the Investor, to Section 5.01(e) below).

                  (e) For purposes of this Section 5.01, the requirement that the Creditors' Committee Directors and the Independent Directors be reasonably acceptable to the Investor is not intended, and shall not be interpreted, to provide the Investor with the power to maintain a continuing vacancy in the associated director's position, generally preventing the appointment of any director to fill such vacant position. Instead, if a particular Creditors' Committee Director or Independent Director, as the case may be, is not reasonably acceptable to the Investor, the Investor shall consult in good faith with the designating party in a good faith effort to agree with reasonable promptness upon a reasonably acceptable alternative designee.

                  (f) To the extent not prohibited by the rules of the primary national securities exchange or national quotation system on which the Common Stock is then listed or quoted, the Creditors' Committee Directors, the ALPA Director, the IAMAW Director and the Labor Director shall be considered "independent directors".

                  (g) Notwithstanding the foregoing provisions of this Section 5.01, the total number of Investor Directors the Investor is entitled to designate for election to the Board shall be reduced to: (i) four (4), if the Investor and its Affiliates beneficially own at least 67% but less than 83% of the Common Stock beneficially owned by the Investor and its Affiliates as of the Closing, (including Class A-1 Warrants on an as-exercised basis) (the "Investor's Closing Shares"); (ii) three (3), if the Investor and its Affiliates beneficially own at least 50% but less than 67% of the Investor's Closing Shares; (iii) two (2), if the Investor and its Affiliates beneficially own at least 33% but less than 50% of the Investor's Closing Shares; (iv) one (1), if the Investor and its Affiliates beneficially own at least 16% but less than 33% of the Investor's Closing Shares; and (v) zero (0), if the Investor and its Affiliates beneficially own less than 16% of the Investor's Closing Shares. In the event that the number of Investor Directors the Investor is entitled to designate is reduced pursuant to this Section 5.01(h), the Investor shall be entitled to designate which Investor Director shall resign from the Board. Such Investor Director shall resign from the Board no later than the thirtieth (30th) day following the day on which the Investor's beneficial ownership of the Investor's Closing Shares referenced above drops below the relevant thresholds set forth above. Notwithstanding any of the foregoing, the Investor will no longer be entitled to designate any Investor Directors for election to the Board at and after the fifth (5th) anniversary hereof.

                  Section 5.02 Committees; Meetings. (a) Effective as of the Closing Date, the Investor shall have the option to designate members of each committee of the Board in the same proportion as the Investor's representation on the Board, rounded up or down to the nearest whole director, except to the extent prohibited by the rules of the primary national securities exchange or national quotation system on which the Common Stock is then listed or quoted. The reorganized Company and the Board shall use best efforts to comply with any rules of such exchange in such fashion as to achieve, to the greatest extent possible, the appointment of such percentage of Investor Directors to each of the committees of the Board; and in the event that the Investor Directors are so prohibited from membership on any committee, such directors shall be permitted to attend all meetings of such committee as observers (except to the extent that their attendance would constitute a breach of the Board's fiduciary duty), and the reorganized Company shall notify each Investor Director of each such meeting no later than the time at which it notifies any member of the committee. In the event the Investor elects to have an Investor Director appointed to a committee of the Board, the Investor shall so notify the reorganized Company in writing, and the reorganized Company shall appoint such nominee to such committee no later than the earlier of (i) ten (10) days following the delivery of such notice by the Investor and (ii) the next regular meeting of such committee.

                  (b) In the event of the death, disability, resignation or removal of any member of a committee of the Board, the Person designating such member shall have the right to designate a replacement member to such committee, and the Company shall nominate such replacement to the committee, except to the extent prohibited by the rules of the primary national securities exchange or national quotation system on which the Common Stock is then listed or quoted.

                  (c) From and after the Closing Date, the Board shall have an audit committee, a governance committee, an executive committee and a compensation committee. Each committee established by the Board shall have such powers and authority as granted to it by the Board.

                  Section 5.03 Directors' Liability and Indemnification.

                  (a) Upon and at all times after consummation of the Plan, the Certificate of Incorporation shall contain provisions that (i) eliminate the personal liability of the Company's former, present and future directors for monetary damages resulting from breaches of their fiduciary duties to the fullest extent permitted by applicable Law and (ii) require the Company, subject to appropriate procedures, to indemnify the Company's former, present and future directors and executive officers to the fullest extent permitted by applicable Law. In addition, upon consummation of the Plan, the reorganized Company shall enter into written agreements with each Person who is a director or executive officer of the reorganized Company on the date hereof providing for similar indemnification of such Person and providing that no recourse or liability whatsoever with respect to this Agreement, the other Transaction Documents, the Plan or the consummation of the transactions contemplated hereby or thereby shall be had, directly or indirectly, by or in the right of the reorganized Company against such person, to the fullest extent permitted under applicable Law.

                  (b) On or prior to the Effective Date, the Company shall procure, and, so long as any Investor Director serves as a member of the Board, maintain in full force and effect directors' and officers' liability insurance with respect to such person, which insurance shall be in an amount, and shall cover such risks, as is customary for a corporation in the Companies' respective businesses or other similar businesses.

                                   ARTICLE VI

                              PRE-CLOSING COVENANTS

                  Section 6.01 Taking of Necessary Action. (a) Each of the parties hereto agrees to use its commercially reasonable efforts promptly to take or cause to be taken all actions and promptly to do or cause to be done all things necessary, proper or advisable under applicable Laws and regulations to consummate and make effective the transactions contemplated by this Agreement in accordance with the terms hereof (including, without limitation, the preparation, negotiation and execution of the Transaction Documents). Without limiting the foregoing, the Investor and the Company will use their commercially reasonable efforts to make all filings (including filings under the HSR Act) with respect to, and to obtain, all consents or other approvals required pursuant to Sections 8.01(c), 8.01(d), 8.01(e), 8.01(h), 8.01(i), 8.01(m),
8.02(c), 8.02(d) and 8.02(e) hereof or, in the reasonable opinion of the Investor or the Company, otherwise advisable, to permit the consummation of the transactions contemplated hereby.

                  (b) The Company shall use commercially reasonable efforts to obtain as promptly as possible after the date hereof the entry of (i) the Bidding Procedures Order as attached hereto as Exhibit G, or in form and substance otherwise reasonably satisfactory to the Investor and (ii) the Confirmation Order in form and substance satisfactory to the Investor.

                  (c) The Company shall file a Disclosure Statement (with a plan of reorganization attached as an exhibit thereto), in each case on terms reasonably satisfactory to the Investor on or prior to December 31, 2002 and shall use commercially reasonable efforts to obtain approval of such Disclosure Statement (with a plan of reorganization attached as an exhibit thereto) on or prior to March 31, 2003.

                  Section 6.02 Notifications. At all times prior to the Closing Date, the Investor shall promptly notify the Company and the Company shall promptly notify the Investor in writing of any fact, change, condition, circumstance or occurrence or nonoccurrence of any event that will or is reasonably likely to result in the failure to satisfy the conditions to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 6.02 shall not limit or otherwise affect the remedies available hereunder to any party giving or receiving such notice.

                  Section 6.03 Compliance with the Bidding Procedures Order. The Company shall comply in all respects with its obligations under the Bidding Procedures Order from and after the date of its entry, and except as contemplated by the Bidding Procedures Order, the Company (i) shall not endorse, support, propose, recommend, or file any motion seeking approval of, any plan of reorganization, recapitalization transaction or sale of all or substantially all of the business or operations of the Company (whether by merger, consolidation or otherwise) to any Person other than the Plan and the transactions contemplated hereby and (ii) shall not enter into any agreement with any such Person relating thereto other than this Agreement with the Investor.

                                  ARTICLE VII

                              ADDITIONAL COVENANTS

                  Section 7.01 Financial and Other Information. From and after the date hereof, the Company shall (and shall cause each of its Subsidiaries, Representatives and Affiliates to) afford to the Investor, its Affiliates and their respective Representatives complete access, upon reasonable notice and in such manner as will not unreasonably interfere with the conduct of the Companies' respective businesses, to their respective facilities, properties, books, contracts, commitments, records (including information regarding any pending or threatened Proceeding to which any of the Companies is, or reasonably expects to be, a party), key personnel, officers, independent accountants and legal counsel; provided, however, that the Company will not be required to provide access to employee personnel files if providing such files would be unreasonable or a violation of applicable Law. The Company shall use its commercially reasonable efforts to cause its lessors to cooperate with the Investor, its Affiliates and their respective Representatives.

                  Section 7.02 Company Reports; Financial Statements.

                  (a) From and after the date hereof, the Company and US Airways shall file, in a timely manner, each Annual Report on Form 10-K, Quarterly Report on Form 10-Q and each registration statement, report on Form 8-K, proxy statement, information statement or other report or statement with the SEC, as required (the "Subsequent Reports"). Each Subsequent Report shall (i) comply in all material respects with the applicable requirements of the Exchange Act and Securities Act, (ii) not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading and (iii) present fairly, in each case in accordance with GAAP applied on a consistent basis throughout the periods covered (except as stated therein or in the notes thereto), the financial position and results of operation of the entity to which it applies as of the date and for the period set forth therein.

                  (b) Each of the consolidated balance sheets (including the related notes and schedules) included in or incorporated by reference into the Subsequent Reports shall fairly present, in all material respects, the consolidated financial position of the entities to which it applies as of the date thereof, and each of the consolidated statements of income (or statements of results of operations), stockholders' equity and cash flows (including the related notes and schedules) included in or incorporated by reference into the Subsequent Reports shall fairly present, in all material respects, the results of operations, retained earnings and cash flows, as the case may be, of the entities to which it applies (on a consolidated basis) for the periods or as of the dates, as the case may be, set forth therein, in each case in accordance with GAAP applied on a consistent basis throughout the periods covered (except as stated therein or in the notes thereto) and in compliance with the rules and regulations of the SEC.

                  Section 7.03 Publicity. Except as required by Law or by obligations pursuant to any listing agreement with or requirement of any national securities exchange or national quotation system on which the Common Stock is listed, admitted to trading or quoted, neither the Company (nor any of its Affiliates) nor the Investor (nor any of its Affiliates) shall, without the prior written consent of each other party hereto, which consent shall not be unreasonably withheld or delayed, make any public announcement or issue any press release with respect to the transactions contemplated by this Agreement. Prior to making any public disclosure required by applicable Law or pursuant to any listing agreement with or requirement of any relevant national exchange or national quotation system, the disclosing party shall consult with the other parties hereto, to the extent feasible, as to the content and timing of such public announcement or press release.

                  Section 7.04 Registration Rights Agreement. Each class of Common Stock, the Class A-1 Warrants and Class A Preferred Shares shall be registered by the Company under the Securities Act. The Company and the Investor shall use commercially reasonable efforts to promptly enter into a registration rights agreement (the "Registration Rights Agreement") on mutually acceptable terms and conditions, pursuant to which the Company shall file a resale registration statement pursuant to Rule 415 under the Securities Act permitting free resale of the Class A Common Shares, the Class B Common Shares and the Class A-1 Warrants issued under the Plan promptly after the Closing Date, and use its commercially reasonable efforts to cause to be declared effective and, subject to the conditions set forth in the Registration Rights Agreement, to maintain the effectiveness of, such registration statement.

                  Section 7.05 Slots and Routes. The Company shall use commercially reasonable efforts to, and cause its Subsidiaries to, take all action necessary or advisable, to the extent consistent with past practices, to maintain the right, if any, to operate their respective Slots at LaGuardia Airport and Ronald Reagan Washington National Airport in compliance in all material respects with the terms, conditions and regulations set forth in Part 93 of Title 14 of the Code of Federal Regulations, including the usage and reporting requirements set forth in Section 93.227 thereof, and to continue operations on their existing routes where the discontinuation of service would have a Material Adverse Effect.

                  Section 7.06 Tax Contests. The Company shall keep the Investor apprised of any material Tax audits, examinations, assessments, administrative or court proceedings, or other disputes with respect to any material Tax matter of the Company or any of its Subsidiaries ("Contests"). If the Investor is the Winning Plan Sponsor, the Company shall thereafter provide the Investor with copies of all written materials received from any relevant taxing authority in respect of any Contest, shall consult with the Investor in good faith regarding the conduct of such Contest, and shall consider in good faith suggestions made by the Investor and its Representatives regarding the conduct of such Contest. Notwithstanding any other confidentiality agreements to which the Investor and the Companies are parties (which agreements are not affected hereby), the Investor (i) shall, and shall cause its Representatives to, hold in strict confidence all information it or they receive pursuant to this Section 7.06 and
(ii) shall not release or disclose such information except to its Representatives who need to know such information and who shall be advised of and agree to act in accordance with the provisions of this Section 7.06 or as required by Law; provided, that prior to making any disclosure required by Law, the Investor shall consult with the Company as to the content and timing of such disclosure and shall give the Company reasonable notice so as to allow the Company time to seek a protective order or take such other protective action with respect to the information to be disclosed.

                  Section 7.07 Investor Financing. The Investor shall have sufficient and adequate resources to consummate the transactions contemplated by this Agreement at the Closing.

                  Section 7.08 Capital Restructuring.

                  (a) If the Investor is prohibited from consummating the transactions contemplated by the Transaction Documents (and does not designate an assignee in accordance with Section 10.09 that is not so prohibited) as a result of the Investor failing to be a "citizen of the United States," as the term is used in Section 40102(a)(15) of Title 49, in any similar legislation of the United States enacted in substitution or replacement therefore, or as interpreted by the Department of Transportation, then the Investor and the Company shall take such actions, including modifying the terms and structure of the transactions contemplated by the Transaction Documents and such actions as shall be required by the Department of Transportation, which actions shall, to the extent reasonably feasible, be consistent with the contemplated consequences to the Company and the Investor in order to enable the reorganized Company to remain in compliance with the applicable statutory, regulatory and interpretive restrictions regarding foreign (or non-U.S.) ownership and control of U.S. air carriers and provide the Investor with the benefit and value of its bargain hereunder.

                  (b) Subject to Section 7.08(a), the parties agree that if the benefits to the Investor of the transactions contemplated by the Transaction Documents are changed as a result of taking action pursuant to this Section 7.08, then such parties shall use commercially reasonable efforts to restore such benefits to the Investor as soon as reasonably practicable. In addition, the parties agree to reasonably cooperate to avoid or limit the adverse effect of Section 7.08(a).

                                  ARTICLE VIII

                                   CONDITIONS

                  Section 8.01 Conditions to Investor's Obligations. The obligation of the Investor to make the Investment pursuant to Section 2.01 hereof is subject to satisfaction or waiver of each of the following conditions precedent:

                  (a) Definitive Documents. Definitive Transaction Documents necessary to consummate the transactions contemplated herein shall have been prepared, negotiated and, to the extent applicable, executed by the parties, and approval by the Bankruptcy Court of such documents, as necessary, shall have been obtained. All Transaction Documents (in form and substance reasonably satisfactory to the Investor), to the extent applicable, shall have been executed by the parties thereto on or prior to the Effective Date, shall not have been modified, shall be in effect and the consummation of the transactions contemplated thereby shall not be stayed, and all conditions to the obligations of the parties under the Transaction Documents shall have been satisfied or effectively waived (other than the conditions set forth in Sections 8.01(b), 8.01(h), 8.01(k), 8.01(m) and 8.01(r) hereof, which conditions may be satisfied either prior to, or simultaneously with, the Closing). All corporate and other proceedings to be taken by the Company in connection with the Transaction Documents and the transactions contemplated thereby to be completed at the Closing and documents incident thereto shall have been completed in form and substance reasonably satisfactory to the Investor, and the Investor shall have received all such counterpart originals or certified or other copies of the Transaction Documents and such other documents as it may reasonably request.

                  (b) Delivery. The reorganized Company shall have executed and delivered to the Investor the shares of Common Stock, Class A-1 Warrants and Class A Preferred Shares pursuant to and in accordance with Section 2.01 hereof.

                  (c) Bidding Procedures Order. The Bankruptcy Court shall have approved and entered the Bidding Procedures Order on or prior to October 10, 2002, which Bidding Procedures Order shall be as attached hereto as Exhibit G, or in form and substance otherwise reasonably satisfactory to the Investor, and, once entered, shall not have been modified without the Investor's prior written consent in a manner materially adverse to the Investor, reversed or vacated and such order shall be in effect and not be stayed.

                  (d) Regulatory Approvals. The Company shall have received (i) all material Regulatory Approvals (other than waiting periods imposed by applicable Law as referred to later in this paragraph), which shall have become final (provided that, if an appeal of such Regulatory Approval is pending and such appeal has a significant possibility of being resolved adversely to the Company in a manner that would reasonably be expected to have a Material Adverse Effect, this clause (i) shall be deemed not to be satisfied), and (ii) all other material approvals, permits, authorizations, exemptions, consents, licenses and agreements from other third parties that are necessary to permit the transactions contemplated hereby and to permit the reorganized Company to carry on its business after such transactions in a manner not materially inconsistent with the manner in which it was carried on prior to the Effective Date (together with the Regulatory Approvals, the "Approvals"), which Approvals shall not contain any condition or restriction that, in the Investor's reasonable judgment, materially impairs the reorganized Company's ability to carry on its business. All waiting periods imposed by applicable Law (including, without limitation, under the HSR Act) in connection with the transactions contemplated by the Transaction Documents shall have expired or been terminated without any action having been taken by any court of competent jurisdiction restraining, preventing or imposing materially adverse conditions upon such transactions.

                  (e) Plan of Reorganization. The Plan (including all securities of the reorganized Company to be issued pursuant thereto), the principal terms of which are summarized in Exhibits H and I hereto, the Disclosure Statement and the Confirmation Order shall be, subject to Section 7.08, reasonably satisfactory in form and substance in all material respects to the Investor and such Plan as confirmed by the Bankruptcy Court shall, among other things, (i) accommodate and incorporate the Transaction Documents and the transactions contemplated thereby, to the extent applicable or appropriate, (ii) reflect the concessions obtained and to be obtained from the Debtors' employees, creditors, lessors and other claimants not materially inconsistent with the Company Forecast, and (iii) reflect a corporate and capital structure of the reorganized Company that is as described in Section 3.05 hereof or, subject to Section 7.08, is otherwise reasonably satisfactory to the Investor.

                  (f) Disclosure Statement. The order approving the Disclosure Statement relating to the Plan and the Transaction Documents, to the extent applicable or appropriate, or the modifications thereto (subject to Section 7.08, to the extent reasonably satisfactory to the Investor) shall have been entered by the Bankruptcy Court and, once entered, shall not have been modified without the Investor's prior written consent in any manner materially adverse to the Investor, shall be in effect and shall not have been stayed.

                  (g) Confirmation Order. The Confirmation Order, subject to
Section 7.08, satisfactory in form and substance in all respects to the Investor, shall have been entered by the Bankruptcy Court and, once entered, shall not have been modified without the Investor's prior written consent in any manner materially adverse to the Investor, shall be in effect and shall not have been stayed.

                  (h) Effective Date. The Effective Date shall have occurred.

                  (i) Compliance with Laws; No Adverse Action or Decision. Since the date hereof, (i) no Law shall have been promulgated, enacted or entered that restrains, enjoins, prevents, materially delays, prohibits or otherwise makes illegal the performance of any of the Transaction Documents; (ii) no preliminary or permanent injunction or other order by any Governmental Entity that restrains, enjoins, prevents, delays, prohibits or otherwise makes illegal the performance of any of the Transaction Documents shall have been issued and remain in effect, except for such injunctions that, if obtained, could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; and (iii) no Governmental Entity shall have instituted any Proceeding that seeks to restrain, enjoin, prevent, delay, prohibit or otherwise make illegal the performance of any of the Transaction Documents, except for any Proceedings, which, have a significant possibility of being brought to a conclusion which could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

                  (j) Marketing Arrangement. The minimum statutory and regulatory objection periods or review periods, as applicable, shall have expired with respect to US Airways, Inc.'s marketing arrangement with United Air Lines, Inc. and neither the U.S. Department of Transportation nor any other applicable regulatory agencies shall have filed any objection to such marketing arrangement that is material in the reasonable judgment of the Investor and that has not been resolved.

                  (k) ATSB Financing. The definitive documents relating to the ATSB Loan shall have been executed providing for gross proceeds of $1 billion to the reorganized Company, and a guarantee of at least $900 million of such loan, on terms and conditions reasonably satisfactory to the Investor, and all conditions precedent to the closing of the ATSB Loan shall have been satisfied or waived (other than any condition requiring the Closing of the Investment, it being understood that the closing of the ATSB Loan shall only occur either prior to, or simultaneously with, the Closing and shall not occur after the Investment).

                  (l) Representations and Warranties; Covenants. The representations and warranties of the Company set forth in Article III hereof (without giving effect to any Material Adverse Effect, materiality or similar qualifier) shall have been true and correct in all respects on and as of the date hereof and at the time immediately prior to the Closing (except where such representation and warranty speaks by its terms of "at Closing," in which case it shall be true and correct as of the time of Closing) as if made on the Closing Date (except where such representation and warranty speaks by its terms of a different date, in which case it shall be true and correct as of such date), except to the extent that such inaccuracies in any such representation or warranty have not had, and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company shall have performed in all material respects all obligations and complied with all agreements, undertakings, covenants and conditions required to be performed by it hereunder at or prior to the Closing, and the Company shall have delivered to the Investor at the Closing a certificate in form and substance reasonably satisfactory to the Investor dated the Closing Date and signed by the chief executive officer and the chief financial officer of the Company to the effect that the conditions set forth in this Section 8.01(l) have been satisfied.

                  (m) Certificate of Incorporation and By-Laws. The Certificate of Incorporation and By-Laws, as provided for in the Plan, shall contain the terms contemplated hereby (including, without limitation, relating to governance and capital structure), shall otherwise be reasonably satisfactory to the Investor and shall have been filed with and accepted by the Secretary of State of the State of Delaware and shall have become effective. As of the Closing Date, the Company shall have made available to the Investor a complete and correct copy of the certificates of incorporation and the by-laws or comparable governing instruments of each of the Companies, in full force and effect as of the Closing Date.

                  (n) Board Representation. (i) As contemplated by Section 5.02 hereof, 5 Investor Directors designated by the Investor shall have been elected or appointed to the 13 member Board effective as of the Closing Date, and (ii) directors' and officers' liability insurance shall be available to the Investor Directors on terms reasonably satisfactory to the Investor and in an amount of coverage at least equal to fifty million dollars ($50,000,000).

                  (o) No Material Adverse Effect. Since the date hereof, except for the filing of the Cases, the transactions contemplated by the Transaction Documents or as otherwise disclosed in the SEC Reports, this Agreement or the DIP Credit Agreement, no event, circumstance or matter shall have occurred or arisen, or come to the attention of the Investor, that has had, or would reasonably be expected to have, a Material Adverse Effect.

                  (p) Operational and Financial Benchmarks. The Company shall have achieved the operational and financial benchmarks specified in Schedule 8.01(p) attached hereto.

                  (q) Foreign Ownership. The Company shall be in compliance with the applicable statutory, regulatory and interpretive restrictions regarding foreign ownership or control of U.S. air carriers, except to the extent that any failure to be in compliance is a result of the Investor's citizenship status.

                  (r) Registration Rights Agreement. The Company shall have executed the Registration Rights Agreement.

                  (s) Litigation. There shall be no threatened or pending suit, action, investigation, inquiry or other proceeding by or before any court of competent jurisdiction (excluding the Cases or any other proceeding disclosed by the Company prior to the execution of the Investment Agreement) which is likely to have a Material Adverse Effect or materially impair the Investor's ability to realize the benefits and value of the Investment.

                  Section 8.02 Conditions to the Company's Obligations. The obligation of the Company to issue and sell the Common Stock, Class A-1 Warrants and Class A Preferred Shares pursuant to Section 2.01 hereof at the Closing is subject to satisfaction or waiver of each of the following conditions precedent:

                  (a) Representations and Warranties; Covenants. The representations and warranties of the Investor set forth in Article IV hereof (without giving effect to any Material Adverse Effect, materiality or similar qualifier) shall have been true and correct in all respects, on and as of the date hereof and at the time immediately prior to the Closing (except where such representation and warranty speaks by its terms of "at Closing," in which case it shall be true and correct as of the time of Closing) as if made on the Closing Date (except where such representation and warranty speaks by its terms as of a different date, in which case it shall be true and correct as of such date), except to the extent that such inaccuracies have not had, and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Investor shall have performed in all material respects all obligations and complied with all agreements, undertakings, covenants and conditions required to be performed by it at or prior to the Closing, and the Investor shall have delivered to the Company at the Closing a certificate in form and substance reasonably satisfactory to the Company dated the Closing Date and signed on behalf of a member of the Investor to the effect that the conditions set forth in this Section 8.02(a) have been satisfied.

                  (b) Compliance with Laws; No Adverse Action or Decision. Since the date hereof, (i) no Law shall have been promulgated, enacted or entered that restrains, enjoins, prevents, materially delays, prohibits or otherwise makes illegal the performance of any of the Transaction Documents with respect to the transactions contemplated thereby to be completed at the Closing; (ii) no preliminary or permanent injunction or other order by any Governmental Entity that restrains, enjoins, prevents, delays, prohibits or otherwise makes illegal the performance of any of the Transaction Documents shall have been issued and remain in effect, except for such injunctions that, if obtained, could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; and (iii) no Governmental Entity shall have instituted any Proceeding that seeks to restrain, enjoin, prevent, delay, prohibit or otherwise make illegal the performance of any of the Transaction Documents, except for any Proceedings, which have a significant possibility of being brought to a conclusion which could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

                  (c) Regulatory Approvals. The Company shall have received (i) all material Regulatory Approvals (other than waiting periods imposed by applicable Law as referred to later in this paragraph), which shall have become final (provided that, if an appeal of such Regulatory Approval is pending and such appeal has a significant possibility of being resolved adversely to the Company in a manner that would reasonably be expected to have a Material Adverse Effect, this clause (i) shall be deemed not to be satisfied), and (ii) all other Approvals, which Approvals shall not contain any condition or restriction that, in the Company's reasonable judgment, materially impairs the reorganized Company's ability to carry on its business. All waiting periods imposed by applicable Law (including, without limitation, under the HSR Act) in connection with the transactions contemplated by the Transaction Documents shall have expired or been terminated without any action having been taken by any court of competent jurisdiction restraining, preventing or imposing materially adverse conditions upon such transactions.

                  (d) Confirmation Order. The Confirmation Order, satisfactory in form and substance in all respects to the Company, shall have been entered by the Bankruptcy Court and, once entered, shall not have been modified without the Company's prior written consent in any manner materially adverse to the Company, shall be in effect and shall not have been stayed.

                  (e) Effective Date. The Effective Date shall have occurred.

                  (f) ATSB Financing. The definitive documents relating to the ATSB Loan shall have been executed providing for gross proceeds of $1 billion to the reorganized Company, and a guarantee of at least $900 million of such loan, and all conditions precedent to the closing of the ATSB Loan shall have been satisfied or waived (other than any condition requiring the Closing of the Investment, it being understood that the closing of the ATSB Loan may occur either prior to, or simultaneously with, the Closing).

                  (g) Citizenship. The Company shall have received reasonably satisfactory assurances as it may request that the Investor is a "citizen of the United States," as the term is used in Section 40102(a)(15) of Title 49 or any similar legislation of the United States enacted in substitution or replacement therefor.

                                   ARTICLE IX

                                   TERMINATION

                  Section 9.01 Termination of Agreement. Subject to Section 9.02 hereof, this Agreement may be terminated by notice in writing at any time prior to the Closing by:

                  (a) the Investor, if (i) the Closing shall not have occurred on or before June 30, 2003, or (ii) the Confirmation Order shall not have been entered by June 15, 2003;

                  (b) the Investor, if (i) there shall have been a breach by the Company of any material representation, warranty, covenant or agreement contained in this Agreement, which breach would result in the failure to satisfy any condition set forth in Section 8.01 hereof to the Investor's obligations and that has not been cured within ten (10) days following receipt by the Company of written notice from the Investor of such breach or if such breach is not capable of being cured, immediately upon such breach, or (ii) any condition set forth in
Section 8.01 hereof to the Investor's obligations is not capable of being satisfied;

                  (c) the Company, if (i) there shall have been a breach by the Investor of any material representation, warranty, covenant or agreement contained in this Agreement which breach would result in the failure to satisfy any condition set forth in Section 8.02 hereof to the Company's obligations and that has not been cured within ten (10) days following receipt by the Investor of written notice from the Company of such breach or if such breach is not capable of being cured, or (ii) any condition set forth in Section 8.02 hereof to the Company's obligations is not capable of being satisfied;

                  (d) the Investor or the Company, if the Investor is not the Winning Plan Sponsor;

                  (e) the Investor, if (i) the Bankruptcy Court denies the motion to approve the Bidding Procedures Order, (ii) the Bankruptcy Court fails to approve the Bidding Procedures Order as attached hereto as Exhibit G or in form and substance otherwise reasonably satisfactory to the Investor on or prior to October 10, 2002 or (iii) the Bankruptcy Court or any court of competent jurisdiction to which a decision relating to the Cases has been appealed modifies the Bidding Procedures Order without the prior written consent of the Investor in a manner materially adverse to the Investor, or reverses, vacates or stays such order following its entry;

                  (f) the Investor, upon the maturity (whether by acceleration, termination or mandatory prepayment) of the DIP Facilities prior to the Effective Date;

                  (g) the Investor, if the Company enters into a binding letter of intent to enter into an Alternative Transaction with a third party unrelated to the Investor; and

                  (h) mutual agreement in writing by the Company and the Investor.

If the Investor elects to terminate this Agreement pursuant to (i) Section 9.01(b) as a result of a failure by the Company to satisfy Sections 8.01(e) or 8.01(f) hereof, it must do so on or before the tenth (10th) Business Day after the date of approval of such Plan or Disclosure Statement that does not satisfy the requirements set forth in Section 8.01(e) or 8.01(f) hereof, as applicable;
(ii) Section 9.01(b) as a result of a failure by the Company to satisfy Section 8.01(g) hereof, it must do so on or before the tenth (10th) Business Day after the date of entry of a Confirmation Order that does not satisfy the requirements set forth in Section 8.01(g) hereof; or (iii) Section 9.01(e), as a result of a failure by the Company to satisfy Section 8.01(c) hereof, it must do so on or before the tenth (10th) Business Day after the later of (A) October 10, 2002, and (B) the date of entry of a Bidding Procedures Order that does not satisfy the requirements set forth in Section 8.01(c) hereof. If the Investor fails to terminate the Agreement by the dates set forth in the immediately preceding sentence, the Investor shall not thereafter be entitled to terminate this Agreement as a result of such failure.

If the Company elects to terminate this Agreement pursuant to Section 9.01(c) as a result of a failure by the Investor to satisfy Section 8.02(d) hereof, it must do so on or before the tenth (10th) Business Day after the date of entry of a Confirmation Order that does not satisfy the requirements set forth in Section 8.02(d) hereof. If the Company fails to so terminate the Agreement, the Company shall not thereafter be entitled to terminate this Agreement as a result of such failure.

                  Section 9.02 Effect of Termination. If this Agreement is terminated in accordance with Section 9.01 hereof and the transactions contemplated hereby are not consummated, this Agreement shall become null and void and of no further force and effect except that (i) the terms and provisions of this Section 9.02, Section 7.02, Section 7.06 and Article X hereof shall remain in full force and effect and (ii) any termination of this Agreement shall not relieve any party hereto from any liability for any breach of its obligations hereunder.

                                    ARTICLE X

                                  MISCELLANEOUS

                  Section 10.01 Fees and Expenses. (a) The Company shall reimburse the Investor for all reasonable fees and expenses (the "Expenses") incurred by or on behalf of the Investor in connection with the negotiation, preparation, execution and delivery of the Transaction Documents and the transactions contemplated thereby, including, but not limited to, reasonable fees and expenses of its legal counsel and third-party consultants engaged by it to assist in such transactions and reasonable fees and expenses incurred by the Investor in connection with any due diligence, collateral reviews and field examinations; provided, that the Company shall pay only the monthly fees of Houlihan Lokey Howard & Zukin, and not any success, transaction, financing, mergers and acquisitions or similar fees; provided further that such reasonable fees and expenses of Houlihan Lokey Howard & Zukin shall be consistent with a schedule of expenses provided to the Company prior to the date hereof. The Investor will render monthly invoices to the Company for Expenses reimbursable hereunder, and the Company shall pay to the Investor or its designated affiliate all amounts due under such invoice within ten (10) days of receipt thereof.

                  (b) All amounts payable under this Agreement shall be paid in immediately available funds to an account or accounts designated by the recipient of such amounts, except as otherwise provided herein.

                  Section 10.02 Survival of Representations and Warranties. None of the representations and warranties contained in this Agreement shall survive the Closing Date.

                  Section 10.03 Specific Performance. The parties hereto specifically acknowledge that monetary damages are not an adequate remedy for violations of this Agreement, and that any party hereto may, in its sole discretion, apply to a court of competent jurisdiction for specific performance or injunctive or such other relief as such court may deem just and proper in order to enforce this Agreement or prevent any violation hereof and, to the extent permitted by applicable Law and to the extent the party seeking such relief would be entitled on the merits to obtain such relief, each party waives any objection to the imposition of such relief.

                  Section 10.04 Indemnification. (a) The Company shall indemnify and hold harmless the Investor and each of its partners, Affiliates and Representatives (collectively, the "Indemnified Parties") from and against any and all losses, penalties, judgments, suits, costs, claims, liabilities, damages and expenses (including, without limitation, reasonable attorneys' fees and disbursements (collectively, "Losses"), incurred by, imposed upon or asserted against any of the Indemnified Parties as a result of, relating to or arising out of (i) the breach of any representation, warranty, agreement or covenant made by the Company in this Agreement or any other Transaction Document, or in any certificate delivered by the Company pursuant to this Agreement or any other Transaction Document, (ii) the transactions contemplated by this Agreement (except to the extent the Investment would be illegal as a result solely of actions or attributes of the Investor), or (iii) any actions, inactions or omissions in any manner relating hereto or thereto or any actions or transactions contemplated hereby or thereby (including, without limitation, any litigation to which an Indemnified Party is made a party as a result thereof), except to the extent that such Losses are finally determined in a non-appealable decision of a court of competent jurisdiction to have resulted solely from fraud, willful misconduct or gross negligence of such Indemnified Party; provided that nothing in this Section 10.04(a) shall require the Company to indemnify any Indemnified Party with respect to any Loss resulting solely from a decline in the market value of the Equity Securities issued to the Indemnified Party in connection with the transactions contemplated hereby.

                  (b) The following provisions shall apply to claims for Losses from claims by a third party (an "Indemnity Claim"). An Indemnified Party entitled to any indemnification in respect of, arising out of or involving an Indemnity Claim shall notify the indemnifying party in writing, and in reasonable detail, of the Indemnity Claim within 10 Business Days after receipt by such Indemnified Party of written notice of the Indemnity Claim; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder unless and to the extent such failure to deliver timely notice adversely impacts the indemnifying party. If an Indemnity Claim is made against an Indemnified Party, the indemnifying party shall be entitled to participate in the defense thereof and, if it so chooses and unconditionally acknowledges its obligation to indemnify the Indemnified Party with respect to such Indemnity Claim, to assume the defense thereof with counsel selected by the indemnifying party and reasonably acceptable to the Indemnified Party; provided that the indemnifying party shall not take any action that would materially and adversely affect the Indemnified Party without such Indemnified Party's consent.

                  (c) If the indemnifying party elects to assume the defense of any Indemnity Claim, all of the Indemnified Parties shall cooperate with the indemnifying party in the defense or prosecution thereof. Such cooperation shall include (upon the indemnifying party's reasonable request) the provision to the indemnifying party of existing records and information that are reasonably relevant to such Indemnity Claim, and making themselves (in the case of individuals) and using reasonable efforts to make their employees and their Representatives, if any, available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder, and to attend depositions, give testimony or otherwise appear at any trial or hearing to the extent reasonably requested by the indemnifying party. Whether or not the indemnifying party shall have assumed the defense of an Indemnity Claim, the indemnifying party shall not admit any liability with respect to, or settle, compromise or discharge, such Indemnity Claim without the Indemnified Party's prior written consent. If the indemnifying party shall have assumed the defense of an Indemnity Claim, the indemnifying party shall not take any action in the conduct of such defense that would materially and adversely affect the Indemnified Party without the consent of the Indemnified Party; provided, however, that the Indemnified Party shall agree to any settlement, compromise or discharge of an Indemnity Claim that the indemnifying party may recommend and which, by its terms, obligates the indemnifying party to pay the full amount of the liability in connection with such Indemnity Claim, which releases the Indemnified Party completely in connection with such Indemnity Claim, and that would not otherwise materially and adversely affect the Indemnified Party.

                  (d) Notwithstanding the foregoing, the indemnifying party shall not be entitled to assume the defense of any Indemnity Claim (but shall be liable for the reasonable fees and expenses of counsel incurred by the Indemnified Party in defending such Indemnity Claim, which reasonable fees and expenses the indemnifying party shall pay as incurred in advance of the final disposition of such Indemnity Claim) if (i) the Indemnity Claim seeks an order, injunction or other equitable relief or relief for other than money damages against the Indemnified Party that the Indemnified Party reasonably determines, after conferring with its outside counsel, cannot be separated from any related claim for money damages, (ii) the indemnifying party shall have failed to assume the defense of such action or proceeding and employ counsel reasonably satisfactory to the Indemnified Party in any such action or proceeding, (iii) the use of counsel chosen by the indemnifying party to represent the Indemnified Party or Parties would present such counsel with a conflict of interest, or (iv) the named parties to any such action or proceeding (including any impleaded parties) include both the Indemnified Party and the indemnifying party and the Indemnified Party shall have been advised by counsel that there may be one or more legal defenses available to it that are different from or additional to those available to the indemnifying party; provided, however, that, with respect to clause (i), if such equitable relief or other relief portion of the Indemnity Claim can be so separated from that for money damages, the indemnifying party shall be entitled to assume the defense of the portion relating to money damages; and provided further that in the event that the indemnifying party is not permitted to assume the defense of any Indemnity Claim pursuant to this
Section 10.04(d), the Indemnified Party shall not agree to any settlement, compromise or discharge of such Indemnity Claim, which by its terms obligates the indemnifying party to pay any monetary damages or otherwise imposes any obligation on the indemnifying party without the prior written consent of the indemnifying party.

                  (e) All payments under this Section 10.04 shall be due promptly following the occurrence of the related Loss; provided that, if a final, non-appealable judicial determination is made that an Indemnified Party is not entitled to any such payment, it will promptly repay the appropriate amounts to the appropriate indemnifying party.

                  Section 10.05 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given, if delivered personally, by telecopier or sent by first class mail, postage prepaid, as follows:

                        (i) If to the Company, to:

                                US Airways Group, Inc.
                                2345 Crystal Drive
                                Arlington, Virginia 22227
                                Attention: Michelle V. Bryan
                                Executive Vice President - Corporate Affairs
                                            and General Counsel

                                With a copy to:

                                Skadden, Arps, Slate, Meagher & Flom (Illinois) 333 West Wacker Drive
                                Chicago, Illinois 60606
                                Attention:  Seth Jacobson, Esq.



                        (ii) If to the Investor, to:

                                The Retirement Systems of Alabama
                                135 South Union Street
                                Montgomery, Alabama 36104
                                Attention: Darren Schulz
                                             Chief Investment Officer

                                With a copy to:

                                Orrick, Herrington & Sutcliffe LLP
                                666 Fifth Avenue
                                New York, NY  10103
                                Attention: Duncan Darrow, Esq.

                  Section 10.06 Entire Agreement; Amendment. This Agreement and the documents described herein (including the Plan) or attached or delivered pursuant hereto (including, without limitation, the other Transaction Documents) set forth the entire agreement between the parties hereto with respect to the transactions contemplated by this Agreement. Any provision of this Agreement may only be amended, modified or supplemented in whole or in part at any time by an agreement in writing among the parties hereto executed in the same manner as this Agreement. No failure on the part of any party to exercise, and no delay in exercising, any right shall operate as waiver thereof, nor shall any single or partial exercise by either party of any right preclude any other or future exercise thereof or the exercise of any other right. No investigation by a party hereto of any other party hereto prior to or after the date hereof shall stop or prevent the exercise of any right hereunder or be deemed to be a waiver of any such right.

                  Section 10.07 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same document.

                  Section 10.08 Governing Law. To the extent not governed by the Bankruptcy Code, this Agreement shall be governed by, and interpreted in accordance with, the Laws of the State of New York applicable to contracts made and to be performed in that State without reference to its conflict of laws rules. The parties hereto agree that the appropriate and exclusive forum for any disputes arising out of this Agreement solely between the Company and the Investor shall be the Bankruptcy Court, or if such court will not hear any such suit, the U.S. District Court for the Southern District of New York, and, the parties hereto irrevocably consent to the exclusive jurisdiction of such courts, and agree to comply with all requirements necessary to give such courts jurisdiction. The parties hereto further agree that the parties will not bring suit with respect to any disputes arising out of this Agreement except as expressly set forth below for the execution or enforcement of judgment, in any jurisdiction other than the above specified courts. Each of the parties hereto irrevocably consents to the service of process in any action or proceeding hereunder by the mailing of copies thereof by registered or certified airmail, postage prepaid, to the address specified in Section 10.05 hereof. The foregoing shall not limit the rights of any party hereto to serve process in any other manner permitted by the Law or to obtain execution of judgment in any other jurisdiction. The parties further agree, to the extent permitted by Law, that final and non-appealable judgment against any of them in any action or proceeding contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the fact and the amount of indebtedness. THE PARTIES AGREE TO WAIVE ANY AND ALL RIGHTS THAT THEY MAY HAVE TO A JURY TRIAL WITH RESPECT TO DISPUTES ARISING OUT OF THIS AGREEMENT.

                  Section 10.09 Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the Company's and the Investor's successors and assigns. Neither this Agreement nor any rights hereunder shall be assignable by any party hereto without the prior written consent of the other party hereto; provided, however, that the Investor may assign all or part of its interest in this Agreement and its rights hereunder to any of its Affiliates; provided, further, that any such assignment by the Investor shall not relieve it of its obligations thereunder. Following such assignment by the Investor, the term "Investor," as applied to the assigning Investor, shall include any such Affiliate to the extent of such assignment and shall mean the assigning Investor and such Affiliates taken collectively.

                  Section 10.10 No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, except that the provisions of Section 5.03 shall inure to the benefit of and be enforceable by the Investor Directors and the provisions of Section 10.04 shall inure to the benefit of and be enforceable by each Indemnified Party.

                  Section 10.11 General Interpretive Principles. Whenever used in this Agreement, except as otherwise expressly provided or unless the context otherwise requires, any noun or pronoun shall be deemed to include the plural as well as the singular and to cover all genders. The name assigned this Agreement and the Section captions used herein are for convenience of reference only and shall not be construed to affect the meaning, construction or effect hereof. Unless otherwise specified, any references to a party's "judgment", "satisfaction" or words of a similar import shall mean in such party's sole judgment. Unless otherwise specified, the terms "hereof," "herein" and similar terms refer to this Agreement as a whole (including the Exhibits and Schedules hereto), and references herein to Articles or Sections refer to Articles or Sections of this Agreement.

                  Section 10.12 MidAtlantic Airways, Inc. Notwithstanding anything to the contrary contained herein, any reference to MidAtlantic, whether specifically or as part of the Companies, Debtors, Debtor Subsidiaries or Subsidiaries, shall mean MidAtlantic in its current form and operational status, with the express acknowledgement that, with respect to this Agreement and any representation, warranty, covenant or agreement contained herein, MidAtlantic needs to reactivate its commuter air carrier authorization or secure a Section 41102 certificate and reactivate its FAA operating certificate prior to resuming scheduled service.

                  IN WITNESS WHEREOF, this Agreement has been executed on behalf of the parties hereto by their respective duly authorized officers, all as of the date first above written.

                                   THE RETIREMENT SYSTEMS OF ALABAMA


                                   By:       /s/ William T. Stephens
                                             -----------------------
                                   Name:     William T. Stephens
                                   Title:    General Counsel


                                   US AIRWAYS GROUP, INC.


                                   By:      /s/ Neal S. Cohen
                                            ------------------------
                                   Name:    Neal S. Cohen
                                            Title: Executive Vice President
                                            Finance and Chief Financial Officer

                                                                PLAN EXHIBIT M-2


                          AMENDMENT NO. 1 ("Amendment"), dated as of January
                 17, 2003, to the INVESTMENT AGREEMENT dated as of September 26, 2002 by and between The Retirement Systems of Alabama and US Airways Group, Inc. (the "Agreement"), by and among US Airways Group, Inc., a Delaware corporation (the "Company"), The Retirement Systems of Alabama ("RSA"), and Retirement Systems of Alabama Holdings LLC ("RSA LLC").


                  The Company and RSA desire to amend the Agreement pursuant to
Section 10.06 thereof as hereinafter set forth. All capitalized terms used but not otherwise defined herein shall have the meaning ascribed to such terms in the Agreement.


                  NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein and for other good and valuable consideration the sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. Amendments to Agreement. Effective upon the execution and delivery of this Amendment No. 1, the Agreement is hereby amended as follows:

         (a) Amendment to the Definition of "Investor". For all purposes under the Agreement and this Amendment No. 1, the definition of "Investor" in the Agreement shall be deleted in its entirety and "Retirement Systems of Alabama Holdings LLC" shall be inserted in lieu thereof nunc pro tunc as if RSA LLC had in all respects been the original signatory and party thereto as the Investor and, accordingly, RSA LLC shall be treated for all purposes thereunder as the Investor and all references therein to the Investor shall be deemed to be references to RSA LLC.

         (b) Amendments to Recitals.

            (i) The third "Whereas" clause in the recitals of the Agreement shall be deleted in its entirety and replaced with the following:

         "WHEREAS, pursuant to the Plan, the reorganized Company intends to cancel the existing outstanding Equity Securities of the Company upon the Effective Date and issue (i) fifty two million four hundred thousand (52,400,000) Class A common shares of the Company, having the terms set forth in Exhibit A attached hereto (the "Class A Common Shares"), (ii) five million (5,000,000) Class B common shares of the Company, having the terms set forth in Exhibit A attached hereto (the "Class B Common Shares"), (iii) eighteen million nine hundred fifty thousand (18,950,000) warrants, exercisable into Class A Common Shares of the Company, having the terms set forth in Exhibit B attached hereto (the "Class A-1 Warrants"), (iv) eighteen million nine hundred fifty thousand (18,950,000) non-convertible Class A preferred shares of the Company, having the terms set forth in Exhibit D attached hereto (the "Class A Preferred Shares"), (v) seventy five thousand (75,000) non-convertible, redeemable Class B preferred shares of the Company, having the terms set forth in Exhibit E attached hereto (the "Class B Preferred Shares") and (vi) up to ten (10) non-convertible Class C preferred shares of the Company, which shall be issued in up to four series, having the terms set forth in Exhibit F attached hereto (the "Class C Preferred Shares");"

            (ii) The fourth "Whereas" clause in the recitals of the Agreement shall be deleted in its entirety and replaced with the following:

         "WHEREAS, simultaneously with the consummation of the Plan, the Investor intends to purchase from the reorganized Company, and the reorganized Company intends to issue and sell to the Investor, subject to the terms and conditions contained herein, (i) twenty million six hundred fifty two thousand five hundred ninety three (20,652,593) Class A Common Shares, (ii) five million (5,000,000) Class B Common Shares, (iii) one million three hundred eighty thousand five hundred seventy (1,380,570) Class A-1 Warrants, (iv) one million three hundred eighty thousand five hundred seventy (1,380,570) Class A Preferred Shares, and (v) seventy five thousand (75,000) Class B Preferred Shares (such transactions collectively, the "Investment") in exchange for the Investment Price;"

         (c) Amendments to Section 1.01.

            (i) The following sentence included in Section 1.01 of the Agreement shall be deleted in its entirety: ""Class A-2 Warrants" has the meaning set forth in the recitals hereto."

            (ii) The following sentence included in Section 1.01 of the Agreement shall be deleted in its entirety: ""Warrants" means the Class A-1 Warrants together with the Class A-2 Warrants". Thereafter, any and all references to "Warrants" contained in the Agreement shall be deleted and replaced with "Class A-1 Warrants."

            (iii) The following sentence shall be inserted in Section 1.01 of the Agreement in alphabetical order therein: ""CWA" has the meaning set forth in Section 5.01(b) hereof."

            (iv) The following sentence shall be inserted in Section 1.01 of the Agreement in alphabetical order therein: ""CWA Director" has the meaning set forth in Section 5.01(b) hereof."

            (v) The following sentence included in Section 1.01 of the Agreement shall be deleted in its entirety: ""Creditors' Committee Director" has the meaning set forth in Section 5.01(b) hereof."

            (vi) The following sentence included in Section 1.01 of the Agreement shall be deleted in its entirety: ""Labor Director" has the meaning set forth in Section 5.01(b) hereof."

            (vii) The following sentence included in Section 1.01 of the Agreement shall be deleted in its entirety: ""AFA" means the Association of Flight Attendants.", and shall be replaced with the following: ""AFA" means the Association of Flight Attendants, International."

            (viii) The following sentence included in Section 1.01 of the Agreement shall be deleted in its entirety: ""TWU" means Transport Workers Union.", and shall be replaced with the following: ""TWU" means the Transport Workers Union of America."

            (ix) The following sentence shall be inserted in Section 1.01 of the Agreement in alphabetical order therein: ""AFA/TWU Director" has the meaning set forth in Section 5.01(b) hereof."

            (x) The following sentence included in Section 1.01 of the Agreement shall be deleted in its entirety: ""Series 3 Class C Preferred Shares" means the Class C Preferred Shares to be issued, as of the Effective Date, to or for the benefit of employees of the Debtors that are subject to the new or amended collective bargaining agreements between any Debtor a labor union (other than ALPA and IAMAW)", and shall be replaced with the following:
""Series 3 Class C Preferred Shares" means the Class C Preferred Shares to be issued, as of the Effective Date, to or for the benefit of employees of the Debtors that are subject to collective bargaining agreements between any Debtor, on the one hand, and AFA and TWU, on the other."

            (xi) The following sentence shall be inserted in Section 1.01 of the Agreement in alphabetical order therein: ""Series 4 Class C Preferred Shares" means the Class C Preferred Shares to be issued, as of the Effective Date, to or for the benefit of employees of the Debtors that are subject to the collective bargaining agreement between any Debtor and CWA."

         (d) Amendments to Section 2.01.

            (i) The title of Section 2.01 of the Agreement shall be deleted and replaced with following, "Issuance and Purchase of Common Stock, Class A-1 Warrants and Preferred Stock."

            (ii) Section 2.01(a) of the Agreement shall be deleted and replaced with the following:

         "Upon the terms and subject to the conditions set forth in this Agreement, and in reliance upon the representations and warranties hereinafter set forth, at the Closing, the reorganized Company will issue, sell and deliver to the Investor, and the Investor will purchase from the reorganized Company,
(i) twenty million six hundred fifty two thousand five hundred ninety three (20,652,593) Class A Common Shares, (ii) five million (5,000,000) Class B Common Shares, (iii) one million three hundred eighty thousand five hundred seventy (1,380,570) Class A-1 Warrants, (iv) one million three hundred eighty thousand five hundred seventy (1,380,570) Class A Preferred Shares, and (v) seventy five thousand (75,000) Class B Preferred Shares, in each case, free and clear of all Liens, for an aggregate purchase price of two hundred forty million dollars ($240,000,000)(the "Investment Price")."

         (e) Amendments to Section 2.02. Section 2.02(b) of the Agreement shall be amended by adding the words "and Class B Preferred Shares" immediately after the words "and Class A Preferred Shares" in both clause (i) and clause (ii) and changing "and Class A Preferred Shares" to ", Class A Preferred Shares".

         (f) Amendment to Section 3.05. Section 3.05 of the Agreement shall be deleted in its entirety and replaced with the following:

         "Capitalization; Securities. Upon the Closing and after giving effect to the Confirmation Order, the Plan and the Investment, the authorized capital of the reorganized Company shall consist solely of: (i) two hundred and five million (205,000,000) shares of Common Stock, of which (a) two hundred million (200,000,000) shares shall be Class A Common Shares, and (b) five million (5,000,000) shares shall be Class B Common Shares; (ii) fifty million (50,000,000) shares of preferred stock, of which (x) twenty five million (25,000,000) shares shall be designated Class A Preferred Shares, (y) seventy five thousand (75,000) of which shall be designated Class B Preferred Shares, and (z) up to ten (10) Class C Preferred Shares, issuable in up to four (4) series, which, in each case, will be authorized and issued or reserved for issuance; and (iii) twenty five million (25,000,000) Class A-1 Warrants. Upon the Closing (prior to giving effect to the Investment) there shall not be outstanding any (A) Class A Common Shares, other than (x) up to twenty-seven million nine hundred ninety seven thousand four hundred seven (27,997,407) Class A Common Shares to be issued by the Company to or for the benefit of the Constituents upon the Effective Date and (y) up to three million seven hundred fifty thousand (3,750,000) Class A Common Shares to be issued or reserved for issuance by the Company to members of management of the Company upon the Effective Date; (B) Class B Common Shares, (C) Class A-1 Warrants, other than
(x) up to fifteen million three hundred forty eight thousand eight hundred sixty (15,348,860) Class A-1 Warrants to be issued to or for the benefit of the Constituents upon the Effective Date and (y) up to two million two hundred twenty thousand five hundred seventy (2,220,570) Class A-1 Warrants to be issued or reserved for issuance by the Company to members of management of the Company upon the Effective Date; provided, that the Company may elect to have comparable options issued in place of Class A-1 Warrants described in this subsection and this Agreement shall be deemed to be amended to reflect such issuance, and (D) Class A Preferred Shares other than (x) up to fifteen million three hundred forty eight thousand eight hundred sixty (15,348,860) Class A Preferred Shares to be issued to or for the benefit of the Constituents upon the Effective Date and (y) up to two million two hundred twenty thousand five hundred seventy (2,220,570) Class A Preferred Shares to be issued to members of management of the Company upon the Effective Date. Upon the Effective Date, all authorized Class C Preferred Shares shall have been issued to or for the benefit of the Constituents. Upon the Closing Date, all of such outstanding securities, including, without limitation, the Equity Securities to be issued and delivered to the Investor pursuant to the terms hereof, shall have been duly authorized and validly issued, fully paid, nonassessable and not subject to preemptive or similar rights of third parties or reserved for issuance in accordance with the terms of the Plan and Confirmation Order. The Class A Common Shares issuable upon (i) the exercise of the Class A-1 Warrants, when issued and delivered to the holders of the Class A-1 Warrants, and (ii) the conversion of the Class B Common Shares, when issued and delivered to the holders of the Class B Common Shares, shall have been duly authorized and be validly issued, fully paid, nonassessable and not subject to preemptive or similar rights of third parties. Upon the Closing and after giving effect to the Confirmation Order and the Plan, (i) except for this Agreement, there shall be no voting trusts, voting agreements, proxies, first refusal rights, first offer rights, co-sale rights, options, transfer restrictions or other agreements, instruments or understandings (whether oral, formal or informal) with respect to the voting, transfer or disposition of capital stock of the Company or any Subsidiary to which the Company or any Subsidiary is a party or by which it is bound, or, to the knowledge of the Company, among or between any persons other than the Company or any Subsidiary (as the case may be), and (ii) except as set forth herein, there shall be no options, warrants, rights, calls, commitments or agreements of any character to which the Company or any Subsidiary is a party, or by which the Company or any Subsidiary is bound, calling for the issuance of shares of capital stock or other equity securities of the Company or any Subsidiary or any securities convertible into or exercisable or exchangeable for, or representing the right to purchase or otherwise receive, any such capital stock or other equity securities, or other arrangement to acquire, at any time or under any circumstance, capital stock of the Company or any Subsidiary or any such other securities. The rights, preferences and privileges of the capital stock of the Company shall be as set forth in the Certificate of Incorporation (including any Certificates of Designation, as applicable) of the Company, as amended pursuant to the Plan and in effect upon the Closing."

         (g) Amendment to Section 4.01. Section 4.01 of the Agreement shall be deleted in its entirety and replaced with the following:

         "The Investor is a limited liability company formed, validly existing and in good standing under the Laws of Delaware having all requisite power and authority and requisite governmental licenses, authorizations, consents and approvals to execute, deliver and perform its obligations under the Transaction Documents."

         (h) Amendment to Section 4.05. Section 4.05 of the Agreement shall be amended by adding the words "and Class B Preferred Shares" immediately after the words "and Class A Preferred Shares" in the first sentence and changing "and Class A Preferred Shares" to ", Class A Preferred Shares".

         (i) Amendments to Section 5.01.

            (i) Section 5.01(a) of the Agreement shall be amended by replacing the number "13" with the number "15".

            (ii) Section 5.01(b) of the Agreement shall be deleted in its entirety and replaced with the following:

         "As of the Closing Date and after giving effect to the Confirmation Order and Plan, the Board shall consist of: (i) eight (8) members designated by the Investor (each, an "Investor Director"), (ii) two (2) members, neither of whom is an employee or an affiliate of the Company or the Investor, identified by the CEO (as defined below) in consultation with the Official Committee of Unsecured Creditors (the "Creditors' Committee") or the post-confirmation committee of Unsecured Creditors, as applicable (each, an "Independent Director"), (iii) one (1) member designated by the Air Line Pilots Association, International ("ALPA", such member, the "ALPA Director"), in accordance with the collective bargaining agreement between US Airways and ALPA, (iv) one (1) member designated by the International Association of Machinists and Aerospace Workers ("IAMAW", such member, the "IAMAW Director"), (v) one (1) member designated jointly by the AFA and the TWU, in accordance with the Series 3 Class C Preferred Shares held by AFA and TWU (such member, the "AFA/TWU Director"), (vi) one (1) member designated by the Communications Workers of America ("CWA", such member the "CWA Director"), and (vii) the chief executive officer of the Company (the "CEO")."

            (iii) Section 5.01(c) of the Agreement shall be deleted in its entirety and replaced with the following:

         "In the event of the death, disability, resignation or removal of a member of the Board, the Person designating such member shall designate a replacement for such director, and the Company shall cause such replacement to be elected to the Board."

            (iv) Section 5.01(d) of the Agreement shall be deleted in its entirety and replaced with the following:

         "(d) From and after the Closing Date, the reorganized Company shall cause the following to constitute the slate of nominees recommended by the Board for election as directors at each annual meeting of the stockholders: (i) eight (8) Investor Directors; (ii) two (2) Independent Directors; and (iii) the CEO, and the Company shall use its best efforts to cause the election of such persons."

         (v) The existing Section 5.01(e) of the Agreement shall be deleted in its entirety, and replaced with the following:

         "(e) In accordance with the Certificate of Incorporation, the Board shall also consist of the following: (i) for so long as the Series 1 Class C Preferred Share remains outstanding, one (1) ALPA Director designated and elected by the holder of the Series 1 Class C Preferred Share; (ii) for so long as the Series 2 Class C Preferred Share remains outstanding, one (1) IAMAW Director designated and elected by the holder of the Series 2 Class C Preferred Share; (iii) for so long as the Series 3 Class C Preferred Shares remain outstanding, one (1) AFA/TWU Director designated and elected by the holders of the Series 3 Class C Preferred Shares, and (iv) for so long as the Series 4 Class C Preferred Share remains outstanding, one (1) CWA Director designated and elected by the holder of the Series 4 Class C Preferred Share."

            (vi) Section 5.01(f) of the Agreement shall be deleted in its entirety.

            (vii) Section 5.01(g) of the Agreement shall be deleted in its entirety and replaced with the following:

         "(g) Notwithstanding the foregoing provisions of this Section 5.01, upon (i) the sale of an aggregate of fifty percent (50%) of the number of shares of Common Stock beneficially owned by the Investor and its Affiliates as of the Closing (the "Investor Closing Shares") and (ii) the realization of the Investor and its Affiliates of aggregate net cash proceeds on a cumulative basis of five hundred fifty million dollars ($550,000,000) (the "Triggering Amount") from sales of Common Stock, Class A-1 Warrants, Class A Preferred Shares or Class B Preferred Shares and any repayment of principal under its ATSB "at-risk" loan participation; provided, that the Triggering Amount shall be increased by any amounts received by the Company from the Investor in respect of the exercise price of any Class A-1 Warrants ((i) and (ii) taken together, the "Triggering Event"), the Investor's right hereunder to designate Investor Directors for election to the Board shall be reduced to seven (7). Notwithstanding the foregoing, following the Triggering Event, the total number of Investor Directors the Investor is entitled to designate for election to the Board shall be reduced to: (i) six (6), if the Investor and its Affiliates beneficially own at least 34% but less than 42% of the Investor Closing Shares;
(ii) five (5), if the Investor and its Affiliates beneficially own at least 26% but less than 34% of the Investor Closing Shares; (iii) four (4), if the Investor and its Affiliates beneficially own at least 18% but less than 26% of the Investor Closing Shares; (iv) three (3), if the Investor and its Affiliates beneficially own at least 10% but less than 18% of the Investor Closing Shares;
(v) two (2) if the Investor and its Affiliates beneficially own at least 2.5% but less than 10% of the Investor Closing Shares; and (v) zero (0), if the Investor and its Affiliates beneficially own less than 2.5% of the Investor Closing Shares. Following the Triggering Event, the Investor and its Affiliates shall be required to either (i) sell shares of Common Stock on a proportionate basis as between shares of Class A Common Stock and shares of Class B Common Stock, as determined by reference to the proportion in which the Investor and its Affiliates held shares of Class A Common Stock and shares of Class B Common Stock immediately following the Triggering Event (the "Proportionate Amount") (rounded to the nearest whole number of shares of Class B Common Stock), or
(ii) convert the appropriate number of shares of Class B Common Stock into shares of Class A Common Stock simultaneously with a sale of shares of Class A Common Stock, based on the Proportionate Amount. In the event that the number of Investor Directors the Investor is entitled to designate is reduced pursuant to this Section 5.01(g), the Investor shall be entitled to designate which Investor Director shall resign from the Board. Such Investor Director shall resign from the Board no later than the thirtieth (30th) day following the day on which the Investor's beneficial ownership of the Investor's Closing Shares drops below the relevant thresholds set forth above. Sections 5.01 and 5.02 shall cease, terminate and be of no further force or effect as of September 26, 2007.

            (viii) Section 5.01 of the Agreement shall be amended by adding the following paragraph as Section 5.01(h):

         "(h) During the term of this Article V, the Investor agrees to vote all of the shares of voting capital stock received in connection with the consummation of the Plan (including transactions that are a condition thereto) and then owned by it in favor of the directors nominated in accordance with
Section 5.01(d) of this Agreement at each annual meeting of the stockholders of the Company or at any meeting of the stockholders of the Company at which members of the Board of Directors of the Company are to be elected or whenever members of the Board of Directors are to be elected by written consent; provided, however, that following the initial election of the Board of Directors of the Company on the Effective Date, the obligations set forth in this Section 5.01(h) shall be contingent and conditioned upon each of General Electric Capital Corporation (or any affiliate thereof holding shares of capital stock of the Company), the Air Transportation Stabilization Board (the "ATSB")(or any entity having the right to vote shares of capital stock of the Company issued in connection with the guarantee by the ATSB of the ATSB Loan) and the CEO each agreeing in writing with the Investor and the Company to vote its, his or her shares of capital stock received in connection with the consummation of the Plan (including transactions that are a condition thereto) in favor of the directors so nominated in accordance with Section 5.01(d)."

            (ix) Section 5.01 of the Agreement shall be amended by adding the following paragraph as Section 5.01(i):

         "(i) In the event that during the term of this Article V, the Investor sells or otherwise transfers in a private sale transaction shares of capital stock of the Company, the transferee thereof shall agree to be bound by, and at the option of the Investor shall be entitled to the rights and benefits of the Investor, under this Article V as if such transferee were the Investor.

         (j) Amendment to Article VI. Article VI of the Agreement shall be amended by adding the following paragraph as Section 6.04:

         "SECTION 6.04 Material Actions. During the period from January 17, 2003 and continuing until the earlier of the termination of this Agreement or the Closing, except as expressly contemplated by this Agreement, the Company and the Subsidiaries shall not, without the prior written consent of the Investor, take any action or fail to take any action (i) that would result in any of the representations and warranties of the Company herein becoming untrue in any material respect or in any of the conditions to the consummation of the transactions contemplated hereby not being satisfied in any material respect, or (ii) that would reasonably be expected to have a Material Adverse Effect."

         (k) Amendment to Section 7.04. Section 7.04 of the Agreement shall be deleted in its entirety and replaced with the following:

         "SECTION 7.04 Registration Rights Agreement. The Common Stock issued to the Investor pursuant to the Plan and the Class A Common Shares issuable upon (i) the exercise of the Class A-1 Warrants, and (ii) the conversion of the Class B Common Shares shall be registered by the Company under the Securities Act. The Company and the Investor shall use commercially reasonable efforts to promptly enter into a registration rights agreement (the "Registration Rights Agreement") on mutually acceptable terms and conditions, pursuant to which the Company shall file a resale registration statement pursuant to Rule 415 under the Securities Act permitting free resale of the Common Stock issued to the Investor pursuant to the Plan and the Class A Common Shares issuable upon the exercise of the Class A-1 Warrants and upon conversion of the Class B Common Shares promptly after the Closing Date, and use its commercially reasonable efforts to cause to be declared effective and, subject to the conditions set forth in the Registration Rights Agreement, to maintain the effectiveness of such registration statement."

         (l) Amendments to Section 8.01.

            (i) Section 8.01(b) of the Agreement shall be amended by adding the words "and Class B Preferred Shares" immediately after the words "and Class A Preferred Shares" and changing "and Class A Preferred Shares" to ", Class A Preferred Shares".

            (ii) Section 8.01(n) of the Agreement shall be amended by replacing the number "5" with the number "8" and replacing the number "13" with the number "15".

            (iii) Section 8.01 of the Agreement shall be amended by adding the following paragraph as Section 8.01(t):

         "(t) Labor Union Waivers and Consents. The Company shall have received all waivers and consents, if any, that may be required from its labor unions in connection with collective bargaining agreements covering more than two hundred
(200) employees such that such that the execution, delivery, performance or implementation of this Agreement or the compliance with the provisions hereof, the exercise of any rights or powers by the Investor or the consummation of the transactions contemplated hereby or by the Plan would not (i) trigger any "change-of-control" or other similar provision under any collective bargaining agreement to which the Company or any Subsidiary is a party, as such collective bargaining agreements may be amended from time to time, or (ii) trigger any payments to, rights or remedies in favor of, any labor union (or any member thereof) which is a party to a collective bargaining agreement with the Company or any of its Subsidiaries, as such collective bargaining agreement may be amended from time to time, except to the extent that the failure to receive any such waiver or consent with respect to clause (ii) above would not reasonably be expected to have a Material Adverse Effect."

         (m) Amendment to Section 8.02. The first paragraph of Section 8.02 shall be amended by adding the words "and Class B Preferred Shares" immediately after the words "and Class A Preferred Shares" and changing "and Class A Preferred Shares" to ", Class A Preferred Shares".

         (n) Amendment to Section 10.01. Section 10.01(a) of the Agreement shall be deleted in its entirety and replaced with the following:

         "(a) The Company shall reimburse the Investor for all reasonable fees and expenses (the "Expenses") incurred by or on behalf of the Investor in connection with the negotiation, preparation, execution and delivery of the Transaction Documents and the transactions contemplated thereby, including Expenses relating to the consummation thereof and customary post-Closing matters related thereto, including, but not limited to, reasonable fees and expenses of its legal counsel and third-party consultants engaged by it to assist in such transactions and reasonable fees and expenses incurred by the Investor in connection with any due diligence, collateral reviews and field examinations, provided, that reimbursement of Expenses by the Company to the Investor with respect to Houlihan Lokey Howard & Zukin shall be limited to (i) monthly fees, as set forth in the Letter Agreement between the Investor and Houlihan Lokey Howard & Zukin dated August 26, 2002, through March 31, 2003,
(ii) reasonable out of pocket expenses through March 31, 2003, and (iii) a success fee of (a) three million seven hundred fifty thousand dollars ($3,750,000) less (b) fifty percent (50%) of any monthly fees reimbursed by the Company. The Investor will render monthly invoices to the Company for Expenses reimbursable hereunder, which, with respect to Houlihan Lokey Howard & Zukin's out of pocket expenses, shall include appropriate supporting documentation. The Company shall pay to the Investor or its designated affiliate all amounts due under such invoice within ten (10) days of receipt thereof."

         (o) Amendments to Section 10.05. Section 10.05 of the Agreement shall be amended by deleting the word "The" immediately before the words "Retirement Systems of Alabama" and inserting "Holdings LLC" after the words "Retirement Systems of Alabama" in subsection (ii).

         (p) Amendments to Signature Page. The signature page shall be amended by deleting the word "The" immediately before the words "Retirement Systems of Alabama" and inserting "Holdings LLC" after the words "Retirement Systems of Alabama".

         (q) Amendments to Exhibit A.

            (i) Subsection (i) of Exhibit A to the Agreement shall be amended by replacing the following "a majority of the holders of Common Stock" with "the holders of a majority of the Common Stock".

            (ii) Subsection (iv) of Exhibit A to the Agreement shall be amended by replacing the following "2/3 of the holders of the Class B Common Shares" with "the holders of 2/3 of the Class B Common Shares".

            (iii) Subsection (vii) of Exhibit A to the Agreement shall be deleted in its entirety and replaced with the following:

         "(vii) all Equity Securities of the Company, including, without limitation, the shares of Class A Common Shares, Class B Common Shares, Class A-1 Warrants, Class A Preferred Shares, Class B Preferred Shares, Series 1 Class C Preferred Share, Series 2 Class C Preferred Share, Series 3 Class C Preferred Shares and Series 4 Class C Preferred Share, shall be subject to the following limitations:

         (a) Non-Citizen Voting Limitation. In no event shall the total number of shares of Equity Securities held by all Persons who fail to qualify as a "citizen of the United States," as the term is used in Section 40102(a)(15) of Title 49, in any similar legislation of the United States enacted in substitution or replacement therefore, or as interpreted by the Department of Transportation, be entitled to more than 24.9% of the aggregate votes of all outstanding Equity Securities of the Company (the "Cap Amount").

         (b) Allocation of Cap Amounts. The restrictions imposed by the Cap Amount shall be applied pro rata among the holders of Equity Securities who fail to qualify as "citizens of the United States" based on the number of votes the underlying securities are entitled to."

            (iv) The following new subsection (viii) shall be inserted at the end of the existing Exhibit A:

         "(viii) shares of Class B Common Shares shall be convertible into shares of Class A Common Shares on a 1:1 basis at the option of the holder thereof, subject to equitable adjustments for stock splits, adjustments, combinations and like transactions."

         (r) Amendment to Exhibit B. The reference to "$9.60" in subsection
(iv) of Exhibit B to the Agreement shall be replaced with "$7.42".

         (s) Amendment to Exhibit C. Exhibit C to the Agreement, and all references thereto in the Agreement, shall be deleted in their entirety.

         (t) Amendment to Exhibit D. The reference to "Series A-2 Warrants" in subsection (vi) of Exhibit D to the Agreement shall be deleted.

         (u) Amendment to Exhibit E. Exhibit E to the Agreement shall be deleted in its entirety and replaced with the following:

                                   "EXHIBIT E
             CERTIFICATE OF DESIGNATION OF CLASS B PREFERRED SHARES

           The Certificate of Designation of Class B Preferred Shares
                       shall include the following terms:


         (i) The nominal value of each Class B Preferred Share will be $1,000.00.

         (ii) The Class B Preferred Shares will have a maturity of eight (8) years. Upon the maturity of the Class B Preferred Shares, the Company will be required to redeem each Class B Preferred Share in cash out of funds legally available therefor for an amount equal to such share's nominal value plus any accrued and unpaid dividends (the "Redemption Price").

         (iii) From and after the Closing Date, the Company will pay cumulative dividends on the Class B Preferred Shares on a quarterly basis, to the extent not prohibited under applicable Law; provided, however, that to the extent the Company is so legally prohibited from paying any such dividends or any portion thereof, such unpaid dividends shall accrue and be paid immediately upon the removal of such legal prohibition and, in connection therewith, the Company shall take all action reasonably necessary to remove or diminish the scope of such legal prohibition, including, by way of example but not in limitation thereof, causing a revaluation of its assets. Dividends on the Class B Preferred Shares will be paid in cash at a rate of 8% per annum (each, a "Cash Dividend").

         (iv) At any time following the third anniversary of the Closing Date, the Company may redeem for cash each Class B Preferred Share at a redemption price initially equal to 102.5% of the nominal value of such Class B Preferred Share, declining ratably to par following the ninth (9th) anniversary of the Closing Date, plus accrued and unpaid dividends."

         (v) In the event that the Company has not paid a Cash Dividend for five (5) consecutive quarters (a "Payment Default"), the holders of the Class B Preferred Shares shall have the special and exclusive class right to designate one (1) member of the Board for so long as such Payment Default is continuing. The Company shall take all necessary actions to effectuate such right, including by way of example and not limitation thereof, causing the size of the Board to be increased and/or facilitating the resignation of a director to create a vacancy for such new director; provided that upon payment of a Cash Dividend by the Company, such designee will resign from the Board.

         (vi) Each Class B Preferred Share will have one (1) vote on all matters put to the shareholders for a vote."


            (v) Amendment to Exhibit F. Exhibit F to the Agreement shall be deleted in its entirety and replaced with the following:

                                   "EXHIBIT F
             CERTIFICATE OF DESIGNATION OF CLASS C PREFERRED SHARES

           The Certificate of Designation of Class C Preferred Shares
                       shall include the following terms:


         (i) The nominal value of each Class C Preferred Share will be $0.0001.

         (ii) The Class C Preferred Shares will not pay dividends.

         (iii) Each Class C Preferred Share will have a liquidation preference of $0.0001.

         (iv) There will be four series of Class C Preferred Shares.

                  (a) The Series 1 Class C Preferred Share shall be issued to ALPA as the collective bargaining representative of the pilots employed by US Airways, Inc. pursuant to the collective bargaining agreement between ALPA and US Airways in effect as of the Effective Date (the "ALPA CBA").

                  (b) The Series 2 Class C Preferred Share shall be issued to employees (or a representative of such employees) who are subject to the collective bargaining agreement between the Debtors (as reorganized) and IAMAW in effect as of the Effective Date (the "IAMAW CBA").

                  (c) The Series 3 Class C Preferred Shares shall be issued to employees (or a representative of such employees) who are subject to new or amended collective bargaining agreements between the Debtors (as reorganized) and AFA and TWU in effect as of the Effective Date (the "AFA/TWU CBAs").

                  (d) The Series 4 Class C Preferred Share shall be issued to employees (or a representative of such employees) who are subject to the collective bargaining agreement between the Debtors (as reorganized) and CWA in effect as of the Effective Date (the "CWA CBA")


            (v) Maturity.

                  (a) The Series 1 Class C Preferred Share will have a fixed maturity of June 30, 2012. Upon the maturity of the Series 1 Class C Preferred Share, the Company will be required to redeem such Series 1 Class C Preferred Shares in cash out of funds legally available therefor for an amount equal to such share's nominal value.

                  (b) The Series 2 Class C Preferred Share will have a fixed maturity of June 30, 2012. Upon the maturity of the Series 2 Class C Preferred Share, the Company will be required to redeem such Series 2 Class C Preferred Share in cash out of funds legally available therefor for an amount equal to such share's nominal value.

                  (c) The Series 3 Class C Preferred Shares will have a fixed maturity of June 30, 2012. Upon the maturity of the Series 3 Class C Preferred Shares, the Company will be required to redeem such Series 3 Class C Preferred Shares in cash out of funds legally available therefor for an amount equal to such share's nominal value.

                  (d) The Series 4 Class C Preferred Share will have a fixed maturity of June 30, 2012. Upon the maturity of the Series 4 Class C Preferred Share, the Company will be required to redeem such Series 4 Class C Preferred Share in cash out of funds legally available therefor for an amount equal to such share's nominal value.


         (vi) Voting Rights.

                  (a) The holders of the Series 1 Class C Preferred Share (voting as a separate series) shall be entitled to designate and to vote to elect the ALPA Director.

                  (b) The holders of the Series 2 Class C Preferred Share (voting as a separate series) shall be entitled to designate and to vote to elect the IAMAW Director.

                  (c) The holders of the Series 3 Class C Preferred Shares (voting as a separate series) shall be entitled to designate and to vote to elect the AFA/TWU Director.

                  (d) The holders of the Series 4 Class C Preferred Share (voting as a separate series) shall be entitled to designate and to vote to elect the CWA Director.

                  (e) No amendment shall be made to the Certificate of Incorporation or By-Laws of the Company that would materially and adversely affect the rights of any Series of Class C Preferred Shares without the consent of the holder of Class C Preferred Shares so affected.

2. No Other Amendments. Except as expressly amended, modified and supplemented hereby, the provisions of the Agreement are and will remain in full force and effect and, except as expressly provided herein, nothing in this Amendment will be construed as a waiver of any of the rights or obligations of the parties under the Agreement.

3. Governing Law. To the extent not governed by the Bankruptcy Code, this Amendment shall be governed by, and interpreted in accordance with, the Laws of the State of New York applicable to contracts made and to be performed in that State without reference to its conflict of laws rules.

4. Descriptive Headings. Descriptive headings are for convenience only and will not control or affect the meaning or construction of any provisions of this Amendment.

5. Counterparts. This Amendment may be executed in any number of identical counterparts, each of which will constitute an original but all of which when taken together will constitute but one instrument.

6. Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the Company's, RSA's and RSA LLC's successors and assigns.

7. Severability. In the event one or more of the provisions of this Amendment should, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provisions of this Amendment, and this Amendment shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.



                                    * * * *


         IN WITNESS WHEREOF, the Parties hereto have caused this Amendment No. 1 to the Investment Agreement to be executed and delivered by their duly authorized representatives on the date first above written.

                           THE RETIREMENT SYSTEMS OF ALABAMA



                           By:  /s/ William T. Stephens
                                Name: William T. Stephens
                                Title: General Counsel



                           US AIRWAYS GROUP, INC.



                           By:  /s/ Neal S. Cohen
                                Name: Neal S. Cohen
                                Title: Executive Vice President - Finance & CFO



                           RETIREMENT SYSTEMS OF ALABAMA HOLDINGS LLC



                           By:  /s/ William T. Stephens
                                Name: William T. Stephens
                                Title: Secretary